As filed with the Securities and Exchange Commission on May 10, 2000

                                                       Registration No. 333-__

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                ----------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------
                          Telscape International, Inc.
             (Exact Name of Registrant as Specified in Its Charter)


          Texas                      4813                     75-2433637
     (State or Other           (Primary Standard           (I.R.S. Employer
     Jurisdiction of              Industrial            Identification Number)
    Incorporation or          Classification Code
      Organization)                 Number)

                       2700 Post Oak Boulevard, Suite 1000
                              Houston, Texas 77056
                                  713-968-0968
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)
                                ----------------
                                  Todd M. Binet
                                    President
                          Telscape International, Inc.
                       2700 Post Oak Boulevard, Suite 1000
                              Houston, Texas 77056
                                  713-968-0968
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                                ----------------
                        Copies of all communications to:

Dallas Parker                                     W. Robert Dyer, Jr.
Thompson Knight Brown Parker & Leahy L.L.P.     Gardere & Wynne, L.L.P.
Two Allen Center                                3000 Thanksgiving Tower
1200 Smith Street, Suite 3600                       1601 Elm Street
Houston, Texas  77002                          Dallas, Texas 75201-5701
(713) 654-8111                                      (214) 999-4574

                               ----------------

      Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after this Registration Statement becomes effective and all other conditions under the Merger Agreement (described in the Joint Proxy Statement/Prospectus herein) are satisfied or waived.

      If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                               ----------------
                        CALCULATION OF REGISTRATION FEE

                                                         Proposed            Proposed
                                       Amount             Maximum             Maximum            Amount of
Title of Each Class of                 to be          Offering Price         Aggregate          Registration
Securities to be Registered          Registered          Per Unit         Offering Price            Fee
Common Stock, with par         ---------------------- --------------     -----------------     --------------
value of $.001 per share       120,873,548 shares (1)     $ N/A          $ 298,874,790 (2)     $78,902.94 (3)

(1) The maximum number of shares of Telscape common stock issuable in connection with the merger in exchange for shares of Pointe common stock, based on (i) the number of shares of Pointe common stock outstanding on May 8, 2000 (120,873,548 shares) and (ii) the exchange ratio used in the merger (0.223514 shares of Telscape common stock for each share of Pointe common stock).
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and Rule 457(c) of the Securities Act, based on the market value of the Pointe shares to be acquired by Telscape in the merger, as established by the average of the high and low sales prices of Telscape common stock on May 10, 2000, which was $11.063.
(3) The registration fee has been calculated pursuant to Section 6(b) of the Securities Act by multiplying the aggregate offering amount of $298,874,790 by 0.000264. On February 14, 2000, Telscape paid $38,318.41 to the Commission with the filing of its confidential preliminary proxy statement and has, therefor paid the difference with this filing.

                               ----------------
      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                        JOINT PROXY STATEMENT/PROSPECTUS

              YOUR VOTE ON OUR PROPOSED MERGER IS VERY IMPORTANT!

     To the Shareholders of Pointe Communications Corporation and Telscape International, Inc.:

     Pointe and Telscape have agreed to combine in a merger. We believe that this merger will create a stronger competitor in the rapidly changing telecommunications industry. Accordingly, we believe that this merger will benefit the shareholders of both companies, and we ask for your support in voting for the merger proposals at our meetings.

     When the merger is completed, Telscape will issue approximately 12.0 million shares of its common stock to Pointe shareholders based on the number of outstanding shares of Pointe common stock on May 8, 2000, at an exchange ratio of 0.223514 of a share of Telscape common stock for every share of Pointe common stock. Also, for each share of Pointe convertible preferred stock outstanding, Telscape will issue one share of Telscape convertible preferred stock (with rights and preferences substantially the same as the Pointe convertible preferred stock). The shares of common stock and preferred stock issued in the merger will represent, upon conversion, assuming no Pointe warrants or stock options are exercised in connection with the merger, approximately 60% of the outstanding voting power of Telscape. After the merger, Telscape shares held by pre-merger Telscape shareholders will represent approximately 40% of the outstanding voting power of Telscape assuming no Telscape warrants or stock options are exercised in connection with the merger. Telscape common stock is listed on the Nasdaq National Market under the symbol "TSCP." Pointe common stock is traded on the over-the-counter bulletin board under the symbol "PCOM.OB."

     Information about the merger and the other items to be voted on at your company's meeting is contained in this joint proxy statement/prospectus and in the agreement and plan of merger attached as Annex A.

     The boards of directors of both Telscape and Pointe believe the merger is advisable, fair and in the best interests of their respective shareholders, have approved the merger and recommend that their respective shareholders vote FOR proposals relating to the merger as described in the attached materials. We cannot complete the merger unless the shareholders of both companies approve the respective proposals relating to the merger.

     Your vote is important, regardless of the number of shares you own. Please vote as soon as possible to make sure that your shares are represented at your company's meeting. To grant your proxy to vote your shares, complete and return the enclosed proxy card. You may also cast your vote in person at the meeting.

     Very truly yours,

      /s/ E. SCOTT CRIST                            /s/ STEPHEN E. RAVILLE
          E. SCOTT CRIST                                STEPHEN E. RAVILLE
    CHIEF EXECUTIVE OFFICER OF                      CHAIRMAN OF THE BOARD AND
   TELSCAPE INTERNATIONAL, INC.                    CHIEF EXECUTIVE OFFICER OF
                                                POINT COMMUNICATIONS CORPORATION

     CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 13 FOR A DISCUSSION OF POTENTIAL RISKS INVOLVED IN THE MERGER AND FOR THE COMBINED COMPANY.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This joint proxy statement/prospectus is dated May 12, 2000, and is first being mailed to shareholders on or about May 12, 2000.

                          TELSCAPE INTERNATIONAL, INC.
                             2700 POST OAK BOULEVARD
                                   SUITE 1000
                              HOUSTON, TEXAS 77056

                          -----------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE 2, 2000

                          -----------------------------

      We will hold an annual meeting of shareholders of Telscape International, Inc., a Texas corporation, at 9:30 a.m., local time, on June 2, 2000, at the University Club of Houston, 5051 Westheimer, Post Oak Tower, Suite 355, Houston, Texas 77056:

      1. To consider and vote upon a proposal to approve the issuance of shares of Telscape's common stock, par value $.001 per share, Class D Convertible Senior Preferred Stock, par value $.001 per share, and Class E Convertible Senior Preferred Stock, par value $.001 per share pursuant to a merger agreement among Telscape, Pointe Communications Corporation and Pointe Acquisition Corp., a wholly owned subsidiary of Telscape, under which Pointe will become a wholly owned subsidiary of Telscape;

      2.  To elect seven directors of Telscape;

      3. To consider and vote upon a proposal to amend Telscape's Articles of Incorporation to increase the number of authorized shares of common stock, par value $.001 per share, of Telscape from 25,000,000 to 100,000,000, and the number of authorized shares of preferred stock, par value $.001 per share, of Telscape from 5,000,000 to 10,000,000 and to allow the Telscape board to authorize preemptive rights to shareholders;

     To consider and vote upon separate proposals to approve the following stock option plans which are substantially identical to the stock option plans currently in effect for Pointe:

      4.  Telscape International, Inc. 2000 Pay for Performance Stock Option
Plan;

      5. Telscape International, Inc. 2000 Executive Market Value Appreciation Stock Option Plan;

      6.  Telscape International, Inc. 2000 Incentive Stock Option Plan;

      7.  Telscape International, Inc. 2000 Executive Long-Term Plan; and

      8. Telscape International, Inc. 2000 Non-Employee Director Stock Option Plan;

      9. To consider and vote upon a proposal to approve the Telscape International, Inc. 2000 Pay for Performance Stock Option Plan in the event the merger with Pointe is not completed;

     10. To consider and vote upon a proposal to approve the issuance of shares of Telscape's Class C preferred stock, par value $.001 per share, and warrants to purchase Telscape common stock in connection with a loan from Pointe in the principal amount of $10,000,000;

     11. To consider and vote upon a proposal to approve the issuance of shares of Telscape's Class F preferred stock, par value $.001 per share, and warrants to purchase Telscape's common stock in connection with a private placement to certain accredited investors; and

     12. To transact such other business as may properly come before the annual meeting or any adjournment or postponement.

     Only Telscape shareholders of record at the close of business on April 17, 2000, are entitled to notice of and to vote at the annual meeting or any adjournment or postponement.

     For more information about the merger, the merger agreement or related matters and the other matters to be considered at the meeting, please review the accompanying joint proxy statement/prospectus.

                                          By Order of the Board of Directors
                                          /s/ TODD M. BINET
                                              TODD M. BINET
                                              SECRETARY

Houston, Texas
May 12, 2000

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, WE URGE YOU TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THIS JOINT PROXY STATEMENT/PROSPECTUS AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE ANNUAL MEETING. YOU MAY VOTE IN PERSON AT THE ANNUAL MEETING EVEN IF YOU HAVE RETURNED A PROXY.

                        POINTE COMMUNICATIONS CORPORATION
                            1325 NORTHMEADOW PARKWAY
                             ROSWELL, GEORGIA 30076
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE 2, 2000

     We will hold the annual meeting of shareholders of Pointe Communications Corporation, a Nevada corporation, at 1:00 p.m., local time, on June 2, 2000 at the J.W. Marriott Hotel Lenox, 3300 Lenox Road, Atlanta, Georgia 30326:

     1. To consider and vote upon a proposal to approve the merger agreement among Pointe, Telscape International, Inc., a Texas corporation, and Pointe Acquisition Corp., a wholly owned subsidiary of Telscape, under which Pointe will become a wholly owned subsidiary of Telscape;

     2.  To elect six directors of Pointe;

     3. To consider and vote upon a proposal to amend Pointe's Articles of Incorporation to increase the number of authorized shares of Pointe common stock, par value $.00001 per share, from 100,000,000 shares to 200,000,000 shares;

     4. To consider and vote upon a proposal to approve the 1999 Pointe Communications Corporation Pay for Performance Stock Option Plan;

     5. To consider and vote upon a proposal to approve the 1999 Pointe Communications Corporation Executive Market Value Appreciation Stock Option Plan; and

     6. To transact any other business as may properly come before the annual meeting or any adjournment or postponement.

     Only Pointe shareholders of record at the close of business on April 17, 2000 are entitled to notice of and to vote at the meeting or any adjournment or postponement. A list of shareholders entitled to vote at the meeting is available at Pointe's corporate office located at 1325 Northmeadow Parkway, Roswell, Georgia 30076. Any Pointe shareholder may inspect the list for meeting purposes during the ten days before the meeting.

     For more information about the merger, the merger agreement or related matters and the other matters to be considered at the meeting, please review the accompanying joint proxy statement/prospectus.

                                              By Order of the Board of Directors

                                              /s/ CHARLES M. CUSHING
                                                  CHARLES M. CUSHING
                                                  SECRETARY

Roswell, Georgia

May 12, 2000

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, WE URGE YOU TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE IN THE POSTAGE PAID ENVELOPE PROVIDED WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THIS JOINT PROXY STATEMENT/PROSPECTUS AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE ANNUAL MEETING. YOU MAY VOTE IN PERSON AT THE ANNUAL MEETING EVEN IF YOU HAVE RETURNED A PROXY.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                           -----
I.  PROPOSALS
    Questions and Answers About the Merger
    Questions and Answers About the Other Proposals
    Question and Answer About Annual Reports
    Summary ................................................................   1
    Risk Factors ...........................................................  13
    The Telscape Annual Meeting ............................................  24
    The Pointe Annual Meeting ..............................................  27
    PROPOSAL 1 -- The Merger ...............................................  30
    Background of the Merger ...............................................  30
    Telscape's Reasons for the Merger; Recommendation
          of the Telscape Board of Directors ...............................  33
    Pointe's Reasons for the Merger;
          Recommendation of the Pointe Board of Directors ..................  34
    Opinion of Financial Advisor to Telscape ...............................  35
    Material Federal Income Tax Consequences of the Merger .................  41
    Accounting Treatment ...................................................  44
    Interests of Officers and Directors in the Merger ......................  46
    Telscape ...............................................................  46
    Pointe .................................................................  46
    Indemnification; Directors' and Officers' Insurance ....................  47
    The Merger Agreement ...................................................  48
    The Merger .............................................................  48
    Timing of Closing ......................................................  48
    Conversion of Pointe Common Stock ......................................  48
    Conversion of Pointe Options, Warrants and Other Rights ................  48
    Representation on Telscape Board .......................................  48
    Representations and Warranties .........................................  49
    Certain Covenants ......................................................  50
    Conditions to Completion of the Merger .................................  55
    Termination of the Merger Agreement ....................................  56
    Termination Fee and Special Remedies ...................................  57
    Dividend Policies ......................................................  58
    TELSCAPE PROPOSALS .....................................................  59
    PROPOSAL 2  -- Election of Telscape Directors ..........................  59
    PROPOSAL 3  -- Amendment of Telscape Articles of Incorporation .........  60
    PROPOSAL 4  -- Telscape 2000 Pay for Performance Stock Option Plan .....  62
    PROPOSAL 5  -- Telscape 2000 Executive Market Value
                   Appreciation Stock Option Plan ..........................  65
    PROPOSAL 6  -- Telscape 2000 Incentive Stock Option Plan ...............  68
    PROPOSAL 7  -- Telscape 2000 Executive Long-Term Plan ..................  71
    PROPOSAL 8  -- Telscape 2000 Non-Employee Director Stock Option Plan ...  73
    PROPOSAL 9  -- Telscape 2000 Pay for Performance Stock Option Plan .....  75
    PROPOSAL 10 -- Approval of Issuance of Telscape Class C
          Preferred Stock ..................................................  78
    PROPOSAL 11 -- Approval of Issuance of Telscape Class F
          Preferred Stock ..................................................  80
    POINTE PROPOSALS .......................................................  82
    PROPOSAL 2 -- Election of Pointe Directors .............................  82
    PROPOSAL 3 -- Amendment of Pointe Articles of Incorporation ............  83
    PROPOSAL 4 -- Pointe 1999 Pay for Performance Stock Option Plan ........  84
    PROPOSAL 5 -- Pointe 1999 Executive Market Value Appreciation
          Stock Option Plan ................................................  88

                                                                            PAGE
                                                                           -----
II. FINANCIAL INFORMATION
    Unaudited Pro Forma Condensed Consolidated Financial Statements .......   92
    Telscape Selected Consolidated Financial Data .........................   98
    Telscape Management's Discussion and Analysis of Financial
      Condition and Results of Operations .................................   99
    Pointe Selected Consolidated Financial Data ...........................  113
    Pointe Management's Discussion and Analysis of Financial
      Condition and Results of Operations .................................  122
    Telscape Business .....................................................  133
    Telscape's Management .................................................  154
    Pointe Business .......................................................  165
    Pointe Management .....................................................  186
III. CERTAIN LEGAL INFORMATION
    Comparison of Telscape and Pointe Shareholder Rights ..................  197
    Description of Telscape Capital Stock .................................  202
    Description of Pointe Capital Stock ...................................  205
IV. ADDITIONAL INFORMATION FOR
      SHAREHOLDERS
    Future Shareholder Proposals ..........................................  208
    Telscape ..............................................................  208
    Pointe ................................................................  208
    Experts ...............................................................  208
    Legal Matters .........................................................  208
    Where You Can Find More Information ...................................  209
    Index to Financial Statements .........................................  F-1

Annexes
    Annex A -- Amended and Restated Agreement and Plan of Merger ..........  A-1
    Annex B -- Fairness Opinion of Kaufman Bros., L.P. ....................  B-1
    Annex C -- Nevada Dissenters' Rights ..................................  C-1

                                  I. PROPOSALS
                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  WHY ARE THE COMPANIES PROPOSING THE MERGER?

A: Telscape and Pointe are merging to create a stronger telecommunications company targeted at the U.S. Hispanic and Latin American markets. By combining Telscape's fiber optic network which has been constructed in Mexico and related services with Pointe's U.S. Hispanic competitive local exchange carrier strategy and presence in Central and South America, we expect that the combined company will be able to create a stronger company that will be one of the few telecommunications companies operating in both the U.S. and parts of Latin America.

Q:  WHAT WILL POINTE COMMON SHAREHOLDERS RECEIVE IN THE MERGER?

A: If the merger is completed, Pointe common shareholders will receive 0.223514 of a share of Telscape common stock for each share of Pointe common stock they own. Telscape will not issue fractional shares of common stock. Instead of a fractional share, Pointe common shareholders will receive cash based on the market price of Telscape common stock.

Q:  WHAT WILL POINTE PREFERRED SHAREHOLDERS RECEIVE IN THE MERGER?

A: If the merger is completed, Pointe preferred shareholders will receive one share of Telscape preferred stock for each share of Pointe preferred stock they own. The rights and preferences of the Telscape preferred stock will be substantially identical to that of the Pointe preferred stock.

Q:  WHEN DO WE EXPECT TO COMPLETE THE MERGER?

A: We are working to complete the merger in the spring of 2000. Because the merger is subject to governmental and other regulatory approvals, however, we cannot predict the exact timing.

Q:  SHOULD POINTE SHAREHOLDERS SEND IN THEIR STOCK CERTIFICATES NOW?

A: No. After we complete the merger, Telscape will send instructions to Pointe shareholders explaining how to exchange their shares of Pointe capital stock for the appropriate number of shares of Telscape capital stock.

Q:  SHOULD TELSCAPE SHAREHOLDERS SEND IN THEIR STOCK CERTIFICATES?

A: No. Telscape shareholders will continue to own their shares of Telscape capital stock after the merger and should continue to hold their stock certificates.

Q:  HOW DO I VOTE?

A: Mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the appropriate shareholders' meeting. You may also attend the meeting in person instead of submitting a proxy. If your shares are held in "street name" by your broker, your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q:  CAN I CHANGE MY VOTE AFTER MAILING MY PROXY?

A: Yes. You may change your vote by delivering a signed notice of revocation or a later-dated, signed proxy card to the corporate secretary of Telscape or Pointe, as appropriate, before the appropriate shareholder meeting, or by attending the shareholder meeting and voting in person.

Q:  ARE THERE RISKS I SHOULD CONSIDER IN DECIDING WHETHER TO VOTE FOR THE
    MERGER?

A: Yes. We have set out under the heading "Risk Factors" beginning on page 13 of this joint proxy statement/prospectus a number of risk factors that you should consider.

Q:  WHOM CAN I CALL WITH QUESTIONS ABOUT THE MERGER?

A: If you are a Pointe shareholder with questions about the merger, please call Pointe's Chief Financial Officer, Richard P. Halevy at (770) 432-6800.

    If you are a Telscape shareholder with questions about the merger, please call Telscape's Chief Accounting Officer, Paul D. Freudenthaler, at (713) 968-0968.

                 QUESTIONS AND ANSWERS ABOUT THE OTHER PROPOSALS

Q: WHY ARE THE TELSCAPE SHAREHOLDERS BEING ASKED TO INCREASE THE AUTHORIZED SHARES OF TELSCAPE?

A: The Telscape shareholders are being asked to approve an increase in Telscape's authorized shares of common stock and preferred stock because after the merger, Telscape may be required to issue more shares than it currently is authorized to issue if all option holders, warrant holders, convertible preferred stock holders or holders of other convertible instruments elect to convert. In addition, Telscape's board of directors believes that it is in Telscape's best interest to authorize sufficient additional shares for future use.

Q: WHY ARE THE POINTE SHAREHOLDERS BEING ASKED TO INCREASE THE AUTHORIZED SHARES OF POINTE?

A: The Pointe shareholders are being asked to approve an increase in Pointe's authorized shares of common stock because if all of Pointe's option holders, warrant holders, preferred stock holders or holders of other convertible instruments elect to convert, Pointe will not have enough authorized shares to accommodate all requests. Therefore, if the merger is not completed, Pointe needs additional authorized shares to continue its operations. In addition, Pointe's board of directors believes that it is in Pointe's best interest to authorize sufficient additional shares for future use.

Q: WHY ARE THE TELSCAPE SHAREHOLDERS BEING ASKED TO APPROVE THE TELSCAPE STOCK OPTION PLANS?

A: The Telscape shareholders are being asked to approve the Telscape stock option plans to provide an incentive to officers, directors and employees of Telscape to work to have an opportunity to earn ownership in Telscape. Also, the Telscape shareholders are being asked to adopt these plans because they are similar to the plans currently in effect for Pointe, and Telscape, after the merger is completed, will honor options granted under Pointe's plans by issuing options for Telscape common stock with terms substantially the same as the options under Pointe's plans. Also, the IRS requires that certain types of stock option plans be approved by shareholders.

    The Telscape shareholders also are being asked to adopt a separate stock option plan which will be Telscape's primary stock option plan to attract and retain key officers and employees in the event the merger with Pointe is not completed.

Q: WHY ARE THE POINTE SHAREHOLDERS BEING ASKED TO APPROVE THE POINTE STOCK OPTION PLANS?

A: The Pointe shareholders are being asked to approve the Pointe stock option plans because the IRS requires that these types of stock option plans be approved by shareholders. If the merger is not completed, Pointe wants to continue to have the ability to attract and retain key officers, directors and employees by offering those individuals opportunities to earn ownership in Pointe.

Q:  WHY ARE THE POINTE SHAREHOLDERS BEING ASKED TO ELECT DIRECTORS OF POINTE?

A: The Pointe shareholders are being asked to elect six directors of Pointe to serve with the three directors designated by holders of Pointe preferred stock. If the merger is not completed, the directors that the Pointe shareholders elect will continue to serve as Pointe's directors.

Q:  WHY ARE THE TELSCAPE SHAREHOLDERS BEING ASKED TO ELECT DIRECTORS OF
    TELSCAPE?

A: The Telscape shareholders are being asked to elect directors of Telscape to serve until the earlier of the next annual meeting of Telscape's shareholders or until the merger is completed. If the merger is not completed, the directors that the Telscape shareholders elect will continue to serve as Telscape's directors.

Q: WHY ARE THE TELSCAPE SHAREHOLDERS BEING ASKED TO APPROVE THE ISSUANCE OF TELSCAPE'S NEWLY DESIGNATED CLASS C PREFERRED STOCK?

A: The Telscape shareholders are being asked to approve the issuance of Telscape's Class C preferred stock because, if the merger is not completed, the Class C preferred stock and warrants to purchase Telscape common stock will be issued upon the conversion of a $10,000,000 loan from Pointe to Telscape. The number of shares of common stock into which the preferred stock and warrants are convertible will exceed 20% of Telscape's common stock. The Nasdaq National Market, on which Telscape's common stock is listed, requires shareholders to approve an issuance of more than 20% of a company's outstanding common stock.

Q: WHY ARE THE TELSCAPE SHAREHOLDERS BEING ASKED TO APPROVE THE ISSUANCE OF TELSCAPE'S NEWLY DESIGNATED CLASS F PREFERRED STOCK?

A: The Telscape shareholders are being asked to approve the issuance of Telscape's Class F preferred stock because, prior to completing the merger, the Class F preferred stock and warrants to purchase common stock will be convertible or exercisable into more than 20% of Telscape's outstanding shares of common stock. The Nasdaq National Market rules require shareholder approval.

                    QUESTION AND ANSWER ABOUT ANNUAL REPORTS

Q: WHY IS THIS JOINT PROXY STATEMENT/PROSPECTUS NOT ACCOMPANIED BY AN ANNUAL REPORT FOR EITHER TELSCAPE OR POINTE?

A: The Companies did not include a separate annual report because the relevant information in an annual report is included in this joint proxy statement/prospectus. If any shareholder desires to obtain a copy of either Telscape's or Pointe's annual report on Form 10-K, the shareholder can copy the report at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Additionally, the filing can be obtained at the web site maintained by the SEC at:
    "http://www.sec.gov." A copy of the report also can be obtained by contacting:

Paul Freudenthaler,                            Richard P. Halevy,
Chief Accounting Officer,                      Chief Financial Officer
Telscape International, Inc.                   Pointe Communications Corporation
2700 Post Oak Boulevard, Suite 1000            1325 Northmeadow Parkway
Houston, Texas 77056                           Roswell, Georgia 30076
(713) 968-0968                                 (770) 432-6800

                                     SUMMARY

     This summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read this document carefully as well as the appendices and other documents to which we refer you. See "Where You Can Find More Information" on page 209. We have indicated page references parenthetically to direct you to a more complete description of the topics in this summary.

THE COMPANIES

        TELSCAPE INTERNATIONAL, INC.
        2700 Post Oak Boulevard, Suite 1000
        Houston, Texas 77056
        (713) 968-0968

     Telscape is a U.S. based, fully integrated communications company. Telscape supplies voice, video, data and Internet services principally to and from Latin America. Telereunion, S.A. de C.V., one of its subsidiaries, has built a state-of-the-art fiber optic network in Mexico that will have the capabilities to reach a large part of the Mexican population. Telscape also owns and operates a satellite teleport facility in Silicon Valley, CA, which delivers an array of telecommunications services to customers throughout North, Central and South America. In addition, Telscape provides a full range of network solutions services and products in Mexico to major public and private sector customers. Telscape believes that it is well positioned to capitalize on the opportunities presented by the large and growing telecommunications services market. Over the next 12 months, it intends to expand significantly its telecommunications operations that use its own equipment and transmission lines. Telscape also intends to broaden its service offerings in markets where it has established, or expects to establish, a significant presence.

        POINTE COMMUNICATIONS CORPORATION
        1325 Northmeadow Parkway
        Roswell, Georgia 30076
        (770) 432-6800

     Pointe is an international facilities based communications company serving residential and commercial customers in the U.S., Central and South America. Pointe and its subsidiaries provide enhanced telecommunications products and services, including local, long distance, Internet, international private line, carrier services, prepaid calling card and telecommuting services, with a focus on the Hispanic community both domestically and internationally. Pointe is also a competitive local exchange carrier (CLEC), which provides local and long distance telephone and data services in selected markets. Pointe believes that its ethnically focused strategy and its state-of-the-art network combine to create a unique approach to the telecommunications market.

THE MERGER (SEE PAGE 30)

     Pointe and Telscape have entered into a merger agreement that provides for the merger of Pointe and a newly formed subsidiary of Telscape, which will result in Pointe becoming a wholly owned subsidiary of Telscape. Shareholders of Pointe will become shareholders of Telscape following the merger, and each share of Pointe common stock will be exchanged for 0.223514 of a share of Telscape common stock. Additionally, each share of Pointe's preferred stock will be exchanged for one share of Telscape's preferred stock with rights and preferences substantially identical to the Pointe preferred stock. We urge you to read the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus, carefully and in its entirety.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (SEE PAGE 41)

     Pointe and Telscape intend that the merger will qualify as a reorganization within the meaning of the Internal Revenue Code. If the merger qualifies as a reorganization, Pointe shareholders generally will not recognize gain or loss for United States federal income tax purposes upon the receipt of Telscape capital stock in the merger, although Pointe shareholders will recognize gain or loss upon the receipt of any cash instead of a fractional share of Telscape common stock. It is a condition to completion of the merger that Pointe receive a tax opinion that the merger should constitute a reorganization within the meaning of the Internal Revenue Code.

     TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND UPON THE FACTS OF YOUR SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.

ABILITY TO SELL TELSCAPE STOCK AFTER THE MERGER

     All shares of Telscape common stock that holders of Pointe's common stock receive in connection with the merger will be registered on Telscape's Form S-4, filed in connection with the merger, and will be freely transferable unless the holder is considered an "affiliate" of either Telscape or Pointe for purposes of the Securities Act. Shares of Telscape common stock held by these affiliates may be sold only under a registration statement or exemption under the Securities Act.

     Preferred shareholders of Pointe, along with any holders of convertible or exercisable securities of Pointe, who convert or exercise their preferred stock or other convertible or exercisable securities prior to the merger will become holders of Pointe's common stock and will receive shares of Telscape common stock registered on Telscape's Form S-4. If the preferred shareholders or holders of convertible or exercisable securities convert or exercise their shares after the merger, such shareholders will receive "restricted" stock, as the term is defined under the Securities Act, which can be resold only under a registration statement or exemption under the Securities Act.

DISSENTERS' AND APPRAISAL RIGHTS (SEE PAGE 43)

     Shareholders of Pointe who do not vote in favor of the merger agreement and the merger and who otherwise comply with the requirements of the Nevada General Corporation Law relating to dissenters' and appraisal rights will be entitled to receive an amount in cash equal to the fair market value of their Pointe capital stock. The fair market value of shares of Pointe common stock may be more or less than the value of Telscape common stock to be paid to the other Pointe shareholders in the merger. Dissenting Pointe shareholders must precisely follow specific procedures to exercise this right, or the right may be lost. These procedures are described in this joint proxy statement/prospectus, and the relevant provisions of Nevada law are attached as Annex C to this joint proxy statement/prospectus. Shareholders of Telscape will not be entitled to any dissenters' or appraisal rights.

OPINION OF TELSCAPE'S FINANCIAL ADVISOR (SEE PAGE 35)

     In deciding to approve the merger, Telscape's board of directors considered the opinion issued by its financial advisor, Kaufman Bros., L.P., who have issued their opinion that the share exchange ratio is fair from a financial point of view to Telscape and its shareholders. The full text of the written opinion of Kaufman Bros., L.P., dated December 31, 1999, and as restated on April 17, 2000, is attached as Annex B to this joint proxy statement/prospectus. You should read this opinion in its entirety.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS REGARDING THE MERGER (SEE PAGE 32)

     The Pointe and Telscape boards of directors each have determined that the terms and conditions of the merger are fair to, and in the best interests of, its company's shareholders. The Pointe board unanimously recommends that Pointe shareholders vote FOR approval of the merger agreement and the merger, and the Telscape board unanimously recommends that Telscape shareholders vote FOR issuing the shares of Telscape capital stock required to be issued in the merger.

INTERESTS OF OFFICERS AND DIRECTORS IN THE MERGER (SEE PAGE 46)

     When considering the recommendations of the Pointe and Telscape boards, shareholders should be aware that directors and officers of Pointe and Telscape have the following interests in the merger that may be different from, or in addition to, those of other shareholders:

    o As a result of the merger, previously unvested options to purchase shares of Telscape common stock will automatically vest for Todd M. Binet, Telscape's President, Chief Financial Officer and a director, for Paul Freudenthaler, Telscape's Chief Accounting Officer, and for Jesse Morris, Telscape's Vice President of Strategic Planning.

    o Telscape has agreed to honor for a period of six years without modification any rights to indemnification or exculpation from liabilities for acts or omissions occurring at or prior to the consummation of the merger as they existed at the time the merger agreement was signed in favor of officers and directors of Pointe and its subsidiaries as provided in their respective charters or bylaws.

    o The merger agreement provides that, upon completion of the merger, the board of directors of Telscape shall consist of six designees of Pointe and three designees of Telscape. The directors designated by Pointe are:

            o   Stephen E. Raville

            o   Gerald F. Schmidt

            o   David C. Lee

            o   Darryl B. Thompson

            o   Rafic A. Bizri

            o   William P. O'Reilly

        The directors designated by Telscape are:

            o   E. Scott Crist

            o   Jack M. Fields, Jr.

            o   Manuel Landa

    o Certain officers and directors of Pointe hold convertible debentures evidencing obligations owed by Pointe to the debentures holders, and these debentures will be exchanged for Telscape convertible debentures with substantially identical terms.

    o One director of Pointe has an interest in a debt obligation owed by Telscape which is independent of and not conditioned on the merger.

     As a result, Pointe's and Telscape's directors and officers may be more likely to vote to approve the merger proposals than shareholders generally.

CONDITIONS TO COMPLETION OF THE MERGER (SEE PAGE 55)

     We will complete the merger only if we satisfy or agree to waive several conditions, some of which are:

    o the merger agreement and the merger must be approved by Pointe's shareholders, and the issuance of Telscape capital stock in the merger and the increase in authorized shares of Telscape capital stock must be approved by Telscape's shareholders;

    o all necessary consents, approvals and authorizations from governmental entities must be obtained, except where a failure to obtain the consent, approval or authorization could not be reasonably expected to have a material adverse effect on Telscape or Pointe;

    o no court of competent jurisdiction or governmental entity will have issued or entered any order, writ, injunction or decree making the merger illegal or otherwise preventing its completion;

    o we must receive an opinion from Arthur Andersen LLP stating that the merger should qualify as a tax-free reorganization;

    o all necessary consents and approvals must be obtained from significant Telscape creditors, except where a failure to obtain the consent, approval or authorization could not be reasonably expected to have a material adverse effect on Telscape or Pointe; and

    o the representations and warranties in the merger agreement must be true and correct except where failures to be true and correct could not reasonably be expected to have a material adverse effect on either party.

     If either Telscape or Pointe waives any conditions, we will consider the facts and circumstances at that time and determine whether completion of the merger requires a resolicitation of proxies.

RESTRICTIONS ON SOLICITATION (SEE PAGE 51)

     The merger agreement prohibits each of us from soliciting or participating in discussions with third parties about transactions alternative to the merger. However, we are not prohibited from taking a position regarding certain unsolicited tender offers, exchange offers or takeover proposals in accordance with fiduciary duties.

POINTE NOTE (SEE PAGE 52)

     Pointe has committed to loan Telscape $10,000,000 pursuant to a note that will be convertible into Class C Convertible Senior Preferred Stock and warrants to purchase Telscape common stock in certain circumstances including, at the election of Pointe, should the merger not be consummated. As of April 13, 2000, Telscape has drawn down approximately $7,950,000 on the Pointe Note.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 56)

     We may mutually agree to terminate the merger agreement at any time before the merger is completed. The merger agreement may also be terminated by Telscape or Pointe for several other reasons, some of which are:

    o if the merger is not completed, without the fault of the terminating party, by June 30, 2000;

    o if the conditions to completion of the merger would not be satisfied because of either a breach of a representation or warranty or covenant in the merger agreement by the other party, if the breaching party does not cure the breach within 10 business days after receiving notice of the breach from the other party;

    o if the Telscape shareholders do not approve the issuance of Telscape capital stock or the increase in the authorized shares of Telscape common stock at the Telscape annual meeting; or

    o if the Pointe shareholders do not approve the merger agreement, the merger and the related transactions at the Pointe annual meeting.

     The merger agreement may be terminated by Telscape if the following occurs:

    o Pointe's board withdraws or modifies in a manner adverse to Telscape its recommendation that its shareholders approve the merger agreement and the merger; or

    o Pointe fails to comply with the nonsolicitation provisions of the merger agreement.

     The merger agreement may be terminated by Pointe if the following occurs:

    o Telscape's board withdraws or modifies in a manner adverse to Pointe its recommendation as to the issuance of the Telscape capital stock in the merger; or

    o Telscape fails to comply with the nonsolicitation provisions of the merger agreement.

TERMINATION FEE AND SPECIAL REMEDIES (SEE PAGE 57)

     In the event the merger agreement is terminated for certain reasons, we have acknowledged that the damages would be difficult to determine and have agreed to certain remedies, including a termination fee of $5,000,000 payable to the nondefaulting party. Upon termination of the merger agreement for certain reasons, the Pointe Note and termination fee will be convertible into shares of Telscape Class C preferred stock that will be convertible into shares of Telscape common stock at a rate of $8.20 per share. Also, the Pointe Note will be accelerated and payable within 30 days of demand in the event the merger agreement is terminated for certain reasons. If Telscape defaults in the payment of the Pointe Note, the Pointe Note will be convertible into Telscape Class C preferred stock that will be convertible into Telscape common stock at a rate of $5.00 per share.

EXPENSES (SEE PAGE 51)

     Telscape and Pointe will pay their own costs and expenses in connection with the merger, whether or not the merger is consummated. However, Telscape and Pointe will each pay fifty percent of the costs and expenses relating to the preparation of this joint proxy statement/prospectus and the pre-merger notification filing under the Hart-Scott-Rodino Act if the merger is not consummated. Also, Telscape will reimburse Pointe for all costs related to the preparation of the Pointe Note and any conversion of the Pointe Note.

ANTICIPATED ACCOUNTING TREATMENT OF THE MERGER (SEE PAGE 44)

     It is anticipated that the merger will be accounted for as a purchase business combination with Pointe treated as the acquiror. The assets and liabilities of Telscape will be recorded at fair value with the excess of the purchase price over the fair value of assets and liabilities acquired recorded as goodwill. The allocation of the purchase price in the merger is expected to result in approximately $211.3 million of goodwill and other intangibles.

     Pointe and Telscape will be treated as separate entities for periods prior to the closing, and thereafter, the consolidated financial statements will include the accounts of both Pointe and Telscape.

ADDITIONAL PROPOSALS

     TELSCAPE

     Telscape is asking its shareholders to approve an amendment to its articles of incorporation which will increase the number of shares of common stock and preferred stock that Telscape is authorized to issue and to allow the Telscape board to authorize preemptive rights to shareholders. The purpose of the amendment is to allow Telscape enough shares to complete the merger and to provide for conversion or exercise of convertible instruments held after the merger. If all of the convertible instruments were converted immediately after the merger, Telscape would need to have available approximately 49.1 million shares of its common stock.

     Telscape also is asking its shareholders to consider and separately approve the adoption of five new stock option plans which are substantially identical to the stock option plans currently in place for Pointe. The current option holders under the Pointe plans will be able to exercise their options for Telscape common stock, adjusted by the conversion ratio in the merger of 0.223514 of a share of Telscape common stock for every one share of Pointe common stock. After the merger, Telscape will use the option plans to attract and retain key officers, directors and employees. If the merger is not completed, Telscape will put in place only the Pay for Performance Stock Option Plan.

     Telscape has executed a promissory note to Pointe in the principal amount of $10,000,000 in connection with the merger. If the merger is not completed, the note will convert into 100,000 shares of Class C preferred stock and warrants to purchase 500,000 shares of Telscape's common stock at $7.00 per share. The Class C preferred stock and warrants have mandatory dividend requirements and anti-dilution provisions which allow the holders to maintain their voting power. Telscape shareholders are being asked to approve the issuance of the Class F preferred stock to comply with the rules of the Nasdaq National Market.

     In connection with a $29,575,000 private placement and exchange of an additional $2,000,000 of debt to equity, Telscape has authorized the issuance of 315,750 shares of newly designated Class F Convertible Senior Preferred Stock that has a stated value of $100.00 per share. The Class F preferred stock has mandatory dividend requirements and anti-dilution provisions which allow the holders to maintain their voting power. Telscape also authorized the issuance of warrants to purchase 1,925,306 shares of its common stock in connection with this private placement. The warrants terminate on the fifth anniversary of the date of issuance. The exercise price of the warrants is $10.00 per share, subject to adjustment in the same manner as the Class F preferred stock. Telscape shareholders are being asked to approve the issuance of the Class F preferred stock to comply with the rules of the Nasdaq National Market.

     Telscape is asking its shareholders to elect seven directors to serve on the board of directors until the next annual meeting; however, if the merger is completed, Telscape's board of directors will be increased to nine members, of which Telscape will designate three and Pointe will designate six. If the merger is not completed, Telscape's seven elected directors will continue to serve Telscape as its directors.

     POINTE

     Pointe is asking its shareholders to approve an amendment to its articles of incorporation which will increase the number of shares of common stock that Pointe is authorized to issue. The purpose of the amendment is to authorize enough shares to allow Pointe to fulfill requests by option holders, warrant holders, preferred stock holders or holders of other convertible securities to convert their instruments into Pointe common stock. If all of the convertible instruments were converted immediately, Pointe would need to have available approximately 123 million shares of its common stock. If the merger is not completed, Pointe will need the increase in its authorized shares to be able to meet its potential obligations to issue shares and to issue shares in the future for appropriate corporate purposes.

     Pointe also is asking its shareholders to consider and separately approve the adoption of two new stock option plans that are required by the IRS to be approved by shareholders. Also, if the merger is not completed, Pointe plans to use the option plans to attract and retain key officers, directors and employees.

     Pointe is asking its shareholders to elect six directors to fill the remaining positions on its nine member board of directors. Pointe's Class A and Class B preferred shareholders have designated directors for the other three positions. The directors will serve Pointe until the next meeting of its shareholders if the merger with Telscape is not completed.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS REGARDING THE OTHER PROPOSALS

     The Pointe and Telscape boards of directors each have determined the additional proposals are fair to, and in the best interests of, its company's shareholders. The Pointe and Telscape boards separately recommend that their shareholders vote FOR the additional proposals, including voting to elect the nominees for directors to serve each company if the merger is not completed.

SHAREHOLDER APPROVALS

     POINTE SHAREHOLDERS (SEE PAGE 27)

     The holders of a majority of the outstanding shares of Pointe common stock and preferred stock, voting as one class, must approve the merger agreement and the merger and the amendment to Pointe's articles of incorporation to increase its authorized shares of common stock. Also, the holders of a majority of the shares of Pointe common stock and preferred stock, voting as one class, entitled to vote and voting, in person or by proxy, at the Pointe meeting must approve the adoption of the stock option plans. Additionally, a plurality of the shares of Pointe common stock and preferred stock entitled to vote and voting, in person or by proxy, at the Pointe meeting, voting as a single class, will elect each director. In addition, the Class A preferred shareholders have designated two board members, and the Class B preferred shareholders have designated one board member. Pointe shareholders are entitled to cast one vote per share of Pointe common stock owned or which the preferred stock is convertible into at the close of business on April 17, 2000.

     TELSCAPE SHAREHOLDERS (SEE PAGE 24)

     The holders of a majority of the shares of Telscape common stock entitled to vote and that are present or represented by proxy at the Telscape meeting must approve the issuance of Telscape capital stock in the merger, the issuance of Telscape capital stock upon the conversion of the $10,000,000 Pointe Note, the issuance of Telscape capital stock in the private placement, and the adoption of each of the stock option plans. Also, the holders of at least a majority of the outstanding shares of Telscape common stock must approve the amendment of Telscape's articles of incorporation for the purpose of increasing its authorized shares of common and preferred stock. Telscape shareholders are entitled to cast one vote per share of Telscape common stock owned at the close of business on the record date.

          COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

     Telscape common stock is listed on the Nasdaq National Market under the symbol "TSCP." Pointe's common stock is traded on the over-the-counter bulletin board under the symbol "PCOM.OB." The following table shows, for the calendar quarters indicated, based on published financial sources (1) the high and low last reported closing prices per share of Telscape common stock as reported on Nasdaq Composite Tape and (2) the high and low bid prices reported for Pointe by the National Quotations Bureau, L.L.C. Telscape and Pointe have not paid any cash dividends on their common stock to date. The payment of dividends, if any, in the future is within the discretion of the Telscape and Pointe boards and will depend on each company's earnings, capital requirements and financial condition, and may be restricted by credit arrangements entered into by either company. It is the present intentions of the Telscape board to retain all earnings, if any, for use in business operations and accordingly, the Telscape board does not expect to declare or pay any dividends in the foreseeable future.

                                            TELSCAPE               POINTE
                                          COMMON STOCK          COMMON STOCK
                                      --------------------  --------------------
                                        HIGH        LOW       HIGH        LOW
                                      ---------  ---------  ---------  ---------
1998
     First Quarter...................    17.625      8.250      1.421       .797
     Second Quarter..................    23.188     14.125      1.687       .875
     Third Quarter...................    16.375      7.000      1.687       .781
     Fourth Quarter..................    10.250      6.688      1.156       .594
1999
     First Quarter...................     9.375      6.563      1.437       .781
     Second Quarter..................     8.250      5.938      1.969      1.125
     Third Quarter...................     8.938      6.438      2.563      1.750
     Fourth Quarter..................    12.875      6.000      2.500      1.875
2000
     First Quarter...................    21.000     11.250      2.750      2.094
     Second Quarter (through May 11,
       2000).........................    19.875     10.625      3.687      2.062
                                      ---------  ---------  ---------  ---------

     On November 30, 1999, the last full trading day prior to the public announcement by Telscape and Pointe of their intention to merge, the last reported closing prices per share of Telscape common stock and Pointe common stock were $9.4375 and $2.00, respectively. On January 3, 2000, the last full trading day prior to the announcement of the signing of the merger agreement, the last reported closing prices per share of Telscape and Pointe stock were $12.6875 and $2.0938, respectively. On May 11, 2000 the most recent practicable date prior to the mailing of this joint proxy statement/prospectus, the last reported closing prices per share of Telscape and Pointe stock were $10.625 and $2.468, respectively. Shareholders are urged to obtain current market quotations prior to making any decision with respect to the merger.

                       SELECTED HISTORICAL AND UNAUDITED

                            PRO FORMA FINANCIAL DATA

     We are providing the following information to aid you in your analysis of the financial aspects of the merger and the related transactions. This information is only a summary, and you should read it in conjunction with our historical and unaudited pro forma financial statements and related notes that are included in this joint proxy statement/prospectus. See "Unaudited Pro Forma Condensed Consolidated Financial Statements."

                 SELECTED HISTORICAL FINANCIAL DATA OF TELSCAPE

     The following table sets forth selected financial data for Telscape for each of the fiscal years ended December 31, 1998 and 1999 and the three months ended March 31, 1999 and 2000 (in thousands, except per share data):

                                       AS OF OR FOR THE      AS OF OR FOR THE
                                             YEAR              THREE MONTHS
                                      ENDED DECEMBER 31,     ENDED MARCH 31,
                                     --------------------  --------------------
                                       1998       1999       1999       2000
                                     ---------  ---------  ---------  ---------
STATEMENT OF OPERATIONS DATA:
  Total revenues...................  $ 132,179  $ 106,833     26,564     23,224
  Operating income (loss) from
  continuing operations............      2,171    (17,968)    (2,571)    (5,038)
  Net loss.........................     (1,030)   (19,475)    (2,864)    (7,799)
  Basic loss per share from
    continuing operations..........      (0.20)     (2.92)     (0.46)     (0.77)
  Basic loss per share.............      (0.20)     (2.92)     (0.47)     (0.97)
  Weighted average common shares
    outstanding....................      5,052      6,670      6,065      8,010
  Diluted loss per share from
    continuing operations..........      (0.20)     (2.92)     (0.46)     (0.77)
  Diluted loss per share...........      (0.20)     (2.92)     (0.47)     (0.97)
  Diluted weighted average common
    shares outstanding.............      5,052      6,670      6,065      8,010
BALANCE SHEET DATA:
  Cash, cash equivalents and
    short-term investments.........      9,631      5,419                 2,848
  Current assets...................     32,746     29,997                25,892
  Property and equipment, net......     14,576     58,468                63,330
  Goodwill and other intangibles,
    net............................     31,416     32,342                31,737
  Total assets.....................     80,331    127,140               129,565
  Notes payable and capital lease
    obligations....................     13,133     38,761                44,291
  Stockholders' equity.............     34,926     27,044                21,032

                  SELECTED HISTORICAL FINANCIAL DATA OF POINTE

     The following table sets forth financial data for Pointe for each of the fiscal years ended December 31, 1998 and 1999 and the three months ended March 31, 1999 and 2000 (in thousands, except per share data):

                                                              AS OF OR FOR THE THREE
                                       AS OF OR FOR THE YEAR          MONTHS
                                        ENDED DECEMBER 31,        ENDED MARCH 31,
                                       ---------------------  -----------------------
                                         1998        1999         1999        2000
                                       ---------  ----------  ------------  ---------
STATEMENT OF OPERATIONS DATA:
  Total revenues.....................  $  27,260  $   51,295  $     11,553  $  14,233
  Operating loss.....................     (9,011)    (21,957)       (2,573)    (6,233)
  Net loss available to common
     stockholders....................     (9,147)    (62,797)       (3,659)    (7,919)
  Basic and diluted net loss per
     share...........................      (0.22)      (1.36)        (0.08)     (0.15)
  Weighted average common shares
     outstanding.....................     42,144      46,204        45,343     51,841
BALANCE SHEET DATA:
  Cash, cash equivalents and
     short-term investments..........      1,255      21,220         2,873      5,772
  Current assets.....................      6,257      30,045         8,496     23,278
  Property and equipment, net........     14,488      24,317        15,945     31,335
  Goodwill and other intangibles,
     net.............................     20,404      19,851        20,060     19,512
  Total assets.......................     42,222      76,890        45,903     76,606
  Notes payable and capital lease
     obligations.....................     16,295      18,172        23,482     13,481
  Stockholders' equity...............     12,385      42,822         9,448     41,305

                            SELECTED PRO FORMA DATA

     The following unaudited pro forma condensed consolidated financial data is presented assuming the merger will be accounted for as a purchase with Pointe considered the acquiror. The pro forma condensed consolidated balance sheets have been prepared as if the merger, the issuance of Class F preferred stock for which firm commitments have been received, the conversion of Telecommute Solutions, Inc., a Pointe partially owned subsidiary (TCS), Class A preferred stock into common stock, the issuance by TCS of its Class B preferred stock, the conversion of various debt instruments of Telscape into equity, and the funding of $16.1 million of additional debt under the Lucent facility. The pro forma condensed consolidated statements of operations data have been prepared as if the transactions had been consummated at January 1, 1999 with the exception of the $16.1 million funding which is assumed to take place on December 31, 1999. The following financial statements do not reflect any anticipated cost savings which may be realized by the combined company after the merger. The pro forma information does not purport to represent what the combined company's results of operations actually would have been if the transactions had occurred on the dates or for the periods presented.

     The pro forma condensed consolidated financial data should be read in conjunction with the historical financial statements of Pointe and the historical financial statements of Telscape as well as the Unaudited Pro Forma Condensed Consolidated Financial Statements appearing elsewhere in this joint proxy statement/prospectus.
                                                               AS OF OR FOR THE
                                           AS OF OR FOR THE      THREE MONTHS
                                              YEAR ENDED             ENDED
                                          DECEMBER 31, 1999     MARCH 31, 2000
                                          ------------------    ---------------
STATEMENT OF OPERATIONS DATA:
     Total revenues........................   $  157,088           $  37,457
     Operating loss........................      (47,999)            (14,263)
     Net loss available to common
       stockholders........................     (123,166)            (18,165)
     Basic and diluted net loss per
       share...............................        (6.74)              (0.92)
     Weighted average common shares
       outstanding.........................       18,261              19,686
BALANCE SHEET DATA:
     Cash, cash equivalents and
       short-term investments..............       56,165              36,695
     Current assets........................       87,603              69,526
     Property and equipment, net...........       78,361              94,665
     Goodwill and other intangibles,
       net.................................      222,595             230,768
     Total assets..........................      397,529             406,046
     Notes payable and capital lease
       obligations.........................       64,774              64,110
     Stockholders' equity..................      274,525             271,931

                           COMPARATIVE PER SHARE DATA

     The following table sets forth certain comparative per share data relating to net loss and book value (deficit) on (1) an historical basis for Telscape and Pointe, (2) a pro forma basis per share of common stock, giving effect to the following transactions as if they had occurred on January 1, 1999 for loss per share data and on the date presented for book value (deficit) per share data:

    o issuance of $31.6 million of Telscape Class F preferred stock for which firm commitments have been received by Telscape, including the conversion of Telscape promissory notes into Class F preferred stock such issuance and receipt of proceeds is contingent on completion of the merger;

    o the implicit beneficial conversion feature of $29.3 million related to the $31.6 million of Class F preferred stock resulting from the issuance of the Class F preferred stock with an implied conversion ratio which was less than fair value;

    o the dividends on the Class F preferred stock which accrue at the rate of 12% per annum, compounded quarterly;

    o the conversion by holders of $2 million of preferred stock of TCS into common stock of TCS, such conversion is recorded as an increase in Pointe's additional paid in capital;

    o the issuance by TCS of its Series B preferred stock which reduced Pointe's voting interest in TCS below 50% resulting in the application of equity method accounting;

    o the conversion of $500,000 of outstanding promissory notes of Telscape into 47,617 shares of Telscape common stock; and

    o the merger of Telscape and Pointe, with Pointe as the acquiror, and accordingly, the assets and liabilities of Telscape have been recorded at fair value with the excess of the purchase price over the fair value of assets and liabilities acquired recorded as goodwill and other intangibles.

    o funding of an additional $16.1 million under the Lucent credit agreement.

and (3) an equivalent pro forma basis per share of Telscape and Pointe common stock estimated to be outstanding immediately prior to the merger.

     The historical loss per common share amounts of Telscape and Pointe were calculated by dividing loss available to common shareholders by the weighted average number of shares of common stock outstanding during the period. These share amounts are based on the number of Telscape and Pointe shares outstanding during the periods presented. The book value per share amounts of Telscape and Pointe were calculated by dividing stockholders' equity less the liquidation value of outstanding preferred stock, if applicable, by the number of common shares outstanding at the end of the period. The common stock outstanding used in calculating pro forma combined book value per share are 8,079,167 shares of Telscape common stock outstanding plus 11,794,126 shares representing the estimated number of common shares to be issued in the merger.

     The pro forma information gives effect to the merger anticipating the use of purchase accounting with Pointe as the acquiror and is for illustrative purposes only and is not necessarily indicative of the results of operations or combined financial position that would have resulted had the merger and the other transactions been consummated at the dates or during the periods indicated, nor is it necessarily indicative of future results of operations or combined financial position.

     The average common shares outstanding used in calculating pro forma loss per common share are calculated assuming that the estimated number of shares of Telscape common stock to be issued in the merger were outstanding from the beginning of the periods presented. Options and warrants to purchase shares of common stock and the effects of convertible preferred stock and notes payable were excluded in computing pro forma diluted loss per common share because their effect is antidilutive.

     The information shown below should be read in conjunction with, and is qualified by its entirety by, the historical financial statements of Pointe and Telscape, including the respective notes thereto, and the unaudited pro forma financial information included herein. See "Pointe Selected Consolidated Financial Data," "Telscape Selected Consolidated Financial Data," and "Unaudited Pro Forma Condensed Consolidated Financial Statements."

      Telscape pro forma equivalent amounts are calculated by multiplying the respective pro forma combined per share amounts by the ratio of one to one. Pointe pro forma equivalent amounts are calculated by multiplying the respective pro forma combined per share amounts by the exchange ratio of 0.223514 to one.

     Neither Telscape nor Pointe declared or paid common stock dividends during the periods presented.

HISTORICAL DATA                               TELSCAPE         POINTE
------------------------------------------   ---------        -------
Basic and diluted loss per common
  share:
     For the year ended December 31,
      1999................................    $ (2.92)        $ (1.36)
     For the three months ended March
      31, 2000............................    $ (0.77)        $ (0.15)
Book value (deficit) per common share
  at March 31, 2000.......................    $  2.60         $ (0.25)
PRO FORMA AND PRO FORMA EQUIVALENT
  PER SHARE DATA
-------------------------------------
Basic and diluted loss per common
  share:
     For the year ended December 31,
      1999................................    $ (6.74)        $ (1.51)
     For the three months ended March
      31, 2000............................    $ (0.92)        $ (0.21)
Book value per common share at March
  31, 2000:                                   $  9.45         $  2.11

                                  RISK FACTORS

     SHAREHOLDERS OF TELSCAPE AND POINTE SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS, WHICH ARE NOT LISTED IN ORDER OF PRIORITY, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS.

     By voting in favor of the merger, Pointe shareholders will be choosing to invest in Telscape common stock, and Telscape shareholders will be voting to approve the issuance of significant numbers of Telscape's voting securities to Pointe shareholders. An investment in Telscape common stock involves a high degree of risk. In addition to the other information contained in this joint proxy statement/prospectus, shareholders should carefully consider the following risk factors. If any of the following risks actually occur, the business and prospects of Pointe or Telscape may be seriously harmed. In this case, the trading price of Telscape common stock may decline, and you may lose all or part of your investment.

RISKS RELATED TO THE MERGER

THE MERGER AGREEMENT BETWEEN POINTE AND TELSCAPE PROVIDES FOR THE ISSUANCE OF A FIXED NUMBER OF SHARES OF TELSCAPE COMMON STOCK AND AS A RESULT, THE PERFORMANCE OF TELSCAPE AND POINTE PRIOR TO THE MERGER WILL NOT BE REFLECTED IN THE FIXED EXCHANGE RATIO.

     Upon the merger's completion, each share of Pointe common stock will be exchanged for 0.223514 of a share of Telscape common stock and each share of Pointe preferred stock will be exchanged for a substantially similar new issue of Telscape preferred stock on a one-for-one basis. There will be no adjustment in the exchange ratio for changes in the market price of the common stock of Telscape or Pointe from the date of the merger agreement until the closing of the merger. In addition, neither Pointe nor Telscape may terminate the merger agreement or "walk away" from the merger or resolicit the vote of its shareholders solely because of changes in the market price of the common stock of Telscape or Pointe. Accordingly, the specific dollar value of the shares to be issued in the merger is not fixed, and may increase or decrease from the date you submit your proxy. The share price of the common stock of each of Telscape and Pointe is subject to the general price fluctuations in the market for publicly traded equity securities and each has experienced significant volatility. We urge you to obtain recent market quotations for Telscape and Pointe common stock. We cannot predict or give any assurances as to the dollar value of the exchange consideration at any time before or after the completion of the merger.

IF WE DO NOT SUCCESSFULLY INTEGRATE POINTE'S AND TELSCAPE'S OPERATIONS AND PERSONNEL AND EFFECTIVELY MANAGE THE COMBINED COMPANY, INCLUDING THE SUCCESSFUL CROSS-MARKETING OF OUR SERVICES TO OUR CUSTOMERS, WE MAY NOT ACHIEVE THE BENEFITS OF THE MERGER AND MAY LOSE KEY PERSONNEL AND CUSTOMERS.

     We entered into the merger agreement with the expectation that the merger will result in significant benefits. Achieving the benefits of the merger depends on the timely, efficient and successful execution of a number of post-merger events, including integrating the operations and retaining and attracting personnel for the two companies. We will need to overcome significant obstacles, however, in order to realize any benefits or synergies from the merger. The successful execution of these post-merger events will involve considerable risk and may not be successful. Furthermore, Pointe's principal offices are located in Roswell, Georgia while Telscape's principal offices are located in Houston, Texas. For the merger to be successful, we must successfully integrate Pointe's operations and personnel with Telscape's operations and personnel. In addition, an important part of our merger strategy is our plan to offer our products and services to each other's customers, and to develop new products and services for our combined client base. We cannot assure you that one company's customers will have any interest in the other company's products and services or in our anticipated products and services. The failure of these cross-marketing efforts would diminish the benefits anticipated to be realized by this merger.

     To date, the companies have not thoroughly investigated the obstacles, technological, market-driven or otherwise, to developing and marketing these additional products and services in a timely and efficient way. We cannot assure you that we will be able to overcome the obstacles in developing new products and services, or that there will be a market for the new products or services we develop after the merger. A failure or inability like this could have a material adverse effect on the combined company's business, financial condition and operating results or could result in loss of key personnel. In addition, the attention and effort devoted to integrating the two companies will significantly divert management's attention from other important issues, and could seriously harm the combined company. Our failure to complete the integration successfully could result in the loss of key personnel and customers, and the market price of the Telscape common stock following the merger may decline as a result.

THE UNCERTAINTIES ASSOCIATED WITH THE MERGER MAY CAUSE TELSCAPE AND POINTE CUSTOMERS TO DELAY OR DEFER DECISIONS WHICH MAY CAUSE THE LOSS OF CUSTOMERS AND REVENUES.

     Telscape and Pointe customers may, in response to the announcement of the merger and prior to its effectiveness, delay or defer decisions concerning business with both companies. Any delay or deferral in those decisions by Telscape or Pointe customers could have a material adverse effect on Telscape and/or Pointe's business. For example, Telscape or Pointe could experience a decrease in expected revenue as a consequence of the uncertainties associated with the merger.

THE UNCERTAINTIES ASSOCIATED WITH THE MERGER MAY CAUSE POINTE OR TELSCAPE TO LOSE KEY PERSONNEL.

     Current and prospective Telscape and Pointe employees may experience uncertainty about their future roles with the combined company until strategies with regard to the combined company are announced or executed. Any uncertainty may adversely affect Telscape's and Pointe's ability to attract and retain key management, sales, marketing and technical personnel.

THE METHOD OF ACCOUNTING FOR THE MERGER MAY DELAY PROFITABILITY OF TELSCAPE.

     It is anticipated that the merger will be accounted for as a purchase business combination with Pointe treated as the acquiror. The assets and liabilities of Telscape will be recorded at fair value with the excess of the purchase price over the fair value of assets and liabilities acquired recorded as goodwill. The allocation of the purchase price in the merger is expected to result in approximately $211.3 million of goodwill and other intangibles which are expected to be amortized over a weighted average life of 20 years. As a result, the profitability of the combined company is expected to be delayed beyond the time frame in which Telscape or Pointe, as independent entities, may have otherwise achieved profitability because of the additional amortization of intangibles resulting from the use of the purchase method of accounting.

SHARES ELIGIBLE FOR FUTURE SALE IN THE OPEN MARKET COULD DEPRESS THE MARKET PRICE OF TELSCAPE COMMON STOCK.

     Approximately 16% of the Pointe common stock presently outstanding is subject to restrictions on transfer, which restriction will not be applicable to the Telscape common stock to be issued in the merger. Further, upon consummation of the merger, outstanding shares of Pointe convertible preferred stock will be exchanged for shares of Telscape convertible preferred stock which will be immediately convertible into approximately 8.2 million restricted shares of Telscape common stock. In addition, within 90 days of the closing of the merger, Telscape will be obligated to register the 8.2 million Telscape common stock underlying the preferred stock, as well as 4.4 million shares of Telscape common stock underlying related warrants, to be registered to permit the sale of such shares without restriction under applicable securities laws. Any significant sales of Telscape common stock by former Pointe holders who will be eligible to sell their shares following the merger, and any sales under the described registration rights, could have a material adverse effect on the market price of the Telscape common stock. If the sales do have an adverse effect on the price of Telscape common stock, Telscape may be restricted or unable to raise capital through the issuance of additional shares of common stock or other equity securities.

THE MERGER IS SUBJECT TO CONSENTS AND APPROVALS FROM GOVERNMENT ENTITIES AND CERTAIN THIRD PARTIES.

     The merger is subject to consents and approvals from various government entities and certain third parties, which may jeopardize or delay completion of the merger or reduce the anticipated benefits of the merger. In order to complete the merger, we must make filings with, and receive consents, orders, approvals or clearances from various governmental agencies, both foreign and domestic, including particularly filings with state public utility or service commissions and from certain third parties. These governmental agencies may condition their action on any number of factors or may not act promptly, which may jeopardize or delay completion of the merger.

THE MERGER IS SUBJECT TO THE APPROVAL OF SIGNIFICANT CREDITORS.

     The merger is subject to the approval of significant creditors, primarily Lucent Technologies and GE Capital. As of the date of this filing, Lucent has delivered their approval of the merger to Telscape while GE Capital's consent is pending.

RISKS RELATED TO THE COMBINED COMPANY FOLLOWING THE MERGER

The following risk factors describe risks which are likely to affect the operations of the combined company resulting from the merger of Telscape and Pointe.

THE PLANNED EXPANSION OF THE BUSINESS OF POINTE AND TELSCAPE FOLLOWING THE MERGER WILL RESULT IN CONTINUED LOSSES.

     Telscape's operations have generated cumulative net losses of $31.2 million from inception in 1995 through March 31, 2000. Pointe's operations have generated net losses of $75.8 million from its inception in 1995 through March 31, 2000. The pro forma unaudited combined results of operations of the combined company contained in this joint proxy statement/prospectus indicate that if merged as of January 1, 1999, the combined company would have incurred significant losses since that date. As the combined company seeks to complete and make fully operational Telscape's fiber optic network in Mexico and to complete and implement Pointe's CLEC strategy, management anticipates that the combined company will continue to experience significant losses and expenditures, and that it is likely to experience continuing net losses and suffer capital dilution over the next several quarters at a minimum. Specifically, Telscape's investment in its Mexican network may not immediately generate revenue because of factors that are outside of Telscape's control, such as:

    o   delays in expansion of its Mexican network;

    o delays in negotiating acceptable interconnection agreements with Telefonos de Mexico, the former monopoly carrier in Mexico; and

    o operational delays caused by its inability to obtain additional financing in a timely fashion or to meet the conditions precedent to additional fundings under Telscape's credit facility with Lucent Technologies.

     Further, the implementation of Pointe's CLEC strategy requires considerable capital expenditures and marketing efforts, and is not anticipated to create profit in the short term.

     As a result of the above factors, the combined company expects to continue to incur net losses over at least the next several quarters.

TELSCAPE AND POINTE HAVE SIGNIFICANT NEEDS FOR ADDITIONAL CAPITAL.

     The combined company must continue to raise significant capital to:

    o   fund its anticipated operating losses;

    o   to further enhance Telscape's Mexican telecommunication network;

    o   to develop Telscape's telecommunications network infrastructure;

    o   to implement Pointe's CLEC strategy; and

    o   to meet its combined obligations under loans and financing arrangements.

     As of December 31, 1999, Telscape had negative working capital of $42.5 million. Of this $42.5 million, $24.6 million represents accounts payable incurred in connection with the construction of the Mexican network and $2.8 million represents accounts payable incurred for switching equipment. On April 20, 2000, Telscape received an additional $16.1 million under the Lucent credit facility. Telscape plans to finance the remaining network construction accounts payable under the Lucent credit agreement, subject to availability as discussed below, and the equipment accounts payable under long term financing. Additionally, Telscape has classified as current $5.6 million in notes payable due to non-compliance of certain financial covenants under a loan facility as discussed below. Telscape also has classified as current $1.2 million under the Lucent credit facility.

     Telscape has begun to address its needs for capital by obtaining funding from Pointe under the Pointe Loan, a commitment from Lucent to increase Telscape's borrowings by an additional $20 million, and has secured subscriptions for the issuance of up to $31.6 million of Telscape Class F Senior Convertible Preferred Stock. In addition to other conditions, funding of the Lucent commitment, and the Class F preferred stock subscriptions are conditioned upon the consummation of the merger. If the merger does not occur or if any of the other conditions to the fundings are not met, Telscape will not have sufficient funds for its operations, expansion plans or to repay indebtedness and will have to seek additional capital and funds for these purposes.

     If the merger occurs and the Pointe Loan, additional Lucent commitment, Telscape Class F preferred stock issuance are completely funded, and the combined company will continue to require significant funding for its capital expenditures. The level of capital required to fund future development will depend upon many factors that are not subject to control, including competitive conditions, particularly with respect to its ability to attract incremental traffic or acquire new operations at favorable prices, and regulatory or other government actions. In the event that the plans or assumptions of the combined company change or prove to be inaccurate, then some or all of its development and expansion plans, including expansion of the Telscape Mexican network and the Pointe CLEC strategy, could be delayed or abandoned.

     In the event that the combined company is unable to obtain additional capital on acceptable terms, or is unable to find suitable strategic investment alternatives, its business, results of operations, financial condition and ability to compete could be adversely affected.

THE SUBSTANTIAL INDEBTEDNESS LEVELS OF THE COMBINED COMPANY COULD ADVERSELY AFFECT ITS ABILITY TO RUN ITS BUSINESS.

     On a pro forma basis, the indebtedness of the combined company as of March 31, 2000, was approximately $63.6 million. Additional indebtedness or equity will be needed to complete the combined company's planned development. Thus, the ability to make scheduled payments of principal of, or to pay the interest on, or to refinance, the combined company's indebtedness, or to fund planned capital expenditures or future acquisitions will depend on its future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. The combined company cannot predict the impact of future acquisitions on its cash requirements and it may need to refinance all or a portion of its outstanding indebtedness on or prior to maturity. There can be no assurance that the business will generate sufficient cash flow from operations or that anticipated revenue growth will be realized in an amount sufficient to enable it to service its indebtedness, make anticipated capital expenditures or fund future acquisitions. In addition, there can be no assurance that the combined company will be able to affect any such refinancing on reasonable terms or at all.

TELSCAPE AND POINTE MAY NOT BE ABLE TO HIRE AND RETAIN THE PERSONNEL THEY NEED TO SUSTAIN THEIR BUSINESSES.

     Telscape and Pointe are highly dependent on the technical and management skills of key employees and on their ability to hire and keep additional personnel. Competition for personnel is intense in this market sector and Telscape and Pointe may not be able to retain existing personnel or hire additional personnel. The combined company will be highly dependent on the services of Stephen

E. Raville, Chairman of the Board of Pointe, and on the services of Manuel Landa, Chairman of the Board of Telscape. The loss of their services could have a material adverse effect on the business, financial condition or results of operations of the combined company.

THE COMBINED COMPANY MUST ADEQUATELY MANAGE ITS ANTICIPATED GROWTH.

     Telscape and Pointe each expect their business and network to continue to grow and expand, specifically, in and to Latin America, and expects this growth to significantly strain their management, operational and financial resources and increase demands on their systems and controls. To manage its growth effectively, the combined company must improve its operational and financial systems and controls, purchase and utilize other transmission facilities and expand, train and manage its employee base. Inaccuracies in its traffic forecasts, its pricing and costing models, or other types of errors or inaccuracies could result in insufficient or excessive transmission facilities and disproportionate fixed expenses or deterioration of profit generation.

     As the combined company proceeds with its development; there will be additional demands on its customer support, billings systems and support, sales and marketing and administrative resources and network infrastructures. The combined company cannot assure you that its operating and financial control systems and infrastructure will be adequate to maintain and effectively manage future growth. If the combined company is unable to upgrade its administrative, operating and financial control systems or if unexpected expansion difficulties emerge, its business, results of operations and financial condition could be materially adversely affected.

TELSCAPE AND POINTE DEPEND ON THEIR INTERNATIONAL OPERATIONS, WHICH SUBJECTS THEM TO UNPREDICTABLE REGULATORY AND POLITICAL SITUATIONS.

     Because Telscape and Pointe have significant operations outside the United States, they are affected by the risks normally associated with cross-border business transactions and activities, including:

    o   fluctuations in exchange rates;

    o   political and economic instability;

    o   changes in diplomatic and trade relationships;

    o   longer payment cycles;

    o   difficulties in collecting accounts receivable;

    o   managing independent sales organizations;

    o   staffing and managing international operations;

    o protecting intellectual property and enforcing agreements in other countries;

    o   cultural differences affecting product demand;

    o potentially adverse tax consequences resulting from operating in multiple jurisdictions with different tax laws;

    o   changes in tariffs and other barriers and restrictions; and

    o obtaining licenses and suitable alliance partners, wherein, offer required of foreign companies to transact business in foreign jurisdictions.

     In addition, the uncertainty of the legal environment in these areas could limit Telscape's and Pointe's ability to effectively enforce their rights. These factors may require Telscape and Pointe to modify their current business practices or have a material adverse effect on their business, financial condition and prospects.

     A significant portion of Telscape's assets and revenues are and will be located in Mexico. Telscape's business, therefore, is affected by prevailing conditions in the Mexican economy and is, to a significant extent, vulnerable to economic downturns and changes in government policies. The

Mexican government exercises significant influence over many aspects of the Mexican economy. Accordingly, the Mexican government's actions and policies could have material adverse effects on private sector entities in general and on Telscape in particular.

TELSCAPE AND POINTE DEPEND ON SUPPLIERS, WHOM THEY DO NOT CONTROL, TO PROVIDE PRODUCTS AND SERVICES WHICH THEY COULD NOT OPERATE WITHOUT.

     Telscape and Pointe are dependent on third party suppliers for many of their products and services and generally do not have long-term contracts with their suppliers. Some of these suppliers are or may become competitors, and are not restricted from competition. If any of these suppliers change their pricing structure or terminate service, the combined company may be adversely affected. Telscape and Pointe are each dependent upon third party providers for data communications facilities and capacity, and physical space for switches, modems and other equipment. If these suppliers cannot expand their networks or provide required levels of service to Telscape or Pointe in the future, Telscape or Pointe's operations could be adversely affected.

     Telscape and Pointe have occasionally experienced delays in receipt of integral services and hardware. A supplier's failure to timely deliver quality services or products, or their inability to use alternative sources if required, could result in delays which could have a material adverse effect on Telscape or Pointe. Telscape and Pointe work with equipment suppliers who design products and sell them to us for use in our operations. Remedies against these suppliers for untimely delivery are often limited by practical considerations relating to the desire to maintain these relationships. As Telscape's and Pointe's suppliers revise and upgrade the technology of their equipment, we may encounter difficulties in integrating the new technology into our networks.

TELSCAPE'S AND POINTE'S SECURITY MEASURES MAY NOT BE SUFFICIENT TO PROTECT THEM FROM UNAUTHORIZED TRANSACTIONS OR THEFTS OF SERVICES.

     Despite implementation of security measures, Telscape and Pointe are vulnerable to computer viruses, break-ins and similar disruptive problems caused by customers or other Internet users. These problems could lead to interruption, delays or cessation in service to Telscape's or Pointe's customers. Additionally, inappropriate use of the voice and data systems by third parties might jeopardize the integrity of Telscape's or Pointe's customers' computer systems, which may deter customers from using Telscape's or Pointe's services. Persistent security problems continue to plague public and private data networks. Recent break-ins reported in the press have reached computers connected to the Internet at major corporations and Internet access providers, and include incidents involving hackers bypassing fire-walls by posing as trusted computers and stealing information. Alleviating these types of problems may require significant expenditures of capital and resources, which could have a material adverse effect on Telscape and Pointe. Also, until better security technologies are developed, the security and privacy concerns of existing and potential customers may stifle growth of the Internet and telecommunication services industry in general, and Telscape's and Pointe's customer base and revenues in particular.

TELSCAPE AND POINTE ARE SUBJECT TO THE FOREIGN CORRUPT PRACTICES ACT.

     Telscape and Pointe are subject to the Foreign Corrupt Practices Act
(FCPA), which generally prohibits U.S. companies and their intermediaries from bribing or making payments to foreign officials for the purpose of obtaining or keeping business. Telscape and Pointe may be exposed to liability under the FCPA as a result of past or future actions taken without their knowledge by agents, strategic partners and other intermediaries. Such liability could have a material adverse effect on Telscape's or Pointe's business, operating results and financial condition.

THE HIGH LEVEL OF FOREIGN ASSETS OF THE COMBINED COMPANY COULD INHIBIT ITS ABILITY TO GENERATE BORROWINGS.

  A significant portion of the assets of the combined company will be located outside the United States, and thus may not be able to compete for the more favorable financing terms generally available to domestic operations. In addition, several of the subsidiaries of Telscape and Pointe are organized in jurisdictions outside the United States, and they do not have direct control over some of these subsidiaries. If any of these subsidiaries are unable to or fail to pay dividends to their parent, make intercompany loans or make any other distributions, the ability of the combined company to make principal and/or interest payments on its indebtedness and, utilize cash flow from one subsidiary to cover shortfalls in working capital of another subsidiary would be restricted, which could have a material adverse effect upon the financial condition and results of operations of the combined entity.

THE COMBINED COMPANY FACES RISKS OF NETWORK FAILURE IN OPERATING ITS NETWORKS.

  The combined company faces risks of network failure in operating and expanding its networks. New technologies may increase the risk that the combined system could fail and strain its networks and its ability to enter successfully new markets. Additionally, the combined networks and operations face risks that cannot be controlled, including the risk of damage to software, hardware and facilities resulting from:

    o   fire;

    o   power loss;

    o   construction damage (such as fiber cuts);

    o   security breaches;

    o   computer viruses;

    o   natural disasters; and

    o general transmission failures caused by other factors outside its control.

  Telscape's Mexican fiber optic network may also contain undetected design faults and software bugs that, despite testing, may be discovered only after the network has been installed and is in use. The failure of any equipment or facility on the network could result in the interruption of customer service until Telscape makes appropriate repairs or installs replacement equipment.

     During 1999, Pointe implemented a voice and data network connecting New York City, Miami, Atlanta, Houston, Los Angeles and San Salvador, El Salvador and Lima, Peru. The network was designed with voice over internet protocol
(VOIP) technology, which is a new network architecture designed to carry voice and data traffic with equal efficiency. Due the early stage of development of this network architecture for both Pointe and the equipment supplier, Pointe experienced a significant delay in implementation of the network. The delay resulted in both lost customers who had signed contracts for the termination of wholesale carrier traffic and opportunities with partners to terminate traffic in Latin America. The network is now in operation, however similar problems may arise in the future.

TELSCAPE MUST SUCCESSFULLY INCORPORATE FIBER THAT IT HAS SWAPPED INTO ITS OPERATIONS.

     Telscape adopted a "smart build" approach whereby it constructed a network covering 636 kilometers in Mexico and swapped capacity on its network with other carriers' networks to achieve coverage of approximately 4,100 kilometers. Telscape must be successful in the process of connecting its network with the swapped capacity from other carriers. If Telscape is unsuccessful in this integration or experiences lengthy delays in securing adequate and efficient ingress and egress over the various segments of its network, it may suffer material adverse consequences.

THE CONSTRUCTION COSTS OF THE POINTE COMPETITIVE LOCAL EXCHANGE CARRIER NETWORKS IN THE US MAY BECOME PROHIBITIVE.

     Pointe's ability to build its Competitive Local Exchange Carrier (CLEC) networks in the U.S. is essential to its future success. Pointe is developing CLEC networks in select cities in the U.S. with significant Hispanic populations in order to provide a bundle of local, long distance and internet services to this market segment. The initial markets being targeted are Los Angeles and Miami, which are anticipated to be operational by the beginning of the second quarter of 2000. During 2000, Pointe will also build out San Diego and Houston moving into New York, San Francisco, Chicago, Dallas and San Juan, Puerto Rico in subsequent years. There are certain risks associated with Pointe's successful development of its CLEC networks including:

    o   the cost of the networks could be more then anticipated;

    o the networks may be completed later then anticipated creating a delay in the start of operations;

    o   Pointe lacks experience in developing similar networks;

    o Pointe may not be able to effectively manage the construction of the networks; and

    o Pointe depends significantly on third party contractors for the networks' construction.

     Pointe cannot assure you that we will be able to construct the networks without delays and within our anticipated budget or at all. Delays or excess costs could have a materially adverse effect on the combined company.

TELSCAPE MUST OBTAIN AND MAINTAIN PERMITS AND RIGHTS-OF-WAY TO EXPAND ITS MEXICAN NETWORK.

     The expansion of the Telscape network in Mexico requires that Telscape obtains local franchises and other permits. Telscape must also obtain rights to use underground conduit and aerial pole space and other rights-of-way and fiber capacity. The process of obtaining these franchises, permits and rights is time consuming and burdensome. If Telscape is unable to obtain and maintain the franchises, permits and rights needed to construct its network, Telscape's business could be materially adversely affected. In addition, the cancellation or non-renewal of the franchises, permits or rights Telscape obtains, or the loss of the rights-of-way we obtain, could materially adversely affect the business of the combined company.

A FAILURE IN MANAGEMENT INFORMATION SYSTEMS COULD ADVERSELY AFFECT OUR
OPERATIONS.

     The combined company will be dependent upon information systems and switching equipment to:

    o   provide service to its customers;

    o   manage its network;

    o   collect billing information; and

    o   perform other vital functions.

     The combined company will be dependent upon its billing and collection system, especially with respect to its prepaid card and wholesale long distance businesses, because of their high transaction volumes. Telscape has in the past, and the combined company may in the future, experience technical difficulties with its hardware or software, which would affect its ability to bill its customers. If it is unable to bill and collect receivables from its customers because of problems with its information systems, the combined company's cash flows could be interrupted which could materially adversely affect its business, financial condition or results of operations.

THE COMBINED COMPANY WILL DEPEND ON DISTRIBUTORS AND SERVICE PROVIDERS FOR SALES OF ITS PREPAID CALLING CARDS AND OTHER SERVICES.

     The combined company will be dependent on third party distributors in the United States and Mexico to sell its prepaid calling cards for international and domestic long distance telecommunications services. Most of its distributors also sell the services or products of other companies. Accordingly, we cannot assure you that these distributors will devote sufficient efforts to promoting and selling our services, or that we will be able to find capable distributors in any of our new markets. The failure of these distributors to effectively distribute our prepaid cards would substantially impair our ability to generate revenues from the sales of these prepaid cards, which could have a material adverse effect on our business, financial condition or results of operations.

     The combined company will also be dependent on service agreements with service providers to provide the switching platform and telecommunications services related to its prepaid calling cards. The combined company will have its own prepaid calling card switching platforms in Houston, Atlanta and in Mexico that provide some, but not all, of the switching platform and telecommunications services related to its prepaid calling cards. The deterioration or termination of its relationships with its platform service providers could have a material adverse effect upon its revenue growth, cost structure, service quality, brand name recognition, network diversity, results of operations and financial condition.

THE COMBINED COMPANY WILL BE DEPENDENT UPON OPERATING AGREEMENTS WITH FOREIGN OPERATORS FOR ITS WHOLESALE LONG DISTANCE BUSINESS.

     The wholesale long distance business of the combined company and its ability to terminate and receive return traffic in foreign countries is substantially dependent on the ability to enter into operating agreements or carrier agreements with other carriers. The combined company believes that it would not be able to serve its customers at competitive prices without these operating and interconnection agreements. Termination of these agreements by these carriers, therefore, would have a material adverse effect on its business. Moreover, we cannot assure you that we will be able to enter into additional operating or interconnection agreements in the future. This could limit our ability to increase our revenues and create a profit.

A DEFAULT UNDER EXISTING CREDIT AGREEMENTS COULD HAVE A MATERIAL ADVERSE EFFECT ON OPERATIONS.

     Telscape's credit agreement with Lucent contains significant covenants of Telscape and its subsidiaries including, but not limited to: (a) affirmative covenants with respect to compliance with laws, inspection rights, performance of other obligations, delivery of financial statements and other information, pledge of after-acquired property, and associated agreements requiring the Telscape's Mexican subsidiaries to apply certain monies to debt repayment, (b) negative covenants restricting their ability to incur or create (with certain exceptions) liens, debt and capitalized lease obligations, and otherwise restricting (with customary exceptions) mergers or consolidations, disposal of assets, investments, payments of dividends and distributions, modification of material contracts, changes in the nature of the business conducted, prepayment or redemption of debt, creation of partnerships and new subsidiaries and transactions with affiliates; and (c) financial covenants (including, among others, minimum total debt to total capitalization, total debt to consolidated EBITDA, maximum annual capital expenditures through the maturity date and minimum consolidated EBITDA to consolidated debt service obligations. Telscape is in default of financial covenants under the Credit Agreement but has secured waivers for such default through May 15, 2000. If the waivers expire, the lender under the Credit Agreement could terminate their financing agreement with Telscape. Termination of one or more of Telscape's financing agreements could have a material adverse effect on its working capital or its ability to expand its business or execute its business plan.

THE COMBINED COMPANY MUST COMPLY WITH EXTENSIVE REGULATION OF ITS INDUSTRY.

     The telecommunications industry is extensively regulated by federal, state, local and foreign governmental agencies, including common carrier regulation by the Federal Communications Commission (FCC). The Telecommunications Act of 1996 eliminated many legal barriers to competition in the telephone and video programming communications businesses, preempted many state barriers to local telephone service competition, and set basic standards for relationships between telecommunications providers. In addition, the Telecommunications Act provided relief from earnings restrictions and price controls that governed the local telephone business for many years. The Telecommunications Act will also, once certain thresholds are met, allow ILEC's to enter the long distance market within their own local service regions. The Telecommunications Act introduced the possibility of new competition for telecommunications companies and resulted in greater potential competition for Pointe. The outcome of pending federal and state administrative proceedings may also affect the nature and extent of competition that Pointe will face.

     Providing local service requires appropriate licenses in each state where service is provided. Pointe is currently certified as a Competitive Local Exchange Carrier, or CLEC, in Georgia, Florida and California. Pointe intends to apply for certification in Texas, New York and Puerto Rico during 2000. While Pointe believes that it will be successful in obtaining such certification the outcome is not assured. Future regulations may prevent Pointe from generating revenues from sales of database information about consumers obtained by Pointe from its telephone business. These competitive developments, as well as other regulatory requirements regarding privacy issues, may have a material adverse effect on Pointe's business.

     In addition, changes in access charges, universal service and regulatory fee payments will affect the combined company's cost of providing long distance services. Changes in the regulations requiring local exchange carriers to provide equal access for the origination and termination of calls by long distance subscribers, or in the regulations governing access charge rates or universal service contribution, or substantial increases in other regulatory fees could materially adversely affect the combined company's business, financial condition, results of operations and prospects.

TELSCAPE'S MEXICAN FACILITIES-BASED LICENSE IS SUBJECT TO SIGNIFICANT STATUTORY AND REGULATORY RISKS.

     Telscape's Mexican concession is regulated by the Mexican government. The Mexican government could grant similar concessions to Telscape's competitors, or affect the value of Telscape's concession. In addition, the Mexican government also has (1) authority to temporarily seize all assets related to the Mexican concession in the event of natural disaster, war, significant public disturbance or threats to internal peace and for other reasons of economic or public order and (2) the statutory right to expropriate any concession and claim all related assets for public interest reasons. Although Mexican law provides for compensation in connection with losses and damages related to temporary seizure or expropriation, Telscape cannot assure you that the compensation will be adequate or timely.

     The Mexican concession contains several restraints. Specifically, it limits the scope and location of Telscape's Mexican network and has minimum invested capital requirements and specific debt to equity requirements. In addition, the terms of the Mexican concession originally required Telscape to begin operations by June 3, 1999. As of the date of this filing, the COFETEL, Mexico's regulatory agency, has approved Telscape's concessionary status and submitted the required paperwork to Mexico's respective Ministry. Telscape has yet to receive the documents confirming the good standing of its concessionary rights from the Ministry but expects to receive it during May 2000. Telscape cannot assure you that:

    o it will be able to obtain financing to complete and develop the Mexican network;

    o if it obtains financing it will be in a timely manner or on favorable terms;

    o Telscape will be able to comply with the Mexican concession's conditions.

     If Telscape fails to comply with the terms of the concession, the Mexican government may terminate it without compensation to Telscape. A termination would prevent Telscape from engaging in its proposed business.

TELSCAPE IS SUBJECT TO FOREIGN CURRENCY EXCHANGE RATES.

     Although Telscape's sales have generally been denominated in U.S. dollars, some of its recent contracts are denominated in foreign currencies, and specifically, in Mexican pesos. Any decrease in the value of the U.S. dollar in relation to foreign currencies may materially and adversely affect Telscape's sales to international customers and its cost of procuring, installing and maintaining equipment abroad. As Telscape expands its international operations and/or begins to denominate prices in foreign currencies, it will be exposed to increased risks of currency fluctuation.

     For example, from December 1994 through December 1996, Mexico experienced an economic crisis which included:

    o   exchange rate instability;

    o   a devaluation of the peso;

    o   high inflation;

    o   high domestic interest rates;

    o   negative economic growth (on a cumulative basis);

    o a reduction of international capital flow to both the private and public sectors;

    o   reduced consumer purchasing power; and

    o   high unemployment.

     Any similar future crisis, including any devaluation of the Mexican peso, could materially and adversely effect Telscape's financial position and results of operation.

     In the future Telscape may incur currently peso-denominated indebtedness. In order to construct its Mexican network, Telscape anticipates that it will generate additional peso-denominated receivables from the provision of domestic and international long distance services originating in Mexico. As Telscape's Mexican peso-denominated activities increase, its foreign exchange risk will also increase.

     Telscape currently does not hedge against the risk of exchange rate fluctuation, but may in the future choose to limit its foreign currency risk exposure through the purchase of forward foreign exchange contracts or similar hedging strategies. Telscape cannot assure you that any foreign currency hedging strategy would be successful in avoiding exchange-related losses or that it would not exacerbate any exchange-related losses.

THE ECONOMIC SUCCESS OF TELSCAPE'S MEXICAN NETWORK IS LARGELY CONTINGENT ON TELSCAPE'S SUCCESSFUL NEGOTIATION OF AN INTER-CONNECT AGREEMENT WITH TELMEX.

     Telmex is the formerly state-owned tele-communications company of the country of Mexico. Telscape's Mexican network must be inter-connected with Telmex's network to allow Telscape to terminate and originate calls within the country of Mexico over Telscape's network. While negotations with Telmex are in an advanced stage, Telscape cannot guarantee that they will be concluded in a manner satisfactory to Telscape's interests. Failure to negotiate an inter-connect agreement with Telmex could have a material, adverse effect on the anticipated profitability of Telscape's operations.

                           THE TELSCAPE ANNUAL MEETING

DATE, TIME AND PLACE

     The Telscape annual meeting will be held on June 2, 2000, at 9:30 a.m. local time, at the University Club of Houston, 5051 Westheimer, Post Oak Tower, Suite 355, Houston, Texas 77056.

PURPOSE OF THE TELSCAPE ANNUAL MEETING

     At the Telscape annual meeting, you will be asked to:

    o approve the issuance of Telscape common stock and preferred stock in connection with the merger;

    o   elect seven directors to serve if the merger is not completed;

    o approve an amendment to Telscape's articles of incorporation to increase the number of authorized shares of common stock of Telscape from 25,000,000 shares to 100,000,000 shares and increase the number of authorized shares of preferred stock of Telscape from 5,000,000 to 10,000,000 and to allow the Telscape board to authorize preemptive rights to shareholders;

    o   approve the adoption of the option plans;

    o approve the issuance of Class C preferred stock upon conversion of the $10,000,000 Pointe Note;

    o approve the issuance of Telscape Class F preferred stock in connection with a private placement to accredited investors;

    o act on other business that may properly come before the meeting or any adjournment or postponement; and

    o if necessary, approve any postponements or adjournments of the annual meeting without further notice except by announcement at the meeting being postponed or adjourned.

     THE TELSCAPE BOARD HAS DETERMINED THAT THE ISSUANCE OF THE TELSCAPE CAPITAL STOCK IN THE MERGER, UPON CONVERSION OF THE POINTE NOTE AND IN THE PRIVATE PLACEMENT, THE AMENDMENT TO THE ARTICLES OF INCORPORATION AND THE ADOPTION OF OPTION PLANS ARE ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF TELSCAPE AND THE TELSCAPE SHAREHOLDERS. THEREFORE, THE TELSCAPE BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE MERGER, THE ISSUANCE OF CAPITAL STOCK PURSUANT TO THE MERGER AGREEMENT, THE AMENDMENT TO THE ARTICLES OF INCORPORATION, THE ADOPTION OF THE OPTION PLANS AND THE ISSUANCE OF CAPITAL STOCK UPON CONVERSION OF THE POINTE NOTE AND IN THE PRIVATE PLACEMENTS, AND UNANIMOUSLY RECOMMENDS THAT TELSCAPE SHAREHOLDERS VOTE FOR EACH PROPOSAL. ALSO, THE TELSCAPE BOARD UNANIMOUSLY RECOMMENDS THAT THE TELSCAPE SHAREHOLDERS ELECT THE NOMINEES FOR DIRECTORS.

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM

     Only holders of record of Telscape common stock at the close of business on April 17, 2000, the record date, are entitled to notice of and to vote at the Telscape annual meeting. On the record date, 8,162,526 shares of Telscape common stock were issued and outstanding (including 83,359 shares of common stock held in treasury) and held by 90 holders of record and approximately 2,773 beneficial owners. Holders of record of Telscape common stock on the record date are entitled to one vote per share held at the Telscape special meeting.

     A majority of the shares of Telscape common stock issued and outstanding and entitled to vote on the record date must be represented in person or by proxy at the Telscape annual meeting for a

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
quorum to be present. Abstentions and broker "non-votes" count as present for establishing a quorum. "Non-votes" occur when a proxy:

    o is returned by a broker or other shareholder who does not have authority to vote;

    o   does not give authority to a proxy to vote; or

    o   withholds authority to vote on one or more proposals.

VOTES REQUIRED

     The Market Place Rules of the Nasdaq National Market require that any issuance of securities which results in a change of control of the company or which equals or exceeds 20% of the company's outstanding common stock must be approved by the company's shareholders. For purposes of this rule, the common stock issued and the common stock which must be issued upon the conversion or exercise of convertible securities issued are included in the calculation. Telscape's issuance of its Class C preferred stock and accompanying warrants in the conversion of the Pointe Loan and its Class F preferred stock and accompanying warrants in the private placement will exceed the 20% level in the event the merger is not completed. In addition, the issuance of the common stock and preferred stock in the merger will exceed the 20% level. The merger also will result in a change in control because the Pointe shareholders will hold approximately 59% of the voting power of Telscape after the merger. Therefore, the approval of holders of a majority of Telscape's common stock entitled to vote and voting at the special meeting in person or by proxy is required to approve the issuance of Telscape's Class F preferred stock and warrants in connection with the private placement and the issuance of Telscape's common stock, Class D preferred stock and Class E preferred stock in connection with the merger.

     Under Texas corporate law, the affirmative vote of holders of a majority of the outstanding shares of common stock is required to approve an amendment to a company's articles of incorporation. Therefore, the proposal to amend Telscape's articles of incorporation to increase its authorized shares of common stock and preferred stock must be approved by holders of a majority of the outstanding shares of Telscape's common stock.

     The IRS requires that any stock option plan that includes incentive stock options be approved by the company's shareholders. Additionally, the Market Place Rules of the Nasdaq National Market require that the shareholders approve any stock option plan for officers or directors of the company that may result in the issuance of more than one percent of the company's outstanding common stock. Therefore, the approval of holders of a majority of Telscape's common stock entitled to vote and voting at the special meeting in person or by proxy is required to approve the adoption of the stock option plans.

     Telscape common shareholders will vote to elect the seven directors by a plurality of votes cast at the annual meeting.

SHAREHOLDER VOTING AGREEMENT

     Shareholders, including certain directors and executive officers, owning approximately 34.4% of the issued and outstanding Telscape common stock have entered into a voting agreement obligating such shareholders to vote the shares held by them in favor of the approval of the issuance of shares pursuant to the merger and restricting such shareholders from placing, or permitting any person under the shareholder's control from placing, any Telscape capital stock in a voting trust inconsistent with the terms of such voting agreement. In addition, these shareholders may not sell or transfer any of the shares covered by the agreement during the term of the voting agreement. The agreement extends until the merger is completed or the merger agreement is terminated.

VOTING OF PROXIES

     All shares of Telscape common stock represented by properly executed proxies received before the Telscape annual meeting will be voted at the Telscape annual meeting in the manner specified in the proxies. Properly executed proxies that do not contain voting instructions will be voted for approval of each of the proposals and for each nominee for director.

     For voting purposes at the Telscape annual meeting, only shares affirmatively voted for the issuance of Telscape capital stock, the amendment to the articles of incorporation, and approval of the option plans (including properly executed proxies that do not contain voting instructions) will be counted as favorable votes for those proposals. If a Telscape shareholder abstains from voting or does not vote (either in person or by proxy), it will have the same effect as if that Telscape shareholder had voted against the amendment to the articles of incorporation. Under the applicable rules of the Nasdaq National Market, brokers who hold shares of Telscape stock in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote those customers' shares with respect to the Telscape proposals in the absence of specific instructions from those customers. These non-voted shares are referred to as "broker non-votes" and have the same effect as votes against the proposal to authorize the amendment to the articles of incorporation. However, "broker non-votes" will have no effect on the proposals to issue Telscape capital stock and the proposals to adopt the option plans.

     Telscape does not expect that any matter other than as set forth in the notice of annual meeting will be brought before the Telscape annual meeting. If, however, the Telscape board properly presents other matters, the persons named as proxies will vote in accordance with their judgment.

     Adjournments may be made, among other things, to solicit additional proxies. Any adjournment may be made from time to time by approval of the holders of shares representing a majority of the votes present in person or by proxy at the meeting, whether or not a quorum exists, without further notice other than by an announcement made at the meeting. Telscape does not currently intend to seek an adjournment of the meeting.

HOW TO VOTE BY PROXY

     Complete, sign, date and return the enclosed proxy card in the enclosed postage paid envelope.

REVOCABILITY OF PROXIES

     Any Telscape shareholder who delivers a proxy may revoke the proxy and vote in person at the Telscape annual meeting. A shareholder may revoke a proxy at any time prior to the annual meeting by (1) filing with the Secretary of Telscape a duly executed revocation of proxy, (2) submitting a new duly executed proxy by mail or (3) appearing at the Telscape annual meeting and voting in person. Attendance at the Telscape annual meeting will not, in and of itself, constitute revocation of a proxy. A Telscape shareholder whose shares are held in the name of its broker, bank or other nominee must bring a legal proxy from its broker, bank or other nominee to the meeting in order to vote in person.

DEADLINE FOR VOTING BY PROXY

     Votes cast by mail must be received prior to the annual meeting to be counted.

SOLICITATION OF PROXIES

     Telscape will bear the cost of the solicitation of proxies from its shareholders. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of stock held of record by such persons, and Telscape will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

                           THE POINTE ANNUAL MEETING

DATE, TIME, AND PLACE

     The Pointe annual meeting will be held at the J. W. Marriott Hotel Lenox, 3300 Lenox Road, Atlanta, Georgia 30326, on June 2, 2000, starting at 1:00 p.m. (local time).

PURPOSES OF THE POINTE ANNUAL MEETING

     At the Pointe annual meeting, Pointe shareholders will be asked to:

    o   approve and adopt the merger agreement;

    o elect six Pointe directors to serve with the three directors designated by the holders of Class A preferred stock and Class B preferred stock if the merger is not completed;

    o approve and adopt Pointe's 1999 Executive Market Value Appreciation Stock Option Plan;

    o   approve and adopt Pointe's 1999 Pay for Performance Stock Option Plan;

    o approve and adopt the proposed amendments to Pointe's articles of incorporation to increase the amount of authorized Common Stock from 100,000,000 shares to 200,000,000 shares;

    o act on any other matter that may be properly come before the meeting or any adjournment or postponement; and

    o if necessary, approve any postponements or adjournments of the annual meeting without further notice except by announcement at the meeting being postponed or adjourned.

     THE POINTE BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT POINTE SHAREHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. IN ADDITION, THE POINTE BOARD RECOMMENDS THAT POINTE SHAREHOLDERS VOTE FOR THE SIX NOMINEES FOR DIRECTOR, APPROVAL OF THE STOCK OPTION PLANS AND APPROVAL OF THE AMENDMENT TO THE ARTICLES OF INCORPORATION.

RECORD DATE; SHARES ENTITLED TO VOTE; QUORUM

     The Pointe board of directors has fixed the close of business on April 17, 2000 as the record date for Pointe shareholders entitled to notice of and to vote at the annual meeting. As of the record date, there were 52,152,426 shares of Pointe common stock outstanding which were held by 254 holders of record and approximately 3,027 beneficial owners, and an additional 36,783,667 shares of common stock after conversion of preferred stock for voting purposes. Shareholders are entitled to one vote for each share of Pointe common stock they own, plus shares of common stock into which shares of preferred stock they own are convertible.

     A majority of the outstanding shares of Pointe stock issued and entitled to vote at the annual meeting must be present in person or by proxy to establish a quorum for business to be conducted at the annual meeting. The judge of voting appointed for the annual meeting will determine whether or not a quorum is present. Abstentions and "non-votes" are treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. "Non-votes" occur when a proxy:

    o is returned by a broker or other shareholder who does not have authority to vote;

    o   does not give authority to a proxy to vote; or

    o   withholds authority to vote on one or more proposals.

VOTES REQUIRED

     Approval of the merger agreement and the amendment to Pointe's articles of incorporation under Nevada law requires the affirmative vote of the holders of record of at least a majority of the shares of Pointe capital stock outstanding and entitled to vote on these matters at the annual meeting. The holders of preferred stock do not have the right to vote as separate classes on any proposals at the annual meeting, including the proposal to adopt the merger agreement.

     All of the Pointe shareholders will vote together to elect six board members, by a plurality of the votes cast at the meeting. This means that the six candidates receiving the highest number of votes cast will be elected. The Class A preferred shareholders are entitled to designate two members to the board. Class B preferred shareholders are entitled to designate one board member.

     The IRS requires that any stock option plan that includes incentive stock options be approved by the company's shareholders. Therefore, the approval of holders of a majority of Pointe's capital stock entitled to vote and voting at the annual meeting in person or by proxy is required to approve the adoption of the stock option plans.

SHAREHOLDER VOTING AGREEMENT

     Shareholders, including certain directors and executive officers, owning approximately 59% of the issued and outstanding voting shares of Pointe capital stock have entered into a voting agreement obligating such shareholders to vote the shares held by them in favor of the approval of the merger and restricting such shareholders from placing, or permitting any person under the shareholder's control from placing, any Pointe capital stock in a voting trust inconsistent with the terms of such voting agreement. In addition, shareholders may not sell or transfer any of the shares covered by the agreement during the term of the voting agreement. The agreement extends until the merger is completed or the merger agreement is terminated.

VOTING OF PROXIES; EFFECT OF ABSTENTIONS AND NON-VOTES

     All valid, unrevoked proxies will be voted as directed. In the absence of instructions to the contrary, properly executed proxies will be voted in favor of each of the proposals listed in the notice of annual meeting and for the election of the six nominees for director set forth herein.

     Votes cast in person or by proxy at the annual meeting will be tabulated at the annual meeting. The following actions will have the effect of negative votes, against adoption of the merger proposal and the proposal to amend the articles of incorporation:

    o   the failure to submit a proxy or to vote at the annual meeting;

    o   an abstention; or

    o   a "non-vote."

     For all proposals other than the merger proposal and the proposal to amend the articles of incorporation, abstentions and non-votes ARE NOT included in vote totals and have no effect on those votes.

     If any matters other than those addressed on the proxy card are properly presented for action at the annual meeting, the persons named in the proxy will have the discretion to vote on those matters in their best judgment, unless authorization is withheld.

HOW TO VOTE BY PROXY

     Complete, sign, date and return the enclosed proxy card in the enclosed envelope.

     THE MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING ARE OF GREAT IMPORTANCE TO POINTE SHAREHOLDERS. POINTE URGES YOU TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

REVOCABILITY OF PROXIES

     Any Pointe shareholder who delivers a properly executed proxy may revoke the proxy at any time before it is voted. Proxies may be revoked by (1) delivering a written revocation of the proxy to the Pointe Secretary before the annual meeting, (2) signing and returning a later dated proxy to the

Pointe Secretary or (3) appearing at the annual meeting and voting in person. Attendance at the annual meeting will not, in and of itself, constitute revocation of a proxy. A Pointe shareholder whose shares are held in the name of its broker, bank or other nominee must bring a legal proxy from its broker, bank or other nominee to the meeting in order to vote in person.

DEADLINE FOR VOTING BY PROXY

     Votes cast by mail must be received prior to the annual meeting to be counted.

SOLICITATION OF PROXIES

     Proxies will be solicited by mail. Proxies may also be solicited personally, or by telephone, fax, or other means by the directors, officers and employees of Pointe. Directors, officers and employees soliciting proxies will receive no annual or extra compensation, but may be reimbursed for related out-of-pocket expenses. In addition to solicitation by mail, Pointe will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners. Pointe will, upon request, reimburse these brokerage houses, custodians and other persons for their reasonable out-of-pocket expenses in doing so. The cost of solicitation of proxies will be paid by Pointe.

                                   PROPOSAL 1

                                   THE MERGER

BACKGROUND OF THE MERGER

     Combinations with complementary businesses have been core growth strategies for both Pointe and Telscape. The management teams of Pointe and Telscape have been familiar with each other for several years and the companies have conducted business together. As part of their commercial relationship, management of Pointe and Telscape have discussed the synergies of a merger from time to time. The background leading up to the signing of the merger agreement is described more fully below.

     During early 1999, Stephen E. Raville, CEO of Pointe, and E. Scott Crist, CEO of Telscape, held several telephonic conversations concerning the possibility of a merger between Pointe and Telscape. Mr. Raville and Mr. Crist discussed the advantages of a merger from a strategic, financial and operational standpoint but were not able to reach an agreement with respect to the structure of a merger.

     On June 18, 1999, a meeting was held at Telscape's headquarters in Houston. Mr. Raville, Mr. Crist, Manuel Landa, Chairman and Chief Operating Officer of Telscape, and Todd Binet, President and CFO of Telscape, were present. The principal purpose of the meeting was to discuss a proposed merger. The parties once again reviewed the advantages of a merger from a strategic, financial and operational standpoint but were not able to reach an agreement with respect to the structure of a merger. Mr. Raville proposed that Credit Suisse First Boston, investment banker to Pointe, evaluate a potential merger and the parties agreed to maintain discussions.

     On July 15, 1999, a meeting was held at Telscape's headquarters in Houston. Mr. Raville, Mr. Crist, Mr. Landa, and Patrick Delaney, Chief Financial Officer of Pointe, were present. The principal purpose of the meeting was to once again discuss a merger of the two companies. The parties once again reviewed the advantages of a merger from a strategic, financial and operational standpoint but were not able to reach an agreement with respect to the structure of a merger. The parties also updated each other with respect to financing initiatives.

     On October 26, 1999, a meeting was held at the offices of Credit Suisse First Boston in New York City. Mr. Raville, Mr. Crist, Mr. Delaney, Mr. Landa, Mr. Binet, Willie Lauterbach of Pointe and James Dorsey, a director of Pointe, were present, together with representatives of Credit Suisse First Boston. The parties once again reviewed the advantages of a merger from a strategic, financial and operational standpoint but were not able to reach an agreement with respect to the structure of a merger. The parties also updated each other with respect to financing initiatives.

     On November 23, 1999, a meeting was held at the offices of Mr. Raville in Atlanta, Georgia. Mr. Raville, Mr. Delaney, Mr. Lauterbach, Mr. Dorsey, Mr. Landa and Mr. Binet were present. Mr. Crist participated by telephone. Mr. Robert Dyer, outside counsel to Pointe, also participated by phone. The parties once again reviewed the advantages of a merger from a strategic, financial and operational standpoint. The parties reached an understanding with respect to the structure of a merger and signed a letter of intent, with the consummation of the merger being subject to certain conditions being met, including negotiation of a definitive agreement and board approval of both parties. The letter of intent called for an exchange ratio of 0.23 of a share of Telscape common stock for each share of Pointe common stock with provisions made for adjustment in the event that either company's share price traded outside a certain range. The letter of intent also provided that either party could terminate the merger if the stock price traded outside of a specified range. For tax purposes, the transaction was to be treated as a tax-free reorganization. For accounting purposes, the transaction was to be treated as a purchase. The parties agreed to proceed immediately with due diligence and agreed to have a definitive merger agreement signed by mid-December. Pointe also agreed to provide a $1.5 million bridge loan secured by shares of Telscape owned by certain directors. This bridge loan was subsequently increased to $2.5 million.

     Between November 28, 1999, and December 22, 1999, a series of meetings were held at Telscape's offices in Houston, Texas, Sunnyvale, California and Mexico City, Mexico and at Pointe's offices in Atlanta, Georgia, Los Angeles, California and Houston, Texas between marketing, financial, operations and technical executives of both companies for the purpose of conducting due diligence.

     On November 29, 1999, Pointe's board met to discuss the proposed merger. Management gave a general summary of the letter of intent that had been signed with Telscape. The Pointe board was informed that the exchange ratio was tentatively established as 0.23 per share subject to change and that Stephen E. Raville and Peter C. Alexander would remain in their current positions as Chairman and CEO and President, respectively, of the combined company. Additionally, the Pointe board was informed that the letter of intent called for a $1.5 million loan from Pointe to Telscape. Further, the Pointe board concluded that management would commence due diligence and report the results back to the board.

     From November 28, 1999 to December 22, 1999, members of the Telscape and Pointe management teams, together with their respective legal advisors, held extensive negotiations regarding the terms and conditions of the definitive agreements relating to the proposed transaction. During this same period, members of management of both companies had extensive discussions on the organization of the combined companies and the integration plan for the merger.

     On December 21, 1999, Pointe's board met to discuss the results of due diligence. After presenting to the board the reports of Pointe's management, accountants, and legal counsel, management noted that the merger would be strategically beneficial to Pointe. The Pointe board resolved to recommend the merger to Pointe's shareholders and authorized its officers to execute a definitive merger agreement providing that the closing would be conditioned on Telscape's reaching agreement with Lucent on revising its credit agreement and increasing the total facility from $40 million to $60 million.

     On December 22, 1999, Telscape's board met to discuss the proposed merger. Management updated the board on the progress of the merger negotiations and informed the board that the exchange ratio had been fixed at 0.215054 of a share of Telscape common stock for each share of Pointe common stock with no provisions for adjustment and that neither party would have the ability to terminate the transaction based on the relative share prices. The board unanimously approved the merger, the merger agreement and related documentation, subject to satisfactory resolution of items relating to terms that remained under negotiation in the merger agreement, as discussed at that meeting, including receipt of a fairness opinion. The board agreed to engage Kaufman Bros., L.P. to render a fairness opinion. The board authorized certain executive officers to enter into a definitive merger agreement subject to receipt of a fairness opinion.

     From December 23, 1999 to December 31, 1999, members of the Telscape and Pointe management teams, together with their respective legal advisors, continued extensive negotiations regarding the terms and conditions of the definitive agreements relating to the proposed transaction. During this same period, members of management of both companies continued to discuss the organization of the combined companies and the integration plan for the merger.

     On December 31, 1999, Telscape held a board of directors meeting. Management updated the board on the progress of the merger and the completion of satisfactory due diligence. Present at the meeting were representatives of Swidler Berlin Shereff Friedman L.L.P., outside counsel to Telscape. Kaufman Bros. then delivered its oral opinion to the board that, as of November 23, 1999, the proposed share exchange ratio was fair from a financial point of view to Telscape shareholders and committed to deliver a written opinion to that effect. In their oral presentation, which was supported by a draft written presentation, Kaufman Bros. set forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion. Following those presentations,

Telscape's board engaged in a discussion of the business, financial and legal terms of the proposed merger, the strategic benefits of the combination, the terms and conditions of the proposed merger agreement and the analyses and opinion of Kaufmann Bros. Following the discussion, the Telscape board unanimously approved the merger agreement and related agreements, and the issuance of Telscape capital stock in the merger. The Telscape board resolved to recommend the merger to the shareholders of Telscape and authorized its officers to execute a definitive merger agreement on behalf of Telscape.

     On December 31, 1999, Telscape and Pointe entered into a definitive merger agreement. On January 4, 2000, Telscape and Pointe issued a joint press release announcing the proposed business combination.

     In March 2000, members of management teams from each of Telscape and Pointe met via conference calls to discuss amending the definitive merger agreement to adjust the exchange ratio. On March 30, 2000, Telscape and Pointe executed an amended and restated merger agreement adjusting the exchange ratio to 0.223514 shares of Telscape common stock being exchanged for every one share of Pointe common stock. The adjustment was the result of including the ownership in Telecommute Solutions, Inc., a Pointe partially owned subsidiary, in the combined company. The definitive merger agreement previously provided for Telecommute to be spun off prior to the merger.

     As a result of the change in the exchange ratio on April 17, 2000, the Telscape board received a letter from Kaufman Bros. confirming the fairness of the merger consideration including the updated exchange ratio as of December 31, 1999.

JOINT REASONS FOR THE MERGER; RECOMMENDATIONS OF BOARDS OF DIRECTORS

     The Telscape and Pointe boards of directors unanimously concluded that the merger and merger agreement were advisable and fair to, and in the best interests of, the shareholders of their respective companies. They concluded that the combined company following the merger would have the potential to realize long-term improved operating and financial results and a stronger competitive position. Potential mutual benefits identified by the boards of directors include:

    o the creation of a strong market position in the U.S. Hispanic and Latin American communications market by combining Telscape's Mexican fiber optic network and Pointe's U.S. Hispanic CLEC strategy and presence in Central and South America, resulting in one of the few telecommunications companies that will be able to operate in the U.S. and parts of Latin America;

    o the complementary business models and customer bases of Telscape and Pointe, providing an opportunity to offer a broader range of complementary products to both new and existing customers;

    o the immediate Pan Latin American network reach of the combined company, enhancing the ability to sell bundles of products and services across an increased customer base;

    o the increased capitalization of the combined company, allowing for increased access to capital markets and potentially reducing the cost of capital;

    o the synergies of the combined company, including improved market position through expanded product offerings, extended reach and expanded network coverage;

    o the potential cost savings from the elimination of network and human resource redundancies; and

    o the creation of a combined company with an experienced management team with a significant Latin component that has the breadth and depth to lead effectively and manage the combined company's growth.

TELSCAPE'S REASONS FOR THE MERGER; RECOMMENDATIONS OF TELSCAPE'S BOARD OF DIRECTORS

     The board of directors of Telscape unanimously concluded that the merger was advisable and fair to, and in the best interests of Telscape and its shareholders and determined to recommend that the Telscape shareholders approve the issuance of the shares of Telscape common stock and preferred stock in the merger.

     In addition to the reasons discussed above, Telscape's board of directors reviewed a number of factors in evaluating the merger, including, but not limited to, the following:

    o historical information concerning Telscape's and Pointe's businesses, financial performance and condition, operations, technology, networks, market positions, products and management;

    o Telscape's management's view of the financial condition, results of operations and businesses of Telscape and Pointe before and after giving effect to the merger and the Telscape board's determination of the merger's effect on shareholder value;

    o current financial market conditions and historical stock market prices, volatility and trading information of Telscape common stock;

    o Telscape would obtain a loan of $10 million from Pointe, which would satisfy Telscape's immediate cash requirements;

    o the opinion of Kaufman Bros. that, as of the date of its opinion, as confirmed by the subsequent letter, and subject to the assumptions made, matters considered and limitations of the review undertaken in connection with the opinion, as set forth in the opinion, the share exchange ratio in the merger was fair from a financial point of view to Telscape shareholders;

    o the belief that the proposed terms of the merger agreement were reasonable;

    o   the expected impact of the merger on Telscape's customers and employees;
        and

    o results of the due diligence investigation of Pointe conducted by Telscape's management, accountants and outside legal counsel.

     The Telscape board of directors also identified and considered a number of potentially negative factors in its deliberations concerning the merger, including the following:

    o the potential benefits of the merger that the directors had discussed might not be realized fully, or within the time frame contemplated;

    o the merger might not be consummated, which could have a negative effect on Telscape's sales and operating results;

    o key technical, marketing and management personnel might choose not to remain employed by Telscape after the merger;

    o the substantial charges that the combined company would incur in connection with the merger, including the costs of integrating the two companies' businesses and the transaction expenses;

    o the combined company would experience negative cash flow potentially for several quarters and possibly longer;

    o the combined company would be substantially leveraged and would need to raise additional capital in the near term;

    o the possibility that the merger may not be consummated, even if approved by Telscape's and Pointe's shareholders; and

    o other applicable risks described in this joint proxy statement/prospectus under "Risk Factors."

     Telscape's board of directors concluded that, on balance, the merger's potential benefits to Telscape and its shareholders outweighed the associated risks. This discussion of the information and factors considered by Telscape's board of directors is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the merger, Telscape's board did not find it practicable to, and did not quantify or otherwise assign relative weight to, the specific factors considered in reaching its determination.

     For the reasons discussed above, Telscape's board of directors has determined the merger agreement and the merger to be advisable and fair to, and in the best interests of, Telscape's shareholders. In connection with the merger, Telscape's board of directors unanimously recommends approval of the issuance of shares of Telscape common stock and preferred as contemplated by the merger agreement.

POINTE'S REASONS FOR THE MERGER; RECOMMENDATIONS OF POINTE'S BOARD OF DIRECTORS

     The board of directors of Pointe unanimously concluded that the merger was advisable and fair to, and in the best interests of, Pointe and its shareholders and determined to recommend that the Pointe shareholders approve the merger and the merger agreement.

     In additon to the joint reasons for the merger described above, Pointe's board of directors reviewed a number of factors in evaluating the merger, including, but not limited to, the following:

    o the historical and current financial condition, results of operations, prospects and businesses of Pointe and Telscape before and after giving effect to the merger. The Pointe board of directors determined that the combined company would have greater growth and financial performance opportunities than Pointe as a separate company;

    o Telscape's license and fiber optic network in Mexico enhances Pointe's strategy of providing a full range of telecommunications services in both the U.S. and Latin America. Hispanics of Mexican descent comprise fifty-nine percent of the Hispanic population in the U.S. making Mexico the most important Latin American market for Pointe to have a physical presence;

    o the belief that growth in the prepaid calling card market, private line and dedicated Internet access market and other telecommunications markets in the U.S., Mexico and other Latin American countries would be enhanced through the combination of the two companies;

    o the potential of the combined companies to operate more efficiently by gaining economies of scale and reducing duplicate overhead expenses;

    o current market conditions and historic votality of the market prices for Pointe common stock reflect significant volatility. The Pointe board believes that the merger will provide Pointe shareholders with a more stable market price and improved liquidity due to Telscape's listing on the Nasdaq National Market;

    o the belief that the increased capitalization of the combined company would provide improved access to the capital markets than Pointe as a separate company;

    o the merger would combine two experienced management teams with entrepreneurial cultures;

    o   the structure of the merger as a tax-free reorganization; and

    o the results of the due diligence investigation of Telscape conducted by Pointe's management, accountants and legal counsel.

     The Pointe board of directors also identified and considered a number of potentially negative factors in its deliberations concerning the merger including the following:

    o the potential benefits of the merger that the directors had discussed might not be realized fully, or within the time frame contemplated;

    o the combined company may not have the anticipated improved access to capital markets requiring Pointe to fund Telscape's obligations as well as its own;

    o the majority of Telscape's operations, assets and prospects for future growth are in Mexico, subjecting the company to potential losses as a result of possible future political and economic instability in the country;

    o key technical, marketing and management personnel might choose not to remain employed by the combined company after the merger;

    o the substantial charges that the combined company would incur in connection with the merger, including the costs of integrating the two companies' businesses and the transaction expenses;

    o the combined company would experience negative cash flow potentially for several quarters and possibly longer;

    o the combined company would be substantially leveraged and would need to raise additional capital in the near term;

    o other applicable risks described in this joint proxy statement/prospectus under "Risk Factors."

     Pointe's board of directors concluded that, on balance, the merger's potential benefits to Pointe and its shareholders outweighed the associated risks. This discussion of the information and factors considered by Pointe's board of directors is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the merger, Pointe's board did not find it practicable to, and did not quantify or otherwise assign relative weight to, the specific factors considered in reaching its determination.

     For the reasons discussed above, Pointe's board of directors has determined the merger agreement and the merger to be advisable and fair to, and in the best interests of, Pointe's shareholders. In connection with the merger, Pointe's board of directors unanimously recommends that the Pointe shareholders approve the merger agreement and the merger.

OPINION OF FINANCIAL ADVISOR TO TELSCAPE

     Telscape has retained Kaufman Bros., to render its opinion as to the fairness, from a financial point of view, to the shareholders of Telscape, of the ratio relating to the exchange of shares of Telscape common stock for shares of Pointe common stock.

     Telscape selected Kaufman Bros. for a number of reasons including its familiarity with Telscape and its experience and reputation in the area of valuation and financial advice particularly in relation to transactions of the size and nature of the proposed merger. Kaufman Bros. is a New York based investment banking firm which is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwriting, private placements and valuations for corporate and other purposes. From time to time, Kaufman Bros. may hold long or short positions in Telscape and/or Pointe common stock.

     On December 30, 1999 Kaufman Bros. rendered its opinion orally to Telscape's board of directors and subsequently confirmed its opinion in writing to the effect that, based upon and subject to the considerations and limitations set forth in such opinion, as of December 30, 1999, the exchange ratio was fair, from a financial point of view, to the shareholders of Telscape.

     The following summary of the Kaufman Bros. opinion may not include all of the information important to you. The full text of the opinion letter delivered by Kaufman Bros. to the Telscape board dated December 30, 1999, which sets forth fully the assumptions made, general procedures followed, matters considered and limits on the scope of review undertaken, is included as Annex C to this joint proxy statement/prospectus. Holders of Telscape common stock are urged to read the Kaufman Bros. opinion carefully and in its entirety.

     In conducting its investigation and analysis and in arriving at its opinion, Kaufman Bros. reviewed the information and took into account the financial and economic factors as it deemed relevant and material under the circumstances. In connection with its analysis Kaufman Bros. undertook in its analysis were as follows:

    o Reviewed internal financial information concerning the business and operations of Telscape and Pointe furnished to Kaufman Bros. for purposes of its analysis, as well as publicly available information including but not limited to Telscape's and Pointe's recent filings with the SEC;

    o   Reviewed the merger agreement in the form presented to Telscape's board;

    o Compared the historical market prices and trading activity of Telscape common stock and Pointe common stock with those of other publicly traded companies that Kaufman Bros. deemed reasonably comparable;

    o Compared the financial position and operating results of Telscape and Pointe with those of other publicly traded companies Kaufman Bros. deemed reasonably comparable;

    o Compared the proposed financial terms of the merger with the financial terms of other business combinations Kaufman Bros. deemed reasonably comparable to the proposed merger; and

    o Held discussion with members of Telscape's and Pointe's respective senior management concerning Telscape's and Pointe's historical and current financial condition and operating results and future prospects.

     Telscape did not place any limitation upon Kaufman Bros. with respect to the procedures to be followed or factors considered in rendering its opinion.

     In arriving at its opinion, Kaufman Bros. assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it by or on behalf of Telscape and Pointe, or publicly available and did not independently verify that information. Kaufman Bros. assumed, with Telscape's consent, that:

    o All material asset and liabilities (contingent or otherwise, known or unknown) of Telscape and Pointe are as set forth in their respective financial statements;

    o Obtaining all regulatory and other approvals and third party consents required for consummation of the merger would not have a material effect on the anticipated benefits of the merger; and

    o The merger will be consummated in accordance with the terms set forth in the merger agreement, without any amendment thereto and without waiver by Telscape or Pointe of any of the conditions to their respective obligations thereunder.

     Kaufman Bros. assumed that the financial forecasts it examined were reasonably prepared based upon the best available estimates and good faith judgments of Telscape's and Pointe's respective senior management as to future performance of Telscape and Pointe. In conducting its review, Kaufman Bros. did not obtain an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Telscape or Pointe. However, all financial projections prepared by Pointe were reviewed by the senior management of Telscape. Kaufman Bros.' opinion did not predict or take into account any possible economic, monetary or other changes which may occur, or information which may become available, after the date of the opinion. Furthermore, Kaufman Bros. expressed no opinion as to the price or trading range at which any of Telscape's or Pointe's securities (including Telscape common stock and Pointe common stock) will trade following the date of the opinion.

     The following is a summary of the material financial analyses performed by Kaufman Bros. in connection with rendering opinion.

ANALYSIS OF SELECTED COMPARABLE ACQUISITION TRANSACTIONS

     Kaufman Bros. reviewed seven selected acquisition transactions which were consummated in calendar years 1998 and 1999. The transactions were chosen based on a review of acquired companies that possessed general business, operating and financial characteristics representative of companies in the industry in which Telscape and Pointe operate. Kaufman Bros. noted that none of the selected transactions reviewed was identical to the merger and that, accordingly, the analysis of comparable transactions necessarily involves complex consideration and judgments concerning differences in financial and operating characteristics of Telscape and Pointe and other factors that would affect the acquisition value of comparable transactions including, among others, the general market conditions prevailing in the equity capital markets at the time of such transactions.

     For each comparable transaction, Kaufman Bros. calculated multiples of enterprise value of the acquired company to annualized revenues and enterprise value to property, plant and equipment ("PP&E"). The enterprise value for the acquired companies was obtained as of the date of the closing of the respective transaction. The annualized revenues and balance sheet data were based upon the most recent quarterly publicly available information prior to the closing of the respective transaction. Kaufman Bros. then compared these multiples to the relevant Telscape acquisition multiples. The enterprise value for Telscape was based on an implied equity value of $9.30 (determined by taking Pointe's closing stock price on December 28, 1999 divided by the exchange ratio). The annualized revenue and balance sheet data items for Telscape were based upon reported September 30, 1999 figures.

     Based on these analyses:

    o The multiple of enterprise value to annualized revenues is 1.0x. This compares to the median multiple for the selected acquisition transactions of 1.9x; and.

    o The multiple of enterprise value to PP&E is 2.0x. This compares to the median multiple for the selected acquisition transactions of 3.8x;

     Kaufman Bros. also calculated the acquisition premiums paid in selected transactions (as of the day of transaction announcement) by the acquiring company over the common stock value of the target company at one day, one week and four weeks prior to the announcement of such transactions. Based upon this analysis;

    o The implied equity value of Telscape's common stock on November 30, 1999 of $9.30 (determined by taking Pointe's closing stock price on November 30, 1999 divided by the Exchange Ratio) represents a 35.3% premium, a 2.1% discount and 1.5% discount over Telscape's closing stock price four weeks, one week and one day, respectively, prior to the announcement.

    o The median premium over the four-weeks-prior stock price in the selected transactions was 49.2% with the high being a premium of 76.0% and the low being a discount of 30.8%.

    o The median premium over the one-week-prior stock price in the selected transactions was 40.8% with the high being a premium of 72.4% and the low being a discount of 32.3%; and

    o The median premium over the one-day-prior stock price in selected transactions was 35.1% with the high being a premium of 55.6% and the low being a discount of 30.3%.

ANALYSIS OF VALUATION PREMIUMS

     Kaufman Bros. performed analysis of valuation premiums based on Telscape's and Pointe's respective stock prices on one day, one week and four weeks prior to the public announcement of the merger on December 1, 1999.

    o On November 3, 1999 Telscape's closing stock price was $6.88 per share and Pointe's closing stock price was $2.00. This date was four weeks prior to the public announcement of the merger on December 1, 1999. Based on the exchange ratio, the implied equity value of $9.30 per Telscape share on such date (determined by taking Pointe's closing stock price on such date divided by the exchange ratio) represented a premium of 35.30%.

    o On November 24, 1999 Telscape's closing stock price was $9.50 per share and Pointe's closing stock price was $2.00. This date was one week prior to the public announcement of the merger. The implied equity value of $9.30 on such date was very close to Telscape's closing stock price.

    o On November 30, 1999 Telscape's closing stock price was $9.44 per share and Pointe's closing price was $2.00. This date was one day prior to the public announcement of the merger. The implied equity value of $9.30 on such date was very close to Telscape's closing stock price.

ANALYSIS OF SELECTED PUBLICLY TRADED COMPANIES

     Kaufman Bros. reviewed publicly available financial information, as of the most recently reported period, and stock market information as of December 28, 1999 for the following 24 publicly traded companies, seven of which are emerging multinational carriers ("EMCs"), seven of which are network providers and ten of which are competitive local exchange carriers ("CLECs") that Kaufman Bros. deemed reasonably comparable to Telscape:

EMCs                                   Network Providers                     CLECs
1. IDT Corporation                     1. Cap Rock Communications            1. Allegiance Telecommunications
2. Pacific Gateway                     2. Global Telesystem Group            2. VSLEC Corporation
3. Primus Telecommunications           3. Level 3 Communications             3. Focal Communications
4. RSL Communications                  4. Metro-Media Fiber Networks         4. McLeodUSA Inc
5. Startec Global Communications       5. Northeast Optic Networks           5. MGC Communications
6. Star Telecommunications             6. Viatel Inc                         6. Electric Lightwave Inc
7. World Access                        7. ITCDeltaCom Inc                    7. e.spire Communications
8. GST Telecommunications

     Kaufmann Bros. noted that none of the selected companies is directly comparable to Telscape.

     For each comparable company, Kaufman Bros. calculated multiples of enterprise value to annualized revenues, annualized operating income before depreciation, amortization, interest and taxes ("EBITDA"), net Plant, Property and Equipment ("PP&E") and stockholder equity based on the closing prices as of December 28, 1999. Kaufman Bros. then compared these multiples to the similar Telscape multiples based on the implied equity price as of December 31, 1999 of $9.30 per share, with the following results:

    o The multiple of Telscape's implied enterprise value to annualized revenue is 1.0x compared to the median multiple of the selected EMC companies of 1.0x;

    o The multiple of Telscape's implied enterprise value to PP&E is 2.0x compared to the median multiple of the selected EMC companies of 4.3x;

    o The multiple of Telscape's implied enterprise value to stockholders equity is 3.4x compared to the median multiple of comparable EMC companies of 1.4x;

    o The multiple of Telscape's implied enterprise value to annualized EBITDA was a negative number due the loss realized by both companies during the last reported quarter.

DISCOUNTED CASH FLOW ANALYSIS

     Kaufman Bros. performed a discounted cash flow analysis of Telscape on a stand alone basis using Telscape management's projections through 2004. In such analysis, Kaufman Bros. assumed terminal value of free cash flow in 2004 with the perpetual annual growth of 10% and discount rates of 20% to 35%. Selection of an appropriate discount rates is an inherently subjective process and is affected by numerous factors. The discount rates used by Kaufman Bros. were selected based upon Telscape's recent historical financial results, current financial condition and the risk associated with Telscape achieving its financial projections. This range of discount rates also reflects an estimate of the cost of capital that Telscape would incur based upon the achievement of its financial projections and the current valuation parameters for comparable public companies. Such analysis produced present values of Telscape common stock ranging from $5.62 to $28.55 per share. Kaufman Bros. compared the range of prices to the implied equity value per share of $9.30 as of December 28, 1999.

     Kaufman Bros. performed a discounted cash flow analysis of Pointe, on a stand-alone basis using Pointe management's projections through 2004. In such analysis, Kaufman Bros. assumed terminal

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
value of free cash flow in the year 2004 with the perpetual annual growth of 10% and discount rates of 16% to 25%. This analysis produced present values per share for Pointe common stock ranging from $2.42 to $7.79. Kaufman Bros. then compared these values to Pointe's closing stock price of $2.00 as of December 28, 1999.

     Kaufman Bros. also performed a discounted cash flow analysis of the merged company on a pro forma combined basis and compared the resulting values to those of Telscape on a stand-alone basis. In this analysis, Kaufman Bros. assumed terminal value of free cash flow in the year 2004 with the annual perpetual growth of 10% and discount rates of 16% to 25%.This analysis produced present values per share for the merged company's common stock on a pro forma combined basis ranging from $9.24 to $33.85. The higher DCF valuations are a function of expected cost synergies resulting from economies of scale coupled with an estimated lower cost of capital as a combined entity.

IMPLIED HISTORICAL EXCHANGE RATIO ANALYSIS

     Kaufman Bros. reviewed the daily closing prices of Telscape common stock and Pointe common stock for the period of from December 1, 1998 through December 1, 1999. The following chart presents these historical share prices:

                [HISTORICAL STOCK PRICES O0F TSCP AND PCOM GRAPH]

     Kaufman Bros. derived implied historical exchange ratios for the Telscape common stock and the Pointe common stock by dividing the closing price per share of Telscape common stock by the closing price per share of Pointe common stock for each trading day in the calendar period from December 1, 1998 through December 1, 1999. This analysis yielded an average implied historical exchange ratio of 4.28-to-1.00, compared to the actual 4.65-to-1.00 exchange ratio.

                  CONFIDENTIAL, FOR USE FO THE COMMISSION ONLY

             [IMPLIED HISTORICAL RATIO OF DAILY SHARE PRICES GRAPH]

CONTRIBUTION ANALYSIS

     Kaufman Bros. analyzed Telscape's and Pointe's relative contribution to the combined company with respect to certain measurements, including net sales and EBITDA. As a result of the merger, holders of Telscape's common stock will own approximately 36% of the pro forma combined company fully diluted shares.

    o Telscape is anticipated to contribute (based on information provided to Kaufman Bros. by Telscape and Pointe) 67% of the combined sales in calendar 1999, 56% in 2000, 53% in 2001, 46% in 2002, 43% in 2003 and
        43% in 2004. Telscape's contribution to combined EBITDA would be 60% in 2001, 40% in 2002, 50% in 2003 and 38% in 2004. The calculation for calendar years 1999 and 2000 are not meaningful.

ANALYSIS OF COMBINED COMPANIES

     The proforma combined balance sheet of Telscape and Pointe as of September 30, 1999 (assuming no merger related adjustments), would have approximately $37.2 million in cash, approximately 32.106 million common shares outstanding and $64.5 million of debt. Shareholders' equity would be approximately $58.3 million, or $1.82 per fully diluted share, compared to Telscape's shareholders' equity of $31.5 million or $1.53 per fully diluted share as of September 30, 1999.

     The foregoing summary does not purport to be a complete description of the analyses performed by Kaufman Bros. The preparation of a fairness opinion is a complex process and is not susceptible to partial analysis or summary description. Kaufman Bros. believes that its analyses must be considered as a whole, and that selecting portions of such analyses without considering all analyses and factors, would create an incomplete view of the processes underlying its opinion. Kaufman Bros. did not attempt to assign specific weights to particular analyses. Any estimates contained in Kaufman Bros. analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because such estimates are inherently subject to uncertainty, Kaufman Bros. does not assume responsibility for their accuracy.

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
UPDATE OF OPINION

     On March 30, 2000, Telscape, the acquisition subsidiary and Pointe entered into an Amended and Restated Merger Agreement, effective as of December 31, 1999. The amended and restated merger agreement effected a change in the exchange ratio resulting from a decision by Pointe not to spin off a partially owned subsidiary, Telecommute Solutions, Inc., to Pointe's shareholders prior to the merger as had been contemplated by the original merger agreement. The amended and restated merger agreement provides, among other things, that, upon the closing of the merger, each outstanding share of PointeCom common stock (other than shares held in treasury) will be converted into 0.223514 shares of Telscape common stock.

     In light of this change, Kaufman Bros. rendered an update of its opinion to Telscape's board on April 17, 2000, to the effect that, based upon and subject to the considerations and limitations set forth in such opinion, as of December 31, 1999, the revised exchange ratio of 0.223514 was fair, from a financial point of view, to the shareholders of Telscape and Pointe.

COMPENSATION

     Pursuant to the engagement letter dated September 22, 1999, to date, Kaufman Bros. has been paid $100,000 by Telscape in connection with the opinion and will receive an additional $200,000 upon closing of the merger. Telscape has also agreed to reimburse Kaufman Bros. for reasonable out-of-pocket expenses incurred by Kaufman Bros. in performing its services, including the reasonable fees and expenses of its legal counsel, and to indemnify Kaufman Bros. and related persons against certain liabilities relating to or arising out of its engagement, including certain liabilities under the federal securities laws.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     This section summarizes material U.S. federal income tax considerations relevant to the merger that apply to the Pointe shareholders. This discussion is based on existing provisions of the Internal Revenue Code of 1986, as amended, existing Treasury regulations and current administrative rulings and court decisions, all of which are subject to change. Any change, which may or may not be retroactive, could alter the tax consequences of the merger to you. The Internal Revenue Service may adopt a contrary position.

     We do not discuss all U.S. federal income tax considerations that may be relevant to you in light of your particular circumstances. Factors that could alter the tax consequences of the merger to you include:

    o   if you are a dealer in securities;

    o   if you are a tax-exempt organization;

    o if you are subject to the alternative minimum tax provisions of the Internal Revenue Code;

    o   if you are a foreign person or entity;

    o   if you are a financial institution or insurance company;

    o   if you do not hold your shares as capital assets;

    o if you hold your shares as part of an integrated investment, including a "straddle"; and

    o   if you hold shares subject to the constructive sale provisions of
        Section 1259 of the Internal Revenue Code.

     In addition, we do not discuss the tax consequences of the reorganization under foreign, state or local tax laws, the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the merger, whether or not any of the transactions are undertaken in connection with the reorganization. Accordingly, we urge you to consult your own tax advisors as to the specific consequences to you of the merger.

     TAX OPINION. Arthur Andersen LLP, is of the opinion that the merger of Pointe with Pointe Acquisition Corp., the wholly owned subsidiary of Telscape, should be a "reorganization" for U.S. federal income tax purposes within the meaning of section 368(a) of the Internal Revenue Code. Therefore, subject to the limitations and qualifications described below:

    o No gain or loss should be recognized by the Common and Preferred stockholders of Pointe as a result of the exchange of Pointe voting Common Stock and Pointe voting Preferred Stock solely for Telscape Common Stock and Telscape Preferred Stock pursuant to the merger, except that gain, loss or dividend income should be recognized on the receipt of cash, if any, received in lieu of fractional shares.

    o No gain or loss should be recognized by the holder of a Pointe warrant as a result of the exchange of such Pointe warrant for a Telscape warrant pursuant to the merger.

    o No gain or loss should be recognized by the holder of a Pointe incentive stock option as a result of the exchange of the Pointe incentive stock option for a Telscape incentive stock option pursuant to the merger. The granting of any substitute Telscape stock option to a holder of a Pointe incentive stock option, under the Pointe Stock Option Plans, pursuant to the merger under the provisions discussed above, should not be deemed a "modification" of any Pointe existing incentive stock option.

    o No gain or loss should be recognized by the holder of a Pointe non-qualified stock option or warrant issued as compensation for services as a result of the exchange of the Pointe nonqualified stock option or warrant issued as compensation for services for a Telscape nonqualified stock option pursuant to the merger.

    o The tax basis of the Telscape Common Stock and Telscape Preferred Stock received by Pointe Common and Preferred stockholders should be the same as the basis of the Pointe Common Stock and Pointe Preferred Stock surrendered in the exchange, decreased by the amount of basis allocated to the fractional shares that are hypothetically received by the stockholder and redeemed for cash.

    o The holding period of the Telscape Common Stock and Telscape Preferred Stock received by the Pointe common and preferred stockholders should include the period during which the Pointe Common Stock and Pointe Preferred Stock surrendered in exchange therefor was held, provided that the Pointe Common Stock and Pointe Preferred stock is held as a capital asset in the hands of the Pointe stockholders at the Effective Time.

    o The payment of cash in lieu of fractional share interests of Telscape Common Stock should be treated as if each fractional share was distributed as part of the exchange and then redeemed by Telscape. The cash payment should be treated as having been received in redemption of the Telscape fractional share interest in the Telscape Common Stock deemed to have been received, provided the redemption is not essentially equivalent to a dividend under Section 302. Any gain or loss recognized upon such exchange should be capital gain or loss provided the fractional share would constitute a capital asset in the hands of the exchanging stockholder.

    o No gain or loss should be recognized by Telscape, Pointe Acquisition Corp., or Pointe on the merger of Pointe Acquisition Corp. into Pointe and the exchange of Pointe Common Stock and Pointe Preferred Stock solely for voting Telscape Common Stock and voting Telscape Preferred Stock pursuant to the plan of reorganization.

    o Gain, if any, (but not loss other than in certain cases) should be recognized by Pointe stockholders where cash is received for Pointe shares in connection with dissenters' rights under state law pursuant to the merger. The tax consequences for Pointe stockholders who receive cash with respect to their dissenters' rights must be determined on a stockholder-by-stockholder basis taking into account certain complex attribution rules. For this reason, it is not possible for us to conclude as to the specific tax consequences to any particular stockholder. Therefore, such stockholders should consult their own tax advisors as to the proper treatment and character of any such gain.

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
     Neither Pointe nor Telscape has requested a ruling from the Internal Revenue Service with regard to any of the federal income tax consequences of the merger. The opinions described above do not bind the Internal Revenue Service nor preclude it from adopting a contrary position. These opinions are subject to qualifications, are conditioned upon assumptions and are based upon factual representations made to Arthur Andersen LLP by the parties to the merger agreement. The opinions may not be relied upon if these factual representations are incorrect or incomplete.

     BACKUP WITHHOLDING. Cash payments to a Pointe shareholder in connection with the merger may be subject to 31% "backup withholding" unless the shareholder provides its taxpayer identification number or social security number and certifies that the number is correct or properly certifies that it has applied for and is awaiting a number. Certain shareholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and certain other reporting requirements. If, however, backup withholding applies, Telscape is required to withhold 31% of any cash payments made pursuant to the merger. Backup withholding is not an additional tax, but rather it is an advance tax payment that is subject to refund if it results in an overpayment of tax. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income.

     The tax consequences of the merger may vary depending upon the particular circumstances of each Pointe shareholder. Accordingly, the shareholders of Pointe are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of state, local, and foreign tax laws.

CREDIT FACILITIES

     Telscape and its subsidiaries signed a credit agreement on August 27, 1999 with Lucent Technologies for funding of up to $40 million in long-term notes. The term of the notes is 5 years from the date of closing and calls for interest rates ranging from 5.75 to 7.25% over a defined base rate. The credit agreement contains several financial covenants including minimum EBITDA, debt to equity ratios and several others. Telscape does not expect to be in compliance with all of the covenants and has secured a waiver from Lucent for non-compliance on various covenants for periods through June 15, 2000.

     The credit agreement also calls for Lucent to provide its express consent approving any change of control in Telscape. Lucent has delivered its consent for the merger and funded an additional $16.1 million under the agreement on April 20, 2000.

     In early February 2000 Lucent delivered to Telscape an offer of commitment for an additional $20 million in long term financing together with an offer to re-negotiate the financial covenants contained in the initial credit agreement. As of the date of this filing, certain items in the $20 million commitment offer are still under negotiation.

     Telscape signed a financing agreement for $7.0 million in January 1999 with a finance company. As of the date of this filing, Telscape has drawn on $5.6 million of this facility and does not plan on drawing any additional amounts. Telscape was in default of certain financial covenants stipulated in the financing agreement for the three months ending September 30, 1999, for which Telscape obtained a waiver from the finance company. Telscape was in default of financial covenants for the three months ending December 31, 1999 and has secured waivers from the finance company covering this period. Telscape anticipates that the finance company will consent to the merger with Pointe and is in the process of renegotiating the financial covenants contained in the original financing agreement with Telscape.

DISSENTER'S AND APPRAISAL RIGHTS

     Pointe shareholders are entitled to dissenters rights in the proposed merger under Nevada Revised Statutes ("NRS") 92A.300 - 92A.500. A copy of the statute is attached to this joint proxy statement/prospectus as Annex C. Pointe shareholders who are considering exercising dissenters rights should review NRS 92A.300 - 92A.500 carefully, particularly the steps required to perfect dissenters rights. No provision under Nevada law provides a shareholder the right to later withdraw a dissent and demand for payment. Set forth below is a summary of the steps to be taken by a holder of record to exercise the right to appraisal. This summary should be read in conjunction with the full text of NRS 92A.410 to 92A.480.

     Under Nevada Revised Statute 92A.380, shareholders may dissent from some corporate actions and the corporation must buy their shares. Shareholders may dissent if a corporation wants to merge with another corporation.

     To exercise your right to dissent:

    o before the vote is taken, you must deliver written notice to the Pointe Secretary stating that you intend to demand payment for your shares if the merger with Telscape is completed; and

    o you must NOT vote your shares in favor of the Merger either by proxy or in person.

     If you send written notice of your intent to dissent before the vote on the Merger, Pointe must send you a written dissenter's notice within 10 days after the merger is effective telling you:

    o where your demand for payment must be sent and where your stock certificates must be deposited;

    o   what happens if you own shares but do not have the stock certificate;
        and

    o the date by which Pointe must receive the demand form, which must be between 30 and 60 days after notice delivery,

     and providing you:

    o a form to demand payment, including the date by which you must have acquired beneficial ownership of your shares in order to dissent; and

    o   the applicable sections of the Nevada Revised Statutes.

     YOUR FAILURE TO DEMAND PAYMENT IN THE PROPER FORM OR DEPOSIT YOUR CERTIFICATES AS DESCRIBED IN THE DISSENTER'S NOTICE WILL TERMINATE YOUR RIGHT TO RECEIVE PAYMENT FOR YOUR SHARES. YOUR RIGHTS AS A SHAREHOLDER WILL CONTINUE UNTIL THOSE RIGHTS ARE CANCELED OR MODIFIED BY THE COMPLETION OF THE MERGER.

     Within 30 days of receipt of a properly executed demand for payment, Pointe must pay you what it determines to be the fair market value for your shares. Payment must be accompanied by specific financial records of Pointe, a statement of Pointe's fair value estimate, information regarding you right to challenge the fair value estimate, and copies of relevant portions of the Nevada Revised Statutes.

     Within 30 days from the receipt of the fair value payment, you may notify Pointe in writing of your own fair value estimate and demand the difference. Failure to demand the difference within 30 days of receipt of payment terminates your right to challenge Pointe's calculation of fair value.

     If we cannot agree on fair market value within 60 days after Pointe receives a shareholder demand, Pointe must commence legal action seeking court determination of fair market value. If Pointe fails to commence a legal action within the 60 day period, it must pay each dissenter whose demand remains unsettled the amount they demanded. Proceedings instituted by Pointe will be in the district court in Carson City, Nevada. Costs of legal action will be assessed against Pointe, unless the court finds that the dissenters acted arbitrarily, in which case costs will be equitably distributed. Attorneys fees may be divided in the court's discretion among the parties.

ACCOUNTING TREATMENT

     It is anticipated that the merger will be accounted for as a purchase business combination with Pointe treated as the acquiror. The assets and liabilities of Telscape will be recorded at fair value with the excess of the purchase price over the fair value of assets and liabilities acquired recorded as goodwill. The allocation of the purchase price in the merger is expected to result in approximately $211.3 million of goodwill and other intangibles.

     Pointe and Telscape will be treated as separate entities for periods prior to closing the merger, and thereafter, the consolidated financial statements will include the accounts of both entities.

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
OFFICERS AND DIRECTORS OF THE COMBINED COMPANY FOLLOWING THE MERGER

     Following the completion of the merger, the combined company's board of directors will consist of nine persons, three of whom will be selected by Telscape and six of whom will be selected by Pointe. Of the proposed directors, Messrs. Raville, Schmidt, Lee, Thompson, Bizri, and O'Reilly are designees of Pointe and Messrs. Landa, Crist and Fields are designees of Telscape. The term of each director of the combined company will be for a term of one year and until their successor has been elected and qualified. If the merger is not approved, the directors of Pointe and Telscape will be the persons elected at the annual meetings of each such company as set forth elsewhere in this joint proxy statement/prospectus. As all the persons proposed to become directors and officers of the combined company are presently officers or directors of either Pointe or Telscape, the biographies of the persons listed below may be found under the captions "Pointe's Management" and "Telscape's Management" elsewhere in this proxy statement/prospectus.

            NAME            AGE   POSITION IN THE COMBINED COMPANY
--------------------------  ---   ----------------------------------------------
Stephen E. Raville........   52   Chairman of the Board; Chief Executive Officer
Peter C. Alexander........   43   President and Chief Operating Officer
Richard P. Halevy.........   33   Chief Financial Officer
Manuel Landa..............   39   President, Advanced Services; Director
Ruben Garcia..............   47   President, Integrated Services
Jesse E. Morris...........   32   President, Long Distance Services
Gerald F. Schmidt.........   59   Director
David C. Lee..............   34   Director
Darryl B. Thompson........   38   Director
Rafic A. Bizri............   51   Director
William P. O'Reilly.......   54   Director
E. Scott Crist............   35   Director
Jack M. Fields, Jr........   48   Director

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
WARRANTS AND OPTIONS OF POINTE

     The outstanding warrants and options of Pointe will be exchanged for Telscape warrants and options pursuant to the merger and will be exercisable to purchase shares of Telscape common stock pursuant to the new option plans which have been adopted by Telscape's board. The exercise price and number of shares will be adjusted to address the conversion of Pointe common stock to Telscape common stock. The descriptions of the new option plans are contained in Telscape Proposals 4 through 8 of this joint proxy statement/prospectus.

INTERESTS OF OFFICERS AND DIRECTORS IN THE MERGER

     In considering the recommendations of the Telscape board and the Pointe board with respect to the merger, shareholders of Telscape and Pointe should be aware that officers and directors of Telscape and Pointe may have interests in the merger that are different from, or in addition to, their interests as shareholders of Telscape and Pointe generally. The Telscape board and the Pointe board were aware of such interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement.

  TELSCAPE

     Upon completion of the merger, options to purchase Telscape common stock held by certain officers and directors will be accelerated to vest automatically upon the change of control after the issuance of Telscape's common stock and preferred stock in connection with the merger. Todd M. Binet, Telscape's President, Chief Financial Officer, and a director, will automatically vest for the option to purchase 27,773 shares of common stock at $7.50 per share. Paul Freudenthaler, Telscape's Chief Accounting Officer, will automatically vest for the option to purchase 12,500 shares of common stock at $7.06 per share. Jesse Morris, Telscape's Vice President of Strategic Planning, will automatically vest for the option to purchase 30,000 shares of common stock at $10.25 per share, 5,555 shares of common stock at $7.50 per share, and 20,000 shares of common stock at $8.88 per share.

  POINTE

     Telscape and Pointe have agreed that the Telscape board of directors, at the completion of the merger, will consist of nine members, six of whom will initially be designated by Pointe from among the existing directors of Pointe.

     Ownership of Pointe Capital Stock; Warrants; Stock Options and Convertible Debentures

     As of March 31, 2000, directors and executive officers of Pointe beneficially owned an aggregate of:

    o 13,756,871 shares of common stock or 11.65% of the then outstanding common stock and exercisable common stock equivalents; and

    o 35,982,839 shares of common stock underlying Class A & B Senior Convertible Preferred Stock or 29.68% of the then outstanding common stock and exercisable common stock equivalents; and

    o 21,326,170 shares of common stock underlying warrants or 17.59% of the then outstanding common stock and exercisable common stock equivalents; and

    o 575,000 shares of common stock underlying exercisable options or 0.47% of the then outstanding common stock and exercisable common stock equivalents; and

    o 291,667 shares of common stock underlying convertible debentures or 0.24% of the then outstanding common stock and exercisable common stock equivalents; and

    o 71,932,547 shares or 59.34% of total common stock and exercisable common stock equivalents.

     The interests of the directors and executive officers listed above represent 49,759,710 shares (including the 35,982,839 shares underlying the Preferred Stock) or 55.9% of the shares eligible to vote. The above interests of the directors and executive officers will not be enhanced or accelerated by the merger. Pointe's stock option plans provide that options outstanding for a year at the time of a change of control become immediately vested. However, Pointe directors will comprise two-thirds of the post-merger board of directors and Pointe shareholders are expected to hold approximately two-thirds of the outstanding common stock and exercisable common stock equivalents meaning Pointe will have control of the company post-merger. Therefore, accelerated vesting of options is not expected to occur.

     The aggregate number of shares of Telscape common stock and exercisable common stock equivalents which the Pointe directors and executive officers will hold will be 16,077,931 representing the 71,932,547 shares of Pointe common stock and exercisable common stock equivalents multiplied by the exchange ratio of 0.223514.

     Pointe director James H. Dorsey has an interest in a $1.5 million loan obligation owed by Telscape which is independent of and not conditioned on the merger. Mr. Dorsey's interest in the loan is in connection with a loan transaction between Telscape and Lennox Invest Ltd., as described in "Telscape's Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE

     Under the merger agreement, Telscape has agreed that it will assume the same obligations with respect to indemnification of directors or officers of Pointe or its subsidiaries as were contained in the articles of incorporation or bylaws of Pointe or its subsidiaries and any indemnification or other agreements at the date of signing the merger agreement for a period of six years following the merger.

                              THE MERGER AGREEMENT

     This section is a summary of the material terms of the merger agreement, a copy of which is attached as Annex A to this document. The following description is not a complete description of the merger agreement and is qualified by reference to the merger agreement. We encourage you to read the full text of the merger agreement for details of the merger and the terms and conditions of the merger agreement.

THE MERGER

     Pointe Acquisition, Telscape's wholly owned subsidiary formed for the sole purpose of effecting the merger, will be merged with and into Pointe, which will be the surviving company. The merger will occur following the approval of the merger by the Telscape shareholders and Pointe shareholders and the satisfaction of other conditions to the merger. The holders of Pointe common stock will become holders of Telscape common stock in the merger.

TIMING OF CLOSING

     If the merger agreement is approved by the shareholders, the merger closing will take place no later than the third business day after the approval, provided that all other conditions to the closing have been satisfied or waived. On the date the merger closes, a certificate of merger will be filed with the Secretary of State of the State of Nevada. The merger will become effective when the certificate of merger has been duly filed with the Secretary of State of the State of Nevada.

CONVERSION OF POINTE CAPITAL STOCK

     When the merger becomes effective, each outstanding share of Pointe capital stock will be converted as follows:

    o each share of Pointe common stock will be converted into the right to receive 0.223514 shares of Telscape Common Stock,

    o each share of Pointe Class A Convertible Senior Preferred Stock will be converted into one share of Telscape Class D Convertible Senior Preferred Stock, the terms of which will be materially the same as the Pointe Class A Convertible Senior Preferred Stock; each share of Telscape Class D preferred stock will be convertible into 478.96 shares of Telscape common stock, or an aggregate of 5,355,341 shares of Telscape common stock, and

    o each share of Pointe Class B Convertible Senior Preferred Stock will be converted into one share of Telscape Class E Convertible Senior Preferred Stock, the terms of which will be materially the same as the Pointe Class B Convertible Senior Preferred Stock , each share of Telscape Class E preferred stock will be convertible into 383.17 shares of Telscape common stock, or an aggregate of 2,866,323 shares of Telscape common stock.

     Telscape will not issue fractional shares of Telscape common stock but will make cash payments for any fractional shares.

CONVERSION OF POINTE OPTIONS, WARRANTS AND OTHER RIGHTS

     The outstanding options, warrants and other rights to acquire Pointe common stock will be exchanged for options, warrants and other rights exercisable for shares of Telscape common stock. The number of shares upon exercise of the options, warrants or other rights and the exercise prices will be adjusted to take into account the conversion rate of the merger.

REPRESENTATION ON TELSCAPE BOARD

     Upon the consummation of the merger, the Board of Directors of Telscape will be adjusted in size and membership so that six of the members will be named by Pointe and three of the members will be named by Telscape. In the next two elections of directors of Telscape, the existing Telscape Board will determine the size of the board and a slate of nominees to be submitted to the shareholders

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of Telscape. Of these nominees, a majority of the members of Telscape Board who were designated by Telscape in the merger (or elected to succeed those designees) will have the right to designate three members of the slate of nominees. The Telscape Bylaws shall be appropriately amended to reflect these provisions for determining nominees for election to the Telscape Board.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains customary representations and warranties made by Telscape, Pointe Acquisition and Pointe regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the merger, which each company relied on when agreeing to the merger and will rely on when closing the merger. The representations and warranties given by Telscape, Pointe Acquisition and Pointe relate to the following topics:

    o the organization, valid existence and qualification to do business of the companies and their respective corporate power and authority to own, operate and lease their assets and to carry on their business as currently conducted;

    o the authorization, execution, delivery and enforceability of the merger agreement and the transactions contemplated by the merger agreement and that the merger agreement and the transactions do not conflict with charter documents, material contracts or applicable licenses, statutes or orders;

    o   certain representations to support the merger as a reorganization under
        Section 368(a) of the Internal Revenue Code;

    o the timeliness and accuracy of all documents and financial statements filed or to be filed with the SEC;

    o the capital structure of the companies, including the number of shares of capital stock authorized, issued and outstanding;

    o   ownership of subsidiaries;

    o the fair presentation in all material respects of the information in financial statements and the accuracy of books and records;

    o   the absence of undisclosed liabilities and obligations;

    o   accounts and notes receivable;

    o ownership, title and condition of assets, including real property and intangible assets;

    o   customers and material contracts;

    o   environmental matters;

    o   labor and employee relationships;

    o   insurance;

    o compensation and employment agreements for officers, directors, employees and contractors;

    o   noncompetition agreements;

    o   employee benefit plans;

    o litigation and compliance with laws, including laws relating to improper payments;

    o   taxes;

    o   the absence of material adverse events or changes;

    o   the competing lines of business and related party transactions;

    o   accuracy of disclosures made in connection with the merger; and

    o   Year 2000 computer issues.

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
     Additionally, Telscape and Pointe Acquisition represented that the capital stock of Telscape to be issued in the merger will be fully paid, nonassessable and not subject to preemptive rights when issued in the merger and that Pointe Acquisition was formed for the sole purpose of the merger and has no other operations.

CERTAIN COVENANTS

     The merger agreement contains other mutual covenants of the parties that are typical for a transaction similar to the merger. Those covenants include the following:

     CONDUCT OF BUSINESS. Each of Telscape, Pointe Acquisition and Pointe have agreed to conduct its business in the ordinary course from the date of the merger agreement until the earlier of the closing of the merger or the termination of the merger agreement. Specifically, each of the companies has agreed to not to do any of the following:

    o change its authorized capital stock, except for the changes relating to the merger and the conversion of the Pointe Note;

    o grant any options, warrants, or other rights or commitments for the issuance of capital stock with limited exceptions;

    o   declare or pay any dividends or distributions with limited exceptions;

    o increase compensation to officers or employees except as consistent with past practices;

    o   adopt any new or materially change any employee benefit plan;

    o sell, transfer or enter into any agreement to sell or transfer any material assets or properties other than transfers in the ordinary course of business and the disposition of certain identified subsidiaries;

    o   cancel or agree to cancel any material receivables;

    o increase indebtedness or payables except in the ordinary course of business, including those related to Telscape's telecommunication network in Mexico and the Pointe Note;

    o encumber any assets or properties except for certain permitted encumbrances (including those related to Telscape's telecommunication network in Mexico);

    o   make any commitments for capital improvements, except as disclosed;

    o grant any preferential rights or restrictions relating the purchase or acquisition any of its assets, property or rights except those relating to the Telscape's telecommunications network in Mexico;

    o acquire any property, rights or assets outside of the ordinary course of business, except those in connection with the Telscape's telecommunications network in Mexico;

    o   form any subsidiary other than Pointe Acquisition;

    o fail to keep material properties insured substantially to the same extent as they are currently insured;

    o   waive any of its material rights or claims; or

    o materially breach, materially change the terms of, materially amend or terminate any material contract, agreement, permit or other right.

     REASONABLE EFFORTS. Each of the companies has agreed to use its commercially reasonable efforts to preserve its business organization and goodwill.

     INSPECTION. Each of the companies has agreed to permit representatives of the other to examine the properties, books, contracts, tax returns and other records and to furnish each other with information.

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
     RESTRAINT ON SOLICITATION. Telscape and Pointe have agreed that they and their representatives will terminate and not initiate or engage in any activities or negotiations, or enter to any commitments or agreements, regarding any transaction involving 25% or more of the assets or equity interests of such companies. The companies have agreed to certain exceptions that allow the boards of the companies to respond to unsolicited proposals only if the company has received a written proposal, the board of the company determines in good faith based upon advice of a financial advisor that the proposed transaction is reasonably capable of being completed and if completed would result in greater value to the shareholders of the company, and the board of the company concludes that it must pursue such proposed transaction in order to comply with its fiduciary duties as advised in writing by the company's outside legal counsel. Either board may withdraw its recommendation of the merger if, following the receipt of a superior proposal, it determines that the failure to do so would be in violation of its fiduciary duties as advised in writing by the company's outside legal counsel. If the board of either company decides to pursue an alternative transaction, it must offer the other company the opportunity to meet the proposal or offer a superior proposal, which opportunity must be exercised within five business days following receipt of the offer. Further, even if the board of either company decides to pursue an alternative transaction, it must still submit the merger transaction to the approval of its shareholders.

     EXPENSES. Each party has agreed to pay its own expenses in connection with the merger whether or not the merger is consummated, except that the parties have agreed that if the merger agreement is terminated after beginning the preparation of the joint proxy statement/prospectus, the parties will each pay 50% of the expenses relating to the joint proxy statement/prospectus and the filing under the Hart-Scott-Rodino Act, and Telscape will reimburse Pointe for all expenses relating to the Pointe Note (and if converted, all costs of the conversion).

     REGISTRATION STATEMENT AND PROXY STATEMENTS.   Telscape has agreed to
prepare and file the registration statement and joint proxy statement/prospectus and to use its commercially reasonable efforts to respond to the SEC's comments to the filing and to have the filing declared effective. Telscape and Pointe have agreed to promptly provide information necessary to the registration statement and joint proxy statement/prospectus and cooperate in the completion of the filings. Telscape has also agreed to use its commercially reasonable efforts to cause Telscape common stock to be issued in the merger to be listed on the Nasdaq National Market.

PREFERRED STOCK ISSUED IN MERGER

     DESCRIPTION OF CLASS D PREFERRED STOCK. Pointe has authorized 15,000 shares of its Class A Cumulative Convertible Preferred Stock for issuance. Dividends on the Class A preferred stock accrue at the rate of 12% and are payable quarterly in cash or additional shares of Class A preferred stock.

     Holders of the preferred stock may elect to convert each share of preferred stock into 2,143 shares of common stock at any time ($3,000 liquidation value per preferred share divided by $1.40 per share of common stock) after issuance. Pointe may require conversion of the preferred stock upon the occurrence of an offering of common stock or other equity interest at a purchase price in excess of $4.00 per share that yields net proceeds in excess of $30 million, or after the first anniversary of the issue date if (1) Pointe's common stock shall have been listed for trading on the New York Stock Exchange, the Nasdaq National Market or the American Stock Exchange; (2) the common stock shall have traded on such exchange for a period of at least 20 consecutive trading days at a price per share of at least $5.00; and (3) the average daily trading volume of the common stock during such 20 consecutive trading day period shall be at least $1,000,000. The conversion rate in these instances of $1.40 per share of common stock is subject to certain antidilution provisions. If not earlier converted, the preferred stock must be converted into common stock on the twelfth anniversary, based on the average of the closing price on the 20 days preceding the date of mandatory conversion. The holders of Class A preferred stock cannot demand redemption of the preferred stock in cash.

     Each holder of Class A preferred stock is entitled to receive notice of any meeting of Pointe's shareholders and is entitled to vote on any proposal the number of shares into which the preferred stock is convertible. The holders of Class A preferred stock have the right to designate two members of the board of directors.

     Holders of Pointe's Class A preferred stock will receive, on a one for one basis, shares of Telscape's newly designated Class D Cumulative Convertible Preferred Stock, which is substantially identical to Pointe's Class A preferred stock.

     DESCRIPTION OF CLASS E PREFERRED STOCK. Pointe has authorized 10,000 shares of its Class B Cumulative Convertible Preferred Stock for issuance. Dividends on the Class B preferred stock accrue at the rate of 12% and are payable quarterly in cash or additional shares of Class B preferred stock.

     Holders of the preferred stock may elect to convert each share of preferred stock into 1,714 shares of common stock at any time ($3,000 liquidation value per preferred share divided by $1.75 per share of common stock) after issuance. Pointe may require conversion of the preferred stock upon the occurrence of an offering of common stock or other equity interest at a purchase price in excess of $4.00 per share that yields net proceeds in excess of $30 million, or after the first anniversary of the issue date if (1) Pointe's common stock shall have been listed for trading on the New York Stock Exchange, the Nasdaq National Market or the American Stock Exchange; (2) the common stock shall have traded on such exchange for a period of at least 20 consecutive trading days at a price per share of at least $5.00; and (3) the average daily trading volume of the common stock during such 20 consecutive trading day period shall be at least $1,000,000. The conversion rate in these instances of $1.75 per share of common stock is subject to certain antidilution provisions. If not earlier converted, the preferred stock must be converted into common stock on the twelfth anniversary, based on the average of the closing price on the 20 days preceding the date of mandatory conversion. The holders of Class B preferred stock cannot demand redemption of the preferred stock in cash.

     Each holder of Class B preferred stock is entitled to receive notice of any meeting of Pointe's shareholders and is entitled to vote on any proposal the number of shares into which the preferred stock is convertible. The holders of Class B preferred stock have the right to designate one member of the board of directors.

     Holders of Pointe's Class B preferred stock will receive, on a one for one basis, shares of Telscape's newly designated Class E Cumulative Convertible Preferred Stock, which is substantialy identical to Pointe's Class B preferred stock.

CERTAIN OTHER COVENANTS

     POINTE NOTE AND ESCROW. In connection with the execution of the merger agreement, Pointe agreed to make a loan of $10,000,000 to Telscape which was evidenced by a note (the "Pointe Note") of which approximately $7.95 million has been funded through April 13, 2000. The remainder of the funds under the Pointe Note remain under an escrow arrangement. The Pointe Note is convertible into shares of Telscape Class C Convertible Senior Preferred Stock in certain circumstances. The following is a summary of the Pointe Note, Telscape Convertible Senior Preferred Stock and escrow arrangement:

     POINTE NOTE. Telscape has executed a 12% Convertible Promissory Note with Pointe in the principal amount of $10,000,000 to evidence Telscape's obligation to repay Pointe on June 30, 2000, the money that Pointe has lent to Telscape. The note will accrue interest at 12% per year and may be payable in shares of Telscape's common stock if the note has been converted. The note may not be prepaid prior to June 30, 2000, subject to the conversion rights of the parties.

     Telscape will be in default on the note if Telscape fails to pay the principal and interest as they come due, fails to comply with the note, cannot pay the principal or interest payments because Telscape is insolvent or is in bankruptcy, or the merger agreement with Pointe is terminated. Pointe may require full payment of the note, including unpaid interest, if Telscape is in default.

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
     The note will be convertible into 100,000 shares of Class C preferred stock and a warrant to purchase 500,000 shares of Telscape's common stock at $7.00 per share, unless adjusted by the terms of the warrant agreement. If Telscape declares a stock split, stock dividend, reverse split or other recapitalization, the number of shares of Class C Preferred Stock and common stock into which the warrants are convertible will be adjusted proportionately. If Telscape enters into a merger or reclassification of Telscape, Telscape will make it a condition that the note will be convertible into similar securities and in the same amounts as would have been received if the warrants were converted at the time of the merger.

     If the note remains outstanding, Telscape must give Pointe notice of (1) any dividend on the Class C Preferred Stock, (2) any offer to sell any securities to holders of Telscape's Class C Preferred Stock, (3) any proposed merger, consolidation, reclassification or disposition of substantially all Telscape's assets, or (4) any voluntary or involuntary dissolution, liquidation or winding up.

     TELSCAPE CLASS C CONVERTIBLE SENIOR PREFERRED STOCK. In connection with the merger agreement and in anticipation of issuing shares of preferred stock to holders of Pointe's preferred stock, Telscape has authorized the issuance of 200,000 shares of a newly designated Class C Preferred Stock that has a stated value of $100.00 per share. The Class C Preferred Stock pays quarterly dividends at a rate of 12% per year. Telscape first must pay dividends on the Class C Preferred Stock before making any payments to any junior stock, such as Telscape's common stock. Telscape has the right to pay the dividends in additional shares of Class C Preferred Stock.

     Upon any liquidation, dissolution or merger whether or not Telscape is the surviving company, Telscape must pay to the holders of Class C Preferred Stock their preferred liquidation amount, which is $100.00 per share plus all accrued but unpaid dividends, prior to paying any liquidation amounts to any junior stock, such as Telscape's common stock.

     The holders of Telscape's Class C Preferred Stock will have the right to receive notice of a meeting of Telscape's shareholders and to vote the number of shares into which the Class C Preferred Stock is convertible at any meeting of Telscape's shareholders. The holders of Class C Preferred Stock vote as a separate class only on votes that affect their rights or privileges as holders of Class C Preferred Stock. Any vote of the class of the holders of Class C Preferred Stock will be approved by a two thirds ( 2/3) majority of those holders.

     The holders of Telscape's Class C Preferred Stock have the right to convert their shares into Telscape's common stock at any time. The conversion ratio for each share will be the $100.00 stated value divided by $8.20 per share of common stock, except that if Telscape does not merge with Pointe and if Pointe or its shareholders receive Telscape's Class C Preferred Stock as a result of a default on Telscape's $10,000,000 12% Convertible Promissory Note issued December 31, 1999, see "Pointe Note" above, then the conversion ratio for each share will be the $100.00 stated value divided by $5.00 per share of common stock.

     If Telscape issues any new shares of common stock, other than shares issued as employees, officers, directors, or consultants exercise their options or shares issued in connection with Telscape's $10,000,000 12% Convertible Promissory Note issued December 31, 1999, see "Pointe Note" above, and if the price for the newly issued shares of common stock is lower than the conversion price of the Class C Preferred Stock, then Telscape must reduce the conversion price for the Class C Preferred Stock. Telscape will determine the new conversion price by dividing (a) the sum of (1) the conversion price times the total number of outstanding shares of common stock immediately prior to the new issuance, after taking into account all conversions and exercises of common stock, plus (2) the value of the consideration that Telscape receives for the new issuance of the common stock by (b) the total number of outstanding shares of common stock immediately after the new issuance, after taking into account the all conversions and exercises of common stock. Telscape also will adjust the conversion price proportionately for any other adjustments to the number of shares of outstanding common stock, like in a stock split, stock dividend or reverse stock split. Upon any merger or reorganization, the Class C Preferred Stock will be convertible into the number of shares of common stock of the new

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entity as if the shares of Class C Preferred Stock had been converted immediately prior to the exchange for new securities after the merger or reorganization.

     Telscape has reserved the right to cause the holders of Class C Preferred Stock to convert their shares if Telscape enters into a public offering of Telscape's common stock or if after one year from issuing the Class C Preferred Stock, (1) Telscape's common stock is trading on the New York Stock Exchange, The Nasdaq National Market or the American Stock Exchange, (2) the common stock shall have traded for a period of 20 consecutive trading days at a price of $15.00 (or the adjusted figure after any stock split, stock dividend, reverse stock split or similar recapitalization event), and (3) the cumulative average daily trading volume in that period is at least $3,000,000.

     Additionally, if the merger agreement is terminated and Pointe elects to convert the Telscape $10,000,000 12% Convertible Promissory Note issued on December 31, 1999, see "Pointe Note" above, into Class C Preferred Stock, the Class C Preferred Stock issued upon this conversion of the Pointe Note will convert into common stock at the $8.20 conversion price.

     Telscape will not issue fractional shares upon any conversion. Telscape will pay the holders the fraction of common stock times the conversion price in effect at conversion.

     REGISTRATION RIGHTS AGREEMENT. In connection with the merger agreement with Pointe and the 12% Convertible Promissory Note with Pointe, Telscape has granted to Pointe the right to register with the SEC Telscape's common stock which will be issued to Pointe or other holders assigned the common stock or the right to receive the common stock. The purpose of registering Telscape's common stock will be to allow holders of Telscape's common stock to resale to the public.

     Telscape has agreed that upon the conversion of the note into shares of Class C Preferred Stock and warrants to purchase Telscape's common stock, Telscape will register the common stock underlying the Class C Preferred Stock and the warrants within 60 days of the conversion. Telscape will use its best efforts to keep the registration statement effective until the third anniversary of the conversion of the note unless all of the shares of common stock have been sold previous to the third anniversary. If at least two thirds of the holders of Telscape's shares received in the conversion elect to require that the shares be distributed in an underwriting, Telscape will engage an underwriter pursuant to a customary underwriting agreement to distribute the shares. The underwriter may require a decrease in the number of shares offered in the underwriting if market conditions require it.

     Telscape has agreed that, after the conversion of the note into Class C Preferred Stock and warrants to purchase common stock, if 80% of the holders of those securities request, Telscape will file a registration statement for at least 25% of the then outstanding shares after the conversion. Telscape will not be required to file this registration statement if it is within 180 days of a firm commitment underwritten offering or if Telscape has filed three previous registration statements in the same manner as described in this paragraph. Telscape will engage an underwriter pursuant to a customary underwriting agreement to distribute the shares. The underwriter may require a decrease in the number of shares offered in the underwriting if market conditions require it.

     In either type of registered sales as described in the previous two paragraphs, Telscape has agreed that it will not effect a public sale of Telscape's securities during a 90 day period after it receives notice of the intention to sell under a registration statement.

     If Telscape decides to file a registration statement, it is required to give prompt notice to Pointe, or the current holders of Telscape's securities after conversion of the note, of the registration statement. The holders of Telscape's common stock can elect to register Telscape's common stock on the registration statement. If Telscape is selling in an underwritten offering, the underwriter may require that the holders enter an underwriting agreement to be part of the offering, and the underwriters may require a reduction in the number of shares offered on the registration statement.

     In each situation where Telscape is required to prepare and file a registration statement, Telscape will bear the costs of that preparation and filing of the registration statement. Additionally, Telscape will indemnify the holders from any liability as a controlling shareholder or any other liability unless

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the liability arises from an untrue statement or omission of fact made in reliance on information furnished by the holder.

     TELSCAPE KEY MANAGERS AND OFFICERS.   Prior to the closing of the merger,
the boards of Pointe and Telscape will jointly designate the officers of Telscape following the merger and determine the officers and key employees that will be the recipients of severance and option agreements from Telscape.

     INDEMNIFICATION OF DIRECTORS AND OFFICERS OF POINTE.   Telscape has agreed
that the indemnification of the present and former directors and officers as provided in Pointe's organization documents or in agreements with the directors and officers will survive the merger and remain in effect for a period of not less than six years following the closing of the merger.

CONDITIONS TO THE COMPLETION OF THE MERGER

     The obligations of Telscape, Pointe Acquisition and Pointe to complete the merger are subject to the satisfaction or waiver of all of the following conditions:

    o no action, suit or proceeding before any governmental authority to enjoin the merger transactions will be pending on the date of closing;

    o the shareholders of Telscape have approved the issuance of the Telscape capital stock in connection with the merger and the increase in the number of shares of Telscape common stock to accommodate the issuance;

    o the merger agreement and the merger shall have been approved by the shareholders of Pointe;

    o the designated officers, directors, managers and employees of Telscape and Pointe shall have resigned their respective positions and executed severance and release agreements acceptable to Telscape and Pointe;

    o Telscape shall have obtained the approval of Lucent Technologies and General Electric (NTFC and Newbridge) to the merger and shall have modified its existing senior credit facility with Lucent in accordance with the terms of the merger agreement;

    o the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act shall have expired or been terminated;

     The obligations of Telscape and Pointe Acquisition to complete the merger are subject to the satisfaction or waiver of all of the following additional conditions:

    o   receipt of a certificate from Pointe that:

    o all of its representations and warranties in the merger agreement are true and correct in all material respects as of the closing;

    o it has performed of complied in all material respects with its covenants or conditions in the merger agreement;

    o all necessary declarations, notices and filings and authorizations, consents and approvals of governmental authorities relating to the merger have been made or obtained; and

    o there has been no adverse change in its business, operations or financial condition;

    o the officers of Pointe shall have delivered a certificate with representations necessary for Arthur Andersen to render its opinion regarding the tax issues;

    o Pointe shall have received a waiver regarding the merger transactions from the holders of its Class A Preferred Stock; and

    o the Pointe Note shall have been consummated and the net proceeds distributed to Telscape from the escrow arrangement.

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
     The obligations of Pointe to complete the merger are subject to the satisfaction or waiver of all of the following additional conditions:

    o   receipt of a certificate from Telscape and Pointe Acquisition that:

    o all of their representations and warranties in the merger agreement are true and correct in all material respects as of the closing;

    o each has performed of complied in all material respects with its covenants or conditions in the merger agreement;

    o all necessary declarations, notices and filings and authorizations, consents and approvals of governmental authorities relating to the merger have been made or obtained; and

    o there has been no adverse change in their business, operations or financial condition;

    o Pointe shall have received the opinion of Arthur Andersen that the merger should qualify as a "reorganization" under Section 368 of the Internal Revenue Code;

    o the issuance of the Telscape capital stock in connection with the merger shall have been registered under the Securities Act of 1933;

    o Telscape shall have taken all action to cause its board, effective as of the merger closing, to be comprised of nine members, six of whom are designated by Pointe;

    o as a condition to the disbursement of funds to Telscape from the escrow arrangement relating to the Pointe Note, Telscape shall have caused its counsel to issue an opinion to Pointe; and

    o the officers of Telscape shall have delivered a certificate with representations necessary for Arthur Andersen to render its opinion regarding the tax issues.

TERMINATION OF MERGER AGREEMENT

     The Merger Agreement may be terminated by mutual agreement of the parties at any time prior to closing. The Merger Agreement may also be terminated in the following situations:

    o   By either party if:

    o   the merger has not occurred by June 30, 2000; or

    o if any condition to the merger cannot be satisfied by June 30, 2000, as a result of a court order, stipulation or injunction that is final and not appealable.

    o   By Telscape if:

    o a representation or warranty of Pointe becomes untrue in any material respect; or

    o the conditions to be resolved by Pointe for the merger have not been satisfied; or

    o if Pointe has not funded the Pointe Note from the escrow arrangements on or prior to February 4, 2000, other than as a result of Telscape's failure to deliver an appropriate legal opinion; or

    o   Pointe's Board of Directors:

    o enters into or publicly announces its intention to enter into an agreement or agreement in principle with respect to an alternative transaction,

    o withdraws its recommendation of the merger to the Pointe shareholders, or

    o after receipt of the proposal relating to an alternative transactions, fails to publicly confirm within 10 days after request, its recommendation to the Pointe shareholders that they approve and adopt the merger.

    o   By Pointe if:

    o a representation or warranty of Telscape becomes untrue in any material respect; or

    o the conditions to be resolved by Telscape for the merger have not been satisfied; or

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
    o   Telscape's board of directors:

    o enters into or publicly announces its intention to enter into an agreement or agreement in principle with respect to alternative transaction,

    o withdraws its recommendation of the merger to the Telscape shareholders, or

    o after receipt of the proposal relating to an alternative transactions, fails to publicly confirm within 10 days after request, its recommendation to the Telscape shareholders that they approve and adopt the merger.

     Each party is required to notify the other in the event either party becomes aware of any matters that must be disclosed pursuant to the terms of the merger agreement. The notified party has a right to terminate the merger agreement within 10 business days after receiving the notice. If the notified party does not terminate the merger agreement, then the merger agreement will be amended, the breach of any representation, warranty or covenant will be deemed to be cured and performed; and any condition to the notified party's obligation to consummate the merger relates to the disclosed facts shall be waived.

TERMINATION FEE AND SPECIAL REMEDIES

     If the merger agreement is terminated for certain reasons, Telscape and Pointe have agreed that damages would be difficult to determine and that the breaching or defaulting party would be obligated to pay a termination fee of $5 million to the non-breaching or non-defaulting party. The termination fee will be payable in the following circumstances:

    o By Telscape to Pointe within 30 days of Pointe's request if Telscape's board of directors:

    o enters into or publicly announces its intent to enter into an agreement or agreement in principle with respect to an alternative transaction,

    o   withdraws its recommendation to Telscape shareholders of the merger, or

    o fails to publicly confirm its recommendation to the Telscape shareholders that they adopt and approve the merger.

    Alternatively, Pointe may elect to convert the termination fee into shares of Telscape Class C Preferred Stock (which is convertible into Telscape Common Stock at a conversion price of $8.20 per share). Pointe may also convert the Pointe Note into shares of Telscape Common Stock and the Pointe Note Warrants. If Telscape defaults in the payment of the termination fee, Pointe may convert the termination fee into 50,000 shares of Telscape Class C Preferred Stock, which will be convertible at the option of Pointe into Telscape Common Stock at $8.20 per share. If Telscape defaults in the repayment of the Pointe Note, Pointe may, at its option, convert the Pointe
    Note into 100,000 shares of Telscape Class C Preferred Stock, which will be convertible, at the option of Pointe, into Telscape Common Stock at $5.00 per share, plus the Pointe Note Warrants.

    o By Pointe to Telscape within 30 days of Telscape's request if Pointe's board of directors:

    o enters into or publicly announces its intent to enter into an agreement or agreement in principle with respect to an alternative transaction,

    o   withdraws its recommendation to Pointe shareholders of the merger, or

    o fails to publicly confirm its recommendation to the Pointe shareholders that they adopt and approve the merger.

     If Pointe terminates the merger agreement as a result of Telscape's breach of representation, warranty or covenant, the Pointe Note will be due and payable 30 days after demand by Pointe. If Telscape defaults in the repayment of the Pointe Note, Pointe may, at its option, convert the Pointe Note into Telscape Class C Preferred Stock, which is convertible into Company Common Stock at $5.00 per share, and the Pointe Note Warrants.

     In the event that the shareholders of Telscape do not approve the merger, the Pointe Note will be due and payable 30 days after demand by Pointe. If Telscape defaults in the repayment of the Pointe Note, Pointe may, at its sole option, convert the Pointe Note into Telscape Class C Convertible Senior Preferred Stock, which is convertible into Telscape Common Stock at $8.20 per share, plus the Pointe Note Warrants.

     In the event that the Pointe shareholders do not approve the merger, the Pointe Note will not be accelerated, but Pointe may, at its sole option, convert the Pointe Note into Telscape Class C Preferred Stock, which is convertible into Company stock at $8.20 per share, and the Pointe Note Warrants.

                               DIVIDEND POLICIES

     Neither Telscape nor Pointe has ever declared or paid cash dividends on shares of its common stock. Pointe has never declared or paid cash dividends on shares of its preferred stock. Pointe has paid dividends of preferred stock on its preferred stock pursuant to its rights as stated in the designation of rights and preferences of the preferred stock.

     Telscape currently intends to retain all of its earnings to finance the development and expansion of its business and therefore does not intend to declare or pay cash dividends on its common stock in the foreseeable future. The Telscape board, in its discretion, will determine whether to declare and pay dividends in the future. Any future declaration and payment of dividends will depend upon:

    o   Telscape's results of operations;

    o   Telscape's earnings and financial condition;

    o   contractual limitations;

    o   cash requirements;

    o   future prospects;

    o   applicable law; and

    o   other factors deemed relevant by Telscape's board of directors.

                               TELSCAPE PROPOSAL 2

     Telscape currently has seven directors serving on its board. At the annual meeting, holders of common stock will elect seven directors to serve Telscape for period of one year or until a successor has been elected and qualified at the next annual meeting. The board's nominees are E. Scott Crist, Manual Landa, Todd M. Binet, Oscar Garcia, Ricardo Orea, Darrel O. Kirkland, and Jack M. Fields. Each of the nominees currently is a member of Telscape's board.

     This board, when elected, will be Telscape's board of directors for the next year if the proposed merger with Pointe is not completed. If the merger is completed, a new board of directors will replace the current board. Please see page 45 under the heading "Officers and Directors of the Combined Company Following Merger" for a list of the board members after the merger is completed.

     The biographies of the nominees for the director positions appear in the Telscape's Business Description under the table of the directors, executive officers, and key employees.

     THE TELSCAPE BOARD UNANIMOUSLY RECOMMENDS THAT THE TELSCAPE SHAREHOLDERS VOTE TO ELECT THE NOMINEE DIRECTORS.

                              TELSCAPE PROPOSAL 3

GENERAL

     To complete the merger, Telscape must issue 12,038,204 shares of its common stock, 18,662 shares of its preferred stock (in two newly designated series of preferred stock) and will be committed by options, warrants, and other convertible debt instruments to issue an additional 7,810,200 of common stock to the Pointe shareholders. The preferred stock being issued in the merger will be convertible into 8,221,665 shares of Telscape's common stock. Additionally, Telscape is adopting five new stock option plans which reserve a total of 4,500,000 shares of Telscape's common stock for issuance under the plans. As of May 8, 2000 Telscape had 8,082,958 shares of its common stock outstanding, and it is committed by options, warrants, preferred stock and other convertible instruments to issue an additional 5,378,245 shares of its common stock upon request. In the aggregate, immediately following the merger, 53,449,055 shares of Telscape's common stock will be either outstanding or committed to being issued upon requests for conversion.

     Currently, Telscape's articles of incorporation authorize the issuance of 25,000,000 shares of common stock, $.001 par value per share, and 5,000,000 shares of preferred stock, $.001 par value per share. Therefore, if all holders of securities in the post-merger company exercised or converted their securities into Telscape's common stock, Telscape would exceed its total number of authorized shares by 28,449,055 shares. Additionally, due to the rights specified for the preferred stock to be issued in the merger, it is necessary to allow Telscape's board to authorize preemptive rights.

AMENDMENT

     On February 14, 2000, the Board approved an increase in the authorized number of shares of common stock from 25,000,000 to 100,000,000 shares and the number of shares of preferred stock from 5,000,000 to 10,000,000 shares, subject to shareholder approval. If Telscape's shareholders approve this amendment, 75,000,000 additional shares of common stock and 5,000,000 additional shares of preferred stock will be authorized and available for issuance or sale by Telscape (excluding shares reserved for issuance for specified purposes, such as pursuant to stock option plans). The Board will have authority to issue the additional 75,000,000 shares of common stock at its discretion in accordance with applicable law. The Board will have authority to issue the additional 5,000,000 shares of Preferred Stock at its discretion in accordance with applicable law and the rights of other preferred stock shareholders. Issuance of any of the additional 75,000,000 shares of common stock will dilute the voting percentage and ownership percentage held by the current holders of common stock.

     The preferred stock issued in the merger allows the preferred shareholders preemptive rights to purchase shares of Telscape's capital stock upon any additional issuance. The amendment will allow the Board to authorize preemptive rights to shareholders.

PURPOSES OF PROPOSED AMENDMENT

     To complete the merger, Telscape needs to have available enough shares of common stock and preferred stock to issue the consideration under the merger agreement and to meet the conversion or exercise requests of holders of its convertible instruments. To keep its articles of incorporation consistent with the terms of the merger, Telscape also needs its Board to be authorized to grant preemptive rights to shareholders. To help Telscape with its ongoing operations after the merger, it also needs to have the flexibility to issue shares of common stock for any other purpose, including providing future incentives to key officers, directors and employees, providing consideration in acquisitions of either operating companies or operating assets, and providing the means to raise capital in the public or private equity markets while retaining its cash for its working capital needs. Telscape believes that this strategy will add value to Telscape's shareholders and to Telscape.

     If the shareholders do not approve this proposed amendment, Telscape may not be able to complete the merger. If it does complete the merger and this proposal is not approved, Telscape may fall into default on some of its conversion obligations which may trigger a requirement that Telscape redeem convertible instruments for cash. This result will cause a drain on Telscape's cash flow and could hinder future operations and acquisitions. Additionally, Telscape may fall into breach of its agreements with some of the warrant and option holders and will be limited in its ability to raise capital or acquire companies or assets.

     THE TELSCAPE BOARD UNANIMOUSLY RECOMMENDS THAT THE TELSCAPE SHAREHOLDERS VOTE FOR PROPOSAL 3 TO APPROVE AN AMENDMENT TO TELSCAPE'S ARTICLES OF INCORPORATION TO INCREASE TELSCAPE'S AUTHORIZED SHARES.

                              TELSCAPE PROPOSAL 4
                   2000 PAY FOR PERFORMANCE STOCK OPTION PLAN

BACKGROUND AND SUMMARY OF TERMS

     In February 2000, the Telscape Board approved the Telscape 2000 Pay for Performance Stock Option Plan for submission to the shareholders of Telscape. The pay for performance plan is substantially similar to the Pointe Communications Corporation 1999 Pay for Performance Plan, which provides for the issuance of up to 1,500,000 shares of Pointe common stock. Pointe's plan will be assumed by Telscape in the merger, and Telscape will be obligated to issue its common stock upon the exercise of any options under the plan by a former Pointe option holder. The exercise price and number of shares of common stock available upon exercise by Pointe employees who hold outstanding options as of the date of the merger will be adjusted to reflect the exchange ratio under the merger so that the Pointe employees will receive 0.223514 shares of Telscape common stock for each share of Pointe common stock they previously had the option to purchase. After the merger, Telscape will use the plan to provide the officers and key employees of the combined company with a strong incentive to work towards increasing the per share price of Telscape common stock and to promote a sense of ownership among employees. The maximum number of shares of common stock that may be awarded under the pay for performance plan may not exceed 1,500,000 shares.

     The following description is only a summary. It does not purport to be complete or detailed descriptions of all of the provisions of the plan.

     The plan permits the grant of options to employees of Telscape or its subsidiaries, including officers and directors, in the Board's discretion.

     The Board administers the plan and has complete discretion, within the limitations in the plan, to determine the terms of the options granted, including, but not limited to:

    o   the term of each option,

    o   the number of shares subject to each option,

    o   the exercise price of each option,

    o   the form of consideration payable upon exercise of each option, and

    o   the exercise date of each option.

     The Board is also permitted to create a compensation committee of at least two Board members to administer the plans on the Board's behalf.

     Options granted are evidenced by stock option agreements between Telscape and the option holder. The terms of each option granted may vary, but only to the extent permitted by the terms of the plan. The term of an option granted under the plan may not exceed ten years from the grant of that option.

     The method of payment for options will be determined by the Board at the time of the grant. In general, payment may be made by cash, check, promissory note, or if the Board authorizes a "cashless exercise," Telscape will withhold the number of shares the holder is entitled to purchase for which the equity buildup is equal to the amount of the option purchase price. The options will be exercisable at the times and in the manner directed by the Board. Generally, options granted under the plan vest over three years according to a schedule of performance (company, unit and employee) goals as determined through a combination of objective criteria and subjective overall performance reviews.

     Under the plan, the Board is authorized to grant either nonqualified stock options or incentive stock options. The plan requires that the exercise price of each incentive stock option or ISO be at least 100% of the fair market value of Telscape's common stock at the time the option is granted. For incentive stock options granted to an employee who owns more than 10% of Telscape's outstanding voting stock:

    o the option price must be at least 110% of the fair market value of Telscape's stock on the date the ISO is granted, and

    o   the ISO is not exercisable more than five years after it is granted.

     Upon termination of employment of an option holder, he may exercise the options to the extent they are then exercisable. Generally, options which are not exercisable on the date of termination, or are not exercised within three months terminate. Upon an option holder's permanent disability, he may exercise the options to the extent they are then exercisable for up to twelve months following termination due to the disability. Upon an option holder's death while an employee, his estate or representative may exercise the options which were exercisable on the date of death within six months from the date of death. If the option holder was not a Telscape employee at the time of death, the options which were exercisable at the time of termination of employment may be exercised within six months from the date of death. Options which are not exercisable on the date of death or termination (if before death), or which are not exercised within six months from the date of death terminate. No option granted under the plan may be sold, pledged, assigned or transferred other than by will or the laws of descent and distribution, and during the option holder's lifetime he is the only person who may exercise the options.

     Unless the Board terminates the plan sooner, it will terminate on January 31, 2009, after which no options may be granted under the plan. The Board may amend, suspend or terminate the plan without shareholder approval, except that the Board cannot increase the total number of shares available under the plan without shareholder approval or change the terms of options previously granted without the consent of the option holder.

     Upon the proposed dissolution or liquidation of Telscape, all of the outstanding options issued under the plan will terminate immediately prior to the consummation of the proposed action, unless the Board provides otherwise. If Telscape proposes to sell all or substantially all of its assets or if Telscape is a party to a merger with or into another company, the outstanding options issued under the plan must be substituted by equivalent options of the succeeding corporation or the Board must declare them immediately and fully exercisable. In the event of a reclassification, stock split, combination of shares or similar action increasing or decreasing the amount of issued common stock, the Board will proportionately adjust the terms of the outstanding options issued under the plan.

     The plan and all option agreements shall be construed and enforced in accordance with and governed by the laws of the State of Texas, except to the extent preempted by federal law.

     There are 1,500,000 shares of our common stock available to be issued under the plan. As of May 8, 2000, options to purchase a total of 457,168 shares of common stock under the plan are outstanding to Pointe employees, no options to purchase shares had been exercised, and a total of 1,042,832 shares were available for future option grants.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF AWARDS

     INCENTIVE STOCK OPTIONS.  All stock options that qualify under the rules of
Section 422 of the Internal Revenue Code of 1986, as amended, will be entitled to ISO treatment. To receive ISO treatment, an optionee must not dispose of the acquired stock within two years after the option is granted or within one year after exercise. In addition, the individual must have been an employee of Telscape for the entire time from the date of grant of the option until three months (or one year if the employee is disabled) before the date of the exercise. The requirement that the individual be an employee and the two-year and one-year holding periods are waived in the case of death of the employee. If these requirements are met no tax will be imposed on the exercise of the option, and any gain upon the sale of the acquired stock will be entitled to capital gain treatment. The employee's gain on exercise (the excess of fair market value at the time of exercise over the exercise price) of an

ISO is a tax preference item, and accordingly, is included in the computation of alternative minimum taxable income.

     If an employee does not meet the two-year and one-year holding requirements, otherwise called a disqualifying disposition, but does meet all other requirements, tax will be imposed at the time of sale of the acquired stock, but the employee's gain on exercise of the options will be treated as ordinary income, rather than capital gain, and Telscape will get a corresponding deduction at the time of sale in an amount equal to the income that the employee would have recognized as long-term capital gain, depending on the holding period of the stock. If the amount realized on the disqualifying disposition is less than the value at the date of exercise, the amount includible in gross income, and the amount deductible by Telscape, will equal the excess of the amount realized on the sale or exchange over the exercise price.

     An option agreement with Telscape may permit payment for stock upon the exercise of an ISO to be made with other shares of common stock. In such a case, in general, if an employee uses stock acquired pursuant to the exercise of an ISO to acquire other stock in connection with the exercise of an ISO, it may result in ordinary income if the stock so used has not met the minimum statutory holding period necessary for favorable tax treatment as an ISO.

     NONQUALIFIED OPTIONS. In general, no taxable income will be recognized by the optionee, and no deduction will be allowed to Telscape, upon the grant of a nonqualified option. Upon exercise of a nonqualified option, an optionee will recognize ordinary income (and Telscape will be entitled to a corresponding tax deduction if applicable reporting requirements are satisfied) in an amount equal to the amount by which the fair market value of the shares on the exercise date exceeds the option exercise price. Any gain or loss realized by an optionee on disposition of such shares generally is a capital gain or loss and does not result in any tax deduction to Telscape.

     The foregoing information is based upon present federal income tax laws and regulations and are subject to change if the tax laws and regulations, or interpretations thereof, are changed.

VOTE REQUIRED FOR APPROVAL

     The affirmative vote of the holders of a majority of the shares of Telscape common stock present in person or represented by proxies at the meeting and entitled to vote is required to approve the adoption of the pay for performance plan. If the merger is not completed for any reason, the pay for performance plan will not be adopted by Telscape.

     THE TELSCAPE BOARD UNANIMOUSLY RECOMMENDS THAT THE TELSCAPE SHAREHOLDERS VOTE FOR PROPOSAL 4 TO APPROVE THE 2000 PAY FOR PERFORMANCE STOCK OPTION PLAN.

                              TELSCAPE PROPOSAL 5
           2000 EXECUTIVE MARKET VALUE APPRECIATION STOCK OPTION PLAN

BACKGROUND AND SUMMARY OF TERMS

     In February 2000, the Telscape Board approved the Telscape 2000 Executive Market Value Appreciation Stock Option Plan for submission to the shareholders of Telscape. The executive plan is substantially similar to the Pointe Communications Corporation 1999 Executive Market Value Appreciation Stock Option Plan, which provides for the issuance of up to 2,000,000 shares of Pointe common stock. Pointe's plan will be assumed by Telscape in the merger, and Telscape will be obligated to issue its common stock upon the exercise of any options under the plan by a former Pointe option holder. The exercise price and number of shares of common stock available upon exercise by Pointe employees who hold outstanding options as of the date of the merger will be adjusted to reflect the exchange ratio under the merger so that the Pointe employees will receive
0.223514 shares of Telscape common stock for each share of Pointe common stock they previously had the option to purchase. After the merger, Telscape will use the plan to provide the key executives of the combined company with a strong incentive to work towards increasing the per share price of Telscape common stock. The maximum number of shares of common stock that may be awarded under the executive plan may not exceed 2,000,000 shares.

     The following description is only a summary. It does not purport to be complete or detailed descriptions of all of the provisions of the plan. A complete copy of the plan was filed as an exhibit to the registration statement of which this joint proxy statement/prospectus is a part.

     The plan permits the grant of options to employees of Telscape or its subsidiaries, including officers and directors, in the Board's discretion.

     The Board administers the plan and has complete discretion, within the limitations in the plan, to determine the terms of the options granted, including, but not limited to:

    o   the term of each option,

    o   the number of shares subject to each option,

    o   the exercise price of each option,

    o   the form of consideration payable upon exercise of each option, and

    o   the exercise date of each option.

     The Board is also permitted to create a compensation committee of at least two Board members to administer the plans on the Board's behalf.

     Options granted are evidenced by stock option agreements between Telscape and the option holder. The terms of each option granted may vary, but only to the extent permitted by the terms of the plan. The term of an option granted under the plan may not exceed ten years from the grant of that option.

     The method of payment for options will be determined by the Board at the time of the grant. In general, payment may be made by cash, check, promissory note, or if the Board authorizes a "cashless exercise," Telscape will withhold the number of shares the holder is entitled to purchase for which the equity buildup is equal to the amount of the option purchase price. The options will be exercisable at the times and in the manner directed by the Board. Options granted under the plan generally vest over five years at a rate of 10% of options granted for each $4.47 increase in Telscape's stock price, determined at year end.

     Under the plan, the Board is authorized to grant either nonqualified stock options or incentive stock options. The plan requires that the exercise price of each incentive stock option or ISO be at least 100% of the fair market value of Telscape's common stock at the time the option is granted. For incentive stock options granted to an employee who owns more than 10% of Telscape's outstanding voting stock:

    o the option price must be at least 110% of the fair market value of Telscape's stock on the date the ISO is granted, and

    o   the ISO is not exercisable more than five years after it is granted.

     Upon termination of employment of an option holder, he may exercise the options to the extent they are then exercisable. Generally, options which are not exercisable on the date of termination, or are not exercised within three months terminate. Upon an option holder's permanent disability, he may exercise the options to the extent they are then exercisable for up to twelve months following termination due to the disability. Upon an option holder's death while an employee, his estate or representative may exercise the options which were exercisable on the date of death within six months from the date of death. If the option holder was not a Telscape employee at the time of death, the options which were exercisable at the time of termination of employment may be exercised within six months from the date of death. Options which are not exercisable on the date of death or termination (if before death), or which are not exercised within six months from the date of death terminate. No option granted under the plan may be sold, pledged, assigned or transferred other than by will or the laws of descent and distribution, and during the option holder's lifetime he is the only person who may exercise the options.

     Unless the Board terminates the plan sooner, it will terminate on January 31, 2009, after which no options may be granted under the plan. The Board may amend, suspend or terminate the plan without shareholder approval, except that the Board cannot increase the total number of shares available under the plan without shareholder approval or change the terms of options previously granted without the consent of the option holder.

     Upon the proposed dissolution or liquidation of Telscape, all of the outstanding options issued under the plan will terminate immediately prior to the consummation of the proposed action, unless the Board provides otherwise. If Telscape proposes to sell all or substantially all of its assets or if Telscape is a party to a merger with or into another company, the outstanding options issued under the plan must be substituted by equivalent options of the succeeding corporation or the Board must declare them immediately and fully exercisable. In the event of a reclassification, stock split, combination of shares or similar action increasing or decreasing the amount of issued common stock, the Board will proportionately adjust the terms of the outstanding options issued under the plan.

     The plan and all option agreements shall be construed and enforced in accordance with and governed by the laws of the State of Texas, except to the extent preempted by federal law.

     There are 2,000,000 shares of our common stock available to be issued under the plan. As of May 8, 2000, options to purchase a total of 586,724 shares of common stock under the plan are outstanding to Pointe employees, no options to purchase shares had been exercised, and a total of 1,413,276 shares were available for future option grants.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF AWARDS

     INCENTIVE STOCK OPTIONS.  All stock options that qualify under the rules of
Section 422 of the Internal Revenue Code of 1986, as amended, will be entitled to ISO treatment. To receive ISO treatment, an optionee must not dispose of the acquired stock within two years after the option is granted or within one year after exercise. In addition, the individual must have been an employee of Telscape for the entire time from the date of grant of the option until three months (or one year if the employee is disabled) before the date of the exercise. The requirement that the individual be an employee and the two-year and one-year holding periods are waived in the case of death of the employee. If these requirements are met no tax will be imposed on the exercise of the option, and any gain upon the sale of the acquired stock will be entitled to capital gain treatment. The employee's gain on exercise (the excess of fair market value at the time of exercise over the exercise price) of an

ISO is a tax preference item, and accordingly, is included in the computation of alternative minimum taxable income.

     If an employee does not meet the two-year and one-year holding requirements, otherwise called a disqualifying disposition, but does meet all other requirements, tax will be imposed at the time of sale of the acquired stock, but the employee's gain on exercise of the options will be treated as ordinary income, rather than capital gain, and Telscape will get a corresponding deduction at the time of sale in an amount equal to the income that the employee would have recognized as long-term capital gain, depending on the holding period of the stock. If the amount realized on the disqualifying disposition is less than the value at the date of exercise, the amount includible in gross income, and the amount deductible by Telscape, will equal the excess of the amount realized on the sale or exchange over the exercise price.

     An option agreement with Telscape may permit payment for stock upon the exercise of an ISO to be made with other shares of common stock. In such a case, in general, if an employee uses stock acquired pursuant to the exercise of an ISO to acquire other stock in connection with the exercise of an ISO, it may result in ordinary income if the stock so used has not met the minimum statutory holding period necessary for favorable tax treatment as an ISO.

     NONQUALIFIED OPTIONS. In general, no taxable income will be recognized by the optionee, and no deduction will be allowed to Telscape, upon the grant of a nonqualified option. Upon exercise of a nonqualified option, an optionee will recognize ordinary income (and Telscape will be entitled to a corresponding tax deduction if applicable reporting requirements are satisfied) in an amount equal to the amount by which the fair market value of the shares on the exercise date exceeds the option exercise price. Any gain or loss realized by an optionee on disposition of such shares generally is a capital gain or loss and does not result in any tax deduction to Telscape.

     The foregoing information is based upon present federal income tax laws and regulations and are subject to change if the tax laws and regulations, or interpretations thereof, are changed.

VOTE REQUIRED FOR APPROVAL

     The affirmative vote of the holders of a majority of the shares of Telscape common stock present in person or represented by proxies at the meeting and entitled to vote is required to approve the adoption of the executive plan. If the merger is not completed for any reason, the executive plan will not be adopted by Telscape.

     THE TELSCAPE BOARD UNANIMOUSLY RECOMMENDS THAT THE TELSCAPE SHAREHOLDERS VOTE FOR PROPOSAL 5 TO APPROVE THE 2000 EXECUTIVE MARKET VALUE APPRECIATION STOCK OPTION PLAN.

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
                              TELSCAPE PROPOSAL 6
                        2000 INCENTIVE STOCK OPTION PLAN

BACKGROUND AND SUMMARY OF TERMS

     In February 2000, the Telscape Board approved the Telscape 2000 Incentive Stock Option Plan for submission to the shareholders of Telscape. The incentive plan is substantially similar to the Pointe Communications Corporation 1996 Incentive Stock Option Plan, which provides for the issuance of up to 300,000 of Pointe common stock. Pointe's plan will be assumed by Telscape in the merger, and Telscape will be obligated to issue its common stock upon the exercise of any options under the plan by a former Pointe option holder. The exercise price and number of shares of common stock available upon exercise by Pointe employees who hold outstanding options as of the date of the merger will be adjusted to reflect the exchange ratio under the merger so that the Pointe employees will receive 0.223514 shares of Telscape common stock for each share of Pointe common stock they previously had the option to purchase. After the merger, Telscape will use the plan to provide the officers and key employees of the combined company with a strong incentive to work towards increasing the per share price of Telscape common stock and to promote a sense of ownership among employees. The maximum number of shares of common stock that may be awarded under the incentive plan may not exceed 300,000 shares.

     The following description is only a summary. It does not purport to be complete or detailed descriptions of all of the provisions of the plan. Telscape will furnish a copy of the plan to any shareholder upon request to the Telscape secretary at Telscape's executive offices.

     The plan permits the grant of options to employees of Telscape or its subsidiaries, including officers and directors, in the Board's discretion.

     The Board administers the plan and has complete discretion, within the limitations in the plan, to determine the terms of the options granted, including, but not limited to:

    o   the term of each option,

    o   the number of shares subject to each option,

    o   the exercise price of each option,

    o   the form of consideration payable upon exercise of each option, and

    o   the exercise date of each option.

     The Board is also permitted to create a compensation committee of at least two Board members to administer the plans on the Board's behalf.

     Options granted are evidenced by stock option agreements between Telscape and the option holder. The terms of each option granted may vary, but only to the extent permitted by the terms of the plan. The term of an option granted under the plan may not exceed ten years from the grant of that option.

     The method of payment for options will be determined by the Board at the time of the grant. In general, payment may be made by cash, check, promissory note, or if the Board authorizes a "cashless exercise," Telscape will withhold the number of shares the holder is entitled to purchase for which the equity buildup is equal to the amount of the option purchase price. The options will be exercisable at the times and in the manner directed by the Board. Generally, options granted under the plan vest over three years according to a schedule of performance (company, unit and employee) goals as determined through a combination of objective criteria and subjective overall performance reviews.

     Under the plan, the Board is authorized to grant incentive stock options. The plan requires that the exercise price of each incentive stock option or ISO be at least 100% of the fair market value of

Telscape's common stock at the time the option is granted. For incentive stock options granted to an employee who owns more than 10% of Telscape's outstanding voting stock:]

    o the option price must be at least 110% of the fair market value of Telscape's stock on the date the ISO is granted, and

    o   the ISO is not exercisable more than five years after it is granted.

     Upon termination of employment of an option holder, he may exercise the options to the extent they are then exercisable. Generally, options which are not exercisable on the date of termination, or are not exercised within three months terminate. Upon an option holder's permanent disability, he may exercise the options to the extent they are then exercisable for up to twelve months following termination due to the disability. Upon an option holder's death while an employee, his estate or representative may exercise the options which were exercisable on the date of death within six months from the date of death. If the option holder was not a Telscape employee at the time of death, the options which were exercisable at the time of termination of employment may be exercised within six months from the date of death. Options which are not exercisable on the date of death or termination (if before death), or which are not exercised within six months from the date of death terminate. No option granted under the plan may be sold, pledged, assigned or transferred other than by will or the laws of descent and distribution, and during the option holder's lifetime he is the only person who may exercise the options.

     Unless the Board terminates the plan sooner, it will terminate on December 31, 2010, after which no options may be granted under the plan. The Board may amend, suspend or terminate the plan without shareholder approval, except that the Board cannot increase the total number of shares available under the plan without shareholder approval or change the terms of options previously granted without the consent of the option holder.

     Upon the proposed dissolution or liquidation of Telscape, all of the outstanding options issued under the plan will terminate immediately prior to the consummation of the proposed action, unless the Board provides otherwise. If Telscape proposes to sell all or substantially all of its assets or if Telscape is a party to a merger with or into another company, the outstanding options issued under the plan must be substituted by equivalent options of the succeeding corporation or the Board must declare them immediately and fully exercisable. In the event of a reclassification, stock split, combination of shares or similar action increasing or decreasing the amount of issued common stock, the Board will proportionately adjust the terms of the outstanding options issued under the plan.

     The plan and all option agreements shall be construed and enforced in accordance with and governed by the laws of the State of Texas, except to the extent preempted by federal law.

     There are 300,000 shares of our common stock available to be issued under the plan. As of May 8, 2000, options to purchase a total of 167,077 shares of common stock under the plan are outstanding to Pointe employees, and a total of 132,923 shares were available for future option grants.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF AWARDS

     INCENTIVE STOCK OPTIONS.  All stock options that qualify under the rules of
Section 422 of the Internal Revenue Code of 1986, as amended, will be entitled to ISO treatment. To receive ISO treatment, an optionee must not dispose of the acquired stock within two years after the option is granted or within one year after exercise. In addition, the individual must have been an employee of Telscape for the entire time from the date of grant of the option until three months (or one year if the employee is disabled) before the date of the exercise. The requirement that the individual be an employee and the two-year and one-year holding periods are waived in the case of death of the employee. If these requirements are met no tax will be imposed on the exercise of the option, and any gain upon the sale of the acquired stock will be entitled to capital gain treatment. The employee's gain on exercise (the excess of fair market value at the time of exercise over the exercise price) of an ISO is a tax preference item, and accordingly, is included in the computation of alternative minimum taxable income.

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     If an employee does not meet the two-year and one-year holding requirements, otherwise called a disqualifying disposition, but does meet all other requirements, tax will be imposed at the time of sale of the acquired stock, but the employee's gain on exercise of the options will be treated as ordinary income, rather than capital gain, and Telscape will get a corresponding deduction at the time of sale in an amount equal to the income that the employee would have recognized as long-term capital gain, depending on the holding period of the stock. If the amount realized on the disqualifying disposition is less than the value at the date of exercise, the amount includible in gross income, and the amount deductible by Telscape, will equal the excess of the amount realized on the sale or exchange over the exercise price.

     An option agreement with Telscape may permit payment for stock upon the exercise of an ISO to be made with other shares of common stock. In such a case, in general, if an employee uses stock acquired pursuant to the exercise of an ISO to acquire other stock in connection with the exercise of an ISO, it may result in ordinary income if the stock so used has not met the minimum statutory holding period necessary for favorable tax treatment as an ISO.

VOTE REQUIRED FOR APPROVAL

     The affirmative vote of the holders of a majority of the shares of Telscape common stock present in person or represented by proxies at the meeting and entitled to vote is required to approve the adoption of the incentive plan. If the merger is not completed for any reason, the incentive plan will not be adopted by Telscape.

     THE TELSCAPE BOARD UNANIMOUSLY RECOMMENDS THAT THE TELSCAPE SHAREHOLDERS VOTE FOR PROPOSAL 6 TO APPROVE THE 2000 INCENTIVE STOCK OPTION PLAN.

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                              TELSCAPE PROPOSAL 7
                         2000 EXECUTIVE LONG-TERM PLAN

BACKGROUND AND SUMMARY OF TERMS

     In February 2000, the Telscape Board approved the Telscape 2000 Executive Long-Term Plan for submission to the shareholders of Telscape. The executive long-term plan is substantially similar to the Pointe Communications Corporation 1996 Executive Long-Term Plan, which provides for the issuance of up to 200,000 shares of Pointe common stock. Pointe's plan will be assumed by Telscape in the merger, and Telscape will be obligated to issue its common stock upon the exercise of any options under the plan by a former Pointe option holder. The exercise price and number of shares of common stock available upon exercise by Pointe employees who hold outstanding options as of the date of the merger will be adjusted to reflect the exchange ratio under the merger so that the Pointe employees will receive 0.223514 shares of Telscape common stock for each share of Pointe common stock they previously had the option to purchase. After the merger, Telscape will use the plan to provide the executive level employees of the combined company with a strong incentive to work towards increasing the per share price of Telscape common stock and to promote a sense of ownership among employees. The maximum number of shares of common stock that may be awarded under the executive long-term plan may not exceed 200,000 shares.

     The following description is only a summary. It does not purport to be complete or detailed descriptions of all of the provisions of the plan. Telscape will furnish a copy of the plan to any shareholder upon request to the Telscape secretary at Telscape's executive offices.

     The plan permits the grant of options to employees of Telscape or its subsidiaries, including officers and directors, in the Board's discretion.

     The Board administers the plan and has complete discretion, within the limitations in the plan, to determine the terms of the options granted, including, but not limited to:

    o   the term of each option,

    o   the number of shares subject to each option,

    o   the exercise price of each option,

    o   the form of consideration payable upon exercise of each option, and

    o   the exercise date of each option.

     The Board is also permitted to create a compensation committee of at least two Board members to administer the plans on the Board's behalf.

     Options granted are evidenced by stock option agreements between Telscape and the option holder. The terms of each option granted may vary, but only to the extent permitted by the terms of the plan. The term of an option granted under the plan may not exceed ten years from the grant of that option.

     The method of payment for options will be determined by the Board at the time of the grant. In general, payment may be made by cash, check, promissory note, or if the Board authorizes a "cashless exercise," Telscape will withhold the number of shares the holder is entitled to purchase for which the equity buildup is equal to the amount of the option purchase price. The options will be exercisable at the times and in the manner directed by the Board. Generally, options granted under the plan vest over three years according to a schedule of performance (company, unit and employee) goals as determined through a combination of objective criteria and subjective overall performance reviews.

     Under the plan, the Board is authorized to grant nonqualified stock options. The plan requires that the exercise price of each stock option be at least 100% of the fair market value of Telscape's common stock at the time the option is granted.

     Upon termination of employment of an option holder, he may exercise the options to the extent they are then exercisable. Upon an option holder's permanent disability, he may exercise the options to the extent they are then exercisable for up to twelve months following termination due to the disability. Upon an option holder's death while an employee, his estate or representative may exercise the options which were exercisable on the date of death within six months from the date of death. If the option holder was not a Telscape employee at the time of death, the options which were exercisable at the time of termination of employment may be exercised within six months from the date of death. Options which are not exercisable on the date of death or termination (if before death), or which are not exercised within six months from the date of death terminate. No option granted under the plan may be sold, pledged, assigned or transferred other than by will or the laws of descent and distribution, and during the option holder's lifetime he is the only person who may exercise the options.

     Unless the Board terminates the plan sooner, it will terminate on December 31, 2010, after which no options may be granted under the plan. The Board may amend, suspend or terminate the plan without shareholder approval, except that the Board cannot increase the total number of shares available under the plan without shareholder approval or change the terms of options previously granted without the consent of the option holder.

     Upon the proposed dissolution or liquidation of Telscape, all of the outstanding options issued under the plan will terminate immediately prior to the consummation of the proposed action, unless the Board provides otherwise. If Telscape proposes to sell all or substantially all of its assets or if Telscape is a party to a merger with or into another company, the outstanding options issued under the plan must be substituted by equivalent options of the succeeding corporation or the Board must declare them immediately and fully exercisable. In the event of a reclassification, stock split, combination of shares or similar action increasing or decreasing the amount of issued common stock, the Board will proportionately adjust the terms of the outstanding options issued under the plan.

     The plan and all option agreements shall be construed and enforced in accordance with and governed by the laws of the State of Texas, except to the extent preempted by federal law.

     There are 200,000 shares of our common stock available to be issued under the plan. As of May 8, 2000, options to purchase a total of 83,818 shares of common stock under the plan are outstanding to Pointe employees and a total of 116,182 shares were available for future option grants.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF AWARDS

     NONQUALIFIED OPTIONS. In general, no taxable income will be recognized by the optionee, and no deduction will be allowed to Telscape, upon the grant of a nonqualified option. Upon exercise of a nonqualified option, an optionee will recognize ordinary income (and Telscape will be entitled to a corresponding tax deduction if applicable reporting requirements are satisfied) in an amount equal to the amount by which the fair market value of the shares on the exercise date exceeds the option exercise price. Any gain or loss realized by an optionee on disposition of such shares generally is a capital gain or loss and does not result in any tax deduction to Telscape.

     The foregoing information is based upon present federal income tax laws and regulations and are subject to change if the tax laws and regulations, or interpretations thereof, are changed.

VOTE REQUIRED FOR APPROVAL

     The affirmative vote of the holders of a majority of the shares of Telscape common stock present in person or represented by proxies at the meeting and entitled to vote is required to approve the adoption of the executive long-term plan. If the merger is not completed for any reason, the executive long-term plan will not be adopted by Telscape.

     THE TELSCAPE BOARD UNANIMOUSLY RECOMMENDS THAT THE TELSCAPE SHAREHOLDERS VOTE FOR PROPOSAL 7 TO APPROVE THE 2000 EXECUTIVE LONG-TERM PLAN.

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                              TELSCAPE PROPOSAL 8
                  2000 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

BACKGROUND AND SUMMARY OF TERMS

     In February 2000, the Telscape Board approved the Telscape 2000 Non-Employee Director Stock Option Plan for submission to the shareholders of Telscape. The non-employee director plan is substantially similar to the Pointe Communications Corporation 1996 Non-Employee Director Stock Option Plan, which provides for the issuance of up to 500,000 shares of Pointe common stock. Pointe's plan will be assumed by Telscape in the merger, and Telscape will be obligated to issue its common stock upon the exercise of any options under the plan by a former Pointe option holder. The exercise price and number of shares of common stock available upon exercise by Pointe non-employee directors who hold outstanding options as of the date of the merger will be adjusted to reflect the exchange ratio under the merger so that the Pointe non-employee directors will receive 0.223514 shares of Telscape common stock for each share of Pointe common stock they previously had the option to purchase. After the merger, Telscape will use the plan to provide non-employee directors of the combined company with a strong incentive to work towards increasing the per share price of Telscape common stock. The maximum number of shares of common stock that may be awarded under the non-employee director plan may not exceed 500,000 shares.

     The following description is only a summary. It does not purport to be complete or detailed descriptions of all of the provisions of the plan. Telscape will furnish a copy of the plan to any shareholder upon request to the Telscape secretary at Telscape's executive offices.

     The plan provides for the automatic grant, as long as shares are available under the plan, of a nonqualified option to purchase 20,000 shares of common stock upon the election to the Board of a person not employed by Telscape. The option vests and becomes exercisable for 5,000 shares on each of the four subsequent anniversary dates of the election if the person has served as a director of Telscape for the entire preceding fiscal year. Telscape has reserved a total of 500,000 shares of common stock for issuance under the plan. The plan will be administered by the Board.

     Options issued pursuant to the plan terminate with respect to any shares not exercised upon the earliest to occur of:

    o   the expiration of 10 years from the date of grant of each option;

    o one year after an optionee ceases to be a director of Telscape by reason of death or disability; or

    o three months after such an optionee ceases to be a director of Telscape for any reason other than death or disability.

     The method of payment for options will be determined by the Board at the time of the grant. In general, payment may be made by cash, check, promissory note, or if the Board authorizes a "cashless exercise," Telscape will withhold the number of shares the holder is entitled to purchase for which the equity buildup is equal to the amount of the option purchase price. The options will be exercisable at the times and in the manner directed by the Board. Generally, options granted under the plan vest over three years according to a schedule of performance (company, unit and employee) goals as determined through a combination of objective criteria and subjective overall performance reviews.

     Unless the Board terminates the plan sooner, it will terminate on December 31, 2010, after which no options may be granted under the plan. The Board may amend, suspend or terminate the plan without shareholder approval, except that the Board cannot increase the total number of shares available under the plan without shareholder approval or change the terms of options previously granted without the consent of the option holder.

     Upon the proposed dissolution or liquidation of Telscape, all of the outstanding options issued under the plan will terminate immediately prior to the consummation of the proposed action, unless the Board provides otherwise. If Telscape proposes to sell all or substantially all of its assets or if

Telscape is a party to a merger with or into another company, the outstanding options issued under the plan must be substituted by equivalent options of the succeeding corporation or the Board must declare them immediately and fully exercisable. In the event of a reclassification, stock split, combination of shares or similar action increasing or decreasing the amount of issued common stock, the Board will proportionately adjust the terms of the outstanding options issued under the plan.

     The plan and all option agreements shall be construed and enforced in accordance with and governed by the laws of the State of Texas, except to the extent preempted by federal law.

     There are 500,000 shares of our common stock available to be issued under the plan. As of May 8, 2000, options to purchase a total of 111,757 shares of common stock under the plan are outstanding to Pointe non-employee directors, no options to purchase shares had been exercised, and a total of 388,243 shares were available for future option grants.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF AWARDS

     NONQUALIFIED OPTIONS. In general, no taxable income will be recognized by the optionee, and no deduction will be allowed to Telscape, upon the grant of a nonqualified option. Upon exercise of a nonqualified option, an optionee will recognize ordinary income (and Telscape will be entitled to a corresponding tax deduction if applicable reporting requirements are satisfied) in an amount equal to the amount by which the fair market value of the shares on the exercise date exceeds the option exercise price. Any gain or loss realized by an optionee on disposition of such shares generally is a capital gain or loss and does not result in any tax deduction to Telscape.

     The foregoing information is based upon present federal income tax laws and regulations and are subject to change if the tax laws and regulations, or interpretations thereof, are changed.

VOTE REQUIRED FOR APPROVAL

     The affirmative vote of the holders of a majority of the shares of Telscape common stock present in person or represented by proxies at the meeting and entitled to vote is required to approve the adoption of the non-employee director plan. If the merger is not completed for any reason, the non-employee director plan will not be adopted by Telscape.

     THE TELSCAPE BOARD UNANIMOUSLY RECOMMENDS THAT THE TELSCAPE SHAREHOLDERS VOTE FOR PROPOSAL 8 TO APPROVE THE 2000 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN.

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                              TELSCAPE PROPOSAL 9
                   2000 PAY FOR PERFORMANCE STOCK OPTION PLAN

BACKGROUND AND SUMMARY OF TERMS

     In February 2000, the Telscape Board approved the Telscape 2000 Pay for Performance Stock Option Plan for submission to the shareholders of Telscape. Telscape will use the plan to provide the officers and key employees of the company with a strong incentive to work towards increasing the per share price of Telscape common stock and to promote a sense of ownership among employees. The maximum number of shares of common stock that may be awarded under the pay for performance plan may not exceed 500,000 shares. If the merger with Pointe is not completed, Telscape intends to use this plan as its main stock option plan for future grants. If the merger is completed, Telscape will not adopt this plan.

     The following description is only a summary. It does not purport to be complete or detailed descriptions of all of the provisions of the plan.

     The plan permits the grant of options to employees of Telscape or its subsidiaries, including officers and directors, in the Board's discretion.

     The Board administers the plan and has complete discretion, within the limitations in the plan, to determine the terms of the options granted, including, but not limited to:

    o   the term of each option,

    o   the number of shares subject to each option,

    o   the exercise price of each option,

    o   the form of consideration payable upon exercise of each option, and

    o   the exercise date of each option.

     The Board is also permitted to create a compensation committee of at least two Board members to administer the plans on the Board's behalf.

     Options granted are evidenced by stock option agreements between Telscape and the option holder. The terms of each option granted may vary, but only to the extent permitted by the terms of the plan. The term of an option granted under the plan may not exceed ten years from the grant of that option.

     The method of payment for options will be determined by the Board at the time of the grant. In general, payment may be made by cash, check, promissory note, or if the Board authorizes a "cashless exercise," Telscape will withhold the number of shares the holder is entitled to purchase for which the equity buildup is equal to the amount of the option purchase price. The options will be exercisable at the times and in the manner directed by the Board. Generally, options granted under the plan vest over three years according to a schedule of performance (company, unit and employee) goals as determined through a combination of objective criteria and subjective overall performance reviews.

     Under the plan, the Board is authorized to grant either nonqualified stock options or incentive stock options. The plan requires that the exercise price of each incentive stock option or ISO be at least 100% of the fair market value of Telscape's common stock at the time the option is granted. For incentive stock options granted to an employee who owns more than 10% of Telscape's outstanding voting stock:

    o the option price must be at least 110% of the fair market value of Telscape's stock on the date the ISO is granted, and

    o   the ISO is not exercisable more than five years after it is granted.

     Upon termination of employment of an option holder, he may exercise the options to the extent they are then exercisable. Generally, options which are not exercisable on the date of termination, or are not exercised within three months terminate. Upon an option holder's permanent disability, he may exercise the options to the extent they are then exercisable for up to twelve months following termination due to the disability. Upon an option holder's death while an employee, his estate or representative may exercise the options which were exercisable on the date of death within six months from the date of death. If the option holder was not a Telscape employee at the time of death, the options which were exercisable at the time of termination of employment may be exercised within six months from the date of death. Options which are not exercisable on the date of death or termination (if before death), or which are not exercised within six months from the date of death terminate. No option granted under the plan may be sold, pledged, assigned or transferred other than by will or the laws of descent and distribution, and during the option holder's lifetime he is the only person who may exercise the options.

     Unless the Board terminates the plan sooner, it will terminate on January 31, 2009, after which no options may be granted under the plan. The Board may amend, suspend or terminate the plan without shareholder approval, except that the Board cannot increase the total number of shares available under the plan without shareholder approval or change the terms of options previously granted without the consent of the option holder.

     Upon the proposed dissolution or liquidation of Telscape, all of the outstanding options issued under the plan will terminate immediately prior to the consummation of the proposed action, unless the Board provides otherwise. If Telscape proposes to sell all or substantially all of its assets or if Telscape is a party to a merger with or into another company, the outstanding options issued under the plan must be substituted by equivalent options of the succeeding corporation or the Board must declare them immediately and fully exercisable. In the event of a reclassification, stock split, combination of shares or similar action increasing or decreasing the amount of issued common stock, the Board will proportionately adjust the terms of the outstanding options issued under the plan.

     The plan and all option agreements shall be construed and enforced in accordance with and governed by the laws of the State of Texas, except to the extent preempted by federal law.

     There are 500,000 shares of our common stock available to be issued under the plan.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF AWARDS

     INCENTIVE STOCK OPTIONS.  All stock options that qualify under the rules of
Section 422 of the Internal Revenue Code of 1986, as amended, will be entitled to ISO treatment. To receive ISO treatment, an optionee must not dispose of the acquired stock within two years after the option is granted or within one year after exercise. In addition, the individual must have been an employee of Telscape for the entire time from the date of grant of the option until three months (or one year if the employee is disabled) before the date of the exercise. The requirement that the individual be an employee and the two-year and one-year holding periods are waived in the case of death of the employee. If these requirements are met no tax will be imposed on the exercise of the option, and any gain upon the sale of the acquired stock will be entitled to capital gain treatment. The employee's gain on exercise (the excess of fair market value at the time of exercise over the exercise price) of an ISO is a tax preference item, and accordingly, is included in the computation of alternative minimum taxable income.

     If an employee does not meet the two-year and one-year holding requirements, otherwise called a disqualifying disposition, but does meet all other requirements, tax will be imposed at the time of sale of the acquired stock, but the employee's gain on exercise of the options will be treated as ordinary income, rather than capital gain, and Telscape will get a corresponding deduction at the time of sale in an amount equal to the income that the employee would have recognized as long-term capital gain, depending on the holding period of the stock. If the amount realized on the disqualifying disposition is less than the value at the date of exercise, the amount includible in gross income, and the amount deductible by Telscape, will equal the excess of the amount realized on the sale or exchange over the exercise price.

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
     An option agreement with Telscape may permit payment for stock upon the exercise of an ISO to be made with other shares of common stock. In such a case, in general, if an employee uses stock acquired pursuant to the exercise of an ISO to acquire other stock in connection with the exercise of an ISO, it may result in ordinary income if the stock so used has not met the minimum statutory holding period necessary for favorable tax treatment as an ISO.

     NONQUALIFIED OPTIONS. In general, no taxable income will be recognized by the optionee, and no deduction will be allowed to Telscape, upon the grant of a nonqualified option. Upon exercise of a nonqualified option, an optionee will recognize ordinary income (and Telscape will be entitled to a corresponding tax deduction if applicable reporting requirements are satisfied) in an amount equal to the amount by which the fair market value of the shares on the exercise date exceeds the option exercise price. Any gain or loss realized by an optionee on disposition of such shares generally is a capital gain or loss and does not result in any tax deduction to Telscape.

     The foregoing information is based upon present federal income tax laws and regulations and are subject to change if the tax laws and regulations, or interpretations thereof, are changed.

VOTE REQUIRED FOR APPROVAL

     The affirmative vote of the holders of a majority of the shares of Telscape common stock present in person or represented by proxies at the meeting and entitled to vote is required to approve the adoption of the pay for performance plan. The pay for performance plan will only be adopted by Telscape if the merger with Pointe is not completed.

     THE TELSCAPE BOARD UNANIMOUSLY RECOMMENDS THAT THE TELSCAPE SHAREHOLDERS VOTE FOR PROPOSAL 9 TO APPROVE THE 2000 PAY FOR PERFORMANCE STOCK OPTION PLAN.

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                              TELSCAPE PROPOSAL 10

GENERAL

     Telscape's common stock currently is listed on the Nasdaq National Market. Pursuant to the Marketplace Rules for the Nasdaq National Market, Telscape must obtain shareholder approval prior to issuing common stock or securities convertible into or exercisable for common stock in a transaction other than a public offering when the amount of the common stock to be issued, including shares issuable upon conversion or upon exercise of convertible preferred stock, warrants or other convertible instruments, is equal to or is greater than 20% of the common stock or voting power of the issuing company which is outstanding prior to the issuance.

     In connection with the merger agreement, Pointe agreed to make a loan of $10,000,000 to Telscape which is evidenced by a note that is convertible into shares of Telscape Class C Convertible Senior Preferred Stock in certain circumstances Telscape executed the 12% Convertible Promissory Note (the
"Pointe Note") with Pointe in the principal amount of $10,000,000 and payable on June 30, 2000. The note will accure interest at 12% per year and may not be prepaid prior to June 30, 2000, subject to the conversion rights at the parties.

     Telscape will be in default on the note if Telscape fails to pay the principal and interest as they come due, fails to comply with the note, cannot pay the principal or interest payments because Telscape is insolvent or is in bankruptcy, or the merger agreement with Pointe is terminated. Pointe may require full payment of the note, including unpaid interest, if Telscape is in default.

     The Pointe Note will be convertible into 100,000 shares of Class C preferred stock and a warrant to purchase 500,000 shares of Telscape's common stock at $7.00 per share, unless adjusted by the terms of the warrant agreement. If Telscape declares a stock split, stock dividend, reverse split or other recapitalization, the number of shares of Class C preferred stock and common stock into which the warrants are convertible will be adjusted proportionately. If Telscape enters into a merger or reclassification of Telscape, Telscape will make it a condition that the note will be convertible into similar securities and in the same amounts as would have been received if the warrants were converted at the time of the merger.

     Issuance of the Class C preferred stock and the warrants may exceed 20% of the outstanding shares of Telscape's common stock.

TELSCAPE CLASS C PREFERRED STOCK

     The Class C preferred stock pays quarterly dividends at a rate of 12% per year. Telscape first must pay dividends on the Class C preferred stock and all stocks of equal dividend priority, namely the Class D preferred stock, the Class E preferred stock and the Class F preferred stock, before making any payments to any junior stock, such as Telscape's common stock. To preserve their ownership percentage in Telscape, holders of the Class C preferred stock have the right to purchase Telscape's securities in certain new offerings by Telscape that do not include a public offering, a merger, exercise of employee stock options, or exercise of derivative securities outstanding upon the date of issuance of the Class C preferred stock. Telscape has the right to pay the dividends in additional shares of Class C preferred stock.

     Upon any liquidation, dissolution or merger, regardless of whether Telscape is the surviving company, Telscape must pay to the holders of Class C preferred stock their preferred liquidation amount, which is $100.00 per share plus all accrued but unpaid dividends, prior to paying any liquidation amounts to any junior stock, such as Telscape's common stock. The Class D preferred stock, Class E preferred stock and the Class F preferred stock are of equal liquidation preference with the Class C preferred stock.

     The holders of Telscape's Class C preferred stock will have the right to receive notice of a meeting of Telscape's shareholders and to vote the number of shares into which the Class C preferred stock is convertible at any meeting of Telscape's shareholders. The holders of Class C preferred stock vote as a separate class only as provided in the Texas Business Corporation Act and on votes that affect their rights or privileges as holders of Class C preferred stock. Any vote of the class of the holders of Class C preferred stock will be approved by a two thirds (2/3) majority of those holders.

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     The holders of Telscape's Class C preferred stock have the right to convert their shares into Telscape's common stock at any time. The conversion ratio for each share will be the $100.00 stated value divided by $8.20 per share of common stock, except that if Telscape does not merge with Pointe and if Pointe or its shareholders receive Telscape's Class C Preferred Stock as a result of a conversion of the Pointe Note as described above, then the conversion ratio for each share will be the $100.00 stated value divided by $5.00 per share of common stock.

     If Telscape issues any new shares of common stock, other than shares issued as employees, officers, directors or consultants exercise their options, and if the price for the newly issued shares of common stock is lower than the conversion price of the Class F preferred stock, then Telscape must reduce the conversion price of the Class C Preferred Stock. Telscape will determine the new conversion price by dividing (a) the sum of (1) the conversion price times the total number of outstanding shares of common stock immediately prior to the new issuance, after taking into account all conversions and exercises of common stock, plus (2) the value of the consideration that Telscape receives for the new issuance of the common stock by (b) the total number of outstanding shares of common stock immediately after the new issuance, after taking into account all conversions and exercises of common stock. Telscape also will adjust the conversion price proportionately for any other adjustments to the number of shares of outstanding common stock, like in a stock split, stock dividend or reverse stock split. Upon any merger or reorganization, the Class C preferred stock will be convertible into the number of shares of common stock of the new entity as if the shares of Class C Preferred Stock had been converted immediately prior to the exchange for new securities after the merger or reorganization.

     Telscape has reserved the right to cause the holders of Class C preferred stock to convert their shares if Telscape enters into a public offering of Telscape's common stock to raise at least $30,000,000 or if after one year from issuing the Class C preferred stock, (1) Telscape's common stock is trading on the New York Stock Exchange, the Nasdaq National Market or the American Stock Exchange, (2) the common stock shall have traded for a period of 20 consecutive trading days at a price of $15.00 (or the adjusted figure after any stock split, stock dividend, reverse stock split or similar recapitalization event), and (3) the cumulative average daily trading volume in that period is at least $3,000,000.

     Additionally, if the merger agreement is terminated and Pointe elects to convert the Pointe Note into Class C preferred stock, the Class C preferred stock issued upon this conversion of the Pointe Note will convert at the $8.20 conversion price.

     Telscape will not issue fractional shares upon any conversion. Telscape will pay the holders the fraction of common stock times the conversion price in effect at conversion.

WARRANTS

     Telscape has issued warrants to purchase 500,000 shares of Telscape's common stock in connection with the Pointe Note. The warrants terminate on the fifth anniversary of the date of issuance. The exercise price of the warrants is $7.00 per share, subject to adjustment in the same manner as the Class C preferred stock for any event that changes the number of outstanding shares of Telscape's common stock. A cashless exercise option is also available to warrantholders.

     If the market price of the common stock is equal to at least $15.00 per share (as adjusted for stock splits, recapitalizations, mergers, consolidations and other similar events) for 20 consecutive trading days, Telscape has the right to cause the warrantholders to exercise the warrants.

     If the shareholders do not approve this proposal, Telscape will not be able to comply with the terms of the Pointe Note to issue shares of Class C preferred stock upon conversion. Telscape will be required to pay back the full $10,000,000 of the Pointe Note plus accrued interest on June 30, 2000.

     THE TELSCAPE BOARD UNANIMOUSLY RECOMMENDS THAT THE TELSCAPE SHAREHOLDERS VOTE FOR PROPOSAL 10 TO APPROVE THE ISSUANCE OF THE CLASS C PREFERRED STOCK AND WARRANTS IN CONNECTION WITH THE CONVERSION OF THE POINTE NOTE.

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                              TELSCAPE PROPOSAL 11

GENERAL

     Telscape's common stock currently is listed on the Nasdaq National Market. Pursuant to the Marketplace Rules for the Nasdaq National Market, Telscape must obtain shareholder approval prior to issuing common stock or securities convertible into or exercisable for common stock in a transaction other than a public offering when the amount of the common stock to be issued, including shares issuable upon conversion or upon exercise of convertible preferred stock, warrants or other convertible instruments, is equal to or is greater than 20% of the common stock or voting power of the issuing company which is outstanding prior to the issuance.

     Telscape currently is negotiating a transaction to raise approximately $29,575,000 and exchange an additional $2,000,000 of debt for equity in a private offering of its newly designated Class F convertible senior preferred stock that has a stated value of $100.00 per share that is exempt from the registration requirements of the Securities Act. In connection with this exempt offering, Telscape has authorized the issuance of 315,750 shares of the Class F preferred stock which are potentially convertible into an aggregate of 3,850,612 shares of Telscape's common stock. Additionally, in connection with the private placement, Telscape has authorized the issuance of warrants to purchase 1,925,306 shares of Telscape's common stock, and if the merger with Pointe is not completed, warrants to purchase an additional 1,925,306 shares of Telscape's common stock will be issued. In the aggregate, the private placement includes securities convertible into or exercisable for a total of 5,775,915 shares of Telscape's common stock which would be equal to approximately 45% of Telscape's outstanding common stock prior to the merger. Therefore, the Nasdaq rules require the Telscape shareholders to approve the issuance.

TELSCAPE CLASS F PREFERRED STOCK

     The Class F preferred stock pays quarterly dividends at a rate of 12% per year. Telscape first must pay dividends on the Class F preferred stock and all stock of equal dividend priority, namely the Class C preferred stock, the Class D preferred stock and the Class E preferred stock, before making any payments to any junior stock, such as Telscape's common stock. Telscape has the right to pay the dividends in additional shares of Class F preferred stock.

     Upon any liquidation, dissolution or merger, where Telscape is not the surviving company, Telscape must pay to the holders of Class F preferred stock their preferred liquidation amount, which is $100.00 per share plus all accrued but unpaid dividends, prior to paying any liquidation amounts to any junior stock, such as Telscape's common stock. The Class C preferred stock, Class D preferred stock and the Class E preferred stock are of equal liquidation preference with the Class F preferred stock.

     The holders of Telscape's Class F preferred stock will have the right to receive notice of any meeting of Telscape's shareholders and to vote the number of shares into which the Class F preferred stock is convertible at any meeting of Telscape's shareholders. The holders of Class F preferred stock vote as a separate class only as provided in the Texas Business Corporation Act and on votes that affect their rights or privileges as holders of Class F preferred stock. Any vote of the class of the holders of Class F preferred stock will be approved by a two thirds (2/3) majority of those holders.

     The holders of Telscape's Class F preferred stock have the right to convert their shares into Telscape's common stock at any time. The conversion ratio for each share will be the $100.00 stated value divided by $8.20 per share of common stock.

     If Telscape issues any new shares of common stock, other than shares issued as employees, officers, directors, or consultants exercise their current options or warrants or their options or warrants issued in connection with the merger or other than shares issued upon the conversion of the Class C, Class D, Class E or Class F preferred stock, and if the price for the newly issued shares of common stock is lower than the conversion price of the Class F preferred Stock, then Telscape must reduce the conversion price for the Class F preferred stock. Telscape will determine the new conversion price by dividing (a) the sum of (1) the conversion price times the total number of outstanding shares of common stock immediately prior to the new issuance, after taking into account all conversions and

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
exercises of common stock, plus (2) the value of the consideration that Telscape receives for the new issuance of the common stock by (b) the total number of outstanding shares of common stock immediately after the new issuance, after taking into account all conversions and exercises of common stock. Telscape also will adjust the conversion price proportionately for any other adjustments to the number of shares of outstanding common stock, like in a stock split, stock dividend or reverse stock split. Upon any merger or reorganization, the Class F preferred stock will be convertible into the number of shares of common stock of the new entity as if the shares of Class F preferred stock had been converted immediately prior to the exchange for new securities after the merger or reorganization.

     Telscape has reserved the right to cause the holders of Class F preferred stock to convert their shares if Telscape enters into a public offering of Telscape's common stock or if after one year from issuing the Class F preferred stock, (1) Telscape's common stock is trading on the New York Stock Exchange, the Nasdaq National Market or the American Stock Exchange, (2) the common stock shall have traded for a period of 20 consecutive trading days at a price of $15.00 (or the adjusted figure after any stock split, stock dividend, reverse stock split or similar recapitalization event), and (3) the cumulative average daily trading volume in that period is at least $3,000,000.

     Telscape shall be required to exchange all of the class F preferred stock for shares of Common Stock on the seventh anniversary of the issue date of the Class F preferred stock; provided that the shares of common stock to be issued have been registered and listed on each securities exchange, over-the-counter market or on the Nasdaq National Market on which similar securities issued by Telscape are then listed.

     The proceeds of the Class F Preferred have been placed into escrow. Prior to the closing of the merger and with the consent of Pointe, Telscape may fund $4.6 million out of escrow and issue the corresponding Class F Preferred and warrants. In the event the merger with Pointe is not consummated by June 30, 2000, the holders of Class F preferred stock shall have the right to require Telscape to redeem the shares of Class F preferred stock for cash in an amount equal to the purchase price paid for such shares plus accrued and unpaid dividends. The right of redemption shall be exercisable by the holders of such shares for the thirty days after the earlier to occur of (i) the date of termination of the merger agreement, or (i) June 30, 2000. If the right of redemption is not exercised within such thirty day period, it shall expire and be of no further force or effect.

WARRANTS

     Telscape has issued warrants to purchase 1,925,306 shares of Telscape's common stock in connection with the private placement offering. The warrants terminate on the fifth anniversary of the date of issuance. The exercise price of the warrants is $10.00 per share, subject to adjustment in the same manner as the Class F preferred stock for any event that changes the number of outstanding shares of Telscape's common stock. A cashless exercise option is also available to warrantholders.

     If the market price of the common stock is equal to at least $15.00 per share (as adjusted for stock splits, recapitalizations, mergers, consolidations and other similar events) for 20 consecutive trading days, Telscape has the right to cause the warrantholders to exercise the warrants.

     If the shareholders do not approve this proposal, Telscape will not be able to receive funding equal to approximately $29,575,000 which will be used to fund Telscape's operations plus the exchange of $2,000,000 of debt. Telscape will need to seek alternate funding that may not be obtained at terms equal to or more favorable to the terms of the private placement of the Class F preferred stock.

     THE TELSCAPE BOARD UNANIMOUSLY RECOMMENDS THAT THE TELSCAPE SHAREHOLDERS VOTE FOR PROPOSAL 11 TO APPROVE THE ISSUANCE OF THE CLASS F PREFERRED STOCK AND WARRANTS IN CONNECTION WITH THE PRIVATE PLACEMENT OF THOSE SECURITIES.

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                               POINTE PROPOSAL 2

     Pointe currently has nine directors serving on its board. At the annual meeting, holders of common stock and preferred stock will elect six directors to serve with the two directors designated by the holders of Class A preferred stock and one director designated by holders of the Class B preferred stock. All directors are elected for a period of one year or until a successor has been elected and qualified at the next annual meeting. The board's nominees for the six positions to be voted at the annual meeting are Stephen E. Raville, Patrick
E. Delaney, William P. O'Reilly, F. Scott Yeager, Gerald F. Schmidt, and James
H. Dorsey III. Each of the nominees currently is a member of Pointe's board.

     The two directors designated by the holders of Class A preferred stock are David C. Lee and Rafic A. Bizri. The director designated by the holders of Class B preferred stock is Darryl B. Thompson.

     This board, when elected, will be Pointe's board of directors for the next year if the proposed merger with Telscape is not completed. If the merger is completed, the combined company will have a board of directors comprised of six Pointe nominees and three Telscape nominees. Please see page 45 under the heading "Officers and Directors of the Combined Company Following Merger" for a list of the Telscape board after the merger is completed.

     The biographies of the nominees for the director positions and the directors designated by holders of preferred stock appear in the Pointe's Business Description under the table of the directors, executive officers, and key employees.

     THE POINTE BOARD UNANIMOUSLY RECOMMENDS THAT THE POINTE SHAREHOLDERS VOTE TO ELECT THE NOMINEE DIRECTORS.

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                               POINTE PROPOSAL 3

GENERAL

     In its operating history, Pointe has issued options and warrants as a means of attracting and retaining key employees with a minimum outlay of cash. By employing this procedure, Pointe has been able to retain cash in its operating accounts to fund working capital expenditures. Additionally, Pointe has added key assets to its portfolio of operating assets and has raised additional cash to fund operations by means of acquisitions and private offerings involving the issuance of common stock, preferred stock or other securities which are convertible into common stock.

     Currently, the articles of incorporation authorize the issuance of 100,000,000 shares of common stock and 5,000,000 shares of Preferred Stock. As of May 8, 2000, 53,244,428 shares of common stock were issued and outstanding. Additionally, Pointe has 18,662 shares of its preferred stock issued and outstanding and convertible into 36,783,667 shares of common stock. There are option holders, warrant holders and holders of other convertible debt instruments which all convert into or can be exercised for Pointe's common stock. If all holders of convertible instruments converted or exercised those instruments, Pointe would have to issue a total of, at least, 34,942,777 shares of common stock, which would mean at any time Point needs, at least, 124,970,872 total shares of its common stock available for issuance.

     The Board's decisions to issue Pointe's common stock and other convertible instruments were made prior to entering into the proposed merger transaction with Telscape. If the proposed merger is not completed, Pointe plans to continue its practice of increasing shareholder value by means of issuing Pointe's common stock and convertible instruments to attract and retain key employees, to acquire valuable assets, and to fund Pointe's operations.

AMENDMENT

     On February 14, 2000, the Board approved an increase in the authorized number of shares of Common Stock from 100,000,000 to 200,000,000 shares, subject to shareholder approval. If this amendment is approved by Pointe's shareholders, 100,000,000 additional shares of common stock will be authorized and available for issuance or sale (excluding shares reserved for issuance for specified purposes, such as pursuant to stock option plans). The Board will have authority to issue the additional 100,000,000 shares of common stock at its discretion in accordance with applicable law. Issuance of any of the additional 100,000,000 shares of common stock will dilute the voting percentage and ownership percentage held by the current holders of common stock.

PURPOSES OF PROPOSED AMENDMENT

     As indicated above, if all convertible instrument were to be converted or exercised, Pointe would be obligated to issue 71,726,444 shares of common stock to be added to the 53,244,428 shares of currently outstanding common stock. At the present time, this number would exceed the currently authorized number of shares of common stock.

     Pointe needs to meet its conversion or exercise requests and it also needs to have the flexibility to issue shares of common stock for any other purpose, including providing future incentives to employees, providing consideration in acquisitions of either operating companies or operating assets, and providing the means to raise capital in the public or private equity markets. Pointe believes that these strategies employed by Pointe have added value to Pointe's shareholders in the past and will continue to add value in the future.

     If the shareholders do not approve this proposed amendment, Pointe may fall into default on some of its conversion obligations which will trigger a requirement that Pointe redeem certain convertible instruments for cash. This result will cause a drain on Pointe's cash flow and could hinder future operations and acquisitions. Additionally, Pointe may fall into breach of its agreements with some of the warrant and option holders and will be limited in its ability to raise capital or acquire companies or assets.

THE POINTE BOARD UNANIMOUSLY RECOMMENDS THAT POINTE SHAREHOLDERS VOTE FOR PROPOSAL 3 TO APPROVE AN AMENDMENT TO POINTE'S ARTICLES OF INCORPORTION TO INCREASE POINTE'S AUTHORIZED SHARES.

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                               POINTE PROPOSAL 4
                   1999 PAY FOR PERFORMANCE STOCK OPTION PLAN

BACKGROUND AND SUMMARY OF TERMS

     On August 9, 1999, the Board of Directors adopted the following stock option plan:

    o Pointe Communications Corporation 1999 Pay for Performance Stock Option Plan.

The plan was adopted to attract and retain qualified employees, including officers and directors, by providing additional incentive and rewards to employees for exemplary service. Employees of Pointe and its subsidiaries may be granted stock options, which may be designated as nonqualified stock options or incentive stock options. At the Pointe annual meeting, Pointe's shareholders will be asked to consider and approve this plan.

     The plan was adopted by the Board prior to the discussions with Telscape regarding the proposed merger. Section 422 of the Internal Revenue Code of 1986, as amended, requires that shareholders must approve any incentive stock option plan within one year of the adoption of the plan by the company's board of directors. Pointe's Board believes that Pointe and its shareholders will benefit from adopting the plan. If Pointe's shareholders do not approve the merger, the plan still must be approved by Pointe's shareholders to ensure incentive stock option treatment for awards already granted under the plan.

     The following description of the plan is only a summary; it does not purport to be a complete or detailed description of all of the provisions of the plan. Pointe will furnish a copy of the plan to any shareholder upon written request to the Pointe Secretary at Pointe's executive offices.

     The plan permits the grant of options to employees of Pointe or its subsidiaries, including officers and directors, in the Board's discretion.

     The Board administers the plan, and has complete discretion, within the limitations in the plan, to determine the terms of the options granted, including, but not limited to:

    o   the term of each option,

    o   the number of shares subject to each option,

    o   the exercise price of each option,

    o   the form of consideration payable upon exercise of each option, and

    o   the exercise date of each option.

     The Board is also permitted to create a compensation committee of at least two Board members to administer the plan on the Board's behalf.

     Options granted are evidenced by stock option agreements between Pointe and the option holder. The terms of each option granted may vary, but only to the extent permitted by the terms of the plan. The term of an option granted under the plan may not exceed ten years from the grant of that option.

     The method of payment for options will be determined by the Board at the time of the grant. In general, payment may be made by cash, check, promissory note, or if the Board authorizes a "cashless exercise," Pointe will withhold the number of shares the holder is entitled to purchase for which the equity buildup is equal to the amount of the option purchase price. The options will be exercisable at the times and in the manner directed by the Board. Generally, options granted under the plan vest over seven years according to a schedule of performance (company, unit and employee) goals as determined through a combination of objective criteria and subjective overall performance reviews.

     Under the plan, the Board is authorized to grant either nonqualified stock options or incentive stock options. The plan requires that the exercise price of each incentive stock option or ISO be at least 100% of the fair market value of Pointe's common stock at the time the option is granted. For

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incentive stock options granted to an employee who owns more than 10% of
Pointe's outstanding voting stock:

    o the option price must be at least 110% of the fair market value of Pointe's stock on the date the ISO is granted; and

    o   the ISO is not exercisable more than five years after it is granted.

     Upon termination of employment of an option holder, he may exercise the options to the extent they are then exercisable. Generally, options which are not exercisable on the date of termination, or are not exercised within three months terminate. Upon an option holder's permanent disability, he may exercise the options to the extent they are then exercisable for up to twelve months following termination due to the disability. Upon an option holder's death while an employee, his estate or representative may exercise the options which were exercisable on the date of death within six months from the date of death. If the option holder was not a Pointe employee at the time of death, the options which were exercisable at the time of termination of employment may be exercised within six months from the date of death. Options which are not exercisable on the date of death or termination (if before death), or which are not exercised within six months from the date of death terminate. No option granted under the plan may be sold, pledged, assigned or transferred other than by will or the laws of descent and distribution, and during the option holder's lifetime he is the only person who may exercise the options.

     Unless the Board terminates the plan sooner, it will terminate on January 31, 2009, after which no options may be granted under the plan. The Board may amend, suspend or terminate the plan without shareholder approval, except that the Board cannot increase the total number of shares available under the plan without shareholder approval or change the terms of options previously granted without the consent of the option holder.

     Upon the proposed dissolution or liquidation of Pointe, all of the outstanding options issued under the plan will terminate immediately prior to the consummation of the proposed action, unless the Board provides otherwise. If Pointe proposes to sell all or substantially all of its assets or if Pointe is a party to a merger with or into another company, the outstanding options issued under the plan must be substituted by equivalent options of the succeeding corporation or the Board must declare them immediately and fully exercisable. In the event of a reclassification, stock split, combination of shares or similar action increasing or decreasing the amount of issued common stock, the Board will proportionately adjust the terms of the outstanding options issued under the plan.

     The plan and all option agreements shall be construed and enforced in accordance with and governed by the laws of the State of Georgia, except to the extent preempted by federal law.

     There are 5,000,000 shares of our common stock available to be issued under the plan. As of May 8, 2000, options to purchase a total of 2,045,366 shares of common stock under the plan are outstanding to Pointe employees, no options to purchase shares had been exercised, and a total of 2,954,634 shares were available for future option grants.

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
     The following table is a summary of the options previously granted to Pointe employees under the plans.

                   SUMMARY OF OPTIONS GRANTED UNDER THE PLANS

                                        NUMBER OF OPTIONS
                                        RECEIVED UNDER PAY
                                         FOR PERFORMANCE
                                               PLAN
                                        ------------------
DIRECTORS AND EXECUTIVE OFFICERS
Stephen E. Raville...................             -0-
  Chief Executive Officer
Peter C. Alexander...................         500,000
  President and Chief Operating
     Officer
Patrick E. Delaney...................             -0-
  Executive Vice President
Federico L. Fuentes..................             -0-
  Chief Technical Officer
Ruben Garcia.........................         550,000
  President, CLEC Division
Jaime Zambra.........................             -0-
  President, International Division
John F. Nort.........................             -0-
  President, Prepaid Solutions
     Division
          Totals.....................       1,050,000

UNITED STATES TAX CONSEQUENCES OF AWARDS

     INCENTIVE STOCK OPTIONS.  All stock options that qualify under the rules of
Section 422 of the Internal Revenue Code of 1986, as amended, will be entitled to ISO treatment. To receive ISO treatment, an optionee must not dispose of the acquired stock within two years after the option is granted or within one year after exercise. In addition, the individual must have been an employee of Pointe for the entire time from the date of grant of the option until three months (or one year if the employee is disabled) before the date of the exercise. The requirement that the individual be an employee and the two-year and one-year holding periods are waived in the case of death of the employee. If these requirements are met no tax will be imposed on the exercise of the option, and any gain upon the sale of the acquired stock will be entitled to capital gain treatment. The employee's gain on exercise (the excess of fair market value at the time of exercise over the exercise price) of an ISO is a tax preference item, and accordingly, is included in the computation of alternative minimum taxable income.

     If an employee does not meet the two-year and one-year holding requirements, otherwise called a disqualifying disposition, but does meet all other requirements, tax will be imposed at the time of sale of the acquired stock, but the employee's gain on exercise of the options will be treated as ordinary income, rather than capital gain, and Pointe will get a corresponding deduction at the time of sale in an amount equal to the income that the employee would have recognized as long-term capital gain, depending on the holding period of the stock. If the amount realized on the disqualifying disposition is less than the value at the date of exercise, the amount includible in gross income, and the amount deductible by Pointe, will equal the excess of the amount realized on the sale or exchange over the exercise price.

     An option agreement with Pointe may permit payment for stock upon the exercise of an ISO to be made with other shares of common stock. In such a case, in general, if an employee uses stock acquired pursuant to the exercise of an ISO to acquire other stock in connection with the exercise of an ISO, it may result in ordinary income if the stock so used has not met the minimum statutory holding period necessary for favorable tax treatment as an ISO.

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
     NONQUALIFIED OPTIONS. In general, no taxable income will be recognized by the optionee, and no deduction will be allowed to Pointe, upon the grant of a nonqualified option. Upon exercise of a nonqualified option, an optionee will recognize ordinary income (and Pointe will be entitled to a corresponding tax deduction if applicable reporting requirements are satisfied) in an amount equal to the amount by which the fair market value of the shares on the exercise date exceeds the option exercise price. Any gain or loss realized by an optionee on disposition of such shares generally is a capital gain or loss and does not result in any tax deduction to Pointe.

     The foregoing information is based upon present federal income tax laws and regulations and are subject to change if the tax laws and regulations, or interpretations thereof, are changed.

VOTE REQUIRED FOR APPROVAL

     The affirmative vote of the holders of a majority of the shares of Pointe's common stock and preferred stock present in person or represented by proxies at the meeting and entitled to vote is required to approve the adoption of the plan.

     THE POINTE BOARD UNANIMOUSLY RECOMMENDS THAT THE POINTE SHAREHOLDERS VOTE FOR PROPOSAL 4 TO APPROVE THE 1999 PAY FOR PERFORMANCE STOCK OPTION PLAN.

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                               POINTE PROPOSAL 5
           1999 EXECUTIVE MARKET VALUE APPRECIATION STOCK OPTION PLAN

BACKGROUND AND SUMMARY OF TERMS

     On August 9, 1999, the Board of Directors adopted the following stock option plan:

    o Pointe Communications Corporation 1999 Executive Market Value Appreciation Stock Option Plan.

The plan was adopted to attract and retain qualified employees, including officers and directors, by providing additional incentive and rewards to employees for exemplary service. Employees of Pointe and its subsidiaries may be granted stock options, which may be designated as nonqualified stock options or incentive stock options. At the Pointe annual meeting, Pointe's shareholders will be asked to consider and approve this plan.

     The plan was adopted by the Board prior to the discussions with Telscape regarding the proposed merger. Section 422 of the Internal Revenue Code of 1986, as amended, requires that shareholders must approve any incentive stock option plan within one year of the adoption of the plan by the company's board of directors. Pointe's Board believes that Pointe and its shareholders will benefit from adopting the plan. If Pointe's shareholders do not approve the merger, the plan still must be approved by Pointe's shareholders to ensure incentive stock option treatment for awards already granted under the plan.

     The following description of the plan is only a summary; it does not purport to be a complete or detailed description of all of the provisions of the plan. Pointe will furnish a copy of the plan to any shareholder upon written request to the Pointe Secretary at Pointe's executive offices.

     The plan, while being designed for executive personnel, permits the grant of options to employees of Pointe or its subsidiaries, including officers and directors, in the Board's discretion.

     The Board administers the plan, and has complete discretion, within the limitations in the plan, to determine the terms of the options granted, including, but not limited to:

    o   the term of each option,

    o   the number of shares subject to each option,

    o   the exercise price of each option,

    o   the form of consideration payable upon exercise of each option, and

    o   the exercise date of each option.

     The Board is also permitted to create a compensation committee of at least two Board members to administer the plan on the Board's behalf.

     Options granted are evidenced by stock option agreements between Pointe and the option holder. The terms of each option granted may vary, but only to the extent permitted by the terms of the plan. The term of an option granted under the plan may not exceed ten years from the grant of that option.

     The method of payment for options will be determined by the Board at the time of the grant. In general, payment may be made by cash, check, promissory note, or if the Board authorizes a "cashless exercise," Pointe will withhold the number of shares the holder is entitled to purchase for which the equity buildup is equal to the amount of the option purchase price. The options will be exercisable at the times and in the manner directed by the Board. Options granted under the plan generally vest over ten years at a rate of 10% of options granted for each $1.00 of increase in Pointe's stock price, determined at year end.

     Under the plan, the Board is authorized to grant either nonqualified stock options or incentive stock options. The plan requires that the exercise price of each incentive stock option or ISO be at least 100% of the fair market value of Pointe's common stock at the time the option is granted. For incentive stock options granted to an employee who owns more than 10% of Pointe's outstanding voting stock:

    o the option price must be at least 110% of the fair market value of Pointe's stock on the date the ISO is granted; and

    o   the ISO is not exercisable more than five years after it is granted.

     Upon termination of employment of an option holder, he may exercise the options to the extent they are then exercisable. Generally, options which are not exercisable on the date of termination, or are not exercised within three months terminate. Upon an option holder's permanent disability, he may exercise the options to the extent they are then exercisable for up to twelve months following termination due to the disability. Upon an option holder's death while an employee, his estate or representative may exercise the options which were exercisable on the date of death within six months from the date of death. If the option holder was not a Pointe employee at the time of death, the options which were exercisable at the time of termination of employment may be exercised within six months from the date of death. Options which are not exercisable on the date of death or termination (if before death), or which are not exercised within six months from the date of death terminate. No option granted under the plan may be sold, pledged, assigned or transferred other than by will or the laws of descent and distribution, and during the option holder's lifetime he is the only person who may exercise the options.

     Unless the Board terminates the plan sooner, it will terminate on January 31, 2009, after which no options may be granted under the plan. The Board may amend, suspend or terminate the plan without shareholder approval, except that the Board cannot increase the total number of shares available under the plan without shareholder approval or change the terms of options previously granted without the consent of the option holder.

     Upon the proposed dissolution or liquidation of Pointe, all of the outstanding options issued under the plan will terminate immediately prior to the consummation of the proposed action, unless the Board provides otherwise. If Pointe proposes to sell all or substantially all of its assets or if Pointe is a party to a merger with or into another company, the outstanding options issued under the plan must be substituted by equivalent options of the succeeding corporation or the Board must declare them immediately and fully exercisable. In the event of a reclassification, stock split, combination of shares or similar action increasing or decreasing the amount of issued common stock, the Board will proportionately adjust the terms of the outstanding options issued under the plan.

     The plan and all option agreements shall be construed and enforced in accordance with and governed by the laws of the State of Georgia, except to the extent preempted by federal law.

     There are 5,000,000 shares of our common stock available to be issued under the plan. As of May 8, 2000, options to purchase a total of 2,625,000 shares of common stock under the plan are outstanding to Pointe employees, no options to purchase shares had been exercised, and a total of 2,375,000 shares were available for future option grants.

     The following table is a summary of the options previously granted to Pointe employees under the plans.

                   SUMMARY OF OPTIONS GRANTED UNDER THE PLANS

                                        NUMBER OF OPTIONS
                                          RECEIVED UNDER
                                            EXECUTIVE
                                           MARKET PLAN
                                        ------------------
DIRECTORS AND EXECUTIVE OFFICERS
Stephen E. Raville...................              -0-
  Chief Executive Officer
Peter C. Alexander...................          500,000
  President and Chief Operating
     Officer
Patrick E. Delaney...................          400,000
  Executive Vice President
Federico L. Fuentes..................          500,000
  Chief Technical Officer
Ruben Garcia.........................          350,000
  President, CLEC Division
Jaime Zambra.........................          500,000
  President, International Division
John F. Nort.........................          400,000
  President, Prepaid Solutions
     Division
          Totals.....................        2,650,000

UNITED STATES TAX CONSEQUENCES OF AWARDS

     INCENTIVE STOCK OPTIONS.  All stock options that qualify under the rules of
Section 422 of the Internal Revenue Code of 1986, as amended, will be entitled to ISO treatment. To receive ISO treatment, an optionee must not dispose of the acquired stock within two years after the option is granted or within one year after exercise. In addition, the individual must have been an employee of Pointe for the entire time from the date of grant of the option until three months (or one year if the employee is disabled) before the date of the exercise. The requirement that the individual be an employee and the two-year and one-year holding periods are waived in the case of death of the employee. If these requirements are met no tax will be imposed on the exercise of the option, and any gain upon the sale of the acquired stock will be entitled to capital gain treatment. The employee's gain on exercise (the excess of fair market value at the time of exercise over the exercise price) of an ISO is a tax preference item, and accordingly, is included in the computation of alternative minimum taxable income.

     If an employee does not meet the two-year and one-year holding requirements, otherwise called a disqualifying disposition, but does meet all other requirements, tax will be imposed at the time of sale of the acquired stock, but the employee's gain on exercise of the options will be treated as ordinary income, rather than capital gain, and Pointe will get a corresponding deduction at the time of sale in an amount equal to the income that the employee would have recognized as long-term capital gain, depending on the holding period of the stock. If the amount realized on the disqualifying disposition is less than the value at the date of exercise, the amount includible in gross income, and the amount deductible by Pointe, will equal the excess of the amount realized on the sale or exchange over the exercise price.

     An option agreement with Pointe may permit payment for stock upon the exercise of an ISO to be made with other shares of common stock. In such a case, in general, if an employee uses stock acquired pursuant to the exercise of an ISO to acquire other stock in connection with the exercise of an ISO, it may result in ordinary income if the stock so used has not met the minimum statutory holding period necessary for favorable tax treatment as an ISO.

     NONQUALIFIED OPTIONS. In general, no taxable income will be recognized by the optionee, and no deduction will be allowed to Pointe, upon the grant of a nonqualified option. Upon exercise of a nonqualified option, an optionee will recognize ordinary income (and Pointe will be entitled to a corresponding tax deduction if applicable reporting requirements are satisfied) in an amount equal to the amount by which the fair market value of the shares on the exercise date exceeds the option exercise price. Any gain or loss realized by an optionee on disposition of such shares generally is a capital gain or loss and does not result in any tax deduction to Pointe.

     The foregoing information is based upon present federal income tax laws and regulations and are subject to change if the tax laws and regulations, or interpretations thereof, are changed.

VOTE REQUIRED FOR APPROVAL

     The affirmative vote of the holders of a majority of the shares of Pointe's common stock and preferred stock present in person or represented by proxies at the meeting and entitled to vote is required to approve the adoption of the plan.

     THE POINTE BOARD UNANIMOUSLY RECOMMENDS THAT THE POINTE SHAREHOLDERS VOTE FOR PROPOSAL 5 TO APPROVE THE 1999 EXECUTIVE MARKET VALUE APPRECIATION STOCK OPTION PLAN.

                           II.  FINANCIAL INFORMATION

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS

     The following unaudited pro forma condensed consolidated balance sheet of Telscape as of March 31, 2000 and unaudited pro forma condensed consolidated statement of operations of Telscape three months ended March 31, 2000 and for the year ended December 31, 1999 illustrate the effect of the merger with Pointe, including the investment in TCS, and additional transactions as described in the Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements. The unaudited pro forma condensed consolidated balance sheet assumes that the merger with Pointe and the additional transactions had been completed as of March 31, 2000 and the unaudited pro forma condensed consolidated statement of operations assume that the merger with Pointe and the additional transactions were completed as of January 1, 1999, except as discussed in notes
(a) and (d).

     Under the terms of the transaction, the holders of Pointe common stock will receive 0.223514 shares of Telscape common stock for each Pointe share. Based on the exchange ratio, Pointe shareholders will obtain a majority of the voting interest of the combined company. It is therefore anticipated that the merger will be accounted for as a purchase business combination with Pointe as the acquiror.

     The unaudited pro forma condensed consolidated balance sheet and statement of operations do not purport to represent what the financial position or results of operations actually would have been if the merger and the transactions described in the notes had occurred as of such date or what such results will be for any future periods.

     The unaudited pro forma condensed consolidated financial statements are derived from the historical financial statements of Telscape and Pointe and the assumptions and adjustments described in the accompanying notes. Telscape and Pointe believe that all adjustments necessary to present fairly such unaudited financial information have been made. The unaudited pro forma financial information should be read in conjunction with the consolidated financial statements and the accompanying notes thereto of Telscape and Pointe appearing elsewhere in the Proxy Statement/Prospectus. The unaudited pro forma condensed consolidated financial statements do not reflect any cost savings or other economic efficiencies resulting from the merger.

     The pro forma combined income tax benefit may not represent the amount that would have resulted had Pointe and Telscape filed consolidated income tax returns during the periods presented.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 2000
                                 (IN THOUSANDS)

               Assets                   TELSCAPE     POINTE      ADJUSTMENTS      PRO FORMA
-------------------------------------   --------    ---------    -----------      ---------
Current assets:
    Cash.............................   $  2,848    $   5,772     $   29,575(a)   $  36,695
                                                                      (1,500)(c)
    Restricted cash..................      --             184        --                 184
    Accounts receivable..............     13,340       14,555         (7,719)(c)     20,176
    Inventory........................      2,948        1,948        --               4,896
    Other current assets.............      6,756          819        --               7,575
                                        --------    ---------    -----------      ---------
         Total current assets........     25,892       23,278         20,356         69,526
                                        --------    ---------    -----------      ---------
Property, net........................     63,330       31,335        --              94,665
Other assets:
    Intangibles......................     31,737       19,512        179,519(c)     230,768
    Other............................      8,606        2,481        --              11,087
                                        --------    ---------    -----------      ---------
             Total assets............   $129,565    $  76,606     $  199,875      $ 406,046
                                        ========    =========    ===========      =========
Liabilities and Stockholders' Equity
Current liabilities:
    Current portion of debt and
      capital lease obligations......   $ 17,718    $   3,696     $   (7,719)(c)  $  13,695
    Accounts payable.................     47,954       14,799        (16,057)(d)     46,696
    Accrued liabilities..............     16,283        5,495        --              21,778
    Deferred revenue.................      --           1,526        --               1,526
                                        --------    ---------    -----------      ---------
         Total current liabilities...     81,955       25,516        (23,776)        83,695
                                        --------    ---------    -----------      ---------
Long term portion of debt and capital
  lease obligations..................     26,573        9,785         (2,000)(a)     50,415
                                                                      16,057(d)
Minority interest....................          5       --            --                   5
Stockholders' equity:
    Preferred stock..................      --          --            --              --
    Common stock.....................          8            1             11(c)          20
    Additional paid in capital.......     52,907      142,644         60,846(a)     403,250
                                                                     146,853(c)
    Accumulated deficit..............    (31,155)    (101,340)       (29,271)(a)   (130,611)
                                                                      31,155(c)
    Treasury stock...................       (480)      --            --                (480)
    Subscriptions receivable.........       (248)      --            --                (248)
                                        --------    ---------    -----------      ---------
         Total stockholders'
           equity....................     21,032       41,305        209,594        271,931
                                        --------    ---------    -----------      ---------
             Total liabilities and
               stockholders'
               equity................   $129,565    $  76,606     $  199,875      $ 406,046
                                        ========    =========    ===========      =========

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 2000
                                 (IN THOUSANDS)

                                        TELSCAPE    POINTE     ADJUSTMENTS      PRO FORMA
                                        --------    -------    -----------      ---------
Revenues.............................   $ 23,224    $14,233      $--            $  37,457
Operating Expenses:
Cost of revenue......................     19,868     13,554       --               33,422
Selling, general and
  administrative.....................      6,832      5,758       --               12,590
Depreciation and amortization........      1,562      1,153        2,992(c)         5,707
                                        --------    -------    -----------      ---------
     Total operating costs...........     28,262     20,465        2,992           51,719
                                        --------    -------    -----------      ---------
Operating loss.......................     (5,038)    (6,232)      (2,992)         (14,262)
                                        --------    -------    -----------      ---------
Other (income) expense:
Interest (income) expense, net.......      1,084        (64)      --                1,020
Other, net...........................       (136)     --          --                 (136)
                                        --------    -------    -----------      ---------
     Total other expense.............        948        (64)      --                  884
                                        --------    -------    -----------      ---------
Net loss before minority interest and
  income taxes.......................     (5,986)    (6,168)      (2,992)         (15,146)
Income tax expense...................       (192)     --          --                 (192)
                                        --------    -------    -----------      ---------
Net loss before minority interest....     (6,178)    (6,168)      (2,992)         (15,338)
Minority interest....................         (5)     --          --                   (5)
                                        --------    -------    -----------      ---------
Net loss from continuing
  operations.........................     (6,183)    (6,168)      (2,992)         (15,343)
Preferred Stock dividends and
  beneficial conversion issuances....      --        (1,622)      (1,200)(a)       (2,822)
                                        --------    -------    -----------      ---------
Net loss from continuing operations
  attributable to common
  stockholders.......................   $ (6,183)   $(7,790)     $(4,192)       $ (18,165)
                                        ========    =======    ===========      =========
Net loss from continuing operations
  per share -- basic and diluted.....   $  (0.77)   $ (0.15)                    $   (0.92)
                                        ========    =======    ===========      =========
Weighted average common shares.......      8,010     51,841      (40,165)(c)       19,686
                                        ========    =======    ===========      =========

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                        TELSCAPE      POINTE     TELECOMMUTE(B)    ADJUSTMENTS     PRO FORMA
                                       ----------    --------    ---------------   ------------    ----------
Revenues.............................   $ 106,833    $ 51,925       $  (1,670)       $ --          $  157,088
Operating expenses:
     Cost of revenue.................      93,394      50,130          (1,441)         --             142,083
     Selling, general and
       administrative expenses.......      24,357      19,275          (3,282)         --              40,350
     Impairment loss.................         715       --            --               --                 715
     Depreciation and amortization...       6,335       4,477            (233)         11,360(d)       21,939
                                       ----------    --------    ---------------   ------------    ----------
          Total operating costs......     124,801      73,882          (4,956)         11,360         205,087
                                       ----------    --------    ---------------   ------------    ----------
Operating loss.......................     (17,968)    (21,957)          3,286         (11,360)        (47,999)
                                       ----------    --------    ---------------   ------------    ----------
Other (income) expense:
     Interest expense, net...........       4,252      15,999            (228)         --              20,023
     Other, net......................         683         335         --                 (186)(b)         832
                                       ----------    --------    ---------------   ------------    ----------
          Total other expense........       4,935      16,334            (228)           (186)         20,855
                                       ----------    --------    ---------------   ------------    ----------
Net loss before income taxes.........     (22,903)    (38,291)          3,514         (11,174)        (68,854)
Income tax benefit...................       3,428       --            --               --               3,428
                                       ----------    --------    ---------------   ------------    ----------
Net loss.............................     (19,475)    (38,291)          3,514         (11,174)        (65,426)
Preferred stock dividends and
  beneficial conversion issuances....      --         (24,506)        --              (33,234)(a)     (57,740)
                                       ----------    --------    ---------------   ------------    ----------
Net loss available to common
  stockholders.......................   $ (19,475)   $(62,797)      $   3,514        $(44,408)     $ (123,166)
                                       ==========    ========    ===============   ============    ==========
Net loss per share-basic and
  diluted............................   $   (2.92)   $  (1.36)                                     $    (6.74)
                                       ==========    ========                                      ==========
Weighted average common shares.......       6,670      46,204                         (34,613)(d)      18,261
                                       ==========    ========                      ============    ==========

    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(a) To record the issuance of the Class F preferred stock. Telscape has received commitments for the issuance of 315,750 shares of Class F preferred stock with 1,925,306 warrants to purchase shares of common stock for $10 per share. The issuance of the Class F preferred stock will yield proceeds to Telscape of approximately $29.6 million and conversion of $2 million of debt upon completion of the merger based on the firm commitments received to date. The Class F preferred stock accrues dividends at the rate of 12% per annum compounding quarterly. The Class F Preferred Stock and warrants were issued with an implied common stock conversion ratio which was less than fair value. Accordingly, the combined company will record a charge of approximately $29.3 million to retained earnings for the implicit beneficial conversion feature. The dividends are included in the pro forma loss available to common stockholders and loss per share for the three months ended March 31, 2000 and year ended December 31, 1999. The charge is included in the pro forma loss available to common stockholders and loss per share for the year ended December 31, 1999, since this is the period that more closely approximates the recording of the beneficial conversion feature of the Class F preferred stock.

(b) Reflects Telecommute's issuance of Series B preferred stock which reduced Pointe's voting interest to less than 50%, and accordingly, Pointe's investment in Telecommute has been reflected in the accompanying statements using the equity method of accounting.

(c) To record the merger. It is anticipated that the merger will be accounted for as a purchase business combination with Pointe treated as the acquiror. Pointe is considered the acquiror because its shareholders will obtain a majority of the voting interest of the combined company. Since Pointe is considered the acquiror, the assets and liabilities of Telscape will be recorded at fair value with the excess of the purchase price over the fair value of assets and liabilities acquired recorded as goodwill.

     The outstanding shares of Telscape immediately prior to the merger have been valued at $17.95 per share resulting in a value assigned to the shares of $145.1 million. The outstanding vested options of Telscape having a weighted average exercise price of $5.57 per share and a weighted average remaining contractual life of 6.8 years have been valued at approximately $14.8 million using the Black Scholes model using the following assumptions: dividend yield of 0%, expected volatility of 65%, risk free rate of 4.5%, and a weighted average remaining life of 6.8 years. The outstanding warrants of Telscape having a weighted average exercise price of $4.12 per share and a weighted average remaining life of 2.9 years have been valued at approximately $39.9 million using the Black Scholes model using the following assumptions: dividend yield of 0%, expected volatility of 65%, risk free rate of 4.5% and a weighted average remaining life of 2.9 years. The companies expect to incur costs in connection with the merger totaling approximately $1.5 million. The pro forma adjustments to goodwill and additional paid in capital represent the incremental effect of the merger to the combined company.

     The following table summarizes the pro forma net assets purchased in connection with the merger and the amount attributable to cost in excess of net assets acquired included in the accompanying unaudited pro forma condensed consolidated financial statements (in thousands):

                Working capital......................... $ (40,006)
                Property, plant, and equipment..........    63,330
                Other assets............................     8,606
                Non-current liabilities.................   (42,630)
                Other equity............................       728
                Goodwill and other intangibles..........   211,256

     Management estimates that Telscape's working capital may be substantially more or less at closing compared to Telscape's working capital included in the accompanying unaudited pro forma condensed consolidated balance sheet as of March 31, 2000. An increase or decrease in Telscape's working capital would result in a reallocation of the purchase price and would result in increases or decreases in the values assigned to identifiable intangible assets and related amortization compared to those presented in the accompanying pro forma condensed consolidated financial statements.

     The preliminary estimate of net assets acquired represents management's best estimate based on currently available information; however, such estimate may be revised up to one year from the acquisition date.

     The goodwill and other identifiable intangibles will be amortized over a weighted average 15 year period. The statements of operations have been adjusted to give effect to the additional amortization.

(d) Reflects funding of $16.1 million under the Lucent credit agreement which took place on April 20, 2000. The pro formas do not reflect any additional interest expense as the funding was for liabilities incurred in the latter part of 1999 under a credit agreement that was not in place at the beginning of 1999.

                 TELSCAPE SELECTED CONSOLIDATED FINANCIAL DATA
                     (In thousands, except per share data)

     The following selected historical consolidated financial data should be read in conjunction with Telscape's consolidated financial statements and related notes and Telscape's "Management's Discussion and Analysis of Financial Condition and Results of Operations." The consolidated statement of operations for each of the four years ended December 31, 1996, 1997, 1998 and 1999 and the consolidated balance sheet data at December 31, 1996, 1997, 1998 and 1999 are derived from the consolidated financial statements of Telscape which have been audited by BDO Seidman, LLP, independent certified public accountants. The summary financial data for the three month periods ended March 31, 1999 and 2000 and as of March 31, 2000 have been derived from Telscape's unaudited financial statements and in the opinion of Telscape's management include all adjustments (consisting only of normal recurring adjustments) which are necessary to present fairly the results of operations and financial position of Telscape for those periods in accordance with generally accepted accounting principles. Historical results are not necessarily indicative of the results to be expected in the future.

                                                                                                THREE MONTHS ENDED
                                                  FOR THE YEAR ENDED DECEMBER 31,                   MARCH 31,
                                        ----------------------------------------------------    ------------------
                                         1995      1996       1997        1998        1999       1999       2000
                                        ------    -------    -------    --------    --------    -------    -------
Revenues.............................   $1,108    $ 5,705    $36,154    $132,179    $106,833     26,564     23,224
Cost of revenues.....................      619      3,041     24,396     111,892      93,394     23,778     19,868
                                        ------    -------    -------    --------    --------    -------    -------
Gross profit.........................      489      2,664     11,758      20,287      13,439      2,786      3,356
Selling, general and administrative
  expenses...........................    1,349      4,159      8,154      13,774      24,357      4,005      6,832
Depreciation and amortization........       49        264        622       3,316       6,335      1,352      1,562
Impairment loss on long-lived
  assets.............................     --        --         --          1,026         715      --         --
                                        ------    -------    -------    --------    --------    -------    -------
Operating (loss) income from
  continuing operations..............     (909)    (1,759)     2,982       2,171     (17,968)    (2,571)    (5,038)
Interest income (expense), net.......      230         15        (95)     (1,601)     (4,252)      (854)    (1,084)
Other income (expense), net..........       (1)        99       (137)       (812)       (683)      (274)       136
                                        ------    -------    -------    --------    --------    -------    -------
(Loss) income from continuing
  operations before income taxes and
  minority interests.................     (680)    (1,645)     2,750        (242)    (22,903)    (3,699)    (5,986)
Income tax benefit (provision).......     --           53        (84)       (822)      3,428        928       (192)
                                        ------    -------    -------    --------    --------    -------    -------
(Loss) income from continuing
  operations before minority
  interests..........................     (680)    (1,592)     2,666      (1,064)    (19,475)    (2,771)    (6,178)
Minority interests...................        7         (6)         6          34       --         --            (5)
                                        ------    -------    -------    --------    --------    -------    -------
(Loss) income from continuing
  operations.........................     (673)    (1,598)     2,672      (1,030)    (19,475)    (2,771)    (6,183)
Discontinued operations:(1)
    Loss from operations of
      discontinued operations........     --        --         --          --          --           (93)       (70)
    Loss on disposal of products
      division.......................     --        --         --          --          --         --        (1,546)
                                        ------    -------    -------    --------    --------    -------    -------
Net (loss) income....................   $ (673)   $(1,598)   $ 2,672    $ (1,030)   $(19,475)    (2,864)    (7,799)
                                        ======    =======    =======    ========    ========    =======    =======
Net (loss) income per share from
  continuing operations -- basic.....    (0.36)     (0.52)      0.68       (0.20)      (2.92)     (0.46)     (0.77)
Net (loss) income per
  share -- basic.....................   $(0.36)   $ (0.52)   $  0.68    $  (0.20)   $  (2.92)     (0.47)     (0.97)
Weighted average shares
  outstanding........................    1,890      3,047      3,903       5,052       6,670      6,065      8,010
Net (loss) income per share from
  continuing operations -- diluted...      N/A        N/A       0.53         N/A         N/A        N/A        N/A
Net (loss) income per
  share -- diluted...................      N/A        N/A    $  0.53         N/A         N/A        N/A        N/A
Diluted weighted average shares
  outstanding........................      N/A        N/A      5,152         N/A         N/A        N/A        N/A

                                                         AT DECEMBER 31,                                     AT
                                        --------------------------------------------------               MARCH 31,
                                         1995      1996      1997       1998        1999                    2000
                                        ------    ------    -------    -------    --------               ----------
BALANCE SHEET DATA
Cash, cash equivalents and short-term
  investments........................   $3,645    $  495    $ 4,734    $ 9,631    $  5,419                   2,848
Current assets.......................    4,294     4,665     18,506     32,746      29,997                  25,892
Property and equipment, net..........      154       983      2,679     14,576      58,468                  63,330
Goodwill and other intangibles,
  net................................     --       3,246     17,674     31,416      32,342                  31,737
Total assets.........................    4,498     9,371     39,635     80,331     127,140                 129,565
Notes payable and capital lease
  obligations........................     --        --        3,184     13,133      38,761                  44,291
Stockholders' equity.................   $3,590    $5,764    $22,088    $34,926    $ 27,044                  21,032

------------

(1) In March 2000, the Company announced the decision to close its products division of its subsidiary, Interlink Communications, Inc. which was acquired in June, 1998. Operations for 1998 and 1999 have not been restated to reflect the discontinued operations as their impact is not significant to the historical data. Revenue attributable to the discontinued operations was approximately $2,200 in both 1998 and 1999 and net loss attributable to the discontinued operations was approximately $40 and $400 in 1998 and 1999, respectively.

               TELSCAPE'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with our financial statements, the notes thereto and the other financial data included later in this joint proxy statement/prospectus. The following discussion contains certain forward-looking statements, or statements that are not statements of historical fact. The words "believes," "anticipates," "plans," "expects" and similar expressions are intended to identify forward-looking statements. For a discussion of important factors, including, but not limited to, the continued development of our business, actions of regulatory authorities and competitors, price declines and other factors that could cause actual results to differ materially from the results referred to in the forward-looking statements, see the section in this joint proxy statement/prospectus entitled "Risk Factors."

     The statements contained in this Joint Proxy Statement/Prospectus that are not historical facts are "forward-looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995), which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "estimates," "will," "should," "plans" or
"anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. Such statements include, but are not limited to, statements under the captions "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this Joint Proxy Statement/Prospectus as to Telscape's plans to implement its growth strategy, improve its financial performance, expand its infrastructure, develop new products and services, expand its sales force, expand its customer base and enter international markets. In addition, from time to time, Telscape or its representatives have made or may make forward-looking statements, orally or in writing. Furthermore, such forward-looking statements may be included in, but are not limited to, various filings made by Telscape with the Securities and Exchange Commission (the "Commission"), or press releases or oral statements made by or with the approval of an authorized executive officer of Telscape.

     Management of Telscape wishes to caution the reader that the forward-looking statements referred to above and contained in this joint proxy statement/prospectus regarding matters that are not historical facts involve and are based on numerous assumptions and predictions about future conditions that could prove not to be accurate. No assurance can be given that the future results will be achieved; actual events, transactions or results may differ materially as a result of risks facing Telscape. Such risks include, but are not limited to, the effectiveness of management's strategies and decisions, the ability to raise the necessary capital to effectuate Telscape's business plan, changes in business conditions, changes in the telecommunications industry and the general economy, competition, changes in service offerings and risks associated with Telscape's limited operating history, entry into developing markets, managing rapid growth, international operations, dependence on effective information systems, ability to consummate acquisitions or enter into joint ventures with companies on terms acceptable to Telscape and development of Telscape's network, as well as regulatory developments any of which could cause actual results to vary materially from the future results indicated, expressed or implied, in such forward-looking statements. No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements. Statements with respect to acquisitions and continued trends are forward-looking and involve risks and uncertainties. Furthermore, Telscape has significant operations in Mexico, subjecting Telscape to certain political, economy and commercial risk. Telscape undertakes no obligation and does not intend to update, revise or otherwise publicly release the result of any revisions to these forward-looking statements that may be made to reflect future events or circumstances.

                                    OVERVIEW

     Telscape is a U.S.-based fully integrated communications company. Telscape supplies voice, video, data, and Internet services principally to, from and within Latin America. Telereunion, S.A., a subsidiary, has built a state-of-the-art fiber optic network in Mexico that will reach the vast majority of the Mexican population. Telscape also owns and operates a satellite teleport facility in Silicon Valley, which delivers an array of communications services to customers throughout North, Central, and South America. In addition, Telscape provides a full range of advanced services and products in Mexico to major public and private sector customers.

     The markets in which Telscape operates are characterized by significant growth. Telscape will continue to take advantage of the cash flows associated with the voice component of its business as Telscape also continues building for the future, which will be characterized by explosive growth in the demand for video, data, and Internet. In Telscape's voice business, Telscape is focusing its efforts on retail as Telscape constantly strives to move closer and closer to the customer. Telscape will continue to be opportunistic on the wholesale business but is relying on this business to maximize utilization of its network. Telscape has recently launched additional retail voice services in both the U.S. and Mexico.

     In the data and Internet area, Telscape is focusing on higher margin, broadband-based products and services. Telscape is well positioned to address and facilitate its business customers in the natural evolution from the private network world to the virtual private network world, which is now available through advanced switched-data public IP services. With the completion of its fiber optic network in Mexico, the sophistication of Telscape's in-country team and its seasoned teleport in Silicon Valley, Telscape is well positioned to provide advanced data and Internet services to, from and within Latin America. Telscape's Mexican network will also provide Telscape a platform to provide certain advanced services such as virtual private networks, cache, streaming, collocation, and hosting.

     In June 1998, Telereunion S.A., a Mexican corporation and a subsidiary of Telscape, was granted the Mexican Concession by the Mexican government. The Mexican Concession is a 30-year, facilities-based carrier license, which has allowed Telscape to construct and operate a network over which it can carry voice, video, data, and Internet traffic. The Mexican network, a fiber-optic long haul network, connects the United States, the Gulf region of Mexico and targeted Mexican cities.

     In May 1996, Telscape began to focus on providing telecommunication services to and from Latin America. Telscape acquired all of the stock of Telereunion, Inc., the owner of 97.0% of Vextro de Mexico S.A. de C.V. ("Vextro"). Vextro is a Mexico-based systems integration company, with an emphasis on voice solutions. In September 1996, Telscape expanded its operations to include international long distance by acquiring Orion Communications, Inc., a U.S.-based reseller of long distance services ("Orion"). In 1997, Telscape expanded its systems integration service offerings by acquiring Integracion de Redes, S.A. de C.V. ("Integracion") and N.S.I., S.A. de C.V. ("N.S.I."), both focused on data services and based in Mexico City, Mexico. In 1998, Integracion was renamed as Telscape de Mexico, S.A. de C.V.

     In January 1998, Telscape acquired MSN, a leading provider of prepaid cards that are marketed under the Telefiesta brand name to Hispanic consumers residing in the United States. The MSN acquisition enhances Telscape's voice business by providing a retail platform, enhancing Telscape's ability to market additional products and services to Hispanic customers and increasing Telscape's ability to generate significant returns of U.S.-outbound traffic to Latin America. Effective June 1, 1998, Telscape, through its newly-formed subsidiary INTERLINK Communications, Inc. ("INTERLINK") acquired California Microwave Services Division, Inc. for $8.8 million in cash. INTERLINK provides Telscape with a teleport facility in California, thereby enhancing Telscape's position as an integrated communications provider and contributing to Telscape's ability to provide voice, video, data, and Internet solutions to its targeted markets in Latin America.

     Telescape is capitalizing on the deregulating markets of Latin America by providing international long distance services to and from targeted Latin American countries. Telescape has also positioned itself to become one of the leading integrated communications providers in Mexico through the construction of Telscape's Mexican network and the sophistication of Telscape's in-country team.

     The Mexican network links 22 cities and towns and covers, including interconnection agreements, a majority of the population in Mexico. The Mexican network will provide Telscape with the backbone for Telscape's strategy to be a complete telecommunications service provider for the Latin American market, beginning with Mexico. The Mexican network will provide Telscape with significant, carrier-class, cost-effective capacity from which Telscape can grow its existing retail and wholesale voice business and serve as an important platform to expand Telscape's data and Internet strategies.

                                    REVENUES

     The revenue mix between voice services and advanced services for the years ended 1999 and 1998 remained almost the same. In 1999, voice services represented 72.4% of Telscape's consolidated revenues while in 1998, voice services represented 70.5% of consolidated revenues. In voice services, Telscape expects revenue growth to come principally from higher margin, one-plus long distance services through Telscape's recently launched Telefiesta-Amigo program and prepaid calling cards in Mexico. In advanced services, Telscape expects growth to come principally from broadband services, customer relationship management and bundled services to small and medium size enterprises in Mexico.

     As part of Telscape's advanced services, Telscape provides value-added and systems integration services to private and public sector customers in Mexico. Revenues are derived from providing value-added services and the sale of equipment. Revenues from this business grew significantly through both internal growth and strategic acquisitions in 1996, 1997, and 1998. The revenues in this line of business are subject to economic conditions in Mexico. Revenues relating to this part of Telscape's advanced services in 1999 decreased by 56% as a result of weakening economic conditions in Mexico, Y2K worries that encouraged Telscape's client base to delay investments in their network systems, and Telscape's decision in early 1999 to reduce sales of lower margin equipment to certain distributors and increase efforts on higher margin value-added services.

     With Telscape's acquisition of INTERLINK in the second quarter of 1998, Telscape expanded its advanced services offerings. Telscape provides satellite teleport services, including voice, video, and data transport services including fractional and full T-1 data broadcast, dedicated circuits, private line up-link and down-link services Bandwidth-on-Demand, ISDN videoconferencing, and Internet-through-satellite services to the U.S. and Latin America. INTERLINK also works with its customers in Latin America to develop the sophisticated systems necessary to utilize these services.

     Through Telscape's call center in Mexico City, Telscape also provides customer relationship management services. Telscape's largest customer is the U.S. Embassy in Mexico City and the various U.S. consulates throughout the country of Mexico. Revenues are derived by providing information about U.S. visas to Mexican nationals and facilitating appointments, both through the call center.

     Telscape provides voice services on both a wholesale and retail basis. Wholesale voice services are provided mainly to other carriers. Revenues are derived from the number of minutes of use (or fraction thereof) billed by Telscape and are recorded upon completion of calls.

     Retail voice services are provided through the sale of prepaid cards. Telscape has in the past entered into arrangements with third parties whereby these parties provided, at a fixed cost to Telscape, the long distance telecommunications services for the prepaid cards that Telscape sells. Telscape recognized revenues from the sale of prepaid cards under these agreements at the time of shipment. In other cases, Telscape entered into arrangements whereby third parties provide certain telecommunications services for the prepaid cards and bills Telscape for such services based on customer usage. Telscape recognizes revenues from the sale of prepaid cards under these agreements at the time of customer usage.

     In early 1998, Telscape discontinued the fixed cost arrangement with third parties. As a result, revenues were recognized beginning in the second half of 1998 on the prepaid cards at the time of customer usage.

                                  GROSS PROFIT

     During 1999, Telscape's gross profit as a percentage of revenues declined. This decline was largely due to decreasing margins from Telscape's sale of prepaid cards and wholesale voice services offset principally by increased margins from Telscape's customer relationship management revenues.

     Telscape's strategy to improve gross margins in voice services is to (i) increase its efforts in the retail market where it can provide product identification and differentiation, (ii) decrease its dependency on third party service providers, and (iii) increase the amount of traffic Telscape processes over its own network, under direct operating agreements Telscape establishes with other carriers and over the Mexican network.

     In the fourth quarter of 1999, Telscape began distributing its prepaid cards through its own distribution network in Mexico. Telscape believes it is the first company offering prepaid cards on a country-wide scale in Mexico. In early 2000, Telscape opened up a direct distribution office for prepaid cards in Los Angeles, California. Telscape expects that the margins from its prepaid cards in Mexico will be significantly higher than Telscape's cards in the more competitive U.S. market. Telscape also expects that its margins from Telscape's direct distribution efforts in Los Angeles will be higher than those Telscape gains through its traditional, distributor-focused distribution channels.

     During 1999, Telscape expended substantial capital resources in its network, both in the U.S. and in Mexico. Telscape's total investments in 1999 reached $46 million, the majority of which was related to Telscape's Mexico Network. Telscape intends to terminate a significant portion of both its retail and wholesale traffic on Telscape's Mexico Network in the year 2000, which Telscape expects will improve its overall gross margin levels. As mentioned above, Telscape also intends to offer Advanced Services to the small and medium size enterprises in Mexico, utilizing the Mexican network as a foundation. Telscape expects that many of these services will have higher margins than traditional Voice Services.

     Telscape expects that gross profits from equipment sales will decline over time as the market becomes more competitive. Telscape's strategy for maintaining the gross profits Telscape has enjoyed from this business line in the past is to enter into additional outsourcing contracts and to refocus Telscape's sales efforts from the simple provision of network equipment to the bundling of network equipment and the provision of telecommunications services on Telscape's Mexican network. Telscape's call center operations in Mexico have historically provided relatively higher gross margins than Telscape's other lines of business. Telscape intends to shift several of the support functions provided to Telscape's retail lines of business in the U.S. from Telscape's call center in the U.S. to Telscape's call center in Mexico in order to take advantage of the relatively lower cost structure afforded by Telscape's Mexican operations. In March 2000, Telscape relocated its call center in Mexico to increase Telscape's capacity from 120 positions to up to 400 positions.

     Telscape expects that gross profits as a percentage of revenues as well as actual gross profit will increase in 2000 primarily because of Telscape's ability to run an increasing percentage of the traffic Telscape manages over Telscape's own facilities.

RESULTS OF OPERATIONS -- YEAR ENDED DECEMBER 31, 1999

     The following tables sets forth for the periods indicated certain financial data as a percentage of revenues:

                                           PERCENTAGE OF REVENUES
                                                      YEARS ENDED DECEMBER 31,
                                                     -------------------------
                                                      1997      1998      1999
                                                     -----     -----     -----
Revenues .........................................   100.0%    100.0%    100.0%
Cost of revenues .................................    67.5      84.7      87.4
                                                     -----     -----     -----
Gross profit .....................................    32.5      15.3      12.6
Selling, general and administrative expense ......    22.6      10.4      22.8
Depreciation and amortization ....................     1.7       2.5       5.9
Impairment loss on long-lived assets .............    --         0.8       0.7
                                                     -----     -----     -----
Operating income (loss) ..........................     8.2       1.6     (16.8)
Other income (expense), net ......................    (0.6)     (1.8)     (4.6)
                                                     -----     -----     -----
Income (loss) before income taxes and
  minority interest ..............................     7.6      (0.2)    (21.4)
Income tax benefit (expense) .....................    (0.2)     (0.6)      3.2
                                                     -----     -----     -----
Income (loss) before minority
  interest .......................................     7.4      (0.8)    (18.2)
Minority interest in subsidiaries ................     0.0       0.0       0.0
                                                     -----     -----     -----
Net income (loss) ................................     7.4      (0.8)    (18.2)
                                                     =====     =====     =====

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

     REVENUES decreased from $132.2 million in 1998 to $106.8 million in 1999. This decrease of $25.4 million, or 19.2%, was due principally to Telscape's decision to reduce sales to distributors of low margin equipment in Mexico, a decline in Telscape's voice services revenues in Telscape's wholesale segment, and the relatively lower prices Telscape is obtaining from the sale of its prepaid cards. These declines were offset by an increase in revenues from Telscape's customer relationship management services and the incremental broadband services and other products revenues from Telscape's INTERLINK subsidiary, which was acquired in May 1998. Network solutions revenues in Mexico decreased $16.9 million from $30.2 million in 1998 to $13.3 million in 1999. This decline is largely attributable to Telscape refocusing on higher margin products and a general slowdown in the market caused by weakened economic conditions in Mexico and concerns about the Y2K virus. Wholesale voice services revenues decreased $16.4 million from $33.0 million for 1998 to $16.6 million for 1999. Retail voice services revenues increased $0.6 million from $60.1 million in 1998 to $60.7 million in 1999. Customer relationship management services revenues increased $5.0 million from $2.7 million in 1998 to $7.7 million in 1999 as Telscape increased its operator positions to accommodate higher demand for its services. Broadband services and other products revenues increased $2.4 million from $6.1 million in 1998 to $8.5 million in 1999.

     COST OF REVENUES decreased from $111.9 million in 1998 to $93.4 million in 1999, or $18.5 million. The 16.5% decrease in cost of revenues was due principally to the decrease of revenues offset by the increased costs associated with the voice services. This decrease in cost of revenues was also offset by the incremental cost of revenues associated with the acquisition of INTERLINK. The cost of revenues as a percentage of revenues increased from 84.7% to 87.4%, or 2.7%, due principally to the higher cost of revenues as a percentage of revenues associated with Telscape's voice services. This increase was offset partially by the decrease in cost of revenues as a percentage of revenues associated with the customer relationship management services.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES ("SG&A") increased from
$13.8 million in 1998 to $24.4 million in 1999, or $10.6 million. The 77% increase in SG&A was due to the incremental SG&A related to the acquisition of INTERLINK, the increased staffing associated with the Mexican network build out and increased staffing at existing operations to meet the additional resource requirements associated with these operations and the overhead necessary to support the growth in its customer relationship management operations. Additionally, Telscape recorded an additional reserve for doubtful accounts of $1.6 million and a $400,000 provision for inventory obsolescence in Mexico.

     Overall SG&A as a percentage of revenues increased from 10.4% to 22.8%, or 12.4%, due to the factors stated above.

     DEPRECIATION AND AMORTIZATION increased from $3.3 million in 1998 to $6.3 million in 1999, or $3.0 million. Depreciation increased as a result of Telscape's continuing expansion of Telscape's communications network, which includes purchases of switches and other telecommunications equipment and facilities. Telscape expects depreciation expense to increase as Telscape continues to expand its telecommunications network. In addition, goodwill amortization increased as a result of the acquisitions of Telereunion and INTERLINK in 1998.

     IMPAIRMENT LOSS ON LONG-LIVED ASSETS. During the year ended December 31, 1998, Telscape determined that the carrying value of certain equipment and other long-lived assets deployed under certain operating arrangements in Latin America were impaired, resulting in a charge to operating costs of approximately $1.0 million. During the year ended December 31, 1999, Telscape determined that an additional $715,000 in carrying value of certain equipment deployed in Latin America was impaired, resulting in a charge to operating costs.

     INTEREST INCOME (EXPENSE), NET increased from ($1.6) million in 1998 to ($4.3) million in 1999, or ($2.7) million. This increase was mainly due to an increase in Telscape's level of borrowings, including the Deere Park Convertible Debentures and Gordon Brothers Convertible Debentures issued in connection with the INTERLINK acquisition, the Senior Notes, the $2 Million Senior Notes, various bridge financings and the Lucent Credit Agreement. Also, there was an increase in the amortization of debt offering costs of $1.4 million in 1999.

     The Gordon Brothers Convertible Debentures provided for an "exit fee" of $1.1 million, which was paid at the time of the repayment of the Gordon Brothers Convertible Debentures in May 1999. In addition, Telscape repaid $1.0 million of the Deere Park Convertible Subordinated Debentures in May 1999. Telscape paid an "exit fee" to Deere Park of $120,000 upon the repayment.

     Lastly, Telscape recognized additional interest expenses related to its equipment financing agreements and the Lucent Credit agreement.

     OTHER INCOME (EXPENSE) decreased from ($812,000) in 1998 to ($683,000) in 1999, or $129,000. Telscape benefited from a foreign exchange gain of $207,000 in 1999 versus a loss of $639,000 in 1998 as the Mexican Peso remained relatively stable throughout 1999.

     INCOME TAX BENEFIT (EXPENSE) changed from an income tax expense of ($822,000) in 1998 to an income tax benefit of $3.4 million in 1999. Telscape's overall effective tax benefit for 1999 was 15.0% which reflects the tax benefits on losses realized offset by a valuation allowance of $3.3 million and by permanent differences between financial and tax reporting, the most significant of which is the non-deductible nature of goodwill amortization.

     NET INCOME (LOSS). Telscape experienced a net loss of ($1.0) million in 1998 as compared to a net loss of ($19.5) million in 1999 due to a combination of the factors discussed above.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

     REVENUES increased from $36.2 million in 1997 to $132.2 million in 1998. This increase of $96.0 million, or 266%, was due principally to the acquisition of MSN completed in the first quarter of 1998, which provided revenues of $60.1 million for the year ended December 31, 1998. Wholesale voice services revenues increased $15.7 million from $17.4 million for 1997 to $33.1 million for 1998. In addition, revenues from advanced services increased $14.2 million from $18.8 million for 1997 to $33.0 million for 1998. This increase in advanced services revenues is due to the acquisitions of Integracion de Redes, S.A. de C.V. ("Integracion") and N.S.I., S.A. de C.V. ("NSI"), the overall growth in demand for these services and the growth in revenues from the call center operations. Services provided by INTERLINK, following our acquisition of INTERLINK, generated an additional $6.0 million in revenues.

     COST OF REVENUES increased from $24.4 million in 1997 to $111.9 million in 1998, or $87.5 million. The 359% increase in cost of revenues was due principally to the incremental cost of revenues associated with the acquisition of MSN, the increase in the sale of wholesale voice services and advanced services and, to a lesser extent, the incremental cost of revenues attributable to the acquisition of INTERLINK. The cost of revenues as a percentage of revenues increased from 67.5% to 84.7%, or 17.2%, due principally to the higher cost of revenues as a percentage of revenues associated with the sale of prepaid cards and the higher cost of revenues on wholesale voice services.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES increased from $8.2 million in 1997 to $13.8 million in 1998, or $5.6 million. The 69% increase in SG&A was due principally to the incremental SG&A related to the operations of the acquisitions of MSN and INTERLINK and increased staffing at existing operations of the advanced services business and the wholesale voice services business to meet the additional resource requirements associated with the growth of these operations.

     In addition, SG&A was negatively impacted by the write off of receivables, of approximately $541,000, due from a customer who filed for bankruptcy as discussed above. Included in SG&A are approximately $115,000 associated with pre-operating costs on Telereunion S.A., our subsidiary which has been granted the long distance concession in Mexico.

     Overall SG&A as a percentage of revenues decreased from 22.6% to 10.4%, or 12.2%. This decrease was due principally to the lower SG&A expenses as a percentage of revenues associated with MSN and to the growth in overall revenues rapidly outpacing the growth in SG&A expenses. This improvement was partially offset by the write off of receivables from the customer, which filed for bankruptcy as discussed above, and the pre-operating expenses with the Mexican network.

     DEPRECIATION AND AMORTIZATION increased from $622,000 in 1997 to $3.3 million in 1998, or $2.7 million. This increase is due to an increase in goodwill amortization primarily due to the vesting of performance based warrants issued in connection with the Telereunion acquisition, which resulted in additional goodwill being recognized on December 31, 1997 and in the fourth quarter of 1998 and goodwill recognized on the MSN and INTERLINK acquisitions. In addition, depreciation increased as a result of Telscape's continuing expansion of its international wholesale long distance network which includes purchases of switches and other telecommunications equipment and facilities. Telscape expects depreciation expense to increase as it continues to expand its telecommunications network.

     IMPAIRMENT LOSS ON LONG-LIVED ASSETS. During the year ended December 31, 1998, Telscape determined that the carrying value of certain equipment and other long-lived assets deployed under certain operating arrangements in Latin America were impaired, resulting in a charge to operating costs of approximately $1.0 million.

     INTEREST INCOME (EXPENSE), NET increased from ($95,000) in 1997 to ($1.5) million in 1998, or ($1.4) million. This increase was mainly due to an increase in Telscape's level of borrowings, including notes issued in connection with the Integracion and MSN acquisitions, and the Deere Park Convertible Debentures and Gordon Brothers Convertible Debentures issued in connection with the INTERLINK acquisition.

     The Gordon Brothers Convertible Debentures provide for an "exit fee" which is payable if the obligation is settled in a cash payment rather than converted into Common Stock. Included in interest expense for the year ended December 31, 1998, is an accrual of approximately $470,000 related to exit fees Telscape expects to pay once the Gordon Brothers Convertible Debentures are paid in fiscal year 1999.

     OTHER INCOME (EXPENSE) increased from ($137,000) in 1997 to ($812,000) in 1998, or ($675,000). This increase is primarily due to foreign exchange translation losses of $639,000 resulting from the translation of financial statements of Telscape's Mexican operations. The Mexican peso experienced a 22.1% devaluation in the exchange rate to the U.S. dollar during 1998.

     INCOME TAX BENEFIT (EXPENSE) increased from ($84,000) in 1997 to ($822,000) in 1998. Income tax expense in 1997 was lower than income tax expense in 1998 as a result of Telscape's utilization of its loss carryforwards to offset taxable income and the recognition of a portion of the deferred tax benefits related to Telscape's tax loss carryforward. The effective tax rate for 1998 is higher than the U.S. and Mexico statutory rate of 34% due to permanent differences, the most significant of which is the nondeductible nature of goodwill amortization.

     NET INCOME (LOSS). Telscape experienced net income of $2.7 million in 1997 as compared to a net loss of ($1.0) million in 1998 due to a combination of the factors discussed above.

LIQUIDITY AND CAPITAL RESOURCES -- YEAR ENDED DECEMBER 31, 1999

     Net cash provided by (used in) operating activities was $6.6 million and ($10.3) million for the years ended December 31, 1998 and December 31, 1999, respectively. The decrease in net cash provided by operations in 1999 as compared to 1998 was due primarily to decreased level of revenues and lower gross margins and higher levels of SG&A incurred to support expanding and new operations. In addition, Telscape's working capital position was impacted by an increase in accounts payable of $1.2 million and an increase in accrued liabilities of $5.3 million.

     Net cash used in investing activities was ($17.7) million and ($18.3) million for the years ended December 31, 1998 and December 31, 1999, respectively. In 1999, Telscape expended approximately $18.3 million in constructing its network in Mexico and expanding its switching, transmission and processing platforms required to provide international wholesale and retail long distance services. Telscape also incurred additional obligations for $24.6 million for the construction of its Mexican network. This amount is expected to be financed with long term debt under the Lucent credit facility and is included in Accounts Payable and Construction in Progress on the December 31, 1999 consolidated balance sheet. Additionally, Telscape incurred obligations for $2.8 million for switching equipment which is expected to be financed through long term debt in 2000 and is included in Accounts Payable and Property and Equipment on the December 31, 1999 consolidated balance sheet.

     Net cash provided by financing activities was $16.0 million and $24.4 million for the years ended December 31, 1998 and December 31, 1999, respectively. During 1999, Telscape had proceeds of approximately $3.3 million (net of commissions) from sales of its common stock and exercise of options and warrants. Telscape also received $15.4 million from notes payable and $23.9 million in financing under the Lucent credit facility. Telscape made payments of $10.5 million on its notes payable, $6.0 million on its convertible debt and $1.7 million on Telscape's revolving line of credit.

     As of December 31, 1999, Telscape had cash and cash equivalents of $5.4 million and negative working capital of $42.5 million. Of this $42.5 million, $24.6 million represents accounts payable incurred in connection with the construction of the Mexican network of which $16.1 million was funded on April 20, 2000 and $2.8 million represents accounts payable incurred for switching equipment. Telscape plans to finance the network construction accounts payable under the Lucent credit agreement subject to availability as discussed below and the equipment accounts payable under long term financing. Additionally, Telscape has classified as current $5.6 million in notes payable due to non-compliance of certain financial covenants under a loan facility as discussed below. Telscape also has classified as current $1.2 million under the Lucent credit facility.

     In the fourth quarter of 1998, Telscape signed a financing arrangement with a finance company, which provides for funding of equipment purchases of up to $6.0 million through May 1999. The financing is structured as loans maturing three years from funding at interest rates 550 basis points above the Federal Reserve Treasury Constant Maturity Rate. Telscape drew approximately $2.0 million during 1999 under this facility.

     In the fourth quarter of 1998, Telscape entered into a stock purchase agreement with third parties, which allowed Telscape to sell at its option up to $5.0 million of Telscape's common stock. During

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the fourth quarter of 1998 and the fiscal year 1999, Telscape utilized this facility entirely. In connection therewith, Telscape issued a total of 783,338 shares of our common stock.

     On January 11, 1999, Telscape signed a financing arrangement with a finance company, which provides for funding of equipment purchases of up to $7.0 million through December 31, 1999. The financing is structured as long-term loans maturing January 1, 2005. The loans provide for payments of interest only through January 1, 2000. Thereafter, payments of principal and interest are due quarterly. Interest is calculated on available basis during the interest only period at 425 basis points above the 90 day commercial paper rate. Interest thereafter is calculated at 500 basis points above the five year Federal Reserve Treasury Constant Maturity Rate. Telscape has drawn approximately $5.6 million under this facility through December 31, 1999, of which $2.5 million resulted in refinancing equipment, which was previously financed through an operating lease. Telscape is not in compliance with certain financial covenants under this loan facility and has secured a waiver from the finance company of their rights under the agreement to enforce default provisions due to non compliance with these financial covenants for the fourth quarter of 1999. Telscape is not able to draw down additional financing under this facility until such time as the finance company allows Telscape to do so. The finance company has also issued Telscape a forbearance letter informing Telscape that they will not enforce acceleration of their facility until the earlier of March 31, 2000 or the date Telscape's merger with Pointe is completed. The finance company has agreed to extend the forbearance period through May 15, 2000. The amounts outstanding under this facility of $5.6 million have been classified as current in the financial statements as of December 31, 1999. Telscape may have to request additional waivers from the finance company due to non compliance with financial covenants in future quarters or Telscape may have to request an extension of the forbearance letter provisions should Telscape's merger with Pointe not be completed by May 15, 2000. Telscape cannot guarantee that the finance company would provide Telscape with additional waivers or that they would extend their forbearance letter in which case they could enforce the default provisions and accelerate the maturity date. Should that be the case, there is no guarantee that Telscape would be able to obtain a replacement facility. A default under this agreement would trigger cross defaults under the Lucent credit facility.

     On May 7, 1999, Telscape issued $6,850,000 in senior notes originally maturing on May 6, 2000. E. Scott Crist, CEO of Telscape, is holder of the remaining $850,000 balance of the senior notes. These senior notes are subject to optional prepayment provisions allowing Telscape to prepay a portion or all of the outstanding principal amount without premium or penalty. Under the terms of the senior notes, Mr. Crist received on November 6, 1999, 31,805 warrants at an exercise price of $6.685. In the event that the senior notes are not paid by May 5, 2000, then Mr. Crist will be issued an additional 31,805 warrants, in which case the maturity date is extended until November 6, 2000. The maturity of the senior notes can be extended unilaterally by Telscape through January 4, 2001 with no additional consideration. As a result, the senior notes are classified as long-term in the financial statements as of December 31, 1999. Telscape repaid $6,000,000 of the senior notes on August 27, 1999, upon the funding of the Lucent credit facility. The loan from Mr. Crist bears interest at 8% from May through November 6, 1999. The interest rate increases by 1 percent for each month thereafter. Pursuant to the terms of the senior notes, Telscape initially issued to the holders of the senior notes a total of 256,315 warrants at an exercise price of $6.68 per share. The proceeds from the senior notes were utilized to repay the entire principal amount of the Gordon Brothers Convertible Debentures plus $1.1 million in exit fees. Telscape estimated the fair value of the warrants by utilizing the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%, expected volatility of 54%, risk free interest rate of 5% and expected life of one year. The resulting cost of the initial 256,315 warrants of approximately $398,000 was amortized over three months, the expected term of the notes at the time they were issued. The resulting cost of the 31,805 warrants of approximately $49,000 will be amortized over one year.

     On June 18, 1999, Telscape issued $2,000,000 in a different series of senior notes maturing June 19, 2000. These senior notes are subject to optional prepayment provisions allowing Telscape to prepay a portion or all of the outstanding principal amount without premium or penalty. These senior

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notes bear interest at 8% from June through December 17, 1999. The interest rate increases by 1 percent for each month thereafter. Telscape also initially issued to the holders of these senior notes a total of 62,501 warrants with an exercise price of $8.00 per share and a term of three years. On December 18, 1999, the holders became entitled to an additional 62,501 warrants. In the event that these senior notes are not paid by June 18, 2000, then the holders will be issued an additional 62,501 warrants in which case the maturity date is extended until December 18, 2000. The maturity of the senior notes can be extended unilaterally by Telscape through February 16, 2001 with no additional consideration. As a result, these senior notes are classified as long-term in the financial statements as of December 31, 1999. Telscape estimated the fair value of the warrants by utilizing the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%, expected volatility of 54%, risk free interest rate of 5% and expected life of one year. The resulting cost of the initial 62,501 warrants of approximately $116,000 was amortized over two months, the expected term of the notes at the time they were issued. The resulting cost of the second 62,501 warrants of approximately $143,000 will be amortized over one year. The holders of these senior notes have provided
Telscape with a letter indicating their agreement, subject to definitive documentation, to convert their notes into the Class F Preferred described below.

     In July 1999, Telscape's revolving credit facility expired and Telscape repaid all amounts outstanding at that time.

     On July 28, 1999, Telscape issued an unsecured and subordinated promissory note in the amount of $576,000 maturing on November 24, 1999. Telscape may prepay this note with no penalty subject to the following limitations. In the event that Telscape's common stock closes above $11 per share for the five consecutive trading days prior to November 24, 1999, Telscape may elect to pay the holder the principal amount in cash plus accrued interest at a rate of 15% per annum. In the event that the price of Telscape's stock is greater than $5.25 per share and less than $11 per share at the time of maturity, Telscape must provide the holder of the note with 91,042 shares of Telscape's common stock as payment of the note and no interest shall be owing. In the event that the price of Telscape's common stock is less than $5.25 per share, Telscape agrees to pay the note in cash at maturity plus accrued interest at 15% per annum. On November 24, 1999, Telscape issued 91,042 shares of Telscape's common stock as payment of the note per the agreement.

     Also in July 1999, Telscape received a bridge loan of $3.0 million from Lucent. The Lucent bridge loan was repaid upon the funding of the Lucent credit facility. In connection with the bridge loan, Telscape issued to Lucent warrants to purchase an aggregate of 85,000 shares of common stock at an exercise price of $8.50 per share. The warrants have a term of three years.

     On August 27, 1999, Telscape, along with its subsidiaries, Telereunion S.A. de C.V. ("Telereunion"), Telereunion International, S.A. de C.V., Telereunion, Inc., Telscape USA, Inc., MSN Communications, Inc., Interlink Communications, Inc., TSCP International, Inc., Vextro De Mexico S.A. de C.V., Servicios Corporativos Vextro, S.A. de C.V., Telscape de Mexico S.A. de C.V., N.S.I. S.A. de C.V., Lan and Wan S.A. de C.V. and M.S. Noticias y Telecomunicaciones, S.A. de C.V., signed a credit agreement with Lucent Technologies, Inc. The Lucent credit agreement provides for up to $40 million in financing. In March 2000, Lucent signed a commitment letter to increase the size of the facility from $40 million to $60 million, subject to certain conditions including the merger with Pointe. Telscape borrowed $23.9 million under the credit agreement on August 27, 1999, of which $9.0 million was utilized to repay the $3.0 million Lucent bridge loan and $6.0 million of senior notes and $14.9 million was utilized to pay for costs directly related to construction of the Mexican network and some related debt offering costs. A second funding of $16.1 million was drawn on April 20, 2000 to pay for construction costs of the Mexican network. Subsequent loans under the Lucent credit agreement are subject to the satisfaction of certain conditions precedent, one of which has not been satisfied as of the date of this filing and is dependent upon the cooperation of a third party. Telscape expects, however, to resolve this issue. Telscape has incurred additional obligations to Lucent in the construction of Telscape's Mexican network totaling $24.6 million at December 31, 1999. Telscape funded $16.1 million of these obligations on April 20, 2000, and expects to fund these obligations and

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other obligations under the facility, with proceeds from the facility, upon consummation of the merger with Pointe and the increase of the Lucent credit facility from $40 million to $60 million.

     As of December 31, 1999, Telscape was in default of certain financial covenants under the Lucent credit agreement. In conjunction with the March 2000 commitment for an additional $20 million, Lucent waived these defaults and all other defaults through May 15, 2000, and has agreed to renegotiate the financial covenants that will be used to measure Telescape's performance under this facility. Telscape cannot guarantee that Telscape will be able to secure additional waivers from Lucent, should they be necessary, or that Telscape can negotiate financial covenants that will be more favorable than the ones contained in the initial credit agreement.

     On October 22, 1999, Telscape signed a loan agreement with Lennox Invest Ltd., a BVI Corporation, which provided for funding of up to $10.0 million. A total of $1.5 million has been funded on this facility, which bears interest at 10% per annum. Interest on each note is to be paid at maturation of the respective note, which occurs six months after the date of each note. Of the $1.5 million funded under the facility, $1.0 million matures on April 19, 2000, and $0.5 million matures on April 26, 2000. As part of this transaction, certain members of the board of directors agreed to pledge shares of Telscape stock as collateral. Telscape has agreed to indemnify these directors for the loss of their shares for any reason other than the non-payment of these loans, and to compensate these directors as discussed below. In December 1999, Telscape informed Lennox that Telscape would not be drawing any further funding under this facility due to a breach of contract on the part of Lennox.

     As of December 31, 1999 and the date of this report, Telscape has an outstanding receivable of $1.4 million from a customer of Telscape's network solutions business. This receivable has been outstanding since December 31, 1998. Telscape has been forced to utilize legal resources to enforce collection of this amount and recorded an allowance for doubtful accounts of $700,000 against the amount outstanding during the fourth quarter of 1999. In the event that Telscape determines that this amount or a portion of the amount is uncollectible in the future, Telscape may be forced to incur a charge in excess of the reserve already established for the account.

     As of December 31, 1999, Telscape's debt totaled $38.8 million, resulting in a debt to equity ratio of 143% as compared to $13.1 million and 38%, respectively, as of December 31, 1998. Fully funding the Lucent credit facility will significantly increase Telscape's leverage. In addition, Telscape estimates that there are an additional $10 to $15 million in expenditures related to the Mexican network and Telscape's network expansion which will be funded with a combination of the Lucent facility and other debt. During fiscal 1999, Telscape incurred losses and had negative cash flow from operations. Telscape does not expect that cash flow from operations will be sufficient to meet anticipated capital expenditures and debt repayments requirements when they are due without additional financing. Telscape intend to finance Telscape's growth, principal and interest obligations under existing debt obligations and additional capital investments required for Telscape's planned facilities expansion through vendor financing and the sale of debt or equity securities (or a combination of both). There can be no assurance that Telscape will be able to obtain additional financing on commercially reasonable terms, if at all, to fund losses generated from operations, to fund capital expenditures, to fund debt service obligations as they become due or to fund strategic investment alternatives.

     On November 18, 1999, Telscape entered into an agreement to sell approximately $5 million worth of excess fiber optic capacity on Telscape's Mexican network to another Mexican carrier. Under the terms of the agreement, the carrier has provided a non-refundable deposit of $500,000. The Mexican carrier is to provide 40% of the purchase price on or before March 31, 2000 and the balance of the purchase price by June 8, 2000. In the event that the Mexican carrier does not meet these payment dates then it is subject to certain penalty provisions.

     On November 24, 1999, Telscape signed a letter of intent to merge with Pointe. In connection with the letter of intent, Pointe agreed to lend Telscape $1.5 million that was evidenced by a short term promissory note ("Promissory Note"). As part of this transaction, certain members of the board of directors agreed to pledge shares of Telscape stock as collateral. Telscape has agreed to indemnify

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these directors for the loss of their shares for any reason other than the non-payment of these loans, and to compensate these directors as discussed below. On December 31, 1999, Telscape signed a definitive merger agreement with Pointe. In addition, Pointe agreed to lend Telscape $10 million, which was evidenced by a convertible promissory note. In early January, Pointe funded $8.5 million into escrow. On January 10, 2000, Telscape drew down $1 million from escrow and the Promissory Note was increased accordingly. On February 7, 2000, Telscape executed a replacement convertible promissory note ("Replacement
Note") for $10,000,000 with an interest rate of 12% and a maturity of June 30, 2000. The Replacement Note extinguishes the $2.5 million of indebtedness under the Promissory Note. As of April 14, 2000, Telscape has drawn down $5.45 million from escrow, creating a $7.95 million obligation to Pointe under the Replacement Note. Certain circumstances relating to the merger agreement may affect Telscape's obligations and rights under the Replacement Note.

     Although Telscape can provide no assurance, as of the date of this filing, it is expected that the merger with Pointe will be finalized during the second quarter of 2000 at which time the companies will begin operating under the common name of Telscape. The terms of the original merger agreement called for Telscape to issue its common stock to Pointe shareholders at an exchange ratio of 0.215054 of a share of Telscape common stock for every share of Pointe common stock. Also, for each share of Pointe convertible preferred stock outstanding, Telscape will issue one share of Telscape convertible preferred stock (with rights and preferences substantially the same as the Pointe convertible preferred stock). On March 30, 2000 Telscape and Pointe agreed to an adjustment of the exchange ratio of approximately 4%. The adjusted ratio of shares is the result of a Pointe subsidiary, TeleCommute Solutions ("TCS"), which recently received $19 million in new financing led by MCI WorldCom Venture Fund and others, remaining in the combined companies. The merger agreement had previously provided that TCS was to be spun off to Pointe shareholders prior to the consummation of the merger. Consequently, each share of Pointe stock will be exchanged for 0.223514 shares of Telscape's common stock.

     The commitment by Lucent to provide an additional $20 million under the credit agreement and the Class F Convertible Preferred Stock described below, are contingent on Telscape's merger with Pointe. Should Telscape not be able to consummate the merger with Pointe, Telscape's financial condition may be adversely affected. The merger may not be approved by both Pointe's and Telscape's shareholder groups, a regulatory agency or other outside party, or Telscape and Pointe may face undue delays affecting the timeliness in which Telscape and Pointe can consummate the merger. Should Telscape and Pointe not be able to consummate the merger in a timely manner, the commitments mentioned above may expire. Telscape cannot guarantee that such commitments could be replaced on similar terms, if at all. Should the merger not be approved, Telscape may have to continue its efforts to identify parties interested and able to consummate an investment in Telscape. There can be no assurance that Telscape will be able to identify any future joint ventures, acquisitions, mergers or strategic alliances or that, if identified, Telscape will be able to successfully execute these transactions. If necessary funds are not available, Telscape's business and results of operations and the future expansion of Telscape's business could be materially adversely affected.

     Should the merger be approved by Telscape's and Pointe's shareholders, Telscape and Pointe intend to jointly finance Telscape's growth, principal and interest obligations under existing debt obligations, and additional capital investments required for Telscape's planned facility expansions through cash flow from operations, vendor financing and the sale of debt or equity securities (or a combination of both). There can be no assurance that the cash generated from operations will be sufficient to fund such expenditures or that Telscape will be able to obtain financing on commercially reasonable terms, if at all. If necessary funds are not available, Telscape's business and results of operations and the future expansion of Telscape's business could be materially adversely affected.

     Also in January 2000, Telscape converted $500,000 in notes payable due January 1, 2000, originally incurred in connection with the Integracion acquisition, into 47,617 shares of common stock at a price of $10.50 per share.

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     Upon the signing of the letter of intent, Telscape and Pointe began a joint effort to raise capital for the combined companies. In March 2000, Telscape completed a $31,575,000 private placement consisting of 315,750 shares of Class
F Convertible Senior Preferred Stock, par value $.001 per share (the "Class F Preferred Stock"), together with five year warrants to purchase 1,925,306 shares of common stock. The Class F Preferred Stock is convertible into 3,850,610 shares of Telscape's common stock at a conversion price equal to $8.20 per share, and the exercise price of the warrants is $10.00 per share. The Class F Preferred Stock earns dividends at a rate of 12% per annum, which are cumulative and payable in either cash or shares of Class F Preferred Stock at our discretion. Pricing for this transaction was established based on a trailing thirty day average of the closing price of Telscape's common stock as of December 7, 1999. The proceeds of the Class F Preferred have been placed into escrow and release of escrow is subject to the consummation of the merger with Pointe.

     Telscape may require the conversion of all of the outstanding Class F Preferred Stock (i) in conjunction with a qualified offering or (ii) at any time after the first year anniversary of the first issue date if: (1) Telscape's common stock shall have been listed for trading on the New York Stock Exchange, the Nasdaq National Market System or the American Stock Exchange (each, an "Exchange"); (2) Telscape's common stock shall have traded on such Exchange for a period of at least 20 consecutive trading days at a price per share of at least $15.00 (subject to appropriate adjustment for recapitalization events); and (3) the cumulative average daily trading volume of Telscape's common stock during such 20 consecutive trading day period shall be at least $3,000,000; provided, that, the shares of common stock issuable upon such conversion shall have been registered and listed on each securities exchange, over-the-counter market or on the Nasdaq National Market on which similar securities issued by Telscape are then listed. For purposes of this paragraph, qualified offering shall mean the sale by Telscape of common stock or other equity interests in a public offering at a purchase price per share in excess of $15.00 per share (subject to appropriate adjustment for recapitalization events) yielding gross proceeds of not less than $30,000,000.

     Telscape will be required to file a registration statement with the SEC within 150 days of closing the sale of the Class F Preferred Stock to register the shares of common stock issued or issuable upon conversion of all the Class F Preferred Stock (including shares issued as dividends) and the exercise of the related warrants.

RESULTS OF OPERATIONS -- QUARTER ENDED MARCH 31, 2000

     The quarter ended March 31, 2000 furthered our objectives of moving closer to the customer and enhancing our facilities. In our voice services, we have focused on expanding our retail lines of business, as the wholesale long distance business continues to experience increasing competitive pressure and contracting margins. As pricing pressures have affected the international long distance revenues, management has elected to dedicate our network assets to supporting the retail business due to our belief that the retail business has greater long-term value. We will continue to be opportunistic with respect to the wholesale voice services.

     During the first quarter 2000, we announced completion of the construction of our Mexican network, thus taking a significant step forward in enhancing our own facilities. Upon interconnection of our Mexican network, we will be operating one of the largest fiber optic networks in the country.

     Our margins in voice services have steadily declined over the past year. Our strategy to improve gross margins in voice services is to (i) increase our efforts in the retail market where we can provide product identification and differentiation, (ii) decrease our dependency on third party service providers, and (iii) increase the amount of traffic we process over our own network, under direct operating agreements we establish with other carriers and over our Mexican network.

     We intend to terminate a significant portion of both our retail and wholesale traffic on our Mexican network in the year 2000, which we expect will improve our overall gross margin levels. We also intend to offer advanced services to the small and medium size enterprises in Mexico, utilizing the Mexican network as a foundation. We expect that many of these services will have higher margins than our traditional voice services.

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     We expect that gross profits from equipment sales will decline over time as the market becomes more competitive. Our strategy for maintaining the gross profits we have enjoyed from this business line in the past is to enter into additional outsourcing contracts and to refocus our sales efforts from the simple provision of network equipment to the bundling of network equipment and the provision of telecommunications services on our Mexican network. Our call center operations in Mexico have historically provided relatively higher gross margins than our other lines of business. We intend to shift several of the support functions provided to our retail lines of business in the U.S. from our call center in the U.S. to our call center in Mexico in order to take advantage of the relatively lower cost structure afforded by our Mexican operations. In March 2000, we relocated our call center in Mexico to increase our capacity from 120 positions to up to 400 positions.

     In March 2000, we discontinued the products division of our Interlink subsidiary. The products division was discontinued due to (i) the high overhead costs associated with the division, (ii) the low level of margin contribution and (iii) its lack of fit with the core strategy of the Company. During the first quarter of 2000, we incurred negative margins of $70,000 on sales of $679,000 from the products division.

     We expect that gross profits as a percentage of revenues as well as actual gross profit will increase in 2000 primarily because of our ability to run an increasing percentage of the traffic we manage over our own facilities and a shift in the mix of our revenues towards the retail sector and advanced services.

     REVENUES. In the first quarter of 2000, our revenue mix changed with voice services representing 54.8% of revenues in 2000 versus 79.8% in 1999. We will continue to focus on voice services as a source of cash flow and network efficiency; however, we will increasingly devote our resources to focus on advanced and higher margin services.

     We provide advanced services through three main segments: network solutions, customer relationship management and broadband services. Our network solutions division has historically provided value-added and systems integration services to private and public sector customers in Mexico. Revenues are derived from providing value-added services and the sale of equipment. To serve the complex needs of our customers, the sales teams and technical personnel combines strong sales capabilities with specialized technical expertise in product-specific areas such as Private Branch Exchange ("PBX"), voice processing, Internet, video conferencing and asynchronous transfer mode and frame relay networks. This highly qualified sales force will be used to begin promoting voice services on our Mexican network thus permitting us, as a company, to provide solutions consisting of equipment as well as continuing telecommunications services.

     Until the recent expansion of our call center facilities, our capacity was largely utilized under our contract with the U.S. Embassy. Given the additional capacity, we intend to market and sell our bilingual capabilities to customers in the United States and Mexico through a direct sales effort.

     Our current broadband service offerings include voice, video and data transport services including fractional and full T-1 data broadcast, dedicated circuits and private line up-link and down-link services to Latin America and other parts of the world. We have also introduced Bandwidth-on-Demand, ISDN videoconferencing and Internet-through-satellite services and also serve as an Internet backbone provider to ISPs in remote areas where access to high speed fiber optics is limited, as is the case in most Latin American countries. We have also begun cross-selling our teleport services through our network solutions sales force in Mexico and our international long distance wholesale carrier sales force in the U.S.

     GROSS PROFIT. We experienced pressure on voice services gross profit percentage and contribution, but experienced an improvement in the gross margin percentage of our advanced services business. We have not been able to reduce our termination costs as quickly as prices have declined in the international long distance business and we have relied partially on certain lower margin outsourcing arrangements to support our prepaid calling cards. We expect that we will be able to

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increase revenues and lower costs in our voice services business as we move more traffic onto our own facilities and ultimately onto our Mexican network.

     OPERATING EXPENSES. We have been in a period of significant investment in facilities and human resources, principally in connection with the construction of our Mexican network and to accommodate the growth of certain parts of our business. We incurred significant initial operating costs related to our Mexico network, all of which were expensed. We expect operating expenses to continue to increase as (i) our operations shift from being pre-operational to operational during 2000 and (ii) as we accommodate expected growth. The expected increase in operating expenses will be offset partially by the decline resulting from the discontinuation of the Interlink products division.

     REVENUES decreased from $26.6 million in 1999 to $23.2 million in 2000. This decrease of $3.4 million, or 12.8%, was due principally to weaker sales of our prepaid cards in the US. The decline in prepaid card sales was offset by an increase in revenues from each of our other segments, with sales in wholesale voice services increasing 29.5% from $4.4 million to $5.7 million and advanced services growing 94.4% from $5.4 million to $10.5 million. Our prepaid sales are down year over year primarily because of competition in the market, the negative effect of which is still carrying over into 2000. Within our advanced services, we experienced strong growth in revenues. Our network solutions sales increased more than expected because of pent-up demand caused by Y2K concerns in Mexico. The growth in customer relationship management is primarily from increased volume from our US Embassy contract. Broadband services increased due largely to the growing demand in Latin America for bandwidth and associated services.

     COST OF REVENUES decreased from $23.8 million in 1999 to $19.9 million in 2000, or $3.9 million. The 16.4% decrease in cost of revenues was due principally to the decrease in retail voice services revenues offset by the increased costs associated with greater revenues in all of our other segments, particularly in network services. The cost of revenues as a percentage of revenues decreased from 89.5% to 85.8%, or 3.7%, due principally to the change in sales mix towards advanced services where the Company enjoys a relatively higher gross margin. This decrease was significantly offset by a compression of margins from voice services.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES ("SG&A") increased from $4.0 million in 1999 to $6.8 million in 2000, or $2.8 million. The 70.0% increase in SG&A was due to the incremental SG&A related to the startup activities of our Mexican network, increases in expenses to support our new sales and marketing initiatives, and the growth in our call center operations.

     Overall SG&A as a percentage of revenues increased from 15.0% to 29.3%, or 14.3%, due to the factors stated above.

     DEPRECIATION AND AMORTIZATION increased from $1.4 million in 1999 to $1.6 million in 2000, or $0.2 million. This increase is a result of our continuing expansion of our communications network, which includes purchases of switches and other telecommunications equipment and facilities. We expect depreciation expense to significantly increase as we start operating our newly completed Mexican network.

     INTEREST INCOME (EXPENSE), NET increased from $(854,000) in 1999 to $(1,084) in 2000, or $(230,000). This increase was mainly due to an increase in our level of borrowings, including the Pointe Note and the Lucent Credit Agreement. Also, there was an increase in the amortization of debt offering costs primarily related to the Lucent facility of $141,000 in 2000.

     OTHER INCOME (EXPENSE), NET changed from $(274,000) in 1999 to $136,000 in 2000, or $(269,000). This change was principally due to a decrease in one time printing, accounting and other charges of $214,000 recorded in 1999 versus one time income from a write-off of stale accounts payable of $49,000 and a gain on the sale of fixed assets of $12,000 in 2000. The Company benefited from a foreign exchange gain of $72,000 in 2000 versus a loss of $(60,000) in 1999.

     INCOME TAX BENEFIT (EXPENSE) changed from an income tax benefit of $928,000 in 1999 to an income tax expense of $(192,000) in 2000. The Company's overall effective tax benefit for the three months ended March 31, 1999, was 25% which reflect the tax benefits recognized on the losses

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realized offset by permanent items, the most significant of which is the non deductible nature of goodwill amortization. In 2000, the Company recognized a valuation allowance equivalent to 100% of the tax benefit that it otherwise might have recognized for its US based operations.

     LOSS ON DISPOSAL. A loss on the disposal of our Interlink products division in California was recognized in the first quarter of 2000 for $1.5 million as a result of our decision to discontinue this line of business. The loss represents the estimated severance benefits to be paid to the affected employees, losses on disposal of inventory and equipment, and other expenses.

     NET INCOME (LOSS). The Company experienced a net loss of $(2.9) million in 1999 as compared to a net loss of $(7.8) million in 2000 due to a combination of the factors discussed above.

LIQUIDITY AND CAPITAL RESOURCES -- QUARTER ENDED MARCH 31, 2000

     Net cash used in operating activities was $1.4 million and $6.7 million for the three months ended March 31, 1999 and March 31, 2000, respectively. The decrease in net cash provided by operations in 2000 as compared to 1999 was due primarily to the increase in losses from operations for the respective quarters. In addition, the Company's working capital position was impacted by decreases in inventory and deferred revenues offset by an increase in accounts receivable and accrued liabilities.

     Net cash used in investing activities was $3.3 million and $2.4 million for the three months ended March 31, 1999 and March 31, 2000, respectively. For each of the three months ended March 31, 1999 and March 31, 2000, we expended approximately $3.3 and $2.4 million, respectively, on purchases of property and equipment as part of our network expansion strategy.

     Net cash provided by financing activities was $1.1 million and $6.5 million for the three months ended March 31, 1999 and March 31, 2000, respectively. During the three months ended March 31, 2000, the Company received approximately $6.2 million in loan proceeds from Pointe Communications and $475,000 in proceeds from the exercise of warrants and options during the quarter. The Company also made payments of $159,000 on its notes payable and $30,000 on capital lease obligations.

     As of March 31, 2000, the Company had cash and cash equivalents of $2.8 million and negative working capital of $56.1 million. Of this $56.1 million, $27.6 million represents accounts payable incurred in connection with the construction of the Mexican network and $2.5 million represents accounts payable incurred for switching equipment. On April 20, 2000, we drew down an additional $16.1 million under the Lucent facility. We plan to finance the remaining network construction accounts payable under the Lucent credit agreement subject to availability as discussed below and the switching equipment accounts payable under long term financing. Additionally, we have classified as current $5.6 million in notes payable due to non-compliance of certain financial covenants under a loan facility as discussed below. We also have classified as current $1.2 million under the Lucent credit facility. Also negatively affecting working capital are $7.7 million in obligations outstanding to Pointe and $2.0 million of senior notes due in less than one year. The Pointe note will be eliminated upon consummation of the merger with Pointe. In the event of the consummation of the merger with Pointe, the holders of the senior notes have agreed to convert into Series F preferred shares as discussed below. Lastly, the $1.5 million Lennox note described below is also included in short term debt.

     On January 11, 1999, we signed a financing arrangement with a finance company, which provides for funding of equipment purchases of up to $7.0 million through December 31, 1999. The financing is structured as long-term loans maturing January 1, 2005. The loans provide for payments of interest only through January 1, 2000. Thereafter, payments of principal and interest are due quarterly. Interest is calculated on available basis during the interest only period at 425 basis points above the 90 day commercial paper rate. Interest thereafter is calculated at 500 basis points above the five year Federal Reserve Treasury Constant Maturity Rate. We have drawn approximately $5.6 million under this facility through December 31, 1999, of which $2.5 million resulted in refinancing equipment, which was previously financed through an operating lease. We are not in compliance with certain financial covenants under this loan facility and have secured a waiver from the finance company of their rights

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under the agreement to enforce default provisions due to non compliance with these financial covenants for the fourth quarter of 1999. We are not able to draw down additional financing under this facility until such time as the finance company allows us to do so. The finance company has also issued us a forbearance letter informing us that they will not enforce acceleration of their facility until the earlier of March 31, 2000 or the date our merger with Pointe is completed. The finance company has agreed to extend the forbearance period through June 15, 2000. The amounts outstanding under this facility of $5.6 million have been classified as current in the financial statements as of March 31, 2000. We may have to request additional waivers from the finance company due to non compliance with financial covenants in future quarters or we may have to request an extension of the forbearance letter provisions should our merger with Pointe not be completed by June 15, 2000. We cannot guarantee that the finance company would provide us with additional waivers or that they would extend their forbearance letter in which case they could enforce the default provisions and accelerate the maturity date. Should that be the case, there is no guarantee that we would be able to obtain a replacement facility. A default under this agreement would trigger cross defaults under the Lucent credit facility.

     On August 27, 1999, Telscape International, Inc., the registrant, along with its subsidiaries, Telereunion S.A. de C.V. ("Telereunion"), Telereunion International, S.A. de C.V., Telereunion, Inc., Telscape USA, Inc., MSN Communications, Inc., Interlink Communications, Inc., TSCP International, Inc., Vextro De Mexico S.A. de C.V., Servicios Corporativos Vextro, S.A. de C.V., Telscape de Mexico S.A. de C.V., N.S.I. S.A. de C.V., Lan and Wan, S.A. de C.V. and M.S. Noticias y Telecomunicaciones, S.A. de C.V. signed a credit agreement with Lucent Technologies, Inc. The Lucent credit agreement provides for up to $40 million in financing. In March 2000, Lucent signed a commitment letter to increase the size of the facility from $40 million to $60 million, subject to certain conditions including the merger with Pointe. We borrowed $23.9 million under the credit agreement on August 27, 1999, of which $9.0 million was utilized to repay the $3.0 million Lucent bridge loan and $6.0 million of senior notes and $14.9 million was utilized to pay for costs directly related to construction of the Mexican network and some related debt offering costs. We funded an additional $16.1 million under the Lucent facility on April 20, 2000, $14.6 million of which was applied to payables outstanding and $1.5 million of which was for interest and fees due under the facility.

     As of March 31, 2000, we have incurred total obligations to Lucent in the construction of our network totaling $27.6 million. We funded $14.6 million of these in April 2000 and expect to fund the balance of these obligations under the expanded facility with Lucent. However, we can provide no assurance that this facility will be expanded.

     As of March 31, 2000, we were in default of certain financial covenants under the Lucent credit agreement. In conjunction with the March 2000 commitment for an additional $20 million, Lucent waived these defaults and all other defaults through June 15, 2000 and has agreed to renegotiate the financial covenants that will be used to measure our performance under this facility. Although we are currently in negotiations to amend the Lucent facility to accommodate the increase to $60 million, we cannot guarantee that we will be able to secure additional waivers from Lucent, should they be necessary, or that we can negotiate financial covenants that will be more favorable than the ones contained in the initial credit agreement.

     As of March 31, 2000 and the date of this report, we have an outstanding receivable of $1.4 million from a customer of our network solutions business. This receivable has been outstanding since December 31, 1998. We have been forced to utilize legal resources to enforce collection of this amount and recorded an allowance for doubtful accounts of $700,000 against the amount outstanding during the fourth quarter of 1999. In the event that we determine that this amount or a portion of the amount is uncollectible in the future, we may be forced to incur a charge in excess of the reserve already established for the account.

     The Company's debt at March 31, 2000, totaled $44.3 million resulting in a debt to equity ratio of 211% as compared to $38.8 million and 143%, respectively, as of December 31, 1999. We expect

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our debt levels to increase in the near term as we plan to finance the network construction accounts payable under the Lucent credit agreement subject to availability as discussed below and other equipment accounts payable under long term financing. In the event that the merger with Pointe occurs and the Series F Preferred funds, we expect our debt to equity ratio to decrease.

     On October 22, 1999, we signed a loan agreement with Lennox Invest Ltd., a BVI Corporation, which provided for funding of up to $10.0 million. A total of $1.5 million has been funded on this facility, which bears interest at 10% per annum. Interest on each note is to be paid at maturation of the respective note, which occurs six months after the date of each note. Of the $1.5 million funded under the facility, $1.0 million matures on April 19, 2000, and $0.5 million matures on April 26, 2000. As part of this transaction, certain members of the board of directors agreed to pledge shares of Telscape stock as collateral. We have agreed to indemnify these directors for the loss of their shares for any reason other than the non-payment of these loans, and to compensate these directors as discussed below. In December 1999, we informed Lennox that we would not be drawing any further funding under this facility due to a breach of contract on the part of Lennox. The notes associated with the $1.5 million have matured and we are technically in payment default. However, we are currently in a dispute with Lennox concerning the $1.5 million loan. In addition to the issues associated with the breach mentioned above, certain parties associated with Lennox have claimed entitlement to the repayment of the $1.5 million. On May 10, 2000, we informed Lennox that we were prepared to resolve the disputes provided that all parties agree to a resolution. The default under this loan creates cross defaults under other outstanding indebtedness of ours and we expect to obtain waivers until the resolution of the disputes but there can be no assurance that such waivers will be obtained.

     On November 18, 1999, we entered into an agreement to sell approximately $5 million worth of excess fiber optic capacity on our Mexican network to another Mexican carrier. Under the terms of the agreement, the carrier has provided a non-refundable deposit of $500,000. The Mexican carrier was to have provided 40% of the purchase price on or before March 31, 2000 and the balance of the purchase price by June 8, 2000. In the event that the Mexican carrier does not meet these payment dates then it is subject to certain penalty provisions. In the event that the carrier does not pay the balance by August 8, 2000, the carrier forfeits the deposit. As of the date of this filing, we have not received the payment due on or before March 31, 2000.

     On November 24, 1999, we signed a letter of intent to merge with Pointe Communications. In connection with the letter of intent, Pointe agreed to lend us $1.5 million that was evidenced by a short term promissory note ("Promissory Note"). As part of this transaction, certain members of the board of directors agreed to pledge shares of Telscape stock as collateral. We have agreed to indemnify these directors for the loss of their shares for any reason other than the non-payment of these loans, and to compensate these directors as discussed below. On December 31, 1999, we signed a definitive merger agreement with Pointe. In addition, Pointe agreed to lend us $10 million, which was evidenced by a convertible promissory note. In early January, Pointe funded $8.5 million into escrow. On January 10, 2000, we drew down $1 million from escrow and the Promissory Note was increased accordingly. On February 7, 2000, we executed a replacement convertible promissory note ("Replacement Note") for $10,000,000 with an interest rate of 12% and a maturity of June 30, 2000. The Replacement Note extinguishes the $2.5 million of indebtedness under the Promissory Note. As of March 31, 2000, we have drawn down $6.2 million from escrow, creating a $7.7 million obligation to Pointe under the Replacement Note. Certain circumstances relating to the merger agreement may affect our obligations and rights under the Replacement Note. In the event the merger with Pointe Communications is consummated, the Replacement Note will be extinguished.

     The terms of the original merger agreement with Pointe called for Telscape to issue its common stock to Pointe shareholders at an exchange ratio of
0.215054 of a share of Telscape common stock for every share of Pointe common stock. Also, for each share of Pointe convertible preferred stock outstanding, Telscape will issue one share of Telscape convertible preferred stock (with rights and preferences substantially the same as the Pointe convertible preferred stock). On March 30, 2000, we

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
and Pointe agreed to an adjustment of the exchange ratio of approximately 4%. The adjusted ratio of shares is the result of a Pointe subsidiary, TeleCommute Solutions ("TCS"), which recently received $19 million in new financing led by MCI WorldCom Venture Fund and others, remaining in the combined companies. The merger agreement had previously provided that TCS was to be spun off to Pointe shareholders prior to the consummation of the merger. Consequently, each share of Pointe stock will be exchanged for 0.223514 shares of our common stock.

     The commitment by Lucent to provide an additional $20 million under the credit agreement and the Class F Convertible Preferred Stock described below, are contingent on our merger with Pointe. Should the Company not be able to consummate the merger with Pointe, the Company's financial condition may be adversely affected. The merger may not be approved by both of our company's shareholder groups, a regulatory agency or other outside party, or we may face undue delays affecting the timeliness in which we can consummate the merger. Should we not be able to consummate the merger in a timely manner, the commitments mentioned above may expire. We cannot guarantee that such commitments could be replaced on similar terms, if at all. Should the merger not be approved, we may have to continue our efforts to identify parties interested and able to consummate an investment in our company. There can be no assurance that we will be able to identify any future joint ventures, acquisitions, mergers or strategic alliances or that, if identified, we will be able to successfully execute these transactions. If necessary funds are not available, our business and results of operations and the future expansion of our business could be materially adversely affected.

     Also in January 2000, we converted $500,000 in notes payable due January 1, 2000, originally incurred in connection with the Integracion acquisition, into 47,619 shares of common stock at a price of $10.50 per share.

     Upon the signing of the letter of intent, we and Pointe began a joint effort to raise capital for the combined companies. In March, 2000, we completed a $31,575,000 private placement consisting of 315,750 shares of Class F Convertible Senior Preferred Stock, par value $.001 per share (the "Class F Preferred Stock"), together with five year warrants to purchase 1,925,306 shares of common stock. The Class F Preferred Stock is convertible into 3,850,610 shares of our common stock at a conversion price equal to $8.20 per share, and the exercise price of the warrants is $10.00 per share. The Class F Preferred Stock earns dividends at a rate of 12% per annum, which are cumulative and payable in either cash or shares of Class F Preferred Stock at our discretion. Pricing for this transaction was established based on a trailing thirty day average of the closing price of our common stock as of December 7, 1999. The proceeds of the Class F Preferred have been placed into escrow. Prior to the closing of the merger and with the consent of Pointe, we may fund $4.6 million out of escrow and issue the corresponding Class F Preferred and warrants. In the event that the merger is not consummated, the holders of the Class F Preferred have the ability to force redemption of their preferred shares. The balance of the proceeds from the Class F Preferred which are held in escrow are subject to the consummation of the merger with Pointe.

     We may require the conversion of all of the outstanding Class F Preferred Stock (i) in conjunction with a qualified offering or (ii) at any time after the first year anniversary of the first issue date if: (1) our common stock shall have been listed for trading on the New York Stock Exchange, the Nasdaq National Market System or the American Stock Exchange (each, an "Exchange"); (2) our common stock shall have traded on such Exchange for a period of at least 20 consecutive trading days at a price per share of at least $15.00 (subject to appropriate adjustment for recapitalization events); and (3) the cumulative average daily trading volume of our common stock during such 20 consecutive trading day period shall be at least $3.0 million; provided, that, the shares of common stock issuable upon such conversion shall have been registered and listed on each securities exchange, over-the-counter market or on the Nasdaq National Market on which similar securities issued by us are then listed. For purposes of this paragraph, qualified offering shall mean the sale by us of common stock or other equity interests in a public offering at a purchase price per share in excess of $15.00 per share (subject to appropriate adjustment for recapitalization events) yielding gross proceeds of not less than $30.0 million.

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
     Telscape will be required to file a registration statement with the SEC within 150 days of closing the sale of the Class F Preferred Stock to register the shares of common stock issued or issuable upon conversion of all the Class F Preferred Stock (including shares issued as dividends) and the exercise of the related warrants.

     During the first quarter of 2000, we incurred losses and had negative cash flow from operations. We do not expect that cash flow from operations will be sufficient to meet anticipated capital expenditures and debt repayments requirements when they are due without additional financing. We intend to finance our growth, principal and interest obligations under existing debt obligations and additional capital investments required for our planned facilities expansion through vendor financing and the sale of debt or equity securities (or a combination of both). There can be no assurance that we will be able to obtain additional financing on commercially reasonable terms, if at all, to fund losses generated from operations, to fund capital expenditures, to fund debt service obligations as they become due or to fund strategic investment alternatives.

     Should our merger be approved by Telscape's and Pointe's shareholders, we intend to jointly finance our growth, principal and interest obligations under existing debt obligations, and additional capital investments required for our planned facility expansions through cash flow from operations, vendor financing and the sale of debt or equity securities (or a combination of both). There can be no assurance that the cash generated from operations will be sufficient to fund such expenditures or that we will be able to obtain financing on commercially reasonable terms, if at all. If necessary funds are not available, our business and results of operations and the future expansion of our business could be materially adversely affected.

FOREIGN CURRENCY TRANSLATION RISK

     The general economic conditions of Mexico are greatly affected by the fluctuations in exchange rates and inflation. Telscape's foreign currency risk in Mexico has traditionally been mitigated due to the fact that many of Telscape's customers are multinational firms that pay in United States dollars. In addition, most of Telscape's customers that pay in pesos pay at the spot exchange rate in effect at the time of payment as opposed to the exchange rate at the time the receivable is created. Telscape's functional currency in Mexico is the United States dollar because the majority of Telscape's transactions are in such currency. However, given the recent completion of construction of the Mexican network and Telscape's plans to record dollar-denominated debt on Telscape's Mexican subsidiaries' books, Telscape may incur some significant translation gains and losses in the future. Telscape may choose to limit Telscape's exposure to translation gains and losses through the purchase of forward foreign exchange contracts or similar hedging strategies. There can be no assurance that any foreign currency hedging strategy would be successful in avoiding translation related gains or losses.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

     We are subject to financial market risks, including interest rate risk and foreign currency exchange risk.

                               INTEREST RATE RISK

     As of December 31, 1999, we had a mix of variable and fixed interest bearing notes. All of our debt obligations are denominated in U.S. dollars and, represent interest rate risk. All of our debt obligations are segregated in fixed and variable rate instruments as shown on the table below. The table shows the amounts of principal payments due on our various debt instruments and the weighted average rate for the principal payments then due using the rates in effect at December 31, 1999. Our Lucent facility has an interest rate calculated as a base rate plus a margin. The base rate is established at the time of funding and the margins are pre-determined fixed margins as contained in the Lucent credit agreement. As the rate for Lucent notes is known and determinable at the time of funding, all Lucent notes are categorized as fixed in the table below.

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     The table set forth below summarizes the fair values and payment terms of financial instruments subject to interest rate risk maintained by us as of December 31, 1999.

                                                                                                                    FAIR VALUE
                                                                                                                        AT
                  DEBT                       2000        2001        2002        2003        2004        TOTAL       12/31/99
----------------------------------------  ----------  ----------  ----------  ----------  ----------  -----------   -----------
Non-Interest Bearing or Fixed Rate......  $4,870,000  $4,553,000  $5,489,000  $6,615,000  $7,180,000  $28,707,000   $28,707,000
Wtd. Avg. Interest Rate.................       10.30%      11.22%      11.93%      12.28%      12.80%       11.84%       --
Variable................................  $1,777,000   4,702,000   1,342,000   1,116,000   1,117,000   10,054,000    10,054,000
Wtd. Avg. Interest Rate.................      10.54%      12.56%       10.52%      10.50%      10.50%       11.48%       --
                                          ----------  ----------  ----------  ----------  ----------  -----------   -----------
    Total...............................  $6,647,000  $9,255,000  $6,831,000  $7,731,000  $8,297,000  $38,761,000   $38,761,000
                                          ==========  ==========  ==========  ==========  ==========  ===========   ===========

     We have not entered into any derivative contracts or used any other interest rate risk management techniques to attempt to minimize the interest rate risk inherent in each of our debt instruments. At the time of this filing, we have no plans in place to actively manage this risk.

     As we do not have a significant amount of variable interest rate obligations, we have not entered into derivative transactions to hedge our risk.

                         FOREIGN CURRENCY EXCHANGE RISK

     We conduct a significant amount of our operations in countries outside the United States. Our foreign currency exchange risk includes the following:

     The Mexican economy has historically had periods of exchange rate instability and peso devaluation. 1999 was the first year in recent history in which not only did the peso not decline but appreciated slightly year over year. Our advanced services business is conducted in Mexico. The majority of our revenues in the advanced services business are contracted in dollars or in pesos indexed to the dollar at the time of settlement. The products and services that we sell in the advanced services business line are generally imported from the U.S. or other countries and are payable in dollars. Our remaining operating costs in this segment are generally paid in pesos. Our major outsourcing contracts with the U.S. Embassy and the Ministry of Foreign Affairs generate revenues which are collected in pesos and costs which are paid in pesos. Additionally, we anticipate receiving a greater portion of our revenues in Mexican pesos as our voice services, network operations and customer relationship management services expand. We also anticipate incurring more peso-denominated costs as our operations in Mexico expand in line with revenues therefrom. As examples, the prepaid cards that we started selling in late 1999 in Mexico are peso-denominated, the provision of telecommunication services in tandem with the operation of our Mexican network is likely to be primarily peso-denominated and our call center services, which we anticipate will continue to grow, are all presently peso-denominated.

     In our broadband services business segment, we generally collect our revenues in U.S. dollars and pay for our costs to provide these services in U.S. dollars.

     In our voice services business segment, we sell our services to customers in the U.S. and thus our revenues have been collected in U.S. dollars. Our costs of providing these services are paid to vendors both in the U.S. and in Mexico or other Latin American countries. A significant portion of our costs to provide these services are structured under operating agreements with carriers in Mexico under which the costs historically have been settled in pesos. We entered into additional agreements with carriers in Mexico which provided us with additional termination capacity in Mexico in 1999. These arrangements provide for settlement in U.S. dollars.

     Nonetheless, as stated above, we anticipate having an increasingly larger portion of our business in Mexico, and conducting that business primarily as peso-denominated.

     We do not have a hedging policy in place but do plan to consider using derivatives to mitigate the risk of paying off our dollar denominated debt with increasingly Mexican operations. We have not

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entered into any derivative or futures contracts or used any other such exchange rate risk management technique as of the date of this filing.

     Telscape does not currently hedge against the risk of foreign exchange rate fluctuations.

                              YEAR 2000 COMPLIANCE

     To date, year 2000 problems have had a minimal effect on Telscape's business. However, Telscape may not have identified and remediated all significant year 2000 problems.

     Further remediation efforts may involve significant time and expense, and unremediated problems may have a material adverse effect on Telscape's business. Also, Telscape sells telecommunications products to companies in a variety of industries, each of which is experiencing different year 2000 issues. Customer difficulties with year 2000 issues might require Telscape to devote additional resources to resolve underlying problems. Finally, although Telscape has not been made a party to any litigation or arbitration proceeding to date involving Telscape's products or services and related to year 2000 compliance issues, Telscape may in the future be required to defend its products or services in such proceedings, or to negotiate resolutions of claims based on year 2000 issues. The costs of defending and resolving year 2000-related disputes, regardless of the merits of such disputes, and any liability for year 2000 related damages, including consequential damages, would negatively affect Telscape's business, results of operations, financial condition and liquidity, perhaps materially.

                        RECENT ACCOUNTING PRONOUNCEMENTS

     SFAS No. 133, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES," requires companies to recognize all derivatives contracts as either assets or liabilities in the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000.

     Historically, Telscape has not entered into derivatives contracts either to hedge existing risks or for speculative purposes. Accordingly, Telscape does not expect adoption of the new standard to have a material effect on Telscape's financial statements.

     SOP 98-5, "REPORTING ON THE COSTS OF START-UP ACTIVITIES," requires all start-up and organizational costs to be expensed as incurred. It also requires all remaining historically capitalized amounts of these costs existing at the date of adoption to be expensed and reported as the cumulative effect of a change in accounting principles. SOP 98-5 is effective for all fiscal years beginning after December 31, 1998. Adoption of SOP 98-5 did not have a material effect on our prior years financial statements. Telscape incurred and expensed significant costs in connection with the start-up of the network in Mexico in 1999.

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
                  POINTE SELECTED CONSOLIDATED FINANCIAL DATA
                     (In thousands, except per share data)

     The following summary historical consolidated financial data should be read in conjunction with Pointe's consolidated financial statements and related notes and Pointe's "Management's Discussion and Analysis of Financial Condition and Results of Operations." The consolidated statement of operations for each of the four years ended December 31, 1996, 1997, 1998, and 1999 and the consolidated balance sheet data at December 31, 1996, 1997, 1998, and 1999 are derived from the consolidated financial statements of Pointe which have been audited by Arthur Andersen LLP, independent public accountants. The summary financial data for the three month periods ended March 31, 1999 and 2000 and as of March 31, 2000 have been derived from Pointe's unaudited financial statements and in the opinion of Pointe's management include all adjustments (consisting only of normal recurring adjustments) which are necessary to present fairly the results of operations and financial position of Pointe for those periods in accordance with generally accepted accounting principles. Historical results are not necessarily indicative of the results to be expected in the future.

                                                                                                    THREE MONTHS
                                                                                                        ENDED
                                                   FOR THE YEAR ENDED DECEMBER 31,                    MARCH 31,
                                        -----------------------------------------------------    ------------------
                                         1995       1996        1997       1998        1999       1999       2000
                                        -------    -------    --------    -------    --------    -------    -------
STATEMENT OF OPERATIONS DATA
Revenues.............................   $   113    $ 8,232    $ 12,951    $27,620    $ 51,925    $11,553    $14,233
Cost of revenues.....................        31      6,275       9,765     23,246      50,130     10,247     13,554
                                        -------    -------    --------    -------    --------    -------    -------
Gross profit.........................        82      1,957       3,186      4,374       1,795      1,306        679
Selling, general and administrative
  expenses...........................     1,365      7,816       8,766      9,933      19,275      2,833      5,758
Depreciation and amortization........       147      1,429       2,996      3,452       4,477      1,046      1,153
Nonrecurring charge..................     --         --          2,677      --          --         --         --
                                        -------    -------    --------    -------    --------    -------    -------
Operating loss.......................    (1,430)    (7,288)    (11,253)    (9,011)    (21,957)    (2,573)    (6,232)
Interest expense, net................       (94)      (482)       (481)    (1,760)    (15,999)    (1,086)        64
Other (expense) income, net..........     --         --           (242)     1,624        (335)     --         --
                                        -------    -------    --------    -------    --------    -------    -------
Loss before income taxes and minority
  interests..........................    (1,524)    (7,770)    (11,976)    (9,147)    (38,291)    (3,659)    (6,168)
Income tax benefit (provision).......     --         --          --         --          --         --         --
                                        -------    -------    --------    -------    --------    -------    -------
Loss before minority interests.......    (1,524)    (7,770)    (11,976)    (9,147)    (38,291)    (3,659)    (6,168)
Minority interests...................     --            13       --         --          --         --         --
                                        -------    -------    --------    -------    --------    -------    -------
Net loss.............................    (1,524)    (7,757)    (11,976)    (9,147)    (38,291)    (3,659)    (6,168)
Preferred stock dividends............     --         --          --         --        (24,506)     --        (1,622)
                                        -------    -------    --------    -------    --------    -------    -------
Net loss available to common
  stockholders.......................   $(1,524)   $(7,757)   $(11,976)   $(9,147)   $(62,797)   $(3,659)   $(7,790)
                                        =======    =======    ========    =======    ========    =======    =======
Net loss per share -- basic..........   $ (0.26)   $ (0.51)   $  (0.39)   $ (0.22)   $  (1.36)   $ (0.08)   $ (0.15)
Weighted average shares
  outstanding........................     5,780     15,088      31,085     42,144      46,204     45,343     51,841
Net loss per share -- diluted........   $ (0.26)   $ (0.51)   $  (0.39)   $ (0.22)   $  (1.36)   $ (0.08)   $ (0.15)
Diluted weighted average shares
  outstanding........................     5,780     15,088      31,085     42,144      46,204     45,343     51,841

                                                           AT DECEMBER 31,                                      AT
                                        -----------------------------------------------------                MARCH 31,
                                         1995       1996        1997       1998        1999                    2000
                                        -------    -------    --------    -------    --------               ---------
BALANCE SHEET DATA
Cash, cash equivalents and short term
  investments........................   $    44    $   320    $    156    $ 1,255    $ 21,220                  5,772
Current assets.......................       149      3,022       3,373      6,257      30,045                 23,278
Property and equipment, net..........       787      5,374       6,630     14,488      24,317                 31,335
Goodwill and other intangibles,
  net................................     --        26,313      20,512     20,404      19,851                 19,512
Total assets.........................     1,086     34,792      31,066     42,222      76,890                 76,606
Notes payable and capital lease
  obligations........................       304      5,960       5,470     16,295      18,172                 13,480
Stockholders' (deficit) equity.......   $   364    $18,673    $ 14,376    $12,385    $ 42,822                 41,305

                POINTE'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Pointe began operations in 1995 predominately offering International Private Line ("IPL") services between the U.S. and Panama. Subsequently,
Pointe has secured various communications licenses in the U.S., Panama, Costa Rica, Venezuela, El Salvador, Nicaragua, Mexico, and Honduras, acquired ten companies, entered the prepaid long distance and telecommuting services markets and increased revenue from $113,000 for the year ended December 31, 1995 to $51.9 million for the year ended December 31, 1999. Licenses held by Pointe, which vary by country, typically allow Pointe to offer an array of services including international private line, long distance, Internet access, and data transmission. Pointe has established an infrastructure including satellite earth stations, interconnection agreements, peripheral infrastructure, and sales and marketing channels in all of the above countries, except Honduras, to service existing and future customers. Pointe also enjoys strong relationships with the responsible government agencies, telephone company authorities and international carriers.

     During late 1998, Pointe adopted a strategy to position itself as a cost efficient, reliable, full-service CLEC tailored specifically to the needs of the Hispanic Community in the U.S. and in South and Central America. In the U.S., Pointe's focus is on major cities with large Hispanic populations. Internationally, Pointe targets complementary markets with telecommunications traffic patterns that correspond with the paired U.S. target markets. Pointe's strategy assumes that there exists (i) a significant population in the U.S. that is dissatisfied with its current telecommunications service, (ii) substantial demand for telecommunications services in the U.S. Hispanic population, (iii) a lack of ready access to telephony services in Latin America for a substantial portion of the population, and (iv) a natural synergy and cost advantage in providing local services in both the U.S. and Latin America to meet basic telephony needs along with bundled services to meet more advanced communications requirements between the U.S. and Latin America.

     In an effort to enhance its CLEC management team and to gain accelerated access to the West Coast during the third quarter of 1999, HTC Communications, LLC ("HTC"), a California limited liability company licensed as a CLEC in California merged with and into Pointe. The management team from HTC assumed leadership of Pointe's CLEC operations. Their management team has over 70 years of combined experience in the telecommunications industry including a CEO who was formerly General Manager of a division at Pacific Bell, responsible for marketing and offering services to more than 1.1 million Hispanic customers and generating over $350 million in annual revenues. Funding for the newly adopted strategy was obtained during the second and third quarters of 1999. Construction of central switching facilities and co-location sites at the various Incumbent Local Exchange Carriers ("ILECs") end offices is currently under way in Los Angeles, Miami, San Diego and Houston. These initial sites are expected to be operational during the second and third quarters of 2000. Future target markets include, but are not limited to, New York City, Chicago, San Francisco, Dallas and San Juan, Puerto Rico.

     As a complement to its strategy to become a full-service CLEC in the U.S. and Latin America, Pointe is establishing an Asynchronous Transfer Mode
("ATM") fiber transport network for both voice and data switching. The network initially connects Houston, Texas; Atlanta, Georgia; Miami, Florida; New York, New York; Los Angeles, California; San Salvador, El Salvador; and Lima; Peru (the latter two via satellite). Future plans include similar network infrastructure in other U.S. and South American and Central American locations. The network will allow Pointe to efficiently carry traffic for its CLEC operations and will also serve to expand the market reach and lower the cost basis of its existing prepaid long distance services business. Additionally, the network allows Pointe to enter the wholesale carrier business by capitalizing on unique partnering opportunities with interconnected foreign Postal, Telephone and Telegraph companies ("PTTs"). The network became partially operational during the first quarter of 1999; however, due to unforeseen technical difficulties with the leading edge technology, Pointe has yet to realize significant revenues or cost efficiencies.

     Subsequent to year end, Pointe agreed to merge with Telscape in an all-stock transaction in which each share of Pointe will be exchanged for
0.223514 shares of Telscape common stock. The surviving company will trade under the ticker symbol "TSCP" on the Nasdaq National Market System. The boards of directors of both companies have agreed to the merger; however, the closing is subject to shareholder approval and certain other conditions precedent, such as Securities Exchange Commission and regulatory approval. Management believes that the merger of the combined companies creates one of the leading providers of bundled communications services in the U.S. Hispanic and paired-Latin American markets. Some of the benefits of the combined companies are:

  o  An experienced management team with a significant Latin component.

  o Creates an integrated communications provider catering to Hispanics in both the U.S. and Latin America, including a Telscape concession to provide domestic and international long distance service in Mexico granted to Telscape by Mexican regulators.

  o Infrastructure-based strategy utilizing a "Smart Build" approach including a fiber optic network under construction by Telscape in Mexico.

  o  Greater critical mass and compelling synergies and cost savings.

  o One of the few companies that can compete in the U.S. and Latin America as one company.

  o Combined company strategy addresses rapidly growing and deregulating markets with significant competitive opportunities.

     See "Liquidity and Capital Resources" for a discussion of Pointe's ability to meet the capital requirements associated with its expansion plans.

RESULTS OF OPERATIONS -- YEAR ENDED DECEMBER 31, 1999

     The following table sets forth certain financial data for the years ended December 31, 1997, 1998 and 1999. Operating results for any period are not necessarily indicative of results for any future period. Amounts (except per share data) are shown in thousands.

                                            DECEMBER 31,              DECEMBER 31,              DECEMBER 31,
                                                1997                      1998                      1999
                                       -----------------------   -----------------------   -----------------------
                                                       % OF                      % OF                      % OF
                                                     REVENUES                  REVENUES                  REVENUES
                                                     ---------                 ---------                 ---------
Revenues:
     Communications services and
       products......................  $   10,203      78.8%     $   24,785      89.7%     $   49,809       95.9%
     Internet connection services....       2,748       21.2          2,835       10.3          2,116         4.1
                                       ----------    ---------   ----------    ---------   ----------    ---------
Total revenues.......................      12,951      100.0         27,620      100.0         51,925       100.0
Costs and expenses:
     Cost of services and products...       9,766       75.4         23,246       84.1         50,130        96.5
     Selling, general and
       administrative expenses.......       8,766       67.7          9,933       36.0         19,275        37.1
     Nonrecurring charge.............       2,677       20.7         --          --            --           --
     Depreciation and amortization...       2,995       23.1          3,452       12.5          4,477         8.6
                                       ----------    ---------   ----------    ---------   ----------    ---------
Total costs and expenses.............      24,204      186.9         36,631      132.6         73,882       142.3
                                       ----------    ---------   ----------    ---------   ----------    ---------
Operating loss.......................     (11,253)     (86.9)        (9,011)     (32.6)       (21,957)      (42.2)
                                       ----------    ---------   ----------    ---------   ----------    ---------
Interest expense, net................        (481)      (3.7)        (1,760)      (6.4)       (15,999)      (30.8)
Other (loss)/income..................        (242)      (1.9)         1,624        5.9           (335)       (0.6)
                                       ----------    ---------   ----------    ---------   ----------    ---------
Net loss.............................     (11,976)     (92.5)        (9,147)     (33.1)       (38,291)      (73.7)
                                       ----------    ---------   ----------    ---------   ----------    ---------
Preferred Stock Dividend and
  beneficial Conversion charge.......      --          --            --          --           (24,506)      (47.2)
Net loss available to Common
  Stockholders.......................     (11,976)     (92.5)        (9,147)     (33.1)       (62,797)     (120.9)
Net loss per share...................  $     (.39)               $     (.22)               $    (1.36)
                                       ----------                ----------                ----------
Shares used in computing net loss per
  share..............................      31,085                    42,144                    46,204
                                       ----------                ----------                ----------

  YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

     During the third quarter of 1999, Pointe evaluated its business focus and organizational structure. In doing so, it was determined that Pointe operates in three distinct business segments, which include Retail Services, Wholesale/International Services and Prepaid Calling Card Services. Retail services include local, long distance, and Internet access services provided primarily to Hispanic residential and commercial customers. Wholesale/International services include carrier terminating services and International private line provided between the U.S. and various South and Central American countries as well as voice and data services. Prepaid Card Services include the sale of both "on-net" (calls carried on Pointe's network) and "off-net" (calls carried on other companies networks) prepaid calling cards. The management team and each employee were allocated to the various business segments and goals and objectives were established for each segment and each employee. Management will evaluate performance of Pointe and its employees in part based upon the performance of these individual segments. Pointe has presented segment information for the 1999 fiscal year in its financial statements;

however, comparable data is not presented for 1998 since Pointe was not managed in the same manner during 1998. Accordingly, no discussions have been provided herein regarding segment performance.

     Consolidated revenues for the combined lines of business for the years ended December 31, 1999 and 1998, were $51,925,000 and $27,620,000, respectively. The increase in revenue was principally the result of increased prepaid calling card sales, primarily driven by increased distribution of "off-net" card sales to the U.S. Hispanic community. Other increases came from international private line, principally to Costa Rica, and wholesale carrier termination to various destinations in Latin America. The increase in overall revenues for the year was offset by a decline in Internet connection service revenues. The decline in internet revenues came primarily from Panama as a result of the withdrawal of the U.S. Armed Forces during the first quarter of 1999, and from the U.S. where Pointe sold the majority of its dial up subscribers during the third quarter in an effort to realign its Internet offering with Pointe's strategic focus on the U.S. Hispanic community. Pointe intends to increase Internet sales during the year 2000 by selling dial up, dedicated and DSL services to the U.S. Hispanic residential and business communities. Cost of services and products for the years ended December 31, 1999 and 1998 were $50,130,000 and $23,246,000 respectively, yielding gross profit margins of 3.5% for 1999 and 15.8% for 1998. Gross profit margins were adversely affected during 1999 by the fact that prepaid calling card revenues, which generally carry a lower margin than Pointe's other products, represented a higher proportion of total revenues in 1999 than in 1998 and by a significant increase in fixed dedicated line costs incurred in anticipation of higher wholesale carrier and CLEC traffic.

     SG&A expenses for the year ended December 31, 1999 were $19,275,000 or 37.1% of revenues compared to $9,933,000 or 36.0% of revenues for the year ended December 31, 1998. The overall increase in expenses was primarily attributable to expansion of Pointe's operations, particularly the addition of management, marketing, engineering and administrative personnel necessary to fulfill the CLEC business plan. This trend is expected to continue throughout 2000 as Pointe continues to build out its target markets in Los Angeles, Miami, San Diego and Houston which are expected to open during the second and third quarters of 2000.

     Depreciation and amortization expense was $4,477,000 and $3,452,000 for the years ended December 31, 1999 and 1998, respectively. The increase is attributable to the increase in property, plant and equipment and amortization of intangibles resulting from acquisitions completed during 1998 and 1999.

     Interest expense was $15,999,000 and $1,760,000, for the years ended December 31, 1999 and 1998, respectively. The increase during 1999 was due primarily to the non-cash non-operating beneficial conversion charge taken in conjunction with the issuance of the notes convertible into Class B Preferred Stock. The discount recognized in conjunction with the issuance was $11,865,000 for the year ended December 31, 1999. This represented the difference between the fair value of the Stock underlying the Notes as the proceeds recognized in conjunction with the issuance. The amount is non-recurring. Additionally, a number of new debt instruments were entered into in late 1998 and during 1999, including $11.0 million in bridge loans, $6.0 million in capital leases.

     Other income in 1998 resulted from a gain recognized on the settlement of an account payable to Sprint. An agreement in principal was reached during 1997 to restructure Pointe's payable to Sprint. At year end 1997, the disputed amount was accrued as a deferred credit. During 1998, Pointe signed a settlement agreement requiring it to pay $1.0 million, at which time the deferred credit was recognized in the statement of operations. The settlement agreement obligates Pointe to pay $100,000 at settlement and $50,000 per month over the succeeding 18 months. As of December 31, 1999, $150,000 was included in the current portion of notes payable related to this matter.

     There was no income tax benefit recorded in either 1999 or 1998, as management recorded a valuation reserve because of the uncertainty of the timing of future taxable income. The net losses for the years ended December 31, 1999 and 1998 were approximately $38,291,000, or $1.36 per share, and $9,147,000, or $0.22 per share, respectively. Approximately $0.74 of the $1.36 net loss per share for 1999 is attributable to the non-cash non-operating charge of approximately $34,039,074 recognized in conjunction with the beneficial conversion feature on the Class A and note convertible into the Class B preferred stock issued during the year. (Note 7).

     Pointe's international operations, conducted mainly in Panama, Venezuela, Costa Rica and Mexico accounted for approximately 7.8% of Pointe's overall revenues and 3.8% of Pointe's net loss during 1999 and approximately 16.7% of Pointe's revenues and 16.8% of Pointe's net loss during 1998. The decrease in the international operations' proportionate net loss from 16.8% in 1998 to 3.8% in 1999 was driven by a reduction in international selling, general and administrative expenses and cost of services during 1999, which resulted in an approximate 51.3% decline in net loss from 1998 to 1999 with only an 8.7% decline in international revenue.

  YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

     Consolidated revenues for the combined lines of business for the years ended December 31, 1998 and 1997 were $27,620,000 and $12,951,000, respectively. The most significant increase in revenue came from communications services and products which increased from $10,203,000 in 1997 to $24,785,000 in 1998. The increase in communications services and products revenue was principally the result of increased prepaid calling card sales, primarily driven by competitive rates to Latin America, increased quality that resulted from a new calling card platform purchased during the year, and acquisitions during 1998. Other increases in communications services came from International Private Line, mainly to Costa Rica, and the start up of the Telecommuting Services business. Internet connection services revenues increased from $2,748,000 in 1997 to $2,835,000 in 1998. The Internet revenues increased primarily in Venezuela offset by a decline in Panama and in the U.S. Cost of services and products for the year ended December 31, 1998 were $23,246,000 and $9,766,000 for the comparable period in 1997, yielding gross profit margins of 15.9% for 1998 and 24.6% for the same period in 1997. The gross profit margin was adversely affected by the fact that prepaid calling card revenues, which generally carry a lower margin than Pointe's other products, represented a higher proportion of total revenues in 1998 than in 1997. Also contributing to the lower margins were sales of "off-net" prepaid calling cards (i.e., other carriers cards by a distributor acquired during 1998, which carry a lower margin than revenues earned on Pointe provided cards.

     Selling, general, and administrative expenses for 1998 were $9,933,000 or 36.0% of revenues compared to $8,766,000 or 67.7% of revenues for 1997. The overall increase in expenses was primarily attributable to expansion of Pointe's operations; however, Pointe was able to gain economies of scale while expanding operations as represented by the lower selling, general and administrative expenses as a proportion of revenues in 1998. Pointe anticipates benefiting further from economies of scale, as costs such as salaries and wages are not expected to increase in direct proportion to increases in revenues.

     The non-recurring charge during 1997 was primarily the result of a write off of the assets related to a business that was exited during the year. In an effort to narrow the scope of Pointe's product offering and to focus resources on its core competencies, Pointe decided to exit the computer network integration business. As a result, the assets related to PDS, including approximately $1,889,000 of goodwill and other intangibles and $250,000 of hardware and software inventory, were written off and approximately $80,000 in severance and other related costs were accrued.

     Depreciation and amortization expense was $3,452,000 for 1998 compared to $2,995,000 for the prior year. The increase is attributable to the increase in property, plant and equipment and amortization associated with the acquisitions completed during 1998.

     Interest expense was $1,760,000 and $481,000 for the years ended December 31, 1998 and 1997, respectively. Interest expense increased significantly during 1998 because of a number of new debt instruments entered into in late 1997 and during 1998. These include $6.2 million in capital leases, $3.0 million in financing type leases, $2.0 million in bridge loans, $900,000 in promissory notes and a $600,000 receivable facility. Also included in interest during 1998 was approximately $400,000 related to a guarantee with regard to shares issued in conjunction with the 1997 financing type leases. The guarantee obligated Pointe to reimburse the holder of these shares for the difference between $2.33 and the average closing price of Pointe's stock for the twenty trading days prior to June 30, 1998. The average closing price for this period was below $2.33 resulting in an approximate $400,000 liability, which is included in the current portion of notes payable at December 31, 1998.

     Other income in 1998 resulted from a gain recognized on the settlement of an account payable to Sprint (see "Legal Proceedings"). An agreement in principal was reached during 1997 to restructure Pointe's payable to Sprint. At year end 1997, the disputed amount was accrued as a deferred credit. During 1998, Pointe signed a settlement agreement requiring it to pay $1.0 million, at which time the deferred credit was recognized in the statement of operations. The settlement agreement obligates Pointe to pay $100,000 at settlement and $50,000 per month over the succeeding 18 months. As of December 31, 1998, $700,000 was included in accounts payable, current portion of notes payable and long term portion of notes payable related to this matter.

     There was no income tax benefit recorded in either 1998 or 1997, as management recorded a valuation reserve due to the uncertainty of the timing of future taxable income. The net losses for the years ended December 31, 1998 and 1997 were approximately $9,147,000 and $11,976,000, respectively.

     Pointe's international operations, conducted mainly in Panama, Venezuela, Costa Rica and Mexico accounted for approximately 17.9% of Pointe's overall revenues and 3.2% of Pointe's net loss in 1997 and approximately 16.8% of Pointe's revenues and 16.8% of Pointe's net loss in 1998. The increase in the International operations proportionate net loss from 3.2% in 1997 to 16.8% in 1998 was driven mainly by the negative operating results incurred in Panama during 1998. Pointe's Panamanian operations conduct international private line
(IPL), Internet connection and call center services on U.S. Military bases. During the year ended 1998, Pointe's Panamanian operations were adversely effected by a decrease in revenue in each of its businesses. IPL revenues decreased as a result of both a price decline in switched services making IPL less cost effective and increased competition from Cable & Wireless, the local PTT. The decrease in both Internet connection services revenues and call center services revenues result from a reduction of the U.S. Armed Forces present in Panama. Fixed cost of services and selling, general and administrative costs continued to be incurred despite the decrease in revenues.

  LIQUIDITY AND CAPITAL RESOURCES -- YEAR ENDED DECEMBER 31, 1999

     Pointe has not generated net cash from operations for any period to date. Pointe has primarily financed its operations to date through private sales of equity securities and debt to both affiliates and outside investors. During the first quarter of 1999, in private placement offerings, Pointe entered into three promissory notes with principal amounts totaling $9.0 million. In conjunction with the notes, Pointe issued warrants to purchase 1.52 million and 5 million shares of common stock at $1.00 per share exercisable for three years and eight months, respectively. The warrants to purchase 5 million shares of common stock were exercised during the fourth quarter of 1999 in exchange for repayment of the promissory note. During the second quarter, Pointe completed a private placement of $30.2 million of $0.01 par value Class A Convertible Senior Preferred Stock (the "Preferred Stock") and warrants to purchase 10.8 million shares of common stock. The net proceeds from the private placement totaled $28.1 million. During the third quarter of 1999, Pointe completed a $21.0 million private placement offering of 12% Convertible Promissory Notes (convertible into Class B Convertible Senior Preferred Stock and warrants. The Convertible Notes were automatically converted into Class B Convertible Senior Preferred Stock and warrants to purchase 9 million shares of common stock exercisable for 5 years at $1.89 per share on December 31, 1999. Proceeds from these offerings have been used to offset Pointe's operating cash flow deficit during 1999 of approximately $22.2 million, repay $6.0 million of promissory notes as well as $4.3 million of other various notes and capital leases and purchase assets of approximately $6.6 million. Further, throughout the year Pointe acquired approximately $5.7 million in assets through various financing and capital leases.

     Pointe estimates that it will need approximately $70.3 million to fund existing operations through the end of 2000, including approximately $6.3 million to fund debt due over the next twelve months, $39.0 million to fund capital expenditures and $25.0 million to fund operating cash flow requirements. As of year end, Pointe had approximately $21.2 million of cash on hand. Subsequent to year-end, Pointe entered into an agreement to merge with Telscape as part of the merger, Pointe entered into a Promissory Note with Telscape pursuant to which Pointe provided $10.0 million to Telscape. The promissory note matures on June 30, 2000 (see Note 15 of the Financial Statements). During the first quarter of 1999, Pointe entered into a $25.0 million master lease facility. As of December 31, 1999, Pointe had drawn down $6.3 million under the master lease. Additionally, Pointe is negotiating a potential $15.0 million line of credit with another major vendor. Pointe intends to use these vendor lines of credit and lease facilities to finance the majority of its capital asset purchases for the next year. Pointe is currently seeking to raise additional capital through the private placement of equity. Additional means of financing will be sought if necessary and may include, but would not be limited to, vendor financing agreements, bank loans and private placements of debt and/or equity. Additionally, Pointe may realize proceeds from the exercise of outstanding warrants and options. However, there can be no assurance that Pointe will be able to raise any such capital on terms acceptable to Pointe, if at all. Failure of Pointe to raise all or a significant portion of the funds needed could materially and adversely affect Pointe's continuing and its planned operations.

     As noted previously, Pointe has not generated net cash from operations for any period to date and used $22.1 million of cash to fund operating activities for the year ended December 31, 1999. Management anticipates that Pointe will not generate cash from operations during 2000. Pointe does not currently have adequate resources available to achieve all of its potential expansion plans noted in "Management's Discussion and Analysis" and will not engage in such expansion until adequate capital sources have been arranged. Accordingly, Pointe anticipates additional private placements and/or public offerings of debt or equity securities will be necessary to fund such plans. If such sources of financing are insufficient or unavailable, Pointe will be required to significantly change or scale back its operating plans to the extent of available funding. Pointe may need to raise additional funds in order to take advantage of unanticipated opportunities, such as acquisitions of complementary businesses or the development of new products, or to otherwise respond to unanticipated competitive pressures. There can be no assurance that Pointe will be able to raise any such capital on terms acceptable to Pointe or at all.

RESULTS OF OPERATIONS -- QUARTER ENDED MARCH 31, 2000

     The following table sets forth certain financial data for the three months ended March 31, 2000 and 1999. Operating results for any period are not necessarily indicative of results for any future period.

                                             FOR THE THREE              FOR THE THREE
                                             MONTHS ENDED               MONTHS ENDED
                                            MARCH 31, 2000             MARCH 31, 1999
                                       -------------------------  -------------------------
                                             $             %            $             %
                                       --------------  ---------  --------------  ---------
Revenues:
     Retail Services.................       1,162,236        8.2%      1,009,435        8.7%
     Wholesale/International
     Services........................       2,068,826       14.5%      1,162,094       10.1%
     Prepaid Card Services...........      10,872,743       76.4%      8,989,363       77.8%
     Other...........................         129,268        0.9%        392,634        3.4%
                                       --------------  ---------  --------------  ---------
          Total revenues.............      14,233,073      100.0%     11,553,526      100.0%
Cost of Services:
     Retail Services.................       1,084,861       93.3%        724,923       71.8%
     Wholesale/International
     Services........................       2,552,318      123.4%      1,000,409       86.1%
     Prepaid Card Services...........       9,784,822       90.0%      8,248,607       91.8%
     Other...........................         131,852      102.0%        273,088       69.6%
                                       --------------  ---------  --------------  ---------
          Total cost of services.....      13,553,853       95.2%     10,247,028       88.7%
Gross Margin:
     Retail Services.................          77,375        6.7%        284,512       28.2%
     Wholesale/International
       Services......................        (483,492)     -23.4%        161,685       13.9%
     Prepaid Card Services...........       1,087,921       10.0%        740,755        8.2%
     Other...........................          (2,584)      -2.0%        119,546       30.4%
                                       --------------  ---------  --------------  ---------
          Total Gross Margin.........         679,220        4.8%      1,306,498       11.3%
Selling General & Administrative:
     Retail Services.................       1,703,153      146.5%        360,985       35.8%
     Wholesale/International
     Services........................         663,985       32.1%        636,571       54.8%
     Prepaid Card Services...........       1,212,359       11.2%        663,289        7.4%
     Other...........................         395,484      305.9%        520,688      132.6%
     Corporate & Network.............       1,782,858       12.5%        651,619        5.6%
                                       --------------  ---------  --------------  ---------
          Total SG&A.................       5,757,839       40.5%      2,833,152       24.5%
     Depreciation & amortization.....       1,153,841        8.1%      1,045,947        9.1%
                                       --------------  ---------  --------------  ---------
          Total costs and expenses...      20,465,532      143.8%     14,126,127      122.3%
                                       --------------  ---------  --------------  ---------
Operating loss.......................      (6,232,459)     -43.8%     (2,572,601)     -22.3%
Interest expense, net................          64,286        0.5%     (1,086,438)      -9.4%
                                       --------------  ---------  --------------  ---------
          Net loss...................      (6,168,173)     -43.3%     (3,659,039)     -31.7%
Preferred dividends..................      (1,621,992)     -11.4%       --           --
                                       --------------  ---------  --------------  ---------
Net loss available to common
  shareholders.......................      (7,790,165)     -54.7%     (3,659,039)     -31.7%
                                       --------------  ---------  --------------  ---------
          Net loss per share.........           (0.15)                     (0.08)
                                       --------------             --------------
Shares used in computing net loss per
  share..............................      51,841,344                 45,343,348
                                       --------------             --------------

     Consolidated revenues for the combined lines of business for the three months ended March 31, 2000 and 1999 were $14,233,000 and $11,554,000 respectively. The increase in revenue was principally the result of an increase in the Prepaid Card Services segment, primarily driven by increased distribution of "off-net" cards within the U.S. Hispanic community. Other increases came from Wholesale/International Services segment principally from carrier terminating services to Peru and Mexico and international private line to various South and Central American countries. Retail Services sales remained relatively flat and Other revenues, which principally represent telecommuting services, declined as a result of deconsolidating TCS during the first quarter of 2000. Cost of services for the quarter ended March 31, 2000 were $13,554,000 and $10,247,000 for the comparable quarter in 1999, yielding gross profit margins of 4.8% for 2000 and 11.3% for the same period in 1999. Gross profit margins were adversely affected primarily by the high fixed costs associated with the Wholesale/International Services segment with disproportionately lower revenues from the segment. The Retail Services segment was also adversely affected by high fixed costs without corresponding revenues. The Company believes that it will be able to add revenues in both segments without the need to significantly increase its fixed costs.

     Selling, general, and administrative ("SG&A") expenses for the first quarter of 2000 were $5,758,000 or 40.5% of revenues compared to $2,833,000 or 24.5% of revenues for the same quarter in 1999. The overall increase in expenses was primarily attributable to expansion of the Company's operations particularly in the Retail Services segment, which is increasing staff in preparation for the launch of the CLEC business during the second quarter of 2000. The increase was also caused by the accrual of severance charges in conjunction with the termination of employees in the Prepaid Card Services and Wholesale/International Services segments. The Company terminated these employees in an effort to reduce overhead in these lower margin business segments. Also contributing to higher SG&A costs in the Corporate and Network Overhead segment was approximately $564,000 of non-cash compensation charges related to variable incentive stock options.

     Depreciation and amortization expense was $1,154,000 for the first three months of 2000 compared to $1,046,000 for the first three months of 1999. The increase is primarily attributable to the increase in property, plant and equipment. Interest income (expense) was $64,000 and ($1,086,000) for the quarters ended March 31, 2000 and 1999, respectively. Interest expense decreased significantly during 2000 because a number of debt facilities in place during the first quarter of 1999 were retired. Additionally, during the first quarter of 2000, the Company earned interest on the $10 million promissory note with Telscape and on the cash on hand, which exceeded the interest on its various debt facilities.

     There was no income tax benefit recorded in either 2000 or 1999, as management recorded a valuation reserve due to the uncertainty of the timing of future taxable income. The net losses for the quarters ended March 31, 2000 and 1999 were approximately $6,168,000 or $0.15 per share and $3,659,000 or $0.08 per share. Also contributing to net loss per share during 2000 was approximately $1,622,000 in preferred stock dividends on the Class A and B Senior Convertible Preferred Stock.

LIQUIDITY AND CAPITAL RESOURCES -- QUARTER ENDED MARCH 31, 2000

     The Company has not generated net cash from operations for any period presented. The Company has primarily financed its operations to date through private sales of equity securities and debt to both affiliates and outside investors. During 1999, the Company completed a private placement of $51.24 million of $0.01 par value Class A and Class B Convertible Senior Preferred Stock (the "Preferred Stock"). As of December 31, 1999, the Company had $21.2 million cash on hand. Cash available at year end has been used to offset the Company's operating cash flow deficit during the first quarter of approximately $5.4 million. The operating cash deficit includes funding of an $8.5 million promissory note to Telscape (explained below), offset by approximately $7.0 million of switching equipment purchases in accounts payable pending the closing of a vendor line of credit of approximately $15 million. The Company anticipates the vendor line will be completed during the second quarter of 2000. Additionally, the Company received $1.9 million in repayment of an intercompany note payable from its subsidiary Telecommute Solutions Inc. ("TCS") upon completion of the private placement of the Series B Preferred Stock by TCS. As a result of the private placement, the Company's ownership in TCS was reduced from 100% to approximately 23% and TCS will no longer be consolidated. Additionally, during the quarter the Company used approximately $5.0 million to fund property and equipment purchases.

     The Company estimates that it will need approximately $60 million to fund existing operations through March 31, 2001, including approximately $3.7 million to fund debt due over the next twelve months, $40.0 million to fund capital expenditures and $14.3 million to fund operating cash flow requirements. As of March 31, 2000, the Company had approximately $5.7 million of cash on hand. During the quarter, the Company entered into an agreement to merge with Telscape International, Inc., ("Telscape") as part of the merger, the Company entered into a Promissory Note with Telscape to provide $10.0 million to Telscape. The promissory note matures on June 30, 2000 and is convertible at the Company's option into 100,000 shares of Class C preferred stock and warrants to purchase 500,000 shares of Telscape common stock at $7.00 per share. Each share of Class C preferred stock is convertible into 12.195 shares of Telscape common stock. The Company entered into a $25.0 million master lease with a significant vendor during 1999. As of March 31, 2000, the Company had drawn down $4.0 million under the master lease. Additionally, the Company is negotiating a $15.0 million line of credit with another significant vendor, which it expects to be completed during the second quarter of 2000. The Company intends to use these vendor lines of credit to finance the majority of its capital asset purchases for the next year. The Company is currently seeking to raise additional capital through the private placement of equity. Additional means of financing will be sought if necessary and may include, but would not be limited to, vendor financing agreements, bank loans and private placements of debt and/or equity. Additionally, the Company may realize proceeds from the exercise of outstanding warrants and options. However, there can be no assurance that the Company will be able to raise any such capital on terms acceptable to the Company, if at all. Failure of the Company to raise all or a significant portion of the funds needed could materially and adversely affect the Company's continuing and its planned operations.

     The Company has not generated net cash from operations for any period presented. The net cash used in operating activities for the quarter ended March 31, 2000 was $5.4 million. Management anticipates that the Company will not generate cash from operations during 2000. The Company does not currently have adequate resources available to achieve all of its potential expansion plans noted in "Management's Discussion and Analysis" and will not engage in such expansion until adequate capital sources have been arranged. Accordingly, the Company anticipates additional private placements and/or public offerings of debt or equity securities will be necessary to fund such plans. If such sources of financing are insufficient or unavailable, the Company will be required to significantly change or scale back its operating plans to the extent of available funding. The Company may need to raise additional funds in order to take advantage of unanticipated opportunities, such as acquisitions of complementary businesses or the development of new products, or to otherwise respond to unanticipated competitive pressures. There can be no assurance that the Company will be able to raise any such capital on terms acceptable to the Company or at all.

  RECENT ACCOUNTING PRONOUNCEMENTS

     In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-1, "Accounting for Costs of
Computer Software Developed or Obtained for Internal Use," which is effective for fiscal years beginning after December 15, 1998. This statement requires capitalization of certain costs of internal-use software. The Company adopted this statement during the first quarter of 1999, and it did not have a material impact on Pointe's financial statements.

     In April 1998, the AICPA issued Statement of Position 98-5 (SOP 98-5), "Reporting on the Costs of Start-Up Activities," which is effective for fiscal years beginning after December 15, 1998. SOP 98-5 requires entities to expense certain start-up costs and organization costs as they are incurred. Pointe adopted this statement during the first quarter of 1999, and it did not have a material impact on Pointe's financial statements.

     In June 1998, the Financial Accounting Standards Board issued Statement No. 133 "Accounting for Derivative Instruments and Hedging Activities," which is effective for fiscal years beginning after June 15, 1999. In June 1999, the FASB issued Statement No. 137 "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB No. 133," which amends statement No. 133 to be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. The statement establishes accounting and reporting standards for derivative instruments and transactions involving hedge accounting. Pointe does not expect it to have a material impact on its financial statements.

  YEAR 2000

     To date, year 2000 problems have had a minimal effect on Pointe's business. However, Pointe may not have identified and remediated all significant year 2000 problems. Further remediation efforts may involve significant time and expense, and unremediated problems may have a material adverse effect on Pointe's business. Finally, although Pointe has not been made a party to any litigation or arbitration proceeding to date involving our products or services related to year 2000 compliance issues, Pointe may in the future be required to defend our products or services in such proceedings, or to negotiate resolutions of claims based on year 2000 issues. The costs of defending and resolving year 2000-related disputes, regardless of the merits of such disputes, and any liability for year 2000 related damages, including consequential damages, would negatively affect Pointe's business, results of operations, financial condition and liquidity, perhaps materially.

  QUANTITAVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK.

     Pointe is subject to financial market risks, including interest rate risk and foreign currency exchange risk.

     As of December 31, 1999, Pointe had both variable and fixed interest bearing notes. All of Pointe's debt obligations are denominated in U.S. dollars and, represent interest rate risk. All of Pointe's debt obligations are segregated in fixed and variable rate instruments as shown on the table below. The table shows the amounts of principal payments due on our various debt instruments and the weighted average rate for the principal payments then due using the rates in effect at December 31, 1999. The table set forth below summarizes the fair values and payment terms of financial instruments subject to interest rate risk maintained by Pointe as of December 31, 1999.

                                                                                                                    FAIR VALUE
                DEBT                      2000         2001         2002        2003       2004        TOTAL       AT 12/31/99
-------------------------------------  -----------  -----------  -----------  ---------  ---------  ------------   ------------
Non-Interest Bearing or Fixed Rate...  $ 4,807,204  $ 5,251,425  $ 5,972,291  $ 647,325  $ 144,020  $ 16,822,265    $16,822,265
Wtd. Avg. Interest Rate..............        10.74%       10.80%       12.17%     12.09%     12.00%        11.33%       --
Variable.............................    1,350,000            0            0          0          0     1,350,000      1,350,000
Wtd. Avg. Interest Rate..............        11.06%        0.00%        0.00%      0.00%      0.00%        11.06%       --
                                       -----------  -----------  -----------  ---------  ---------  ------------   ------------
         Total.......................  $ 6,157,204    5,251,425    5,972,291    647,325    144,020    18,172,265     18,172,265
                                       ===========  ===========  ===========  =========  =========  ============   ============

     Pointe has not entered into any derivative contracts or used any other interest rate risk management techniques to attempt to minimize the interest rate risk inherent in each of Pointe's debt instruments. At the time of this filing, Pointe has no plans in place to actively manage this risk. As Pointe does not have a significant amount of variable interest rate obligations, it has not entered into derivative transactions to hedge its risk.

                         FOREIGN CURRENCY EXCHANGE RISK

     Pointe has operations in Central and South America, mainly Panama, Venezuela, Costa Rica and Mexico, which expose it to currency exchange rate risks (except Panama, whose currency is equal to the US dollar). To manage the volatility attributable to these exposures, Pointe nets the exposures to take advantage of natural offsets. Currently, Pointe does not enter into any hedging arrangements to reduce this exposure. Pointe is not aware of any facts or circumstances that would significantly impact such exposures in the near-term as the significant majority of Pointe's activities are settled in the US Dollar. If, however, there was a 10 percent sustained decline in these currencies versus the U.S. dollar, then the consolidated financial statements could be effected as international operations represented approximately 2.1% of total assets as of December 31, 1999 and 7.8% and 3.8% of total revenues and net loss, respectively, for the year ended December 31, 1999.

                               TELSCAPE BUSINESS

                                    GENERAL

     We are a U.S.-based, fully integrated communications company. We supply voice, video, data and Internet services principally to, from and within Latin America. Telereunion, one of our subsidiaries, has built a state-of-the-art fiber optic network in Mexico that will reach the vast majority of the Mexican population. We also own and operate a satellite teleport facility in Silicon Valley, which delivers an array of communications services to customers throughout North, Central and South America. In addition, we provide a full range of advanced services and products in Mexico to major public and private sector customers.

     We are currently engaged in two primary business segments: Voice Services and Advanced Services.

     Our Voice Services segment supplies international and domestic voice services, via switched and dedicated networks, principally to, from and within Latin America. Revenues in the Voice Services segment are generated on a retail and wholesale basis.

     Our Advanced Services segment is made up of three distinct lines of business: network solution services, customer relationship management and broadband services and other products. Advanced Services are provided to customers principally in Latin America. Our network solutions services offer a full range of network systems integration services. Our customer relationship management provides value added telecommunications services primarily through delivering custom developed solutions to client's call center needs. Our broadband services provides satellite teleport services to customers in the U.S. and Latin America.

     We believe we are well positioned to capitalize on the opportunities presented by the large and growing voice, video, data and Internet services market. We are in the process of significantly expanding our facilities-based telecommunications operations and over the next 12 months intend to broaden our service offerings in markets where we have established, or expect to establish, a significant presence. To enhance delivery of our services at the lowest possible cost, we have completed the construction of a 636 kilometer fiber optic and microwave network in Mexico. We have taken a "smart build" approach to the Mexican market. Through swapping fiber optic on that portion of our network, which we have constructed with that available from other concessionaires, we plan to have a network covering over 4,000 kilometers in Mexico. We have reached formal agreements or letters of intent to exchange fiber optic, bringing the total under some form of agreement to 4,100 kilometers as of the date of this filing. Our network is one of the largest in Mexico. Our Mexican network is a combined fiber-optic and microwave long distance network, connecting the United States, the Gulf region of Mexico and targeted Mexican cities. We believe our network in Mexico will allow us to enhance our service offerings to business customers in Mexico while also reducing our cost of terminating voice traffic into, out of and within Mexico. Our Mexican network will also include metropolitan fiber rings in some of the largest cities in Latin America, including Mexico City, Leon and Guadalajara. In those cities, which will have metropolitan fiber, we will more effectively address the last mile issue and provide a bundle of advanced networking services at a lower cost. Our Mexican network is currently being tested.

     Telereunion, S.A. de C.V., a subsidiary of ours, owns the Mexican network. Because of the unique ownership structure that we have employed, we believe that we are one of the only companies that can operate both in the U.S. and Mexico as one company, providing a unique competitive advantage. In November 1999, we issued 400,000 shares of our common stock and 100,000 warrants exercisable at $7.50 per share to the minority shareholders of Telereunion in exchange for an additional 27% of the economic interests of Telereunion. This transaction brought our economic interest up to 92% while our voting interest remains at 49%. However, three of our directors, who are Mexican citizens, collectively own another 18% of the voting interest of Telereunion, giving us effective control of Telereunion.

     In January 2000, we and Pointe Communications Corporation jointly announced a merger of our companies in an all-stock transaction. Pointe common stock is traded on the over-the-counter bulletin board under the symbol "PCOM". Pointe provides a wide array of telecommunications and network services, including CLEC operations, long distance, data, Internet, prepaid calling cards, carrier wholesale, and telecommuting services. Although we can provide no assurance, as of the time of this filing, it is expected that the merger with Pointe will be finalized during the second quarter of 2000 at which time the companies will begin operating under the common name of Telscape. The terms of the original merger agreement called for us to issue our common stock to Pointe shareholders at an exchange ratio of 0.215054 of a share of our common stock for every share of Pointe common stock. Also, for each share of Pointe convertible preferred stock outstanding, we will issue one share of our convertible preferred stock (with rights and preferences substantially the same as the Pointe convertible preferred stock). On March 30, 2000 we and Pointe agreed to an adjustment of the exchange ratio of approximately 4%. The adjusted ratio of shares is the result of a Pointe subsidiary, TeleCommute Solutions ("TCS"), which recently received $19 million in new financing led by MCI WorldCom Venture Fund and others, remaining in the combined companies. The merger agreement had previously provided that TCS was to be spun off to Pointe shareholders prior to the consummation of the merger. Consequently, each share of Pointe stock will be exchanged for 0.223514 shares of our common stock.

INDUSTRY BACKGROUND AND MARKET DEMAND

  OVERVIEW

     The international telecommunications industry is undergoing a period of fundamental change that has resulted, and is expected to continue to result, in significant growth in international telecommunications traffic and revenues. According to the World Telecommunication Development Report 1996/97 published by the International Telecommunications Union ("ITU") on February 20, 1997 (the "ITU Report"), the 1998 revenue of the global telecommunications industry was projected to exceed $1 trillion. According to TeleGeography 1999, revenues generated from the provision of international long distance services increased to $65.9 billion in 1997 from $26.8 billion in 1988, a compound annual growth rate of 10.6%. We believe that Latin American traffic, including traffic between the United States and Latin America, will continue to grow faster than the international telecommunications market as a whole as a result of (i) underlying economic growth within Latin America, (ii) growth of regional trade as a result of free trade initiatives such as NAFTA, Mercosur and the Andean Pact, (iii) deregulation and privatization of telecommunications carriers in the region,
(iv) projected regional increases in telephone density and (v) increasing demand for bandwidth-intensive applications.

     We believe that numerous factors have driven the growth in demand for international telecommunications products and services. Those factors include:
(i) the globalization of the world's economies and the worldwide trend toward deregulation of the telecommunications sector, (ii) declining prices and a wider selection of products and services driven by greater competition resulting from deregulation, (iii) increased telephone accessibility resulting from technological advances and greater investment in telecommunications infrastructure, including deployment of wireless networks, (iv) increased international business and leisure travel and (v) growth of computerized transmission of voice and data information. These trends have sharply increased the use of, and reliance upon, telecommunications products and services throughout the world. We expect these trends to continue for the foreseeable future.

     The growth in the use of telecommunications services and the rapidly changing international telecommunications market have created a significant opportunity for carriers such ourselves who can offer high quality, low cost comprehensive telecommunications products, systems and services. We believe that a high percentage of the world's business and residential consumers continue to be subject to high prices with poor quality and lack of availability of service which have been characteristic of many of the traditional monopolies in mail, telephony and telegraphy (PTT-Post, Telephone & Telegraph administrations). Demand for improved service and lower prices has created opportunities for private companies to compete in the international telecommunications market and has spurred a broadening of products and services. New technologies have contributed to improved quality and increased transmission capacity and speed. We therefore believe that recent and on-going deregulation and increasing access to telecommunications facilities in emerging markets will bring a high level of growth in the demand for telecommunications services outside the United States, particularly in Latin America.

     By eroding the traditional monopolies held by PTT (Post, Telephone & Telegraph administrations), many of which are or were wholly or partially government owned, deregulation is providing U.S.-based providers the opportunity to negotiate more favorable agreements with both the traditional administrations and emerging foreign providers. In addition, deregulation in certain foreign countries is enabling U.S.-based providers to establish local switching and transmission facilities to terminate their own traffic and carry international long distance traffic originating in those countries. Deregulation, privatization, the expansion of the resale market and other trends influencing the international telecommunications market are resulting in decreased termination costs, a proliferation of routing options and increased competition.

     Advances in technology have created multiple ways for telecommunications carriers to provide customer access to their networks and services. Overall, these changes have resulted in a trend towards bypassing traditional international long distance operating agreements as international long distance companies seek to operate more efficiently. In markets that have not deregulated or are in the process of implementing deregulation, international long distance carriers have used advances in technology to develop innovative alternative methods to meet customer demand.

     Recent legislation and the World Trade Organization agreement among numerous countries are expected to lead to increased liberalization of the majority of the world's telecommunication markets. Specifically, the WTO Agreement created a framework under which 69 countries committed to liberalize their telecommunications laws to permit increased competition and, in most cases, foreign ownership in their telecommunications markets, beginning in 1998. The Telecommunications Act of 1996 established a framework for increasing competition in the U.S. telecommunications services market and the European Union's Services Directive abolished exclusive rights for the provision of voice telephony services throughout the European Union and the local Public Switched Telephone Network of any member country of the EU by January 1, 1998.

     We believe that the initiatives mentioned in the prior paragraph, as well as other proposed legislation and agreements, will provide increased opportunities for emerging competitive carriers such as Telscape to provide telecommunications services in targeted markets. Deregulation has encouraged competition, which in turn has prompted carriers to offer a wider selection of services and reduce prices. The industry's projections for substantially increased international minutes of use and revenue by 2000 are based in part on the belief that reduced pricing as a result of deregulation and competition will result in a substantial increase in the demand for telecommunications services in most markets.

LATIN AMERICA

     The telecommunications market in Latin America is undergoing a period of deregulation, privatization, increased competition and rapid growth. According to TeleGeography 1999, growth in the demand for telecommunications services across Latin America in 1996-1997 increased at a rate of 7.6%.

     We seek to focus on opportunities created by deregulation and market growth in the rapidly changing international telecommunications markets in Latin America. Countries in the Latin American region generally are experiencing a solid period of economic, business and infrastructure growth, reduced inflation and economic and political stability. Substantial opportunities exist for providers of telecommunications equipment, system integration, value-added services and voice and data services as

Latin American countries move toward privatization and greater liberalization of their telecommunications markets.

     We believe that the small-to medium-sized business segment is the target market in many countries in Latin America for advanced services such as Internet, e-commerce, virtual private networks, teleconferencing, advanced phone, unified messaging, frame relay and asynchronous transfer mode technology. Unlike larger businesses that have the resources and traffic volume to support the internal development of a wide range of advanced services, developing and maintaining such services is not economical for smaller businesses. Accordingly, to meet these needs smaller businesses may either purchase such services or outsource their telecommunications services to third parties specializing in such services, such as Telscape. We believe that our experience and expertise in providing these services will enable us to compete in this market.

     We believe that we are well positioned to capitalize on these opportunities by providing high quality, low-cost comprehensive telecommunications services. As a rule, Latin American countries have historically suffered from extremely low telephone density, and the markets have been subject to characteristically inefficient, poor-quality service, as well as the unavailability of new and innovative systems and services. In addition, the Latin American markets in which we offer services or in which we seek to compete generally are characterized by a lack of fiber optic cable capacity. Existing satellite-based capacity offers limited capability to meet the increasing demand for bandwidth-intensive applications in our targeted countries in the region. There exists a critical and growing demand for the type of high-quality, innovative systems, products and services that we are currently providing and seek to provide in expanding in our current markets and exploiting the opportunities in new markets throughout Latin America.

     We believe that the Latin American region is poised for growth in telecommunications usage based on the political and economic changes in many Latin American countries that have modernized their economies, increased transparency in business and governmental practice and sustained strong economic growth. In addition, telecommunications growth will be spurred as a result of the recent and ongoing privatizations by many Latin American governments of their previously state-owned telecommunications monopolies, as well as ongoing liberalization of the regulatory frameworks in many countries in the region to promote competition in telecommunications services.

MEXICO

     The market for telecommunications services in Mexico is undergoing rapid expansion. According to TeleGeography 1999, the volume of telecommunication traffic to Mexico increased 16.2% in 1996 and 58% in 1997. The 1997 traffic along the U.S.-Mexico route accounted for 12.1% of the U.S. international market and 88.6% of the Mexican international telecommunications market. According to a report issued by the Federal Communications Commission's ("FCC") Common
Carrier Bureau in November 1998, revenues for sales on the U.S.-Mexico route exceeded $1.1 billion in 1997.

     As a result of legislation enacted in 1995, Mexico began the process of opening the telecommunications market to competition. National and international long distance services were opened to competition in August 1996, subject to the issuance of individual concessions. Pure switched international resale is not allowed in Mexico to date. Advanced services are fully open to competition and subject to a simple registration process.

     We believe we are well positioned to take advantage of the growing demand for telecommunications services between the United States and Mexico. We currently provide a full range of systems integration and value-added services to major public and private customers. In June 1998, our subsidiary Telereunion S.A., received a concession from the national telecommunications regulatory agency, the Secretaria de Comunicaciones de Telecomunicaciones ("SCT"), which had allowed us to construct our Mexican network.

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OTHER LATIN AMERICAN MARKETS

     We intend to focus on opportunities created by deregulation of telecommunications services in other telecommunications markets in Latin America. Latin American markets have undergone rapid expansion as a result of regional and global deregulation.

     Countries within Latin America have different national regulatory schemes and are in varying stages of deregulation. The requirements for us to obtain the necessary approvals to offer value-added services and various other telecommunications services, including voice telephony, vary from country to country. In 1999 we entered into several transactions in Latin America including the provision of Internet services via satellite to Guatemala, Costa Rica and El Salvador, and the signing of interconnection and correspondent agreements with Telefonica de El Salvador.

STRATEGY

     Our objective is to become a leading provider of high quality, competitively priced, voice, video, data and Internet services principally to, from and within Latin America. Key elements of our strategy are to:

    o EXPAND NETWORK SERVICES. We intend to continue expanding our network by acquiring switching and transmission facilities and additional fiber optic and satellite transmission capacity for the provision of voice, video, data and Internet services to complement our existing U.S. and Mexico networks. We also intend to deploy Metropolitan Area Fiber where appropriate and the investment is justified. Our objectives in making these investments are to: (i) provide on-net capacity to allow growth in our voice services business; (ii) increase profitability for switched services by reducing the amount of our traffic terminated by other long distance carriers pursuant to resale arrangements; and (iii) use the expanded network as a platform to support advanced, bandwidth-intensive data and Internet applications.

    o PROVIDE AN INTEGRATED SUITE OF SERVICE OFFERINGS. We plan to provide our commercial customers in Mexico with a comprehensive suite of telecommunications services, including international and domestic long distance services, systems integration, call centers, conference calling, Internet access and other broadband data services. We believe that providing multiple service offerings improves customer retention and the profitability of individual customer relationships. We believe that Telscape is one of the few companies to offer a wide array of high quality and competitively priced telecommunications services to commercial customers in Mexico, and we expect to pursue opportunities to provide similar services as we expand into other Latin American markets.

    o EXPAND SCOPE OF ADVANCED SERVICES OFFERINGS. By leveraging our Mexican network and teleport assets and our extensive integration experience and customer base, we are implementing a strategy to become a leading Enabling Service Provider ("ESP"). As an ESP, we are creating the telecom and data center infrastructure for businesses to conduct electronic business and commerce. We will continue to provide on a more network-centric basis the e-business services that companies in Latin America need to conduct their internal communications. We are also currently launching e-commerce services for businesses that involve the next-generation communications and transactions with the external world. Some of these e-commerce services include enhanced IP transport and content delivery, network and systems management, hosting and collocation, security and customer care services. We believe that Telscape will be in a position to become a premier e-commerce platform for companies, e-exchanges, content providers, and ASP's (applications service providers) interested in pursuing the Latin American and Hispanic markets.

    o EXPAND SCALE AND SCOPE OF RETAIL BUSINESS. We believe that our Telefiestaprepaid cards position us for expanded growth in the retail sector of the international telecommunications market. We have recently launched a prepaid card in the Mexican market, providing us with a cost effective and efficient means of targeting the retail market. We are also in the process of

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        launching our "Telefiesta-Amigo" program, a unique, one-plus long distance service in the United States targeted at Hispanic customers that not only call Mexico frequently but would also like to provide their counterparts in Mexico with a card to make Northbound calls at relatively favorable rates by using a Telefiesta card that is billed directly to their home telephone bill.

    o PURSUE STRATEGIC ALLIANCES, JOINT VENTURES AND ACQUISITIONS. We continue to pursue strategic alliances, joint ventures and acquisitions to expand our business, increase our customer base, add network and circuit capacity, enter additional markets and develop new products and services. We seek to acquire interests in companies that have network facilities, service offerings or technologies that complement ours. Since 1996, we have completed six acquisitions, including a U.S.-based provider of satellite telecommunications services with access to satellites covering Central and South America, a U.S.-based prepaid card provider focused on Hispanic consumers in the United States and Latin American markets, three data and systems integration businesses in Mexico and a U.S.-based reseller of long distance services. In December 1999, we signed a merger agreement with Pointe Communications of Atlanta, Georgia.

SERVICES

     Telscape currently operates in two primary businesses segments: Voice Services and Advanced Services. Our business lines within these segments are designed to serve our targeted commercial and consumer customers. Financial information about our business segments for each of the three years ended December 31, 1997, 1998 and 1999, are disclosed in Footnote 9 in the Notes to the Consolidated Financial Statements.

VOICE SERVICES

RETAIL

     We provide national and international long distance services to consumers in the U.S., primarily first and second generation Hispanic individuals, through prepaid cards under our Telefiesta brand name. We believe that prepaid cards are the most effective vehicle in the short-term to provide long distance and other telecommunications services to our targeted Hispanic residential customer segment, as well as benefiting customers by enabling them to purchase the card anonymously and in various fixed dollar amounts. In 1998, we added dual-country capabilities to our prepaid cards, offering usage in both the U.S. and Mexico, and, we plan to add other countries throughout Latin America. Late in 1999, we started distribution of our cards directly to retail outlets throughout select cities in both Mexico and the U.S. Additionally, we are in the process of launching our Telefiesta-Amigo program, a unique residential long distance product based in the U.S. for this same target market. We believe that Telefiesta is one of the most widely recognized brand names for prepaid card services among the 30 million Hispanics in the U.S. and that it has historically enjoyed a market share of approximately 10% of the total U.S. prepaid card market to Latin America. Through our Telefiesta-Amigo program, we plan to leverage the brand recognition that Telefiesta enjoys in the Hispanic community. Our Telefiesta-Amigo program is an important initiative for us because it created subscribers.

WHOLESALE

     We provide wholesale carrier services to first and second-tier carriers in the U.S. to complement our retail traffic pattern. Providing both retail and wholesale services on our network allows us to maximize efficiency and better utilize our network. In addition, we negotiated advantageous rates in our targeted Latin American countries by leveraging our extensive relationships with local carriers. We market our wholesale capacity through a direct sales effort.

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     We had fiscal 1999 revenues of approximately $77.3 million from our voice services, representing 72.4% of our consolidated revenues. One customer within this line of business represented $12.2 million, or 11.45%, of 1999 consolidated revenues.

ADVANCED SERVICES

     We provide a full range of advanced services to major public and private customers in Latin America.

NETWORK SOLUTIONS

     We are one of the largest systems integrators in Mexico, providing customized and turnkey solutions to corporations and institutions under the same management team since 1986. Services include developing, building, installing and servicing corporate voice, video and data networks. Post-sales support consists of maintenance contracts, outsourcing, network management and monitoring services. Although we expect that systems integration revenues will not increase as rapidly as those from our other lines of business, it will remain an important part of our strategy to introduce commercial customers to our other telecommunications services and essential in our strategy to provide our customers with a comprehensive suite of telecommunications services.

     Since 1992, we have been one of five distributors in Mexico of Nortel telecommunications equipment. We also distribute voice and teleconferencing products manufactured by Polycom, Centigram and VTEL and distribute, install and maintain data and networking equipment manufactured by 3Com Corporation, Nortel, Newbridge Networks, ADC Kentrox and Cisco. We are the largest Nortel and 3Com distributor in Mexico and are consistently recognized as the industry leader in systems integration.

     We anticipate that traditional long distance and local exchange services will increasingly involve sophisticated, application-oriented services such as audio, data and video conferencing, enhanced facsimile, telemarketing, interactive voice response, help-desk, advanced Internet and other content and service intensive value-added services. We have provided advanced services in Mexico since 1995, giving us both technical and marketing experience needed to compete in the advanced services market.

     Our sales and technical personnel are organized as teams that combine strong sales capabilities with specialized technical expertise in cutting-edge, product-specific areas such as asynchronous transfer mode and frame relay networks, virtual private networks and telemedicine -- distance learning, help desks and teleconferencing solutions. For example, we were the first company in Mexico to offer conference call services. Our systems integration business also provides a natural channel to introduce, with a high degree of credibility, commercial customers to our other products and services, further broadening our relationships with our customers. For example, we now offer our Mexican clients the opportunity to take advantage of advanced bandwidth-on-demand and disaster recovery services through our teleport in Mountain View, California. We believe that much of the expertise developed in Mexico can be replicated in other Latin American countries. Network solutions customers in Mexico include the Mexican Stock Exchange, Pepsico (Frito Lay), Hewlett Packard, and Mabe (a GE joint venture).

CUSTOMER RELATIONSHIP MANAGEMENT

     As traditional telecommunications services become more of a commodity, we believe that advanced services will become an increasingly important component of our service offerings. We have leveraged our systems integration expertise to provide outsourced network services, including help desk support and customer relationship management services.

     Our expanding presence in advanced services resulted in an outsourcing contract, signed in the third quarter of 1997, with the U.S. Embassy in Mexico City. The contract is a one-year contract and the U.S. government has the option to renew the contract for up to four additional one-year terms. The contract has been renewed for the first additional year through the fourth quarter of 1999 and was

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again renewed for another year in the first quarter of 2000. The U.S. Embassy system is designed to automate delivery of visa applications and enables callers to request visa information from either a live operator or from an automated touch-tone system. In connection with this contract, we established a call center in Mexico City, which we believe will serve as a platform for additional growth. In the fourth quarter of fiscal 1998, we received approval from the Mexican Ministry of Foreign Affairs to provide passport information and other information to the Mexican public via our help desk operations. During 1999, we obtained a contract to provide assistance to Hertz Car Rental for their reservation system needs.

     During the first quarter of 2000, we moved into a new, larger facility for our customer relationship management business. Our new premises consist of a 22,000 square feet building equipped with a training and recruiting area, quality assurance areas, 240 fiber optic telephone lines, an E1/T1 connection to the United States, dedicated lines connecting our facility to the U.S. Embassy and, among other security features, back-up electrical power. Our new premises presently host 160 attendant positions and can be expanded to up to 400 positions. By way of comparison, our prior facility was approximately 4,000 square feet in size and had reached its capacity of 120 attendant positions.

     On March 6, 2000, the U.S. Embassy announced that its Border Crossing Cards program has been modified. This program modification will result in the substitution of approximately 5 million identification cards. Our new facilities will allow us to manage this additional traffic while maintaining our high level of service to the U.S. Embassy. We are presently investing in additional systems including state-of-the-art workforce management and customer relationship management software. We plan on continuing our efforts to diversify our customer base and are moving a larger proportion of our U.S. customer service areas to our call center in Mexico, where we enjoy a relative cost advantage in comparison to our U.S.-based customer service facilities.

BROADBAND SERVICES

     Through our subsidiary, INTERLINK, we own and operate a satellite teleport facility in Mountain View, California. INTERLINK provides voice, video, data and Internet transport services including fractional and full T-1 data broadcast, dedicated circuits and private line up-link and down-link services to Latin America and other parts of the world. INTERLINK's satellite teleport has been operational for more than a decade and we believe it is among the most reliable in the U.S. INTERLINK's satellite teleport services both our network needs for our international long distance customers as well as INTERLINK's customers mainly in the telecommunications, broadcasting and weather service industries. In addition, INTERLINK has introduced Bandwidth-on-Demand, Integrated Services Digital Network videoconferencing and Internet-through-satellite services and also serves as an Internet backbone provider to Internet service providers ("ISPs") in remote areas where access to high speed fiber optics is limited, as is the case in most Latin American countries. We believe that INTERLINK enjoys an excellent reputation within the industry for our reliability and services and has positioned us as a natural "conduit" to provide services from and to the United States with an emphasis on Latin America. We believe that INTERLINK has the ability to significantly expand our services and future revenue. INTERLINK also produces radar detectors, VSATs (Very Small Aperture Terminals) and telecommunications amplifiers, which represent less than one fourth of INTERLINK's projected revenues for 2000. See discussion below under recent developments concerning the discontinuation of the production of these products.

     We had fiscal 1999 revenues of approximately $29.5 million from our advanced services businesses, representing 27.6% of our consolidated revenues. No single customer within this line of business represented 10% or more of 1999 consolidated revenues.

NETWORK

     We currently manage our own telecommunications network and utilize the transmission capacity of several carriers. We believe that increasing the percentage of traffic we carry on-net will enable us

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to increase margins and profitability and ensure quality. In addition, our use of multiple carriers increases cost efficiencies by establishing additional routing capability and enables us to obtain sufficient capacity to support our rapid growth.

     Our present network is comprised of leased and owned switches, fixed cost point-to-point fiber optic cable leases, leased satellite capacity to provide connectivity for many Central and South American cities and owned fiber optic cable in Mexico. We intend to expand our network primarily by (i) moving from the traditional circuit-based technology to packet-based technology as more advance voice applications are available and IP traffic demands it, (ii) acquiring additional satellite and fiber optic transmission capacity and (iii) installing switching equipment in targeted U.S. and Latin American markets. We expect that we will be able to realize significant cost savings by routing an increasing portion of our traffic on-net. Please see a more complete discussion of our network in Mexico below.

SWITCHING FACILITIES

     We own and operate a Nortel DMS-250, state-of-the-art digital switch in Houston, Texas with 11,520 ports. In addition to utilizing this switch as a tandem switch, we also utilize it to provide prepaid calling card services. We are currently installing a Lucent 5ESS international gateway switch in Houston, Texas, which will have 9,780 ports. We also have two Excel switches in Houston, which are being utilized both in a tandem mode as well as to provide prepaid calling card services and have approximately 3,100 ports each.

     In Monterrey, Mexico we have installed a Lucent 5ESS international gateway switch with 8,700 ports. We have also purchased a Lucent 5ESS international gateway switch with 7,620 ports to be installed in Mexico City. In addition, we have three Excel switches operational in Mexico with ports ranging from 1,440 to 3,744.

SATELLITE FACILITIES

     In connection with our acquisition of INTERLINK in 1998, we acquired a teleport facility in Mountain View, California. We believe that this acquisition enhanced our position as an integrated telecommunications provider, and helps assure satellite capacity to our targeted markets in Latin America.

NETWORK CAPACITY

     We purchase transmission services on a per minute basis and lease transmission capacity on a fixed cost basis from a variety of local and long distance carriers. We are currently expanding our leased on-net capacity in an attempt to lower costs in our largest distribution areas. We obtain private line capacity from local domestic and international carriers. Our agreements with these carriers fix the private line cost for a minimum of one year. Our agreements with carriers provide that some international per minute rates may fluctuate with rate change notice periods varying from five days to one month. The variable nature of the cost of services and many of our contracts and agreements subject us to the possibility of unanticipated cost increases and the loss of cost-effective routing alternatives.

     We have signed a contract with a third party for the third party vendor to provide telecommunications services to us including the origination of inbound 800 dialed phone calls for our prepaid cards, and the termination of U.S. domestic long distance and international long distance. The contract term is through June 1, 2001, and provides for a minimum monthly purchase commitment of $750,000 and a total purchase commitment of $31,110,000. We can cancel the minimum monthly purchase commitment with 30 days notice upon meeting our total minimum purchase commitment. We estimate that total purchases from this third party shall continue to exceed the minimum contractual requirements.

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TELECOMMUNICATIONS NETWORK MANAGEMENT AND INFORMATION SYSTEMS

     Our network management and information systems enable us to (i) economically and efficiently route traffic over our network and the networks of other carriers, (ii) offer reliable services with high call completion rates and voice quality and (iii) manage an advanced voice, data and video multi-service platform. We believe that these systems, particularly their ability to provide flexible, high quality service to international destinations, provide us with a competitive advantage relative to many other providers of telecommunications services. We monitor our network and initiate changes to our overall switch network and traffic routing where appropriate to optimize routing and minimize costs. Because a substantial portion of the traffic carried by us terminates internationally and call completions vary by carrier, we monitor the call completion efficiencies of our suppliers. We intend to continue configuring large portions of our network with Common Channel Signaling System 7 ("SS7"). SS7 reduces voice call setup and connect time delays and provides additional technical capabilities and efficiencies for call routing and network engineering.

NETWORK OPERATIONS CENTER

     We have a network operations center ("NOC") in Mexico City, Mexico, which we will use to monitor and control all switches and other transmission equipment used in our network. The NOC operates seven days a week, 24 hours per day, 365 days a year. This NOC will be greatly enhanced by the state-of-the-art OSS (Operation Support Systems) tools acquired in connection with the buildout of the Mexican network, and will allow us to provide advanced billing, provisioning, customer care-help desk and network, systems and applications management services to voice, data and Internet customers.

OUR MEXICAN NETWORK

     Our network philosophy is to invest in network facilities only after we have developed a customer base and to the extent such an investment can improve our network cost structure and services provided to our customers. We have developed a substantial presence in Mexico over the last 13 years, and, in June 1998, we, through Telereunion, received a concession, a 30-year, facilities-based carrier license, from the Mexican government. Telereunion is one of only 16 concession holders in Mexico. We have now completed the construction of our network in Mexico.

     Our Mexican network provides us with the following: (i) additional capacity to allow growth in our voice services business; (ii) increased profitability by bringing traffic on-net; and (iii) the ability to provide advanced, packet-based, bandwidth-intensive data and multimedia networking applications to commercial customers in Mexico.

     We built the first stage of our Mexican network, consisting of 636 km of fiber optic cable and microwave, circuit switched type of transmission and switching facilities, in the Gulf region of Mexico. The fiber optic cable consists of 48 strands. The first stage provides connectivity from Puebla to Veracruz to Poza Rica.

     We have taken a "smart build" approach to expanding our network coverage in Mexico. Due to the fact that we selected a very desirable region in which to construct our Mexican network, other carriers are interested in exchanging fiber on their own networks for fiber on our network. For instance, in May 1999, we signed an agreement to exchange eight strands of fiber on our network covering 636 kilometers for four strands of fiber on another carrier's network covering 1100 km. This exchange had the effect of tripling our network coverage for relatively little additional investment. In November 1999, we signed a letter of intent to exchange fiber with another carrier, which, upon consummation, will increase our network coverage by 550 kilometers. In December 1999, we entered into an agreement with another carrier to exchange fiber. Upon consummation of this December 1999 agreement as well as the other agreements under negotiation, we will have a fiber optic network in Mexico of approximately 4,100 route kilometers, resulting in one of the largest networks in the country. The fiber obtained through this December 1999 agreement will connect the important cities of

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Puebla, Mexico City, Toluca, Queretaro, Leon and Guadalajara. In combination with our own buildout and the agreements described above, our Mexican network will connect Guadalajara, Leon, Queretaro, Toluca, Mexico City, Puebla, Veracruz, Poza Rica, Ciudad Victoria, Matamoros, Reynosa, Monterrey, San Luis Potosi and several other smaller cities in Mexico. The network will also include metropolitan fiber rings in some of the largest cities in Latin America, including Mexico City, Leon and Guadalajara. In those cities, which will have metropolitan fiber, we will more effectively address the last mile issue and provide a bundle of advanced networking services at a lower cost.

     We selected Lucent to engineer, furnish and install our network in Mexico. In August of 1999, we signed a loan agreement in which Lucent agreed to provide us with up to $40 million of long term financing. In January 2000, Lucent agreed to expand this commitment by $20 million, subject to certain conditions, including the merger with Pointe.

SALES, MARKETING AND DISTRIBUTION

VOICE SERVICES

RETAIL

     We market our prepaid cards under the Telefiesta brand name. Our Telefiesta prepaid cards are sold through distributors to independent retail outlets throughout the United States. In the U.S., we have traditionally focused on building a substantial network of wholesale distributors that sell to sub-distributors and directly to retail outlets. The sub-distributors generally sell only to retail outlets. We intend to expand our internal sales department in order to sell directly to large retail chains, department stores, the tourist industry, airport and hotel gift shops, gas stations and other retail outlets owned or franchised by larger companies, both in the U.S. and Mexico.

     In the United States, we target heavily populated metropolitan areas with substantial Hispanic populations that generate significant international calling volume. Many of our distributors are members of such ethnic communities or otherwise have personal or business relationships in such communities. In developing relationships with distributors, we also focus on expansion into new geographic and metropolitan areas with substantial Hispanic populations. We believe that the success of our prepaid cards has created significant brand loyalty and encourages distributors and retail outlets to actively market our products.

     We regularly provide distributors and retail outlets with point of purchase advertising and explanatory materials. We frequently add new prepaid card products to our service offerings, and adjust our pricing for particular traffic segments in order to target certain customer groups, respond to competitive pressures and otherwise increase market share.

     In Mexico, in conjunction with the launch of our Telereunion prepaid card, we established a sales department at one of our subsidiaries to more aggressively develop distribution channels in which we are selling directly to the retail outlet, rather than through wholesale distributors as has been traditionally done in the U.S.

     We are launching our Telefiesta-Amigo program using direct distribution channels and have hired commissioned based sales teams to generate the initial sales for this product. We intend to engage in an extensive telemarketing effort whereby we will mine our present customer databases to solicit their long distance business. This telemarketing effort will take advantage of leads that we have obtained from several prepaid card promotions requesting user information as well as databases we have developed containing telephone numbers of callers that have shown past patterns including calls from the U.S. to Mexico.

WHOLESALE

     Our carrier resale department markets our international outbound switched and dedicated services on a wholesale basis to other telecommunications companies through a direct sales effort. To provide a more complete package of international rates to our customers, we intend to establish strategic

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relationships with entities that have gateways to international destinations, to complement the capacity we have with our Mexican network. When appropriate, we may establish in-country relationships for the termination of international long distance.

ADVANCED SERVICES

  NETWORK SOLUTIONS

     To serve the complex needs of our customers, we formed a team of sales and technical personnel that combines strong sales capabilities with specialized technical expertise in product-specific areas such as Private Branch Exchange ("PBX"), voice processing, Internet, video conferencing and asynchronous transfer mode and frame relay networks. We believe that this sales approach allows us to provide innovative solutions to complex systems integration projects.

     In Mexico, we promote our network solutions services through a combination of advertising, trade shows, direct mail and telemarketing. We historically utilized our own direct sales force but have recently developed a dealer network to broaden our distribution channel. Our product managers focus on cultivating relationships with one or more vendors and with coordinating sales efforts for their specific product lines.

     We market our network solutions services through advertising in trade magazines, telemarketing, direct mail and attending trade shows. We believe that our systems integration service base provides an excellent platform for the follow-up sales of advanced telecommunications services, since many of our customers have developed confidence in our ability to implement complex projects.

     Our direct sales effort begins with understanding the customer's business. Sales personnel then identify potential areas where our advanced services could improve the customer's business, suggesting specific services, customizing those services to meet the customer's specific needs, implementing network solutions and monitoring the results and potential changes in the customer's needs.

CUSTOMER RELATIONSHIP MANAGEMENT

     Until the recent expansion of our call center facilities, our capacity was largely utilized under our contract with the U.S. Embassy. Given the additional capacity, we intend to market and sell our bilingual capabilities to customers in the United States and Mexico through a direct sales effort.

BROADBAND SERVICES

     Our broadband services business markets with satellite teleport services to other telecommunications companies through a direct sales effort. Our service offerings include voice, video and data transport services including fractional and full T-1 data broadcast, dedicated circuits and private line up-link and down-link services to Latin America and other parts of the world. We have also introduced Bandwidth-on-Demand, ISDN videoconferencing and Internet-through-satellite services and also serve as an Internet backbone provider to ISPs in remote areas where access to high speed fiber optics is limited, as is the case in most Latin American countries. We have also begun cross-selling our teleport services through our network solutions sales force in Mexico and our international long distance wholesale carrier sales force in the U.S.

CUSTOMERS

VOICE SERVICES

RETAIL

     We market our prepaid cards primarily to Hispanic communities in the U.S. that generate high levels of international traffic to targeted Latin American countries where we have favorable termination agreements. We sell our prepaid cards through a network of distributors, who distribute the prepaid cards to independent retail outlets in 100 cities throughout the U.S. During the year ended December 31, 1998, no single distributor represented more than 10% of our overall revenues. During

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the year ended December 31, 1999, one distributor represented $12.2 million or
11.45% of our consolidated sales for the year ended December 31, 1999.

WHOLESALE

     Our wholesale customers are primarily other international carriers that seek termination services in one or more Latin American countries. During the year ended December 31, 1999, no single wholesale carrier customer represented more than 10% of our consolidated revenues.

ADVANCED SERVICES

NETWORK SOLUTIONS AND CUSTOMER RELATIONSHIP MANAGEMENT

     We perform substantially all of our network solutions and customer relationship management services for business customers located in Mexico. Our network solutions business has worked with over 2,500 corporate customers in the last thirteen months. During the year ended December 31, 1999, no single network solutions or customer relationship management customer represented more than 10% of our overall revenues.

BROADBAND SERVICES

     Customers for our broadband services include other international carriers both in the U.S. and in Latin America which utilize our services as a low cost, dependable and high speed alternative to fiber optic connectivity between the U.S. and Latin America; private and public corporate companies which utilize our private line, dedicated circuits and bandwidth on demand services; and Latin American ISPs which utilize our services as a source for high-speed connectivity to Tier I Internet backbone providers in the U.S. During the years ended December 31, 1998, and 1999, no single satellite teleport services customer represented more than 10% of our consolidated revenues over the respective period then ended or of our consolidated for the years ended December 31, 1998 or 1999, respectively.

CUSTOMER SUPPORT AND BILLING

     We believe that reliable, sophisticated and flexible billing and information systems are essential to our ability to remain competitive in the global telecommunications market. Accordingly, we upgraded our billing system this year and are using a Compaq Proliant 5000 Server with Highland Lakes Billing Software. As part of our Mexico network construction, we have entered into a contract for the provision of a turnkey state-of-the-art operating support system (OSS) from a major U.S. vendor.

     Our billing system enables us to (i) accurately analyze network traffic, revenues and margins by customer and by route on a daily basis, (ii) validate carrier settlements, and (iii) monitor least cost routing of customer traffic. These reports produce efficiencies by reducing the need for monitoring by our employees. We believe that the accuracy and efficiency of our management information systems provide us with a significant strategic advantage over other emerging carriers.

COMPETITION

     The international and national telecommunications industry is highly competitive, is subject to rapid change precipitated by advances in technology and deregulation and is significantly influenced by the pricing and marketing decisions of larger industry participants. Our success depends upon our ability to compete with a variety of other telecommunications providers in each of our markets, including the respective PTT in each country in which we operates. Other competitors of ours include large, facilities-based, multinational carriers and smaller facilities-based wholesale long distance service providers in the United States and overseas that have emerged as a result of deregulation, switched-based resellers of international long distance services, providers of systems integration and/or advanced services, prepaid card providers and global alliances among some of the world's largest telecommunications carriers. We anticipate that we will encounter additional competition as a result of the formation of global alliances among large telecommunications providers. Recent examples of such alliances include AT&T's alliance with Unisource, known as "Uniworld", Cable & Wireless Plc's

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recent alliance with Italy's STET/Telecom Italia to serve international customers with a primary focus on the Latin American and European regions, WorldCom's merger with MCI, Sprint's alliance with Deutsche Telekom and France Telecom, known as "Global One", and the joint venture between Sprint and Telmex. Consolidation in the telecommunications industry may create even larger competitors with greater financial and other resources. The effect of the aforementioned or other similar mergers and alliances could create increased competition in the telecommunications services market and potentially reduce the number of customers that purchase wholesale international long distance services from us. In the prepaid card business, we currently compete with all of the first tier telecommunications carriers as well as emerging multinational carriers such as Star Telecommunications, Inc., RSL Communications, Ltd. and IDT Corporation, many of which have greater financial resources than us. Because certain of our current competitors also are or could be our customers, our business would be materially adversely affected to the extent that a significant number of such customers limit or cease doing business with us for competitive or other reasons.

     International telecommunications providers such as Telscape compete on the basis of price, customer service, transmission quality, breadth of service offerings and value-added services, and our carrier and prepaid card customers are especially price sensitive. In addition, many of our competitors enjoy economies of scale that can result in a lower cost structure for termination and network costs, which could cause significant pricing pressures within the international communications industry. In recent years, prices for international and other telecommunications services have decreased substantially, and are expected to continue to decrease, in most of the markets in which we currently compete or intend to compete. The intensity of such competition has recently increased, and we expect that such competition will continue to intensify as the number of new entrants increases as a result of the new competitive opportunities created by the 1996 Telecommunications Act, implementation by the FCC of the U.S. commitment to the WTO and privatization, deregulation and changes in legislation and regulation in various of our foreign target markets. There can be no assurance that we will be able to compete successfully in the future, or that such intense competition will not have a material adverse effect on our business, financial condition and results of operations.

     Many of our competitors are significantly larger, have substantially greater financial, technical and marketing resources, larger networks and a broader portfolio of services than ours. Additionally, many competitors have strong name recognition and "brand" loyalty, long-standing relationships with our target customers and economies of scale that can result in a lower relative cost structure for transmission and related costs. These competitors include, among others, AT&T, MCI WorldCom and Sprint which provide long distance services in the U.S., Telmex, concessionaires and other registered value-added services providers in Mexico, as well as PTTs and emerging competitors in other Latin American markets where we seek to compete.

     In Mexico, the regulatory authorities have granted concessions to 16 companies, including Telmex and Telereunion S.A., to construct and operate public, long distance telecommunications networks in Mexico. Some of these new competitive entrants have as their partners major U.S. telecommunications providers, including AT&T (Alestra), MCI WorldCom (Avantel) and Bell Atlantic (Iusatel). Mexican regulatory authorities have granted concessions to several competitive local exchange providers, such as Telinor, Megacable, Amaritel, Unitel, MetroNet, and Red de Servicios and several of Mexico's long distance concessionaires. With regard to the provision of services in Mexico, we compete or will compete in Mexico with numerous other systems integration, value-added services and voice and data services providers, some of which focus their efforts on the same customers targeted by us. In addition to these competitors, recent and pending deregulation in Mexico and various other Latin American countries may encourage new entrants. Moreover, while the WTO Agreement could create opportunities for us to enter new foreign markets, implementation of the accord by the United States and other countries could result in new competition from PTTs previously banned or limited from providing services in the United States. For example, the joint venture between Sprint and Telmex was granted by the FCC for authority to enter the U.S. market and to provide resold international switched services between the United States and Mexico, subject to various conditions. Increased competition in

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such countries as a result of the foregoing, and other competitive developments, including entry by ISPs into the long-distance market, could have a material adverse effect on our business, financial condition and results of operations.

     We believe that PTTs generally have certain competitive advantages due to their control over local connectivity and close ties with national regulatory authorities. We also believe that, in certain instances, some regulators have shown a reluctance to adopt policies and grant regulatory approvals that would result in increased competition for the local PTT. If a PTT were to successfully pressure national regulators to prevent us from providing our services, we could be denied regulatory approval in certain jurisdictions in which our services would otherwise be permitted, thereby requiring us to seek judicial or other legal enforcement of our right to provide services or to abandon our proposed market entry. Any delay in obtaining approval, or failure to obtain approval, could have a material adverse effect on our business, financial condition and results of operations. If we encounter anti-competitive behavior in countries in which we operate or intend to operate or if the PTT in any country in which we operate uses our competitive advantages to the fullest extent, our business, financial condition and results of operations could be materially adversely affected.

GOVERNMENT REGULATION

  GENERAL

     The global telecommunications industry is subject to international treaties and agreements and to laws and regulations which vary from country to country. Enforcement and interpretation of these treaties, agreements, laws and regulations can be unpredictable and are often subject to informal views of government officials and ministries that regulate telecommunications in each country. In certain countries, including certain of our target Latin American markets, such government officials and ministries may be subject to influence by the local PTT.

     We have pursued and expect to continue to pursue a strategy of providing our services to the maximum extent we believe to be permissible under applicable laws and regulations. To the extent that the interpretation or enforcement of applicable laws and regulations is uncertain or unclear, our aggressive strategy may result in our (i) providing services or using transmission methods that are found to violate the laws or regulations of those countries where we operate or plan to operate or (ii) failing to obtain approvals or make filings subsequently found to be required under such laws or regulations. If our interpretation of applicable laws and regulations proves incorrect, we could lose, or be unable to obtain, regulatory approvals necessary to provide certain of our services or to use certain of our transmission methods, or lose our investments in that country. There can be no assurance that we will not be subject to fines, penalties or other sanctions, including being denied the ability to offer our products and services, as a result of violations regardless of whether such violations are knowing or willful and regardless of whether such violations are corrected.

     In numerous countries where we operate or plan to operate, local laws or regulations limit the ability of telecommunications companies to provide telecommunications services in competition with state-owned or state-sanctioned monopoly carriers. There can be no assurance that future regulatory, judicial, legislative or political considerations will permit us to offer all or any of our products and services in such countries, that regulators or third parties will not raise material issues regarding our compliance with applicable laws or regulations, or that such regulatory, judicial, legislative or political decisions will not have a material adverse effect on us. If we are unable to provide the services that we presently provide or intend to provide or to use our existing or contemplated transmission methods due to our inability to obtain or retain the requisite governmental approvals for such services or transmission methods, or because we are subjected to adverse regulatory inquiry, investigation or action, or for any other reason related to regulatory compliance or lack thereof, such developments could have a material adverse effect on our business, financial condition and results of operations.

     On February 15, 1997, the United States and 68 other countries signed the WTO Agreement, agreeing to open their respective telecommunications markets to competition and foreign ownership

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and to adopt regulatory measures to protect market entrants against anticompetitive behavior by dominant telephone companies. FCC rules implementing the WTO Agreement became effective in February 1998. The FCC also adopted streamlined license granting procedures for carriers from WTO Agreement signatory countries, pursuant to which the FCC granted more than 200 international applications in the first 90 days after the streamlined procedures became effective. The FCC adopted additional streamlining measures on March 18, 1999. Although we believe that the WTO Agreement could provide us with significant opportunities to compete in markets that were not previously accessible, reduce our costs and provide more reliable services, it could also provide similar opportunities to our competitors. There can be no assurance that the pro-competitive effects of the WTO Agreement will not have a material adverse effect on our business, financial condition and results of operations or that members of the WTO will implement the terms of the WTO Agreement.

UNITED STATES

     In the United States, to the extent that we offer services as a carrier, the provision of our services is subject to the provisions of the Communications Act of 1934, as amended, the Telecommunications Act of 1996 and the regulations of the FCC thereunder. There can be no assurance that future regulatory, judicial and legislative changes will not have a material adverse effect on our business, financial condition and results of operations. Moreover, to the extent that the interpretation or enforcement of applicable laws and regulations is uncertain or unclear, our aggressive strategy may result in our (i) providing services or using transmission methods that are found to violate the Communications Act, the Telecommunications Act of 1996 or FCC regulations, or
(ii) failing to obtain approvals or make filings subsequently found to be required under such laws or regulations. The FCC has the authority to condition, modify, cancel, terminate or revoke licenses and authorizations for failure to comply with federal laws or the rules, regulations and policies of the FCC. If our interpretation of applicable laws and regulations proves incorrect, we could lose, or be unable to obtain, regulatory approvals necessary to provide certain of our services or to use certain of our transmission methods. While we believe we are in compliance with applicable laws and regulations, there can be no assurance that we will not be subject to fines, penalties or other sanctions as a result of violations regardless of whether such violations are knowing or willful and regardless of whether such violations are corrected. There can be no assurance that if our interpretation of applicable laws and regulations proves incorrect and/or if we are subject to fines, penalties or other sanctions as a result, that these events will not have a material adverse effect on our business, financial condition and results of operations.

U.S. INTERNATIONAL LONG DISTANCE SERVICES

     To the extent we offer services as a common carrier, we are subject to FCC rules requiring authorization from the FCC prior to leasing international capacity, acquiring international facilities, and/or purchasing switched minutes, and initiating international service between the United States and foreign points, as well as to FCC rules that also regulate the manner in which our international services may be provided, including the circumstances under which we may provide international switched services by using private lines or routing traffic through third countries. FCC rules also require prior authorization before transferring control of or assigning FCC authorizations, and impose various reporting and filing requirements on companies providing international services under an FCC authorization. In order to offer international long distance services, we are also required to file and have filed with the FCC a tariff containing the rates, terms and conditions applicable to our international telecommunications services. We have a continuing obligation to ensure that the tariffs accurately reflect the terms and conditions associated with our service offerings. We are also required to file certain carrier to carrier agreements with the FCC. The FCC also requires carriers such as Telscape to report any affiliations, as defined by the FCC, with foreign carriers. The FCC may also impose restrictions on affiliations with certain foreign telecommunications companies. Failure to comply with the FCC's rules could result in fines, penalties or forfeiture of our FCC authorizations,

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each of which could have a material adverse effect on our business, financial condition and results of operations.

THE FCC'S PRIVATE LINE RESALE POLICY

     The FCC's private line resale policy currently prohibits a carrier from reselling international private leased circuits to provide switched services (known as "ISR") to or from a country unless the FCC has designated that country as one that affords U.S. carriers equivalent opportunities to engage in similar activities in that country or that the country is a member of the WTO and the local PTT offers U.S. carriers rates at or below the FCC prescribed benchmark for terminating the U.S. carriers' traffic. There can be no assurance, however, that the FCC or any other country's regulatory authority will change their policies in a way that would have a beneficial impact on us or that would not have a material adverse effect on our business, financial condition and results of operations. Furthermore, it is possible, that the FCC could take the view that certain arrangements by which we provide international services do not comply with the existing Private Line Resale Policy. If the FCC, on its own motion or in response to a challenge filed by a third party, determines that such arrangements do not comply with FCC rules, among other measures, it may issue a cease and desist order, impose fines on us, or, in extreme circumstances, revoke or suspend our FCC authorizations.

INTERNATIONAL SETTLEMENTS POLICY

     The International Settlements Policy establishes the framework governing U.S. carriers' relationships with their foreign correspondents who are designated as dominant, on routes that have not yet been found to be competitive by the FCC. The FCC revised its International Settlements Policy in an order released May 6, 1999. Specifically, the current policy governs the exchange of traffic and settlements between U.S. carriers and dominant foreign correspondents on non-competitive routes, including the cost of terminating traffic over each other's networks and prevents dominant foreign carriers from discriminating among U.S. carriers in the rates they charge to terminate international traffic.

     The FCC revisions to the International Settlements Policy also impact the FCC's rules on International Simple Resale (sometimes called "ISR"), which permits U.S. carriers to provide international switched services over private lines interconnected with the public switched telecommunications network on the current FCC-authorized routes. The FCC declined to remove the International Settlements Policy completely on all International Simple Resale-approved routes, and will continue to maintain a distinction between routes it approves for International Simple Resale and routes on which it removes the International Settlements Policy. However, as a result of revisions to the International Settlements Policy, U.S. carriers may now enter into International Simple Resale arrangements with non-dominant foreign carriers on any route. On those routes where the International Settlements Policy continues to apply to dominant carriers, U.S. carriers may exchange traffic via International Simple Resale arrangements with such carriers only on the routes authorized for International Simple Resale by the FCC.

     To the extent that the International Settlements Policy still applies, the FCC could find that we do not meet certain International Settlements Policy requirements with respect to certain of our foreign carrier agreements. Although the FCC generally has not issued penalties in this area, it has issued a Notice of Apparent Liability to a U.S. company for violations of the International Settlements Policy and it could, among other things, issue a cease and desist order, impose fines or allow the collection of damages if it finds that we are not in compliance with the International Settlements Policy. Any of these events could have a material adverse effect on our business, financial condition or results of operations.

U.S. DOMESTIC LONG DISTANCE SERVICES

     Our ability to provide domestic long distance service in the United States is subject to regulation by the FCC and relevant state Public Utility Commissions that regulate the offering of interstate and

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intrastate telecommunications services, respectively. Although no formal authority is required for the offering of interstate services, we are required by the FCC to file tariffs listing the rates, terms and conditions of domestic long distance services provided.

     If the stay is lifted and the FCC order becomes effective, telecommunications carriers, such as us, will no longer be able to rely on the filing of tariffs with the FCC as a means of providing notice to customers of prices, terms and conditions on which they offer their interstate services. The obligation to provide non-discriminatory, just and reasonable prices remains unchanged under the Communications Act of 1934, as amended.

     Our costs of providing long distance services will be affected by changes in the "access charge" rates imposed by incumbent local exchange carriers on long distance carriers for origination and termination of calls over local facilities. The FCC has made major changes in the interstate access charge structure. In a December 24, 1996 order, the FCC removed restrictions on incumbent local exchange carrier's ability to lower access prices and implemented certain access charge reforms and sought comments on others. The order provides certain immediate regulatory relief to incumbent local exchange carriers subject to the FCC's price cap regulation, and sets a framework or "trigger" to provide those companies with greater pricing flexibility to set interstate access rates as competition increases. The order also initiated a rulemaking to determine whether the FCC should regulate the access charges of competitive local exchange carriers. A May 16, 1997 FCC order substantially increased the amounts that incumbent local exchange carriers subject to the FCC's price cap rules could recover through monthly flat-rate charges and substantially decreased the amounts that these local exchange carriers could recover through traffic sensitive (per-minute) access charges. Several parties appealed the May 16th order. On August 19, 1998, the U.S. Court of Appeals for the Eighth Circuit upheld the FCC's access charge reform rules.

UNIVERSAL SERVICE

     On May 8, 1997, the FCC issued an order establishing a significantly expanded federal universal service subsidy regime (the "May 8th Order"). For example, the FCC established new universal service funds to support telecommunications and information services provided to qualifying schools and libraries (with an annual cap of $2.25 billion) and to rural health care providers (with an annual cap of $400 million). The FCC also expanded the federal subsidies for local exchange telephone services provided to low-income consumers and recently doubled the size of the high cost fund for non-rural LECs. Providers of interstate telecommunications services, such as us, as well as certain other entities, must pay for these programs. Our contribution to these universal service funds is based on our telecommunications service end-user revenues. Currently, the FCC assesses such payments on the basis of a provider's revenue for the previous year. They are currently 5.877% of interstate and international end-user telecommunications revenues. We cannot predict what the amount of universal service fund contributions will be in the future, as the FCC issues contribution factors on a periodic basis.

     Several parties appealed the May 8th Order. The U.S. Court of Appeals for the Fifth Circuit recently upheld the FCC May 8th Order in most respects, but rejected the FCC's effort to base contributions on intrastate revenues. The FCC's universal service program may also be altered as a result of the agency's reconsideration of its policies, or by future Congressional action.

STATE REGULATION

     Prior to the initiation of intrastate long distance service, we generally must obtain certification from or register with the relevant state Public Utilities Commission. Providers of intrastate long distance services may also be required to file tariffs or rate schedules, and may be subject to certain reporting and fee payment obligations with the relevant commission including, for pre-paid or debit card operators, the filing of a surety bond. In addition, intrastate long distance providers may be subject to service standards and consumer protection rules. If any state Public Utilities Commission were to conclude that we are or were providing intrastate services without the appropriate authority,

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the agency could initiate enforcement actions, which could include the imposition of fines, a requirement to disgorge revenues, or the refusal to grant the regulatory authority necessary for the future provision of intrastate communications services. Failure to comply with state law and/or the rules, regulations and policies of the state commissions, including compliance with state reporting and fee payment obligations, may result in challenges by third parties, and/or actions by state commissions or other government authorities, including conditioning, modifying or revoking state authorization to provide telecommunications services within the respective state and/or subjecting the provider to fines, penalties, or other sanctions.

     Many states also require prior approval for transfers of control of certified carriers, corporate reorganizations, acquisitions of telecommunications operations, assignment of carrier assets, carrier stock offerings and incurrence of significant debt obligations. The merger between Telscape and Pointe will generate an obligation on the newly created entity to file applications for prior approvals or notifications to the Public Utilities Commission in each and every state where either Telscape, Pointe or their affiliates are certificated. Telscape and Pointe have begun preparation of these filings, and anticipate that some, but not all of the required approvals will be obtained on or before the anticipated date of closing. At this time, we can not assure you that all of the required approvals will be obtained in a timely fashion, or that the respective Public Utilities Commissions will approve the transaction. If any State Public Utilities Commission does not approve the transaction, we may lose our certification to provide telecommunications services in that state and/or be subject to the imposition of license conditions, fines or other sanctions. As a result of Telscape, Pointe or their affiliates' past or current failure to comply with state regulatory requirements, it is possible that one or more State Public Utilities Commissions may reject or condition the requested approval of the merger, or may otherwise subject Telscape, Pointe or the newly created entity to regulatory sanctions.

MEXICO

     In June 1998, our subsidiary Telereunion S.A., received a 30-year facilities-based carrier license from the SCT, allowing it to originate and terminate long distance services and to provide data and other value-added services in Mexico. The Foreign Investment Law and Telecom Law of Mexico
("FTL") opened the local and long distance telecommunications service markets to competition and imposed varying levels of regulation on Mexican telecommunications providers. Pursuant to the FTL, the SCT and the Comision Federal de Telecomunicaciones ("COFETEL") implement the provisions of the FTL. The FTL imposes regulations on public carriers. Facilities-based public carriers, those that use the radio spectrum, satellite links or any form of land-based cables to provide telecommunications services, must obtain concessions prior to providing service. Concessionaires may also resell the facilities and services of other concessionaires. Vendors (resellers) of telecommunications services may not own their own facilities but need only obtain a permit to provide service. Although the FTL provides for the existence of resellers, the Mexican government has not issued the implementing rules and regulations to allow their entry into the market. Consequently, Mexican law does not currently permit pure switched international resale. Carriers wishing to offer value-added services need only register with the COFETEL's Telecommunications Registry.

     In addition to the FTL, the Mexican Long Distance International Rules establish the specific regulatory framework that governs international long distance services. Among other matters, the rules (i) mandate uniform accounting rate and proportionate return for three years for all international traffic;
(ii) require concessionaires to obtain additional specific authorization to install and operate international gateways; (iii) implicitly prohibit ISR for three years; and (iv) regulate international correspondent agreements, which must reflect the uniform accounting rate and proportionate return rules. The International Rules prohibit all telecommunications operators, except those concessionaires that have obtained the specific authorization from the COFETEL, to install and operate international gateway switches. Those concessionaires that have not received such specific authorization, as well as any other companies that provide telecommunications services, such as providers of value-added services, cellular concessionaires and paging service providers cannot directly transmit international

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switched traffic. To date, the SCT and the COFETEL have granted 16 companies, including Telmex and Telereunion S.A., concessions for the installation, operation and exploitation of long distance public telecommunications networks, of which eight have received authorization to install and operate international gateway facilities. In addition, the SCT and the COFETEL have granted eight concessions for local switched services as well as numerous registrations for value-added services.

     Pursuant to the FTL, concessions for public telecommunication networks may only be granted to Mexican citizens or Mexican companies. Foreign investors may own minority interests in concessionaires, but may not own more than 49% of the voting ownership interest of we except for companies that provide cellular service. NAFTA removed certain Mexican restrictions on foreign investment and U.S. companies may now maintain 100% ownership interests in companies that provide value-added services in Mexico. Pursuant to Mexican law, only Mexican citizens or companies incorporated and domiciled in Mexico can register as providers of value-added services.

OTHER LATIN AMERICAN MARKETS

     Our provision of services elsewhere in Latin America is subject to the developing laws and regulations governing the competitive provision of telecommunications services in each Latin American country in which it provides or seeks to provide services. Each such Latin American country in which we currently conduct or intend to conduct business has a different national regulatory scheme. Historically, Latin American countries have prohibited voice telephony except by the PTT. The available opportunities and the requirements for we to obtain necessary approvals to offer value-added services, systems integration or the full range of telecommunications services, including voice telephony, vary considerably from country to country. We currently plan to provide a limited range of services in certain Latin American countries, as permitted by regulatory conditions in those markets, and to expand our operations as these markets implement liberalization to permit competition in the full range of telecommunications services. The nature, extent and timing of the opportunity for us to compete in these markets will be determined, in part, by the actions taken by the governments in these countries to implement competition and the response of incumbent carriers to these efforts. There can be no assurance that any of these countries will implement competition in the near future or at all, that we will be able to take advantage of any such liberalization in a timely manner, or that our operations in any such country will be successful. There can be no assurance that we have received all necessary approvals, filed applications for such approvals, received comfort letters or obtained all necessary licenses from the applicable regulatory authorities to offer telecommunications services in the Latin American countries where it currently provides services or those in which it seeks to provide services in the future, or that it will do so in the future. Our failure to obtain, or retain necessary approvals could have a material adverse effect on our business, financial condition and results of operations.

     Liberalization in Latin America is proceeding rapidly and we seek to keep pace with competition even where PTTs retain a legally mandated monopoly on voice telephony. We are currently offering or plan to offer certain systems integration, enhanced services, or value-added services in a number of Latin American countries where the PTT retains the legally mandated monopoly on voice telephony. While we believe that we will not be found to be offering voice telephony in these countries prior to the expiration of the PTT's monopoly on such services, we have received no assurance from the respective PTTs or from the respective regulating authorities that this will be the case. It is possible that we could be fined, or that our facilities or equipment could be confiscated, or that we would not be allowed to provide specific services in these countries, among other sanctions, if we were found to be providing voice telephony before the date in which the PTT's monopoly on Voice Telephony ceases. Any of such actions could have a material adverse impact on our business, financial condition and results of operations.

     Moreover, we may be incorrect in our assumption that (i) each Latin American country will abolish, on a timely basis, the respective PTT's monopoly to provide voice telephony within and between other countries, (ii) deregulation will continue to occur, and (iii) we will be allowed to

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continue to provide and to expand our services in the Latin American countries.
There can be no assurance that any or all of the Latin American countries will not adopt laws or regulatory requirements that will adversely affect our interests. Additionally, there can be no assurance that future regulatory, judicial or legislative changes in any or all of the Latin American countries will not have a material adverse effect on us or that regulators or third parties will not raise material issues with regard to our compliance with applicable laws or regulations. If we are unable to provide the services we are presently providing or intend to provide or to use our existing or contemplated transmission methods due to our inability to receive or retain formal or informal approvals for such services or transmission methods, or for any other reason related to regulatory compliance or the lack thereof, such events could have a material adverse effect on our business, financial condition and results of operations.

INTELLECTUAL PROPERTY

     We use the names "Telscape International," "Telscape" and "TSCP International" as our primary business names, and received federal trademark protection for the "Telscape" name and distinctive logo on September 14, 1999. In 2000 we also filed for a trademark on one of our new subsidiary's name, "Enable Commerce". This filing is pending, and we have no assurance that it will be granted. We own a federal trademark registration for the "Telefiesta" prepaid cards. Telereunion S.A. has a national trademark registration in Mexico for "Telereunion." We regard our trademarks, service marks, trade names and logos as valuable assets and believe they have value in the marketing of our products and services. We intend to protect and defend our name, service marks and trademarks in the United States and internationally.

EMPLOYEES

     As of December 31, 1999, we had 644 full-time employees, with 540 residing in Mexico and the remainder residing in the United States. Of the total employees, there are 181 in sales and marketing, 138 in general and administrative and 325 in operations, engineering, manufacturing and assembly. None of our employees are subject to a collective bargaining agreement, and we have not experienced any work stoppage. We believe our relations with our employees are good.

PROPERTIES.

     Our international headquarters are located in Houston, Texas, where we lease approximately 10,000 square feet of an office building. We also lease additional facilities in Houston, Texas totaling an additional 10,000 square feet relating to our Prepaid Card operations and to house telecommunications equipment relating to our long distance services operations. We lease facilities in Mexico City, Guadalajara, Tijuana and Monterrey totaling approximately 71,000 square feet and consisting of office and warehousing facilities. We lease facilities in Sunnyvale and Mountain View, California totaling 80,000 square feet.

LEGAL PROCEEDINGS.

     From time to time, we have been involved in certain legal proceedings. Currently, we are not a party to any material pending legal proceedings, other than ordinary routine litigation incidental to our business.

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                             TELSCAPE'S MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

     The officers, directors and other key employees of Telscape, and their
ages, as of              , 2000, are as follows:

          NAME              AGE                 POSITION
-------------------------   --- ----------------------------------------
E. Scott Crist...........   35  Director; Chief Executive Officer
Manuel Landa.............   39  Chairman of the Board; Chief Operating
                                Officer;
Todd M. Binet(1).........   35  Director; President; Chief Financial
                                Officer; Secretary; Treasurer
Oscar Garcia.............   38  Director; Vice President of
                                International Long Distance Operations
                                  and Value Added Services
Ricardo Orea.............   39  Director; President of Systems
                                Integration Services
Carlos de Lara...........   40  Chief Technology Officer
Stephen A. Strohman......   62  President of Interlink
Jose Luis Apan...........   37  Director of Value Added Services of
                                Mexico
Paul Freudenthaler.......   35  Chief Accounting Officer
Marco A. Castilla........   33  Vice President of International Affairs
                                and Corporate Counsel
Jesse E. Morris..........   32  Vice President Strategic Planning
Darrel O.                   60  Director
  Kirkland(1)(2).........
Jack M. Fields,             48  Director
  Jr.(1)(2)..............

------------

(1) Member of the Audit Committee of the Board of Directors.

(2) Member of the Compensation Committee of the Board of Directors.

     E. SCOTT CRIST has served as Chief Executive Officer of Telscape since July 1996. Mr. Crist also serves on the board of directors of Billserve.com (NASDAQ:
BLL), Salvage Sal., Bynari, Inc. and Realuse.com. Prior to joining Telscape, Mr. Crist was a founder of Orion Communications, Inc., a long distance company, where he served as Founder and President. He was also President and Chief Executive Officer for Matrix Telecom, a long-distance company which ranked #7 on THE INC. MAGAZINE list of the 500 fastest growing private companies in 1995. He also founded DNS Communications ("DNS"), a long-distance reseller. He served as DNS's Chief Executive Officer from its inception until DNS's merger with Matrix Telecom. Formerly, he served as Vice President of Acquisitions for Trammell Crow Group, where he specialized in U.S. capital market transactions. Mr. Crist has an M.B.A. from the J.L. Kellogg School at Northwestern University, and received a B.S. MAGNA CUM LAUDE in Electrical Engineering with an emphasis on telecommunications design from North Carolina State University.

     MANUEL LANDA has served as Telscape's Chief Operating Officer since January 1999 and as Chairman of the Board and as a member of the Board of Directors since May 1996. From 1986 until he joined Telscape, Mr. Landa served as Export Sales Manager for Condumex, the largest Mexican manufacturer of electrical products with exports to the United States, Canada, Latin America and Europe. While at Condumex, Mr. Landa also served as Plant Manager, in which capacity he directed the Insulating Materials Division. Prior to joining Condumex, Mr. Landa worked in the consumer and industrial electronics business of Philips, a Dutch company, where he served as Design Engineer for its Industrial Audio-Video Division. Mr. Landa received a degree in Electronic and Communications Engineering from La Salle University in Mexico City, where he graduated MAGNA CUM LAUDE. He also has a diploma in Total Quality Management from the Instituto Tecnologico de Estudios Superiores Monterrey.

     TODD M. BINET has served as Telscape's President and Chief Financial Officer since January 1999. Prior to that, he served as Telscape's Executive Vice President and Chief Financial Officer since

January 1997. Mr. Binet has been a member of the Board of Directors since March 1997. Mr. Binet has over 10 years of business and management experience. Prior to joining Telscape, he served as an officer and director of St. James Capital Corp., the general partner to St. James Capital Partners, a merchant banking fund, from January 1996 to December 1996. Prior to his service with St. James, from July 1992 to December 1995, Mr. Binet served as Treasurer and Corporate Counsel for Alamo Group Inc., an international company listed on the New York Stock Exchange. Mr. Binet received a B.B.A. in finance from Southern Methodist University and graduated CUM LAUDE. He also received an M.B.A. from the Wharton School of Business and holds a J.D. from the University of Pennsylvania. Mr. Binet also holds a license to practice law in the state of Texas, although the license is currently inactive.

     OSCAR GARCIA has served as Telscape's Vice President of International Long Distance Operations and Value Added Services since December 1998 and as a member of the Board of Directors of Telscape since May 1996. Mr. Garcia co-founded Vextro and served as Vextro's Vice President of Operations since 1988. From 1987 until he co-founded Vextro, Mr. Garcia served as Engineering Manager for Infosistemas, which at that time was the exclusive AT&T telephone equipment distributor in Mexico. Prior to that, Mr. Garcia was Sales Support Manager for Macrotel de Mexico S.A. de C.V., a subsidiary of Macrotel, Inc., a Florida telephone key systems company with exports to Mexico and Latin America. Before that, Mr. Garcia held the position of design engineer for the R&D department of GTE, at that time the leading U.S. telecommunications company involved in PBX and KSU manufacturing in Mexico. Mr. Garcia holds an undergraduate degree in Electronic and Communications Engineering from La Salle University in Mexico City, a diploma in Marketing from La Salle University and a degree in Business Administration from the University of California at Berkeley, extension program in Mexico City.

     RICARDO OREA has served as President of Telscape's Systems Integracion Services, since December 1998 and has served as a member of the Board of Directors of Telscape since May 1996. Mr. Orea co-founded Vextro and served as Vextro's Vice President of Sales and Marketing since 1988. Prior to joining Vextro, Mr. Orea was Electronic Control Systems Plant Manager for Asea Brown Boveri, a Swedish electrical control and switchgear equipment manufacturer. Before that, Mr. Orea worked for GTE in its Purchasing and Logistics Department as System Integrator and Supplier Development Manager. Earlier, he was Technical Service Manager for MISA, a Mexican computer mainframes and telecommunications maintenance service company which served major financial accounts and universities. Mr. Orea received an undergraduate degree in Electronic and Communications Engineering from La Salle University in Mexico City and has a diploma in Business Administration from the University of California at Berkeley, extension program in Mexico City.

     CARLOS J. DE LARA has served as Telscape's Chief Technology Officer since June 1998. Prior to that, he served as Telscape's Director of Metropolitan Networks since October 1997. Mr. de Lara has over 20 years of experience in the computer and communications industries. Prior to joining Telscape, he served as director of NSI, a network integration company acquired by Telscape in 1997. He was co-founder on NSI, specialized in big corporate networks, WANs, MANs and access technologies, from February 1994 to August 1997. Prior to founding NSI, he served for several companies distributing 3Com equipment, from July 1997 to January 1994. Prior to that, he served as an independent consultant in communications, data networking and software development from March 1983 to June 1987. Prior to that, he served as Manager of Operational Optimization and as Modeling Developer in Multibanco Comermex, from November 1979 to February 1983. He also has served as Director and Faculty member in the Graduate Program for Data Networking and Communications, in Universidad Anahuac, in Mexico City, from June 1992 to August 1995. He also served as adviser in data networking to Dr. Enrique Melrose, then Director of Research in the Mexican Institute of Communications, from July 1993 to July 1995. (Dr. Melrose is currently Commissioner of Engineering and Technology in the COFETEL, which is Mexico's telecommunications regulatory body). He received a B.S. degree in Industrial and Systems Engineering from Universidad Anahuac in Mexico City.

     STEPHEN A. STROHMAN has served as President of Interlink Communications, Inc. since it was founded in May 1998. In 1996, Mr. Strohman joined the Services Division of California Microwave, Inc. (CMI) as Vice President, Business Development. Prior to this, Mr. Strohman was the founder and president of Strohman Associates, Inc. (SAI). SAI was formed in 1984 to focus on the satellite communications industry and technology. SAI performed network analysis, design, and systems integration for a number of telecommunications, manufacturing and services companies. SAI also consulted with investment fund managers in telecommunications strategies, joint ventures, and mergers and acquisitions. Mr. Strohman's clients included Xerox, AT&T, Sprint and STM Wireless. In 1985, Mr. Strohman directed the implementation of the first shared hub, satellite-based VSAT network for Xerox. Mr. Strohman has also served as Senior Vice President of STM Wireless, where he led the company's 1992 IPO. Prior to that, Mr. Strohman was Vice President of Marketing at TRW, and President of an international subsidiary of Sprint. Mr. Strohman holds a B.A. from California State University.

     JOSE LUIS APAN has served as Director of Value Added Services since December 1998. Prior to that, he served as Telscape's Director of Marketing since joining Telscape on July 1, 1996. Prior to joining Telscape, he was co-founder and Chief Executive Officer of Integracion from 1992 to 1997. From 1986 until he founded Integracion, Mr. Apan served as Regional Telecommunications Manager for Hewlett-Packard Latin America where he was responsible for the installation and operation of the Voice, Data and Video Digital Network for the Latin America Region. Mr. Apan has an MBA from the Instituto Tecnologico Autonomo de Mexico and holds an undergraduate degree in Chemical Engineering from the Universidad Iberoamericana in Mexico City. Mr. Apan is also a Registered Communications Distribution Designer from the Building Institute of Construction Industry in Tampa, Florida.

     E. RUSSELL HARDY has served as Chief Executive Officer of INTERLINK, Telscape's Satellite Services operations since it was founded in May 1998. Prior to joining Telscape, Mr. Hardy worked for 28 years in various capacities at California Microwave, Inc, serving as President of its Services Division for the last 13 years. While serving at California Microwave, Inc., Mr. Hardy served in various capacities in the Satellite Communications Division, Defense Products Division and the Telecommunications Division. Mr. Hardy has a Bachelor of Science in Electrical Engineering from the University of California at Berkeley and a Master of Science in Electrical Engineering from San Jose State University.

     PAUL D. FREUDENTHALER has served as Telscape's Chief Accounting Officer since September 1999. Prior to joining Telscape, Mr. Freudenthaler worked as Director of International Lending at Bank United and Irwin Mortgage Corporation from June 1994 to August 1999. Prior to that Mr. Freudenthaler worked as Corporate Controller for Arvin Sango and as a senior auditor at KPMG Peat Marwick. Mr. Freudenthaler earned his M.B.A. in Finance from the Wharton School of Business in May 1994, his Bachelor's of Commerce degree from the University of Calgary in May 1987, and is a Certified Public Accountant with the State of Texas.

     MARCO A. CASTILLA has served as Vice President of International Affairs and Corporate Counsel since July 1998. Prior to joining Telscape, Mr. Castilla worked as Foreign Legal Advisor at Swidler & Berlin, Chartered. At Swidler & Berlin, Mr. Castilla practiced in the telecommunications group, representing and advising several U.S. and international telecommunications companies in their entry into newly competitive markets, including with respect to regulatory and transactional matters and in structuring their foreign operations. From December 1995 to September 1996, Mr. Castilla worked as a Foreign Associate at the international law firm Rogers & Wells in Washington D.C. At Rogers & Wells, Mr. Castilla devoted most of his practice to capital market financing, project financing and mergers and acquisitions. Mr. Castilla holds law degrees from Harvard Law School (L.L.M.) and with honors from the Universidad Iberoamericana in Mexico City (J.D.). Mr. Castilla is a member of the Inter-American Bar Association and the Harvard International Law Society.

     JESSE E. MORRIS has served as Telscape's Vice President of Strategic Planning since September of 1999. Prior to that, he served as Vice President of Finance and Corporate Controller since January 1999 and as the Corporate Controller since October 1997. Prior to joining Telscape Mr. Morris worked from January 1992 until October 1997 with Arthur Andersen LLP, a multi-national accounting and consulting professional services firm, where he last served as Experienced Audit Manager. Mr. Morris received his B.B.A. in Accounting and Finance and his Masters in Professional Accountancy from the University of Texas. Mr. Morris is a Certified Public Accountant with the State of Texas.

     DARRELL O. KIRKLAND has served as a member of the Board of Directors of Telscape since March 1996. Mr. Kirkland is a principal consultant with Kirkland & Associates, a management consulting firm specializing in telecommunications. A registered Professional Engineer, Mr. Kirkland has many years of experience in long distance, microwave, wireless, fiber and local transmission services. He has held general management and marketing positions with MCI Air Signal, CPI Microwave, and Discovery Communications. Current and recent clients include MCI, Skytel, IXC Communications, Prime Cable and Winstar Wireless. Mr. Kirkland received a B.B.A. from the University of Texas and an M.S. in Industrial Engineering from the University of Houston.

     JACK M. FIELDS, JR. has served as a member of the Board of Directors of Telscape since November 1998. Mr. Fields served as a U.S. Congressman representing Texas' 8th Congressional District in the United States House of Representative from 1981 to 1997, retiring as chairman of the House Telecommunications and Finance subcommittee. Under his leadership, Congress enacted the 1996 Telecommunications Act. Mr. Fields served on the Telecommunications and Finance Subcommittee from 1985 until his retirement. During his years of service, the subcommittee maintained jurisdiction over interstate and international telecommunications, the Federal Communications Commission, as well as the telephone, cellular, cable and broadcast industries. In addition, the subcommittee maintained jurisdiction over the Securities and Exchange Commission, including the activities of investment bankers, stock brokers, investment advisors, stock exchanges and the mutual fund industry. After retiring in 1997, Mr. Fields founded two companies; Texana Global, Inc. and international trading corporation, and Twenty-First Century Group, Inc., a Washington, D.C.-based governmental affairs and strategic planning company. Mr. Fields currently serves on the boards of AIM Management Group, Inc. and Administaff, Inc., as well as the Houston Metropolitan Study Group.

     Each officer of Telscape holds office until such officer's successor is chosen and qualified in such officer's stead or until such officer's death or until such officer's resignation or removal from office. Certain officers have employment contracts with Telscape (See Employment Agreements).

     Each of the directors were elected at the Company's Annual Meeting held on June 21, 1999 and currently hold office until the next annual meeting of the Company's stockholders or until their successors are elected and qualified.

  CERTAIN INFORMATION RELATING TO THE BOARD OF DIRECTORS AND COMMITTEES OF THE
                                     BOARD

     The board of directors of Telscape held nine formal meetings during 1999. The compensation committee held one formal meeting during the year and the audit committee held one formal meeting during the year. Each of the directors who served during 1999 as a director or as a member of the compensation committee or audit committee attended at least 75% of all of the meetings of the board and meetings of the committee.

                           SUMMARY COMPENSATION TABLE

     The following table sets forth the aggregate cash compensation paid for services rendered to Telscape during the last three fiscal years by Telscape's Chief Executive Officer and the four other most highly compensated executive officers of Telscape (together, the "Named Executive Officers") who served as such during the 1999 fiscal year.

                                                                                               LONG-TERM COMPENSATION
                                                                                        -------------------------------------
                                                                                                AWARDS
                                                                                        -----------------------     PAYOUTS
                                                  ANNUAL COMPENSATION (1)                            SECURITIES   -----------
                                       ----------------------------------------------   RESTRICTED   UNDERLYING
                                                            BONUS      OTHER ANNUAL       STOCK       OPTIONS/       LTIP
   NAME AND PRINCIPAL POSITION (2)     YEAR   SALARY ($)   ($)(3)    COMPENSATION ($)   AWARDS($)     SARS (#)    PAYOUTS (#)
-------------------------------------  ----   ----------   -------   ----------------   ----------   ----------   -----------
Scott Crist; Chief Executive
  Officer............................  1999    $122,692    $ --             --              --          --            --
                                       1998    $109,548    $75,000          --              --          27,838        --
                                       1997    $ 87,308    $75,000          --              --          --            --
Manuel Landa; Chairman, Chief
  Operating Officer..................  1999    $115,731    $ --             --              --          --            --
                                       1998    $ 80,000    $60,000          --              --          29,625        --
                                       1997    $ 80,000    $75,000          --              --          --            --
Oscar Garcia; EVP of International
  Long Distance Operations...........  1999    $117,000    $ --             --              --          --            --
                                       1998    $ 80,000    $75,000          --              --          29,625        --
                                       1997    $ 80,000    $50,000          --              --          --            --
Ricardo Orea; President of Systems
  Integration and Value Added
  Services...........................  1999    $117,000    $ --             --              --          --            --
                                       1998    $ 80,000    $75,000          --              --          29,625        --
                                       1997    $ 80,000    $50,000          --              --          --            --
Todd M. Binet; President and
  Secretary, Treasurer and CFO.......  1999    $121,923    $ --             --              --          --            --
                                       1998    $ 92,684    $75,000          --              --          37,031        --
                                       1997    $ 74,346    $50,000          --              --         250,000        --


                                        ALL OTHER
                                       COMPENSATION
   NAME AND PRINCIPAL POSITION (2)         ($)
-------------------------------------  ------------
Scott Crist; Chief Executive
  Officer............................       --
                                            --
                                            --
Manuel Landa; Chairman, Chief
  Operating Officer..................       --
                                            --
                                            --
Oscar Garcia; EVP of International
  Long Distance Operations...........       --
                                            --
                                            --
Ricardo Orea; President of Systems
  Integration and Value Added
  Services...........................       --
                                            --
                                            --
Todd M. Binet; President and
  Secretary, Treasurer and CFO.......       --
                                            --
                                            --

------------

(1) Each of Telscape's officers received perquisites and other personal benefits in addition to salary and bonuses. The aggregate amount of such perquisites and other personal benefits, however, does not exceed the lesser of $50,000 or 10 percent of the total of the annual salary and bonus reported for any of the Named Executive Officers for each of the reported years.

(2) The following summarizes each executive's employment commencement dates: Mr. Crist, August, 1996; Mr. Landa, May, 1996; Mr. Garcia, May, 1996; Mr. Orea, May, 1996; Mr. Binet, January, 1997. Compensation information is provided for each Named Executive Officer from such officers employment commencement date.

(3) Represents annual bonus award earned for the fiscal year noted, even though such bonus was paid in the following fiscal year.

                  OPTION/SAR GRANTS IN LAST FISCAL YEAR (1999)

     NONE.

AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION/SAR VALUES

     The following table sets forth-certain information with respect to options exercised during fiscal 1999 by the Named Executive Officers and with respect to unexercised options held by such persons at the end of fiscal 1999.

                                                                                                        VALUE OF
                                                                                                      UNEXERCISED
                                                                                                        IN-THE-
                                                                                                         MONEY
                                                                                                      OPTION/SARS
                                                                          NUMBER OF SECURITIES         AT FISCAL
                                                                       UNDERLYING UNEXERCISED AT        YEAR END
                                              SHARES                         FISCAL YEAR END (#)         ($)(1)
                                          ACQUIRED ON      VALUE       ---------------------------    -------------
          NAME             EXERCISE (#)     REALIZED    EXERCISABLE    UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
------------------------   ------------    ---------    -----------    -------------   -----------    -------------
Scott Crist.............        --             --         334,737         20,879       $ 2,698,861       $107,005
Manuel Landa............        --             --         129,625           --         $ 1,014,953       $   --
Oscar Garcia............        --             --         129,625           --         $ 1,014,953       $   --
Ricardo Orea............        --             --         129,625           --         $ 1,014,953       $   --
Todd Binet..............        --             --         259,258         27,773       $ 2,266,197       $142,337

------------

1) The calculations of the value of unexercised options are based on the difference between the closing price of $12.625 per share on Nasdaq of the Common Stock on December 31, 1999 and the exercise price of each option, multiplied by the number of shares covered by the option.

                           COMPENSATION OF DIRECTORS

     Directors are reimbursed for their ordinary and necessary expenses incurred in attending meetings of the Board of Directors or a committee thereof. Telscape pays directors who are not also employees of Telscape $500 for each meeting of the Board of Directors they attend. Directors of Telscape are eligible to participate in Telscape's 1996 Stock Option and Appreciation Rights Plan, the 1998 Stock Option and Appreciation Rights Plan, if adopted, and Telscape's 1994 Directors Stock Option Plan.

     Non-employee directors may receive an annual grant of options to purchase 10,000 shares of Telscape's Common Stock. In February 1999, Mr. Kirkland and Mr. Fields each received grants of 10,000 shares of Telscape's common stock exercisable at $8.188 a share with a one year vesting period.

                             EMPLOYMENT AGREEMENTS

     In connection with Telscape's acquisition of Telereunion, Inc., Telscape entered into an employment agreement with Mr. Landa, effective as of May 14, 1996. The employment agreement provided, among other things, that Mr. Landa will serve as President and CEO of Telereunion. The original employment agreement terminated May 14, 1999 and a new agreement was issued on September 2, 1999 for a period of three years. Mr. Landa's agreement provided, among other things, that he will serve as Chief Operating Officer of Telscape reporting to the Chief Executive Officer of Telscape. Mr. Landa's agreement will be terminated upon the consummation of Telscape's merger with Pointe.

                             EXECUTIVE COMPENSATION

                  TELSCAPE'S REPORT ON EXECUTIVE COMPENSATION

     In March 1997, Telscape established the Compensation Committee of the Board which is responsible for administering Telscape's executive compensation programs and policies. Telscape's executive compensation programs are designed to attract, motivate and retain the executive talent needed to optimize stockholder value in a competitive environment. The programs are intended to support the goal of increasing stockholder value while facilitating the business strategies and long-range plans of Telscape.

     The following is the Compensation Committee's report addressing the compensation of Telscape's executive officers.

                 TELSCAPE'S COMPENSATION POLICY AND PHILOSOPHY

     Telscape's executive compensation policy is designed to establish an appropriate relationship between executive pay and Telscape's annual performance, its long term growth objectives and its ability to attract and retain qualified executive officers. Telscape's policy is based on the belief that the interests of the executives should be closely aligned with Telscape's stockholders. The Compensation Committee attempts to achieve these goals by integrating annual base salaries with (i) annual incentive bonuses based on corporate performance, based on the achievement of specified performance objectives set forth in Telscape's financial plan for such fiscal year, and based on individual performance, and (ii) stock options through Telscape's stock option plans. The Compensation Committee's philosophy is to review salaries paid to executive officers with comparable responsibilities in comparable businesses and offer salaries to its executives which are in the lower range of those offered by such comparable businesses. In addition, the components of each executive officer's compensation is weighted to the bonus and option components. This results in a meaningful portion of each executive's compensation being placed at-risk and linked to the accomplishment of specific results that are expected to lead to the creation of value for Telscape's stockholders from both the short-term performance and long term success of Telscape. The Compensation Committee considers all elements of compensation and the compensation policy when determining individual components of pay.

     The Compensation Committee believes that leadership and motivation of Telscape's employees are critical to achieving the objectives of Telscape. The Compensation Committee is responsible for ensuring that its executive officers are compensated in a way that furthers Telscape's business strategies and which aligns their interests with those of the stockholders. To support this philosophy, the following principles provide a framework for executive compensation: (i) offer compensation opportunities that attract the best talent to Telscape; (ii) motivate individuals to perform at their highest levels; (iii) reward outstanding achievement; (iv) retain those with leadership abilities and skills necessary for building long-term stockholder value; (v) maintain a significant portion of executives' total compensation at risk, tied to both the annual and long-term financial performance of Telscape and the creation of incremental stockholder value; and (iv) encourage executives to manage from the perspective of owners with an equity stake in Telscape.

                   TELSCAPE EXECUTIVE COMPENSATION COMPONENTS

     As discussed below, Telscape's executive compensation package is primarily comprised of three components: base salary, annual incentive bonuses and stock options.

     BASE SALARY. For fiscal 1999, the Compensation Committee approved the base salaries of the Named Executive Officers (as defined below) based on (i) salaries paid to executive officers with comparable responsibilities employed by companies with comparable businesses, (ii) performance and accomplishment of Telscape in fiscal 1999 which is the most important factor, and (iii) individual performance reviews for fiscal 1999 for most executive officers. The Compensation Committee's philosophy is to review salaries paid to executive officers with comparable responsibilities in comparable businesses and offer salaries to its executives which are in the lower range of those offered by such comparable businesses. In addition, the components of each executive officer's compensation is weighted to the bonus and option components. This results in a meaningful portion of each executive's compensation being placed at-risk and linked to the accomplishment of specific results that are expected to lead to the creation of value for Telscape's stockholders from both the short-term performance and long term success of Telscape. The Compensation Committee reviews executive officer salaries annually and exercises its judgement based on all the factors described above in making its decision, subject to the terms of such officer's employment agreement. No specific formula is applied to determine the weight of each criteria.

     ANNUAL INCENTIVE BONUSES. Annual incentive bonuses for the Named Executive Officers are based upon the following criteria: (i) Telscape's financial performance for the current fiscal year, (ii) the furthering of Telscape's strategic position in the marketplace, and (iii) individual merit. Telscape paid incentive bonuses to the Named Executive Officers (as defined below) as depicted in the Summary Compensation Table.

     LONG TERM INCENTIVE COMPENSATION. Stock options encourage and reward effective management which results in long-term corporate financial success, as measured by stock price appreciation. The Compensation Committee believes that option grants afford a desirable long-term compensation method because they closely ally the interests of management with stockholder value and that grants of stock options are the best way to motivate executive officers to improve long-term stock market performance. The vesting provisions of options granted under Telscape's stock option plans are designed to encourage longevity of employment with Telscape and generally extend over a three year period.

                    COMPENSATION OF CHIEF EXECUTIVE OFFICER

     The Board believes that E. Scott Crist, Telscape's Chief Executive Officer, provides valuable services to Telscape and that his compensation should therefore be competitive with that paid to executives at comparable companies. In addition, the Compensation Committee believes that an important component of his compensation should be based on Telscape performance. Mr. Crist's annual base salary for fiscal 1999 was $125,000. As of the date hereof, the Compensation Committee has not met to review compensation levels for 2000 and bonuses relating to the Company's financial performance in 1999.

                      INTERNAL REVENUE CODE SECTION 162(M)

     Under Section 162(m) of the Internal Revenue Code (the "Code"), the amount of compensation paid to certain executives that is deductible with respect to Telscape's corporate taxes is limited to $1,000,000 annually, if certain requirements of section 162(m) are not met. It is the current policy of the Compensation Committee to maximize, to the extent reasonably possible, Telscape's ability to obtain a corporate tax deduction for compensation paid to executive officers of Telscape to the extent consistent with the best interests of Telscape and its stockholders.

                 The Compensation Committee:

                 Darrel O. Kirkland

                 Jack M. Fields, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Darrell O. Kirkland and Jack M. Fields, Jr., comprise Telscape's compensation committee. Neither member of the compensation committee is an executive of Telscape or its subsidiaries and neither serves in a similar capacity for another entity.

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     Set forth below is a line graph comparing the yearly change in Telscape's common stock since Telscape's initial public offering in August 1994 against the Nasdaq Telecommunications Industry Index and the Nasdaq Stock Market Index.

                                       [Graph]

             DESCRIPTION                 1994       1995       1996       1997       1998       1999
-------------------------------------  ---------  ---------  ---------  ---------  ---------  ---------
Telscape International($)............  $  100.00  $   73.33  $   83.33  $  211.65  $  193.33  $  336.66
S & P 500($).........................  $  100.00  $  137.58  $  169.17  $  225.60  $  290.08  $  351.12
NASDAQ US($).........................  $  100.00  $  141.33  $  173.89  $  213.07  $  300.24  $  542.41
NASDAQ Telecom($)....................  $  100.00  $  130.91  $  133.86  $  195.75  $  322.30  $  561.26

     This graph assumes that $100 was invested in August 1994 in Telscape's common stock and in the S&P 500, the Nasdaq Stock Market Index, and the Nasdaq Telecommunications Index and that all dividends were re-invested. No dividends have been declared or paid in Telscape's common stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

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
        SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information, as of May 4, 2000, with respect to the beneficial ownership of Common Stock by each director, each Named Executive Officer included in the Summary Compensation Table, the directors and executive officers as a group and each stockholder known to management to own beneficially more than 5% of the Common Stock. Unless otherwise noted, the persons listed below have sole voting and investment power with respect to such shares.

                                                                  PERCENTAGE
                                         NUMBER OF SHARES        BENEFICIALLY
NAME AND ADDRESS                        BENEFICIALLY OWNED          OWNED
-------------------------------------   ------------------       ------------
E. Scott Crist.......................        1,331,702(1)            12.0%
  2700 Post Oak Boulevard, Suite 1000
  Houston, Texas 77056

Manuel Landa.........................        1,162,950(2)(3)         10.7%
  2700 Post Oak Boulevard, Suite 1000
  Houston, Texas 77056

Ricardo Orea.........................        1,161,881(3)(4)         10.7%
  Moras No. 430
  Col. Del Valle, Del Benito Juarez
  03100 Mexico, D.F.

Oscar Garcia.........................        1,155,881(3)(5)         10.6%
  Moras No. 430
  Col. Del Valle, Del Benito Juarez
  03100 Mexico, D.F.

Todd M. Binet........................          459,582(6)             4.2%
  2700 Post Oak Boulevard, Suite 1000
  Houston, Texas 77056

Darrel Kirkland......................           30,125(7)              --*
  803 Forest View
  Austin, TX 78746

Jack M. Fields, Jr...................           23,571(8)              --*
  8810 Will Clayton Pkwy, Suite E
  Humble, TX 77338

All directors and named executive
  officers as a group (7 persons)....        5,325,692(9)            48.9%

------------
 * Less than 1%

(1) Includes shares of Common Stock issuable upon exercise of (i) a common stock warrant representing the right to purchase 37,418 shares of Common Stock at $6.68 per share, (ii) a common stock warrant representing the right to purchase 31,805 shares of Common Stock at $6.68 per share and (iii) a common stock warrant representing the right to purchase 31,805 shares of Common Stock at $11.96 per share. Includes 255,620 shares of Common Stock owned by Delaware Charter Guaranteed Trust Co. F/B/O Mr. Crist. Includes options to purchase (i) 327,778 shares of Common Stock at $4.50 per share and (ii) 6,959 shares of Common Stock at $7.50 per share, all of which are presently exercisable. Excludes options to purchase 20,879 shares of common stock at $7.50 per share, as such options are not exercisable within sixty (60) days of this table.

(2) Includes shares of Common Stock issuable upon exercise of a Series A Common Stock Warrant which have vested and become exercisable with respect to rights to purchase 231,442 shares of Common Stock at $2.19 per share owned by Mr. Landa, as well as rights to purchase 326,883 shares of Common Stock held by Forest International, L.L.C. ("Forest"). Mr. Landa is the beneficial owner of Forest. The Series A Common Stock Warrant lapses on May 16, 2003. Excludes options to purchase 77,000 shares of Common Stock at $16.00 per share as such options are not exercisable within sixty (60) days of the date of this table.

(3) Includes options to purchase 25,000, 75,000 and 29,625 shares of Common Stock at $1.35, $4.875 and $7.50 per share, respectively, all of which options are presently exercisable.

(4) Includes shares of Common Stock issuable upon exercise of the Series A Common Stock Warrant which have vested and become exercisable with respect to rights to purchase 247,208 shares of Common Stock at $2.19 per share owned by Mr. Orea, as well as rights to purchase 310,048 shares of Common Stock held by Cloud International, L.L.C. ("Cloud"). Mr. Orea is the beneficial owner of Cloud. The Series A Common Stock Warrant lapses on May 16, 2003. Excludes options to purchase 42,000 shares of Common Stock at $16.00 per share as such options are not exercisable within sixty (60) days of this table.

(5) Includes shares of Common Stock issuable upon exercise of the Series A Common Stock Warrant which have vested and become exercisable with respect to rights to purchase 241,208 shares of Common Stock at $2.19 per share owned by Mr. Garcia, as well as rights to purchase 310,048 shares of Common Stock held by Sky International, L.L.C. ("Sky"). Mr. Garcia is the beneficial owner of Sky. The Series A Common Stock Warrant lapses on May 16, 2003. Excludes options to purchase 42,000 shares of Common Stock at $16.00 per share as such options are not exercisable within sixty (60) days of this table.

(6) Includes options to purchase 83,333 shares of Common Stock at $3.25 per share, options to purchase 166,667 shares of Common Stock at $4.00 per share, and options to purchase 9,258 shares of Common Stock at $7.50 per share, all of which are presently exercisable. Excludes options to purchase 27,773 shares of Common Stock at $7.50 per share as such options are not exercisable within sixty (60) days of this table. Excludes 17,760 shares of Common Stock, which are held in trust for the benefit of Mr. Binet's two minor children. Mr. Binet disclaims beneficial ownership of these shares.

(7) Includes options to purchase (i) 10,000 shares of Common Stock at $3.75 per share, (ii) 9,625 shares of Common Stock at $7.50 per share, and (iii) 10,000 shares of Common Stock at $8.188 per share, all of which options are presently exercisable.

(8) Includes options to purchase 10,000 shares of Common Stock at $7.25 and 10,000 shares at $8.188, all of which options are presently exercisable.

(9) Includes options and warrants to purchase 2,800,360 shares of Common Stock, all of which are exercisable within sixty (60) days of the date of this table.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires Telscape's executive officers and directors and persons who own more than 10% of a registered class of Telscape's equity securities to file reports of ownership and changes in ownership with the SEC and the Nasdaq. Executive officers, directors and greater than 10% shareholders are required by certain regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of Forms 3 and 4, as furnished to Telscape, pursuant to the Exchange Act during its most recent fiscal year, and Forms 5 with respect to its most recent fiscal year, Telscape believes that any such forms required to be filed pursuant to Section 16(a) of the Exchange Act were timely filed, as necessary by the officers, directors and security holders required to file the same during the fiscal year ended December 31, 1999 with two exceptions. Mr. Binet did not timely file the necessary Form 4 for a transaction effectively occurring on December 30, 1999. The Form 5 for this transaction was subsequently filed on February 17, 2000. Mr. Kirkland did not timely file the necessary Form 4 for transactions effectively occurring on March 19, 1996, October 9, 1998 and June 21, 1999. The Form 5 for these transactions was subsequently filed on February 9, 2000.

                                POINTE BUSINESS

GENERAL

     Pointe Communications Corporation, formerly Charter Communications International, Inc., is an international facilities based communications company serving residential and commercial customers in the U.S., Central and South America. We and our subsidiaries provide enhanced telecommunications products and services, including:

    o   local;

    o   long distance;

    o   Internet;

    o   international private line;

    o   carrier services;

    o   prepaid calling card; and

    o   telecommuting services.

We focus on the Hispanic community both domestically and internationally. We believe that our ethnically focused strategy and our state of the art network combine to create a unique approach to the telecommunications market.

HISTORY

     We were incorporated in Nevada on April 10, 1996, as a wholly owned subsidiary of Maui Capital Corporation, incorporated in Colorado on August 8, 1988. On April 21, 1996, Maui Capital merged with us, and as the surviving corporation, we succeeded to all the business, properties, assets and liabilities of Maui Capital. The merger's purpose was changing Maui Capital's name and state of incorporation. Maui Capital had no significant business or assets prior to September 21, 1995, when it acquired TOPS Corporation. (TOPS was named Charter Communications International, Inc., until April 10, 1996, when our name was changed so that we could incorporate in Nevada with the same name.)

     At the time of the TOPS acquisition, TOPS was the sole shareholder of Charter Communicaciones Internacionales Grupo, S.A., a Panama corporation, which was developing a private line telecommunications system in Panama and pursuing licenses to provide such services in various other Latin American countries. Since acquiring TOPS, we (and Maui Capital, our predecessor) have sought growth, both through developing our existing businesses and acquiring complementary businesses.

     Accordingly, on January 8, 1996, we purchased 90% of Phoenix DataNet, a provider of domestic and international Internet access, for cash. We acquired Phoenix Data Systems on March 21, 1996, along with the remaining 10% of Phoenix DataNet in a stock transaction through which we entered the network integration business. During 1997, we exited the network integration business, wrote off the assets related to Phoenix Data Systems, and included these assets in as a non-recurring charge in our statement of operations. In a stock transaction on July 31, 1996, we acquired Telecommute Solutions, which introduced new telecommuting services. On September 21, 1996, we acquired Overlook Communications International Corporation in a stock transaction that added a variety of domestic and international enhanced telecommunications and long distance services, including prepaid phone calling cards. We acquired Worldlink Communications, Inc.,a provider of prepaid long-distance calling cards, in a stock transaction on October 5, 1996.

     On June 1, 1998, we acquired Galatel Inc., a prepaid calling card distributor servicing the Hispanic community, in a cash and stock transaction. We acquired Pointe Communications Corporation, a Delaware Corporation, in a cash and warrant transaction on July 30, 1998. Pointe had no revenue from operations prior to this acquisition. In August, 1998, our shareholders amended our

Articles of Incorporation changing our name from Charter Communications International, Inc. to Pointe Communications Corporation. We acquired International Digital Telecommunications Systems, Inc. in a cash and stock transaction on August 12, 1998. International Digital is a facilities based long distance carrier of voice, data and other types of telecommunications in the Miami, Florida market. On October 1, 1998, we acquired Rent-A-Line Telephone Company, LLC, in a stock rights transaction. Rent-A-Line is a reseller of prepaid local telephone service.

     On August 31, 1999, HTC Communications, LLC, which was licensed as a Competitive Local Exchange Carrier, or CLEC, in California, merged with us. The merger enhanced our CLEC management team and accelerated our access to West Coast CLEC markets. The HTC management team assumed leadership of our CLEC operations. Their management team has over 70 years of combined experience in the telecommunications industry including a CEO who was formerly General Manager of a division at Pacific Bell, responsible for marketing and offering services to more than 1.1 million Hispanic customers and generating over $350 million in annual revenues.

     We obtained funding for our new strategy during the second and third quarters of 1999. Construction of central switching facilities and co-location sites at the various Incumbent Local Exchange Carriers end offices is currently under way in Los Angeles and Miami. These initial sites are expected to be operational by the end of the first quarter of 2000.

     Our principal office is located at 1325 Northmeadow Parkway, Suite 110, Roswell, Georgia 30076 and our telephone number is (770) 432-6800.

RECENT DEVELOPMENTS

     Subsequent to year end Pointe agreed to merge with Telscape International, Inc. ("Telscape") in an all-stock transaction in which each share of Pointe will be exchanged for 0.223514 shares of Telscape common stock. The surviving company will trade under the ticker symbol "TSCP" on the Nasdaq National
Market. The board of directors of both companies have agreed to the merger; however, the closing is subject to shareholder approval and certain other conditions precedent, such as Securities Exchange Commission and regulatory approval. Management believes that the merger of the combined companies creates one of the leading providers of bundled communications services in the U.S. Hispanic and paired-Latin American markets. Some of the benefits of the combined companies are:

    o   An experienced management team with a significant Latin component.

    o Creates an integrated communications provider catering to Hispanics in both the U.S. and Latin America, including a Telscape concession to provide domestic and international long distance service in Mexico granted to Telscape by Mexican regulators.

    o Infrastructure-based strategy utilizing "Smart Build" approach including a fiber optic network under construction by Telscape in Mexico.

    o   Greater critical mass and compelling synergies and cost savings.

    o One of the few companies that can compete in the U.S. and Latin America as one company.

    o Combined company strategy addresses rapidly growing and deregulating markets with significant competitive opportunities.

STRATEGY

     Our goal is to become a leading provider of local, long distance, and Internet services to Hispanic communities in the United States and corresponding emigre countries. In doing so, we will focus on the following tenants of our business plan:

  TARGET UNDERSERVED MARKETS.

     We intend to capitalize on our existing business experience to further penetrate select Hispanic communities in the United States. In doing so, we will select target markets based upon favorable

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
demographics with respect to local and long distance telephone usage, including immigration patterns, population growth and income levels. Initially, we believe we can obtain significant market share in selected U.S. metropolitan areas by providing an integrated bundle of telecommunications services directly to the Hispanic community, a segment which has favorable demographics and telecommuni-cations traffic patterns relative to our focus on Central and South America. We believe that incumbent and competitive local exchange providers have concentrated on targeting broad markets and, with the exception of limited in-language advertising, have not focused on ethnic markets. We believe we can capitalize on the experience and customer relationships from our existing businesses to market telecommunications services effectively to the Hispanic community.

  OFFER AN INTEGRATED SUITE OF TELECOMMUNICATIONS SERVICES.

     We offer both consumer and commercial customers an integrated suite of retail telecommunications services, including local, long distance, Internet access and data transmission. We believe there is substantial demand among residential and business customers in our target markets for an integrated package of telecommunications services. We will focus on providing value to our customers by combining competitive pricing of our bundled services with a high level of customer service and care tailored to our targeted markets. Providing local service requires appropriate licensure in each state where service is provided. We are currently certified as a Competitive Local Exchange Carrier, or CLEC in Georgia, California and Florida. We also intend to apply for certification in Texas, New York, and Puerto Rico during 2000. While we believe we will be able to obtain certifications, the outcome is not assured.

     Implement Competitive Local Exchange Carrier Operations through Success Based Staged Buildout of Markets.

     We intend to implement a success based staged buildout of Competitive Local Exchange Carrier, or CLEC, operations, including both switched and dedicated local service, in selected U.S. and Latin American markets. Once we have targeted a market, rather than installing 100% of our own network (i.e. fiber and switching equipment), we will co-locate at a Incumbent Local Exchange Carrier, or ILEC, or other CLEC facilities, install a Class 5 (i.e., local service) and data switch, and use the fiber/copper provided by the ILEC or CLEC to reach the end user. We then intend to interconnect our local networks by way of leases with major wholesalers of IXC (i.e., long distance) services, thereby establishing our own local, long distance and data network. A staged buildout will allow us to implement our market pairing strategy and to improve our ability to originate and terminate telecommunications traffic on our own network, while at the same time complementing our existing international carriage network.

  CAPITALIZE ON BENEFITS PROVIDED BY PAIRED MARKETS.

     By combining CLEC operations in selected domestic and paired Latin American markets with our existing international carriage network, we believe we can:

    o maximize the volume of telecommunications traffic carried on our network, whether originated, transported or terminated; and

    o   reduce our overall cost of providing telecommunication services.

     By pairing identifiable market sub-segments in U.S. cities with their Latin American country counterparts, we are able to originate and terminate traffic between cities that share us as a common network carrier, which will provide an attractive cost structure.

  CONSTRUCT STATE-OF-THE-ART NETWORKS.

     Our networks will emphasize flexibility, reliability and scalability as the basis for all development. We intend to avoid the limitations of legacy processes by utilizing SONET transport over fiber with an Asynchronous Transfer Mode backbone and an Internet protocol platform. In addition, we will attempt strategic partnering to extend the reach and flexibility of our network and

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
minimize technological dependence. Larger commercial customers will access our products by way of fiber connectivity while residential customers will access our Internet protocol platform services through a seamless switchover from the serving Incumbent Local Exchange Carrier.

  BUILD ON EXPERIENCED MANAGEMENT TEAM.

     We believe that the quality of our management team and our extensive experience in the emerging telecommunications industry are critical factors in the successful implementation of our strategy. Key personnel possess an average of 15 years of experience with major telecommunications companies. Stephen Raville, our Chairman and CEO held the same position with Advanced Telecommunications Corporation, a domestic, long distance company, which grew from $50 million in revenue to over $550 million in six years prior to its $900 million merger with MCI/WorldCom. We believe that we will be able to effectively use the historical relationships and contacts of our management and directors to enhance our development.

SEGMENT INFORMATION

     During the third quarter of 1999, we evaluated our business focus and organizational structure. In doing so, it was determined that we operate in three distinct business segments, which include Retail Services, Wholesale/International Services and Prepaid Calling Card Services. Retail services include local, long distance, and Internet access services provided primarily to Hispanic residential and commercial customers. Wholesale/International services include carrier terminating services and International private line provided between the US and various South and Central American countries as well as voice and data services include the sale of both "on-net" (calls carried on our network) and "off-net" (calls carried on other companies networks) prepaid calling cards. The management team and each employee were allocated to the various business segments and goals and objectives were established for each segment and each employee. Management will evaluate performance of Pointe and its employees in part based upon the performance of these individual segments. (See Note 11 to Pointe's Consolidated Financial Statements for the year ended December 31, 1999, for 1999 Segment Information which is incorporated herein by this reference).

PRODUCTS AND SERVICES

     The following is an overview of our product and service offerings:

                 PRODUCT                               DESCRIPTION
-------------------------------------------------------------------------------

Local..................................... Dial tone, switched access, dedicated access and value-added services

Long Distance............................. Domestic and international long distance services

Internet Service.......................... Dedicated and dial-up Internet access, virtual web hosting, web page
                                          development, e-mail, web commerce,
                                          database management, and remote
                                          Internet access

Prepaid Calling Card Products............. prepaid long distance cards targeted to Hispanic communities in the U.S.

Carrier Terminating Services.............. Facilities-based backbone with both voice and data switching capability
                                          to carry wholesale carrier traffic
                                          for U.S. and foreign termination

International Private Line................ Dedicated voice and data private line carried over our satellite network
                                          marketed to businesses in Mexico,
                                          Panama, Venezuela, El Salvador, Costa
                                          Rica, Nicaragua and the U.S.

INTEGRATED SERVICES

     We intend to offer residential and commercial customers a full suite of integrated telecommunications services, including local, long distance, Internet access and data transmission.

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
     LOCAL ACCESS. With the implementation of CLEC operations in each target market, we will provide residential and commercial accounts with a full range of local exchange services, including:

    o basic local service (including dial tone, local area charges, dedicated point-to-point intraLATA service and enhanced calling features);

    o interstate dedicated access service (i.e., connecting a customer to a long distance carrier's facilities);

    o interstate switched access service (i.e., originating and terminating calls from a long distance carrier);

    o   intraLATA toll calls;

    o   intrastate switched access;

    o   value-added services (Centrex, voicemail, call forwarding);

    o miscellaneous other services (including provision of directories, billing and collection services).

     Providing local service requires appropriate licensing in each state where service is provided. We are currently certified as a CLEC in Georgia, California and Florida. We also intend to apply for certification in Texas, New York, and Puerto Rico during 2000. While we believe we will be successful in obtaining certification, this is not assured.

     LONG DISTANCE. We provide international and domestic long distance services. An international long distance call typically originates on a local exchange or private line and is carried to the tandem switch of a long distance carrier. The call is then transported along a fiber optic cable or a satellite connection to an international gateway switch in the destination country and finally to another local exchange or private line where the call is received. A domestic long distance call is similar to an international long distance call, but typically only involves one long distance carrier, which transports the call on fiber, microwave radio or via a satellite connection within the country of origination and termination. We will provide all or portions of the above networks, depending on the origin and destination of calls placed.

     INTERNET SERVICES. We provide a complete array of Internet services including dedicated and dial-up Internet access, virtual web hosting, web page development, e-mail, web commerce, database management and remote Internet access. We focus on providing defined Internet applications to business and residential customers instead of simply selling the underlying component services. When applicable, our Internet solutions are supported through telephone applications such as Integrated Voice Response, call center services and 800 services.

PREPAID CALLING CARD

     We have developed a set of calling card products, including prepaid calling cards, prepaid Internet access cards, and enhanced promotional service cards. We primarily market these cards to the U.S. Hispanic community to call Latin American Countries. Our market studies have shown that the Hispanic community is one of the largest segments of the prepaid calling card market. In addition, our prepaid cards are marketed to other market segments in the United States and Latin American countries for customers who do not have access to postpaid telephone services. By leveraging our relationship with certain Latin American carriers, we are able to provide calling cards with originating access from Latin American countries. In the past, we have marketed cards to tourists in Mexico to call the United States and to consumers in other Latin countries to call the United States.

CARRIER TERMINATING SERVICES

     During 1997, we began providing dedicated switched voice services to certain customers. During 1998, we started constructing a facilities based backbone for both voice and data switching to carry wholesale carrier traffic for U.S. and foreign termination. This network will provide a unique partnering opportunity for us and for foreign Post, Telephone & Telegraph Companies in need of U.S. termination traffic. We intend to leverage our relationships and our network in Latin America to provide high quality, cost-competitive services. Furthermore, we believe our relationships will benefit

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
directly from the volume of inbound calling traffic because of our ability to direct traffic from our interconnection point to our domestic network.

INTERNATIONAL PRIVATE LINE

     We currently provide or are licensed to provide international private line, or IPL, services in:

    o   Mexico,

    o   Panama,

    o   Venezuela,

    o   El Salvador,

    o   Nicaragua, and

    o   Costa Rica.

     Our licenses for IPL services are either "on premise" or country
"gateway" stations and are composed of a satellite earth station located in the service area and an earth station located in the United States. Earth stations may be located directly on customer premises at or nearby telephone company facilities (with users connected to the earth station via local lines). In instances where the local telephone company cannot provide this local
"loop," we can provide wireless land-based systems to connect to the earth station and lease this service to the customer on a monthly basis in cooperation with the local telephone company. The wireless system is used as a market entry alternative and is typically phased out as sufficient scale is reached.

SALES, MARKETING AND DISTRIBUTION

INTEGRATED SERVICES

     We intend to target Hispanic customers in dense Hispanic communities in major metropolitan areas of California, Florida, Texas and Puerto Rico, and in other Latin American countries. We have initially identified Los Angeles, Miami, San Diego, and Houston for initial implementation of our operations. Longer term, we anticipate accessing additional markets including New York City, Dallas, San Francisco, Chicago, San Juan, Puerto Rico and El Salvador.

     We will brand our telecommunications services. We believe success in marketing to Hispanic consumers lies in creating a culturally-relevant brand, which appeals to the strong cultural themes common in the Hispanic market. We will utilize in-language advertising through multiple media channels to convey a message of value, reliability and utility tailored to the unique needs of this segment. We will target Hispanics through a comprehensive bilingual and bicultural marketing program, including bilingual telemarketing, extensive advertising in Spanish language media, and community event sponsorship. Management believes this direct multi-media marketing campaign will generate significant call response from potential customers. Bilingual customer service representatives will field calls from our state-of-the-art call center, where they will inform customers about bundled product offerings and enlist orders. Additionally, we will employ a direct sales force mainly for selling to small to mid-sized Hispanic businesses. We will also differentiate ourselves within the Hispanic community by establishing TeleMercados (i.e., retail storefronts) in locations with heavy foot traffic and significant Hispanic concentration. These TeleMercados will double as both sales and service centers.

     We believe our highly targeted, culturally relevant, direct marketing approach will:

    o yield higher success rates than those experienced by companies using a "switch now" approach, and

    o establish brand name recognition, generating increased use of our services and enhanced customer retention.

     We therefore believe we can establish ourselves as a value leader in telecommunications services for Hispanics in our target markets. Although we are sensitive to the role that price of services plays in customer decision-making and will offer competitive pricing, we will not necessarily be the lowest cost provider. Instead, we intend to focus on providing overall value to our customers by offering a cost-effective, culturally relevant bundle of integrated telecommunications services.

PREPAID CALLING CARD PRODUCTS

     Prepaid calling card products are sold by a direct sales force who are responsible for establishing and maintaining relationships with the distributors that provide access to retail outlets (gas stations, convenience stores, etc.) in targeted ethnic communities throughout the United States. In addition, we recently acquired a wholesale distributor of Hispanic focused calling cards to enhance our distribution capabilities and reduce our distribution costs.

CARRIER TERMINATING AND INTERNATIONAL PRIVATE LINE

     We have a wholesale sales group actively contracting carrier termination and international private line in North, Central and South America. We augment our direct sales efforts through the use of agents and brokers that market our service to institutional customers and carriers.

CUSTOMER SERVICE AND CARE

     We believe customer service and operating support are core components for success as a new entrant in the Competitive Local Exchange Carrier business. To enhance our ability in this area we have built a state-of-the-art customer service call center in Los Angeles, California to compliment our existing customer service center in Houston, Texas. Additionally, we will invest approximately $9.8 million over the next two years in an Operating Support System, which will include billing, order management and provisioning components. The customer service center will be staffed 24 hours a day, 365 days per year with bilingual service representatives. We will offer a range of billing services including integrated billing (i.e., multiple products on a single invoice), billing in Spanish, and the ability to render a bill in the U.S. for services provided to a resident of Latin American countries. The latter is useful if a U.S. resident desires to pay for a relative's phone service in another country.

NETWORK FACILITIES

CLEC OPERATIONS

     Our network is being designed with flexibility, reliability and scalability as its basis. Network construction will be based on central office technology interfacing in a client/server-based environment. We believe that this architecture will provide a competitive advantage. In our target markets we intend to deploy our own Class 5 (i.e., local service) feature node switching equipment on a robust data platform. This network is designed to:

    o   meet demands for enhanced services,

    o   support different types of network elements,

    o   adapt to changing service providers, and

    o   easily meet subscriber requirements.

     For example, this network will allow us to provide local, long distance and data switched services. Our network model will include traditional public switched telephony services and will perform in a multiservice mode with Internet servers and data networks such as frame relay and corporate intranet. Construction of the network has begun and the initial phase to service the first two markets, Los Angeles and Miami, is expected to be complete by the end of the second quarter of 2000 with the other initial markets, listed above in Sales and Marketing, intended to be operational during 2000.

     We will rely on Incumbent Local Exchange Carriers, or ILECs, and IXCs (i.e., long distance providers) to provide communications capacity or interconnection for most of our local and long distance telephone services. Interconnection agreements typically require the approval of state regulatory authorities. The 1996 Telecommunications Act established certain requirements and standards for interconnection arrangements. The FCC, in conjunction with state regulatory bodies, is still developing these requirements and standards through a process of negotiation and arbitration. ILECs are required to negotiate in good faith with competitors, such as us, requesting interconnection. We currently have an interconnection agreement with Bell South and expect to have completed agreements with PacBell and GTE during the first quarter of 2000, and will negotiate agreements with Bell Atlantic and Southwest Bell during the remainder of 2000.

     Internationally, we intend to deploy wireless local loop in markets where terrestrial lines are not available in order to provide complete point to point services for our bundled retail products.

INTERNATIONAL BACKBONE

     Creation of a national and international backbone network and a local access network plan is critical to cost reduction and corresponding margin improvement. We have negotiated a long haul dark fiber contract interconnecting New York, Houston, Atlanta, Los Angeles and Miami, which is an integral component of the Asynchronous Transfer Mode, or ATM, backbone we established during 1999. We intend to expand the backbone nationally and internationally to transport both voice and data to each of our U.S. and Latin American targeted markets. We have built and will continue to build ATM-based switching facilities that will have full IP transport capabilities. We will then lease or trade switching capacity for fiber transport capacity to support our traffic requirements.

     We spent approximately $6.0 million during 1999 on the ATM backbone. We believe ATM/IP backbones are preferable because

    o   Internet traffic is growing 15% per month;

    o   the cost of an ATM infrastructure is less than circuit switching;

    o circuit switching platforms cannot meet the demands of today's networks created by increased data traffic; and

    o by the year 2004, voice traffic is expected to consume less than 10% of network bandwidth.

INTERNET NETWORK

     Our network has been designed for reliable, high speed, efficient routing and low latency. We currently support six Internet access Points of Presence, or POPs, in the United States and four in Latin American countries. Each POP is located in secured facilities or computer rooms that have 24 hours per day, seven days per week secured access. Each POP has high performance routers with multiple redundant Unix based servers on an FDDI ring. Dial-in access facilities are provided via fully managed modems. Each facility is backed up by an Uninterrupted Power Supply, backup generators, and dual entrance fiber facilities when available.

PREPAID NETWORK

     We also operate an enhanced self-contained calling card platform in our network, which supports our prepaid calling card business. We are interconnected to a number of long distance providers and the switch performs least cost routing of prepaid long distance calls over our network.

SATELLITE NETWORK

     Our satellite network consists of a series of teleports as well as a number of smaller, single user, on-premise satellite ground stations. We currently operate teleports in seven countries:

    o   Costa Rica,

    o   El Salvador,

    o   Mexico,

    o   Nicaragua,

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    o   Panama (two locations),

    o   Venezuela, and

    o   the United States.

The teleports are capable of providing international satellite services within the U.S. and Latin American countries. The teleports also provide us with the ability to provide high quality Internet services.

     All of U.S. satellite services are carried over the Satelites Mexicanos, SA de CV, or Satmex satellite system. The Satmex system is a Mexican owned and operated satellite system that offers a broad coverage area including all of North and South America that supports our stated mission of servicing Latin American countries with first class communications services. IPL and Internet access services are provided via satellite transmissions through the Satmex satellite system. We have long-term contracts with Satmex to provide satellite space segment of sufficient capacity to service our needs for the foreseeable future.

     Our Houston facility is the primary network control center. The Houston facility is outfitted with two satellite ground stations designed to support C-band communication links between the U.S. and Latin American countries, and a Ku-band ground earth station used to carry services from the U.S. to Mexico. The system has been sized with growth in mind and can be expanded should growth exceed our projections. We use various providers, on an as-needed basis, to accommodate extension of our satellite based service to any office site customer facilities via terrestrial local loops. Use of these providers permits us to be an "On Net" facility with the ability to offer competitive terrestrial connections to our U.S. customer base.

     We do not rely on any single provider to supply service for any of our products with the exception of satellite service provided by Satmex. We continually seek out competitive products to aid in the provision of our services.

INDUSTRY OVERVIEW

TELECOMMUNICATIONS INDUSTRY

     Prior to its court-ordered breakup in 1984, or the divestiture, AT&T largely monopolized the telecommunications services in the U.S. even though technological developments had begun to make it economically possible for companies (primarily entrepreneurial enterprises) to compete for segments of the communications business.

     The present structure of the U.S. telecommunications market is largely the result of the 1984 divestiture. As part of the divestiture, seven local exchange holding companies were created to offer services in geographically defined areas called LATAs. The Regional Bell Operating Companies, or RBOCs, were separated from the long distance provider, AT&T, resulting in the creation of two distinct market segments: local exchange and long distance. The divestiture provided for direct, open competition in the long distance segment.

     The divestiture did not provide for competition in the local exchange market. However, several factors served to promote competition in the local exchange market, including:

    o customer desire for an alternative to the RBOCs, also referred to as the Incumbent Local Exchange Carriers, or ILECs;

    o technological advances in the transmission of data and video requiring greater capacity and reliability than ILEC networks were able to accommodate;

    o a monopoly position and rate of return-based pricing structure which provided little incentive for the ILECs to upgrade their networks; and

    o the significant fees, called access charges, long distance carriers were required to pay to the ILECs to access the ILECs' networks.

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     The first competitors in the local exchange market, designated as CAPs by the FCC, were established in the mid-1980s. Most of the early CAPs were entrepreneurial enterprises that operated limited networks in the central business districts of major cities in the United States where the highest concentration of voice and data traffic is found. Since most states prohibited competition for local switched services, early CAP services primarily consisted of providing dedicated, unswitched connections to long distance carriers and large businesses. These connections allowed high-volume users to avoid the relatively high prices charged by ILECs.

     As CAPs proliferated during the latter part of the 1980s, certain federal and state regulators issued rulings which favored competition and promised to open local markets to new entrants. These rulings allowed CAPs to offer new services, including, in some states, a broad range of local exchange services, including local switched services. Companies providing a combination of CAP and switched local services are sometimes referred to as Competitive Local Exchange Carriers, or CLECs. This pro-competitive trend continued with the passage of the Telecom Act of 1996 (see the Regulation section), which provided a legal framework for introducing competition to local telecommunications services throughout the U.S.

     Over the last three years, several significant transactions have been announced representing consolidation of the U.S. telecom industry. Among the
ILECs:

    o   Bell Atlantic Corporation and NYNEX Corporation merged in August 1997;
        and

    o   Pacific Telesis Group and SBC Communications Inc. merged in April 1997.

Major long distance providers have sought to enhance their positions in local markets through transactions such as:

    o   AT&T's acquisition of Teleport Communications Group

    o   WorldCom's mergers with MFS and Brooks Fiber Properties,

and their competitive positions, through transactions such as WorldCom's merger with MCI.

     Many international markets resemble that of the U.S. prior to the divestiture. In many countries, traditional telecommunications services have been provided through a monopoly provider, frequently controlled by the national government, such as a Post, Telegraph and Telephone Company. In recent years, there has been a trend toward opening many of these markets, particularly in Europe. Led by the introduction of competition in the United Kingdom, the European Union mandated open competition as of January, 1998. Similar trends are emerging, albeit more slowly, in Latin America.

INTERNET INDUSTRY

     The Internet is a global collection of interconnected computer networks that allows commercial organizations, educational institutions, government agencies and individuals to communicate electronically, access and share information and conduct business. The Internet originated with the ARPAnet, a restricted network that was created in 1969 by the United States Department of Defense Advanced Research Projects Agency, or DARPA, to provide efficient and reliable long distance data communications among the disparate computer systems used by government-funded researchers and academic organizations. The networks that comprise the Internet are connected in a variety of ways, including by the public switched telephone network and by high speed, dedicated leased lines. Communications on the Internet are enabled by Internet Protocol, or IP, an inter-networking standard that enables communication across the Internet regardless of the hardware and software used.

     Over time, as businesses have begun utilizing e-mail, file transfer and, more recently, intranet and extranet services, commercial usage has become a major component of Internet traffic. In 1989, the U.S. government effectively ceased directly funding any part of the Internet backbone. In the mid-1990s, contemporaneous with the increase in commercial usage of the Internet, a new type of provider called an Internet Service Provide, or ISP, became more prevalent. ISPs offer access, e-mail,

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customized consent and other specialized services and products aimed at allowing customers to obtain information from, transmit information to, and utilize resources available on the Internet.

     ISPs generally operate networks composed of dedicated lines leased from Internet backbone providers using IP-based switching and routing equipment and server-based applications and databases. Customers are connected to the ISP's points of presence by facilities obtained by the customer or the ISP through local telephone service providers through a dedicated access line or placement of a circuit-switched local telephone call to the ISP.

IP COMMUNICATIONS TECHNOLOGY

     Circuit-switching systems and packet-switching systems are the two switching technologies used in currently available communications networks. Circuit-switch systems establish a dedicated channel for each communication (such as a telephone call for voice or fax), maintain the channel for the duration of the call, and disconnect the channel at the conclusion of the call. Packet-switch based communications systems format the information to be sent, such as e-mail, voice, fax and data into a series of shorter digital messages called "packets." Each packet consists of a portion of the complete message plus the addressing information to identify the destination and return address.

     Packet-switch systems offer several advantages over circuit-switch systems, particularly the ability to commingle packets from several communications sources together simultaneously onto a single channel. For most communications, particularly those with bursts of information followed by periods of "silence," the ability to commingle packets provides for superior network utilization and efficiency, resulting in more information being transmitted through a given communication channel. There are, however, certain disadvantages to packet-switch based systems as currently implemented. Rapidly increasing demands for data, in part driven by the Internet traffic volumes, strain capacity and contribute to delays and interruptions in communications transmissions. There are also concerns about the adequacy of the security and reliability of packet-switch systems as currently implemented.

     Technology development initiatives are under way to address these disadvantages of packet-switch systems. We believe that the IP standard, which is an "open networking standard" broadly adopted in the Internet and elsewhere, should remain a primary focus of these development efforts. We expect these efforts to result in improved communications, reduced delay and lower networking hardware costs.

REGULATION

     While state-to-state long distance business in the U.S. is generally not subject to substantial regulation, local service and within-state long distance service are subject to regulation that varies by state, and can be substantial. The international long distance business is subject to the FCC's jurisdiction in the U.S. and foreign governments abroad, some of which limit or prohibit our services. Foreign local service is governed by the respective jurisdiction. Local laws and regulations differ significantly among the foreign jurisdictions in which we operate, and the interpretation and enforcement of such laws and regulations vary and are often based on the informal views of the local government ministries, which, in some cases, are subject to influence by local monopoly companies. Accordingly, in certain of our principal existing and target markets, there are laws and regulations that either prohibit or limit, or could be used to prohibit or limit, certain services we market. We intend to provide our services to the maximum extent we believes permissible under applicable local laws and regulations, and the licenses we have obtained. Portions of the services we market and provide, or intend to market and provide, are now or may in the future be prohibited in certain jurisdictions.

UNITED STATES

     We provide telecommunications and information services. The terms and conditions under which we provides our services are potentially subject to regulation by the state and federal government agencies. With regard to our domestic telecommunications services, federal laws and FCC regulations

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generally apply to calls from one state to another, while state regulatory authorities generally have jurisdiction over calls which are placed and received within the same state.

LOCAL SERVICE; INTEGRATED SERVICE

     Federal regulation has the greatest impact on the telecommunications industry and has undergone major changes in the last three years as the result of the adoption of the Telecommunications Act of 1996. The Act provides comprehensive reform of the nation's telecommunications laws. The Act imposes a number of access and interconnection requirements on telecommunications carriers and on all local exchange providers, including CLECs, with additional requirements imposed on ILECs. The Act provides a detailed list of items that are subject to these interconnection requirements, as well as a detailed set of duties for all affected carriers. All telecommunications carriers must interconnect with the facilities of other carriers and not install features that will interfere with the interoperability of networks. All LECs, including CLECs, have a duty to:

    o   not unreasonably limit the resale of their services,

    o   provide number portability if technically feasible,

    o provide dialing parity to competing providers, and nondiscriminatory access to telephone numbers, directory assistance, operator services and directory listings,

    o   provide access to poles, ducts, conduits, and rights-of-way, and

    o establish reciprocal compensation arrangements for the transport and termination of telecommunications.

In addition to those general duties of all LECs, ILECs have additional duties to:

    o interconnect at any technically feasible point and provide service equal in quality to that provided to their customers or the ILEC itself,

    o provide unbundled access to network elements at any technically feasible point at just, reasonable and nondiscriminatory rates, terms and conditions,

    o offer retail services at wholesale prices for the use of telecommunication carriers,

    o provide reasonable public notice of changes in the network or the information necessary to use the network or which affect interoperability, and

    o allow other carriers to enter their premises to install, maintain and repair that carrier's equipment necessary for access to the ILEC's network, or

    o if on-premise installation is not permitted for practical reasons (i.e., space limitations), the ILEC must allow the carrier to use its own equipment, and electronically monitor and control communications being placed with the equipment.

     The FCC adopted pricing and other guidelines to implement the interconnection provisions of the Act, but the 8th Circuit Court of Appeals vacated many of the FCC's guidelines. The Supreme Court has granted a writ of certiorari to review the 8th Circuit's decision and is expected to decide the case during its 1998-1999 term. The responsibility for setting pricing and other guidelines with respect to interconnection has thus been left up to the individual state public service commissions. It is expected that varying pricing and guidelines will emerge from state to state and some of these guidelines may eventually have an indirect adverse effect on our business.

INTERNATIONAL TELECOMMUNICATIONS; LONG DISTANCE

     The 1996 Telecommunications Act allows local exchange carriers, including RBOCs, to provide interLATA long distance service and also grants the FCC the authority to deregulate other aspects of the telecommunications industry. We are classified by the FCC as a non-dominant carrier for our common carrier telecommunications services. We have applied for and received all necessary authority from the FCC to provide international telecommunications service. The FCC reserves the right to

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condition, modify, or revoke such international authority for violations of the
Federal Communications Act or the FCC's rules and policies.

     The FCC and the state commissions have jurisdiction to act upon complaints against any common carrier for failure to comply with its statutory obligations. If the FCC or state regulators find that we were engaging in activities that required authorizations which we currently do not hold or violated the regulatory requirements established by the relevant commissions, the FCC or state regulators could impose financial penalties and order us to comply with the applicable regulations or cease doing business. Such penalties or action could materially adversely effect our business, financial condition or results of operations.

     As a telecommunications carrier, we are required to contribute to universal service funds established by the FCC, the states, or both. Federal contribution factors have been established by the FCC and are effective. Federal universal service requirements are now under review by both Congress and the appellate court. Whether our universal service contributions can be passed on to customers depends upon the competitive carrier market and potential FCC regulation. Certain states are in the process of determining what universal service contribution requirements to adopt and others have already made such determinations. Current proposals to change the universal service support system do not entail the imposition of universal service fees on enhanced service providers. These fees, however, might be assessed in the future. Similarly, individual states may determine that enhanced services providers should be required to contribute to state universal service funding mechanisms.

     Moreover, information service providers traditionally have been treated by the FCC as providing an "enhanced" computer processing service rather than a "basic" telecommunications transmission service and, as a result, were thought to be beyond the FCC's regulatory authority. A large portion of our business involves such unregulated enhanced services. Although the 1996 Telecommunications Act continues to distinguish between unregulated information or enhanced and regulated telecommunications or basic services, the changes made by the 1996 Telecommunications Act may have important implications for providers of unregulated enhanced services.

     Within-state long distance service is subject to state laws and regulations, including prior certification, notification and registration requirements. In certain states, prior regulatory approval may be required for changes in control of telecommunications operations. We are currently subject to varying levels of regulation in the states in which we provides "1+" and card services (which are both generally considered "1+" services by the states).
The vast majority of states require us to:

    o   apply for certification to provide telecommunications services, or

    o at least register or be found exempt from regulation, before commencing service, and

    o file and maintain detailed tariffs listing rates for long distance service within the state.

Many states also impose various reporting requirements and/or require prior approval for:

    o   transfers of control of certified carriers,

    o   assignments of carrier assets, including customer bases,

    o   carrier stock offerings, and

    o   incurrence by carriers by significant debt obligations.

Certificates of authority can generally be conditioned, modified, canceled, terminated or revoked by state regulatory authorities for failure to comply with state law and/or the rules regulations and policies of the state regulatory authorities. Fines and other penalties, including the return of all monies received for intrastate traffic from residents of a state, may be imposed for such violations.

INTERNET

     We use LEC networks to connect our Internet customers to our POPs. Under current federal and state regulations, we and our Internet customers pay no charges for this use of the LECs' networks other than the flat-rate, monthly service charges that apply to basic telephone service. The LECs have

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asked the FCC to change its rules and require Internet access providers to pay additional, per minute charges for their use of local networks. Per minute access charges could significantly increase our cost of doing business and could, therefore, have a material adverse effect on our business, financial condition or results of operations. The FCC is currently considering whether to propose such rule changes.

     Data network access providers are generally not regulated under the laws and regulations governing the telecommunications industry. Accordingly, except for regulations governing our ability to disclose the contents of communications by our customers, no state or federal regulations currently exist pertaining to the pricing, service characteristics or capabilities, geographic distribution or quality control features of Internet access services. We cannot predict the impact that future regulation or regulatory changes, if any, may have on our Internet access business.

     The 1996 Telecommunications Act imposes criminal liability on persons sending or displaying indecent material on the Internet, in a manner available to minors. The Act also imposes criminal liability on an entity who knowingly permits facilities under its control to be used for such activities. Entities solely providing access to facilities not under their control are exempted from liability, as are service providers that take good faith, reasonable, effective and appropriate actions to restrict access by minors to the prohibited communications. The constitutionality of these provisions has been successfully challenged in lower federal courts and is now before the U.S. Supreme Court; the final interpretation and enforcement of these provisions is uncertain. The Act may decrease demand for Internet access, chill the development of Internet content, or have other adverse effects on Internet access providers such as us. Additionally, in light of the uncertain interpretation and application of this law, we may have to modify our operations to comply with the statute, including prohibiting users from maintaining home pages on the Internet.

STATE REGULATION

     The 1996 Telecommunications Act is intended to increase competition in the telecommunications industry, especially in the local exchange market. The Act prohibits state and local governments from enforcing any law, rule or legal requirement that prohibits or has the effect of prohibiting any person from providing any interstate or intrastate telecommunications service. In addition, under current FCC policies, any dedicated transmission service or facility that is used more than 10% of the time for the purpose of interstate or foreign communication is subject to FCC jurisdiction to the exclusion of any state regulation. Notwithstanding these prohibitions and limitations, states regulate telecommunications services, including through:

    o   certification of providers of intrastate services,

    o   regulation of intrastate rates and service offerings, and

    o   other regulations,

and retain jurisdiction under the 1996 Telecommunications Act to:

    o   adopt regulations necessary to preserve universal service,

    o   protect public safety and welfare,

    o   ensure the continued quality of communications services, and

    o   safeguard the rights of consumers.

Accordingly, the degree of state involvement in local telecommunications services may be substantial.

     The state regulatory environment varies substantially from state to state. State regulatory agencies have regulatory jurisdiction when Company facilities and services are used to provide intrastate services. A portion of our current traffic may be classified as intrastate and therefore subject to state regulation. Currently, we do not anticipate that the regulatory requirements to which we will be subject in Florida, Puerto Rico, New York, Texas, Illinois and California will have any material adverse effect on our operations. In some jurisdictions, our pricing flexibility for intrastate services

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may be limited because of regulation, although our direct competitors will be subject to similar restrictions. However, future regulatory, judicial, or legislative action may have a materially adverse effects on us.

FOREIGN MARKETS

     We are subject to the regulatory regimes in each of the countries in which we conducts business. Local regulations range from permissive to restrictive, depending upon the country. In general, provision of telecommunications services in these countries is permitted only through obtaining proper licenses and service is limited to that specifically provided by the license (see the LICENSES section for a detailed listing of foreign licenses held by we). The World Trade Organization, or WTO, Agreement, which became effective in February 1998, is intended to open foreign telecommunications markets of signatory countries. We do not know whether or how foreign governments will implement the WTO Agreement.

COMPETITION

     We operate in extremely competitive service and geographical markets that are influenced significantly by larger industry participants and are expected to become more competitive in the future. There are no substantial barriers to the entry of additional participants into any of the services in which we compete in the U.S. In general, provision of service in Latin American countries outside the U.S. requires a license from the local government.

LOCAL SERVICES; INTEGRATED SERVICES

     Our ability to acquire market share from ILECs, CLECs, and resellers will be contingent on Management's ability to effectively

    o sell our services to our target market through culturally relevant marketing and value driven product bundling,

    o   build an effective and reliable local access network, and

    o develop an excellent Operating Support System to manage orders and provide service and customer support.

     One major impact of the 1996 Telecommunications Act may be a trend toward the use and the acceptance of bundled service packages, consisting of local and long distance telephony, combined with other elements such as cable television and wireless telecommunications service. As a result, we will be competing with:

    o   ILECs,

    o traditional providers of long distance service, such as AT&T, Sprint, and MCI/WorldCom, and

    o   other CLECs or CAPs.

We may also face competition from providers of cable television service. Our ability to compete successfully in telephony will depend on the attributes of the overall bundle of services we are able to offer, including price, features, and customer service.

     Wireless telephone service (cellular, PCS, and Enhanced Specialized Mobile Radio) now is generally viewed by consumers as a supplement to, not a replacement for, wireline telephone service. In particular, wireless is more expensive than wireline local service and is generally priced on a usage basis. It is possible, however, that in the future the rate and quality differential between wireless and wireline service will decrease, leading to more direct competition between providers of these two types of services. In that event, our telephony operations may face competition from wireless operators.

INTERNATIONAL TELECOMMUNICATIONS; LONG DISTANCE

     We are seeking international telecommunications licenses in various foreign countries. We face competition for licenses from major international telecommunications entities as well as from local

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competitors in each country. If a communications license is obtained, our international telecommunications operations will face competition from existing government owned or monopolistic telephone service companies and other operators who receive licenses. We may also face significant potential competition from other communication technologies that are being or may be developed or perfected in the future. Some of our competitors have substantially greater financial, marketing, and technical resources. Thus, we may not be successful in obtaining additional licenses or competing effectively in international telecommunication operations.

     We compete with:

    o IXCs engaged in the provision of long distance access and other long distance resellers and providers, including large U.S. carriers;

    o   foreign PTTs;

    o other marketers of international long distance and call reorigination services;

    o   wholesale providers of international long distance services;

    o   alliances for providing wholesale carrier services;

    o new entrants to the long distance market such as the RBOCs in the United States, who have entered or have announced plans to enter the U.S. interstate long distance market pursuant to recent legislation authorizing such entry, and utilities; and

    o   small resellers and facility-based IXCs.

Many of our competitors are significantly larger and have substantially greater market presence and financial, technical, operational, marketing, and other resources and experience than we do.

     Because of their close ties to their national regulatory authorities, foreign PTTs and newly privatized successor companies can influence their national regulatory authorities to our detriment. With increasing privatization of international telecommunications in foreign countries, it is possible that new foreign service providers, with close ties to their national regulatory authorities and customer bases, will enter into competition with us, or that PTTs will become deregulated and gain the pricing flexibility to compete more effectively with us. The ability of a deregulated PTT to compete on the basis of greater size and resources and long-standing relationships with customers in its own country could have a material adverse effect on our business, financial condition or results of operations.

     Although the large U.S. long distance carriers have previously been reluctant to compete directly with the PTTs, other large carriers may begin to compete in the industry. Because of their ability to compete on the basis of superior financial and technical resources, the entry of any large U.S. long distance carrier into the business could have a material adverse effect on our business, financial condition or results of operations.

     Competition for customers in our international telecommunication and long distance markets is primarily on the basis of price and, to a lesser extent, on the basis of the type and quality of service offered. Increased competition could force us to reduce our prices and profit margins if our competitors are able to procure rates or enter into service agreements comparable to or better than those we obtain, or to offer other incentives to existing and potential customers. Similarly, we have no control over the prices set by our competitors in the long distance resale carrier-to-carrier market. We could also face significant pricing pressure if we experience a decrease in our market share of international long distance traffic, as our ability to obtain favorable rates and tariffs depends, in large part, on the volume of international long distance call traffic we can generate for third-party IXCs. We might not be able to maintain the volume of domestic and international long distance traffic necessary to obtain favorable rates and tariffs. In addition, we are aware that our ability to market our carrier services depends upon the existence of spreads between the rates offered by us and those offered by the IXCs with whom we compete as well as those from whom we obtain service. A decrease in rate spreads could cause us to lose customers and therefore materially adversely effect our business, financial condition, or results of operations.

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INTERNET ACCESS

     Our current and prospective competitors include many large companies that have substantially greater market presence and financial, technical, operational, marketing and other resources and experience than ours. Our Internet access business competes or expects to compete directly or indirectly with the following categories of companies:

    o   other national and regional commercial Internet access providers;

    o   established on-line services companies that offer Internet access;

    o   software and technology companies;

    o   national long distance telecommunications carriers;

    o   RBOCs;

    o   cable television operators;

    o   nonprofit or educational Internet service providers; and

    o   newly licensed providers of spectrum-based wireless data services.

     Many of the established on-line services companies and telecommunications companies are offering or planning to offer expanded Internet access services. We expect that all of the major on-line services companies will eventually compete fully in the Internet access market. In addition, we believe that new competitors, including large computer hardware and software, cable, media, wireless, and wireline telecommunications companies such as the RBOCs, will enter the Internet access market, resulting in even greater competition. The ability of these competitors or others to bundle services and products not offered by us with Internet access services could place us at a significant competitive disadvantage. Also, certain of our telecommunications company competitors may be able to offer customers reduced communications charges in connection with their Internet access services or other incentives, reducing the overall cost of their Internet access solution and increasing price pressures on us. This price competition could reduce the average selling price of our services. Additionally, increased competition for new subscribers could result in increased sales and marketing expenses and related subscriber acquisition costs, which could materially adversely affect our profitability. We may not be able to offset the effects of price reductions or incentives with increases in our number of customers, higher revenue from enhanced services, cost reductions or otherwise.

     Competition is also expected to increase in overseas markets, where Internet access services are just being introduced. We might not be able to increase our presence in the overseas markets we presently serve, or enter new overseas markets. We may not be able to obtain the capital required to finance continued expansion. Additionally, we might not be able to obtain the permits and operating licenses required for operating, hiring and training employees or marketing, selling and delivering services in foreign countries. Further, entry into foreign markets will result in competition from local companies that may have long-standing relationships with or possess a better understanding of their local markets, regulatory authorities, customers and suppliers. We may not be able to obtain similar levels of local knowledge, which could place us at a serious competitive disadvantage. To the extent the ability to provide access to service overseas becomes a competitive advantage in the Internet access industry, failure to penetrate or increase our presence in overseas markets we presently serve may result in our being at a competitive disadvantage relative to other Internet access providers.

     We believe that our ability to compete successfully in the Internet access market depends upon a number of factors, including:

    o   market presence;

    o   the adequacy of our customer support services;

    o   the capacity, reliability and security of our network infrastructure;

    o   the ease of access to and navigation of the Internet;

    o   the pricing policies of our competitors and suppliers;

    o regulatory price requirements for interconnection to and use of existing local exchange networks by Internet services;

    o the timing of introductions of new products and services by we and our competitors;

    o   our ability to support existing and emerging industry standards; and

    o   trends within the industry as well as the general economy.

We may not have the financial resources, technical expertise or marketing and support capabilities to continue to compete successfully in the Internet access market.

LICENSES

     In the United States, licenses must be obtained from the FCC or state regulatory authorities depending upon the type of license and/or services to be offered. In order to provide telecommunications services outside the United States, we must obtain appropriate licenses or enter into agreements with the foreign government or PTT.

     In most foreign countries where we operate, telecommunications licenses must be held by a corporation organized under the laws of that country. In Panama, Venezuela, Mexico, El Salvador, Nicaragua and Costa Rica, we have:

    o   created a local corporation,

    o   obtained appropriate licenses with the assistance of local partners, and

    o obtained a majority ownership position in exchange for the capital required to build out the system.

                       TYPE OF
                     LICENSE OR
    COUNTRY           AGREEMENT         DATE                            SCOPE
----------------  -----------------  ---------         ------------------------------------
Costa Rica        Satellite          Aug. 1997         Establish and operate "on premise"
                                                       private satellite earth stations;
                                                       license from both Costarricense Elec-
                                                       tricidad, or ICE and Radiografica
                                                       Costarricense S.A., or RACSA
Costa Rica        Teleport           Jan. 1998         Establish Teleport services; license
                                                       issued by RACSA
Costa Rica        Private Satellite  Aug. 1997         Private satellite stations; we are
                  Stations                             obligated to pay Costa Rican tariff
                                                       for satellite services, but a
                                                       discounted tariff is provided when we
                                                       provide the satellite station; agree-
                                                       ment with ICE and RACSA
Costa Rica        Teleport           Apr. 1998         Teleport services (which will avoid
                                                       the cost of single user private
                                                       satellite stations); agreement with
                                                       RACSA
El Salvador       Satellite          Jul. 1996         Provide "on premises" private
                                                       satellite earth stations using the
                                                       Solidaridad satellite system; license
                                                       issued by ANATEL
Mexico            Satellite          Jul. 1995         Provide satellite services with
                                                       Mexico and complete use of Mexican
                                                       Solidaridad satellite system;
                                                       agreements with Telecom de Mexico
Mexico            Communications     Jan. 1998         Provide value-added services
                                                       communications services; license
                                                       issued by Telecom de Mexico.
Nicaragua         Internet                             Provide Internet services; license
Nicaragua         Teleport                             Provide Teleport services; license
Nicaragua         IPL                                  Right to sell dedicated services
                                                       international private lines;
                                                       agreement with Nicaraguan government.
Nicaragua         International                        International switched voice;
                  Switched Voice                       agreement with Nicaraguan government.
Panama            Satellite          Dec. 1995         Authorized to provide international
                                                       carrier voice and data via the
                                                       Solidaridad satellite system and
                                                       other agreed communications services;
                                                       joint venture with Instituto Nacional
                                                       de Telecomunicaciones de Panama, or
                                                       Intel
Panama            Internet           Dec. 1995         Authorized by Intel to provide
                                                       Internet services retail and
                                                       wholesale within Panama; license
Panama            Digital IPL                          Construction of digital Teleport;
                  services                             Teleport provides IPL for Panamanian
                                                       services customers
United States     International      Aug. 1999         International facilities-based
                  facilities-based                     carrier; license from FCC
                  carrier

                       TYPE OF
                     LICENSE OR
    COUNTRY           AGREEMENT         DATE                            SCOPE
----------------  -----------------  ---------         ------------------------------------
United States     International      May 1995          International satellite connectivity;
                  satellite                            license connectivity from FCC
                  connectivity
United States     Radio station      Apr. 1996         Fixed earth station in Clear Lake
                                                       City, Texas, for domestic fixed
                                                       satellite service and international
                                                       fixed satellite service;
                                                       authorization from FCC
United States     Radio station      Sep. 1996         Fixed earth station in Houston,
                                                       Texas, for domestic fixed satellite
                                                       service and international fixed
                                                       satellite service; authorization from
                                                       FCC
United States     Long distance                        Various Long distance services
                 (Various States)                     certification from respective state
                                                       Public Service Commissions
United States     CLEC               May 1997          Interim certification of authority to
  (Georgia)                                            provide CLEC services; by Georgia
                                                       Public Service Commission
United States     CLEC               May 1999          Authority to provide CLEC services;
  (Florida)                                            issued by Florida Public Service
                                                       Commission
United States     CLEC               July 1999         Authority to provide CLEC services;
  (California)                                         issued by California Public Service
                                                       Commission
Venezuela         Point to point;    Apr. 1996         Provide voice, data and video point
                  point to                             to point and point to multipoint
                  multipoint                           services throughout Venezuela and
                                                       internationally; license authorized
                                                       by Commision Nacional de
                                                       Telecomunicaciones, or Conatel
Venezuela         Access             Jul. 1996         To offer domestic and international
                                                       access to databases for offering
                                                       enhanced services such as Internet
                                                       services, e-mail, etc.; concession
                                                       from Conatel
Venezuela         Digital Teleport;  Mar. 1997         Construction of digital Teleport to
                                                       provide IPL services for Venezuelan
                                                       customers; we pay Conatel on an
                                                       annual basis the equivalent of
                                                       agreement of 1% of gross invoicing
                                                       for the services provided under the
                                                       Agreement; IPL services

EMPLOYEES

     As of December 31, 1999, we had 241 full time employees, located in the US and various Latin American countries. None of our employees are represented by a labor union or covered by a collective bargaining agreement and we have never experienced a work stoppage. We believe that relations with our employees are good.

PROPERTY

     Our corporate headquarters are located in Roswell, Georgia. We lease approximately 6,200 square feet of office space at 1325 Northmeadow Parkway, Roswell, Georgia 30076. The lease commenced on April 15, 1999, with a base rent of $5,385 per month and continues for 36 months, expiring on March 15, 2002.

     We lease approximately 16,800 square feet of office space at 606 E. Huntington Drive, Monrovia, California 91016, which serves as our administrative headquarters for Competitive Local Exchange Carrier, or CLEC, operations. The lease commenced on September 15, 1999, with a base rate of $18,809 and is for an initial term of five years expiring on September 30, 2004.

     We own an office building with approximately 6,400 square feet in El Monte, California, which serves as our central office for Los Angeles CLEC operations.

     We lease approximately 7,220 square feet of office space at 99 SE 5th Street, Miami, Florida, which serves as our central office for Miami CLEC operations. The lease commenced on December 1, 1999, with a base rate of $11,533.95 and is for an initial term of 10 years expiring on November 30, 2010.

     We lease approximately 11,500 square feet of office space at 2839 Paces Ferry Road, Suites 500 and 250, Atlanta, Georgia 30339. The term of the lease commenced on October 1, 1995, with a base rent of $18,267 per month and continues for sixty months, expiring September 30, 2000.

     We lease approximately 10,000 square feet of office space at 17100 El Camino Real, Houston, Texas 77058. The lease is for an initial term of five years and expires on June 30, 2001, unless we exercise our contractual right to renew the lease for two additional terms of five years each. The monthly rental under the lease is currently $9,800.

     We lease approximately 1,700 square feet of office space at 28 West Flagler Street, Miami, Florida 33130. The lease is for an initial term of three years and has been extended two years until January 1, 2001. The monthly rental under the lease is currently $2,054.

     We lease additional office and equipment co-location space in the U.S. in Phoenix, Arizona; Ft. Lauderdale, Florida; Atlanta, Georgia; Houston, Texas; New York, New York; Los Angeles, California; San Diego, California. The monthly rental under these leases is currently $28,120.

     We also lease office or equipment co-location space in the following countries with current monthly rental in the amount of $14,725:

    o   Panama City, Panama;

    o   Colon, Panama;

    o   Caracas, Venezuela;

    o   San Salvador, El Salvador;

    o   Managua, Nicaragua; and

    o   San Jose, Costa Rica.

Our physical properties are in good condition.
LEGAL PROCEEDINGS

     From time to time, we have been involved in certain legal proceedings. Currently, we are not a party to any material pending legal proceedings, other than ordinary routine litigation incidental to our business.

                               POINTE MANAGEMENT

POINTE MANAGEMENT

     The following table lists the name and age of each of our directors and executive officers, as well as those persons expected to make a significant contribution to us during 2000. Each director has been elected to serve until the next annual meeting of shareholders. A biography of each executive officer follows this table.

        NAME             AGE                    POSITION
--------------------     ----     -------------------------------------
Stephen E.                        Chairman of the Board, Chief
  Raville...........      52      Executive Officer
Peter C.
  Alexander.........      43      President and Chief Operating Officer
Richard P. Halevy...      33      Chief Financial Officer
Patrick E.
  Delaney...........      46      Director, Executive Vice President
Federico L.
  Fuentes...........      45      Chief Technical Officer
Ruben Garcia........      47      President, CLEC Division
Jaime D. Zambra.....      55      President, International Division
William P.
  O'Reilly..........      54      Director
F. Scott Yeager.....      48      Director
Gerald F. Schmidt...      59      Director
James H. Dorsey.....      40      Director
Rafic A. Bizri......      51      Director
David C. Lee........      34      Director
Darryl B.
  Thompson..........      38      Director

     STEPHEN E. RAVILLE. Mr. Raville has been a director of ours since December 14, 1995, Chairman since January 28, 1997 and Chief Executive Officer since September 12, 1997. Mr. Raville has been President of First Southeastern Corp., a private investment company, since it was formed shortly after Mr. Raville's departure from Advanced Telecommunications Corporation, or ATC, where he served as Chairman of the Board and Chief Executive Officer. Prior to the merger of ATC and Atlanta based TA Communications, Mr. Raville served as a President of TA Communications. Additionally, he was a partner in the Atlanta law firm of Hurt, Richardson, Garner, Todd & Cadenhead. Mr. Raville currently serves on the Board of numerous private concerns.

     PETER C. ALEXANDER. Mr. Alexander joined us in December 1999 with a strong record of international business successes. Most recently Mr. Alexander was President of Premiere Technologies, Inc., an Internet communications service provider. Prior to Premiere, he served as Senior Vice President of non-U.S. operations for GE Capital Information Technology Solutions, a $3.5 billion division of GE Capital Services Company. Prior to his GE affiliation, Mr. Alexander served as President of AmeriData Global Limited, an international IT services group of AmeriData Technologies, and Vice President of International Operations for Vanstar Corporation.

     RICHARD P. HALEVY. Mr. Halevy started with Pointe in March 1997 as Treasurer/VP of Finance, the position he held until March 2000 when he was appointed to Chief Financial Officer. During his time with the Company, Pointe has grown revenues from $8 million in 1996 to $52 million in 1999 and has raised in excess of $70 million in debt and equity financing. Prior to joining Pointe, Mr. Halevy was a Vice-President with Credit Suisse First Boston's Controllers Group and began his career with Ernst & Young. Mr. Halevy is a Certified Public Accountant in the State of New York, holds a B.S. in Accounting from Fordham University and an MBA in Finance from New York University.

     PATRICK E. DELANEY. Mr. Delaney has been a Director since September 12, 1996. Additionally, Mr. Delaney served as Chief Financial Officer for Pointe from September 12, 1996 to December 31, 1999. Mr. Delaney has over twenty years of diverse business management experience in such industries as chemical engineering, insurance and telecommunications. As Chief Financial Officer of Advanced Telecommunications Corporation, or ATC, Mr. Delaney was instrumental in growing ATC's annual revenues from $50,000,000 to $500,000,000 in less than six years. Mr. Delaney's other key responsibilities at ATC included directing mergers and acquisitions activities, which resulted in over fifteen transactions, as well as placing financing in excess of $250,000,000 in debt and equity. During 1993-1994, Mr. Delaney served as a board member and Chief Financial Officer for RealCom, Inc., the second largest shared tenant services company in the country until its acquisition by MFS Communications.

     FEDERICO L. FUENTES. Mr. Fuentes joined us under a consulting agreement in March of 1999 and currently serves as our Chief Technical Officer. Mr. Fuentes has in excess of 20 years of experience in International telecommunications engineering. Prior to joining us, Mr. Fuentes was a co-founder of a number of telecommunications businesses in the US and Latin America including Psychologic, a company that developed short messaging software. The software was able to produce messaging in 30 languages and was selected by Motorola for their pagers. He was co-founder and Chief Engineer for Bozdatos, a Venezuelan company which acted as consultant for the Iridium satellite project in Latin America, implemented an ATM banking network, developed a public payphone network, installed fiber optic cable for CANTV, and developed the first prepaid calling card for cellular services in Venezuela. He was the founder of Multielectronica, a developer of billing software for telecommunications services. He was also Chief Engineer at ELCA, a provider of rural and GSM cellular telephone services in Venezuela. Prior to founding his own businesses, Mr. Fuentes spent a number of years as an Operations Manager for the local PTT of Venezuela. He holds a B.S. in Chemical Engineering from Simon Bolivar in Venezuela.

     RUBEN GARCIA. Mr. Garcia joined us in July of 1999 as President of the CLEC Division. Mr. Garcia has more than twenty years of telecommunications management experience in marketing, sales and customer service. Prior to joining us, Mr. Garcia was President of HTC Communications, a California-based CLEC, acquired by us during the third quarter of 1999. He previously served as Chief Operating Officer at ConexOne Wireless, where he joined the firm as the 10th employee. During Mr. Garcia's tenure, ConexOne was ranked the 19th fastest growing Hispanic owned firm in the U.S. and became a member of the Hispanic 500. Previously, Mr. Garcia was Vice-President and General Manager at Pacific Bell, responsible for marketing and offering services to more than 1.1 million Hispanic customers and managing 1,200 employees. His group generated over $350 million in annual revenues for Pacific Bell.

     JAIME D. ZAMBRA. Mr. Zambra joined us under a consulting agreement in March of 1999 and currently serves as our President of the International Division. Mr. Zambra has 25 years of experience in Business Development throughout Central and South America. Prior to joining Pointe's International team in March 1999, Mr. Zambra was a co-founder and Business Development Manager for Bozdatos, a Venezuelan company which acted as consultant for the Iridium satellite project in Latin America, implemented an ATM banking network, developed a public payphone network, installed fiber optic cable for CANTV, and developed the first prepaid calling card for cellular services in Venezuela. He was Business Development Manager and a Member of the Board of Directors for Multicanal, a media company with financial backing from ABC/Disney, which was the first to bring Digital Compression TV to Europe. The company provided six channels to Spain and Portugal. He was also Business Development Manager at ELCA, a provider of rural and GSM cellular telephone services in Venezuela. Prior to his independent ventures, Mr. Zambra spent 17 years in the petrochemical, pharmaceutical and consumer products business for Dow Chemical. Mr. Zambra holds a B.S. in Electrical Engineering from Catholic University and an MBA in Finance from the University of Houston.

     WILLIAM P. O'REILLY. Mr. O'Reilly has been a director since December 14, 1995. Mr. O'Reilly has over 20 years experience in the telecommunication industry and has initiated several successful business ventures. In 1981, he was the founder and Chief Executive Officer of Lexitel

Corporation, which is currently part of ALC Communications, Inc. Mr. O'Reilly was also a founder and Chief Executive Officer of Digital Signal, a leading provider of low-cost fiber optic capacity to long distance carriers. In 1989, he acquired Military Communications Corporation, or MCC. MCC provides international public switched network services via phone centers to the U.S. military worldwide. Mr. O'Reilly sold MCC to LDDS in 1997. Mr. O'Reilly is currently Chairman and Chief Executive Officer of ELTRAX Systems, Inc., a public company.

     F. SCOTT YEAGER. Mr. Yeager has been a director since February 26, 1996. Mr. Yeager has extensive experience in the communications industry and has founded both Network Communications Inc., a company created to install, own and operate a fiber optic network in Houston, Texas to compete with Southwestern Bell Telephone Company, and YSA Inc., a systems integrator of fiber optic components, including cable connectors, test equipment and multiplexers. In 1989, following the purchase of Network Communications Inc., by MFS, Mr. Yeager became City Director of MFS of Houston, Inc. In 1991, he developed the concept of high speed data-networking over the MFS fiber infrastructure. In 1992, he became Vice President of Sales and Distribution of MFS Datanet, Inc., where he developed the sales organization and marketing approach of MFS Datanet. Mr. Yeager most recently served as Vice President of Business Development of MFS Global Services, Inc. Currently, Mr. Yeager is independently employed as a telecommunications industry consultant.

     GERALD F. SCHMIDT. Mr. Schmidt joined us as a director on February 28, 1997. Mr. Schmidt is Chairman, a director and a shareholder of Cordova Technologies, Inc. As Chairman, he is responsible for the major policy decisions of the General Partner and the Partnership. Mr. Schmidt is a co-founder of Cordova Capital and also President of Cordova Capital Inc. and Cordova Capital II, Inc., and is a shareholder and member of the Board of Directors of each. A major portion of his career was spent with Jostens, Inc., a publicly-traded NYSE company on the Standard & Poor's 500, based in Minneapolis and involved in the manufacturing and sale of motivation and recognition products to educational institutions and companies. While there, he was responsible for $170 million in sales through more than 500 independent sales representatives and led a sales and design team that won the opportunity to produce the gold, silver and bronze medals for the games of the XXIII Olympiad held in Los Angeles. Upon leaving Jostens in 1984, he spent five years as senior vice president of O'Neill Developments, Inc., a privately-held merchant developer of real estate properties headquartered in Atlanta. Mr. Schmidt left in 1988 to join Manderson & Associates, where Cordova Capital was founded. Mr. Schmidt serves on the Board of Directors of USBA Holdings, Ltd., a financial services company providing products and services to banks, Investors Financial Group, Inc., a full service broker-dealer, and Premis Corporation, a publicly traded Nasdaq company that designs, develops and markets software systems for point of sale.

     JAMES H. DORSEY. Mr. Dorsey is currently the founder and CEO of Boom, Inc., with offices in New York City and Florida. This new venture, aimed at the Baby Boomer Generation, is a discount membership club set up as a multimedia company, comprised of a TV show, a Web Site and a magazine. In addition, Mr. Dorsey is the founder and President of three Florida based companies: Landmark Design Custom Builders, LLC, Dorsey Realty Investments, LLC, and Dorsey Investments Properties, LLC, all headquartered in Delray Beach, Florida. The three companies buy and develop properties in Miami Beach, Colorado and Jackson Hole, Wyoming, concentrating in new construction as well as renovation. In 1989, Mr. Dorsey founded American Hydro-Surgical Instruments, Inc., also in Delray Beach, and served as President, CEO and Chairman of the Board for the next six years. Begun with the design for a single product for the growing field of laparoscopic surgery, the company recorded sales of 20 million dollars in 1995 and had 175 employees including a national sales force and approximately 200 products. Mr. Dorsey was awarded 14 patents for surgical products issued in his name. In 1995, the company was merged with CR Bard, a leader in the pharmaceutical industry. Mr. Dorsey served as a full time medical consultant for CR Bard for a year, and since then has been retained as a patent and product consultant. From 1989 to 1992, Mr. Dorsey also served as President and CEO of Sigmatec Medical Inc., in Delray Beach, a company he founded to serve South Florida as a sales organization for American Hydro Surgical Instruments, Inc. With sales of
3.5 million, Sigmatec was merged with American Hydro Surgical Instruments in
1992.

     RAFIC A. BIZRI. Mr. Bizri was named to our Board of Directors in June 1999 in conjunction with Oger Pensat's investment in our Class A Senior Convertible Preferred Stock. Mr. Bizri is currently President and sole director of Hariri Holding, an investment company with investments throughout the United States. Prior to Hariri Holding, Mr. Bizri held the positions of Controller and Investor Representative for Mediterranean Investors Group, Controller for Holiday Inn, and Financial Officer of Saudi Oger, one of the largest construction and development companies in Saudi Arabia. Mr. Bizri also heads the Hariri Foundation-USA, an organization which at its peak sponsored 2,300 scholars in the U.S. and Canada. Mr. Bizri holds a Bachelor of Accounting and Finance from Virginia Commonwealth University.

     DAVID C. LEE. Mr. Lee was named to our Board of Directors in June 1999 in conjunction with Sandler Capital's investment in our Class A Senior Convertible Preferred Stock. Mr. Lee is currently Managing Director of Sandler Capital, and is experienced in a broad range of communications services. He is responsible for analyzing, structuring and managing Sandler Capital's private equity investments in the telecommunications industry. Prior to joining Sandler Capital, he was a Managing Director at Lazard Freres, where he worked on a wide range of advisory and financial assignments, with special emphasis in the communications sector. Mr. Lee has a Bachelor of Science in economics from The Wharton School at the University of Pennsylvania.

     DARRYL B. THOMPSON. Mr. Thompson was named to our Board of Directors in June 1999 in conjunction with TSG Capital's investment in our Convertible Notes convertible into the Class B Senior Convertible Preferred Stock. Mr. Thompson is currently a Partner at TSG Capital Group. Mr. Thompson began his investment career at Morgan Stanely & Co. as a Financial Analyst and Senior Associate. He subsequently joined TLC Group, L.P., as special assistant to its Chairman, Reginald F. Lewis. At TLC, Mr. Thompson managed operating company acquisitions and financings. He joined TSG Capital as Senior Vice President in 1992. Mr. Thompson holds an AB Degree in Chemistry and Mathematics from the University of North Carolina at Chapel Hill, an MS in Technology and Policy from the Massachusetts Institute of Technology (MIT) and an MBA from Stanford University.

     SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE. We filed to register our Common Stock under Section 12(g) of the Exchange Act of June 11, 1996, which registration became effective 60 days after such filing. To our knowledge, the following persons have filed late reports pursuant to Section 16 relating to their beneficial ownership of our securities:

     In June 1999, Mr. Comee sold or transferred 100,000 shares of common stock. To our knowledge, a Form 4 reporting this sale has not been filed.

     In December 1999, Mr. Delaney sold or transferred 248,750 shares of common stock. To our knowledge, a Form 4 reporting this sale has not been filed.

EXECUTIVE COMPENSATION.

     The following table summarizes the compensation we paid to our Chief Executive Officer and all of our executive officers whose salary and bonus from us for services rendered during 1999 exceeded $100,000. Information is not included for any persons not serving as an executive officer as of December 31, 1999.

                           SUMMARY COMPENSATION TABLE

                                                                                              LONG-TERM COMPENSATION
                                                                                      -----------------------------------
                                                                                               AWARDS             PAYOUTS
                                                                                      -------------------------   -------
                                                                                                    SECURITIES
                                           ANNUAL COMPENSATION                        RESTRICTED    UNDERLYING
              NAME AND                 ---------------------------    OTHER ANNUAL       STOCK       OPTIONS/      LTIP
         PRINCIPAL POSITION            YEAR     SALARY      BONUS     COMPENSATION      AWARDS         SARS       PAYOUTS
-------------------------------------  -----   --------    -------   --------------   -----------   -----------   -------
Stephen E. Raville...................   1999   $ 13,000
Chief Executive Officer..............   1998   $ 10,000
                                        1997   $    -0-
Peter C. Alexander...................   1999   $ 17,692                                              1,000,000
President and Chief
  Operating Officer
Patrick E. Delaney...................   1999   $ 75,356    $50,000                                     400,000
Executive Vice President.............   1998   $ 81,995(1)
                                        1997   $100,000
Federico L. Fuentes..................   1999   $113,358(2)                                             500,000
Chief Technical Officer
Ruben Garcia.........................   1999   $ 71,077                                                900,000
President CLEC Division
Jaime Zambra.........................   1999   $113,358(2)                                             500,000
President--
  International Division
John F. Nort.........................   1999   $115,000    $50,000                                     400,000
President--Prepaid                      1998   $100,000                                                150,000
Solutions Division                      1997   $100,000

------------

(1) In addition to the salary listed, Mr. Delaney received $19,336 for royalties and $12,500 for personally pledging 1 million shares of common stock as collateral for a $1 million bridge loan we entered into during December 1998.

(2) We entered into a consulting agreement with Multielectronica, CYRF C.A., a Venezuelan company which Mr. Fuentes and Zambra are principals. Under the agreement we are obligated to pay $37,000 plus related expenses for the services of four individuals, two of whom are Mr. Fuentes and Zambra.

     We have adopted a Nonemployee Director Stock Option Plan pursuant to which 2,000,000 shares of our Common Stock have been reserved for issuance to our Nonemployee directors. Options are granted with an exercise price at fair market value on the date of grant, are exercisable upon the one year anniversary of the date of grant and expire upon the earliest to occur of:

    o   ten years after the date of grant,

    o one year after the recipient ceases to be a director by reason of death or disability, or

    o three months after the recipient ceases to be a director for any reason other than death or disability.

  To date, we have granted options to purchase 100,000 shares under the plan to each of the following persons:

    o   Stephen E. Raville,

    o   William P. O'Reilly,

    o   F. Scott Yeager,

    o   Gerald F. Schmidt,

    o   and James H. Dorsey.

     The options vest in 25,000 share increments on each one year anniversary date of election to the board of directors. As of December 31, 1999, Messrs. Raville, O'Reilly and Yeager were vested in 100,000 options, Mr. Schmidt was vested in 75,000 options, and Mr. Dorsey was vested in 50,000 options.

                     SUMMARY FISCAL YEAR OPTION GRANT TABLE

                                           NUMBER OF        PERCENT OF TOTAL
                                          SECURITIES       OPTIONS GRANTED TO    EXERCISE
                                          UNDERLYING          EMPLOYEES IN        PRICE      EXPIRATION
     NAME AND PRINCIPAL POSITION        OPTIONS GRANTED       FISCAL YEAR         ($/SH)        DATE
-------------------------------------   ---------------    ------------------    --------    ----------
Peter C. Alexander
  President and Chief Operating
  Officer............................      500,000(1)              16.9%          $ 2.125       1-31-09
                                           500,000(2)                               2.125       12-3-04
Patrick E. Delaney
  Executive Vice President...........      400,000(1)               6.8%          $  1.75       1-31-09
Federico L. Fuentes
  Chief Technical Officer............      500,000(1)               8.5%          $  1.75       1-31-09
Ruben Garcia
  President, CLEC Division...........      350,000(1)              15.3%          $  1.75       1-31-09
                                           550,000(2)                                1.75       8-31-07
Jaime Zambra
  President International Division...      500,000(1)               8.5%          $  1.75       1-31-09
John F. Nort
  President, Prepaid Solutions
  Division...........................      400,000(1)               6.8%          $  1.75       1-31-09

------------

(1) These options were granted under the Executive Market Value Appreciation Stock Option Plan. Under this plan, options become vested on December 31st of each year outstanding at the rate of 5% of the options granted for each $1.00 (adjusted for certain capital transactions) of increase in our stock price, and they become contingently vested in an equal number of shares but may not exercise until fully vested. The contingently vested options become fully vested on the following December 31st assuming the stock price is at least the same as that on the previous December 31st when they became contingently vested. Any optioned shares that have not vested after the seventh full year shall vest pro rata on December 31st of years eight, nine and ten.

(2) These options were granted under the Pay for Performance Stock Option Plan in conjunction with our merger with HTC Communications LLC. Options become vested under this grant according to a schedule, which includes 50,000 to 100,000 shares for opening each of eight CLEC markets for us over three years beginning September 1, 1999. An open market is defined as one which generates a minimum of $25,000 gross monthly income.

(3) These options were granted under the Pay for Performance Stock Option Plan. They terminate five years from the grant date and become exercisable according to the following schedule: half upon the second consecutive quarter in which we have achieved positive Earnings Before Interest Taxes Depreciation and Amortization (EBITDA) excluding the Competitive Local Exchange Carrier business. The second half becomes exercisable upon the second consecutive quarter in which we as a whole have achieved positive EBITDA).

               SUMMARY AGGREGATE OPTION EXERCISE AND VALUE TABLE

                                                                                         VALUE OF UNEXERCISED
                                                                       NUMBER OF               IN-THE-
                                                                      UNEXERCISED         MONEY(1)OPTIONS AT
                                          SHARES                   OPTIONS AT FY-END         FY-END 1999
                                        ACQUIRED ON     VALUE      1999 EXERCISABLE/         EXERCISABLE/
     NAME AND PRINCIPAL POSITION         EXERCISE      REALIZED      UNEXERCISABLE          UNEXERCISABLE
-------------------------------------   -----------    --------    ------------------    --------------------

Peter C. Alexander...................       - 0 -        $  0             12,500               $  1,562
     President and Chief Operating
       Officer                                                           987,500               $123,438

Patrick E. Delaney...................       - 0 -        $  0             10,000               $  5,000
     Executive Vice President                                            390,000               $195,000

Federico L. Fuentes..................       - 0 -        $  0             12,500               $  6,250
     Chief Technical Officer                                             487,500               $243,750

Ruben Garcia.........................       - 0 -        $  0              8,750               $  4,375
     President, CLEC Division                                            891,250               $445,625

Jaime Zambra.........................       - 0 -        $  0             12,500               $  6,250
     President, International
       Division                                                          487,500               $243,750

John F. Nort.........................       - 0 -        $  0            160,000               $155,000
     President, Prepaid Division                                         390,000               $195,000

------------

(1) Assumes a fair market value at December 31, 1999 of $2.25.

EMPLOYMENT ARRANGEMENTS

     In August 1999, Pointe entered into an employment agreement with Ruben Garcia to be President of U.S. CLEC operations for a period of three years. Under the plan, Mr. Garcia will receive an annual salary of $140,000 and is eligible for a bonus of up to 50% of annual salary based upon performance. In addition, Mr. Garcia was granted an option under the Executive Market Value Appreciation Plan to purchase up to 350,000 shares of common stock at $1.75 per share. The options vest on December 31st of each year outstanding at the rate of 5% of the grant for each $1.00 of increase in our stock price, and they become contingently vested in an equal number of shares but may not exercise until fully vested. The contingently vested options become fully vested on the following December 31st assuming the stock price is at least the same as the previous December 31st. Additionally, Mr. Garcia was granted an option to purchase 550,000 shares of common stock under the Pay For Performance Plan. The options become vested according to a schedule which includes 50,000 to 100,000 shares for opening each of eight CLEC markets for us over three years. An open market is defined as one which generates a minimum of $25,000 gross monthly income.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Stephen E. Raville, James H. Dorsey III and F. Scott Yeager act in the same capacity as a compensation Committee; however, Pointe does not have an appointed compensation Committee. Except for Mr. Raville, the Company's Chief Executive Officer, the other directors acting in the capacity of a compensation committee are not executives of Pointe or its subsidiaries, and none act in a similar capacity for another entity. Additionally, no director or officer of Pointe serves in a similar capacity for an entity whose officers or directors serve on Pointe's compensation committee.

DIRECTORS COMPENSATION

     Pointe's directors do not receive cash compensation for their services as directors. Pointe does pay for out of pocket expenses related to attending a board meeting. Pointe does grant each non-employee director an option to purchase 100,000 shares of Pointe's common stock, which vests over a four year period and terminates within 90 days after the person ceases to be a director.

EXECUTIVE COMPENSATION

     Pointe has not elected a compensation committee; however, Stephen E. Raville, the Company's Chief Executive Officer, James H. Dorsey, III, and F. Scott Yeager act in the same capacity as a compensation committee. Mr. Dorsey and Mr. Yeager are not officers or employees of Pointe. These individuals have put together compensation packages designed to attract and retain the executives.

     Pointe bases its compensation to executives on the level of expertise the individual has for the position, the executive's performance, the compensation for similar executives in similar businesses, and the tenure of the executive with Pointe. Pointe attempts to align the executive pay with Pointe's overall performance and to provide an incentive to the executive to achieve positive results for Pointe's shareholders. Pointe achieves these goals by providing the executive with competitive market salaries along with the opportunity to earn performance based bonuses and ownership in Pointe through Pointe's Executive Market Value Appreciation Stock Option Plan, which provides executives with the ability to accelerate the vesting of their options through exceptional performance. Pointe believes that the executives have incentive to perform well because of the risk of not receiving a certain portion of the annual compensation.

     Messrs. Raville, Dorsey, and Yeager review the base salaries of the named executive officers annually and recommend new salaries for the next year. In the analysis, comparable market information, performance individually and as a company, and projections for Pointe are used to determine the new salary. A similar analysis is performed in determining performance bonuses, with the emphasis on the performance of the executive in the year. Additionally, stock options are granted both as reward for performance by the executive but also as incentive to the executive to remain with Pointe.

     Mr. Raville does not participate in setting his personal compensation. Messrs. Dorsey and Yeager and the Board generally set the compensation for Pointe's Chief Executive Officer. Mr. Raville receives $13,000 annually, and he is vested in options to purchase 100,000 shares of common stock, which previously were granted to Mr. Raville under Pointe's Non-employee Director Stock Option Plan when he was not an employee. Mr. Raville does not receive any other cash, stock, or stock option compensation. Mr. Raville's salary is not based on performance.

                             THE BOARD OF DIRECTORS

      Stephen E. Raville      Patrick E. Delaney       William P. O'Reilly
        F. Scott Yeager      James H. Dorsey, III        Gerald F. Schmidt
        Rafic A. Bizri          David C. Lee            Darryl B. Thompson

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     Set forth below is a line graph comparing the yearly percentage change in the total stockholders' return on Pointe's common stock against the S&P 500 and the Nasdaq Telecommunications Industry Index.

                                     [Graph]

             DESCRIPTION                 1996     1997     1998     1999
-------------------------------------    ----     ----     ----     ----
Pointe (%)...........................     50%      10%     -30%     110%
S & P 500 (%)........................     50%      90%     150%     180%
NASDAQ Telecom (%)...................     40%      90%     200%     520%
------------

Source:  Bloomberg, L.P.

     The graph assumes that all dividends were re-invested. No dividends have been declared or paid in Pointe's common stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

     The following table sets forth, as of May 4, 2000, information regarding the ownership of our Common Stock owned by:

    o each person (or "group" within the meaning of Section 13(d)(3) of the Security Exchange Act of 1934) known by us to own beneficially more than 5% of the Common Stock;

    o   each of our directors;

    o   each of the named executive officers; and

    o   all of our officers and directors as a group.

BENEFICIAL OWNERS                               NUMBER          %OF TOTAL
-------------------------------------        ------------       ----------
DIRECTORS AND EXECUTIVE OFFICERS
Patrick E. Delaney......................     2,538,173(1)          2.09%
William P. O'Reilly.....................       599,846(2)          *
F. Scott Yeager.........................       280,000(3)          *
Stephen E. Raville......................     7,643,965(4)          6.29%
Gerald F. Schmidt.......................     3,496,667(5)          2.88%
John F. Nort............................       812,387(6)              0
James H. Dorsey.........................     1,292,955(7)          1.06%
David C. Lee............................    17,241,939(8)         14.19%
Rafic A. Bizri..........................    17,241,939(9)         14.19%
Darryl B. Thompson......................    20,784,676(10)        17.11%
EXECUTIVE OFFICERS AND DIRECTORS AS A
  GROUP:................................    71,120,160            58.53%
BENEFICIAL OWNER OF 5% OF THE COMMON
  STOCK
TSG Capital Fund III, L.P...............    20,430,837(10)         4.40%
Sandler Capital Partners................    16,897,616(8)         14.31%
Oger Pensat Holdings....................    16,897,616(9)         14.31%
Zephyr International Limited............     5,194,666             4.40%

The business address for each of the above Directors and Executive Officers is 1325 Northmeadow Parkway, Roswell, Georgia 30076.
------------

 (1) Includes 72,423 shares owned by family members, the ownership of which is disclaimed; and warrants to purchase 30,000 shares at $1.00 per share.

 (2) Includes the vested portion of Nonemployee Director option of 100,000 shares at $0.70, and 83,333 shares subject to a convertible debenture at a conversion price of $1.20 per share.

 (3) Includes 9,000 shares owned by minor children, the ownership of which is disclaimed, and the vested portion of Nonemployee Director option of 100,000 shares at $0.70 per share.

 (4) Includes 6,489,798 of our shares which are owned by the Star Insurance Company, or Star. On May 12, 1998, the shares were sold to Star by the Raville 1994 Family Limited Partnership of which Mr. Raville is the Managing General Partner. Mr. Raville disclaims ownership of these shares but retains full power to vote these shares. Also includes the vested portion Nonemployee Director option of 100,000 shares at $0.70 per share; warrants to purchase 30,000 shares at $1.00 per share; warrants to purchase 97,500 shares at $3.00 per share; warrants to purchase 760,000 shares at $1.00 per share; and 166,667 shares subject to a convertible debenture at a conversion price of $1.20 per share.

 (5) Includes 3,000,000 shares owned by Cordova Capital Partners LP Enhanced Appreciation, an investment Limited Partnership of which Cordova Capital is general partner, the ownership of shares is disclaimed; warrants held by Cordova Capital Partners LP Enhanced Appreciation to purchase 380,000 shares at $1.00 per share, the ownership of shares is disclaimed; the vested portion of Nonemployee Director option of 75,000 shares at $1.00 per share; and 41,667 shares subject to a convertible debenture at a conversion price of $1.20 per share.

 (6) Includes Employee Incentive Stock options to purchase 150,000 shares at $1.25 per share; warrants to purchase 100,000 shares at $3.00 per share.

 (7) Includes the vested portion of Nonemployee Director option to purchase 50,000 shares at $1.00 per share; warrants to purchase 97,500 shares at $3.00 per share; and warrants to purchase 545,455 shares at 1.375 per share.

 (8) Includes 11,540,473 shares underlying the Class A Senior Convertible Preferred Stock and warrants to purchase 5,357,143 shares for $1.625 per share owned by Sandler Capital Partners IV, L.P. and Sandler Capital Partners IV FTE, L.P.

 (9) Includes 11,540,473 shares underlying the Class A Senior Convertible Preferred Stock and warrants to purchase 5,357,143 shares for $1.625 per share owned by Oger Pensat Holdings Ltd.

(10) Includes 11,859,408 shares underlying the Class B Senior Convertible Preferred Stock and warrants to purchase 8,571,429 shares for $1.89 per share owned by TSG Capital Fund III, L.P.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

     During 1998, we entered into various equity and debt private placements with officers and directors. During the first quarter, the Chairman of the Board of Directors and another Director, purchased 3,400,000 and 600,000 shares of stock for $1,700,000 and $300,000, respectively. During the second quarter, we issued a promissory note to a Director for $750,000, which is non-interest bearing and matures June 1, 1999. In conjunction with the promissory note, we issued 545,455 warrants to purchase common stock at $1.375 for a period of one year from issuance. The note and the warrants were extended in May 1999 for two years ending June 1, 2001.

     During the third quarter of 1998, we issued a promissory note to Peachtree Capital Corporation, a company affiliated with the Chairman, and a Director, for $150,000 payable on demand. The note was repaid on March 15, 1999. Also during the third quarter of 1998, an executive officer purchased 100,000 shares of common stock and warrants to purchase 100,000 shares of common stock at $3.00 per share for gross proceeds of $100,000. During the fourth quarter of 1998, we issued a $1 million promissory note to Cordova Capital Partners LP--Enhanced Appreciation, which is affiliated with a Director. In conjunction with the notes, we issued 380,000 warrants to purchase common stock at $1.00 per share. Also, during the fourth quarter of 1998, we acquired Rent-A-Line Telephone Company LLC, or Rent, a portion of which was owned by an executive officer at the time of acquisition. The executive officer received the right to convert a $38,150 promissory note, owed by Rent, into 77,243 shares of Common Stock as consideration for his ownership of Rent. Further during the fourth quarter of 1998, the Chairman of our Board of Directors and an executive officer pledged shares of their common stock as collateral for the $2.0 million bridge loans entered into during the same quarter.

     During the first quarter of 1999, we issued a $2 million promissory note to First Southeastern Corp., which is an entity affiliated with the Chairman. In conjunction with the notes, we issued 380,000 warrants to purchase common stock at $1.00 per share. Also during the first quarter of 1999, we entered into a consulting contract with Multielectronica CYRF C.A., a Venezuelan company, whose affiliates include two of our executive officers. Under the agreement, we are obligated to pay $37,000 per month plus related expenses for the services of the two executive officers and two engineers. The term of the contact is one year commencing March 15, 1999. The agreement automatically renews unless written notice of termination is given by either party 30 days prior to the end of the initial term.

     During 1998 and 1999, a company affiliated with an executive officer of ours conducted business with us as a distributor of prepaid calling cards. The affiliated company distributed a total of $523,026 and $602,382 of prepaid cards during 1998 and 1999, respectively. Also during 1998 and 1999, we provided loans to certain of its officers and key employees in the amount of $254,770.

  CERTAIN INFORMATION RELATING TO THE BOARD OF DIRECTORS AND COMMITTEES OF THE
                                     BOARD

     The board of directors of Pointe held nine formal meetings during 1999. Except for F. Scott Yeager, each of the directors who served during 1999 as a director attended at least 75% of all of the meetings of the board.

                        III.  CERTAIN LEGAL INFORMATION

              COMPARISON OF TELSCAPE AND POINTE SHAREHOLDER RIGHTS

     Upon consummation of the Merger, the shareholders of Pointe, a Nevada corporation, will become shareholders of Telscape, a Texas corporation, and their rights will be governed by Telscape's charter and bylaws which differ in certain material respects from Pointe's charter and bylaws. As shareholders of Telscape, the rights of the former shareholders of Pointe will be governed by the Texas Business Corporation Act. Copies of the Pointe charter and bylaws and copies of the Telscape charter and bylaws, in each case as in effect on the date of this joint proxy statement/prospectus, are incorporated by reference and will be sent to shareholders of Telscape and Pointe upon request. See "Where You Can Find More Information." The following summary is not intended to be complete and is qualified by reference to Texas law, Nevada law, the Pointe charter, the Pointe bylaws, the Telscape charter and the Telscape bylaws, in each case as in effect on the date of this joint proxy statement/prospectus.

AUTHORIZED CAPITAL

     TELSCAPE. Under Telscape's articles of incorporation, Telscape has authority to issue 25,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share. Of the 5,000,000 authorized shares of preferred stock, 1,000,000 shares are designated as Class A Preferred Stock, and 380,000 shares are designated as Class B Non-Voting, Non-Participating Preferred Stock. As of May 8, 2000, 8,166,317 shares of Telscape's common stock were outstanding, including 83,359 shares were held in Telscape's treasury, and approximately 5.4 million shares were reserved for issuance upon the exercise of outstanding options and warrants to purchase shares of Telscape's common stock. As of May 8, 2000, no shares of Telscape's preferred stock were issued and outstanding or held in Telscape's treasury.

     POINTE. Under Pointe's articles of incorporation, Pointe has authority to issue 100,000,000 shares of common stock, par value $.00001 per share, and 100,000 shares of preferred stock, par value $.01 per share of the 100,000 shares of Preferred Stock authorized, 15,000 shares are designated as Class A Convertible Senior Preferred Stock and 10,000 shares are designated as Class B Convertible Senior Preferred Stock. As of May 8, 2000, 53,244,428 shares of Pointe's common stock were issued and outstanding, and no shares were held in Pointe's treasury. As of May 8, 2000, 18,662 shares of Pointe's preferred stock were issued and outstanding, and no shares were held in Pointe's treasury.

NOTICE TO SHAREHOLDERS

     TELSCAPE. Under Telscape's bylaws, written notice of a shareholders' meeting must be served upon each shareholder entitled to vote at the meeting either personally or by mail, not less than ten days nor more than 60 days prior to the meeting. In the event of a merger or consolidation, such notice shall be delivered not less than twenty days before the meeting.

     POINTE. Under Pointe's bylaws, written notice of a shareholders' meeting must be served upon each shareholder entitled to vote at the meeting either personally or by mail, not less than ten days nor more than 60 days prior to the meeting.

ANNUAL MEETING OF SHAREHOLDERS

     TELSCAPE. Under Telscape's bylaws, an annual meeting of shareholders shall be held at such date and time as designated by the board of directors. The shareholders shall elect a board of directors and may transact any business properly brought before the meeting.

     POINTE. Under Pointe's bylaws, an annual meeting of shareholders shall be held at such date and time as designated by the board of directors. The shareholders shall elect a board of directors and may transact any business properly brought before the meeting. The failure to hold the annual meeting or to file a written consent in lieu thereof will not cause a forfeiture or dissolution of Pointe.

SPECIAL MEETING OF SHAREHOLDERS

     TELSCAPE. Under Telscape's bylaws, a special meeting of the shareholders may be called by the chairman of the board, the chief executive officer, the president, the board of directors or the holders of at least ten percent (10%) of all shares entitled to vote at the meetings.

     POINTE. Under Pointe's bylaws, a special meeting of shareholders may be called by the president, the board of directors or the chairman of the board.

QUORUM AT SHAREHOLDER MEETINGS

     TELSCAPE. Under Telscape's bylaws, the holders of a majority of the outstanding capital stock entitled to vote, present in person or represented by proxy, constitute a quorum at each shareholder meeting. When a quorum is present, the vote of a majority of the outstanding capital stock entitled to vote, shall decide any question brought before such meeting, unless otherwise provided by applicable law or Telscape's articles of incorporation or bylaws.

     POINTE. Under Pointe's bylaws, the holders of a majority of the outstanding capital stock entitled to vote, or in the event of any vote by class or classes, a majority of each class of the shares entitled to vote as a class, represented in person or by proxy, constitute a quorum at each shareholder meeting, unless otherwise provided by applicable law or Pointe's articles of incorporation or the bylaws. If, however, a quorum is not present or represented by proxy at a shareholders' meeting, the shareholders present in person or represented by proxy shall have the power to adjourn the meeting, without notice other than announcement at the meeting. At any adjourned meeting at which a quorum is present or represented, any business may be transacted which might have been transacted at the meeting as originally notified.

VOTING OF SHARES

     TELSCAPE. Under Telscape's bylaws, with respect to any matter other than the election of directors or a matter for which the affirmative vote of the shareholders of a specified portion of the shares is required by law, the affirmative vote of the holders of a majority of the shares entitled to vote on that matter and represented in person or by proxy at a meeting shall be the act of the shareholders. Directors shall be elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present. No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy.

     POINTE. Under Pointe's bylaws, when a quorum is present at the meeting, the vote of the holders of a majority of all the shares entitled to vote represented in person or by proxy shall be the act of the shareholders, unless the vote of a greater number is required by statute, the articles of incorporation or the bylaws.

CUMULATIVE VOTING

     TELSCAPE.  Under Telscape's bylaws, cumulative voting is prohibited.

     POINTE. Under Nevada law, the articles of incorporation may provide the right of cumulative voting. Pointe's articles of incorporation do not provide for cumulative voting for the election of directors.

SHAREHOLDER ACTION BY WRITTEN CONSENT

     TELSCAPE. Under Telscape's bylaws, any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting if a consent in writing setting forth the action is signed by all of the shareholders entitled to vote with respect to the subject matter thereof, and such consent shall have the same force and effect as a unanimous vote of the shareholders. Under Telscape's articles of incorporation, any action of shareholders may be taken without a meeting, without prior notice, and without a vote, if a consent in writing, setting forth the actions taken, is signed by the holders of shares having at least the minimum number of votes that would be necessary to take such action at a meeting at which the holding of all shares entitled to vote on the actions were present and voted.

     POINTE. Under Pointe's bylaws, any action required or permitted to be taken at any annual or special meeting of shareholders may be taken without a meeting, if a written consent setting forth the action authorized is:

    o signed by each of the shareholders entitled to vote on the date the last shareholder signs such consent; and

    o filed with the officer of Pointe having custody of its books and records.

VOTING LIST

     TELSCAPE. Neither Telscape's articles of incorporation nor bylaws set forth any voting list requirement.

     POINTE. Under Pointe's bylaws, any action required by statute to be taken at a meeting of the shareholders may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the shareholders entitled to vote with respect to the subject matter thereof.

SHAREHOLDER INSPECTION OF BOOKS AND RECORDS

     TELSCAPE. Under Texas law, any person who has been a shareholder for at least six months immediately prior to such person's request or is a holder of at least five percent (5%) of all outstanding shares of Telscape capital stock is entitled, upon written demand, to inspect and copy its relevant books and records for any proper purpose.

     POINTE. Under Nevada law, any person who has been a shareholder for at least six months immediately prior to such person's request or is the holder of at least five percent (5%) of all outstanding shares of Pointe capital stock is entitled, upon at least five days' written request, to inspect and make copies of Pointe's articles of incorporation, bylaws and stock ledger. Pointe may deny a shareholder's right of inspection if the shareholder refuses to furnish Pointe with an affidavit stating that (i) the inspection is not desired for a purpose other than one involving Pointe's business, and (ii) the shareholder has not sold, offered for sale or helped anyone procure any list of shareholders for any purpose other than one related to Pointe's business.

SALE OF ASSETS

     TELSCAPE. Under Texas law, and unless otherwise provided in Telscape's articles of incorporation, the sale or other disposition of all, or substantially all, of Telscape's assets in the usual and regular course of business may be authorized by the board of directors, without authorization of the shareholders. Telscape's articles of incorporation do not provide otherwise.

     POINTE. Under Nevada law, the sale of all of Pointe's assets must be approved by a majority of Telscape's outstanding capital stock entitled to vote.

AMENDMENT OF BYLAWS

     TELSCAPE. Under Telscape's bylaws, a majority of the directors who have been nominated by the holders of Telscape's Class C Convertible Preferred Stock and a majority of all other directors may amend or repeal the bylaws, unless (1) the articles of incorporation or Texas law reserves the power exclusively to the shareholders in whole or in part, or (2) the shareholders in amending, repealing or adopting a particular bylaw expressly provide that the board of directors may not amend or repeal the bylaw. Unless the articles of incorporation or a bylaw adopted by the shareholders provides otherwise, the shareholders may amend, repeal or adopt the bylaws even though the bylaws may be amended, repealed or adopted by the board of directors.

     POINTE. Under Pointe's bylaws, the bylaws may be altered, amended or repealed, and new bylaws may be adopted, by the affirmative vote of a majority of either the board of directors or the holders of a majority of the shares entitled to vote, present at any meeting at which a quorum of each respective body is present, provided that notice of the proposed alteration, amendment, repeal or adoption shall be contained in the notice of the meeting. The power to alter, amend or repeal the bylaws, and to adopt new bylaws, may be modified or divested by action of the holders of a majority of the shares entitled to vote taken at any regular or special meeting of the shareholders.

SHAREHOLDER DERIVATIVE SUITS

     TELSCAPE. Under Texas law, a shareholder who pursues a derivative action must fairly and adequately represent the interest of Telscape in enforcing Telscape's rights.

     POINTE. Under Nevada law, a shareholder who pursues a derivative action must fairly and adequately represent the interest of the other shareholders in enforcing Pointe's rights.

DISSOLUTION

     TELSCAPE.  Under Texas law, Telscape may be dissolved upon the approval of:

    o   the majority of its board of directors;

    o at least two-thirds of the outstanding shares within each class entitled to vote as a class; and

    o at least two-thirds of the outstanding shares otherwise entitled to vote.

Texas law further provides that Telscape may be voluntarily dissolved by a written consent of all shareholders.

     POINTE. Under Nevada law, Pointe may be dissolved upon the majority vote of its board of directors and shareholders.

BOARD OF DIRECTORS

     TELSCAPE. Under Telscape's bylaws, the number of directors shall be no less than one, as determined from time to time by resolution of the board of directors. Telscape currently has directors.

     POINTE. Under Pointe's articles of incorporation, the number of directors shall be no less than one, determined from time to time by resolution of the board of directors. Pointe currently has directors.

NEWLY CREATED DIRECTORSHIPS AND VACANCIES

     TELSCAPE. Under Telscape's bylaws, vacancies and newly created directorships shall be filled by the affirmative vote of a majority of the remaining directors though less than a quorum. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office. Any directorship to be filled by reason of an increase in the number of directors may be filled by election at an annual or special meeting of shareholders called for that purpose or may be filled by the board of directors for a term of office continuing only until the next election of one or more directors by the shareholders, provided, that the board of directors may not fill more than two such directorships during the period between any two successive annual meetings of the shareholders.

     POINTE.   Under Pointe's bylaws, vacancies and newly created directorships shall be filled by the affirmative vote of a majority of the directors then in office though less than a quorum, or by a sole remaining director. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office. Any directorship to be filled by reason of an increase in the number of directors may be filled by election at an annual or special meeting of shareholders called for that purpose or may be filled by the board of directors for a term of office continuing only until the election of one or more directors by election at an annual or special meeting of shareholders called for that purpose.

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REMOVAL OF DIRECTORS

     TELSCAPE.   Under Telscape's bylaws, at any meeting of the shareholders called expressly for such purpose, any director may be removed from office, with or without cause, by the affirmative vote of the holders of a majority of the shares entitled to vote at an election of such directors.

     POINTE. Pointe's bylaws and articles of incorporation do not address the removal of directors. Under Nevada law, any director may be removed from office by the vote of shareholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to voting power.

LIABILITY OF DIRECTORS

     TELSCAPE.   Under Texas law, only Telscape's articles of incorporation may eliminate or limit the personal liability of its directors or officers. Under Telscape's articles of incorporation, a direction of the corporation shall not be liable to the corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director to the fullest extent permitted by the Texas Miscellaneous Corporation Laws Act.

     POINTE.   Under Pointe's articles of incorporation, to the fullest extent permitted by Nevada statutes, as the same exist or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits broader limitations than permitted prior to such amendment), a director of Pointe shall not be liable to Pointe or its shareholders for monetary damages for an act or omission in the director's capacity as a director.

INDEMNIFICATION

     TELSCAPE.   Under Telscape's bylaws, Telscape has the authority to
indemnify and advance expenses to the directors, officers, employees, agents or any other persons serving at the request of Telscape in such capacities in a manner and to the maximum extent permitted by applicable state or federal law. Telscape may purchase and maintain liability insurance or make other arrangements for such obligations to the extent permitted by law.

     POINTE.   Under Pointe's articles of incorporation, Pointe shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of Pointe, by reason of the fact that he is or was a director, officer, employee or agent of Pointe, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of Pointe, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement, conviction or upon a plea of NOLO CONTENDERE or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of Pointe, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

     Any indemnification, unless ordered by a court or advanced, must be made by Pointe only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made (i) by the shareholders, (ii) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the act, suit or proceedings, (iii) if a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceedings so orders, by independent legal counsel in a written opinion, or
(iv) if a quorum consisting of directors who were not parties to the act, suit or proceedings cannot be obtained, by independent legal counsel in a written opinion.

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                     DESCRIPTION OF TELSCAPE CAPITAL STOCK

     Telscape's authorized capital stock consists of 25,000,000 shares of common stock, 5,000,000 shares of preferred stock and 1,000,000 shares of Class A preferred stock.

     The statements under this caption are brief summaries of certain material provisions of Telscape's certificate of incorporation and by-laws. These summaries do not purport to be complete, and are subject to, and are qualified in their entirety by reference to, such documents.

COMMON STOCK

     As of May 8, 2000, there were 8,166,317 shares of common stock outstanding (including 83,359 shares of treasury stock) that were held of record by approximately 90 shareholders. In addition, as of May 8, 2000, Telscape had issued options and warrants to purchase a total of 5,378,245 shares of common stock that are currently exercisable within 60 days of the date of this filing.

     Holders of Telscape common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Subject to the rights of the holders of the shares of Telscape outstanding preferred stock, holders of Telscape common stock are entitled to receive ratably any dividends that the Telscape board of directors may from time to time declare out of funds legally available therefor. In the event of the liquidation, dissolution or winding up of the company, whether voluntary or involuntary, holders of Telscape common stock are entitled to share ratably in all assets legally available for distribution, if any, remaining after the payment or provision for the payment of all debts and other liabilities and the payment and setting aside for payment of any preferential amount due to the holders of shares of Telscape outstanding preferred stock. Telscape common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to Telscape common stock. All outstanding shares of Telscape common stock are fully paid and nonassessable.

PREFERRED STOCK

     The Telscape board of directors has the authority to issue up to 5,000,000 shares of preferred stock in one or more series. The board is authorized to fix the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without any action by the shareholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Telscape and may adversely affect the voting and other rights of the holders of Telscape common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of Telscape common stock, including the loss of voting control to others. At present, Telscape has no preferred stock outstanding, and we have no plans to issue any preferred stock except for the issuance of Class C preferred stock in connection with the $10,000,000 Pointe Note, Class D preferred stock and Class E preferred stock in connection with the merger and Class F preferred stock in connection with the $29,575,000 private placement and exchange of an additional $2,000,000 of debt to equity.

CLASS A PREFERRED STOCK

     The Telscape board of directors has the authority to issue up to 1,000,000 shares of Class A preferred stock in one or more series. The Class A preferred stock:

    o   participates equally with each share of common stock in all dividends;

    o   is redeemable, in whole or in part, at Telscape's option;

    o is convertible, at the holder's option, into one fully paid and non-assessable share of common stock;

    o is entitled to one vote for each share with the same voting rights as if each such share were one share of Telscape common stock; and

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    o   in the event of any liquidation, dissolution or winding up of the affairs of Telscape, after payment of all of Telscape liabilities, entitles the holder thereof to receive, prior to any payments to the holders of Telscape common stock, out of Telscape remaining net assets, an amount in cash equal to all other shares of Class A preferred stock, but not more than the amount of consideration originally paid for such shares.

        At present the Telscape has no plans to issue any of the Class A preferred stock.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF TELSCAPE'S CERTIFICATE OF INCORPORATION, BYLAWS AND
  TEXAS LAW

     CERTIFICATE OF INCORPORATION AND BYLAWS.   Telscape's Amended and Restated
Certificate of Incorporation provides that the members of the Telscape board of directors are elected annually or as otherwise provided by resolution. Provisions of Telscape's bylaws and Amended and Restated Certificate of Incorporation provide that the shareholders may amend the bylaws or certain provisions of Telscape's Amended and Restated Certificate of Incorporation only with the affirmative vote of 67% of the outstanding shares of Telscape capital stock. These provisions of the Amended and Restated Certificate of Incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of Telscape. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of Telscape. The provisions are designed to reduce the vulnerability of Telscape to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for Telscape shares and, as a consequence, also may inhibit fluctuations in the market price of Telscape shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in Telscape management.

     TEXAS BUSINESS COMBINATION LAW.   Telscape is subject to Part 13 of the
Texas Business Corporation Act, which, subject to certain exceptions, prohibits a Texas corporation from engaging in any business combination with any affiliated shareholder, or any affiliate or associate of the affiliated shareholder, for a period of three years following the date that the shareholder became an affiliated shareholder, unless (i) the business combination or the purchase or acquisition of shares made by the affiliated shareholder on the affiliated shareholder's share acquisition date is approved by the board of directors of the issuing public corporation before the affiliated shareholder's share acquisition date or (ii) the business combination is approved, by the affirmative vote of the holders of at least two-thirds of the outstanding voting shares of the issuing public corporation not beneficially owned by the affiliated shareholder or an affiliate or associate of the affiliated shareholder, at a meeting of shareholders and not by written consent, duly called for that purpose not less than six months after the affiliated shareholder's share acquisition date.

     Part 13 defines "business combination" to include:

    o any merger, share exchange, or conversion of an issuing public corporation or a subsidiary with:

    o   an affiliated shareholder;

    o a foreign or domestic corporation or other entity that is, or after the merger, share exchange or conversion would be, an affiliate or associate of the affiliated shareholder; or

    o another domestic or foreign corporation or other entity, if the merger, share exchange or conversion is caused by an affiliated shareholder, or an affiliate or associate of an affiliated shareholder, and as a result of the merger, share exchange or conversion Part 13 does not apply to the surviving corporation or other entity;

    o a sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, including an allocation of assets pursuant to a merger, to or with the

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        affiliated shareholder, or an affiliate or associate of the affiliated shareholder, of assets of the issuing public corporation or any subsidiary that:

    o has an aggregate market value equal to 10% or more of the aggregate market value of all the assets, determined on a consolidated basis, of the issuing public corporation;

    o has an aggregate market value equal to 10% or more of the aggregate market value of all the outstanding common stock of the issuing public corporation; or

    o represents 10% or more of the earning power or net income, determined on a consolidated basis, of the issuing public corporation;

    o the issuance or transfer by an issuing public corporation or a subsidiary to an affiliated shareholder or an affiliate or associate of the affiliated shareholder, in one transaction or a series of transactions, of shares of the issuing public corporation or a subsidiary, except by the exercise of warrants or rights to purchase shares of the issuing public corporation offered, or a share dividend paid, pro rata to all shareholders of the issuing public corporation after the affiliated shareholder's share acquisition date;

    o the adoption of a plan or proposal for the liquidation or dissolution of an issuing public corporation proposed by, or pursuant to any agreement, arrangement or understanding, whether or not in writing, with an affiliated shareholder or an affiliate or associate of the affiliated shareholder older;

    o a reclassification of securities, including a reverse share split or a share split up, share dividend or other distribution of shares, a recapitalization of the issuing public corporation, a merger of the issuing public corporation with a subsidiary or pursuant to which the assets and liabilities of the issuing public corporation are allocated among two or more surviving or new domestic or foreign corporations or other entities, or any other transaction whether or not with, into, or otherwise involving the affiliated shareholder, proposed by, or pursuant to an agreement, arrangement or understanding, whether or not in writing, with an affiliated shareholder or an affiliate or associate of the affiliated shareholder that has the effect, directly or indirectly, of increasing the proportionate ownership percentage of the outstanding shares of a class or series of voting shares or securities convertible into voting shares of the issuing public corporation that is beneficially owned by the affiliated shareholder or an affiliate or associate of the affiliated shareholder, except as a result of immaterial changes due to fractional share adjustments; or

    o the direct or indirect receipt by an affiliated shareholder or an affiliate or associate of the affiliated shareholder of the benefit of a loan, advance, guarantee, pledge or other financial assistance or a tax credit or other tax advantage provided by or through the issuing public corporation, except proportionately as a shareholder of the issuing public corporation.

     Part 13 defines an affiliated shareholder as a person, other than the issuing public corporation or a wholly owned subsidiary of the issuing public corporation, that is the beneficial owner of 20% or more of the outstanding voting shares of the issuing public corporation or that, within the preceding three-year period, was the beneficial owner of 20% or more of the then outstanding voting shares of the issuing public corporation. For the purpose of determining whether a person is an affiliated shareholder, the number of voting shares of the issuing public corporation considered outstanding includes shares considered beneficially owned by that person under Subdivision (3) of Part 13, but does not include other unissued voting shares of the issuing public corporation that may be issuable pursuant to an agreement, arrangement or understanding, or on exercise of conversion rights, warrants or options, or otherwise.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for Telscape common stock is American Stock Transfer, 40 Wall Street, 46th Floor, New York, NY 10005 (718) 921-8275.

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                      DESCRIPTION OF POINTE CAPITAL STOCK

     The following summary of the terms of the capital stock of Pointe prior to completion of the merger is not meant to be complete and is qualified by reference to the Pointe charter and Pointe by-laws. Copies of the Pointe charter and Pointe by-laws are incorporated by reference and will be sent to holders of shares of Pointe common stock and Telscape common stock upon request. See
"Where You Can Find More Information."

AUTHORIZED CAPITAL STOCK

     Pointe's authorized capital stock consists of 100,000,000 shares of Common Stock, $0.00001 par value, and 10,000,000 shares of Preferred Stock, $0.01 par value. The Pointe board of directors has created 15,000 shares of Class A preferred stock and 10,000 shares of Class B preferred stock.

     At May 8, 2000, there were:

    o 53,244,428 shares of common stock outstanding, owned by approximately 254 holders of record

    o 11,181 shares of Class A convertible preferred stock outstanding, owned by 4 holders of record; and

    o 7,481 shares of Class B convertible preferred stock outstanding, owned by 3 holders of record.

     A total of 20,000,000 shares of Pointe's common stock is reserved for issuance to non-employee directors, officers and employees under various stock option plans.

DIVIDENDS

     The Board of Directors can declare dividends on Pointe's common stock. There is no requirement that dividends be paid on the common stock. Each class of Pointe's preferred stock is guaranteed a twelve percent dividend compounding quarterly, with dividends being fully cumulative and payable in-kind or in cash at Pointe's option. Pointe may not declare a dividend for the common stock, or other classes of Pointe stock which are junior in payment rights to either class of preferred stock, while any shares of preferred stock are outstanding.

VOTING RIGHTS

     ELECTION OF THE BOARD OF DIRECTORS. Pointe's board members are elected by the shareholders at the annual meeting by a plurality of the votes cast at the meeting. The term of office of each board member will be until the next annual meeting is held and until his successor is elected and qualified. Two Class A shareholders each may designate one director on behalf of the Class A preferred stock, for a total of two directors. The holders of Class B preferred stock have the right to elect one director by a plurality of the Class B votes cast at the annual meeting. Pointe's Articles of Incorporation do not provide for cumulative voting.

     MEETINGS OF SHAREHOLDERS OF POINTE. Annual meetings of shareholders will be held at least once a year, unless a unanimous consent of the shareholders indicates otherwise. Special meetings of shareholders may be held as often as deemed necessary and may be called by the board of directors, the Chairman of the Board, or the President. Notices convening a meeting of the shareholders must be delivered to all shareholders, either personally or by mail, no less than ten nor more than sixty days before the meeting.

     Generally, resolutions are adopted at general meetings of shareholders by a majority of the votes cast (except for electing directors) in a meeting in which holders of at least a majority of the issued and outstanding shares are represented. Each share of Common Stock carries one vote. Each share of Class A and Class B preferred stock carry a number of votes equal to the number of shares of Common Stock into which they are then convertible. The conversion rates are determined in the certificates designating the rights of the Class A and Class B preferred stock.

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     AMENDMENT OF ARTICLES OF INCORPORATION AND BYLAWS.  The Board of Directors
must propose amendments to the Articles of Incorporation. A resolution is submitted to a vote of the shareholders entitled to vote, at a meeting with a quorum present. A majority of the total number of outstanding and issued shares of Pointe capital stock must approve the amendment. The Bylaws may be amended by either an affirmative vote of a majority of the Board of Directors or an affirmative vote of a majority of the shares entitled to vote, at a meeting of either body with a quorum present.

     If a proposed amendment to the Articles of Incorporation or the Bylaws adversely affects the rights granted to the Class A or Class B preferred stock, the adversely affected class must approve the amendment by the affirmative vote of sixty-six and two-thirds percent (66 2/3%) of the total number of outstanding and issued shares in that class.

REGISTRATION RIGHTS

     Pointe was required to file a registration statement with the SEC within 120 days after the closing of the private offering of the Class A convertible preferred stock and warrants to register the shares of common stock issued or issuable upon conversion of the Class A convertible preferred stock (including shares issued as dividends) and the exercise of the warrants. More than 120 days have passed since the closing, and Pointe has not filed the registration statement. The holders of the preferred stock have signed a waiver to extend the date by which Pointe has agreed to complete the required registration to the date that is 90 days after either the date of consummation of the merger or the termination of the merger agreement.

PREEMPTIVE RIGHTS

     Pointe's Articles of Incorporation provide that there will be no preemptive rights.

ANTI-TAKEOVER PROVISIONS

     Nevada law provides for special protection in the event that a person or group obtains a controlling voting interest in the corporation. The Pointe Bylaws specifically provide that Pointe will not be governed by these provisions, or any other similar provisions that may be enacted by the Nevada legislature.

INDEMNIFICATION AND LIABILITY OF DIRECTORS AND OFFICERS

     As permitted by Section 78.037 of the Nevada Revised Statutes ("NRS"), Pointe's Articles of Incorporation and Bylaws intend to take full advantage of the NRS provisions relating to limiting personal liability of officers, directors, employees and agents. The Articles provide that a Pointe director shall not be liable to Pointe or its shareholders for monetary damages for acts or omissions in the director's capacity as a director. Liability is limited to the fullest extent currently permitted by the NRS and as broadened in the future. The Articles and Bylaws provide that Pointe shall indemnify current and former directors, officers, employees and agents, and persons serving in similar capacities in Pointe's subsidiaries or other entities in which Pointe has an interest, against expenses, judgments, fines and amounts paid in settlement, incurred if these persons acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of Pointe and, with respect to a criminal proceeding, had no reasonable cause to believe their conduct was unlawful. This determination shall be made by the Board of Directors, independent legal counsel, or the Pointe shareholders.

     Further, if a person agrees in writing that he will pay back monies advanced, Pointe will advance money before the matter is complete and before it is determined that indemnification is required. Pointe may not be able to recover these funds even if it is later determined that indemnification is improper.

     Pointe maintains Directors' and Officers' Liability Insurance which insures Pointe's current and former directors and officers (and their estates, heirs, legal representatives or assigns) and Pointe and its majority owned subsidiaries from damages, settlements and the cost of defense associated with acts,

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omissions, and breaches of duty by the directors and officers of Pointe in their duties as directors or officers of Pointe. Standard exclusions apply to these policies which limit the insurer's liability, including that payment shall not be made in connection with claims that are contributed to by fraudulent, dishonest, or criminal acts of the directors or officers of Pointe.

     Pointe also has contracts to indemnify specific Pointe directors and officers which basically mirror the provisions in Pointe's Articles of Incorporation and Bylaws.

     Although the foregoing provisions may provide otherwise, the Securities and Exchange Commission has stated its position that indemnification for liability arising under the Securities Act of 1933 is against public policy as expressed in the Act and is, therefore, unenforceable.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for Pointe common stock is Corporate Stock Transfer, 3200 Cherry Creek Drive South, Suite 430, Denver Colorado 80209. (303) 282-4800.

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                  IV.  ADDITIONAL INFORMATION FOR SHAREHOLDERS

                          FUTURE SHAREHOLDER PROPOSALS

TELSCAPE

     If a Telscape shareholder intends to present a proposal for action at the 2001 annual meeting and wishes to have such proposal considered for inclusion in the Company's proxy materials in reliance on Rule 14a-8 under the Securities Exchange Act of 1934, as amended, the proposal must be submitted in writing and received by Telscape by January 12, 2001. Such proposals must also meet the other requirements of the rules of the SEC relating to shareholders' proposals.

     In addition, if a shareholder submits a proposal outside of Rule 14a-8 for the 2001 annual meet-ing, Telscape's proxy may confer discretionary authority on the persons being appointed as proxies on behalf of management to vote on the proposal. Proposals should be addressed to the Secretary of Telscape, Todd M. Binet, 2700 Post Oak Blvd., Suite 1000, Houston, Texas 77056.

POINTE

     If a Pointe shareholder intends to present a proposal for action at the 2001 annual meeting and wishes to have such proposal considered for inclusion in the Company's proxy materials in reliance on Rule 14a-8 under the Securities Exchange Act of 1934, as amended, the proposal must be submitted in writing and received by Pointe by January 12, 2001. Such proposals must also meet the other requirements of the rules of the SEC relating to shareholders' proposals.

     In addition, if a shareholder submits a proposal outside of Rule 14a-8 for the 2001 annual meeting, Pointe's proxy may confer discretionary authority on the persons being appointed as proxies on behalf of management to vote on the proposal. Proposals should be addressed to the Secretary of Pointe, Richard P. Halevy, 1325 Northmeadow Parkway, Suite 110, Roswell, Georgia 30076.

                                    EXPERTS

TELSCAPE

     The financial statements and schedule of Telscape and subsidiaries included in this joint proxy statement/prospectus and in the registration statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports appearing elsewhere herein and in the registration statement, and are included in reliance upon such reports given upon the authority of BDO Seidman, LLP as experts in auditing and accounting.

POINTE

     The financial statements and schedule of Pointe and subsidiaries included in this joint proxy statement/prospectus and in the registration statement have been audited by Arthur Andersen LLP, independent certified public accountants, to the extent and for the periods set forth in their reports appearing elsewhere herein and in the registration statement, and are included in reliance upon such reports given upon the authority of Arthur Andersen LLP as experts in auditing and accounting.

                                 LEGAL MATTERS

     The validity of the Telscape common stock to be issued to Pointe shareholders in the merger will be passed upon by Thompson Knight Brown Parker & Leahy, L.L.P., Houston, Texas, counsel to Telscape. Certain tax aspects of the merger of Telscape and Pointe will be passed on by Arthur Andersen LLP. It is a condition to the completion of the merger that Pointe receives an opinion from Arthur Andersen LLP that the merger should qualify as a tax free reorganization.

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                         INDEPENDENT PUBLIC ACCOUNTANTS

TELSCAPE

     One or more representatives of BDO Seidman, LLP, Telscape's principal accountants for the current year and for the most recently completed fiscal year, (i) will attend the special meeting; (ii) will have the opportunity to make a statement if they desire to do so; and (iii) will be available to respond to appropriate questions.

POINTE

     One or more representatives of Arthur Andersen LLP, Pointe's principal accountants for the current year and for the most recently completed fiscal year, (i) will attend the annual meeting; (ii) will have the opportunity to make a statement if they desire to do so; and (iii) will be available to respond to appropriate questions.

                      WHERE YOU CAN FIND MORE INFORMATION

     Telscape and Pointe file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information Telscape and Pointe file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Telscape and Pointe SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

     Telscape filed a registration statement on Form S-4 to register with the SEC the Telscape common stock to be issued to Pointe shareholders in the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Telscape in addition to being a proxy statement of Telscape and Pointe for their respective meetings. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

     You may request a copy of Telscape's or Pointe's annual, quarterly and special reports, proxy statements and other information, at no cost, by writing or telephoning the companies at the following addresses:

Telscape International, Inc.                   Pointe Communications Corporation
2700 Post Oak Boulevard, Suite 1000            1325 Northmeadow Parkway
Houston, Texas 77056                           Roswell, Georgia 30076
(713) 968-0968                                 (770) 432-6800

     Telscape has supplied all information contained in this joint proxy statement/prospectus relating to Telscape, and Pointe has supplied all such information relating to Pointe.

     You should rely only on the information contained in this joint proxy statement/prospectus to vote on the Telscape proposals and the Pointe proposals, as the case may be. Neither Telscape nor Pointe has authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated May 12, 2000. You should not assume that the information contained in the joint proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this joint proxy statement/prospectus to shareholders nor the issuance of Telscape common stock in the merger shall create any implication to the contrary.

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                                 OTHER BUSINESS

     Neither Telscape nor Pointe intends to bring any business before the meetings other than matters referred to in the accompanying notice and at this date has not been informed of any matters that may be presented to the meetings by others.

                            DISCRETIONARY AUTHORITY

     At the time of mailing this joint proxy statement/prospectus, the Boards of Telscape and Pointe were not aware of any other matters which might be presented at the meeting. If any matter not described in this joint proxy statement/prospectus should properly be presented, the persons named in the accompanying form of proxy will vote such proxy in accordance with their judgment.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Telscape International, Inc.
Houston, Texas

     We have audited the accompanying consolidated balance sheets of Telscape International, Inc. and subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three year period ended December 31, 1999. We have also audited the financial statement schedule for the year ended December 31, 1999, listed in the accompanying index. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and the schedule. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Telscape International, Inc. and subsidiaries at December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1999, in conformity with generally accepted accounting principles.

     Also, in our opinion, the financial statement schedule presents fairly, in all material respects, the information set forth therein.

                                               BDO SEIDMAN, LLP

Houston, Texas
March 10, 2000

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                       ASSETS

                                                DECEMBER 31,
                                       -------------------------------
                                            1998            1999
                                       --------------  ---------------
CURRENT ASSETS:
  Cash and cash equivalents..........  $    9,631,000  $     5,419,000
  Accounts receivable, less allowance
     for doubtful accounts of
     $500,000 and $2,110,000,
     respectively....................      14,387,000       12,283,000
  Inventories........................       4,581,000        5,838,000
  Prepaid expenses and other.........       3,519,000        4,203,000
  Deferred income taxes..............         628,000        2,254,000
                                       --------------  ---------------
          Total current assets.......      32,746,000       29,997,000
PROPERTY AND EQUIPMENT, net of
  accumulated depreciation...........      14,576,000       58,468,000
GOODWILL AND OTHER INTANGIBLES, net
  of accumulated amortization........      31,416,000       32,342,000
DEFERRED INCOME TAXES................          35,000        2,587,000
OTHER ASSETS.........................       1,558,000        3,746,000
                                       --------------  ---------------
          Total assets...............  $   80,331,000  $   127,140,000
                                       ==============  ===============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable...................  $   22,090,000  $    45,841,000
  Accrued expenses...................      10,182,000       15,494,000
  Current portion of notes payable
     and capital lease obligations...       2,714,000       11,112,000
  Convertible debentures.............       4,996,000        --
                                       --------------  ---------------
          Total current liabilities..      39,982,000       72,447,000
NOTES PAYABLE AND CAPITAL LEASE
OBLIGATIONS, net of current portion..       1,488,000       27,649,000
CONVERTIBLE SUBORDINATED
DEBENTURES...........................       3,935,000        --
STOCKHOLDERS' EQUITY:
  Preferred stock, $.001 par value,
     5,000,000 shares authorized;
     without defined preference
     rights..........................        --              --
  Series A preferred stock, $.001 par
     value, 1,000,000 shares
     authorized......................        --              --
  Common stock, $.001 par value,
     25,000,000 shares authorized;
     6,048,909 and 7,975,837 issued,
     respectively....................           6,000            8,000
  Additional paid-in capital.........      39,398,000       51,142,000
  Accumulated deficit................      (3,881,000)     (23,356,000)
  Treasury stock.....................        (480,000)        (480,000)
  Capital subscriptions receivable...        (117,000)        (270,000)
                                       --------------  ---------------
          Total stockholders'
          equity.....................      34,926,000       27,044,000
                                       --------------  ---------------
          Total liabilities and
          stockholders' equity.......  $   80,331,000  $   127,140,000
                                       ==============  ===============

     The accompanying notes are an integral part of these financial statements.

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                   YEAR ENDED DECEMBER 31,
                                       ------------------------------------------------
                                            1997            1998             1999
                                       --------------  ---------------  ---------------
REVENUES.............................  $   36,154,000  $   132,179,000  $   106,833,000
COST OF REVENUES.....................      24,396,000      111,892,000       93,394,000
                                       --------------  ---------------  ---------------
GROSS PROFIT.........................      11,758,000       20,287,000       13,439,000
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES...........................       8,154,000       13,774,000       24,357,000
DEPRECIATION AND AMORTIZATION........         622,000        3,316,000        6,335,000
IMPAIRMENT LOSS ON LONG-LIVED
  ASSETS.............................        --              1,026,000          715,000
                                       --------------  ---------------  ---------------
OPERATING INCOME (LOSS)..............       2,982,000        2,171,000      (17,968,000)
OTHER INCOME (EXPENSE):
     Interest income.................         171,000          195,000          268,000
     Interest expense................        (266,000)      (1,660,000)      (3,155,000)
     Amortization of debt offering
       costs.........................        --               (136,000)      (1,365,000)
     Foreign exchange gain (loss)....        (126,000)        (639,000)         207,000
     Other, net......................         (11,000)        (173,000)        (890,000)
                                       --------------  ---------------  ---------------
          Total other expense, net...        (232,000)      (2,413,000)      (4,935,000)
                                       --------------  ---------------  ---------------
INCOME (LOSS) BEFORE INCOME TAXES AND
  MINORITY INTERESTS.................       2,750,000         (242,000)     (22,903,000)
INCOME TAX BENEFIT (EXPENSE).........         (84,000)        (822,000)       3,428,000
                                       --------------  ---------------  ---------------
INCOME (LOSS) BEFORE MINORITY
  INTERESTS..........................       2,666,000       (1,064,000)     (19,475,000)
MINORITY INTERESTS IN SUBSIDIARIES...           6,000           34,000        --
                                       --------------  ---------------  ---------------
NET INCOME (LOSS)....................  $    2,672,000  $    (1,030,000) $   (19,475,000)
                                       ==============  ===============  ===============
EARNINGS (LOSS) PER SHARE:
     Basic...........................  $         0.68  $         (0.20) $         (2.92)
     Diluted (1).....................  $         0.53  $           N/A  $           N/A
WEIGHTED AVERAGE SHARES OUTSTANDING:
     Basic...........................       3,903,470        5,052,096        6,669,987
     Diluted (1).....................       5,152,211              N/A              N/A

------------

(1) Inclusion of additional shares under a diluted analysis is inappropriate due to the anti-dilutive effect

     The accompanying notes are an integral part of these financial statements.

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                          COMMON STOCK       ADDITIONAL                                   CAPITAL
                                       ------------------     PAID-IN      ACCUMULATED    TREASURY     SUBSCRIPTIONS
                                        SHARES     AMOUNT     CAPITAL        DEFICIT        STOCK       RECEIVABLE
                                       ---------   ------    ----------    -----------    ---------    -------------
Balance, December 31, 1996...........  3,935,969   $4,000    $11,884,000   $(5,523,000)   $  --          $(600,000)
Issuance of stock in connection with
  warrants and options exercised.....    148,058    --        1,004,000        --            --            --
Compensation related to common stock
  and warrants granted...............     20,000    --          188,000        --            --            --
Repurchase of treasury shares........     --        --           --            --          (297,000)       --
Release of stock in escrow...........     --        --           --            --            --            600,000
Additional consideration recognized
  upon vesting of warrants...........     --        --       12,156,000        --            --            --
Net income...........................     --        --           --          2,672,000       --            --
                                       ---------   ------    ----------    -----------    ---------    -------------
Balance, December 31, 1997...........  4,104,027   4,000     25,232,000     (2,851,000)    (297,000)       --
Issuance of stock in connection with
  warrants and options exercised.....  1,242,151   2,000      5,052,000        --            --            --
Issuance of stock and warrants in
  connection with acquisition........    100,000    --          980,000        --            --            --
Issuance of stock in connection with
  debt conversion....................    333,000    --          888,000        --            --            --
Additional consideration recognized
  upon vesting of warrants...........     --        --        5,479,000        --            --            --
Issuance of warrants with convertible
  debt placement.....................     --        --          479,000        --            --            --
Sale of common stock.................    269,731    --        1,288,000        --           107,000       (117,000)
Repurchase of treasury shares........     --        --           --            --          (290,000)       --
Net loss.............................     --        --           --         (1,030,000)      --            --
                                       ---------   ------    ----------    -----------    ---------    -------------
Balance, December 31, 1998...........  6,048,909   6,000     39,398,000     (3,881,000)    (480,000)      (117,000)
Issuance of stock in connection with
  warrants and options exercised.....    400,445    --          382,000        --            --            --
Issuance of stock and warrants in
  connection with acquisition of
  minority interest..................    400,000    --        3,305,000        --            --            --
Issuance of stock in connection with
  debt conversion....................    567,359   1,000      3,671,000        --            --            --
Issuance of warrants in connection
  with financings and services
  provided...........................     --        --        1,275,000        --            --            --
Sale of common stock.................    559,124   1,000      3,111,000        --            --           (153,000)
Net loss.............................     --        --           --        (19,475,000)      --            --
                                       ---------   ------    ----------    -----------    ---------    -------------
Balance, December 31, 1999...........  7,975,837   $8,000    $51,142,000   $(23,356,000)  $(480,000)     $(270,000)
                                       =========   ======    ==========    ===========    =========    =============

                                           TOTAL
                                       STOCKHOLDERS'
                                          EQUITY
                                       -------------
Balance, December 31, 1996...........   $  5,765,000
Issuance of stock in connection with
  warrants and options exercised.....      1,004,000
Compensation related to common stock
  and warrants granted...............        188,000
Repurchase of treasury shares........       (297,000)
Release of stock in escrow...........        600,000
Additional consideration recognized
  upon vesting of warrants...........     12,156,000
Net income...........................      2,672,000
                                       -------------
Balance, December 31, 1997...........     22,088,000
Issuance of stock in connection with
  warrants and options exercised.....      5,054,000
Issuance of stock and warrants in
  connection with acquisition........        980,000
Issuance of stock in connection with
  debt conversion....................        888,000
Additional consideration recognized
  upon vesting of warrants...........      5,479,000
Issuance of warrants with convertible
  debt placement.....................        479,000
Sale of common stock.................      1,278,000
Repurchase of treasury shares........       (290,000)
Net loss.............................     (1,030,000)
                                       -------------
Balance, December 31, 1998...........     34,926,000
Issuance of stock in connection with
  warrants and options exercised.....        382,000
Issuance of stock and warrants in
  connection with acquisition of
  minority interest..................      3,305,000
Issuance of stock in connection with
  debt conversion....................      3,672,000
Issuance of warrants in connection
  with financings and services
  provided...........................      1,275,000
Sale of common stock.................      2,959,000
Net loss.............................    (19,475,000)
                                       -------------
Balance, December 31, 1999...........   $ 27,044,000
                                       =============

       The accompanying notes are integral part of these financial statements.

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                   YEAR ENDED DECEMBER 31,
                                       ------------------------------------------------
                                            1997            1998             1999
                                       --------------  ---------------  ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income (loss)................  $    2,672,000  $    (1,030,000) $   (19,475,000)
    Adjustments to reconcile net
     income (loss) to net cash
     provided by operating
     activities:
         Provision for doubtful
           accounts..................         277,000          560,000        1,996,000
         Provision for inventory
           obsolescence..............          53,000           22,000          450,000
         Depreciation and
           amortization..............         622,000        3,316,000        6,335,000
         Write-off of investment in
           operating venture.........         196,000        --               --
         Deferred income taxes.......      (1,566,000)        (339,000)      (4,178,000)
         Impairment loss on
           long-lived assets.........        --              1,026,000          715,000
         Interest accrued on
           non-interest bearing notes
           and amortization of debt
           offering costs............         136,000          270,000        1,588,000
         Minority interest in
           subsidiaries' loss........          (6,000)         (34,000)       --
         Equity in income from
           unconsolidated subsidiary.        --                198,000           97,000
         Refinancing charges of
           operating lease...........        --              --                 327,000
         Expenses for warrants issued
           to third parties..........        --              --                 163,000
         Changes in assets and
           liabilities:
             Accounts receivable.....      (1,623,000)      (6,404,000)         108,000
             Inventories.............      (2,359,000)         493,000       (1,707,000)
             Prepaid and other assets      (2,634,000)      (1,345,000)      (3,202,000)
             Accounts payable........       6,954,000        6,296,000        1,157,000
             Accrued liabilities.....       1,866,000        3,582,000        5,312,000
                                       --------------  ---------------  ---------------
Net cash provided by (used in)
  operating activities...............       4,588,000        6,611,000      (10,314,000)
                                       --------------  ---------------  ---------------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchases of property and
     equipment.......................      (1,682,000)      (6,159,000)     (18,268,000)
    Acquisition of Integracion, net
     of cash acquired................         117,000        --               --
    Mandatory redemption of preferred
     stock...........................        --               (380,000)       --
    Acquisition of N.S.I., net of
     cash acquired...................         (49,000)       --               --
    Acquisition of MSN, net of cash
     acquired........................        --             (2,353,000)       --
    Acquisition of INTERLINK, net of
     cash acquired...................        --             (8,805,000)       --
    Investment in BCH Holdings.......        (185,000)       --               --
                                       --------------  ---------------  ---------------
Net cash used in investing
  activities.........................      (1,799,000)     (17,697,000)     (18,268,000)
                                       --------------  ---------------  ---------------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Payments on capital lease
     obligations.....................        (104,000)         (66,000)        (144,000)
    Payments on notes payable........         (50,000)        (681,000)     (10,500,000)
    Proceeds from notes payable......        --              --              15,426,000
    Proceeds from capital
     subscriptions...................         600,000        --               --
    Purchase of treasury shares......        --               (290,000)       --
    Borrowings on line of credit.....        --              1,948,000        --
    Payments on line of credit.......        --               (260,000)      (1,688,000)
    Borrowings under Lucent Credit
     Facility........................        --              --              23,935,000
    Proceeds from warrants and
     options exercised...............       1,004,000        5,054,000          382,000
    Proceeds from issuance of
     convertible debts...............        --             10,000,000        --
    Payments on convertible debts....        --             (1,000,000)      (6,000,000)
    Proceeds from sale of common
     stock...........................        --              1,278,000        2,959,000
                                       --------------  ---------------  ---------------
Net cash provided by financing
  activities.........................       1,450,000       15,983,000       24,370,000
                                       --------------  ---------------  ---------------
Net increase (decrease) in cash and
  cash equivalents...................       4,239,000        4,897,000       (4,212,000)
Cash and cash equivalents at
  beginning of period................         495,000        4,734,000        9,631,000
                                       --------------  ---------------  ---------------
Cash and cash equivalents at end of
  period.............................  $    4,734,000  $     9,631,000  $     5,419,000
                                       ==============  ===============  ===============

     The accompanying notes are an integral part of these financial statements.

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                    YEAR ENDED DECEMBER 31,
                                          --------------------------------------------
                                               1997           1998           1999
                                          --------------  ------------  --------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
     Interest paid......................  $      121,000  $    855,000  $    2,477,000
     Income taxes paid..................         505,000     1,657,000       1,001,000
NON-CASH TRANSACTIONS:
     Property and equipment acquired by
      execution of capital lease
      obligation........................         329,000        45,000         318,000
     Issuance of common stock, warrants
      and promissory notes in connection
      with acquisition of MSN:
       Promissory notes.................        --             672,000        --
       Common stock and warrants........        --             980,000        --
     Issuance of notes and acquisition
      of treasury shares in litigation
      settlement:
       Litigation settlement............          (3,000)      --             --
       Treasury stock...................        (297,000)      --             --
     Notes payable......................         300,000       --             --
     Issuance of common stock and
      warrants in exchange for services
      provided in connection with
      severance agreement...............         188,000       --             --
     Issuance of promissory notes in
      connection with the acquisition of
      Integracion.......................       2,555,000       --             --
     Additional contingent consideration
      recorded:
       2,175,000 in 1997 and 500,000 in
        1998 warrants issued in
        connection with Telereunion and
        Integracion acquisitions vesting
        upon achievement of certain
        operating performance
        measures........................      12,156,000     5,479,000        --
     Issuance of common stock and
      warrants in exchange for
      additional economic interests of
      Telereunion SA de CV..............        --             --            3,305,000
     Accrual of redemption of 380,000
      shares of Series B preferred stock
      to be redeemed based upon
      achievement of certain operating
      performance measures..............         380,000       --             --
     Debt issuance costs in connection
      with financings and convertible
      debentures........................        --             479,000       1,275,000
     Issuance of common stock in
      connection with conversion of
      notes and convertible
      debentures........................        --             888,000       3,672,000
     Network construction costs and
      equipment purchases incurred and
      included as accounts payable
      expected to be financed through
      long-term loans or lease finance
      arrangement.......................        --           3,500,000      27,464,000

     The accompanying notes are an integral part of these financial statements.

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

     Telscape International, Inc. (collectively with its subsidiaries, the "Company") is an emerging, fully-integrated telecommunications company. The Company supplies U.S.-originated international long distance services on a wholesale and retail basis, via switched and dedicated networks, with an emphasis on Latin America. In addition, the Company provides a full range of advanced services and systems integration services in Mexico to major public and private sector customers.

     Through its Telscape USA, Inc. ("Telscape USA") and TSCP International, Inc. ("TSCP") subsidiaries, the Company is a facilities-based long distance telecommunications services company providing international long distance services for calls originating in the United States and terminating in other countries, primarily in Latin America. Through its subsidiary, MSN Communications, Inc. ("MSN"), the Company is engaged in the distribution and sale of prepaid phone cards across the United States, targeted mainly at the Hispanic community.

     Through its Mexican subsidiaries, Vextro de Mexico, S.A. de C.V. ("Vextro"), Telscape de Mexico, S.A. de C.V. (formerly Integracion de Redes, S.A. de C.V.) ("Integracion") and N.S.I., S.A. de C.V. ("N.S.I."), the Company is engaged in the distribution and sale of voice, data and networking equipment and provides value-added services in network integration. Each of these Mexican entities is owned principally by Telereunion, Inc. ("Telereunion"), a wholly-owned subsidiary of the Company. The Company established Servicios de Comunicacion Popular S. de R.L. ("SCP") in 1999, a wholly-owned subsidiary of the Company, to sell and distribute prepaid cards throughout Mexico.

     Through its subsidiary, INTERLINK Communications, Inc. ("INTERLINK"), the Company provides satellite teleport services including voice, video and data transport services to customers in the U.S., Latin America and other parts of the world.

     In June 1998, Telereunion S.A. de C.V. ("Telereunion S.A."), a subsidiary of the Company, received a 30-year, facilities-based carrier license from the Mexican government allowing it to construct and operate a network over which the Company can carry voice, video, data and Internet traffic in Mexico (the "Mexican Concession"). Through its wholly-owned subsidiary, Telereunion International, S.A, de C.V. ("Telereunion International"), the Company owns approximately 92% of the economic interests and 49% of the voting interests of Telereunion S.A. In addition, three directors of the Company own an additional 18% of the voting interests and 1% of the economic interests of Telereunion S.A., resulting in the Company and such directors together controlling 93% of the economic interests and 67% of the voting interests of Telereunion S.A. Under Mexican law, foreign investors may own more than a majority of the economic interests in a concessionaire but may not own more than 49% of the voting ownership of any concessionaire. The Company did not have significant operations from Telereunion, S.A. in 1998. In the second quarter of 1999, the Company began the construction of a combined fiber-optic and microwave long haul network which was still in process at December 31, 1999.

     In 1999, the Company incorporated enablecommerce.com Inc. ("Enable"), to launch a business to business electronic commerce platform in Latin America. The Company did not have significant operations from Enable in 1999.

PROPOSED MERGER

     In January 2000, the Company and Pointe Communications, Inc. ("Pointe") jointly announced a merger of the companies in an all-stock transaction. In conjunction with the merger agreement, the $1.5 million note extended by Pointe in December 1999 was converted into a $1.5 million note convertible into the Company's preferred stock under terms contained in the merger agreement. The merger agreement calls for funding of up to $10 million in such convertible notes. It is expected that the merger with Pointe will be finalized during the second quarter of 2000 at which time the companies will begin operating under the common name of Telscape. The terms of the original merger agreement called for the Company to issue its common stock to Pointe shareholders at an exchange ratio of 0.215054 of a share of the Company's common stock for every share of Pointe common stock. On March 30, 2000 the Company and Pointe agreed to an adjustment of the exchange ratio of approximately 4%. The adjusted ratio of shares is the result of a Pointe subsidiary, TeleCommute Solutions ("TCS"), which recently received $19 million in new financing led by MCI WorldCom Venture Fund and others, remaining in the combined companies. The merger agreement had previously provided that TCS was to be spun off to Pointe shareholders prior to the consummation of the merger. Consequently, each share of Pointe stock will be exchanged for 0.223514 shares of the Company's common stock. There can be no assurance that the merger with Pointe will be completed. Also, for each share of Pointe convertible preferred stock outstanding, the Company will issue one share of the Company's convertible preferred stock (with rights and preferences substantially the same as the Pointe convertible preferred stock).

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

FINANCIAL CONDITION

     As of December 31, 1999, the Company had negative working capital of $42.5 million, primarily resulting from the Company's loss from operations and to the substantial resources expended on the construction of the Company's telecommunications network in Mexico. The Company does not expect that cash flows from operations will be sufficient to meet anticipated capital expenditures and debt repayment requirements as they become due without additional financing. Such efforts by the Company are described in Notes 4 and
11. Should the proposed merger be approved by the Company's and Pointe's shareholders, the Company intends to jointly finance the Company's growth, the principal and interest obligations under existing debt, and the additional capital investments required for the Company's planned facility expansions through cash flows from operations, vendor financing and the sale of debt or equity securities (or a combination of both). While management of the Company believes that the merger will be approved, there can be no assurance that the cash generated from the combined operations will be sufficient to fund such expenditures or that the Company will be able to obtain financing on commercially reasonable terms, if at all. If necessary funds are not available, the Company's business and results of operations and the future expansion of the Company's business could be materially adversely affected.

SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company, all wholly and majority owned subsidiaries, as well as entities over which it exercises voting control. The Company recognizes the minority interests in the financial statements, which represents the portion of majority owned subsidiaries attributable to minority owners. Investments in affiliates in which the Company owns a 20% to 50% ownership interest, and in which the Company exercises significant influence over operating and financial policies, are accounted for by the equity method. Investments of less than 20% ownership are recorded at cost, which does not exceed the estimated net realizable value of such investments. All significant intercompany transactions and balances have been eliminated in consolidation.

RECLASSIFICATIONS

     Certain prior year amounts have been reclassified to conform to current year presentation.

MANAGEMENT'S ESTIMATES AND ASSUMPTIONS

     The accompanying financial statements are prepared in conformity with generally accepted accounting principles which requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company reviews all significant estimates affecting the financial statements on a recurring basis and records the effect of any necessary adjustments prior to their issuance. The actual results could differ from those estimates.

REVENUE RECOGNITION

     The Company recognizes revenue from long distance telecommunications services at the time of customer usage. Revenue from sales of equipment are recognized at time of shipment. Revenue from data and network integration value-added services are recognized when services are performed. In certain cases, the Company had entered into arrangements with third parties whereby these parties provide long distance telecommunication services for prepaid phone cards sold at a fixed cost. As the earnings process is complete at time of shipment under those arrangements, the Company recognized revenues (and cost of revenues) from the sale of cards at the time of shipment of its cards. The Company discontinued these types of arrangements in the second quarter of 1998. In other cases, the Company has entered into arrangements with third parties whereby these parties provide certain of the long distance telecommunications services for prepaid phone cards and bills the Company for these services as the cards are utilized. Under these arrangements, the earnings process is not complete until the cards are utilized, and, accordingly, the Company defers revenues at time of shipment and recognizes revenues (and cost of revenues) from the sale of cards as the cards are utilized and the costs measured.

RECEIVABLES

     The Company maintains an allowance for doubtful accounts based on the expected collectbility of all consolidated trade accounts receivable. The allowance for doubtful accounts as of December 31, 1998 and December 31, 1999 was $500,000 and $2,110,000, respectively. In 1998, the

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Company wrote off $541,000 in receivables from a customer which filed for bankruptcy. The Company increased its allowance for doubtful accounts in the fourth quarter of 1999 primarily resulting from a disputed accounts receivable balance of $1.4 million from a major customer in Mexico.

CASH AND CASH EQUIVALENTS

     The Company considers cash in banks and short-term investments with original maturities of three months or less as cash and cash equivalents.

FINANCIAL INSTRUMENTS

     The Company assesses and discloses the fair value of its financial instruments; however, this information does not represent the aggregate net fair value of the Company. Some of the information used to determine fair value is subjective and judgmental in nature; therefore, fair value estimates, especially for less marketable securities may vary. The amounts actually realized or paid upon settlement or maturity could be significantly different.

     Unless quoted market price indicates otherwise, the fair values of cash and cash equivalents, short-term investments, escrowed deposits and investments (certificates of deposit) generally approximate market value because of the short maturity of these instruments. The Company's notes payable also approximate market value as the underlying borrowing rates are similar to other financial instruments with similar maturities and terms.

INVENTORIES

     Inventories consist principally of telecommunications equipment acquired from manufacturers for distribution and are stated at the lower of cost (first-in, first-out) or market. The Company maintains a reserve for inventory obsolescence. The reserve as of December 31, 1998 and December 31, 1999, was $1,047,000 and $1,313,000, respectively.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. The cost of major renewals and betterments is capitalized; repairs and maintenance costs are expensed when incurred. Upon retirement or sale, the cost of the assets disposed of and the related accumulated depreciation are removed from the accounts, with any resultant gain or loss being reflected in the Consolidated Statement of Operations. In 1998 and again in 1999, the Company recognized an impairment loss of $1.0 million and $715,000, respectively, as it determined that the carrying value of certain equipment and long-lived assets deployed under certain operating arrangements in Latin America were impaired. Depreciation of property and equipment for financial reporting purposes is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements and capital leases are amortized over the lesser of the life of the lease or the useful life of the asset. For income tax purposes, accelerated methods of depreciation are used. The Company capitalized interest related to the construction of its Mexican network for a total of $638,000 in 1999.

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following is a summary of the Company's property and equipment and their estimated useful lives:

                                                                       ESTIMATED
                                            AS OF DECEMBER 31,          USEFUL
                                      ------------------------------     LIVES
                                           1998            1999         (YEARS)
                                      --------------  --------------   ---------
Land................................  $     --        $      190,000
Computer equipment and software.....       2,419,000       3,465,000      3
Telecommunications equipment........       9,918,000      17,497,000    5-10
Furniture and Fixtures..............         932,000       1,141,000    5-10
Leasehold improvements..............       1,085,000       1,336,000    3-20
Transportation equipment............         371,000         417,000      4
Teleport equipment..................       3,947,000       4,328,000    5-15
Call center equipment...............          47,000          65,000      3
Network construction in progress....        --            38,588,000
                                      --------------  --------------
                                      $   18,719,000  $   67,027,000
Less accumulated depreciation.......      (4,143,000)     (8,559,000)
                                      --------------  --------------
                                      $   14,576,000  $   58,468,000
                                      ==============  ==============

GOODWILL AND OTHER INTANGIBLES

     The major classes of intangible assets are summarized below:

                                             AS OF DECEMBER 31,         AMORTIZATION
                                       ------------------------------      PERIOD
                                            1998            1999           (YEARS)
                                       --------------  --------------   -------------
Goodwill.............................  $   33,760,000  $   36,815,000         15
Other................................          73,000         373,000          5
Less accumulated amortization........      (2,417,000)     (4,846,000)
                                       --------------  --------------
                                       $   31,416,000  $   32,342,000
                                       ==============  ==============

     Intangible assets are amortized using the straight-line method for periods noted above. Goodwill is recognized for the excess of the purchase price of the various business combinations over the estimated fair value of the identifiable net tangible and intangible assets acquired. In connection with certain of the Company's acquisitions, the Company issued performance-based warrants. The Company records such contingent consideration at the time the contingency is resolved and the consideration becomes issuable or when the outcome of the contingency is determinable beyond a reasonable doubt. During the year ended December 31, 1998, the remaining 500,000 warrants issued in connection with the Telereunion acquisition vested resulting in the Company recording $5,479,000 in additional consideration with this acquisition. See Note 2 for further discussion regarding the Company's acquisitions. Realization of long-lived assets, including goodwill, is periodically assessed by the management of the Company. Accordingly, in the event that facts and circumstances indicate that property and equipment, and intangible or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if a write-down to market value is necessary. In connection with such assessment by management, the Company recorded an impairment loss of $1.0 million and $715,000 for the year ended December 31, 1998 and 1999 respectively, relating to certain long-lived assets in Latin America.

     In November 1999, the Company issued 400,000 shares and 100,000 warrants to the minority shareholders of its subsidiary, Telereunion S.A., in exchange for an additional 27% of the economic interests in Telereunion, S.A. This resulted in the Company's economic ownership interest in Telereunion S.A. increasing to 92% while the Company's voting interest remains at 49%. Three of the Company's directors own an additional 1% of the economic interests and 18% of the voting interests in Telereunion S.A. resulting in a combined control of 93% of the economic interests and 67% of the voting interests. The Company determined the fair value of the shares issued to the minority interest holders based on the closing price of the Company's common stock on the date the agreement was signed. The Company estimated the fair value of the warrants by utilizing the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%, expected volatility of 54%,

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

risk free interest rate of 5% and expected life of one year. The resulting cost totaling approximately $3.3 million was recorded as goodwill in the fourth quarter of 1999.

WARRANTY RESERVES

     The Company generally provides its network solutions customers a warranty on each sale of equipment and related products and accrues warranty expense at the time of sale based upon actual claims history. Actual warranty costs incurred are charged against such accrual when paid.

PREPAID EXPENSES AND OTHER CURRENT ASSETS:

     Prepaid expenses and other current assets include the following:

                                           AS OF DECEMBER 31,
                                       --------------------------
                                           1998          1999
                                       ------------  ------------
Value-added taxes receivable.........  $  1,748,000  $  2,142,000
Deposits.............................       322,000       106,000
Prepaid insurance and other
  expenses...........................       963,000     1,537,000
Other................................       486,000       418,000
                                       ------------  ------------
                                       $  3,519,000  $  4,203,000
                                       ============  ============

ACCRUED EXPENSES:

     Accrued expenses include the following:

                                             AS OF DECEMBER 31,
                                       ------------------------------
                                            1998            1999
                                       --------------  --------------
Customer prepayments.................  $    1,369,000  $    3,946,000
Deferred Revenues....................       5,497,000       2,877,000
Accrued interest.....................         584,000       1,439,000
Accrued wages........................       1,041,000         797,000
Taxes payable........................         745,000         423,000
Telecommunications taxes and fees
  payable............................         324,000       4,411,000
Other................................         622,000       1,601,000
                                       --------------  --------------
                                       $   10,182,000  $   15,494,000
                                       ==============  ==============

FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS

     The Company has determined that the U.S. dollar is the functional currency for its operations outside the U.S. As such, gains and losses resulting from foreign exchange transactions are included in the Consolidated Statements of Operations. The Company recognized a foreign exchange gain (loss) of ($126,000), ($639,000) and $207,000 for the years ended December 31, 1997, 1998 and 1999, respectively.

INCOME TAXES

     Income taxes are calculated using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and income tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when differences are expected to reverse. A valuation allowance is used to reduce deferred tax assets to the amount that is more likely than not to be realized.

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

EARNINGS (LOSS) PER SHARE

     Earnings (loss) per share is calculated as follows:

                                                 FOR THE YEAR ENDED DECEMBER 31,
                                          ---------------------------------------------
                                              1997           1998            1999
                                          ------------  --------------  ---------------
Basic
     Net income (loss) as reported......  $  2,672,000  $   (1,030,000) $   (19,475,000)
     Weighted average common shares
      outstanding.......................     3,903,470       5,052,096        6,669,987
     Basic earnings (loss) per share....  $       0.68  $        (0.20) $         (2.92)
Diluted
     Net income (loss) as reported......  $  2,672,000  $   (1,030,000) $   (19,475,000)
     Interest expense on convertible
      debt..............................        42,000        --              --
                                          ------------  --------------  ---------------
     Net income (loss) applicable to
      common stockholders...............  $  2,714,000  $   (1,030,000) $   (19,475,000)
     Weighted average common shares
      outstanding.......................     3,903,470       5,052,096        6,669,987
     Options............................       430,969         891,211          901,220
     Warrants...........................       651,272       1,945,848        1,588,970
     Convertible debt...................       166,500        --              --
                                          ------------  --------------  ---------------
     Total weighted average dilutive
      potential common shares
      outstanding.......................     1,248,741       2,837,059        2,490,190
     Weighted average common and
      dilutive potential common shares
      outstanding.......................     5,152,211       7,889,155        9,160,177
     Diluted net income (loss) per
      share.............................  $       0.53  $        (0.13) $         (2.13)

     Diluted EPS for the years ended December 31, 1998 and 1999, was not disclosed on the Consolidated Statement of Operations as the effect is anti-dilutive. Certain performance based warrants vested at December 31, 1997 and during the year ended December 31, 1998 upon the achievement of certain operating performance measures (See Note 2). These contingently issuable shares were included in the calculation of diluted EPS when all the necessary conditions were met. If all the necessary conditions have not been satisfied by the end of the period, the number of contingently issuable shares that would have been issued if the reporting period was the end of the contingency period are included in the calculation as if those shares were issued at the beginning of that period. For year to date calculations, contingent shares are weighted for the interim periods in which they are included in the computation of diluted EPS. Accordingly, 1,000,000 warrants were included in the calculation of diluted EPS for the year ended December 31, 1997 as if those shares were issued on July 1, 1997 and 1,175,000 warrants were included as if those shares were issued on October 1, 1997. In addition, 500,000 warrants are included in the calculation of diluted EPS for the year ended December 31, 1998 as if those shares were issued July 1, 1998. At December 31, 1997, 1998 and 1999, there were 500,000, 0 and 0 performance based warrants, respectively, which had not vested which were not included in the calculation of diluted EPS. Additionally, 666,270, 95,619 and 930,101 options and warrants outstanding at December 31, 1997, 1998 and 1999, respectively, were not included in the calculation of diluted EPS as their exercise prices were greater than the average market price of the Company's Common Stock during the period and inclusion of these securities in the calculation would result in an anti-dilutive effect.

RECENT ACCOUNTING PRONOUNCEMENTS

     SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES requires companies to recognize all derivatives contracts as either assets or liabilities in the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000.

     Historically, the Company has not entered into derivatives contracts either to hedge existing risks or for speculative purposes. Accordingly, the Company does not expect adoption of the new standard to have a material effect on its financial statements.

     SOP 98-5, "REPORTING ON THE COSTS OF START-UP ACTIVITIES," requires all start-up and organizational costs to be expensed as incurred. It also requires all remaining historically capitalized amounts of these costs existing at the date of adoption to be expensed and reported as the cumulative effect of a change in accounting principles. SOP 98-5 is effective for all fiscal years beginning after December 31, 1998. Adoption of

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

SOP 98-5 did not have a material effect on the Company's prior years financial statements. The Company incurred and expensed significant costs in connection with the start-up of the network in Mexico in 1999.

2.  MERGERS AND ACQUISITIONS

TELEREUNION ACQUISITION

     On May 17, 1996, the Company acquired all of the outstanding common stock of Telereunion, which had previously acquired a 97% ownership of Vextro in a triangular reverse acquisition, accounted for as a purchase. Vextro is engaged in the distribution and sale of voice, data and networking equipment and provides value-added telecommunications services and network integration services in Mexico.

     Under the terms of the acquisition, the Company issued to the shareholders of Telereunion 1,605,000 shares of Common Stock of the Company, 380,000 shares of non-voting, non-participatory Series B preferred stock and warrants to purchase up to 2,595,000 additional shares of Common Stock at $2.19 per share. The warrants vest and become exercisable upon Vextro meeting certain operating performance measures and expire seven years after closing. The preferred stock was mandatorily redeemable at $380,000 in the aggregate upon the Company meeting certain operating performance measures. In addition, the Company converted and amended certain non-qualified options outstanding under the Telereunion 1995 Stock Option and Appreciation Rights Plan to provide for the right to acquire an aggregate of 216,618 shares of Common Stock of the Company at an exercise price of $1.35 per share. The purchase price was allocated to the acquired company's assets and liabilities based upon an estimate of fair values at the date of acquisition and resulted in $3,312,000 of goodwill, which is being amortized over 15 years. During the year ended December 31, 1997, certain of the operating performance measures were met resulting in 2,095,000 warrants vesting and the 380,000 preferred shares being mandatorily redeemable at $1.00 per share. The preferred shares were redeemed in the first quarter of 1998. As a result, $12,114,000 in additional contingent consideration and the related goodwill was recognized relating to the acquisition of Telereunion at December 31, 1997. During the year ended December 31, 1998, the remaining 500,000 warrants vested resulting in an additional $5,479,000 additional contingent consideration and the related goodwill being recognized.

     In November 1999, the Company issued 400,000 shares and 100,000 warrants to the minority shareholders of our subsidiary Telereunion S.A. in exchange for an additional 27% of the economic interests in Telereunion, S.A. This resulted in the Company's economic ownership interest in Telereunion S.A. increasing to 92% while the Company's voting interest remains at 49%. Three of the Company's directors own an additional 1% of the economic interests and 18% of the voting interests in Telereunion S.A. resulting in a combined control of 93% of the economic interests and 67% of the voting interests. The Company calculated the fair value of the shares issued to the minority interest holders based on the closing price of the Company's common stock on the date the agreement was signed. The Company estimated the fair value of the warrants by utilizing the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%, expected volatility of 54%, risk free interest rate of 5% and expected life of 3 years. The resulting cost totaling approximately $3.3 million was recorded as goodwill in the fourth quarter of 1999.

INTEGRACION ACQUISITION

     Effective July 1, 1997, pursuant to a stock purchase agreement, the Company acquired all of the outstanding shares of Integracion. Integracion is a systems integrator engaged in the distribution and sale of data and network equipment and also provides value-added services in network integration in Mexico.

     Under the terms of the transaction, the Company paid the following to the selling shareholders of Integracion: i) the sum of $130,000 in cash, ii) an aggregate of $2,201,000 in non-interest bearing promissory notes maturing at various dates through January 1, 2001, iii) an aggregate of $999,000 in non-interest bearing convertible notes maturing on September 1, 1999, which are convertible into 333,000 shares of Common Stock of the Company at a price of $3.00 per share, representing the quoted market price of the Company's Common Stock on the date of the transaction, iv) warrants for the purchase of up to 100,000 shares of Common Stock of the Company based on Integracion meeting certain performance requirements and v) a covenant by the Purchasers to pay $280,000 in the event that Integracion meets certain performance requirements over the cumulative periods beginning January 1, 1997 and ending December 31, 2000. The acquisition was accounted for under the purchase method of accounting. The financial position and results of operations of Integracion have been included in the Company's consolidated financial statements since the effective date of the acquisition.

     The consideration paid for Integracion measured at the acquisition date was $2,745,000 and consisted of cash of $130,000, promissory notes with a discounted value of $2,555,000 and transaction costs of $60,000. The purchase price was allocated to the acquired company's assets and

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

liabilities based upon an estimate of fair values at the date of acquisition and resulted in $1,756,000 of goodwill, which is being amortized over 15 years.

     During the year ended December 31, 1997, certain of the operating performance measures were met resulting in 80,000 warrants vesting. The remaining 20,000 warrants were forfeited. As a result, $422,000 in additional contingent consideration and the related goodwill was recognized on the acquisition of Integracion at December 31, 1997.

N.S.I. ACQUISITION

     On October 1, 1997, pursuant to a stock purchase agreement, the Company acquired all of the outstanding shares of N.S.I. N.S.I. is a systems integrator engaged in the distribution and sale of data and network equipment and also provides value-added services in network integration in Mexico.

     Under the terms of the acquisition, the Company paid cash of $1,000 to the shareholders of N.S.I. and agreed to guarantee the repayment of approximately $260,000 of N.S.I. debt to one of the sellers. The purchase price was allocated to the acquired company's assets and liabilities based upon an estimate of fair values at the date of acquisition and resulted in $430,000 of goodwill, which is being amortized over 15 years. The acquisition was accounted for under the purchase method of accounting. The financial position and results of operations of N.S.I. have been included in the Company's consolidated financial statements since the effective date of the acquisition.

MSN ACQUISITION

     Effective January 1, 1998, the Company acquired all of the outstanding common stock of MSN. MSN, through its Telefiesta brand, markets prepaid telephone calling cards across the United States primarily to the Hispanic community. Under the terms of the transaction, the Company paid the following to the shareholders of MSN: i) the sum of $3,250,000 in cash, ii) $750,000 in non-interest bearing promissory notes payable in eight equal quarterly installments, and iii) 100,000 shares of the Company's Common Stock. In addition, the two selling shareholders were each granted 50,000 options to purchase the Company's Common Stock at $7.50 per share. The acquisition was accounted for under the purchase method of accounting. The financial position and results of operations of MSN are included in the Company's financial statements from the effective date of the acquisition.

     The consideration paid for MSN measured at the acquisition date was $4,880,000 and consisted of cash of $3,250,000, non-interest bearing promissory notes with a discounted value of $672,000, Common Stock and warrants valued at $980,000 and transaction costs of $80,000. The purchase price was allocated to the acquired company's assets and liabilities based upon an estimate of fair values at the date of acquisition and resulted in $6,193,000 of goodwill, which is being amortized over 15 years. The purchase price of the acquisition has been allocated as follows:

                                            FAIR
                                           VALUE
                                       --------------
Cash.................................  $    3,250,000
Promissory Notes (discounted
  value).............................         672,000
Common Stock.........................         980,000
Transaction Costs....................          80,000
                                       --------------
Purchase consideration...............       4,982,000
Cash.................................         977,000
Accounts receivable..................       1,042,000
Other assets.........................          90,000
Accounts payable and accrued
  liabilities........................      (1,323,000)
Deferred revenue.....................      (1,997,000)
                                       --------------
Excess of liabilities assumed over
  fair value of net assets
  acquired...........................      (1,211,000)
                                       --------------
Goodwill.............................  $    6,193,000
                                       ==============

INTERLINK ACQUISITION

     Effective June 1, 1998, pursuant to an asset purchase agreement, the Company acquired substantially all of the assets and certain of the liabilities of California Microwave Services Division, Inc. ("CMSD"), a subsidiary of California Microwave, Inc., for approximately $8.8 million

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

in cash. As part of the acquisition, the Company formed INTERLINK
Communications, Inc. ("INTERLINK"), to acquire CMSD. The primary asset of INTERLINK is a satellite teleport facility in Mountain View, California.

     The purchase price was allocated to the acquired assets and liabilities based upon an estimate of fair values at the date of acquisition resulting in $3.6 million in goodwill, which is being amortized over 15 years. In addition, a covenant not to compete of $250,000 was recognized which is being amortized over 5 years. The acquisition was accounted for under the purchase method of accounting. The financial results and operations of INTERLINK have been included in the Company's consolidated financial statements since the effective date of acquisition.

     The purchase price of the acquisition of the acquisition has been allocated as follows:

                                        FAIR VALUE
                                       ------------
Cash.................................  $  8,612,000
Transaction Costs....................       262,000
                                       ------------
Purchase Consideration...............     8,874,000
Cash.................................        69,000
Accounts Receivable..................     1,438,000
Property and Equipment...............     4,542,000
Other assets.........................       896,000
Accounts payable and accrued
  liabilities........................    (1,423,000)
Deferred revenue.....................      (471,000)
                                       ------------
Fair value of net assets acquired....     5,051,000
                                       ============
Goodwill.............................  $  3,573,000
                                       ============
Covenant not to compete..............  $    250,000
                                       ============

     The following presents the unaudited pro forma results of operations of the Company for the year ended December 31, 1997 and 1998, as if the acquisitions of Integracion, N.S.I., MSN and INTERLINK had occurred on January 1, 1997:

                                       FOR THE YEAR ENDED DECEMBER 31,
                                       -------------------------------
                                            1997            1998
                                       --------------  ---------------
                                                 (UNAUDITED)
Pro forma revenues...................  $   78,730,000  $   135,415,000
Pro forma operating income...........       1,755,000          971,000
Pro forma net income (loss)..........       1,010,000       (2,407,000)
Pro forma basic net income (loss) per
  share..............................  $         0.25  $         (0.48)
Pro forma diluted net income (loss)
  per share(1).......................  $         0.20              N/A

------------

(1) Inclusion of additional shares under a diluted analysis for 1998 is inappropriate due to the anti-dilutive effect.

     The information is not necessarily indicative of the results of operations and financial position of the Company as they may be in the future or as they might have been had the business combinations been consummated as of January 1, 1997.

BCH

     The Company owns 24% of the common stock outstanding in BCH Holding Company, Inc. ("BCH"), a Nevada corporation with a full service telecommunications operation based in Warsaw, Poland. Accordingly, the Company's investment in BCH is accounted for under the equity method.

     In January 1999, BCH approved the issuance to an investor of 20% of its outstanding shares for $1.2 million, and warrants for another 20% of its common stock with an exercise price equal to the same price per share as the stock issuance. In addition, BCH can borrow an additional $2.5 million under a 13% senior secured convertible note with the investor. Under the terms of the senior secured convertible note, the Company

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

has pledged all of its common stock in BCH to the investor. The Company's carrying amount of this investment at December 31, 1999 is not material.

POINTE COMMUNICATIONS MERGER

     In January 2000, the Company and Pointe jointly announced a merger of the companies in an all-stock transaction. In conjunction with the merger agreement, the $1.5 million note extended by Pointe in December 1999 was converted into a $1.5 million note convertible into Telscape preferred stock under terms contained in the merger agreement. The merger agreement calls for funding of up to $10 million in such convertible notes. It is expected that the merger with Pointe will be finalized during the second quarter of 2000 at which time the companies will begin operating under the common name of Telscape. The terms of the original merger agreement called for the Company to issue its common stock to Pointe shareholders at an exchange ratio of 0.215054 of a share of the Company's common stock for every share of Pointe common stock. Also, for each share of Pointe convertible preferred stock outstanding, the Company will issue one share of the Company's convertible preferred stock (with rights and preferences substantially the same as the Pointe convertible preferred stock). On March 30, 2000 the Company and Pointe agreed to an adjustment of the exchange ratio of approximately 4%. The adjusted ratio of shares is the result of a Pointe subsidiary, TeleCommute Solutions ("TCS"), which recently received $19 million in new financing led by MCI WorldCom Venture Fund and others, remaining in the combined companies. The merger agreement had previously provided that TCS was to be spun off to Pointe shareholders prior to the consummation of the merger. Consequently, each share of Pointe stock will be exchanged for 0.223514 shares of the Company's common stock. No assurance can be given that the merger with Pointe will be completed.

3.  CONCENTRATION OF RISK

CONCENTRATION OF RISK -- MEXICO

     Mexico has experienced periodic economic crises in the past recent years resulting from sudden, significant devaluations of the Mexican peso. The last such devaluation of the Mexican peso in late 1994 caused Mexico to experience an economic crisis characterized by exchange rate instability, increased inflation, high domestic interest rates, reduced consumer purchasing power and high unemployment. Consequently, the Mexican government has exercised, and continues to exercise, significant influence over the Mexican economy. Accordingly, Mexican governmental actions could have a significant effect on Mexican companies, including the Company's customers, and overall market conditions. For the years ended December 31, 1997 and 1998, the peso experienced devaluations in exchange rates versus the dollar of 2.9% and 22.1%, respectively. In the year ended December 31, 1999, the peso appreciated 3.5% in exchange rates versus the dollar.

     The Company's foreign currency risk is mitigated in Mexico due to the fact that many of the Company's customers are multinational firms that pay in U.S. dollars. In addition, most of the customers that do pay in pesos pay at the spot exchange rate in effect at the time of payment as opposed to the exchange rate at the time the receivable is created. Nevertheless, significant adverse effects from any material devaluation in the Mexican peso could result in an adverse effect on the Company's operations. In addition, the Company anticipates an increasing number of peso denominated receivables from customers in Mexico as its network in Mexico becomes operational.

SIGNIFICANT CUSTOMERS AND RECEIVABLES

     The Company's credit risks primarily consist of accounts receivable from its customers, many of which are located in Mexico. Management performs ongoing credit valuations of its customers and provides allowances for credit losses when necessary. The Company maintains an allowance for doubtful accounts based on the expected collectibility of all consolidated trade accounts receivable. The allowance for doubtful accounts as of December 31, 1998 and December 31, 1999 was $500,000 and $2,110,000, respectively. In 1998, the Company wrote off $541,000 in receivables from a customer which filed for bankruptcy. The Company increased its allowance for doubtful accounts in the fourth quarter of 1999 primarily resulting from a disputed accounts receivable balance of $1.4 million from a major customer in Mexico.

     Major customers are those that individually account for more than 10% of the Company's total revenues. For the year ended December 31, 1997, one customer accounted for 28% of the Company's total revenues and 56% of the Company's voice services revenues. For the year ended December 31, 1998, no customer represented greater than 10% of revenues. For the year ended December 31, 1999, one customer accounted for 11% of the Company's total revenues.

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

4.  NOTES PAYABLE AND CAPITAL LEASE OBLIGATIONS

     The Company's notes payable and capital lease obligations consist of the following:

                                           AS OF DECEMBER 31,
                                       --------------------------
                                           1998          1999
                                       ------------  ------------
Deere Park Convertible Subordinated
  Debentures, bearing interest at 8%,
  convertible into Common Stock,
  maturing three years from closing..  $  3,935,000  $    --
Gordon Brothers Convertible
  Debentures, bearing interest at 8%,
  convertible into Common Stock,
  secured by substantially all assets
  of Interlink Communications, Inc.
  and stock of Telereunion, Inc.,
  matured on May 29, 1999............     4,996,000       --
Non-interest bearing promissory
  notes, imputed interest at 10%,
  unamortized discount of $228,000
  and $73,000, respectively, issued
  in connection with Integracion
  acquisition, maturing at various
  dates through January 1, 2001......     1,713,000     1,328,000
Promissory note issued to repurchase
  common stock, payable in six
  semi-annual installments through
  May 20, 2000, and bearing interest
  at 6%, secured by common shares
  repurchased........................       150,000        50,000
Capital lease obligations payable in
  monthly installments of $13,258
  including principal and interest,
  maturing at various dates through
  December 1, 2003, secured by
  equipment and furniture............       221,000       395,000
Non-interest bearing promissory note,
  imputed interest at 10%,
  unamortized discount of $49,000 and
  $0, respectively, issued in
  connection with MSN acquisition,
  matured on June 17, 1999...........       430,000       --
Revolving credit facility bearing
  interest at prime plus 1%, secured
  by accounts receivable, matured
  July 31, 1999......................     1,688,000       --
Promissory note, interest at 10.62%,
  payable in 36 equal monthly
  installments of $52,234 including
  principal and interest, maturing
  April 1, 2002, secured by
  equipment..........................       --          1,250,000
Promissory note, interest at 10.93%,
  payable in 36 equal monthly
  installments of $14,700 including
  principal and interest, maturing
  June 1, 2002, secured by
  equipment..........................       --            373,000
Promissory note, interest and payment
  terms described below, maturing
  January 1, 2005, secured by
  equipment..........................       --          5,581,000
Senior Notes, interest and payment
  terms described below, maturing
  January 4, 2001....................       --            850,000
$2.0 Million Senior Notes, interest
  and payment terms described below,
  maturing February 16, 2001.........       --          2,000,000
Promissory notes, interest and
  payment terms described below,
  maturing August 27, 2004, secured
  as described below.................       --         23,934,000
Lennox promissory note, interest and
  payment terms described below......       --          1,500,000
Pointe promissory notes, bearing
  interest at 10%, maturing February
  28, 2000, secured as described
  below..............................       --          1,500,000
                                       ------------  ------------
Total notes payable and capital
  leases.............................    13,133,000    38,761,000
Current portion......................     7,710,000    11,112,000
                                       ------------  ------------
Long-term portion....................  $  5,423,000  $ 27,649,000
                                       ============  ============

     The annual maturities of the debt indicated above for the five years following December 31, 1999, are $6,647,000 in 2000, $9,255,000 in 2001,
$6,831,000 in 2002, $7,731,000 in 2003 and $8,297,000 in 2004. Included in the
current portion of debt at December 31, 1999, is $4.5 million related to the note which is not in compliance with certain financial covenants as described below.

     In May and June 1998, the Company issued $5,000,000 in 8% Convertible Subordinated Debentures (the "Deere Park Convertible Debentures") to Deere
Park Capital Management, LLC ("Deere Park") through three separate draws, with all issuances maturing three years from their respective closing dates. In connection with these issuances, Deere Park received warrants to purchase an aggregate of 8,952 shares of common stock at an exercise price of $16.76, warrants to purchase an aggregate of 2,427 shares of common stock at $20.60 per share and warrants to purchase an aggregate of 6,382 shares of common stock at $15.67 per share. These warrants have a term of three years from the effectiveness of a registration statement covering such warrants. On October 26, 1998, the Company issued an additional 8,000 warrants to Deere Park with an exercise price at the then current market prices in return for a restructuring of the conversion terms and, in addition, repaid $1,000,000 of the convertible debentures at 107% plus accrued interest. At various dates in 1999, $3,000,000 of the convertible debentures was converted into 476,317 shares of the Company's common stock. The per share value for all transactions was computed based upon the average of the three highest of the five lowest closing prices of the Company's common stock for the 20 days preceding the conversion date, as per the agreements. The remaining $1,000,000 was paid on May 11, 1999. In connection with the payment of the debentures, the Company paid "exit fees" of $120,000, as per the agreement.

     In May 1998, the Company issued $5,000,000 in 8% Convertible Debentures (the "Gordon Brothers Convertible Debentures") maturing one year from closing to Gordon Brothers Capital, LLC ("Gordon Brothers"). In connection with this issuance, Gordon Brothers received warrants to purchase an aggregate of 12,136 shares of common stock at an exercise price of $20.60 per share with a term of three years from the effectiveness of the registration statement covering such warrants. On October 26, 1998 an agreement was reached with Gordon Brothers to fix

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

the conversion price at $15 per share in exchange for reducing the exercise price of the warrants to purchase 12,136 shares of common stock to $15 per share. In May 1999, the Company repaid the $5,000,000 of debentures and paid $1,100,000 of "exit fees", as per the agreement.

     In connection with the issuance of the Deere Park Convertible Debentures and the Gordon Brother Convertible Debentures, the Company issued to the placement agent warrants to purchase 59,340 shares of common stock with exercise prices ranging from $16.76 to $20.60 per share. The warrants have terms of two years.

     The Company estimated the fair value of the warrants issued in connection with the Deere Park Convertible Debentures and Gordon Brothers Convertible Debentures by utilizing the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%, expected volatility of 50%, risk free interest rate of 5% and expected lives of an average of two years. The resulting fair value of the warrants of approximately $570,000 was amortized over the life of the debentures as interest expense and deferred offering costs.

     In July 1998, holders of the non-interest bearing convertible notes issued in connection with the Integracion acquisition converted these notes into 333,000 shares of Common Stock.

     In the fourth quarter of 1998, the Company signed a financing arrangement with a finance company which provided for funding of equipment purchases of up to $6.0 million through May 1999. The financing is structured as loans maturing three years from funding at interest rates 550 basis points above the Federal Reserve Treasury Constant Maturity Rate. The Company has drawn approximately $2.0 million under this facility through December 31, 1999.

     On January 11, 1999, the Company signed a financing arrangement with a finance company which provided for funding of equipment purchases of up to $7.0 million through December 31, 1999. The financing is structured as long-term loans maturing January 1, 2005. The loans provide for payments of interest only through January 1, 2000. Thereafter, payments of principal and interest are due quarterly. Interest is calculated, during the interest only period, at 425 basis points above the 90 day commercial paper rate. Interest thereafter is calculated at 500 basis points above the five year Federal Reserve Treasury Constant Maturity Rate. The interest rate in effect at December 31, 1999 was 9%. The Company has drawn approximately $5.6 million under this facility through December 31, 1999, of which $2.5 million resulted in refinancing equipment which was previously financed through an operating lease. The Company was not in compliance with certain financial covenants under this loan facility and has secured a waiver from the finance company of its rights under the agreement to enforce default provisions due to non compliance with these financial covenants for the fourth quarter of 1999. The Company is not able to draw down additional financing under this facility until such time as the finance company allows it to do so. The finance company has also issued to the Company a forbearance letter indicating that it will not enforce acceleration of the facility until the earlier of March 31, 2000 or the date the Company's proposed merger with Pointe is completed. The finance company has agreed to extend the forbearance period through May 15, 2000. The amounts outstanding under this facility of $5.6 million have been classified as current in the financial statements as of December 31, 1999. The Company may have to request additional waivers from the finance company due to non compliance with financial covenants in future quarters or the Company may have to request an extension of the forbearance letter provisions should the merger with Pointe not be completed by May 15, 2000. The Company cannot guarantee that the finance company would provide the Company with additional waivers or that they would extend their forbearance letter in which case they could enforce the default provisions and accelerate the maturity date. Should that be the case, there is no guarantee that the Company would be able to obtain a replacement facility. A default under this agreement would trigger cross defaults under the Lucent credit facility.

     On May 7, 1999, the Company issued $6,850,000 in senior notes originally maturing on May 6, 2000 (the "Senior Notes"). E. Scott Crist, CEO of the Company, is holder of the remaining $850,000 balance of the Senior Notes. The Senior Notes are subject to optional prepayment provisions allowing the Company to prepay a portion or all of the outstanding principal amount without premium or penalty. Under the terms of the Senior Notes, Mr. Crist received on November 6, 1999, 31,805 warrants at an exercise price of $6.685. In the event that the Senior Notes are not paid by May 5, 2000, then Mr. Crist will be issued an additional 31,805 warrants, in which case the maturity date is extended until November 6, 2000. The maturity of the Senior Notes can be extended unilaterally by the Company through January 4, 2001 with no additional consideration. As a result, the Senior Notes are classified as long-term in the financial statements as of December 31, 1999. The Company repaid $6,000,000 of the Senior Notes on August 27, 1999, upon the funding of the Lucent Credit Agreement (defined below). The loan from Mr. Crist bears interest at 8% from May through November 6, 1999. The interest rate increases by 1 percent for each month thereafter. Pursuant to the terms of the Senior Notes, the Company initially issued to the holders of the senior notes a total of 256,315 warrants at an exercise price of $6.68 per share. The proceeds from the Senior Notes were utilized to repay the entire principal amount of the Gordon Brothers Convertible Debentures plus $1.1 million in exit fees. The Company estimated the fair value of the warrants by utilizing the Black-Scholes option pricing

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

model with the following assumptions: dividend yield of 0%, expected volatility of 54%, risk free interest rate of 5% and expected life of one year. The resulting cost of the initial 256,315 warrants of approximately $398,000 was amortized over three months, the expected term of the notes at the time they were issued. The resulting cost of the 31,805 warrants of approximately $49,000 will be amortized over one year.

     On June 18, 1999, the Company issued $2,000,000 in a different series of senior notes maturing June 18, 2000 (the "$2 Million Senior Notes"). These $2 Million Senior Notes are subject to optional prepayment provisions allowing the Company to prepay a portion or all of the outstanding principal amount without premium or penalty. These $2 Million Senior Notes bear interest at 8% from June through December 17, 1999. The interest rate increases by 1 percent for each month thereafter. The Company also initially issued to the holders of these $2 Million Senior Notes a total of 62,501 warrants with an exercise price of $8.00 per share and a term of three years. The holders were issued an additional 62,501 warrants in December 1999. In the event that the $2 Million Senior Notes are not paid by June 18, 2000, then the holders will be issued an additional 62,501 warrants in which case the maturity date is extended until December 18, 2000. The maturity of the $2 Million Senior Notes can be extended unilaterally by the Company through February 16, 2001 with no additional consideration. As a result, the $2 Million Senior Notes are classified as long-term in the financial statements as of December 31, 1999. The Company estimated the fair value of the warrants by utilizing the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%, expected volatility of 54%, risk free interest rate of 5% and expected life of one year. The resulting cost of the initial 62,501 warrants of approximately $116,000 was amortized over two months, the expected term of the notes at the time they were issued. The resulting cost of the second 62,501 warrants of approximately $143,000 will be amortized over one year. The holders of these senior notes have provided the Company with a letter indicating their agreement, subject to definitive documentation, to convert their notes into the Class F Preferred.

     In July 1999, the Company's revolving credit facility expired and the Company repaid all amounts outstanding at that time.

     On July 28, 1999, the Company issued an unsecured and subordinated promissory note in the amount of $576,000 maturing on November 24, 1999. On November 24, 1999, the Company issued 91,042 shares of the Company's common stock as payment of the note per the agreement.

     Also in July 1999, the Company received a bridge loan of $3.0 million from Lucent Technologies, Inc. (the "Lucent Bridge Loan"). The Lucent Bridge Loan was repaid upon the funding of the Lucent Credit Agreement (defined below). In connection therewith, the Company issued to Lucent warrants to purchase an aggregate of 85,000 shares of Common Stock at an exercise price of $8.50 per share. The warrants have a term of three years. The Company estimated the fair value of the warrants by utilizing the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%, expected volatility of 54%, risk free interest rate of 5% and expected life of 1 year. The resulting cost of approximately $168,000 will be amortized over five years, the term of the Lucent Credit Facility.

     On August 27, 1999, the Company, along with its subsidiaries, Telereunion S.A. de C.V., Telereunion International, S.A. de C.V., Telereunion, Inc., Telscape USA, Inc., MSN Communications, Inc., Interlink Communications, Inc., TSCP International, Inc., Vextro De Mexico S.A. de C.V., and its wholly-owned subsidiary, Servicios Corporativos Vextro, S.A. de C.V., Telscape de Mexico S.A. de C.V., N.S.I. S.A. de C.V., Lan and Wan S.A. de C.V. and M.S. Noticias y Telecomunicaciones, S.A. de C.V. signed a credit agreement with Lucent Technologies, Inc. (the "Lucent Credit Agreement").

     The Lucent Credit Agreement provides for up to $40 million in financing under long-term repayment terms. In March 2000, Lucent extended its commitment, subject to certain conditions precedent including the merger with Pointe, by an additional $20 million. The Company borrowed $23.9 million under the Lucent Credit Agreement on August 27, 1999, of which $9.0 million was utilized to repay the $3.0 million Lucent Bridge Loan and $6.0 million of the Senior Notes and $14.9 million was utilized to pay for costs directly related to construction of the network in Mexico and related debt offering costs. Subsequent loans under the Lucent Credit Agreement are subject to the satisfaction of certain conditions precedent. The Company has incurred obligations in the construction of the network in Mexico totaling $24.6 million at December 31, 1999. The Company intends to fund these obligations and capitalize some of the initial interest payments due on amounts outstanding under this facility, with proceeds from the facility, upon consummation of the merger with Pointe.

     As of December 31, 1999, the Company was in default of a financial covenant under the Lucent Credit Agreement. In conjunction with the March 2000 commitment for an additional $20 million, Lucent waived this covenant and all other financial covenants through April 15, 2000. In addition, Lucent has committed, subject to certain conditions, to long-term repayment arrangements and to renegotiate the financial covenants under its facility. Since the Company believes that it is probable that such credit arrangements will be achieved, it has classified $22.7 million of debt to Lucent at December 31, 1999 as long-term. However, the Company cannot guarantee that it will be able to secure additional waivers

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

from Lucent, should they be necessary, or that the Company can negotiate financial covenants that will be more favorable than the ones contained in the initial credit agreement.

     The Lucent Credit Agreement provides for principal payments on each loan to be made in nine installments with the first installment due on the first anniversary of the closing date with each succeeding installment due in six month increments. The amount of the payment on each installment shall be a percentage of the total aggregate amount of each loan, as follows: installments 1-2: 5%; installments 3-4: 10%; installments 5-6: 12.5%; installments 7-9: 15%. In addition, the Lucent Credit Agreement provides for annual mandatory prepayments beginning in the year ended December 31, 2000 equal to 50% of Excess Cash Flow of such year. Excess Cash Flow is defined in the Credit Agreement and includes EBITDA (as defined) less certain items including capital expenditures, payments of indebtedness, income tax payments, and equity investments in telecommunications companies.

     Interest under the Lucent Credit Agreement is calculated, at the borrowers' option, at either the London interbank offered rates plus an Applicable Margin or the Bank of America, N.A. prime lending rate plus an Applicable Margin. Applicable Margin is defined as follows: Year 1: 5.75%; Year 2: 6.00%; Year 3:
6.25%; Year 4: 6.75%, Year 5: 7.25%. The Company has the option of borrowing under the Lucent Credit Facility for interest payments until the first anniversary date of the closing date. There is a 0.75% commitment fee on the unutilized and undrawn commitment until the commitment termination date, which is on the first anniversary of the closing date of the Lucent Credit Agreement.

     The Lucent Credit Agreement is secured by substantially all of the assets of the Company including the network assets, accounts receivable, the capital and equity interests of the subsidiaries of the Company, and all other tangible and intangible assets of the Company excluding encumbered assets at the time of signing.

     On October 22, 1999, the Company signed a loan agreement with Lennox Invest Ltd., a BVI Corporation, which provides for funding of up to $10.0 million. A total of $1.5 million has been funded on this facility, which bears interest at 10% per annum. Interest on each note is to be paid at maturation of the respective note, which occurs six months after the date of each note. Of the $1.5 million funded under the facility, $1.0 million matures on April 19, 2000, and $0.5 million matures on April 26, 2000. As part of this transaction, certain members of the board of directors agreed to pledge shares of Telscape stock as collateral. In December 1999, the Company informed Lennox that it would not be drawing any further funding under this facility due to a breach of contract on the part of Lennox.

     The Company's debt at December 31, 1999 totaled $38.8 million, resulting in a debt to equity ratio of 143% as compared to $13.1 million and 38%, respectively, as of December 31, 1998. Fully funding the Lucent Credit Agreement will significantly increase the Company's leverage. In addition, the Company estimates that there are an additional $10 to $15 million in expenditures related to the Mexican network and its network expansion which will be funded with a combination of the Lucent facility and other debt.

     On November 24, 1999, the Company signed a letter of intent to merge with Pointe. In connection with the letter of intent, Pointe agreed to lend the Company $1.5 million that was evidenced by a short term promissory note ("Promissory Note"). As part of this transaction, certain members of the board of directors agreed to pledge shares of Telscape stock as collateral. On December 31, 1999, the Company signed a definitive merger agreement with Pointe. In addition, Pointe agreed to lend the Company $10 million, which was evidenced by a convertible promissory note. In early January, Pointe funded $8.5 million into escrow. On January 10, 2000, the Company drew down $1 million from escrow and the Promissory Note was increased accordingly. On February 7, 2000, the Company executed a replacement convertible promissory note ("Replacement
Note") for $10,000,000 with an interest rate of 12% and a maturity of June 30, 2000. The Replacement Note extinguishes the $2.5 million of indebtedness under the Promissory Note.

     Certain of the funding agreements that the Company has obtained, including the additional $20 million available under the Lucent Credit Agreement and the Class F Convertible Preferred Stock (see Note 11), are contingent on the Company's merger with Pointe. Should the Company not be able to consummate the merger with Pointe in a timely manner, the commitments mentioned above may expire. The Company cannot guarantee that such commitments could be replaced on similar terms, if at all.

     In January 2000, the holders of $500,000 in notes payable due January 1, 2000, originally incurred in connection with the Integracion acquisition, converted these obligations into 47,619 shares of common stock at a price of $10.50 per share.

5.  INCOME TAXES

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A significant difference relates to the treatment of inventories under the

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
Mexican Tax Law. Under this law, the cost of sales for financial statement purposes is not deductible for income tax purposes. Instead, inventory purchases are deductible for income tax purposes in the year the purchases are made.

     Significant components of the Company's deferred tax liabilities and assets at December 31, 1998 and 1999 are as follows:

                                                   1998                          1999
                                        --------------------------    ---------------------------
                                        UNITED STATES     FOREIGN     UNITED STATES     FOREIGN
                                        -------------    ---------    -------------    ----------
Current:
Operating loss carryforwards and tax
  credits............................     $ 417,000      $ 311,000      $ --           $  698,000
Accrued expenses.....................       159,000         --             68,000         143,000
Other assets.........................       --              --            --               --
Allowance for doubtful accounts......        26,000         74,000        185,000         583,000
Inventories..........................        14,000       (812,000)       256,000        (918,000)
Customer prepayments.................       --             439,000        --            1,239,000
                                        -------------    ---------    -------------    ----------
Net current deferred tax asset
  (liability)........................     $ 616,000      $  12,000      $ 509,000      $1,745,000
                                        =============    =========    =============    ==========

                                                   1998                          1999
                                        --------------------------    ---------------------------
                                        UNITED STATES     FOREIGN     UNITED STATES     FOREIGN
                                        -------------    ---------    -------------    ----------
Long-term:
Operating loss carryforwards and tax
  credits............................     $ --           $  --         $  5,922,000    $   --
Basis differences in assets..........         4,000         14,000           37,000      (182,000)
Accrued employee benefits and
  other..............................       --              17,000           36,000        26,000
Valuation allowance..................       --              --           (3,252,000)       --
                                        -------------    ---------    -------------    ----------
Net long term deferred tax asset
  (liability)........................     $   4,000      $  31,000     $  2,743,000    $ (156,000)
                                        =============    =========    =============    ==========

     The Company records valuation allowances based upon judgments as to the future realization of deferred tax benefits supported by demonstrated trends in the Company's operating results. No valuation allowance was recorded at December 31, 1998 and $3,252,000 was recorded at December 31, 1999. This valuation allowance reduced the deferred tax asset to a net amount which the Company believes more likely than not that it would realize, based on the Company's estimates of its future earnings.

     Significant components of the provision (benefit) for income taxes are as follows:

                                             FOR THE YEAR ENDED DECEMBER 31,
                                       --------------------------------------------
                                            1997           1998           1999
                                       --------------  ------------  --------------
Current:
     Federal.........................  $    1,146,000  $    --       $       57,000
     Foreign.........................         504,000     1,161,000         693,000
                                       --------------  ------------  --------------
          Total current..............  $    1,650,000  $  1,161,000  $      750,000
Deferred:
     Federal.........................      (1,545,000)      (97,000)     (2,632,000)
     Foreign.........................         (21,000)     (242,000)     (1,546,000)
                                       --------------  ------------  --------------
          Total deferred.............  $   (1,566,000) $   (339,000) $   (4,178,000)
                                       --------------  ------------  --------------
          Total provision
           (benefit).................  $       84,000  $    822,000  $   (3,428,000)
                                       ==============  ============  ==============

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following is a reconciliation of income taxes calculated at the United States federal statutory rate to the income tax provision (benefit):

                                       FOR THE YEAR ENDED DECEMBER 31,
                                       -------------------------------
                                         1997       1998       1999
                                       ---------  ---------  ---------
Provision (benefit) for income taxes
  at U.S. statutory rate.............         34%       (34)%       (34)%
Non-deductible amortization of
  intangible assets..................          7        252          3
Non-deductible litigation loss.......          2     --         --
Non-deductible warrant expense.......     --         --              1
Other items, net.....................          4        108     --
Effect of utilization of net
  operating loss carryforwards, tax
  credits and reversal/recording of
  valuation allowance................        (44)        14         15
                                       ---------  ---------  ---------
Income tax provision (benefit).......          3%       340%       (15)%
                                       =========  =========  =========

     At December 31, 1999, the Company had available for U.S. federal income tax purposes unused net operating loss carryforwards of approximately $16,964,000 which may provide future tax benefits and which will expire in years 2005 through 2019. The Company recognized the deferred tax benefits, net of the valuation allowance of $3,252,000 at December 31, 1999. Additionally, as of December 31, 1999, the Company had approximately $154,000 in alternative minimum tax and foreign tax credits which can be utilized to offset future tax liabilities.

     In accordance with Mexican Tax Law, effective January 1, 1999, a company is subject to income taxes based upon the greater of 35% (34% in 1998 and 1997) of taxable income and 1.8% of net assets, as defined in the tax law. For Mexican tax purposes, companies may carryforward an income tax loss for ten years. Any tax on assets paid is recoverable and can be carried forward for ten years in the event a company begins paying taxes on income. At December 31, 1999, the Company had available for Mexican income tax purposes operating loss carryforwards of approximately $1,993,000 which expire in 2009 and net asset taxes credits of approximately $410,000 which expire in 2009.

6.  STOCK OPTIONS AND WARRANTS

STOCK OPTIONS

1993 STOCK OPTION PLAN

     Under the terms of its 1993 Stock Option Plan, the Company may grant incentive and non-qualified stock options to purchase up to 218,145 shares of its Common Stock to the Company's employees, directors or consultants. Options must be granted at not less than the fair market value of the Company's Common Stock at the date of grant as determined by the Company's Board of Directors (110% of fair market value for stockholders owning 10% or more of the Company's Common Stock) for incentive stock options, or not less than 85% of the fair market value for non-qualified stock options. Options granted under this plan may be for a term of up to 10 years (5 years for incentive stock options granted to stockholders owning 10% or more of the Company's Common Stock) and are exercisable as determined by the Board of Directors.

1994 DIRECTORS STOCK OPTION PLAN

     Effective June 1, 1994, the Company adopted the 1994 Directors Stock Option Plan, which provides that the Company may grant non-qualified options to directors of the Company or any majority-owned subsidiary who are not salaried employees to purchase up to 31,163 shares of its Common Stock. Options must be granted by June 1, 2004, at prices not less than the fair market value of the Company's Common Stock at the date of grant and must be exercised within ten years of the date of grant. Upon a change of control of the Company, all granted but unvested options under the plan will vest immediately.

TELEREUNION 1995 STOCK OPTION PLAN

     As stated in Note 2, the Company assumed Telereunion's Stock Option Plan in connection with the acquisition of Telereunion. Under the terms of this Plan, the Company may grant non-qualified or incentive stock options to employees, directors and consultants. Options must be granted at not less than the fair market value of the Company's Common Stock at the date of grant as determined by the Company's Board of Directors (110% of fair market value for stockholders owning 10% or more of the Company's Common Stock) for incentive stock options, or not less than 85% of the fair market value for non-qualified stock options. The terms of the options are determined by the Company's Board of

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Directors. Any options granted must be exercised within ten years of the date of grant (5 years for incentive stock options granted to stockholders owning 10% or more of the Company's Common Stock).

1996 STOCK OPTION AND APPRECIATION RIGHTS PLAN

     During 1996, the Company adopted the 1996 Stock Option and Appreciation Rights Plan, which provides that the Company may grant non-qualified or incentive stock options to purchase up to 1,200,000 shares of its Common Stock to the Company's employees, directors or consultants. The plan also provides for grants of stock appreciation rights in connection with the grant of options under the plan. Options must be granted at not less than the fair market value of the Company's Common Stock at the date of grant as determined by the Company's Board of Directors (110% of fair market value for stockholders owning 10% or more of the Company's Common Stock) for incentive stock options, or not less than 85% of the fair market value for non-qualified stock options. The terms of the options are determined by the Company's Board of Directors. Any options granted must be exercised within ten years of the date of grant (5 years for incentive stock options granted to stockholders owning 10% or more of the Company's Common Stock).

1998 STOCK OPTION AND APPRECIATION PLAN

     During June 1998, the Company adopted the "1998 Stock Option and Appreciation Rights Plan." Pursuant to the Company's 1998 Stock Option and Appreciation Rights Plan, the Company may grant the Company's employees, directors and consultants non-qualified options to purchase up to 800,000 shares of Common Stock. The maximum number of shares of Common Stock that may be granted to any individual under this plan may not exceed 250,000 shares. Incentive stock options must be granted at not less than the fair market value of the Company's Common Stock at the date of grant as determined by the Company's Board of Directors (110% of fair market value for stockholders owning 10% or more of the Company's Common Stock). The terms of the options are determined by the Company's Board of Directors. Any options granted must be exercised within ten years of the date of grant or within five years from the date of grant for options granted to stockholders owning 10% or more of the Company's Common Stock. Unexercised vested and unvested options terminate immediately if the employment or service of an option holder is terminated for cause. Unvested options terminate if the employment or service of an option holder is terminated without cause or for disability. The Company may also grant SARs in connection with any option, which permits cashless exercises of the options. SARs allow an option holder to surrender an option and to receive the difference between the exercise price of the option and the then fair market value of the Common Stock. The Company may also make loans to any option holder in order to permit the option holder to pay the purchase price upon exercise of the option.

1998 MSN STOCK OPTION AND APPRECIATION RIGHTS PLAN

     During June 1998, the Company adopted the "1998 MSN Stock Option and Appreciation Rights Plan." Pursuant to the Company's 1998 MSN Stock Option and Appreciation Rights Plan, the Company may grant the Company's employees, directors and consultants non-qualified options to purchase up to 100,000 shares of Common Stock. The maximum number of shares of Common Stock that may be granted to any individual under this plan may not exceed 50,000 shares. The terms of the options are determined by the Company's Board of Directors. Any options granted must be exercised within ten years of the date of grant or within five years from the date of grant for options granted to stockholders owning 10% or more of the Company's Common Stock. Unexercised vested and unvested options terminate immediately if the employment or service of an option holder is terminated for cause. Unvested options terminate if the employment or service of an option holder is terminated without cause or for disability. The Company may also grant SARs in connection with any option, which permits cashless exercises of the options. SARs allow an option holder to surrender an option and to receive the difference between the exercise price of the option and the then fair market value of the Common Stock. The Company may also make loans to any option holder in order to permit the option holder to pay the purchase price upon exercise of the option.

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     A summary of the Company's fixed option plans as of December 31, 1997, 1998 and 1999 is presented below:

                                                                                                                       WTD.
                                                                                      MSN                              AVG.
                                         1993       1994       1995       1996       1998       1998       TOTAL      EXER.
                                         PLAN       PLAN       PLAN       PLAN       PLAN       PLAN     ALL PLANS    PRICE
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------   --------
Options outstanding at December 31,
  1996...............................     86,032     10,000    145,809  1,120,000     --         --      1,361,841      3.95
Max. shares exercisable..............     86,032     10,000    145,809    225,000     --         --        466,841      3.16
Options granted......................    115,500     --         --        440,000     --         --        555,500      5.74
Options exercised....................    (15,828)    --         --        (25,000)    --         --        (40,828)     1.87
Options cancelled....................     (9,700)    --         --       (420,000)    --         --       (429,700)     4.50
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Options outstanding at December 31,
  1997...............................    176,004     10,000    145,809  1,115,000     --         --      1,446,813      4.51
Max. shares exercisable..............     70,204     10,000    145,809    393,333     --         --        619,346      3.60
Options granted......................     --         18,125     --         60,000    100,000  1,045,142  1,223,267     11.49
Options exercised....................    (50,204)    --         --       (140,554)    --         --       (190,758)     2.57
Options cancelled....................    (20,000)    --         --         (5,000)    --       (527,250)  (552,250)    16.48
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Options outstanding at December 31,
  1998...............................    105,800     28,125    145,809  1,029,446    100,000    517,892  1,927,072      5.67
Max. shares exercisable..............     35,267     10,000    145,809    725,988     27,776      5,000    949,840      4.43
Options granted......................     --         --         69,316     23,000    100,000    353,000    545,316      8.22
Options exercised....................     --         --        (70,809)   (90,834)    --         --       (161,643)     2.70
Options cancelled....................     (9,500)    (8,500)    --        (15,834)  (100,000)   (86,625)  (220,459)     7.76
                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
Options, outstanding at December 31,
  1999...............................     96,300     19,625    144,316    945,778    100,000    784,267  2,090,286      6.37
                                       =========  =========  =========  =========  =========  =========  =========
Max. shares exercisable..............     57,533     19,625     75,000    868,639     --        132,979  1,153,776      5.04

     SFAS No. 123 requires the Company to provide pro forma information regarding net income (loss) applicable to common stockholders and income (loss) per share as if compensation cost for the Company's stock options granted had been determined in accordance with the fair value based method prescribed in that Statement. The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1997, 1998 and 1999: dividend yield of 0% for all years; expected volatility ranging from 80% to 90%, 55% to 65% and 55% to 65%; risk-free interest rates ranging from 5.65% to 5.80%, 5% to 5.15% and 5% to 5.15%; and expected lives averaging 8.5 years, 5.0 years and 5.0 years, respectively.

     Under the accounting provisions of SFAS No. 123, the Company's net income
(loss) applicable to common stockholders and income (loss) per share would have been revised to the pro forma amounts indicated below:

                                              FOR THE YEAR ENDED DECEMBER 31,
                                       ---------------------------------------------
                                           1997           1998            1999
                                       ------------  --------------  ---------------
Net income (loss):
     As reported.....................  $  2,672,000  $   (1,030,000) $   (19,475,000)
     Pro Forma.......................  $  1,955,000  $   (2,700,000) $   (21,234,000)
Net income (loss) per share:
  Basic
     As reported.....................         $0.68          $(0.20)          $(2.92)
     Pro Forma.......................         $0.50          $(0.53)          $(3.18)
  Diluted
     As reported.....................         $0.53             n/a              n/a
     Pro Forma.......................         $0.38             n/a              n/a

WARRANTS

     Following is a description of the Company's warrants outstanding at December 31, 1999:

                                             #
      DESCRIPTION OF WARRANTS:          OUTSTANDING
-------------------------------------   -----------

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Series A Warrants (unregistered)
  issued in connection with the
  acquisition of Telereunion on May
  17, 1996, exercisable at $2.19 at
  stated percentages only upon
  achieving certain operating
  performance measures or fully
  vesting upon maintaining a $12
  share price for 90 consecutive
  trading days; expiration date of
  May 16, 2003, 2,000,000 of which
  vested at December 31, 1997 and
  500,000 of which vested during the
  year ended December 31, 1998 (See
  Note 2)............................    1,731,385
Series B Warrants (unregistered)
  issued in connection with the
  acquisition of Telereunion on May
  17, 1996, currently exercisable at
  $2.19 as certain operating
  performance measures were achieved
  during the year ended December 31,
  1997, expiration date May 16, 2003
  (See Note 2).......................       10,000
Warrants (unregistered) issued on
  February 29, 1996, in connection
  with former officer's severance
  agreement exercisable at any time
  at $2.94 prior to expiration on
  February 28, 2001..................       72,000
Warrants (unregistered) issued on
  November 17, 1999 to the minority
  shareholders of Telereunion S.A. de
  C.V. in exchange for an additional
  27% of the economic interests of
  Telereunion, S.A. de C.V. Term of
  three years and exercisable at
  $7.50 per share....................      100,000
Warrants (unregistered) issued on
  January 5, 1999 to Strategic Growth
  International in connection with
  investor relations services
  agreement exercisable at any time
  at $6.813-$7.4375 prior to
  expiration on January 5, 2002 or
  two years from termination of
  agreement, whichever is sooner.....      110,000
Warrants (unregistered) issued to
  bridge lenders exercisable at any
  time at $6.68-$9.85 per share, with
  three year terms...................      569,550
Registered warrants issued to
  debenture holders and placement
  agent in connection with issuance
  of Deere Park Convertible
  Debentures and Gordon Brothers
  Convertible Debentures exercisable
  at any time at $8.50-$20.60 per
  share, with two to three year terms
  (See Note 4).......................      138,619
                                        -----------
        Total warrants outstanding...    2,731,554
                                        ===========

7.  STOCK ISSUANCES

     In the fourth quarter of 1998, the Company entered into a stock purchase agreement with third parties (the "Stock Purchase Commitment"), which allowed the Company to sell at the Company's option (subject to certain conditions precedent), up to $5.0 million of the Company's Common Stock. During the fourth quarter of 1998 and the fiscal year 1999, the Company utilized this facility entirely. In connection therewith, the Company issued a total of 783,338 shares of the Company's Common Stock.

8.  COMMITMENTS AND CONTINGENCIES

COMMITMENTS

     As of December 31, 1999, the Company is obligated under certain long-term non-cancelable operating lease agreements for equipment, office and warehouse space as follows:

YEAR ENDED                                AMOUNT
-------------------------------------   ----------
  2000                                  $2,894,000
  2001...............................    2,664,000
  2002...............................    2,331,000
  2003...............................      467,000
  2004...............................      126,000
                                        ----------
                                        $8,482,000
                                        ==========

     Total rent expense under such operating leases was $229,000, $914,000 and $2,168,000, respectively, for the years ended December 31, 1997, 1998 and 1999.

     At December 31, 1999, the Company has employment agreements with eleven officers, which expire in 2002. Future minimum commitments under these agreements, excluding incentive bonuses or stock options, as of December 31, 1999, are as follows:

YEAR ENDED                                AMOUNT
-------------------------------------   ----------
  2000...............................   $  849,000
  2001...............................      360,000
  2002...............................      125,000
                                        ----------
                                        $1,334,000
                                        ==========

     The Company has signed a contract with a third party vendor to provide telecommunications services to the Company including the origination of inbound 800 dialed phone calls for its prepaid phone cards, and the termination of U.S. domestic long distance and international long distance. The contract term is through June 1, 2001, and provides for a minimum monthly purchase commitment of $750,000 and a total purchase commitment of $31,110,000. The Company can cancel the minimum monthly purchase commitment with 30 days notice upon meeting its total minimum purchase commitment.

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Company is in the process of negotiating certain significant supply contracts for its Operating Support Systems in Mexico and an interconnect agreement with the National Telephone Company of Mexico (Telefonos de Mexico, or Telmex). The Company is presently unable to estimate the contingencies that might be agreed to, if any, as part of the inter-connect agreement with Telmex.

     The Company is liable to the Internal Revenue Service ("IRS") for federal excise taxes totaling $1.4 million related to such taxes due for the periods December 1998, March 1999 and June 1999. The Company has contacted the IRS and has been negotiating a payment plan for the payment of these taxes due and for a waiver of interest and penalties due. An agreement has not been reached to date. The Company has accrued the amounts outstanding for such taxes to the IRS on its consolidated balance sheet as of December 31, 1999.

     On September 29, 1996, the Federal Communications Commission ("FCC") issued order FCC96-388, 11FCC Rcd. 20541, requiring telecommunications carriers to reimburse operators of public payphones for the use of such payphones for the origination of toll free telephone calls from payphones. On the December 31, 1999 consolidated balance sheet, the Company has accrued a total of $1.1 million as an estimate of such fees payable to payphone operators.

     The Company has signed several agreements in which it is swapping some of the capacity available on its Mexican network with capacity available on other carriers networks. Some of these swap agreements require that the Company pay some additional monies in addition to the actual facilities exchange. The Company has committed to a total payment of $4,279,000 and $2,140,000 in the years 2000 and 2001, respectively, under such swap agreements.

9.  SEGMENT INFORMATION

     The Company has two reportable segments: Voice Services and Advanced Services. Revenues in the Voice Services segment are generated on a retail and wholesale basis. Revenues in the Advanced Services segment are generated from network solutions services, customer relationship management and broadband services and products. The Company provides Voice Services to customers in the United States and in Mexico. Advanced Services are provided to customers in the United States, Mexico and other parts of Latin America. The Company measures segment profit as earnings before interest, depreciation, amortization of intangibles, other income and taxes (EBITDA).

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Revenues, operating information and identifiable assets by business segment are as follows:

                                               FOR THE YEAR ENDED DECEMBER 31,
                                       ------------------------------------------------
                                            1997            1998             1999
                                       --------------  ---------------  ---------------
Revenues
  Voice services:
     Retail..........................  $     --        $    60,127,000  $    60,682,000
     Wholesale.......................      17,390,000       33,029,000       16,636,000
  Advanced services:
     Network solutions...............      18,764,000       30,220,000       13,298,000
     Customer relationship
      management.....................        --              2,744,000        7,692,000
     Broadband services and
      products.......................        --              6,059,000        8,525,000
                                       --------------  ---------------  ---------------
Total revenues.......................  $   36,154,000  $   132,179,000  $   106,833,000
                                       --------------  ---------------  ---------------
Operating income (loss) before
  interest, depreciation and
  amortization
  Voice services, including
    impairment loss..................  $    3,823,000  $     3,505,000  $    (8,838,000)
  Advanced services..................        (107,000)       2,153,000       (2,417,000)
  Corporate and other................        (112,000)        (171,000)        (378,000)
                                       --------------  ---------------  ---------------
Total operating income (loss) before
  interest, depreciation and
  amortization.......................       3,604,000        5,487,000      (11,633,000)
  Depreciation and amortization......         622,000        3,316,000        6,335,000
                                       --------------  ---------------  ---------------
Consolidated Operating income (loss)
  as reported on the Statements of
  Operations.........................  $    2,982,000  $     2,171,000  $   (17,968,000)
                                       --------------  ---------------  ---------------
Capital Expenditures
  Voice services.....................  $      734,000  $     5,813,000  $    16,552,000
  Advanced services..................         940,000          298,000        1,648,000
  Corporate and other................           8,000           48,000           68,000
                                       --------------  ---------------  ---------------
     Total capital expenditures......  $    1,682,000  $     6,159,000  $    18,268,000
                                       --------------  ---------------  ---------------
Identifiable Assets
  Voice services.....................  $    5,978,000  $    25,578,000  $    64,619,000
  Advanced services..................      17,619,000       32,427,000       37,611,000
  Corporate and other................      16,038,000       22,326,000       24,910,000
                                       --------------  ---------------  ---------------
     Total identifiable assets.......  $   39,635,000  $    80,331,000  $   127,140,000
                                       --------------  ---------------  ---------------

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Information concerning principal geographic areas is as follows:

                                                FOR THE YEAR ENDED DECEMBER 31,
                                       -------------------------------------------------
                                            1997             1998             1999
                                       --------------  ----------------  ---------------
Revenues
  United States......................  $   17,390,000  $     97,903,000  $    83,316,000
  Mexico.............................      18,031,000        32,965,000       20,990,000
  Latin America......................        --               1,311,000        2,527,000
  Poland.............................         733,000         --               --
                                       --------------  ----------------  ---------------
Total revenues.......................  $   36,154,000  $    132,179,000  $   106,833,000
                                       --------------  ----------------  ---------------
Fixed assets, net of accumulated
  depreciation
  United States......................  $      692,000  $      7,297,000  $    13,523,000
  Mexico.............................       1,987,000         5,174,000       44,439,000
  Latin America......................        --               2,105,000          506,000
                                       --------------  ----------------  ---------------
Total fixed assets...................  $    2,679,000  $     14,576,000  $    58,468,000
                                       --------------  ----------------  ---------------

10.  QUARTERLY INFORMATION (UNAUDITED)

                                           FIRST           SECOND          THIRD           FOURTH           YEAR
                                       --------------  --------------  --------------  --------------  ---------------
                1997
Revenues.............................  $    3,771,000  $    6,170,000  $   12,193,000  $   14,020,000  $    36,154,000
Operating income (loss)..............        (386,000)        696,000       1,169,000       1,503,000        2,982,000
Income (loss) before taxes and
  minority interests.................        (359,000)        402,000       1,110,000       1,597,000        2,750,000
Net income (loss)....................        (324,000)        538,000       1,202,000       1,256,000        2,672,000
Basic EPS............................          $(0.08)          $0.14           $0.31           $0.32            $0.68
Diluted EPS (1)......................             N/A           $0.13           $0.22           $0.18            $0.53

                                           FIRST           SECOND          THIRD           FOURTH           YEAR
                                       --------------  --------------  --------------  --------------  ---------------
                1998
Revenues.............................  $   33,399,000  $   32,378,000  $   36,529,000  $   29,873,000  $   132,179,000
Operating income (loss)..............       2,219,000        (461,000)      2,182,000      (1,769,000)       2,171,000
Income (loss) before taxes and
  minority interests.................       2,089,000        (672,000)      1,507,000      (3,166,000)        (242,000)
Net income (loss)....................       1,114,000        (622,000)        869,000      (2,391,000)      (1,030,000)
Basic EPS............................           $0.25          $(0.13)          $0.16          $(0.42)          $(0.20)
Diluted EPS (1)......................           $0.15             N/A           $0.11             N/A              N/A

                                           FIRST           SECOND          THIRD           FOURTH           YEAR
                                       --------------  --------------  --------------  --------------  ---------------
                1999
Revenues.............................  $   27,019,000  $   29,709,000  $   26,613,000  $   23,492,000  $   106,833,000
Operating loss.......................      (2,685,000)     (2,271,000)     (4,539,000)     (8,473,000)     (17,968,000)
Loss before taxes and minority
  interests..........................      (3,840,000)     (4,353,000)     (4,983,000)     (9,727,000)     (22,903,000)
Net loss.............................      (2,864,000)     (3,078,000)     (3,695,000)     (9,838,000)     (19,475,000)
Basic EPS............................           (0.47)          (0.47)          (0.53)          (1.36)           (2.92)
Diluted EPS (1)......................             N/A             N/A             N/A             N/A              N/A

------------

(1) Inclusion of additional shares under a diluted analysis for loss period is inappropriate due to the anti-dilutive effect.

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

11.  SUBSEQUENT EVENTS (UNAUDITED)

     In March 2000, the Company completed a $31,575,000 private placement consisting of 315,750 shares of Class F Convertible Senior Preferred Stock, par value $.001 per share (the "Class F Preferred Stock"), together with five year warrants to purchase 1,925,306 shares of common stock. The Class F Preferred Stock is convertible into 3,850,610 shares of Company common stock at a conversion price equal to $8.20 per share, and the exercise price of the warrants is $10.00 per share. The Class F Preferred Stock earns dividends at a rate of 12% per annum, which are cumulative and payable in either cash or shares of Class F Preferred Stock at the Company's discretion. Pricing for this transaction was established based on a trailing thirty day average of the closing price of the common stock as of December 7, 1999. The proceeds of the Class F Preferred have been placed into escrow and release of escrow is subject to the consummation of the merger with Pointe.

     The Company will be required to file a registration statement with the SEC within 150 days of closing the sale of the Class F Preferred Stock to register the shares of Common Stock issued or issuable upon conversion of all the Class F Preferred Stock (including shares issued as dividends) and the exercise of the related warrants.

     In March 2000, the Company's executive management team decided to shut down the Company's manufacturing facilities at its Interlink subsidiary. The shut down, which is expected to both reduce the Company's cost structure and increase its margins with respect to sales, is intended to focus the Company's attention on its core voice and data services' strategies. The shut down includes the elimination of certain products, termination of employees, vacating certain facilities and the possible cancellation of real estate leases. As of the end of March 1999, the Company expected to terminate between 20 and 25 employees as a result of the shut down. Shut down charges to be incurred in 2000 are estimated at $1.6 million.

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

ALLOWANCE FOR DOUBTFUL ACCOUNTS

                                            BALANCE AT                                BALANCE AT
                                           BEGINNING OF                                 END OF
                                              PERIOD       ADDITIONS    DEDUCTIONS      PERIOD
                                           ------------    ---------    ----------    ----------
FY 1999.................................    $  500,000     $1,996,000    $386,000     $2,110,000
FY 1998*................................       200,000       925,000      625,000        500,000
FY 1997.................................        57,000       277,000      134,000        200,000
INVENTORY RESERVES

                                            BALANCE AT                                BALANCE AT
                                           BEGINNING OF                                 END OF
                                              PERIOD       ADDITIONS    DEDUCTIONS      PERIOD
                                           ------------    ---------    ----------    ----------
FY 1999.................................    $1,047,000     $ 450,000     $184,000     $1,313,000
FY 1998*................................       352,000       946,000      251,000      1,047,000
FY 1997.................................       299,000        53,000       --            352,000

------------

* Additions and deductions for 1998 include activity related to the Company's acquisitions during that year. As such, the 1998 additions do not agree to the related entries shown for the same items on the consolidated Statement of Cash Flows.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Pointe Communications Corporation:

     We have audited the accompanying consolidated balance sheets of POINTE COMMUNICATIONS CORPORATION (a Nevada corporation) AND SUBSIDIARIES (formerly, "Charter Communications International, Inc.") as of December 31, 1998 and 1999 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pointe Communications Corporation and subsidiaries as of December 31, 1999 and 1998 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

Atlanta, Georgia
April 14, 2000

               POINTE COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                 AS OF DECEMBER 31, 1998 AND DECEMBER 31, 1999

                                        DECEMBER 31,       DECEMBER 31,
                                            1998               1999
                                        -------------      -------------
CURRENT ASSETS:
Cash and cash equivalents............    $  1,255,199       $ 21,219,684
Restricted cash......................         185,000            542,913
Accounts receivable, net of allowance
  for doubtful accounts of $900,000
  and $1,508,458 in 1998 and 1999,
  respectively.......................       3,686,153          3,639,378
Notes receivable, net................         215,337          2,270,750
Inventory, net.......................         652,187          1,742,543
Prepaid expenses and other...........         263,249            629,787
                                        -------------      -------------
          Total current assets.......       6,257,125         30,045,055
                                        -------------      -------------
PROPERTY AND EQUIPMENT, at cost:
Equipment and machinery..............      11,157,928         23,360,356
Earth station facility...............         835,527          1,471,822
Software.............................       1,732,700          2,016,576
Furniture and fixtures...............         578,698          1,257,666
Other................................       1,157,344          1,586,359
Construction in progress.............       3,010,500          1,452,303
                                        -------------      -------------
                                           18,472,697         31,145,082
Accumulated depreciation and
  amortization.......................      (3,984,392)        (6,827,740)
                                        -------------      -------------
          Property and equipment,
          net........................      14,488,305         24,317,342
                                        -------------      -------------
OTHER ASSETS:
Goodwill, net of accumulated
  amortization of $1,544,360 and
  $2,190,266 in 1998 and 1999,
  respectively.......................      17,709,865         17,237,653
Acquired customer bases, net of
  accumulated amortization of
  $969,182 and $1,131,507 in 1998 and
  1999, respectively.................         844,543            890,271
Other intangibles, net of accumulated
  amortization of $1,184,062 and
  $1,946,521 in 1998 and 1999,
  respectively.......................       1,848,762          1,723,225
Other................................       1,073,279          2,676,217
                                        -------------      -------------
          Total other assets.........      21,476,449         22,527,366
                                        -------------      -------------
          TOTAL ASSETS...............    $ 42,221,879       $ 76,889,763
                                        =============      =============

          The accompanying Notes to Consolidated Financial Statements are an integral part of these Consolidated Balance Sheets.

               POINTE COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                 AS OF DECEMBER 31, 1998 AND DECEMBER 31, 1999

                                        DECEMBER 31,       DECEMBER 31,
                                            1998               1999
                                        -------------      -------------
CURRENT LIABILITIES:
Current portion of notes payable.....    $  5,398,062       $  2,795,256
Current portion of lease
  obligations........................       1,273,298          3,242,776
Accounts payable.....................       6,282,952          6,233,914
Accrued liabilities..................       2,346,622          6,132,570
Unearned revenue.....................       2,928,990          1,514,329
                                        -------------      -------------
          Total current
  liabilities........................      18,229,924         19,918,845
                                        -------------      -------------
LONG-TERM LIABILITIES:
Capital and financing lease
  obligations........................       7,128,451         10,367,260
Convertible debentures...............       1,180,000            900,000
Senior subordinated notes............         690,278           --
Notes payable and other long-term
  obligations........................         626,022            866,974
                                        -------------      -------------
          Total long-term
  liabilities........................       9,624,751         12,134,234
                                        -------------      -------------
MINORITY INTEREST....................       1,981,959          2,014,959
                                        -------------      -------------
STOCKHOLDERS' EQUITY:
Preferred stock, $0.01 par value;
  100,000 shares authorized, 0 and
  18,121 shares issued and
  outstanding in 1998 and 1999,
  respectively.......................        --                      181
Common stock, $0.00001 par value;
  100,000,000 shares authorized;
  45,339,839 and 51,694,189 shares
  issued and outstanding in 1998 and
  1999, respectively.................             454                517
Additional paid-in-capital...........      43,137,654        136,370,654
Accumulated deficit..................     (30,752,863)       (93,549,626)
                                        -------------      -------------
          Total stockholders'
          equity.....................      12,385,245         42,821,726
                                        -------------      -------------
TOTAL LIABILITIES AND STOCKHOLDERS'
EQUITY...............................    $ 42,221,879       $ 76,889,763
                                        =============      =============

          The accompanying Notes to Consolidated Financial Statements are an integral part of these Consolidated Balance Sheets.

               POINTE COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
             FOR THE YEARS ENDED DECEMBER 31, 1997, 1998, AND 1999

                                            1997             1998            1999
                                       ---------------  --------------  ---------------
Revenues:
     Communications services and
       products......................  $    10,203,787  $   24,784,756  $    49,808,827
     Internet connection services....        2,747,635       2,835,446        2,116,093
                                       ---------------  --------------  ---------------
     Total revenues..................       12,951,422      27,620,202       51,924,920
                                       ---------------  --------------  ---------------
Costs and Expenses:
     Cost of services and products...        9,765,856      23,246,432       50,129,620
     Selling, general, and
       administrative expenses.......        8,766,282       9,933,265       19,274,799
     Nonrecurring charge.............        2,677,099        --              --
     Depreciation and amortization...        2,995,334       3,451,982        4,477,292
                                       ---------------  --------------  ---------------
     Total costs and expenses........       24,204,571      36,631,679       73,881,711
                                       ---------------  --------------  ---------------
Operating Loss.......................      (11,253,149)     (9,011,477)     (21,956,791)
                                       ---------------  --------------  ---------------
Interest Expense, net................         (480,924)     (1,760,315)     (15,998,840)
Other (Expense) Income...............         (241,785)      1,624,310         (335,225)
                                       ---------------  --------------  ---------------
Net Loss Before Income Taxes.........      (11,975,858)     (9,147,482)     (38,290,855)
Income Tax Benefit...................        --               --              --
Net Loss.............................  $   (11,975,858) $   (9,147,482) $   (38,290,855)
                                       ===============  ==============  ===============
NET LOSS PER SHARE --
  Basic and Diluted (Note 2).........  $         (0.39) $        (0.22) $         (1.36)
                                       ===============  ==============  ===============
Shares Used In Computing Net Loss Per
  Share..............................       31,084,693      42,143,733       46,204,130
                                       ===============  ==============  ===============

          The accompanying Notes to Consolidated Financial Statements are an integral part of these Consolidated Statements.

               POINTE COMMUNICATIONS CORPORATION AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
             FOR THE YEARS ENDED DECEMBER 31, 1997, 1998, AND 1999

                                         PREFERRED STOCK         COMMON STOCK         ADDITIONAL
                                        ------------------   ---------------------      PAID-IN
                                         SHARES     AMOUNT      SHARES      AMOUNT      CAPITAL
                                        --------    ------   ------------   ------    -----------
Balance at December 31, 1996.........      --       $--        24,202,779   $ 242     $28,302,025
Issuance of common stock ($1.00 per
  share) (Note 7)....................      --        --         9,283,997      93       9,203,844
Retirement of shares in conjunction
  with a contribution agreement
  executed by certain members of
  management.........................      --        --        (2,500,000)    (25)     (3,538,698)
Issuance of common stock in
  conjunction with conversion of
  debenture, net ($.50 per share)
  (Note 7)...........................      --        --         2,200,000      22         999,978
Issuance of common stock in
  conjunction with the acquisition of
  communications operating
  licenses...........................      --        --           400,000       4         399,996
Issuance of common stock in
  conjunction with financing lease
  transaction (Note 4)...............      --        --           450,000       5         449,995
Issuance of common stock in
  conjunction with debt issuance.....      --        --            98,000    --            98,000
Issuance of common stock warrants in
  conjunction with operating lease
  ($0.34 per warrant)................      --        --           --         --            66,300
Net loss.............................      --        --           --         --           --
                                        --------    ------   ------------   ------    -----------
Balance at December 31, 1997.........      --        --        34,134,776     341      35,981,440
Issuance of common stock ($.50 per
  share) (Note 7)....................      --        --         9,500,000      95       4,499,905
Issuance of common stock ($1.00 per
  share) (Note 7)....................      --        --           850,000       9         849,991
Issuance of common stock warrants in
  conjunction with promissory note
  ($0.21 per warrant) (Note 4).......      --        --           --         --           114,069
Issuance of common stock in
  conjunction with a merger ($0.90
  per share) (Note 3)................      --        --           206,250       2         186,761
Issuance of common stock ($1.30 per
  share) (Note 7)....................      --        --           500,000       5         649,995
Issuance of common stock warrants in
  conjunction with a merger ($0.49
  per warrant) (Note 3)..............      --        --           --         --           289,100
Exercise of warrants ($0.70 per
  share).............................      --        --            10,354    --             7,248
Exercise of warrants ($0.70 per
  share).............................      --        --            20,709       1          14,496
Exercise of stock options ($1.00 per
  share).............................      --        --           117,750       1         117,749
Issuance of common stock rights in
  conjunction with a merger ($0.44
  per warrant) (Note 3)..............      --        --           --         --           272,500
Issuance of common stock warrants in
  conjunction with promissory note
  ($0.18 per warrant) (Note 4).......      --        --           --         --            68,400
Issuance of common stock warrants in
  conjunction with promissory note
  ($0.16 per warrant) (Note 4).......      --        --           --         --            60,800
Issuance of common stock warrants in
  conjunction with promissory note
  ($0.21 per warrant) (Note 4).......      --        --           --         --            25,200
Net Loss.............................      --        --           --         --           --
                                        --------    ------   ------------   ------    -----------
Balance at December 31, 1998.........      --        --        45,339,839     454      43,137,654
Issuance of common stock warrants in
  conjunction with promissory note
  ($0.18 per warrant) (Note 4).......      --        --           --         --           129,200
Issuance of common stock warrants in
  conjunction with promissory note
  ($0.25 per warrant) (Note 4).......      --        --           --         --           190,000
Issuance of common stock warrants in
  conjunction with promissory note
  ($0.08 per warrant) (Note 4).......      --        --           --         --           391,950
Issuance of common stock warrants in
  conjunction with promissory note
  ($0.49 per warrant) (Note 4).......      --        --           --         --            98,751
Issuance of common stock warrants in
  conjunction with promissory note
  ($0.40 per warrant) (Note 4).......      --        --           --         --           216,170
Issuance of common stock in
  conjunction with a merger ($1.50
  per share) (Note 3)................      --        --            37,589    --            56,383
Issuance of common stock in
  conjunction with purchase of
  minority interest in a subsidiary
  ($1.17 per share)..................      --        --           300,000       3         352,800
Issuance of common stock in
  conjunction with settlement of
  payables (average of $0.26 per
  share).............................      --        --            75,776       1          20,209
Issuance of common stock in
  conjunction with conversion of
  debentures ($1.20 per share).......      --        --           166,666       2         200,000

                                                              (TABLE CONTINUED ON FOLLOWING PAGE)

                                         PREFERRED STOCK         COMMON STOCK         ADDITIONAL
                                        ------------------   ---------------------      PAID-IN
                                         SHARES     AMOUNT      SHARES      AMOUNT      CAPITAL
                                        --------    ------   ------------   ------    -----------
Issuance of common stock in
  conjunction with exercise of
  conversion rights ($0.36 per
  share).............................      --        --           625,000       6         108,552
Issuance of common stock in
  conjunction with exercise of
  options ($1.25 per share)..........      --        --           149,319       1         203,955
Issuance of common stock warrants in
  conjunction with an acquisition of
  a customer base ($0.66 per
  warrant)...........................      --        --           --         --           118,363
Issuance of common stock in
  conjunction with exercise of
  warrants ($1.00 per share).........      --        --         5,000,000      50       4,999,950
Issuance of Class A Senior
  Convertible Preferred Stock and
  warrants, net of issuance cost
  ($3,000.00 per share)..............     10,080      101         --         --        50,152,024
Issuance of Class A Senior
  Convertible Preferred Stock as
  payment for dividends on Class A
  Senior Convertible Preferred
  Stock..............................        777        8         --         --         2,331,826
Issuance of Class B Senior
  Convertible Preferred Stock and
  warrants in conjunction with
  conversion of convertible
  debentures and accrued interest on
  convertible debentures.............      7,264       72         --         --        33,505,712
Compensation on variable options.....      --        --           --         --           157,155
Net loss.............................      --        --           --         --           --
                                        --------    ------   ------------   ------    -----------
Balance at December 31, 1999.........     18,121    $ 181      51,694,189   $ 517     136,370,654
                                        ========    ======   ============   ======    ===========

          The accompanying Notes to Consolidated Financial Statements are an integral part of these Consolidated Statements.

               POINTE COMMUNICATIONS CORPORATION AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
             FOR THE YEARS ENDED DECEMBER 31, 1997, 1998, AND 1999

                                           ACCUMULATED    STOCKHOLDERS'
                                             DEFICIT         EQUITY
                                           -----------    -------------
Balance at December 31, 1996............   ($9,629,523)    $18,672,744
Issuance of common stock ($1.00 per
  share) (Note 7).......................       --            9,203,937
Retirement of shares in conjunction with
  a contribution agreement executed by
  certain members of management.........       --           (3,538,723)
Issuance of common stock in conjunction
  with conversion of debenture, net
  ($.50 per share) (Note 7).............       --            1,000,000
Issuance of common stock in conjunction
  with the acquisition of communications
  operating licenses....................       --              400,000
Issuance of common stock in conjunction
  with financing lease transaction (Note
  4)....................................       --              450,000
Issuance of common stock in conjunction
  with debt issuance....................       --               98,000
Issuance of common stock warrants in
  conjunction with operating lease
  ($0.34 per warrant)...................       --               66,300
Net loss................................   (11,975,858)    (11,975,858)
                                           -----------    -------------
Balance at December 31, 1997............   (21,605,381)     14,376,400
Issuance of common stock ($.50 per
  share) (Note 7).......................       --            4,500,000
Issuance of common stock ($1.00 per
  share) (Note 7).......................       --              850,000
Issuance of common stock warrants in
  conjunction with promissory note
  ($0.21 per warrant) (Note 4)..........       --              114,069
Issuance of common stock in conjunction
  with a merger ($0.90 per share) (Note
  3)....................................       --              186,763
Issuance of common stock ($1.30 per
  share) (Note 7).......................       --              650,000
Issuance of common stock warrants in
  conjunction with a merger ($0.49 per
  warrant) (Note 3).....................       --              289,100
Exercise of warrants ($0.70 per
  share)................................       --                7,248
Exercise of warrants ($0.70 per
  share)................................       --               14,497
Exercise of stock options ($1.00 per
  share)................................       --              117,750
Issuance of common stock rights in
  conjunction with a merger ($0.44 per
  warrant) (Note 3).....................       --              272,500
Issuance of common stock warrants in
  conjunction with promissory note
  ($0.18 per warrant) (Note 4)..........       --               68,400
Issuance of common stock warrants in
  conjunction with promissory note
  ($0.16 per warrant) (Note 4)..........       --               60,800
Issuance of common stock warrants in
  conjunction with promissory note
  ($0.21 per warrant) (Note 4)..........       --               25,200
Net Loss................................   (9,147,482 )     (9,147,482)
                                           -----------    -------------
Balance at December 31, 1998............   (30,752,863)     12,385,245
Issuance of common stock warrants in
  conjunction with promissory note
  ($0.18 per warrant) (Note 4)..........       --              129,200
Issuance of common stock warrants in
  conjunction with promissory note
  ($0.25 per warrant) (Note 4)..........       --              190,000
Issuance of common stock warrants in
  conjunction with promissory note
  ($0.08 per warrant) (Note 4)..........       --              391,950
Issuance of common stock warrants in
  conjunction with promissory note
  ($0.49 per warrant) (Note 4)..........       --               98,751
Issuance of common stock warrants in
  conjunction with promissory note
  ($0.40 per warrant) (Note 4)..........       --              216,170
Issuance of common stock in conjunction
  with a merger ($1.50 per share) (Note
  3)....................................       --               56,383
Issuance of common stock in conjunction
  with purchase of minority interest in
  a subsidiary ($1.17 per share)........       --              352,803
Issuance of common stock in conjunction
  with settlement of payables (average
  of $0.26 per share)...................       --               20,210
Issuance of common stock in conjunction
  with conversion of debentures ($1.20
  per share)............................       --              200,002
Issuance of common stock in conjunction
  with exercise of conversion rights
  ($0.36 per share).....................       --              108,558
Issuance of common stock in conjunction
  with exercise of options ($1.25 per
  share)................................       --              203,956
Issuance of common stock warrants in
  conjunction with an acquisition of a
  customer base ($0.66 per warrant).....       --              118,363
Issuance of common stock in conjunction
  with exercise of warrants ($1.00 per
  share)................................       --            5,000,000
Issuance of Class A Senior Convertible
  Preferred Stock and warrants, net of
  issuance cost ($3,000.00 per share)...   (22,174,074)     27,978,051
Issuance of Class A Senior Convertible
  Preferred Stock as payment for
  dividends on Class A Senior
  Convertible Preferred Stock...........   (2,331,834 )        --
Issuance of Class B Senior Convertible
  Preferred Stock and warrants in
  conjunction with conversion of
  convertible debentures and accrued
  interest on convertible debentures....       --           33,506,415
Compensation on variable options........       --              157,155
Net loss................................   (38,290,855)    (38,290,855)
                                           -----------    -------------
Balance at December 31, 1999............   $(92,359,845)   $42,821,726
                                           ===========    =============

             The accompanying Notes to Consolidated Financial Statements are an integral part of these Consolidated Statements.

               POINTE COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE YEARS ENDED DECEMBER 31, 1997, 1998, AND 1999

                                              YEAR ENDED           YEAR ENDED           YEAR ENDED
                                           DECEMBER 31, 1997    DECEMBER 31, 1998    DECEMBER 31, 1999
                                           -----------------    -----------------    -----------------
Cash Flows from Operating Activities:
  Net loss..............................      $(11,975,858)        $(9,147,482)         $(38,290,855)
  Adjustments to reconcile net loss to
    net cash used in operating
    activities:
      Depreciation and amortization.....        2,995,334            3,451,982            4,477,292
      Bad debt expense..................          586,687              883,462            1,586,491
      Amortization of discounts on debt
        and lease obligations...........           56,891              250,244           13,825,619
      Interest on convertible debenture
        paid in-kind....................         --                   --                    791,662
      Loss on extinguishment of debt....          241,785             --                   --
      Nonrecurring charge...............        2,677,099             --                   --
      Deferred settlement gain..........         --                 (2,757,132)            --
      Changes in operating assets and
        liabilities:
        Accounts receivable, net........       (1,645,919)          (1,820,958)            (506,518)
        Notes receivable................           63,802             (215,337)          (3,088,611)
        Inventory.......................         (194,180)            (155,880)          (1,090,356)
        Prepaid expenses................           23,832              (38,654)            (366,538)
        Other assets....................         (225,135)            (640,641)          (1,839,700)
        Accounts payable, accrued, and
          other liabilities.............          998,031            1,460,510            3,692,179
        Unearned revenue................         (185,009)           1,283,268           (1,414,661)
                                           -----------------    -----------------    -----------------
            Total adjustments...........        5,393,218            1,700,864           16,066,859
                                           -----------------    -----------------    -----------------
            Net cash used in operating
              activities................       (6,582,640)          (7,446,618)         (22,223,996)
                                           -----------------    -----------------    -----------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment....       (2,577,080)          (3,505,889)          (6,644,342)
  Restricted cash.......................         (135,000)             (50,000)            (357,913)
  Acquisition of businesses, net of cash
    acquired............................         --                   (350,633)            (137,140)
                                           -----------------    -----------------    -----------------
            Net cash used in investing
              activities................       (2,712,080)          (3,906,522)          (7,139,395)
                                           -----------------    -----------------    -----------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of preferred
    stock, net..........................         --                   --                 27,978,051
  Proceeds from convertible
    debentures..........................        2,180,000             --                 20,849,118
  Proceeds from issuance of common
    stock...............................        5,831,604            6,000,000             --
  Proceeds from issuance of preferred
    stock in subsidiary.................         --                  1,981,959             --
  Proceeds from exercise of warrants and
    options.............................         --                     25,495              170,622
  Proceeds from lease obligations.......        2,086,096              754,891             --
  Proceeds from notes payable, net......          476,046            4,336,403           10,633,000
  Repayment of notes payable and lines
    of credit...........................       (1,443,775)            (243,181)          (9,319,466)
  Repayment of financing lease
    obligations.........................         --                   (402,731)            (903,449)
  Repayment of convertible debentures...         --                   --                    (80,000)
                                           -----------------    -----------------    -----------------
            Net cash provided by
              financing activities......        9,129,971           12,452,836           49,327,876
                                           -----------------    -----------------    -----------------
(DECREASE) INCREASE IN CASH AND CASH
  EQUIVALENTS...........................         (164,749)           1,099,696           19,964,485
CASH AND CASH EQUIVALENTS AT BEGINNING
  OF YEAR...............................          320,252              155,503            1,255,199
                                           -----------------    -----------------    -----------------
CASH AND CASH EQUIVALENTS AT END OF
  YEAR..................................      $   155,503          $ 1,255,199          $21,219,684
                                           =================    =================    =================
Supplemental Disclosures:
  Cash paid for interest................      $   339,874          $ 1,238,442          $ 2,093,800
  Cash paid for income taxes............         --                   --                   --
Supplemental Noncash Disclosures:
  Exchange of promissory note for
    exercise of warrants................         --                   --                  5,000,000
  Assets acquired under financing and
    capital leases......................         --                  6,219,977            6,002,111
  Assets acquired in excess of
    liabilities assumed.................         --                  1,381,531            1,146,728
  Purchase price adjustments............          864,612             --                   --
  Value of warrants issued..............         --                    830,069            1,026,071
  Value of stock issued for
    acquisition.........................         --                    186,761               56,383
  Incurrance of notes payable to pay
    operating obligations...............         --                  1,397,000             --
  Conversion of liabilities to equity
    Subordinated debentures.............        2,115,000             --                    200,000
    Stockholder loans...................          937,865             --                   --
    Notes Payable.......................         --                   --                    225,145
    Accrued liabilities.................          319,468             --                   --
Giveback of shares by members of
  management............................        3,538,723             --                   --
Deferred settlement gain................        2,757,132             --                   --
Conversion of subordinated debenture....        1,000,000             --                   --
Shares issued for operating licenses....          400,000             --                   --
Shares issued for operating payables....         --                   --                     20,210

             The accompanying Notes to Consolidated Financial Statements are an integral part of these Consolidated Statements.

               POINTE COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1998 AND 1999

1.  ORGANIZATION AND NATURE OF BUSINESS

     Pointe Communications Corporation ("Pointe" or the "Company", formerly Charter Communications International, Inc.) is an international facilities based integrated communications provider ("ICP") serving residential and commercial customers in the U.S., Central and South America. The Company and its subsidiaries provide enhanced telecommunications products and services, including local, long distance, Internet, international private line, carrier services, prepaid calling card, and telecommuting services, with a focus on the Hispanic community both domestically and internationally. The Company is implementing a facilities based infrastructure on a staged basis in certain identified U.S. markets with significant Hispanic presence with the ultimate objective of being a full-service Competetive Local Exchange Carrier ("CLEC") with a low-cost base of operations. During 1999, the Company was successful in completing private placements of Class A Senior Convertible Preferred Stock and Class B Convertible Promissory Notes (which converted to Class B Senior Convertible Preferred Stock during the quarter ended December 31, 1999) for gross proceeds totaling approximately $50 million, which will be used to fund the initial phase of its CLEC market construction including Los Angeles, Miami, San Diego, and Houston.

     The Company was incorporated in Nevada on April 10, 1996 as a wholly owned subsidiary of Maui Capital Corporation, a Colorado Corporation ("Maui
Capital"), which incorporated on August 8, 1988. On April 21, 1996, Maui
Capital and the Company merged with the Company being the surviving corporation and succeeding to all the business, properties, assets, and liabilities of Maui Capital. The purpose of the merger of Maui Capital and the Company was to change the name and state of incorporation of Maui Capital. Maui Capital had no business or assets prior to September 21, 1995 when it acquired TOPS Corporation ("TOPS"), a Nevada corporation (TOPS was named Charter Communications International, Inc. until April 10, 1996, when its name was changed so that the Company could be formed in Nevada with the same name). At the time of the acquisition, TOPS was the sole stockholder of Charter Communicaciones Internacionales Grupo, S.A., a Panama corporation ("Charter Panama"), which was engaged in developing a private line telecommunications system in Panama and pursuing licenses to provide such services in various other Latin American countries. Since the acquisition of TOPS, the Company has endeavored to grow both through the development of its existing businesses and through the acquisition of complementary businesses. Proceeds from private placements of securities with principals and outside investors have funded the development of the Company to date.

     On June 1, 1998, the Company acquired Galatel Inc. ("Galatel"), a distributor of prepaid calling cards primarily to the Hispanic community, in a cash and stock transaction. On July 30, 1998, the Company acquired Pointe Communications Corporation ("Pointe Communications"), a Delaware corporation, in a cash and warrant transaction. Pointe Communications did not have revenue from operations prior to its acquisition. On August 31, 1998, the Company's stockholders approved an amendment to the Company's Articles of Incorporation to effect a change in the Company's name from Charter Communications International, Inc. to Pointe Communications Corporation. On August 12, 1998, the Company acquired International Digital Telecommunications Systems, Inc. ("IDTS") in a cash and stock transaction. IDTS is a facilities-based long-distance carrier of voice, data, and other types of telecommunications in the Miami, Florida market. On October 1, 1998, the Company acquired Rent-A-Line Telephone Company, LLC ("Rent-A-Line") in a stock rights transaction. Rent-A-Line is a reseller of prepaid local telephone service. All of these transactions were accounted for as purchases (See Note 3).

               POINTE COMMUNICATIONS CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     On August 16, 1999, HTC Communications, LLC ("HTC"), a California limited liability company licensed as a CLEC in California, merged with and into the Company. As consideration for the merger, the Company will issue 600,000 shares of common stock to the members of HTC upon the satisfaction by the members of opening two competitive local exchange markets for the Company within 12 months of the closing date of the merger. At the same time, the Company entered into 36 month employment agreements with two of the members of HTC for the purpose of development and oversight of the Company's CLEC operations.

     Subsequent to year-end, the Company agreed to merge with Telscape International, Inc. ("Telscape") in an all-stock transaction in which each share of the Company will be exchanged for 0.224215 shares of Telscape common stock. Pointe shareholders will obtain a majority of the outstanding voting stock of Telscape after the merger. The surviving company will trade under the ticker symbol "TSCP" on the NASDAQ National Market System. The board of directors of both companies have agreed to the merger; however, the closing is subject to shareholder approval and certain other conditions precedent, such as Securities Exchange Commission and regulatory approval. Telscape is an integrated communications provider, which operates in the U.S., Mexico and other Latin American countries. During 1998, Telscape's subsidiary, Telereunion S.A. de C.V., received a 30 year facilities-based carrier license from the Mexican Government to construct and operate a network to carry long-distance voice and data traffic.

     Some of the telecommunications services offered by Pointe require licensing by U.S. federal and state agencies and the foreign countries wherein services are offered. Pointe has formed wholly owned or majority-owned foreign corporations. Pointe maintains financial control of all subsidiaries. The Company has been licensed by the U.S. Federal Communications Commission
("FCC") as an international facilities-based carrier. Pointe has selected the Mexican Solidaridad system as its primary satellite carrier. A variety of U.S. carriers are used to provide domestic long-distance services. The Company is licensed to provide enhanced communications services in Panama, Mexico, Honduras, Venezuela, El Salvador, Nicaragua, and Costa Rica. As of December 31, 1999, the Company was operating in the United States, Panama, Venezuela, Costa Rica, Mexico, El Salvador and Nicaragua. In the U.S., the Company or its subsidiaries have been granted two FCC 214 licenses to provide international long-distance service and operate satellite teleports in the U.S., as well as, Competetive Local Exchange Licenses in California, Florida, and Georgia and interexchange carrier licenses in many states.

     The Company may also face significant potential competition from other communication technologies that are being or may be developed or perfected in the future. Some of the Company's competitors have substantially greater financial, marketing, and technical resources than does the Company. The Company's international telecommunications operations face competition from existing government-owned or monopolistic telephone service companies and from other operators who receive licenses to provide services similar to the Company's. Accordingly, there can be no assurance that the Company will be able to obtain any additional licenses or that it will be able to compete effectively.

     The Company, which has never operated at a profit, has experienced operating losses since its inception as a result of efforts to build its customer base and develop its operations. The Company estimates that its cash and financing needs for its current business through 2000 will be met by the cash on hand; $40 million of capital lease commitments - $25 million of which are completed and $15 million of which are being negotiated; and private placements of equity currently being sought. However, certain of these facilities and placements are not completed, and there can be no assurance that the Company will be able to raise any such capital on terms acceptable to the Company or at all. Additionally, any increases in the Company's growth rate, shortfalls in anticipated revenues, increases in anticipated expenses, or significant acquisition or expansion opportunities could have a material

               POINTE COMMUNICATIONS CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

adverse effect on the Company's liquidity and capital resources and would require the Company to raise additional capital from public or private equity or debt sources in order to finance operating losses, anticipated growth, and contemplated capital expenditures and expansions. The Company has significant expansion plans which it intends to fund with the facilities discussed above; however, if there is any delay in the anticipated closing of these facilities or any shortfall, the Company will not engage in such expansion until adequate capital sources have been arranged. Accordingly, the Company may need additional future private placements and/or public offerings of debt or equity securities to fund such plans. If such sources of financing are insufficient or unavailable, the Company will be required to modify its growth and operating plans or scale back operations to the extent of available funding. The Company may need to raise additional funds in order to take advantage of unanticipated opportunities, such as acquisitions of complementary businesses or the development of new products, or otherwise respond to unanticipated competitive pressures. There can be no assurance that the Company will be able to raise any such capital on terms acceptable to the Company or at all.

     The Company expects to continue to focus on developing and expanding its enhanced telecommunications service offerings while continuing to expand its current operation's market penetration. Accordingly, the Company expects that its capital expenditures and cost of revenues and depreciation and amortization expenses will continue to increase significantly, all of which could have a negative impact on short-term operating results. In addition, the Company may change its strategy to respond to a changing competitive environment. There can be no assurance that growth in the Company's revenue or market penetration will continue, that its expansion efforts will be profitable, or that the Company will be able to achieve or sustain profitability or positive cash flow. Further, the Company may require substantial financing to accomplish any significant acquisition or merger transaction and for working capital to operate its current and proposed expanded operations until profitability is achieved, if ever. While the Company currently expects to meet its 2000 operating cash flow and capital expenditure requirements through cash on hand, vendor financing and private placements of equity, there can be no assurance that this will be achieved. The availability of such financing on terms acceptable to the Company is not assured. Accordingly, there can be no assurance that the Company's planned expansion of its operations will be successful.

2.  SUMMARY OF ACCOUNTING POLICIES

  PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements are prepared on the accrual basis of accounting and include the accounts of the Company and all of its majority-owned subsidiaries. All significant intercompany balances have been eliminated.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  SOURCE OF SUPPLIES

     The Company relies on local and long-distance telephone companies to provide certain communications services. Although management feels that alternative telecommunications facilities could be found in a timely manner, any disruption of these services could have an adverse effect on operating results.

               POINTE COMMUNICATIONS CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     There are a limited number of vendors which provide the equipment the Company is using to expand its network. If these vendors are unable to meet the Company's needs related to the timing and amount of equipment needed by the Company, it would have an adverse impact on the Company's financial position and results of operations.

  PRESENTATION

     Certain prior year amounts have been reclassified to conform with the current year presentation.

  CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include cash on hand, demand deposits, and short-term investments with original maturities of three months or less. The carrying value of the cash and cash equivalents approximates fair market value at December 31, 1998 and 1999.

  RESTRICTED CASH

     The Company's restricted cash represents deposits on hand with a bank as security for letters of credit.

  CONCENTRATION OF RISK

     A portion of the Company's assets and operations are located in various South and Central American countries. The Company's business cannot operate unless the governments of these countries provide licenses, privileges or other regulatory clearances. No such assurance can be given that such rights, once granted, could not be revoked without due cause.

     The Company's accounts receivable potentially subject the Company to credit risk, as collateral is generally not required. The Company's risk of loss is limited due to advance billings to customers for services and the ability to terminate access on delinquent accounts. The concentration of credit risk is mitigated by the large number of customers comprising the customer base; however, one significant customer comprises approximately 17% and 11% of the total receivable balance at December 31, 1998 and 1999, respectively. The carrying amount of the Company's receivables approximates their fair value.

  NOTES RECEIVABLE

     The following table summarizes the components of notes receivable as of December 31:

                                           1998          1999
                                       ------------  ------------
Telscape International, Inc. ........  $          0  $  1,518,500
Affiliates and employees.............       537,503       628,836
International business partners......             0     1,140,178
Allowance............................      (322,166)   (1,016,764)
                                       ------------  ------------
     Total...........................  $    215,337  $  2,270,750
                                       ============  ============

     During the quarter, the Company entered into promissory note with Telscape International, Inc. evidencing Telscape's obligation to repay the Company on or before February 28, 2000. The note accrues interest at 12% and is secured by Telscape common stock owned by two affiliates of Telscape. The note was replaced with $10.0 million convertible promissory note entered into with Telscape in conjunction with the merger agreement (see Note 15).

               POINTE COMMUNICATIONS CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  INVENTORIES

     Inventories consist primarily of prepaid calling cards. All inventory is recorded as finished goods and is available for sale. Inventories are stated at the lower of cost or market. Cost is determined on the first-in, first-out method.

  PROPERTY AND DEPRECIATION

     Property and equipment are recorded at cost, including certain engineering and internal software development costs. Engineering costs totaled $1,390,776 with $1,025,245 allocated to Machinery and Equipment and $104,767 allocated to Other Property and Equipment. The engineering costs incurred represent salaries and related taxes and benefits paid to engineers to design and install the Company's network infrastructure, as well as building improvements necessary to allow for equipment installations. Internal software development costs incurred totaled $260,764. Software costs represent salaries and related taxes and benefits paid to employees during the application development stage for software used internally. The property and equipment acquired in conjunction with the acquisitions were recorded on the Company's books at net book value, which approximated fair market value at the dates of acquisition. The Company records depreciation using the straight-line method over the estimated useful lives of the assets, which are as follows:

                                         ESTIMATED
CLASSIFICATION                          USEFUL LIVES
-------------------------------------   ------------
Equipment and machinery..............     5-10 years
Earth station facility...............       10 years
Software.............................      5-7 years
Furniture and fixtures...............      5-7 years
Other property.......................     3-10 years

     Leasehold improvements are amortized over the shorter of the useful life of the improvement or the life of the lease. The Company's policy is to remove the cost and accumulated depreciation of retirements from the accounts and recognize the related gain or loss upon the disposition of assets. Such gains and losses were not material for any period presented. Property and equipment recorded under capital and financing leases are included with the Company's owned assets. Amortization of assets recorded under capital leases is included in depreciation expense.

  INTANGIBLES

     In conjunction with its acquisitions in 1999 (see Note 3), the Company recorded intangible assets of approximately $1,146,000 due to the purchase prices exceeding the values of the tangible net assets acquired. After identifying the tangible assets and liabilities, the Company allocated the excess to identifiable intangible assets and the remainder to goodwill. Allocation of the purchase price among tangible and intangible assets is performed based upon information available at the time of acquisition and is subject to adjustment for up to one year after acquisition in accordance with Accounting Principles Board ("APB") Opinion No. 16. Amortization of these costs is included in depreciation and amortization in the accompanying statements of operations. The following table summarizes the intangible assets' respective amortization periods:

                                        AMORTIZATION
CATEGORY                                   PERIOD
-------------------------------------   -------------
Acquired Customer Base...............      3-10 years
Other Intangibles....................      3-10 years
Goodwill.............................      3-30 years

               POINTE COMMUNICATIONS CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  IMPAIRMENT OF LONG-LIVED ASSETS

     The Company periodically reviews the values assigned to long-lived assets, including property and equipment and intangibles, to determine whether any impairments have occurred in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived
Assets and for Long-Lived Assets to be Disposed Of." If events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, the future cash flows expected to result from the use of the asset and its eventual disposition are estimated. Future cash flows are the future cash inflows expected to be generated by an asset less the future cash outflows expected to be necessary to obtain those inflows. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized in accordance with SFAS No. 121.

     An impairment loss is measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset. The fair value of an asset is the amount at which the asset could be bought or sold in a current transaction between willing parties, that is, other than in a forced or liquidation sale. The fair value of an asset is determined using various techniques including, but not limited to, the present value of estimated expected future cash flows and fundamental analysis. Management believes that the long-lived assets in the accompanying balance sheets are appropriately valued.

  STOCK-BASED COMPENSATION PLANS

     The Company accounts for its stock-based compensation plans under APB Opinion No. 25, "Accounting for Stock Issued to Employees." The Company adopted the disclosure option of SFAS No. 123, "Accounting for Stock-Based Compensation" (Note 8), for all options granted subsequent to January 1, 1995. SFAS No. 123 defines a fair value-based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. SFAS No. 123 requires that companies which do not choose to account for stock-based compensation as prescribed by this statement shall disclose the pro forma effects on earnings and earnings per share as if SFAS No. 123 had been adopted. Additionally, certain other disclosures are required with respect to stock compensation and the assumptions used to determine the pro forma effects of SFAS No. 123.

  REVENUE RECOGNITION

     Revenues from telecommunications services and products and Internet access services are generally recognized when the services are provided. Invoices rendered and payments received for telecommunications services and Internet access in advance of the period when revenues are earned are recorded as deferred revenues and are recognized ratably over the period the services are provided or the term of the Internet subscription agreements, which are generally 3 to 12 months. Sales of prepaid phone calling cards are recorded as deferred revenues, and revenue is recognized as minutes are used or when the cards expire.

  ADVERTISING COSTS

     The Company expenses all advertising costs as incurred. Advertising costs were $265,291, $152,000 and $409,000, for the years ended December 31, 1997,
1998 and 1999, respectively.

  FOREIGN CURRENCY TRANSLATION

     Assets and liabilities denominated in foreign currencies are translated at exchange rates in effect at the balance sheet date, except that fixed assets are translated at exchange rates in effect when the assets are acquired. Revenues and expenses of foreign operations are translated at average monthly

               POINTE COMMUNICATIONS CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

exchange rates prevailing during the year, except that depreciation and amortization charges are translated at the exchange rates in effect when the related assets are acquired.

     The national currency of Panama is the U.S. dollar. The currency of Venezuela is considered hyper-inflationary; therefore, the U.S. dollar is the functional currency. Accordingly, no foreign currency translation is required upon the consolidation of the Company's Panamanian and Venezuelan, operations. The effects of foreign currency translation on the Company's El Salvadoran, Mexican, Nicaraguan, and Costa Rican operations were not material.

  NET LOSS PER SHARE

     Effective with the fourth quarter of 1997, the Company adopted SFAS No. 128, "Earnings Per Share." This standard requires the computation of basic earnings per share using only the weighted average common shares outstanding and diluted earnings per share using the weighted average common shares outstanding, adjusted for potentially dilutive instruments using either the if-converted or treasury stock method, as appropriate, if dilutive. This statement required retroactive restatement of all prior period earnings per share data presented. The adoption of this statement had no effect on the Company, as for all periods, the effect of any potentially dilutive instruments was antidilutive. Accordingly, for all periods presented, basic and diluted earnings per share are the same.

     During 1999, the Company issued Class A Senior Convertible Preferred Stock together with warrants for gross proceeds totaling $30.2 million and Class B Promissory Notes (which converted to Class B Senior Convertible Preferred Stock and warrants to purchase shares of the Company's common stock during the quarter ended December 31, 1999) for gross proceeds of $21.0 million (Note 7). Dividends and interest accrue at a rate of 12% per annum and are payable in cash or in kind, which the Company elected to pay in kind during 1999. The interest on the Class B Promissory Notes has been included as interest expense in the statement of operations. The dividends on the Class A Preferred Stock are deducted from net loss in arriving at net loss available to common stockholders for purposes of computing basic and diluted loss per share. Additionally, after assigning a value to the warrants, the resulting proceeds from the offering were assigned to the preferred stock, and the resulting value implied a per share common stock conversion ratio for the Class A Preferred Stock which was less than fair value on the date of issuance. Since the Preferred Stock was convertible at the date of issuance, the Company recorded a charge to accumulated deficit of $22,174,074 which represented the difference between the fair value of common stock on the date of issuance of the Class A Preferred Stock and the implied conversion price per share. Such charge is deducted from net loss in arriving at net loss available to common stockholders for purposes of computing basic and diluted loss per share.

                                         YEAR ENDED       YEAR ENDED       YEAR ENDED
                                        DEC. 31, 1999    DEC. 31, 1998    DEC. 31, 1997
                                        -------------    -------------    -------------
Net loss.............................   $ (38,290,855)    $ (9,147,482)   $ (11,975,858)
Beneficial conversion feature........     (22,174,074)        --               --
Preferred stock dividends............      (2,331,834)        --               --
                                        -------------    -------------    -------------
Net loss available to common
  stockholders.......................   $ (62,796,760)      (9,147,482)     (11,975,858)
                                        =============    =============    =============
Net loss per share...................   $       (1.36)    $      (0.22)   $       (0.39)
                                        =============    =============    =============
Shares used in computing net loss per
  share..............................      46,204,130       42,143,733       31,084,693
                                        =============    =============    =============

  RECENT ACCOUNTING PRONOUNCEMENTS

     In 1998, the Company was subject to the provisions of SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures About Segments of an Enterprise and

               POINTE COMMUNICATIONS CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Related Information." SFAS No. 130 had no impact on the Company's financial statements, as it has no comprehensive income elements other than distributions to owners and returns on equity. The Company adopted SFAS No. 131 in 1998, and during 1998, the Company determined that it operated in one segment. During 1999, the Company established chief decision makers for certain of the Company's lines of business and in accordance with SFAS No. 131 has disclosed relevant segment data for 1999 (see Note 11).

     In June 1998, the Financial Accounting Standards Board ("FASB") issued
SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is effective for fiscal years beginning after June 15, 1999. In June 1999, the FASB issued SFAS No. 137 "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of SFAS No. 133," which amends
SFAS No. 133 to be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. The statement establishes accounting and reporting standards for derivative instruments and transactions involving hedge accounting. The Company does not expect it to have a material impact on its financial statements.

     In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-1, "Accounting for Costs of
Computer Software Developed or Obtained for Internal Use", which is effective for fiscal years beginning after December 15, 1998. This statement requires capitalization of certain costs of internal-use software. The Company adopted this statement during the first quarter of 1999, and it did not have a material impact on the Company's financial statements.

     In April 1998, the AICPA issued Statement of Position 98-5 (SOP 98-5), "Reporting on the Costs of Start-Up Activities," which is effective for fiscal years beginning after December 15, 1998. SOP 98-5 requires entities to expense certain start-up costs and organization costs as they are incurred. The Company adopted this statement during the first quarter of 1999, and it did not have a material impact on the Company's financial statements.

3.  BUSINESS COMBINATIONS AND ACQUISITIONS

     During 1999, HTC, a California limited liability company licensed as a CLEC in California, merged with and into the Company. As consideration for the merger, the Company will issue 600,000 shares of common stock to the members of HTC upon satisfaction by the members of opening two competitive local exchange markets for the Company within 12 months of the closing date of the merger. At the same time, the Company entered into 36 month employment agreements with two of the members of HTC for the purpose of development and oversight of the Company's CLEC operations. In addition to base compensation and participation in the recently adopted Market Value Appreciation Stock Option Plan (Note 8), the agreements entitle the employees to receive options to purchase up to a total of
1.1 million shares of the Company's common stock at a strike price of $1.75, pursuant to the Pay for Performance Plan. Vesting of such options is according to a schedule, which includes a specified number of shares for opening each of eight CLEC markets for the Company. The transaction was accounted for as a purchase, and the shares issuable upon the opening of the CLEC markets will be valued at the date of issuance. The merger was not considered to be a significant business combination. Accordingly, no pro forma information is presented.

     During 1998, the Company acquired 100% of the outstanding capital stock in four companies for cash, stock, and warrants/stock rights. All of these transactions were accounted for as purchases. On June 1, 1998, the Company acquired Galatel, a distributor of prepaid calling cards, for up to $200,000 and 300,000 shares of common stock, of which $162,500 and 175,000 shares were earned. The shares have been valued at a weighted average price of $0.90 per share, the estimated fair value at the date of issuance. On July 30, 1998, the Company acquired Pointe Communications, a Delaware corporation,

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               POINTE COMMUNICATIONS CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

for $168,000 and 590,000 warrants to purchase common stock at $1.50 for five years. The warrants have been valued at $0.49 per warrant. On August 12, 1998, the Company acquired IDTS for $150,000 and 50,000 shares of stock of which 37,589 were released in 1999. IDTS is a facilities based long distance carrier of voice, data and other types of telecommunications in the Miami, Florida market. On October 1, 1998, the Company acquired Rent-A-Line Telephone Company, LLC in a stock transaction for rights to purchase 625,000 shares at prices that range from $0.01 to $0.63 until December 31, 2000. The rights have been valued at a weighted average price of $0.44 per share. Rent-A-Line is a reseller of prepaid local telephone service. All of these transactions were accounted for as purchases and were not considered to be significant business combinations. Accordingly, no pro forma information is presented.

4.  LONG-TERM OBLIGATIONS

     Obligations consist of the following as of December 31, 1998 and 1999:

                                        DECEMBER 31,     DECEMBER 31,
                                            1998             1999
                                        -------------    -------------
18% Convertible Debentures due
  October 1, 2002....................    $    900,000     $  1,180,000
Financing Lease Obligation, net of
  discount of $306,672 and $197,049
  as of December 31, 1998 and 1999,
  respectively.......................       1,832,446        2,230,029
12% Senior Subordinated Notes due
  December 2000, net of discount of
  $39,722 and $9,722 as of December
  31, 1998 and 1999, respectively....         720,278          690,278
Notes Payable and other..............       2,941,952        4,128,584
Bridge Loans due April 1999, net of
  discount of $104,500 at December
  31, 1998...........................        --              1,895,500
Capital Lease Obligations............      11,777,590        6,171,720
                                        -------------    -------------
                                           18,172,266       16,296,111
Less current portion.................       6,038,032        6,671,360
                                        -------------    -------------
Long-term obligations................    $ 12,134,234     $  9,624,751
                                        -------------    -------------

     During 1998, the Company entered into two promissory notes totaling $2,000,000, which earned interest at 10% and became due in April 1999. In conjunction with these notes, the Company issued 760,000 warrants to purchase common stock at $1.00 per share for three years. The fair market value of these warrants was estimated to be $129,200, which has been recorded as additional paid-in capital and a discount on the notes amortized over the term of the notes. During the first quarter of 1999, one of the notes for $1,000,000 was refinanced with a $5,000,000 promissory note which earned interest at 10% and became due in November 1999. In conjunction with this note, the Company issued warrants to purchase 5,000,000 shares of common stock at $1.00 per share exercisable for eight months. The fair market value of these warrants was estimated to be $391,950, which has been recorded as additional paid-in capital and a discount on the notes amortized over the term of the notes. Also during the first quarter of 1999, the Company entered into three additional promissory notes totaling $5,000,000, which earned interest at 10% and became due in May and September 1999. In conjunction with the notes, the Company issued 1,686,667 warrants to purchase common stock at $1.00 per share exercisable for three years. The fair market value of these warrants was estimated to be $417,951, which has been recorded as additional paid-in capital and a discount on the notes amortized over the term of the notes. The Company undertook these short-term obligations in order to fund operations and network requirements in advance of a private placement of $30,000,000 of the Company's convertible preferred stock which was completed during the second quarter of 1999. All of the above notes were repaid on their respective maturities during 1999, and the 5,000,000 warrants

               POINTE COMMUNICATIONS CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

issued with one of the notes during the first quarter of 1999 were exercised during the fourth quarter of 1999.

     During 1999, the Company renewed a Receivable Purchase Facility Agreement, which enables it to sell its receivables to the purchaser, up to the maximum facility amount of $600,000. Receivables are sold at 60% of book value with the additional 40% representing collateral until the receivables are paid, repurchased, or substituted with other receivables, at which time the 40% is returned to the Company. Interest accrues on the purchase amount at a rate of prime (8.5% at December 31, 1999) plus 2%, per annum until the receivables are paid, repurchased, or substituted. As of the date of this report, the Company has received $600,000 for receivables sold under this facility.

     During 1999, the Company renewed a $750,000 Promissory Note payable to a member of the Company's board of directors (Note 13), which earns interest at 10% and matures June 1, 2001. In conjunction with the promissory note, the Company issued 545,455 warrants to purchase common stock at $1.375 which are exercisable for a period of two years from issuance. The fair market value of these warrants was estimated to be $216,170, which has been recorded as additional paid-in capital and a discount on the note to be amortized over the term of the note. This note is unsecured.

     During 1999, the Company's subsidiary, Telecommute, entered into a $750,000 promissory note which earns interest at 11.5% per annum and matures at the earlier of the completion of a $20 million private placement of preferred stock in Telecommute or February 13, 2000. In connection with the promissory note, Telecommute issued warrants to purchase 19,841 shares of Telecommute stock at $3.78 per share exercisable for five years. The fair market value of these warrants was estimated to be $15,000, which has been recorded as minority interest and a discount on the notes amortized over the term of the notes.

     Also during 1998, the Company reached a settlement with Sprint over its disputed trade payable. The settlement agreement obligated the Company to pay Sprint $1,000,000, $100,000 of which was paid at the time of settlement. The remaining $900,000 was converted into a noninterest-bearing promissory note, under which the Company is obligated to pay $50,000 per month for 18 months. The balance remaining at December 31, 1998 and 1999 was $700,000 and $150,000, respectively.

     During 1997, the Company entered into a $3,000,000 sale-leaseback facility with regard to certain of its assets included in property and equipment. There were three leases drawn under the facility for a total of $3,000,000. The term of each lease is five years commencing December 1, 1997, February 1, 1998, and December 1, 1998, respectively. Lease payments are due monthly in arrears. The lease obligations are stated net of discount, which is being amortized over the term of the lease. As of December 31, 1998 and 1999, the net balance of the leases was $2,230,029 and $1,832,446, respectively. The leases include options for the Company to repurchase the equipment at the end of the lease term. In conjunction with the lease, a security agreement was signed granting the lessor a security interest in all current and future purchases (for the life of the lease) of plant and equipment, receivables, and inventory. Also, in conjunction with the lease, 450,000 shares of common stock were granted to the lessor and its agent. The Company issued a guarantee with regard to these shares stating that it would reimburse the holder of these shares for the difference between $2.33 and the average closing price of the Company's stock for the 20 trading days prior to June 30, 1998. The average closing price for this period was below $2.33 resulting in an approximate $400,000 liability of the Company, which was converted into an unsecured promissory note due June 30, 1999 earning interest at 14%. In conjunction with the promissory note, the holders received 120,000 warrants to purchase common stock at $0.78 for three years. The fair market value of these warrants was estimated to be $25,200, which has been recorded as additional paid in capital and a discount on the notes to be amortized over the term of the notes. The note was repaid at maturity.

               POINTE COMMUNICATIONS CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     During 1999, the Company (and its subsidiaries) entered into capital leases with one major vendor for a total of $6.0 million. The leases generally include six months of accreted interest and 30 months of payments on a 48-month amortization schedule with a balloon payment due in the 36th month. The rates range from 7% to 14% and include options to purchase the equipment at the end of the lease period. Also, during 1998, the Company entered into five capital leases for a total value of approximately $6.2 million. The leases range from three to seven years and are payable monthly in arrears. The Company holds options to purchase the equipment at the end of the lease period for $1.00 with respect to $3.0 million, 10% with respect to $1.0 million, 15% with respect to $0.7 million, and fair market value with respect to $1.5 million.

     During 1997, the Company issued, in a private offering, $1,180,000 principal amount of 18% convertible subordinated debentures due October 1, 2002. The debentures are convertible at any time into shares of common stock at a price of $1.20 per share. Interest is payable quarterly at a rate of 18% per annum in arrears. The debentures were noncallable for a period of one year from issuance and are not secured by any assets of the Company or guaranty. As of December 31, 1999, $900,000 remained outstanding.

     During 1995 and 1996, the Company issued, in a private offering, $2,845,000 of 12% senior subordinated notes due December 31, 2000 with attached warrants which grant the purchasers of the notes the right to buy 2,244,000 shares of the Company's common stock at $2.50 in 2000. As of December 31, 1999, 176,000 of these warrants remained outstanding. Interest is payable quarterly at the rate of 12% per annum in arrears. The fair market value of the 2,244,000 warrants issued in conjunction with the notes was estimated by the Company to be $345,000 and was recorded as additional paid-in capital and a discount on the notes. The notes are stated net of discount, which is being amortized over the term of the notes. Amortization of this discount is included in the accompanying financial statements as interest expense. The notes are not secured by any assets of the Company or guaranty. During 1997, principal amounts of $2,115,000 of the senior subordinated notes were converted to common stock in the January 1997 private placement.

     At December 31, 1999, the Company had other outstanding term notes payable with varying terms and conditions in the total amount of $691,952. The portion of the total notes payable, including other notes discussed above, that will become due within the next 12 months amounted to $2,795,256 at December 31, 1999.

     The carrying value of the long-term obligations approximated market value at December 31, 1999.

               POINTE COMMUNICATIONS CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Scheduled maturities of long-term obligations, including capital and financing leases, are as follows for the years ended December 31:

                                        NOTES AND        LEASE
                                           DEBT       OBLIGATIONS        TOTAL
                                        ----------    ------------   --------------
2000.................................   $2,807,548    $  4,677,130   $    7,484,678
2001.................................      877,808       5,110,332        5,988,140
2002.................................      903,317       6,235,213        7,138,530
2003.................................        3,646         660,367          664,013
2004.................................        4,008          11,854           15,862
Thereafter...........................      131,316         --               131,316
          Total......................    4,727,643      16,694,896       21,422,539
                                        ----------    ------------   --------------
Interest.............................       --          (2,887,811)      (2,887,811)
Discounts............................     (165,413)       (197,049)        (362,462)
                                        ----------    ------------   --------------
Principal............................   $4,562,230    $ 13,610,036   $   18,172,266

5.  OTHER INCOME

     Since mid-1996, a subsidiary negotiated with Sprint Communications L.P. ("Sprint") to resolve a dispute involving Sprint's past services to the subsidiary. The Company had accrued the entire amount which Sprint claimed. During 1997, the subsidiary reached an agreement in principle with Sprint to pay $100,000 down and $50,000 per month for 18 months for a total of $1,000,000 with release of all claims against the subsidiary regarding the remaining balance. As of December 31, 1997, the disputed balance was recorded as a deferred settlement gain on the Company's balance sheet. A definitive settlement agreement was signed during the second quarter of 1998, at which time payments commenced and the Company recognized the deferred settlement gain of $2,757,132 in other income and cost of services. This is offset by approximately $232,000 for legal fees and settlement of a lawsuit with the Company's former president over certain agreements, including an executive employment agreement.

6.  MINORITY INTEREST

     The Company's subsidiary, Telecommute, completed a private placement of 2,000 shares of its $1.00 par value Series A preferred stock during 1998. The preferred stock is convertible at any time on or prior to the third anniversary date of issuance into 1,321,500 shares of Telecommute's common stock or 666,667 shares of the Company's common stock. At the same time, the purchaser also received an option to purchase 2,000 shares of Series B Preferred Stock at any time prior to August 7, 1999. The Series B shares are convertible at any time until August 7, 2001 into 528,500 shares of Telecommute or 500,000 shares of the Company's common stock. The purchaser did not exercise its option to purchase the Series B shares of Telecommute. The preferred stock is nonredeemable and nonvoting and does not pay dividends. Total proceeds received in the private placement were $2,000,000, which is recorded net of issuance costs of $18,041, as minority interest in the accompanying balance sheets. Subsequent to December 31, 1999, the preferred stock was converted into common stock of Telecommute (See Subsequent Events -- Note 15).

7.  STOCKHOLDERS' EQUITY

     The articles of incorporation provide for the issuance of 100,000,000 shares of $0.00001 par value common stock and 100,000 shares of $0.01 par value preferred stock. As of December 31, 1999, there were 10,857 shares of Class A Convertible Senior Preferred Stock and 7,264 shares of Class B Convertible Senior Preferred Stock outstanding. The $0.00001 common stock authorized for

               POINTE COMMUNICATIONS CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

issuance represents an increase from 45,000,000 shares authorized as of December 31, 1997. The increase was approved by the Company's shareholders at a meeting on August 31, 1998. As of December 31, 1999, if all such convertible preferred stock, convertible debentures, warrants and options were converted or exercised, the Company would be obligated to issue 72,638,084 shares of common stock, however, as of December 31, 1999, the Company had only 48,305,811 shares available under the currently authorized number of shares of common stock. The board of directors has approved an increase in the number of authorized common shares to 200,000,000, such increase is subject to shareholder approval.

  COMMON STOCK

     During 1999, the Company issued shares of common stock as follows:
5,000,000 shares at $1.00 per share in conjunction with the exercise of warrants; 625,000 shares in conjunction with the exercise of rights held by the previous owners of Rent-A-Line Telephone Company LLC, which the Company purchased during 1998; 300,000 shares as consideration for the purchase of shares in the Company's subsidiary in Venezuela owned by minority shareholders; 166,666 shares in conjunction with the conversion of 18% convertible debentures; 149,319 shares in conjunction with the exercise of options; 37,589 in conjunction with the 1998 purchase of IDTS; and 75,776 in settlement of various payables.

     During 1998, the Company issued shares of common stock through various private placement offerings as follows: 9,000,000 shares at $0.50 per share, 850,000 shares at $1.00 per share and 500,000 shares at $1.30 per share for gross proceeds totaling $6,000,000. Additionally, during the year, the Company issued 500,000 shares as commission for one of the private placements, 206,250 shares in conjunction with a merger, 31,063 shares for warrant exercises at $0.70 per share, and 117,750 shares for option exercises at $1.00 per share. In conjunction with certain of the private placements, warrants to purchase additional shares of common stock were granted to the purchasers. The warrants granted the holders the right to purchase 500,000 shares at $1.25 for a period of two years, 150,000 shares at $1.50 for three years, and 600,000 shares for $3.00 for a period of three years.

     During 1997, the Company issued 5,911,664 shares of common stock at $1 per share, or $5,911,664 gross proceeds; 2,115,000 shares of common stock for conversion of senior subordinated debt; 937,865 shares of common stock for conversion of shareholder loans; 319,468 shares of common stock for conversion of other accrued liabilities; and 400,000 shares of common stock to an agent in conjunction with securing licenses to operate in two Latin American countries. All of the preceding conversions of stock for liabilities were executed at a rate of $1 of the related liability for $1 of common stock. Also, during 1997, the Company issued 2,000,000 shares of common stock for conversion of the $1,000,000 par value subordinated debenture issued to offshore investors at a rate of $.50 per share. In conjunction with the issuance of these shares, holders were granted 2,000,000 warrants to purchase the Company's common stock at $1.50 per share. In conjunction with the placement of the subordinated debenture, the Company issued 200,000 shares to the placement agent in an offshore market. In conjunction with the January 1997 private placement, certain major stockholders returned 2,500,000 shares of common stock to the Company for no consideration, and such shares were retired.

PREFERRED STOCK

  CLASS A CONVERTIBLE SENIOR PREFERRED STOCK

     During 1999, the Company completed a $30 million private placement offering of 10,080 shares of the Company's $0.01 par value Class A Convertible Senior Preferred Stock (the "Class A Preferred Stock") and warrants to purchase 10,800,000 shares of common stock. The Class A Preferred Stock

               POINTE COMMUNICATIONS CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

has a liquidation preference of $3,000 per share. Net proceeds from this offering totaled $28.1 million and are being used to fund network expansion, repay indebtedness, and fund operations. The Class A Preferred Stock earns dividends at a rate of 12% per annum, which are cumulative and payable in either cash or shares of Class A Preferred Stock at the Company's discretion. Each share of Class A Preferred Stock is convertible at the holder's option into 2,142.85 shares of common stock (subject to adjustment for certain diluting issues) at any time while the Class A Preferred Stock remains outstanding. The Company may require the conversion of all of the Class A Preferred Stock as follows: (a) in conjunction with an offering of the Company's common stock in a firm commitment underwritten public offering at a purchase price in excess of $4.00 per common share (subject to adjustment for certain diluting issues) yielding net proceeds in excess of $30.0 million, or (b) one year after issuance if the common stock shall have been listed for trading on the New York Stock Exchange, American Stock Exchange, or the Nasdaq National Market System, and the common stock shall have traded on such exchange at a price of at least $5.00 per share (subject to adjustment for certain diluting issues) for 20 consecutive trading days and the average daily value of shares traded during that 20 day period was at least $1.0 million. On the twelfth anniversary, if the Class A Preferred Stock is still outstanding and the underlying common stock has been listed on one of the aforementioned exchanges, the Company is required to exchange the Class A Preferred Stock for common stock at a conversion price equal to the average trading price for the 20 consecutive trading days immediately prior to the exchange date. During the year, the Company issued 777 additional shares of the Class A Preferred Stock to the holders in settlement of dividends accrued.

     The warrants give the holders the right to purchase 10,800,000 shares at a price of $1.625 per share exercisable for a period of five years after the issuance date, and were valued at $11.9 million, or $1.10 per share. The warrants have been included in additional paid in capital at December 31, 1999. The Company may require exercise of the warrants if the underlying common stock has been registered with the SEC and is listed on one of the aforementioned exchanges and has traded on such exchange at a price of at least $5.00 per share (subject to adjustment for certain diluting issues) for 20 consecutive trading days. The Company is required to file a registration statement with the SEC within 120 days after closing the private offering of Class A Preferred Stock and warrants to register the shares of common stock issued or issuable upon conversion of the Class A Preferred Stock (including shares issued as dividends) and the exercise of the warrants. It has been more than 120 days since the closing, and the Company has not yet filed the registration statement. The holders of the Preferred Stock have each signed a waiver to extend the date by which the Company must file the required registration statement to the date that is 90 days after either the date of consumation of the merger with Telscape International, Inc. or the termination of the merger agreement.

     In conjunction with the issuance of the Preferred Stock, the Company evaluated whether a beneficial conversion feature existed on the date of issuance, as defined in the Emerging Issues Task Force ("EITF") 98-5. The proceeds received in conjunction with the issuance were first allocated to the $11.9 million fair value of the warrants, as calculated using the Black-Scholles model. The remaining proceeds of $18.3 million were allocated to the Preferred Stock. This amount was then compared to the fair market value of the shares underlying the Preferred Stock of $40.5 million, determined by multiplying the number of shares by the market price on the date of issuance of $1.875. The difference of $22.2 million has been recognized as a beneficial conversion feature on the Preferred Stock and recorded as a non-operating non-cash charge directly to accumulated deficit and an increase in additional paid in capital.

  CLASS B CONVERTIBLE SENIOR PREFERRED STOCK

     Also during 1999, the Company completed a $21 million private placement offering of convertible promissory notes (the "Notes"). The Notes accrue interest at 12% per annum compounded

               POINTE COMMUNICATIONS CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

quarterly and payable in preferred stock at maturity. During the quarter ended December 31, 1999, the Notes and accrued interest automatically converted into 7,264 shares of the Company's $0.01 par value Class B Convertible Senior Preferred Stock (the "Class B Preferred Stock") and warrants to purchase 9,000,000 shares of common stock. Each share of the Class B Preferred Stock is convertible into 1,714.28 shares of common stock of the Company. Net proceeds from this offering totaled $20.8 million and are being used to fund network expansion, repay indebtedness and fund operations. The Class B Preferred Stock earns dividends at a rate of 12% per annum, which are cumulative and payable in either cash or shares of Class B Preferred Stock at the Company's discretion. The Class B Preferred Stock has a liquidation preference of $3,000 per share. The dividend and liquidation rights of the Class B Preferred Stock are PARI PASSU with the Class A Preferred Stock. Additionally, the Company may require conversion under the same conditions as the Class A Preferred Stock and if the Class B Preferred Stock is still outstanding on the twelfth anniversary from issuance, the Company is required to exchange the Preferred Stock for common stock at a conversion price equal to the average trading price for the 20 consecutive trading days immediately prior to the exchange date.

     The warrants give the holders the right to purchase 9,000,000 shares at a price of $1.89 per share exercisable for a period of five years after the issuance date. The Company may require exercise of the warrants if the underlying common stock has been registered with the SEC and is listed on one of the aforementioned exchanges and has traded on such exchange at a price of at least $5.00 per share (subject to adjustment for certain diluting issues) for 20 consecutive trading days. The Company is required to file a registration statement with the SEC within 120 days of issuance of the Class B Preferred Stock to register the shares of common stock issued or issuable upon conversion of the Class B Preferred Stock (including shares issued as dividends) and the exercise of the warrants.

     In conjunction with the issuance of the Notes, the Company evaluated whether a beneficial conversion feature existed on the date of issuance, as defined in EITF 98-5. As explained above, the Notes were convertible into Class B Preferred Stock and warrants, with an initial conversion price and exercise price of $2.16 and $2.33, respectively. In order to calculate the beneficial conversion feature the Company compared the total proceeds received with respect to the preferred stock and warrants underlying the Notes, including the proceeds to be received upon exercise of the warrants. The aggregate proceeds were determined to be $38.0 million. This amount was then compared to the fair market value of shares underlying the preferred stock and warrants of $40.4 million, determined by multiplying the number of shares by the market price on the date of issuance. This resulted in a $2.4 million beneficial conversion included as a discount to the Notes, as of the date of issuance amortized into interest expense the period from issuance to December 31, 1999. During the quarter ended December 31, 1999, the conversion price of the Class B Preferred Stock and the exercise price of the warrants both underlying the Notes were adjusted to $1.75 and $1.89, respectively, as a result of the fact that the Pensat Transaction did not close. During the quarter ended December 31, 1999 when the contingency resolved itself and the exchange and exercise prices were adjusted the company performed a similar calculation using the new terms. The aggregate proceeds were measured against the fair market value of the increased number of shares underlying the Notes multiplied by the market price at issuance. The market value was determined to be $49.9 million resulting in a discount of $11.9 million. Since the Notes converted on December 31, 1999, the entire discount has been recognized during 1999.

               POINTE COMMUNICATIONS CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

COMMON STOCK WARRANTS

     At December 31, 1999, the Company had outstanding warrants that gave the holders the right to purchase a total of 28,055,120 shares of common stock (including the warrants issued in conjunction with the Class A and B Preferred Stock discussed above) at prices ranging from $0.70 to $4.00 per share as summarized in the table below:

                  NUMBER OF    EXERCISE      REMAINING WEIGHTED
                   SHARES       PRICE          AVERAGE LIFE
                  ---------    ---------     -------------------
                    250,000      $0.70            1.0 years
                    120,000      $0.78            1.8 years
                  2,510,000      $1.00            2.0 years
                    166,666      $1.10            4.2 years
                    500,000      $1.25            0.4 years
                    545,454      $1.37            1.4 years
                    432,000      $1.40            4.4 years
                  2,590,000      $1.50            1.2 years
                 10,800,000      $1.63            4.4 years
                  9,000,000      $1.89            5.0 years
                    176,000      $2.25            1.0 years
                    150,000      $2.50            1.8 years
                    795,000      $3.00            1.8 years
                     20,000      $4.00            1.5 years

8.  STOCK OPTION PLANS

  1995 OPTIONS

     During 1995, the Company granted 1,250,000 stock options to certain key employees and directors. The director shares were subsequently changed to be issued under the Non-employee Director Stock Option Plan ("NEDSOP"). The exercise price of the stock options granted to the employees and directors is $0.70 per share, the estimated fair market value of the Company's common stock at the date of grant. Options generally vest ratably over four years and expire five years after becoming fully vested. As of December 31, 1999, 400,000 non-NEDSOP options issued in 1995 were still outstanding, of which 370,000 were exercisable.

  STOCK OPTION PLANS

     The Company had established three stock option plans prior to 1999: the Long-Term Stock Option Plan ("LTSOP"), the Incentive Stock Option Plan
("ISOP"), and the NEDSOP (collectively, the "Plans"); 3.0 million, 5.0 million and 2.0 million shares of common stock were authorized for issuance under each plan, respectively, by the shareholders at a special meeting held on August 31, 1998. Options are exercisable at the fair market value of the common stock (as determined by the board of directors) on the date of grant. Options generally vest ratably over four years and expire seven years after the date of grant. The plans contain various provisions pertaining to accelerated vesting in the event of significant corporate changes. During 1999, the Company established two new stock option plans: the Executive Market Value Appreciation Plan (the "Market Value Plan") and the Pay for Performance Stock Option Plan (the "Pay for Performance Plan"). The Market Value Plan and the Pay for Performance Plan authorize the issuance of 5.0 million and 2.0 million shares of common stock, respectively. Options under both plans are exercisable at the fair market value of the common stock (as determined by the Board of Directors) on the date of grant. Options granted under the Market Value Plan become vested on December 31 of each year outstanding at the rate of 5% of

               POINTE COMMUNICATIONS CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

the options granted for each $1.00 of increase in the Company's stock price, and they become contingently vested in an equal number of shares but may not exercise until fully vested. The contingently vested options become fully vested on the following December 31 assuming the stock price is at least the same as that on the previous December 31 when they became contingently vested. Any optioned shares that have not vested after the seventh full year shall vest pro rata on December 31 of years eight, nine, and ten. Options granted pursuant to the Pay for Performance Plan become eligible for accelerated vesting based upon achievement of Company, division, and individual objectives as determined on December 31 of the year of grant. Options eligible for accelerated vesting vest ratably on three consecutive December 31 beginning in the year of grant. Optionees are eligible to vest in up to 120% of the amount granted.

     The following table summarizes the activity for each plan for each of the three years in the period ended December 31, 1999.

                                         LTSOP        ISOP        NEDSOP        PFP         MVAP
                                       ----------  -----------  ----------  -----------  -----------
Balance at December 31, 1996.........     260,002      392,000     400,000            0            0
Granted..............................     464,000    1,380,964     200,000            0            0
Forfeited............................    (120,002)    (376,500)          0            0            0
Exercised............................           0            0           0            0            0
Balance at December 31, 1997.........     604,000    1,396,464     600,000            0            0
Granted..............................           0      755,000           0            0            0
Forfeited............................           0     (603,250)          0            0            0
Exercised............................    (114,000)      (3,750)          0            0            0
Balance at December 31, 1998.........     490,000    1,544,464     600,000            0            0
Granted..............................           0      181,000           0    2,201,501    4,050,000
Forfeited............................           0     (204,390)   (100,000)           0            0
Exercised............................      (7,000)    (169,832)          0            0            0
Balance at December 31, 1999.........     483,000    1,351,242     500,000    2,201,501    4,050,000
Exercisable..........................     463,000      793,742     375,000      110,606       90,000

     In addition to the amounts under the above plans, the Company had 80,000 options outstanding as of December 31, 1999 at a price of $6.00 per share, which vest ratably over three years.

     The exercise price of the stock options granted to the employees is equal to the estimated fair market value of the Company's common stock at the date of grant. During the first quarter of 1998, the Company reestablished the exercise price of all existing employees options granted under the ISOP and LTSOP, with a strike price greater than $1.00, at $1.00 per share, which was the fair market value on the date of repricing.

               POINTE COMMUNICATIONS CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 123

     The Company accounts for its stock-based compensation related to all plans under APB 25; accordingly, no compensation expense has been recognized, as all options have been granted with an exercise price equal to the fair value of the Company's stock on the date of grant. For SFAS No. 123 pro forma purposes, the fair value of each option grant has been estimated as of the date of grant using the Black-Scholes option pricing model with the following assumptions:

                                          1997         1998         1999
                                        ---------    ---------    ---------
Risk-free interest rate..............       5.70%        5.00%        5.00%
Expected dividend yield..............           0            0            0
Expected lives.......................   5.0 years    5.0 years    7.0 years
Expected volatility..................         64%          80%          60%

     Using these assumptions, the fair value of the stock options granted during 1997, 1998 and 1999 is $1,274,520, $685,023, and $6,829,428, respectively, which would be amortized as compensation expense over the vesting period of the options. The 1997 fair value of stock options granted was calculated using the revised price of $1 per share. Had compensation cost been determined consistent with the provisions of SFAS No. 123, the Company's net loss and pro forma net loss per share for 1997, 1998 and 1999 would have been as follows:

                                            1997             1998            1999
                                       ---------------  --------------  ---------------
Net loss:
     As reported.....................  $   (11,975,858) $   (9,147,482) $   (62,796,760)
     Pro forma.......................  $   (12,421,433) $   (9,691,957) $   (64,425,012)
Net loss per share:
     As reported.....................           $(0.39)         $(0.22)          $(1.36)
     Pro forma.......................           $(0.40)         $(0.23)          $(1.40)

     There were no issues prior to January 1, 1995 and the resulting pro forma compensation cost may not be representative of that expected in future years.

     A summary of the status of the Company's stock option plans at December 31, 1997, 1998 and 1999 and changes during the years ended December 31, 1997, 1998 and 1999 are presented in the following table:

                                        NUMBER OF     WEIGHTED AVERAGE
                                          SHARES       EXERCISE PRICE
                                       ------------   -----------------
Outstanding at December 31, 1996.....     2,432,002         $1.27
Granted..............................     2,049,964          1.06
Forfeited............................    (1,551,502)         1.05
Exercised............................             0          0.00
Outstanding at December 31, 1997.....     2,930,464         $1.22
Granted..............................       755,000          1.26
Forfeited............................      (603,250)         1.06
Exercised............................      (117,750)         1.00
Outstanding at December 31, 1998.....     2,964,464         $1.27
Granted..............................     6,632,151          1.74
Forfeited............................      (304,390)         0.96
Exercised............................      (176,832)         1.18
Outstanding at December 31, 1999.....     9,115,393         $1.62

               POINTE COMMUNICATIONS CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following table summarizes, as of December 31, 1999, the number of options outstanding, the exercise price range, weighted average exercise price, and remaining contractual lives by year of grant:

                                                                                       WEIGHTED
                                                                      WEIGHTED          AVERAGE
                GRANT                   NUMBER OF      EXERCISE        AVERAGE         REMAINING
                YEAR                     SHARES       PRICE RANGE       PRICE      CONTRACTUAL LIFE
-------------------------------------  -----------   -------------    ---------    -----------------
1999.................................    5,445,151     $1.00-$2.25      $1.74          9.4 years
1998.................................      577,501     $1.00-$2.00      $1.20          5.1 years
1997.................................      855,000     $1.00-$1.25      $1.06          4.2 years
1996.................................      637,741     $1.00-$7.00      $1.87          3.2 years
1995.................................      600,000     $0.70-$3.50      $1.74          2.4 years

     Total stock options exercisable at December 31, 1999 were 2,282,348 at a weighted average exercise price of $1.42.

  TELECOMMUTE SOLUTIONS STOCK OPTION PLAN

     During 1998, the Company's subsidiary TeleCommute Solutions established a stock option plan, the TeleCommute Solutions Stock Option Plan ("TCS Plan").
The number of shares authorized for issuance under the TCS Plan is 600,000. Options are exercisable at the fair market value of the common stock (as determined by the board of directors of Telecommute Solutions) on the date of grant. Options generally vest ratably over three years and expire seven years after the date of grant. The plan contains various provisions pertaining to accelerated vesting in the event of significant corporate changes. A summary of the combined status of the TCS Plan at December 31, 1999 and 1998 is as follows:

                                                     WEIGHTED
                                                      AVERAGE
                                                       PRICE
                                        SHARES       PER SHARE
                                       ---------     ---------
December 31, 1997....................          0       $0.00
     Grants..........................    547,900        1.52
                                       ---------     ---------
December 31, 1998                        547,900        1.52
     Grants..........................    100,200        1.52
     Forfeitures.....................    (48,100)       1.52
                                       ---------     ---------
December 31, 1999....................    600,000       $1.52
                                       ---------     ---------

     As of December 31, 1999, 166,717 were exercisable at a price of $1.52. The weighted average remaining contractual life of options outstanding as of December 31, 1999 was 8.7 years, respectively.

     The Company has computed for pro forma disclosure purposes the value of all TCS Plan options granted during 1998 and 1999 using the Black-Scholes option Pricing model as prescribed by SFAS No. 123. The following weighted-average Assumptions were used for grants in 1998 and 1999:

                                         1999       1998
                                        -------    -------
Risk-free interest rate..............        5%         5%
Expected dividend yield..............         0          0
Expected lives.......................   3 years    3 years
Expected volatility..................       80%        80%

     The total value of TCS Plan options granted during 1998 and 1999 were completed as approximately $627,469 and $127,254, respectively, which would be amortized on a pro forma basis

               POINTE COMMUNICATIONS CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

over the vesting period of the options. If the Company had accounted for the TCS Plan in accordance with SFAS No. 123, the Company's net loss for the years ended December 31, 1998 and 1999 would have increased by $209,000 and $230,000, respectively.

2000 STOCK OPTION PLAN

     Subsequent to year-end, TeleCommute Solutions adopted the 2000 stock option plan pursuant to which TeleCommute Solutions reserved 1,625,000 common shares for issuance. TeleCommute Solutions has granted 945,800 options at $1.52 per share pursuant to the 2000 stock option plan. Options granted pursuant to the 2000 stock option plan generally vest over 4 years from the date of grant and are exercisable for 10 years from the date of the grant.

9.  NONRECURRING CHARGE

     In March 1996, the Company purchased PDS, which engaged in the business of providing computer network integration. During 1997, in an effort to narrow the scope of the Company's product offering and to focus resources on its core competencies, the Company decided to exit the computer network integration business. As a result, the assets related to PDS, including approximately $1,889,000 of goodwill and other intangibles and $250,000 of hardware and software inventory, were written off and approximately $80,000 in severance and other related costs were accrued. The associated charges to operations are included in the nonrecurring charge to operations.

     Also during 1997, the Company was party to arbitration proceedings related to an employee terminated subject to an employment contract. The arbitrator ruled in favor of the employee and awarded approximately $300,000 plus 80,000 options to purchase the Company's stock at a price of $6.00 per share. The associated charge, including related legal fees, is included in the nonrecurring charge to operations in 1997.

10.  INCOME TAXES

     The following is a summary of the items which caused recorded income taxes to differ from taxes computed using the statutory federal income tax rate:

                                          YEARS ENDED DECEMBER 31,
                                       -------------------------------
                                         1997       1998       1999
                                       ---------  ---------  ---------
Statutory federal tax benefit........        (34)%       (34)%       (34)%
Increase (decrease) in tax benefit
  resulting from:
     State taxes, net of Federal
     benefit.........................         (3)        (3)        (3)
     Nonrecurring charge.............          6          0          0
     Goodwill amortization...........          5          7          2
     Other...........................          1          1          2
     Valuation allowance.............         25         29         33
                                       ---------  ---------  ---------
Actual income tax benefit............          0%         0%         0%
                                       =========  =========  =========

               POINTE COMMUNICATIONS CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The sources of differences between the financial accounting and tax bases of assets and liabilities which gave rise to the net deferred tax assets are as follows:

                                        DECEMBER 31,     DECEMBER 31,
                                            1998             1999
                                        -------------    -------------
Deferred tax assets:
     Net operating loss
     carryforwards...................    $  8,166,000    $  17,861,000
     Unearned revenue................         964,000          572,000
     Accrued expenses................         385,000          200,000
     Accounts receivable.............         333,000          599,000
     Other...........................          97,000           76,000
                                        -------------    -------------
                                            9,945,000       19,308,000
                                        -------------    -------------
Deferred tax liabilities:
     Depreciation....................        (405,000)      (1,172,000)
                                        -------------    -------------
Net deferred tax assets before
  valuation allowance................       9,540,000       18,136,000
Valuation allowance..................      (9,540,000)     (18,136,000)
                                        -------------    -------------
Net deferred tax assets..............    $          0    $           0
                                        =============    =============

     The Tax Reform Act of 1986 provided for certain limitations on the utilization of net operating loss carryforwards ("NOLs") if certain events occur, such as a 50% change in ownership. The Company has had changes in ownership, and accordingly, the Company's ability to utilize the carryforwards is limited. Also, the NOLs used to affect any taxes calculated as alternative minimum tax could be significantly less than the regular tax NOLs. The NOLs will be utilized to offset taxable income generated in future years, subject to the applicable limitations and their expiration between 2006 and 2019. Since it currently cannot be determined that it is not more likely than not that the net deferred tax assets resulting from the NOLs and other temporary items will be realized, a valuation allowance for the full amount of the net deferred tax assets has been provided in the accompanying consolidated financial statements.

11.  SEGMENT INFORMATION

     Effective January 1998, the Company adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which established revised standards for the reporting of financial and descriptive information about operating segments in financial statements. During 1998, the Company's management did not utilize segment data for making decisions and assessing performance because it provided various services over a single interconnected network. During 1999, management identified segments, changed its focus, and began using segment data in its decision-making process and for assessing performance.

     While management of the Company monitors the revenue and costs of services generated from each of the various services, operations are managed and financial performance is evaluated based on the delivery of multiple services being provided over a single network. As a result of multiple services being provided over a single network, there are many shared administrative expenses and shared assets related to the provision of various services to customers. Management believes that any allocation of the shared expenses or assets to the segments would be arbitrary and impractical. The operating segments were aggregated into reportable segments based upon such characteristics as products and services, operating methods, customers, and distribution methods. The segments include Retail Services, Wholesale/International Services, Prepaid Card Services, and Corporate and Network overhead. Retail services include local, long distance, and Internet access services provided primarily

               POINTE COMMUNICATIONS CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

to Hispanic residential and commercial customers. Wholesale/International Services include carrier terminating services and international private line provided between the U.S. and various South and Central American countries as well as voice and data services provided within the various Latin American countries listed above. Prepaid Card services include the sale of both
"on-net" (calls carried on the Company's network) and "off-net" (calls carried on other Companies networks) prepaid calling cards. Corporate and Network includes corporate and network overhead including finance and accounting, human resources, legal, information technology, LAN administration, and engineering overhead. Intersegment sales and transfers occur as segments utilize carrier capacity of other segments. Intersegment transactions are accounted for on the same basis as transactions with third parties.

     Revenues and cost of services by service and product offering for the year ended December 31, 1999 are as follows:

                                                                         WHOLESALE/
                                          PREPAID CARD      RETAIL      INTERNATIONAL               CORPORATE &
                                            SERVICES       SERVICES       SERVICES        OTHER       NETWORK         TOTAL
                                          ------------   ------------   ------------   -----------  ------------   ------------
Revenues................................   $40,880,125    $4,463,032     $4,894,286    $ 1,687,477            0     $51,924,920
Cost of revenues........................   38,251,567      3,896,820      6,588,630      1,392,603            0     50,129,620
                                          ------------   ------------   ------------   -----------  ------------   ------------
    Gross Margin........................    2,628,558        566,212     (1,694,344)       294,874            0      1,795,300
SG&A....................................    3,917,923      2,875,029      4,080,209      3,239,587    5,162,051     19,274,799

12.  COMMITMENTS AND CONTINGENCIES

  LEASES

     During 1998 and 1999, the Company entered into approximately $6.2 and $6.0 million in capital and financing leases related to the acquisition of machinery and equipment (see Note 4 for a discussion of the transactions as well as a table of future minimum lease payments related to the leases). As of December 31, 1999, the Company is also in receipt of approximately $8 million of additional equipment which has not been recorded as assets or liabilities in the accompanying balance sheet. Although management has disputed the receipt of the equipment, no assurance can be given that management will be able to return the equipment. Operating lease expenses primarily relate to the lease of office space and equipment and include leases with affiliates. Rents charged to expense were approximately $680,000, $832,000 and $1,461,000 for the years ended December 31, 1997, 1998 and 1999, respectively.

     At December 31, 1999, future minimum lease payments under noncancelable operating leases with initial remaining terms of more than one year are as follows for the years ended December 31:

2000....................................  $  1,267,842
2001....................................       871,929
2002....................................       566,637
2003....................................       407,107
2004....................................       358,717
Thereafter..............................       680,501
                                          ------------
     Total..............................  $  4,152,733
                                          ============

     In August 1999, Pointe entered into an employment agreement with the president of U.S. CLEC operations and a key employee for a period of three years. Under the agreements, they will receive annual salaries of $140,000 and $125,000, respectively, and are eligible for bonuses of up to 50% of annual salary based upon performance. In addition, they were granted options under the Executive Market Value Appreciation Plan to purchase up to 350,000 and 250,000 shares of common stock, respectively, at $1.75 per share. Additionally, they were each granted options to purchase 550,000

               POINTE COMMUNICATIONS CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

shares of common stock under the Pay For Performance Plan. The options become vested according to a schedule which includes 50,000 to 100,000 shares for opening each of eight CLEC markets over three years. An open market is defined as one which generates a minimum of $25,000 gross monthly income.

     During the quarter ended December 31, 1999, the Company entered into a Global Purchase Agreement with an equipment vendor to purchase an aggregate of $30.0 million of telecommunications equipment over a 36 month period. The equipment pricing is based upon the Company fulfilling its $30.0 million commitment. If the Company does not meet its purchase commitment over 36 months, the vendor may invoice the Company for the price differential between the original price (I.E., based upon fulfilling the entire commitment) and the applicable pricing tier. There are three pricing tiers with descending prices based upon the actual aggregate purchases as follows: Tier 1 -- $0 to $10.0 million; Tier 2 -- $10.0 million to $20.0 million; and Tier 3 -- $20.0 to $30.0 million. The Company has purchased approximately $4.6 million from the vendor.

  LITIGATION

     The Company is subject to litigation related to matters arising in the normal course of business. Management is not aware of any asserted or pending litigation or claims against the Company that would have a material adverse effect on the results of operations or liquidity.

13.  TRANSACTIONS WITH AFFILIATES

     During 1998, the Company entered into various equity and debt private placements with officers and directors. During the first quarter, the chairman of the board of directors and another director purchased 3,400,000 and 600,000 shares of stock for $1,700,000 and $300,000, respectively. During the second quarter, the Company issued a promissory note to a director for $750,000, which is noninterest bearing and matures on June 1, 1999. In conjunction with the promissory note, the Company issued 545,455 warrants to purchase common stock at $1.375 exercisable for a period of one year from issuance. The note and the warrants were extended in May 1999 and now are due and expire, respectively, on June 1, 2001.

     During the third quarter of 1998, the Company issued a promissory note to Peachtree Capital Corporation, a company affiliated with the chairman, and a director, for $150,000 payable on demand. The note was repaid on March 15, 1999. Also during the third quarter of 1998, an executive officer purchased 100,000 shares of common stock and warrants to purchase 100,000 shares of common stock at $3.00 per share for gross proceeds of $100,000. During the fourth quarter of 1998, the Company issued a $1 million promissory note to Cordova Capital Partners LP -- Enhanced Appreciation, which is an entity affiliated with a director. In conjunction with the notes, the Company issued 380,000 warrants to purchase common stock at $1.00 per share. Also, during the fourth quarter of 1998, the Company acquired Rent-A-Line, a portion of which was owned by an executive officer at the time of acquisition. The executive officer received the right to convert a $38,150 promissory note, owed by Rent-A-Line, into 77,243 shares of Pointe common stock as consideration for his ownership of Rent-A-Line. Further during the fourth quarter of 1998, the Chairman of the Company's Board of Directors and an executive officer pledged shares of their Company common stock as collateral for the $2.0 million bridge loans entered into during the same quarter.

     During the first quarter of 1999, the Company issued a $2 million promissory note to First Southeastern Corp., which is an entity affiliated with the chairman. In conjunction with the notes, the Company issued 380,000 warrants to purchase common stock at $1.00 per share. Also during the first quarter of 1999, the Company entered into a consulting contract with Multielectronica CYRF C.A., a Venezuelan company whose affiliates include two executive officers of the Company. Under the

               POINTE COMMUNICATIONS CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

agreement, the Company is obligated to pay $37,000 per month plus related expenses for the services of the two executive officers and two engineers. The term of the contact is one year commencing March 15, 1999. The agreement automatically renews unless written notice of termination is given by either party 30 days prior to the end of the initial term.

     During 1997, the Company entered into a five year operating lease of earth station equipment located in Panama, Costa Rica and Nicaragua. There are two lessors, one of which is a company whose principal shareholder is the Chairman of the Company's board of directors, and the other is a director. The lease obligations total approximately $70,000 per annum. In conjunction with the lease, the Company issued 195,000 warrants, which grant the holders the right to purchase shares of the Company's common stock at a price of $3.00 per share.

     During 1998 and 1999, a company affiliated with an executive officer of the Company conducted business with the Company as a distributor of prepaid calling cards. The affiliated company distributed a total of $523,026 and $602,382 of prepaid cards during 1998 and 1999, respectively. Also during 1998 and 1999, the Company provided loans to certain of its officers and key employees in the amount of $254,770.

14.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     The following table summarizes the Company's quarterly results of operations for 1997, 1998 and 1999:

1997 QUARTERS                                 FIRST           SECOND          THIRD           FOURTH
----------------------------------------  --------------  --------------  --------------  --------------
Revenues................................  $    2,749,355  $    3,321,055  $    3,197,172  $    3,683,840
Operating Loss..........................      (2,156,847)     (1,778,036)     (1,516,171)     (5,802,095)
Net Loss................................      (2,540,621)     (1,857,555)     (1,405,009)     (6,172,673)
Net Loss Per Share......................          ($0.09)         ($0.06)         ($0.04)         ($0.18)

1998 QUARTERS                                 FIRST           SECOND          THIRD           FOURTH
----------------------------------------  --------------  --------------  --------------  --------------
Revenues................................  $    4,098,866  $    5,275,304  $    9,008,987  $    9,237,045
Operating Loss..........................      (2,061,633)     (1,360,892)     (1,521,831)     (4,067,121)
Net Loss................................      (2,322,700)          7,975      (1,835,418)     (4,997,339)
Net Loss Per Share......................          ($0.06)          $0.00          ($0.04)         ($0.11)
1999 QUARTERS                                 FIRST           SECOND          THIRD           FOURTH
----------------------------------------  --------------  --------------  --------------  --------------
Revenues................................  $   11,553,526  $   13,154,066  $   12,965,451  $   14,251,878
Operating Loss..........................      (2,572,601)     (3,919,793)     (5,518,186)     (9,946,210)
Net Loss................................      (3,659,039)     (5,457,412)     (6,536,122 (1)    (22,638,282)
Net Loss Per Share......................          ($0.08)         ($0.65 (1)         ($0.16 (1)         ($0.44)

------------

(1) Amounts as restated for the quarters ended June 30, 1999 and September 30, 1999. The Company recorded certain adjustments to more accurately state the fiscal 1999 interim financial statements. These adjustments related to the recording of beneficial conversion charges related to the issuance of the Class A Preferred Stock and Class B Notes.

15.  SUBSEQUENT EVENTS

     Subsequent to year-end the Company agreed to merge with Telscape in an all-stock transaction in which each share of Pointe will be exchanged for
0.224215 shares of Telscape common stock. The surviving company will trade under the ticker symbol "TSCP" on the NASDAQ National Market System. The board of directors of both companies have agreed to the merger; however, the closing is subject to shareholder approval and certain other conditions precedent, such as Securities Exchange

               POINTE COMMUNICATIONS CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Commission and regulatory approval. Telscape is an integrated communications provider, which operates in the U.S., Mexico and other Latin American countries. During 1998, Telscape's subsidiary, Telereunion S.A. de C.V. received a 30 year facilities-based carrier license from the Mexican government to construct and operate a network to carry long distance voice and data traffic.

     In conjunction with the merger agreement, the Company executed a $10.0 million convertible promissory note with Telscape to evidence Telscape's obligation to repay the Company by June 30, 2000. This note replaces the promissory note entered into with Telscape during the fourth quarter of 1999, under which the Company advanced Telscape $1.5 million. The excess of $8.5 million over the $1.5 million previously advanced was placed in escrow for Telscape. As of March 30, 2000, $2.8 million remained in escrow. If Telscape fails to make principle or interest payments when due, fails to comply with the note, becomes insolvent or is in bankruptcy, or the merger agreement with Pointe is terminated, Telscape will be in default and the Company may demand full payment. Additionally, the note is convertible at the Company's option into 100,000 shares of Class C preferred stock and warrants to purchase 500,000 shares of Telscape common stock at $7.00 per share. Each share of Class C preferred stock is convertible into 12.195 shares of Telscape common stock.

     Also subsequent to year end, the Company's subsidiary, Telecommute Solutions, Inc. completed a private placement of $19.0 million of voting Series B convertible preferred stock and the holders of Series A Convertible Preferred Stock in Telecommute converted their preferred stock into common stock of Telecommute. As a result, the Company's voting interest in Telecommute was reduced from 100% to approximately 23%. Beginning with the first quarter of 2000, the Company will account for its investment in Telecommute using the equity method of accounting.

            REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS AS TO SCHEDULE

     We have audited, in accordance with auditing standards generally accepted in the United States, the consolidated financial statements of POINTE COMMUNICATIONS CORPORATION AND ITS SUBSIDIARIES as of and for the year ended December 31, 1999 included in this Form 10-K and have issued our report thereon dated April 14, 2000. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index is the responsibility of the Company's management, and is presented for purposes of complying with the Securities and Exchange Commission's rules, and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states, in all material respects, the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

ARTHUR ANDERSEN LLP
Atlanta, Georgia
April 14, 2000

               POINTE COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

              COLUMN A                   COLUMN B      COLUMN C       COLUMN D       COLUMN E
-------------------------------------   ----------    ----------    ------------    -----------
                                        BALANCE AT                  WRITE-OFFS,     BALANCE AT
                                        BEGINNING                      NET OF         END OF
           CLASSIFICATION               OF PERIOD     ADDITIONS      RECOVERIES       PERIOD
-------------------------------------   ----------    ----------    ------------    -----------
For the Year Ended December 31, 1997
Allowance for Doubtful Accounts......      435,000       715,737        (507,737)       650,000
Allowance for Obsolete Inventory.....       70,000       250,000               0        320,000
                                        ----------    ----------    ------------    -----------
                                           505,000       965,737        (507,737)       970,000
                                        ----------    ----------    ------------    -----------
For the Year Ended December 31, 1998
Allowance for Doubtful Accounts......      650,000       883,462        (633,462)       900,000
Allowance for Notes Receivable.......            0       322,166               0        322,166
Allowance for Obsolete Inventory.....      320,000             0         (13,000)       307,000
                                        ----------    ----------    ------------    -----------
                                                       1,205,628        (646,462)     1,525,166
                                        ----------    ----------    ------------    -----------
For the Year Ended December 31, 1999
Allowance for Doubtful Accounts......      900,000       891,892        (283,434)     1,508,458
Allowance for Notes Receivable.......      322,166       694,599               0      1,016,765
Allowance for Obsolete Inventory.....      307,000             0        (307,000)             0
                                        ----------    ----------    ------------    -----------
                                         1,529,166     1,586,491        (590,434)     2,525,223
                                        ==========    ==========    ============    ===========

                  TELSCAPE INTERNATIONAL, INC AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS
             AS OF MARCH 31, 2000 (UNAUDITED) AND DECEMBER 31, 1999

                                        DECEMBER 31,     MARCH 31,
                                            1999            2000
                                        ------------    ------------
                                                        (UNAUDITED)
               ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..........   $  5,419,000    $  2,848,000
  Accounts receivable, less allowance
     for doubtful accounts of and
     $2,110,000 and $2,386,000
     (unaudited), respectively.......     12,283,000      13,340,000
  Inventories........................      5,838,000       2,948,000
  Prepaid expenses and other.........      4,203,000       5,127,000
  Deferred income taxes..............      2,254,000       1,629,000
                                        ------------    ------------
     Total current assets............     29,997,000      25,892,000
PROPERTY AND EQUIPMENT, net of
  accumulated depreciation...........     58,468,000      63,330,000
GOODWILL AND OTHER INTANGIBLES, net
  of accumulated amortization........     32,342,000      31,737,000
DEFERRED INCOME TAXES................      2,587,000       4,288,000
OTHER ASSETS.........................      3,746,000       4,318,000
                                        ------------    ------------
          Total assets...............   $127,140,000    $129,565,000
                                        ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable...................   $ 45,841,000    $ 47,954,000
  Accrued expenses...................     15,494,000      16,283,000
  Current portion of notes payable
     and capital lease obligations...     11,112,000      17,718,000
                                        ------------    ------------
     Total current liabilities.......     72,447,000      81,955,000
NOTES PAYABLE AND CAPITAL LEASE
  OBLIGATIONS........................     27,649,000      26,573,000
MINORITY INTERESTS...................        --                5,000
COMMITMENTS AND CONTINGENCIES........        --              --
STOCKHOLDERS' EQUITY:
  Preferred stock, $.001 par value,
     5,000,000 shares authorized;
     without defined preference
     rights..........................        --              --
  Series A preferred stock, $.001 par
     value, 1,000,000 shares
     authorized......................        --              --
  Common stock, $.001 par value,
     25,000,000 shares authorized;
     7,975,837 and 8,083,662 issued,
     respectively....................          8,000           8,000
  Additional paid-in capital.........     51,142,000      52,907,000
  Accumulated deficit................    (23,356,000)    (31,155,000)
  Treasury stock.....................       (480,000)       (480,000)
  Capital subscriptions receivable...       (270,000)       (248,000)
                                        ------------    ------------
          Total stockholders'
             equity..................     27,044,000      21,032,000
                                        ------------    ------------
          Total liabilities and
             stockholders' equity....   $127,140,000    $129,565,000
                                        ============    ============

     The accompanying notes are an integral part of these financial statements.

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
   FOR THE THREE MONTHS ENDED MARCH 31, 2000 (UNAUDITED) AND 1999 (UNAUDITED)

                                             THREE MONTHS ENDED
                                                 MARCH 31,
                                       ------------------------------
                                            1999            2000
                                       --------------  --------------
REVENUES.............................  $   26,564,000  $   23,224,000
COST OF REVENUES.....................      23,778,000      19,868,000
                                       --------------  --------------
GROSS PROFIT.........................       2,786,000       3,356,000
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES...........................       4,005,000       6,832,000
DEPRECIATION AND AMORTIZATION........       1,352,000       1,562,000
                                       --------------  --------------
OPERATING LOSS FROM CONTINUING
  OPERATIONS.........................      (2,571,000)     (5,038,000)
OTHER INCOME (EXPENSE):
  Interest income....................          71,000          56,000
  Interest expense...................        (807,000)       (881,000)
  Amortization of debt offering
     costs...........................        (118,000)       (259,000)
  Foreign exchange gain (loss).......         (60,000)         72,000
  Other, net.........................        (214,000)         64,000
                                       --------------  --------------
          Total other expense, net...      (1,128,000)       (948,000)
                                       --------------  --------------
LOSS FROM CONTINUING OPERATIONS
  BEFORE INCOME TAXES AND MINORITY
  INTERESTS..........................      (3,699,000)     (5,986,000)
INCOME TAX BENEFIT (EXPENSE).........         928,000        (192,000)
                                       --------------  --------------
LOSS FROM CONTINUING OPERATIONS
  BEFORE MINORITY INTERESTS..........      (2,771,000)     (6,178,000)
MINORITY INTERESTS IN SUBSIDIARIES...        --                (5,000)
                                       --------------  --------------
LOSS FROM CONTINUING OPERATIONS......      (2,771,000)     (6,183,000)
DISCONTINUED OPERATIONS:
LOSS FROM OPERATIONS OF DISCONTINUED
  PRODUCTS DIVISION..................         (93,000)        (70,000)
LOSS ON DISPOSAL OF PRODUCTS
  DIVISION...........................        --            (1,546,000)
                                       --------------  --------------
NET LOSS.............................  $   (2,864,000) $   (7,799,000)
                                       ==============  ==============
LOSS PER SHARE:
  Basic loss from continuing
     operations......................  $        (0.46) $        (0.77)
  Basic loss.........................  $        (0.47) $        (0.97)
  Diluted loss from continuing
     operations(1)...................  $          N/A  $          N/A
  Diluted loss(1)....................  $          N/A  $          N/A
WEIGHTED AVERAGE SHARES OUTSTANDING:
  Basic..............................       6,064,701       8,009,824
  Diluted(1).........................             N/A             N/A

------------

(1) Inclusion of additional shares under a diluted analysis is inappropriate due to the anti-dilutive effect

   The accompanying notes are an integral part of these financial statements.

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
   FOR THE THREE MONTHS ENDED MARCH 31, 2000 (UNAUDITED) AND 1999 (UNAUDITED)

                                             THREE MONTHS ENDED
                                                 MARCH 31,
                                       ------------------------------
                                            1999            2000
                                       --------------  --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss...........................  $   (2,864,000) $   (7,799,000)
  Adjustments to reconcile net loss
     to net cash used in operating
     activities:
     Provision for doubtful
       accounts......................          52,000         276,000
     Provision for inventory
       obsolescence..................        --                 8,000
     Provision for plant shut down...        --             1,546,000
     Depreciation and amortization...       1,378,000       1,607,000
     Deferred income tax benefit.....      (1,251,000)       (507,000)
     Interest accrued on non-interest
       bearing notes and amortization
       of debt offering costs........          48,000         277,000
     Expenses for warrants issued to
       third parties.................        --                33,000
     Minority interest in
       subsidiaries' income (loss)...        --                 5,000
     Equity in income from
       unconsolidated subsidiary.....          34,000        --
  Changes in assets and liabilities:
       Accounts receivable...........       2,781,000      (1,333,000)
       Inventories...................        (746,000)      2,333,000
       Prepaid and other assets......      (1,801,000)     (1,032,000)
       Accounts payable..............        (734,000)     (1,375,000)
       Deferred revenue..............         842,000       1,452,000
       Accrued liabilities...........         837,000      (2,189,000)
                                       --------------  --------------
Net cash used in operating
  activities.........................      (1,424,000)     (6,698,000)
                                       --------------  --------------
CASH FLOWS USED IN INVESTING
  ACTIVITIES:
  Purchases of property and
     equipment.......................      (3,250,000)     (2,382,000)
                                       --------------  --------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on capital lease
     obligations.....................         (12,000)        (29,000)
  Payments on notes payable..........        (494,000)       (159,000)
  Payments on line of credit.........        (288,000)       --
  Proceeds from notes payable........        --             6,200,000
  Proceeds from sales of common
     stock...........................       1,939,000          22,000
  Proceeds from warrants and options
     exercised.......................        --               475,000
                                       --------------  --------------
Net cash provided by financing
  activities.........................       1,145,000       6,509,000
                                       --------------  --------------
Net decrease in cash and cash
  equivalents........................      (3,529,000)     (2,571,000)
                                       --------------  --------------
Cash and cash equivalents at
  beginning of period................       9,631,000       5,419,000
                                       --------------  --------------
Cash and cash equivalents at end of
  period.............................  $    6,102,000  $    2,848,000
                                       ==============  ==============

   The accompanying notes are an integral part of these financial statements.

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
   FOR THE THREE MONTHS ENDED MARCH 31, 2000 (UNAUDITED) AND 1999 (UNAUDITED)

                                           THREE MONTHS ENDED
                                               MARCH 31,
                                       --------------------------
                                           1999          2000
                                       ------------  ------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
INFORMATION:
  Interest paid......................  $    227,000  $    210,000
  Income taxes paid..................        48,000       165,000
NON-CASH TRANSACTIONS:
  Network construction costs and
     equipment purchases incurred and
     included as accounts payable
     expected to be financed through
     long-term loans or lease finance
     arrangements....................     1,604,000     3,487,000
  Issuance of common stock in
     connection with conversion of
     notes payable...................       --            500,000
  Issuance of warrants in connection
     with service agreements.........       --            791,000

   The accompanying notes are an integral part of these financial statements.

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1 -- FINANCIAL STATEMENTS

     The accompanying unaudited condensed consolidated financial statements include the accounts of Telscape International, Inc. and its subsidiaries (collectively, the "Company"). The unaudited condensed consolidated financial statements of the Company for the three months ended March 31, 1999 and March 31, 2000 have been prepared without an audit pursuant to the rules and regulations of the Securities and Exchange Commission. They do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, which consist of normal recurring adjustments, considered necessary to present fairly the financial position, results of operations and cash flows for all periods presented have been made. Operating results for the three months ended March 31, 2000 are not necessarily indicative of the results that may be expected for the year ending December 31, 2000. For further information, refer to the consolidated financial statements and footnotes included in the Company's Annual Report on Form 10-K for the year ended December 31, 1999.

PROPOSED MERGER

     In January 2000, the Company entered into a definitive merger agreement with Pointe Communications, Inc. ("Pointe") in an all-stock transaction in which each share of Pointe will be exchanged for 0.223514 shares of Telscape common stock. The merger is expected to close in the second quarter of 2000. While Telscape is issuing common stock in the transaction, upon consummation of the transaction, Pointe will own 60% of the post-merger entity. Since Pointe will control a majority of the stock outstanding in the new entity, it will be treated as the acquirer for accounting purposes. The following table presents the unaudited pro forma consolidated results of operations of the post-merger entity as though the merger took place on January 1, 1999:

                                         YEAR ENDED        THREE MONTHS
                                        DECEMBER 31,      ENDED MARCH 31,
                                            1999               2000
                                        ------------      ---------------
Revenues.............................    $  157,000          $  37,000
                                        ============      ===============
Net loss from continuing
  operations.........................    $ (123,000)         $ (18,000)
                                        ============      ===============
Net loss per share from continuing
  operations, basic and diluted......    $    (6.74)         $    (.92)
                                        ============      ===============

     The pro forma financial information does not purport to represent what the consolidated results of operations would have been if the merger had in fact occurred on these dates, nor does it purport to indicate the future consolidated financial position or future consolidated results of operations of the post-merger entity. The pro forma adjustments are based on currently available information and certain assumptions that management of Pointe and Telscape believe to be reasonable.

MANAGEMENT'S ESTIMATES AND ASSUMPTIONS

     The accompanying financial statements are prepared in conformity with generally accepted accounting principles which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. The Company reviews all significant estimates affecting the financial statements on a recurring basis and records the effect of any necessary adjustments prior to their issuance. The actual results could differ from those estimates.

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
              NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL
                     STATEMENTS (UNAUDITED) -- (CONTINUED)

CONCENTRATION OF RISK -- MEXICO

     Mexico has experienced periodic economic crises in the past recent years resulting from sudden, significant devaluations of the Mexican peso. The last such devaluation of the Mexican peso in late 1994 caused Mexico to experience an economic crisis characterized by exchange rate instability, increased inflation, high domestic interest rates, reduced consumer purchasing power and high unemployment. Consequently, the Mexican government has exercised, and continues to exercise, significant influence over the Mexican economy. Accordingly, Mexican governmental actions could have a significant effect on Mexican companies, including the Company's customers, and overall market conditions.

     The Company's foreign currency risk is mitigated in Mexico due to the fact that many of the Company's customers are multinational firms that pay in U.S. dollars. In addition, most of the customers that do pay in pesos pay at the spot exchange rate in effect at the time of payment as opposed to the exchange rate at the time the receivable is created. Nevertheless, significant adverse effects from any devaluation in the Mexican peso could result in an adverse effect on the Company's operations. In addition, the Company anticipates an increasing number of peso denominated receivables from customers in Mexico as its network in Mexico becomes operational.

NEW ACCOUNTING STANDARDS

     SFAS No. 133, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES," requires companies to recognize all derivatives contracts as either assets or liabilities in the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000.

     Historically, the Company has not entered into derivatives contracts either to hedge existing risks or for speculative purposes. The Company does not expect adoption of the new standard to have a material effect on its financial statements.

NOTE 2 -- LOSS PER SHARE

     Loss per share is calculated as follows:

                                            FOR THE THREE MONTHS
                                              ENDED MARCH 31,
                                       ------------------------------
                                            1999            2000
                                       --------------  --------------
BASIC
     Loss from continuing
       operations....................  $   (2,771,000) $   (6,183,000)
     Loss from discontinued
       operations....................         (93,000)     (1,616,000)
                                       --------------  --------------
     Net loss as reported............  $   (2,864,000) $   (7,799,000)
                                       ==============  ==============
     Weighted average common shares
       outstanding...................       6,064,701       8,009,824
     Basic loss from continuing
       operations per share..........  $        (0.46) $        (0.77)
     Basic loss from discontinued
       operations per share..........           (0.01)          (0.20)
                                       --------------  --------------
     Basic loss per share............  $        (0.47) $        (0.97)
                                       ==============  ==============

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
              NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL
                     STATEMENTS (UNAUDITED) -- (CONTINUED)

                                            FOR THE THREE MONTHS
                                              ENDED MARCH 31,
                                       ------------------------------
                                            1999            2000
                                       --------------  --------------
DILUTED
     Loss from continuing
       operations....................  $   (2,771,000) $   (6,183,000)
     Loss from discontinued
       operations....................         (93,000)     (1,616,000)
                                       --------------  --------------
     Net loss as reported............  $   (2,864,000) $   (7,799,000)
                                       ==============  ==============
     Weighted average common shares
       outstanding...................       6,064,701       8,009,824
     Weighted average diluted
       potential common shares
       outstanding...................       2,151,928       3,124,778
                                       --------------  --------------
     Weight average common and
       dilutive potential common
       shares outstanding............       8,216,629      11,134,602
     Diluted loss from continuing
       operations per share..........  $        (0.34) $        (0.55)
     Diluted loss from discontinued
       operations per share..........           (0.01)          (0.15)
                                       --------------  --------------
     Diluted loss per share..........  $        (0.35) $        (0.70)
                                       ==============  ==============

     Diluted EPS for the three months ended March 31, 1999 and 2000 was not disclosed on the Unaudited Condensed Consolidated Statement of Operations as the effect is anti-dilutive. Options and warrants totaling 589,000 and 43,000 were outstanding at March 31, 1999 and 2000, respectively, and were not included in the calculation of diluted EPS as their exercise prices were greater than the average market price of the Company's common stock during the period and inclusion of these securities in the calculation would result in an anti-dilutive effect.

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
              NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL
                     STATEMENTS (UNAUDITED) -- (CONTINUED)

NOTE 3 -- NOTES PAYABLE AND CAPITAL LEASE OBLIGATIONS

     The Company's notes payable and capital lease obligations consist of the following:

                                        DECEMBER 31,      MARCH 31,
                                            1999            2000
                                        -------------    -----------
Non-interest bearing promissory
  notes, imputed interest at 10%,
  unamortized discount of $73,000 and
  $55,000, respectively, issued in
  connection with Integracion
  acquisition, maturing at various
  dates through January 1, 2001......    $  1,328,000    $   846,000
Promissory note issued to repurchase
  common stock, payable in six semi-
  annual installments through May 20,
  2000, and bearing interest at 6%,
  secured by common shares
  repurchased........................          50,000         50,000
Capital lease obligations payable in
  monthly installments of $13,258
  including principal and interest,
  maturing at various dates through
  December 1, 2003, secured by
  equipment and furniture............         395,000        366,000
Promissory note, interest at 10.62%,
  payable in 36 equal monthly
  installments of $52,234 including
  principal and interest, maturing
  April 1, 2002, secured by
  equipment..........................       1,250,000      1,125,000
Promissory note, interest at 10.93%,
  payable in 36 equal monthly
  installments of $14,700 including
  principal and interest, maturing
  June 1, 2002, secured by
  equipment..........................         373,000        339,000
Promissory note, maturing January 1,
  2005, secured by equipment.........       5,581,000      5,581,000
Senior Notes maturing January 4,
  2001...............................         850,000        850,000
$2.0 Million Senior Notes, interest
  and payment terms described below,
  maturing February 16, 2001.........       2,000,000      2,000,000
Promissory notes, maturing August 27,
  2004...............................      23,934,000     23,934,000
Lennox promissory note, interest and
  payment terms described below......       1,500,000      1,500,000
Pointe replacement note, bearing
  interest at 12%, maturing June 30,
  2000, secured as described below...       1,500,000      7,700,000
                                        -------------    -----------
Total notes payable and capital
  leases.............................      38,761,000     44,291,000
Current portion......................      11,112,000     17,718,000
                                        -------------    -----------
Long-term portion....................    $ 27,649,000    $26,573,000
                                        =============    ===========

     The annual maturity of the debt indicated above for the five years following December 31, 1999 are $6,647,000 in 2000, $9,255,000 in 2001,
$6,831,000 in 2002, $7,731,000 in 2003 and $8,297,000 in 2004.

     On June 18, 1999, the Company issued $2.0 million in a series of senior notes maturing June 19, 2000. These senior notes are subject to optional prepayment provisions allowing the Company to prepay a portion or all of the outstanding principal amount without premium or penalty. These senior notes bear interest at 8% from June through December 17, 1999. The interest rate increases by 1 percent for each month thereafter. The Company also initially issued to the holders of these senior notes a total of 62,501 warrants with an exercise price of $8.00 per share and a term of three years. On December 18, 1999, the holders became entitled to an additional 62,501 warrants. In the event that these senior notes are not paid by June 18, 2000, then the holders will be issued an additional 62,501 warrants in which case the maturity date is extended until December 18, 2000. The maturity of the senior notes can be extended unilaterally by the Company through February 16, 2001 with no additional consideration. In the event that the merger with Pointe Communications Corporation ("Pointe") is consummated, the holders have agreed to convert into the Class F Preferred described

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
              NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL
                     STATEMENTS (UNAUDITED) -- (CONTINUED)

below. Should the merger not be consummated then the terms of the senior notes will revert to the original structure.

     On August 27, 1999, the Company, along with its subsidiaries, Telereunion S.A. de C.V., Telereunion International, S.A. de C.V., Telereunion, Inc., Telscape USA, Inc., MSN Communications, Inc., Interlink Communications, Inc., TSCP International, Inc., Vextro De Mexico S.A. de C.V., and its wholly-owned subsidiary, Servicios Corporativos Vextro, S.A. de C.V., Telscape de Mexico S.A. de C.V., N.S.I. S.A. de C.V., Lan and Wan S.A. de C.V. and M.S. Noticias y Telecomunicaciones, S.A. de C.V. signed a credit agreement with Lucent Technologies, Inc. (the "Lucent Credit Agreement").

     The Lucent Credit Agreement provides for up to $40 million in financing under long-term repayment terms. In March 2000, Lucent extended its commitment, subject to certain conditions precedent including the merger with Pointe, by an additional $20 million. The Company borrowed $23.9 million under the Lucent Credit Agreement on August 27, 1999, of which $9.0 million was utilized to repay the $3.0 million Lucent Bridge Loan and $6.0 million of the Senior Notes and $14.9 million was utilized to pay for costs directly related to construction of the network in Mexico and related debt offering costs. The Company has incurred obligations in the construction of the network in Mexico totaling $27.6 million at March 31, 2000. The Company funded an additional $16.1 million under the Lucent facility on April 20, 2000, $14.6 million of which was applied to payables outstanding and $1.5 million of which was for interest and fees due under the facility. The Company intends to fund the balance of the network obligations and capitalize some of the initial interest payments due on amounts outstanding under this facility, with proceeds from the facility, upon consummation of the merger with Pointe.

     On October 22, 1999, the Company signed a loan agreement with Lennox Invest Ltd., a BVI Corporation, which provided for funding of up to $10.0 million. A total of $1.5 million has been funded on this facility, which bears interest at 10% per annum. Interest on each note is to be paid at maturation of the respective note, which occurs six months after the date of each note. Of the $1.5 million funded under the facility, $1.0 million matures on April 19, 2000, and $0.5 million matures on April 26, 2000. As part of this transaction, certain members of the board of directors agreed to pledge shares of Telscape stock as collateral. The Company agreed to indemnify these directors for the loss of their shares for any reason other than the non-payment of these loans, and to compensate these directors as discussed below. In December 1999, the Company informed Lennox that it would not be drawing any further funding under this facility due to a breach of contract on the part of Lennox. The notes associated with the $1.5 million have matured and the Company is technically in payment default. However, the Company is currently in a dispute with Lennox concerning the $1.5 million loan. In addition to the issues associated with the breach mentioned above, certain parties associated with Lennox have claimed entitlement to the repayment of the $1.5 million. On May 10, 2000, the Company informed Lennox that it was prepared to resolve the disputes provided that all parties agree to a resolution. Litigation may be required to resolve this matter. The default under this loan creates cross defaults under other outstanding indebtedness of the Company and the Company expects to obtain waivers until the resolution of the disputes but there can be no assurance that such waivers will be obtained.

     On November 24, 1999, the Company signed a letter of intent to merge with Pointe. In connection with the letter of intent, Pointe agreed to lend the Company $1.5 million that was evidenced by a short term promissory note ("Promissory Note"). As part of this transaction, certain members of the board of directors agreed to pledge shares of the Company's common stock as collateral. On December 31, 1999, the Company signed a definitive merger agreement with Pointe. In addition, Pointe agreed to lend the Company $10.0 million, which was evidenced by a convertible

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
              NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL
                     STATEMENTS (UNAUDITED) -- (CONTINUED)

promissory note. In early January, Pointe funded $8.5 million into escrow. On January 10, 2000, the Company drew down $1.0 million from escrow and the Promissory Note was increased accordingly. On February 7, 2000, the Company executed a replacement convertible promissory note ("Replacement Note") for $10.0 million with an interest rate of 12% and a maturity of June 30, 2000. The Replacement Note extinguishes the $2.5 million of indebtedness under the Promissory Note. In the event that the merger with Pointe is consummated, the Replacement Note will be extinguished.

     Certain of the funding commitments that the Company has obtained, including the additional $20.0 million to which Lucent has committed and the Class F Convertible Preferred Stock, are contingent upon the Company's merger with Pointe. Should the Company not be able to consummate the merger with Pointe in a timely manner, the commitments mentioned above may expire. The Company cannot guarantee that such commitments could be replaced on similar terms, if at all.

     In January 2000, the holders of $500,000 in notes payable due January 1, 2000, converted these obligations into 47,617 shares of common stock at a price of $10.50 per share.

NOTE 4 -- DISCONTINUED OPERATIONS

     In March 2000, the Company announced the decision to close the products division of its subsidiary, Interlink Communications, Inc. This division is a component of the Company's broadband services and products business line of the Advanced Services segment. The Company expects to close the products division during the second quarter of fiscal 2000. The Company recorded a loss on the discontinuance of this operation, for the period ended March 31, 2000, of $1.5 million, primarily relating to accruals for severance pay, closing expenses, and fixed asset write-offs. The results of operations of the products division for the three months ended March 31, 2000 have been classified as discontinued operations and the prior period (March 31, 1999) has been restated to also reflect the discontinued operations. Shown below is a summary of the remaining net assets of the products division discontinued operations as of March 31, 1999 and 2000, respectively:

                                        MARCH 31, 1999    MARCH 31, 2000
                                        --------------    --------------
Current Assets.......................     $1,206,000        $  818,000
Net Fixed Assets.....................        498,000           378,000
Current Liabilities..................       (525,000)         (364,000)
                                        --------------    --------------
Net Assets...........................     $1,179,000        $  832,000
                                        ==============    ==============

NOTE 5 -- SEGMENT INFORMATION

     The Company has two reportable segments: Voice Services and Advanced Services. Revenues in the Voice Services segment are generated on a retail and wholesale basis. Revenues in the Advanced Services segment are generated from network solutions services, customer relationship management and broadband services. The Company provides voice services to customers in the United States and in Mexico. Advanced services are provided to customers in the United States, Mexico and other parts of Latin America. The Company measures segment profit as earnings before interest, depreciation, amortization of intangibles, other income and taxes (EBITDA).

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
              NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL
                     STATEMENTS (UNAUDITED) -- (CONTINUED)

     Revenues, operating information and identifiable assets by business segment are as follows:

                                             THREE MONTHS ENDED
                                                 MARCH 31,
                                       ------------------------------
                                            1999            2000
                                       --------------  --------------
Revenues from continuing operations
  Voice services:
     Retail..........................  $   16,814,000  $    7,062,000
     Wholesale.......................       4,394,000       5,685,000
  Advanced services:
     Network solutions...............       2,610,000       5,970,000
     Customer relationship
       management....................       1,300,000       2,505,000
     Broadband services..............       1,446,000       2,002,000
                                       --------------  --------------
Total revenues from continuing
  operations.........................  $   26,564,000  $   23,224,000
                                       --------------  --------------
Operating loss from continuing
  operations before interest,
  depreciation and amortization
  Voice services.....................  $      (14,000) $   (2,022,000)
  Advanced services..................        (545,000)       (503,000)
  Corporate and other................        (660,000)       (951,000)
  Depreciation and amortization......      (1,352,000)     (1,562,000)
                                       --------------  --------------
Consolidated Operating loss from
  continuing operations as reported
  on the Statements of Operations....  $   (2,571,000) $   (5,038,000)
                                       --------------  --------------
Capital Expenditures
  Voice services.....................  $    2,967,000  $    1,526,000
  Advanced services..................         260,000         853,000
  Corporate and other................          23,000           3,000
                                       --------------  --------------
          Total capital
             expenditures............  $    3,250,000  $    2,382,000
                                       --------------  --------------
Identifiable Assets
  Voice services.....................  $   25,917,000  $   67,938,000
  Advanced services..................      32,482,000      32,743,000
  Corporate and other................      21,287,000      28,884,000
                                       --------------  --------------
          Total identifiable
             assets..................  $   79,686,000  $  129,565,000
                                       --------------  --------------

                 TELSCAPE INTERNATIONAL, INC. AND SUBSIDIARIES
              NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL
                     STATEMENTS (UNAUDITED) -- (CONTINUED)

     Information concerning principal geographic areas is as follows:

                                             THREE MONTHS ENDED
                                                 MARCH 31,
                                       ------------------------------
                                            1999            2000
                                       --------------  --------------
Revenues
  United States......................  $   22,151,000  $   12,554,000
  Mexico.............................       3,910,000       9,590,000
  Latin America......................         503,000       1,080,000
                                       --------------  --------------
Total revenues.......................  $   26,564,000  $   23,224,000
                                       --------------  --------------
Fixed assets, net of accumulated
  depreciation
  United States......................  $    9,545,000  $   15,711,000
  Mexico.............................       5,523,000      47,192,000
  Latin America......................       2,088,000         427,000
                                       --------------  --------------
Total fixed assets...................  $   17,156,000  $   63,330,000
                                       --------------  --------------

               POINTE COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
             AS OF MARCH 31, 2000 (UNAUDITED) AND DECEMBER 31, 1999

                                         MARCH 31,       DECEMBER 31,
                                           2000              1999
                                        -----------      ------------
                                        (UNAUDITED)
CURRENT ASSETS:
Cash and cash equivalents............   $ 5,771,920      $ 21,219,684
Restricted cash......................       184,000           542,913
Accounts receivable, net of allowance
  for doubtful accounts of $1,541,414
  and $1,508,458, respectively.......     3,339,120         3,639,378
Notes receivable, net................    11,215,859         2,270,750
Inventory, net.......................     1,948,013         1,742,543
Prepaid expenses and other...........       818,685           629,787
                                        -----------      ------------
     Total current assets............    23,277,596        30,045,055
                                        -----------      ------------
PROPERTY AND EQUIPMENT, at cost:
Equipment and machinery..............    19,895,274        23,090,486
Earth station facility...............     1,475,124         1,471,822
Software.............................     2,136,207         2,176,944
Furniture and fixtures...............     1,553,075         1,257,666
Other................................     2,137,009         1,695,861
Construction in progress.............    11,411,900         1,452,303
                                        -----------      ------------
                                         38,608,589        31,145,082
Accumulated depreciation and
  amortization.......................    (7,273,976)       (6,827,740)
                                        -----------      ------------
     Propertyy and equipment, net....    31,334,613        24,317,342
                                        -----------      ------------
OTHER ASSETS:
Goodwill, net of accumulated
  amortization of $1,544,360 and
  $2,190,266, respectively...........    17,076,997        17,237,653
Acquired customer bases, net of
  accumulated amortization of
  $969,182 and $1,131,507,
  respectively.......................       858,561           890,271
Other intangibles, net of accumulated
  amortization of $1,184,062 and
  $1,946,521, respectively...........     1,576,599         1,723,225
Other................................     2,481,349         2,676,217
                                        -----------      ------------
     Total other assets..............    21,993,505        22,527,366
                                        -----------      ------------
     TOTAL ASSETS....................   $76,605,714      $ 76,889,763
                                        ===========      ============

           The accompanying Notes to Consolidated Financial Statements are an integral part of these Consolidated Balance Sheets

               POINTE COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
             AS OF MARCH 31, 2000 (UNAUDITED) AND DECEMBER 31, 1999

                                          MARCH 31,        DECEMBER 31,
                                            2000               1999
                                        -------------      ------------
                                         (UNAUDITED)
CURRENT LIABILITIES:
Current portion of notes payable.....   $   1,349,739      $  2,795,256
Current portion of lease
  obligations........................       2,345,864         3,242,776
Accounts payable.....................      14,798,555         6,233,914
Accrued liabilities..................       5,495,745         6,132,570
Unearned revenue.....................       1,526,097         1,514,329
                                        -------------      ------------
     Total current liabilities.......      25,516,000        19,918,845
                                        -------------      ------------
LONG-TERM LIABILITIES:
Capital and financing lease
  obligations........................       7,996,360        10,367,260
Convertible debentures...............         900,000           900,000
Notes payable and other long-term
  obligations........................         888,267           866,974
                                        -------------      ------------
     Total long-term liabilities.....       9,784,627        12,134,234
                                        -------------      ------------
MINORITY INTEREST....................        --               2,014,959
                                        -------------      ------------
STOCKHOLDERS' EQUITY:
Preferred stock, $0.01 par value;
  100,000 shares authorized, 0 and
  18,121 shares issued and
  outstanding, respectively..........             187               181
Common stock, $0.00001 par value;
  100,000,000 shares authorized;
  45,339,839 and 52,152,426 shares
  issued and outstanding,
  respectively.......................             521               517
Additional paid-in-capital...........     142,644,169       136,370,654
Accumulated deficit..................    (101,339,791)      (93,549,626)
                                        -------------      ------------
     Total stockholders' equity......      41,305,086        42,821,726
                                        -------------      ------------
TOTAL LIABILITIES AND STOCKHOLDERS'
  EQUITY.............................   $  76,605,714      $ 76,889,763
                                        =============      ============

           The accompanying Notes to Consolidated Financial Statements are an integral part of these Consolidated Balance Sheets.

               POINTE COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
               FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999
                                  (UNAUDITED)

                                         THREE MONTHS       THREE MONTHS
                                             ENDED              ENDED
                                        MARCH 31, 2000     MARCH 31, 1999
                                        ---------------    ---------------
                                          (UNAUDITED)        (UNAUDITED)
REVENUES:
     Communications services and
       products......................     $13,761,470        $10,933,887
     Internet connection services....         471,602            619,639
                                        ---------------    ---------------
          Total revenues.............      14,233,072         11,553,526
                                        ---------------    ---------------
COSTS AND EXPENSES:
     Cost of services and products...      13,553,852         10,247,028
     Selling, general, and
       administrative expenses.......       5,757,838          2,833,152
     Depreciation and amortization...       1,153,841          1,045,947
                                        ---------------    ---------------
          Total costs and expenses...      20,465,531         14,126,127
                                        ---------------    ---------------
OPERATING LOSS.......................      (6,232,459)        (2,572,601)
                                        ---------------    ---------------
INTEREST EXPENSE, net................          64,286         (1,086,438)
OTHER (EXPENSE) INCOME...............        --                 --
                                        ---------------    ---------------
NET LOSS BEFORE INCOME TAXES.........      (6,168,173)        (3,659,039)
INCOME TAX BENEFIT...................        --                 --
                                        ---------------    ---------------
NET LOSS.............................     $(6,168,173)       $(3,659,039)
                                        ===============    ===============
NET LOSS PER SHARE --
     BASIC AND DILUTED...............     $     (0.15)       $     (0.08)
                                        ===============    ===============
SHARES USED IN COMPUTING NET LOSS PER
  SHARE..............................      51,841,344         45,343,348
                                        ===============    ===============

           The accompanying Notes to Consolidated Financial Statements are an integral part of these Consolidated Statements.

               POINTE COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
               FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999
                                  (UNAUDITED)

                                         THREE MONTHS       THREE MONTHS
                                             ENDED              ENDED
                                        MARCH 31, 2000     MARCH 31, 1999
                                        ---------------    ---------------
                                          (UNAUDITED)        (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss...........................     $(6,168,173)       $(3,659,039)
  Adjustments to reconcile net loss
     to net cash used in operating
     activities:
     Depreciation and amortization...       1,153,841          1,045,947
     Bad debt expense................          76,329             58,894
     Amortization of discounts on
       debt and lease obligations....          79,693            525,479
     Non-cash stock compensation.....         516,942           --
     Changes in operating assets and
       liabilities:
       Accounts receivable, net......         (73,004)           211,874
       Notes receivable..............      (8,945,109)           (64,658)
       Inventory.....................        (250,491)          (591,338)
       Prepaid expenses..............        (202,853)           (72,452)
       Other assets..................          60,388           (522,996)
       Accounts payable, accrued, and
          other liabilities..........       8,299,691            225,587
       Unearned revenue..............          11,768           (793,371)
                                        ---------------    ---------------
          Total adjustments..........         727,195             22,966
                                        ---------------    ---------------
          Net cash used in operating
             activities..............      (5,440,978)        (3,636,073)
                                        ---------------    ---------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and
     equipment.......................     (11,975,662)        (2,106,781)
  Restricted cash....................         358,913           (163,900)
  Repayment of intercompany debt by
     deconsolidated subsidiary.......       1,909,596           --
  Reduction in cash due to
     deconsolidation of subsidiary,
     net.............................         (48,968)          --
                                        ---------------    ---------------
          Net cash used in investing
             activities..............      (9,756,121)        (2,270,681)
                                        ---------------    ---------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from exercise of warrants
     and options.....................         429,763           --
  Repayment of lease obligations.....        --                 (101,671)
  (Repayment of)/Proceeds from leases
     and notes payable, net..........        (680,429)         7,524,420
                                        ---------------    ---------------
          Net cash provided by
             financing activities....        (250,666)         7,422,748
(DECREASE) INCREASE IN CASH AND CASH
  EQUIVALENTS........................     (15,447,765)         1,515,995
CASH AND CASH EQUIVALENTS AT
  BEGINNING OF YEAR..................      21,219,684          1,255,199
                                        ---------------    ---------------
CASH AND CASH EQUIVALENTS AT END OF
  QUARTER............................     $ 5,771,920        $ 2,771,194
                                        ===============    ===============
Supplemental Disclosures:
  Cash paid for interest.............     $   391,926        $   552,883
  Cash paid for income taxes.........        --                 --

           The accompanying Notes to Consolidated Financial Statements are an integral part of these Consolidated Statements.

                       POINTE COMMUNICATIONS CORPORATION
                    CONDENSED NOTES TO FINANCIAL STATEMENTS
                            MARCH 31, 2000 AND 1999

     1. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to Rule 10-01 of Regulation S-X of the Securities and Exchange Commission ("SEC"). The accompanying unaudited condensed consolidated financial statements reflect, in the opinion of management, all adjustments necessary to achieve a fair statement of financial position and results for the interim periods presented. All such adjustments are of a normal recurring nature. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Actual results could differ from those estimates. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1999.

     2. Certain amounts in the prior period financial statements have been reclassified to conform to the current year presentation.

     3. Basic net loss per share is computed using the weighted average number of shares outstanding. Diluted net loss per share is computed using the weighted average number of shares outstanding, adjusted for common stock equivalents, when dilutive. For the periods presented, the effect of common stock equivalents was antidilutive, as a result, basic and diluted net loss per share are the same. The following table has been added to reconcile Net income/(loss) to Net income/(loss) available to common stockholders. The difference represents payment of dividends issued on Class A and B Senior Convertible Preferred Stock ("Preferred Stock") during the quarter. The dividends were paid with additional shares of Preferred Stock.

                                         THREE MONTHS       THREE MONTHS
                                             ENDED              ENDED
                                        MARCH 31, 2000     MARCH 31, 1999
                                        ---------------    ---------------
Net income/(loss)....................     $(6,168,173)       $(3,659,039)
Preferred stock dividend.............      (1,621,992)          --
                                        ---------------    ---------------
Net income/(loss) available for
  common stockholders................     $(7,790,165)       $(3,659,039)
                                        ===============    ===============
Net loss per share...................     $     (0.15)       $     (0.08)
                                        ===============    ===============
Shares used in computing net loss per
  share..............................      51,841,344         45,343,348
                                        ===============    ===============

     4. There was no provision for or cash payment of income taxes for the three months ended March 31, 2000 and 1999, respectively, as the Company had net taxable losses for 1999 and anticipates a net taxable loss for the year ended December 31, 2000.

     5. During the quarter ended March 31, 2000, the Company entered into an Agreement and Plan of Merger ("Merger Agreement") with Telscape International, Inc. ("Telscape") in an all-stock transaction in which each share of PointeCom will be exchanged for 0.223514 shares of Telscape common stock. The merger is expected to close in the second quarter of 2000. Pointe will be viewed as the acquiror for accounting purposes. The following table presents the unaudited pro forma consolidated results of operations of the Company as though the merger took place on January 1, 1999:

                                                               THREE MONTHS
                                            YEAR ENDED             ENDED
                                        DECEMBER 31, 2000     MARCH 31, 2000
                                        ------------------    ---------------
Revenues.............................      $    157,088         $    37,457
                                        ==================    ===============
Net loss from continuing
operations...........................      $   (123,166)        $   (18,165)
                                        ==================    ===============
Net loss per share from continuing
  operations, basic and diluted......      $      (6.74)        $     (0.92)
                                        ==================    ===============

     The pro forma financial information does not purport to represent what the consolidated results of operations would have been if the Acquisitions had in fact occurred on these dates, nor does it purport to indicate our future consolidated financial position or future consolidated results of operations. The pro forma adjustments are based on currently available information and certain assumptions that management believes to be reasonable.

     In conjunction with the Merger Agreement, the Company executed a $10.0 million convertible promissory note with Telscape to evidence Telscape's obligation to repay the Company by June 30, 2000. This note replaces the promissory note entered into with Telscape during the fourth quarter of 1999, under which the Company advanced Telscape $1.5 million. The excess of $8.5 million over the $1.5 million previously advanced was placed in escrow for Telscape. As of March 31, 2000, $2.3 million remained in escrow. If Telscape fails to make principle or interest payments when due, fails to comply with the note, becomes insolvent or is in bankruptcy, or the Merger Agreement with the Company is terminated Telscape will be in default and the Company may demand full payment. Additionally, the note is convertible at the Company's option into 100,000 shares of Class C preferred stock and warrants to purchase 500,000 shares of Telscape common stock at $7.00 per share. Each share of Class C preferred stock is convertible into 12.195 shares of Telscape common stock.

     6. During the quarter ended March 31, 2000, the Company's subsidiary Telecommute Solutions Inc. ("TCS") completed a private placement of its Series
B Convertible Preferred Stock for gross proceeds totaling approximately $19 million. The preferred stock is convertible into shares of TCS common stock and votes with common stockholders on an as converted basis. Upon issuance of the Series B Preferred Stock, the TCS Series A convertible non-voting preferred stockholders converted their stock into TCS common stock. As a result of these transactions the Company's ownership of TCS was reduced from 100% to approximately 23%. Therefore, TCS is no longer a consolidated subsidiary and the Company will account for its ownership using the equity method. As of the date of deconsolidation, TCS's cumulative losses exceeded the Company's investment. Therefore, the investment account was a credit balance of approximately $3.5 million, which has been reclassed to additional paid in capital along with the minority interest related to the Class A preferred stock of approximately $2.0 million, in accordance with Staff Accounting Bulletin No. 51. TCS is in a net loss position and after the entries above, the Company's basis in the TCS investment is $0, therefore, no income/loss has been recognized during the first quarter.

     7. Effective January 1998, the Company adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which established revised standards for the reporting of financial and descriptive information about operating segments in financial statements. During 1998, the Company's management did not utilize segment data for making decisions and assessing performance because it provided various services over a single interconnected network. During 1999, management identified segments, changed its focus, and began using segment data in its decision-making process and for assessing performance.

     While management of the Company monitors the revenue and costs of services generated from each of the various services, operations are managed and financial performance is evaluated based on the delivery of multiple services provided over a single network. As a result of multiple services being provided over a single network, there are many shared administrative expenses and shared assets related to the provision of various services to customers. Management believes that any allocation of the shared expenses or assets to the segments would be arbitrary and impractical. The operating segments were aggregated into reportable segments based upon such characteristics as products and services, operating methods, customers, and distribution methods. The segments include Retail Services, Wholesale/International Services, Prepaid Calling Card Services, and Corporate and Network overhead. Retail services include local, long distance, and Internet access services provided primarily to Hispanic residential and commercial customers. Wholesale/International Services include carrier terminating services and International private line provided between the US and various South and Central American countries as well as voice and data services provided within various Latin American countries. Prepaid Calling Card services include the sale of both "on-net" (calls carried on the Company's network) and "off-net" (calls carried on other Companies networks) prepaid calling cards. Corporate and Network includes corporate and network overhead including finance and accounting, human resources, legal, information technology, lan administration, and engineering overhead. Intersegment sales and transfers occur as segments utilize carrier capacity of other segments. Intersegment transactions are accounted for on the same basis as transactions with third parties.

     Revenues, cost of services and selling general and administrative expenses for each segment for the quarter ended March 31, 2000 are as follows:

                                          PREPAID                      WHOLESALE/
                                           CARD          RETAIL      INTERNATIONAL                 CORPORATE &
                                         SERVICES       SERVICES        SERVICES        OTHER        NETWORK          TOTAL
                                        -----------    ----------    --------------   ----------   ------------   --------------
Revenues.............................   $10,872,743    $1,162,236      $2,068,826     $  129,268    $  --         $   14,233,073
Cost of revenues.....................     9,784,822     1,084,861       2,552,318        131,852       --             13,553,853
                                        -----------    ----------    --------------   ----------   ------------   --------------
Gross Margin.........................     1,087,921        77,375        (483,492)        (2,584)      --                679,220
SG&A.................................     1,212,359     1,703,153         663,985        395,484     1,782,858         5,757,839

     Revenues, cost of services and selling general and administrative expenses for each segment for the quarter ended March 31, 1999 are as follows:

                                          PREPAID                      WHOLESALE/
                                           CARD          RETAIL      INTERNATIONAL                 CORPORATE &
                                         SERVICES       SERVICES        SERVICES        OTHER        NETWORK          TOTAL
                                        -----------    ----------    --------------   ----------   ------------   --------------
Revenues.............................   $ 8,989,363    $1,009,435      $1,162,094     $  392,634    $  --         $   11,553,526
Cost of revenues.....................     8,248,607       724,923       1,000,409        273,089       --             10,247,028
                                        -----------    ----------    --------------   ----------   ------------   --------------
Gross Margin.........................       740,756       284,512         161,685        119,545       --              1,306,498
SG&A.................................       663,289       360,985         636,571        520,688       651,619         2,833,152

     8. During the first quarter of 1999, the Company issued 400,416 shares of common stock in conjunction with the exercise of employee stock options. Certain of the options were issued in cashless exercise transactions in which the Company withheld from the issuance the number of shares which market value was equal to the aggregate exercise price of the options exercised. In conjunction with these cashless exercises, the Company recognized $264,524 in compensation expense. Additionally, the Company recognized compensation expense with regard to variable options in the amount of $252,418, which represents the appreciation in market price over the exercise price amortized over the vesting period of the options. Also during the quarter, the Company issued 57,821 shares of common stock in conjunction with the exercise of warrants.

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

     THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is made as of December 31, 1999, by and among Pointe Communications Corporation, a Nevada corporation ("POINTECOM"), Pointe Acquisition, Corp., a Nevada corporation that is a wholly owned subsidiary of Telscape International, Inc. ("NEWCO"), and Telscape International, Inc., a Texas corporation (the "COMPANY").

     WHEREAS, the respective Boards of Directors of PointeCom, Newco and the Company (collectively referred to as the "CONSTITUENT CORPORATIONS") deem it advisable and in the best interests of the Constituent Corporations and their respective stockholders that Newco merge with and into PointeCom (the "MERGER"); and

     WHEREAS, the Boards of Directors of the Constituent Corporations have approved and adopted this Agreement as a plan of reorganization within the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE", and the Treasury Regulations thereunder);

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties, provisions and covenants contained herein, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

     1.1. DEFINITIONS Capitalized terms used in this Agreement shall have the following meanings:

     "ACQUISITION PROPOSAL" means with respect to any Person, a proposal or offer (including, without limitation, any proposal or offer to stockholders of such Person) with respect to a merger, acquisition, consolidation, recapitalization, liquidation, tender offer or exchange offer or similar transaction involving, or any purchase of 25% or more of the consolidated assets of, or any equity interest representing 25% or more of the outstanding shares of capital stock in, such Person.

     "AFFILIATE" of, or "AFFILIATED" with, a specified Person or entity means any entity directly or indirectly controlling, controlled by or under direct or indirect common Control with such specified Person and includes, but is not limited to, (a) any Person who is a director or beneficial owner of at least 5% of such Person's equity securities, (b) any Person of which such specified Person or any Affiliate of such specified Person owns at least 10% of such Person's equity securities or (c) family members of any such Person specified in clause (a) or (b).

     "AGREEMENT" has the meaning set forth in the first paragraph of this Agreement and also includes the Schedules and Exhibits hereto.

     "BALANCE SHEET DATE" has the meaning set forth in SECTION 5.9.

     "BUSINESS DAYS" means Monday through Friday of each calendar week, exclusive of federal holidays.

     "CLASS C CONVERTIBLE SENIOR PREFERRED STOCK" means the preferred stock to be issued by the Company, par value $0.001, upon conversion of the Note, pursuant to the Certificate of Designation attached hereto as EXHIBIT A".

     "CLOSING" has the meaning set forth in ARTICLE IV.

     "CLOSING DATE" has the meaning set forth in ARTICLE IV.

     "CODE" has the meaning set forth in the third paragraph of this Agreement.

     "COMPANY" has the meaning set forth in the first paragraph of this Agreement.

     "COMPANY CLASS D CONVERTIBLE SENIOR PREFERRED STOCK" means the preferred stock issued by the Company, par value $0.001 having the same rights and preferences as the PointeCom Class A Preferred Stock.

     "COMPANY CLASS E CONVERTIBLE SENIOR PREFERRED STOCK" means the preferred stock issued by the Company, par value $0.001 having the same rights and preferences as the PointeCom Class B Preferred Stock.

     "COMPANY COMMON STOCK" means the common stock of the Company, $0.001 par value, per share.

     "COMPANY PERMITS" has the meaning set forth in SECTION 5.14.

     "COMPANY PREFERRED STOCK" means the Company Class D Convertible Senior Preferred Stock and the Company Class E Convertible Senior Preferred Stock, collectively.

     "COMPANY THIRD PARTY" means any Person (or group of Persons) other than Pointe or its respective Affiliates.

     "COMPETITIVE BUSINESS" means any business that competes with the business of the Company as conducted at the Effective Time or the businesses of PointeCom and the Surviving Corporation as conducted or proposed to be conducted at the Effective Time.

     "CONSTITUENT CORPORATIONS" has the meaning set forth in the second paragraph of this Agreement.

     "CONTROL" (including, with its correlative meanings, "controlled by"and "under common control with") means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or other ownership interests, by contract or otherwise) of any Person.

     "DISSENTING SHARES" has the meaning set forth in SECTION 3.3.

     "EFFECTIVE TIME" has the meaning set forth in SECTION 2.2.

     "ENCUMBRANCES" means all liens, encumbrances, mortgages, pledges, security interests, conditional sales agreements, charges, options, preemptive rights, rights of first refusal, reservations, restrictions or other encumbrances or defects in title.

     "EMPLOYEE BENEFIT PLAN" has the meaning set forth in SECTION 5.20.

     "ENVIRONMENTAL, HEALTH AND SAFETY LAWS" means any federal, state or local Law now or hereafter in effect which are binding on any of the parties hereto, including, without limitation, any judicial or administrative interpretation thereof, any judicial or administrative order, consent decree or judgment, or agreement with any Governmental Authority, relating to (a) pollution, exposure to oil, pollutants, contaminants, hazardous or toxic materials or waste, (b) the protection, preservation or restoration of the environment, including laws relating to exposures to, or emissions, discharges, releases or threatened releases of oil, pollutants, contaminants, hazardous or toxic materials or wastes into ambient air, surface water, ground water or land surface or subsurface strata or (c) the manufacture, processing, labeling, distribution, use, treatment, storage, transport, handling or disposal of oil, pollutants, contaminants, hazardous or toxic materials or wastes or relating to the environment, plant and animal life, natural resources or health, safety or any Hazardous Substance. "ENVIRONMENTAL, HEALTH AND SAFETY LAWS" include, without limitation, (i) the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980 (CERCLA), 42 U.S.C. ss 9601 ET SEQ., the Resource Conservation and Recovery Act, 42 U.S.C. ss6901 ET SEQ., the Federal Water Pollution Control Act, 33 U.S.C. ss1251 ET SEQ., the Toxic Substances Control Act, 15 U.S.C. ss2601 ET SEQ., the Clean Air Act, 42 U.S.C. ss7401 ET SEQ., the Safe Drinking Water Act, 42 U.S.C. ss300f ET SEQ., the Hazardous Materials Transportation Act, 49 U.S.C. ss5101 ET SEQ., the Atomic Energy Act, 42 U.S.C. ss2011 ET SEQ., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. ss136 ET SEQ., and the Occupational Safety and Health Act, 29 U.S.C. ss651 ET SEQ., in each case as amended from time to time, and any other federal, state or local Laws now or hereafter relating to any of the foregoing, and

(ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of, effects of or exposure to any Hazardous Substance.

     "ERISA" has the meaning set forth in SECTION 5.20.

     "ERISA AFFILIATE" has the meaning set forth in SECTION 5.20.

     "FINANCIAL STATEMENTS" has the meaning set forth in SECTION 5.9.

     "GAAP" means generally accepted accounting principles as currently applied by the respective party on a basis consistent with preceding years and throughout the periods involved.

     "GOVERNMENTAL AUTHORITY" means any federal, state, local or foreign government, political subdivision or governmental or regulatory authority, agency, board, bureau, commission, instrumentality or court or quasi-governmental authority.

     "HAZARDOUS SUBSTANCES" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental, Health or Safety Law. The term "HAZARDOUS SUBSTANCES" includes, without limitation, any substance to which exposure is regulated by any Governmental Authority or any Environmental, Health or Safety Law including, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde foam insulation, lead or polychlorinated biphenyls.

     "INTERIM BALANCE SHEET" has the meaning set forth in SECTION 5.9.

     "INTERIM FINANCIAL STATEMENTS" has the meaning set forth in SECTION 5.9.

     "LAW" or "LAWS" means any and all federal, state, local or foreign statutes, laws, ordinances, proclamations, code, regulations, legal doctrine, published requirements, orders, decrees, judgments, injunctions and rules of any Governmental Authority, including, without limitation, those covering environmental, Tax, energy, safety, health, transportation, bribery, recordkeeping, zoning, discrimination, antitrust and wage and hour matters, in each case as amended and in effect from time to time.

     "LOSS" or "LOSSES" means all liabilities, losses, claims, damages, actions, suits, proceedings, demands, assessments, adjustments, fees, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and costs and expenses of investigation), net of income Tax effects with respect thereto (including, without limitation, income Tax benefits recognized in connection therewith and income Taxes upon any indemnification recovery thereof).

     "MATERIAL ADVERSE EFFECT" means, with respect to any Person, any material adverse effect on the financial condition, business, assets or results of operations of such person and its subsidiaries, taken as a whole.

     "MERGER CONSIDERATION" has the meaning set forth in SECTION 3.1.

     "MERGER FILING" has the meaning set forth in SECTION 2.2.

     "MERGER" has the meaning set forth in the second paragraph of this Agreement.

     "NASDAQ" means a national securities market run by the National Association of Securities Dealers.

     "NEWCO" has the meaning set forth in the first paragraph of this Agreement.

     "NEWCO COMMON STOCK" has the meaning set forth in SECTION 5.6.

     "NOTE" means the 12% Convertible Promissory Note issued by the Company in an original principal amount of $10,000,000 in connection with the PointeCom Loan, a copy of which is attached hereto as EXHIBIT "B".

     "NRS" means the Nevada Revised Statutes, as amended.

     "1933 ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "1934 ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "ORGANIZATIONAL DOCUMENTS" shall mean, with respect to a corporation, the certificate of incorporation or articles of incorporation and bylaws of such corporation.

     "PERMITTED ENCUMBRANCES" means (a) any Encumbrances reserved against in the Interim Balance Sheet, (b) Encumbrances for property or ad valorem Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the Company's books in accordance with GAAP, (c) obligations under operating and capital leases described in SCHEDULE 5.12, and (d) statutory liens or landlord's, carriers', warehouseman's, mechanic's, suppliers', materialmen's, repairmen's or other like Encumbrances arising in the ordinary course of business.

     "PERSON" means any natural person, corporation, partnership, proprietorship, other business organization, trust, union, association or Governmental Authority, whether incorporated or unincorporated.

     "PLAN" has the meaning set forth in SECTION 5.20.

     "POINTECOM" has the meaning set forth in the first paragraph of this Agreement.

     "POINTECOM BALANCE SHEET DATE" has the meaning set forth in SECTION 6.6.

     "POINTECOM CLASS A PREFERRED STOCK" means the Class A Convertible Senior Preferred Stock of PointeCom, par value $0.01 per share, issued pursuant to that certain Certificate of Designations of Pointe Communications Corporation filed with the Secretary of State of Nevada on May 11, 1999.

     "POINTECOM CLASS B PREFERRED STOCK" means the Class B Convertible Senior Preferred Stock of PointeCom, par value $0.01 per share, issued pursuant to that certain Certificate of Designations of Pointe Communications Corporation filed with the Secretary of State of Nevada on September 7, 1999.

     "POINTECOM COMMON STOCK" means PointeCom's common stock, $.00001 par value per share.

     "POINTECOM ERISA AFFILIATE" has the meaning set forth in SECTION 6.24.

     "POINTECOM FINANCIAL STATEMENTS" has the meaning set forth in SECTION
6.6.

     "POINTECOM INTERIM BALANCE SHEET" has the meaning set forth in SECTION
6.6.

     "POINTECOM INTERIM FINANCIAL STATEMENTS" has the meaning set forth in
SECTION 6.6.

     "POINTECOM LOAN" has the meaning set forth in SECTION 7.10.

     "POINTECOM PERMITS" has the meaning set forth in SECTION 6.10.

     "POINTECOM PLAN" has the meaning set forth in Section 6.24.

     "POINTE PREFERRED STOCK" means the PointeCom Class A Preferred Stock and the PointeCom Class B Preferred Stock, collectively.

     "POINTECOM THIRD PARTY" means any Person (or group of Persons) other than PointeCom or its respective Affiliates.

     "POINTECOM YEAR-END FINANCIAL STATEMENTS" has the meaning set forth in
SECTION 6.6.

     "QUALIFIED PLANS" has the meaning set forth in SECTION 5.20.

     "QUALIFIED POINTECOM PLANS" has the meaning set forth in SECTION 6.24.

     "REGISTRATION RIGHTS AGREEMENT" means that certain Registration Rights Agreement attached hereto as EXHIBIT "C".

     "REGISTRATION STATEMENT" has the meaning set forth in SECTION 7.10.

     "REQUISITE STOCKHOLDER APPROVAL" means, with respect to the Company, the affirmative vote of a majority of the holders of the outstanding shares of Company Common Stock in favor of (a) approval of the issuance of shares of Company Common Stock and Company Preferred Stock in connection with the Merger as provided in this Agreement in accordance with the rules of NASDAQ and (b) an amendment to the Company's certificate of incorporation to increase the authorized capital stock of the Company (including designation of the rights and preferences for Company Class D and E Senior Preferred Stock) in accordance with the Texas Business Corporation Act; or with respect to PointeCom, the affirmative vote of a majority of the holders of outstanding shares of PointeCom capital stock in favor of the adoption of this Agreement in accordance with the NRS.

     "SEC" means the Securities and Exchange Commission.

     "SUBSIDIARY" means, as to a particular parent business entity, any business entity of which 50% or more of the indicia of equity rights is at the time directly or indirectly owned by the parent or by one or more Persons controlled by, controlling or under common control with the parent.

     "SURVIVING CORPORATION" has the meaning set forth in SECTION 2.1.

     "SURVIVING SECURITIES" means the warrants, options and other rights of PointeCom as defined in SECTION 3.4.

     "TAXES" has the meaning set forth in SECTION 5.22.

     "TRANSACTION DOCUMENTS" shall refer to this Agreement and any other agreements and documents to be executed and delivered pursuant to this Agreement by a party hereto.

     "WARRANT AGREEMENT" means that certain Warrant Agreement attached hereto as EXHIBIT "D".

     "WARRANTS" shall mean the warrants of the Company to be issued pursuant to the Warrant Agreement.

     "YEAR-END FINANCIAL STATEMENTS" has the meaning set forth in SECTION 5.9.

     "YEAR 2000 COMPLIANT" has the meaning set forth in SECTION 5.28.

     1.2. INTERPRETATION. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

     (a) the terms defined in SECTION 1.1 and elsewhere in this Agreement include the plural as well as the singular;

     (b) all accounting terms not otherwise defined herein have the meanings ascribed to them in accordance with GAAP;

     (c) the words "herein", "hereof", and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

     (d) as used herein, the words "knowledge" or "known" shall, (i) with respect to the Company or Newco, mean the actual knowledge of the corporate executive officers of the Company or Newco, respectively, in each case after such individuals have made due and diligent inquiry as to the matters which are the subject of the statements which are "known" by the Company or Newco, respectively, or made to the "knowledge" of the Company or Newco, respectively, and (ii) with respect to PointeCom, mean the actual knowledge of the corporate executive officers of PointeCom, in each case after such individuals have made due and diligent inquiry as to the matters which are the subject of the statements which are "known" by PointeCom or made to the "knowledge" of PointeCom; and

     (e) disclosure of any matter in a Schedule shall not be deemed an admission that such matter is material.

                                   ARTICLE II
                    THE MERGER AND THE SURVIVING CORPORATION

     2.1. THE MERGER. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Newco shall be merged with and into PointeCom and the separate existence of Newco shall thereupon cease in accordance with the NRS. PointeCom shall be the surviving corporation in the Merger (hereinafter sometimes referred to as the "SURVIVING CORPORATION").

     2.1. EFFECTIVE TIME OF THE MERGER. The Merger shall become effective (the "EFFECTIVE TIME") at 1:59 p.m., Nevada time, on June 30, 2000, or such other time and date mutually agreeable to the parties hereto and stated in a certificate of merger, in a form mutually acceptable to PointeCom and the Company, filed with the Secretary of State of the State of Nevada in accordance with the NRS (the "MERGER FILING"). The Merger Filing shall be made simultaneously with or as soon as practicable after the Closing. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of the Company, Newco or PointeCom in order to carry out and effectuate the transactions contemplated by this Agreement.

     2.3. CERTIFICATE OF INCORPORATION, BYLAWS AND BOARD OF DIRECTORS OF SURVIVING CORPORATION. As a result of the Merger and at the Effective Time:

     (a) The Certificate of Incorporation of PointeCom in effect on the date hereof, shall become the Certificate of Incorporation of the Surviving Corporation. After the Effective Time, the Certificate of Incorporation of the Surviving Corporation may be amended in accordance with its terms and as provided in the NRS.

     (b) The Bylaws of PointeCom in effect on the date hereof, shall become the Bylaws of the Surviving Corporation, and thereafter may be amended in accordance with their terms and as provided by the Certificate of Incorporation of the Surviving Corporation and the NRS.

     (c) Upon consummation of the Merger, the Board of Directors of the Surviving Corporation shall consist of nine members, of which six members shall be named by PointeCom and three members shall be named by the Company and such individuals shall serve in such positions until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws. From and after the Effective Time, the Surviving Corporation shall possess all rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of PointeCom and Newco, all as provided under the NRS.

                                  ARTICLE III
                                 CONSIDERATION

     3.1. CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger, and without any action on the part of any holder of any capital stock of PointeCom, each share of PointeCom Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 0.223514 of a share of Company Common Stock (the "EXCHANGE RATIO") and all such shares of PointeCom Common Stock shall no longer be outstanding, shall be canceled and shall cease to exist, and each holder of any such shares of PointeCom Common Stock shall thereafter cease to have any rights with respect to such shares of PointeCom Common Stock except the right to receive 0.223514 shares of Company Common Stock for each such share of PointeCom Common Stock and unpaid dividends and distributions, if any, to which the holder of such shares of PointeCom Common Stock is entitled at the Effective Time; each share of PointeCom Class A Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one share of Company Class D Convertible Senior Preferred Stock and all such shares of PointeCom Class A Preferred Stock shall no longer be outstanding, shall be canceled and shall cease to exist, and each holder of any such shares of PointeCom Class A Preferred Stock shall thereafter cease to have any rights with respect to such shares of PointeCom Class A Preferred Stock except the right to receive one share of Company Class D Convertible Senior Preferred Stock for each such share of PointeCom Class A Preferred Stock (the terms of which shall be in all material respects the same as the PointeCom Class A Preferred Stock, except that Company Class A Convertible Senior Preferred Stock shall be convertible into such number of shares of Company Common Stock as would have been issued to the holders of the PointeCom Class A Preferred Stock if such holders had converted the PointeCom Class A Preferred Stock into PointeCom Common Stock prior to the Effective Time) and unpaid dividends and distributions, if any, to which the holder of such shares of PointeCom Class A Preferred Stock is entitled at the Effective Time; and each share of PointeCom Class B Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one share of Company Class E Convertible Senior Preferred Stock and all such shares of PointeCom Class B Preferred Stock shall no longer be outstanding, shall be canceled and shall cease to exist, and each holder of any such shares of PointeCom Class B Preferred Stock shall thereafter cease to have any rights with respect to such shares of PointeCom Class B Preferred Stock except the right to receive one share of Company Class E Convertible Senior Preferred Stock for each such share of PointeCom Class B Preferred Stock (the terms of which shall be in all material respects the same as the PointeCom Class B Preferred Stock, except that Company Class E Convertible Senior Preferred Stock shall be convertible into such number of shares of Company Common Stock as would have been issued to the holders of the PointeCom Class B Preferred Stock if such holders had converted the PointeCom Class B Preferred Stock into PointeCom Common Stock prior to the Effective Time) and unpaid dividends and distributions, if any, to which the holder of such shares of PointeCom Class B Preferred Stock is entitled at the Effective Time. The Company capital stock to be issued as described above in exchange for the PointeCom capital stock shall be referred to herein as the "MERGER CONSIDERATION". Except with respect to fractional shares (as provided in SECTION 3.2, below) and Dissenting Shares (as provided in SECTION 3.3, below), PointeCom shareholders will receive only voting shares of the Company as consideration for the Merger.

     3.2. FRACTIONAL SHARES. No scrip or fractional shares of Company Common Stock shall be issued in the Merger. All fractional shares of Company Common Stock to which a holder of PointeCom Common Stock immediately prior to the Effective Date would otherwise be entitled at the Effective Date shall be aggregated. If a fractional share results from such aggregation, such stockholder shall be entitled, after the later of (a) the Effective Date or (b) the surrender of such stockholder's certificate representing his PointeCom Common Stock that represent such shares of PointeCom Common Stock, to receive from the Company an amount in cash in lieu of such fractional share, based on the average trading price for Company Common Stock during the twenty trading days that end on the last trading day prior to the Closing Date. The Company will make available the cash necessary for the purpose of paying cash for fractional shares.

     The payment of cash in lieu of fractional shares of Company Common Stock is solely for the purpose of avoiding the expense and inconvenience to the Company of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to the PointeCom stockholders instead of issuing fractional shares of Company Common Stock will not exceed one percent (1%) of the total consideration that will be issued in the Merger to the PointeCom stockholders in exchange for their shares of PointeCom capital stock. The fractional shares interests of each PointeCom stockholder will be aggregated, and no PointeCom stockholder will receive cash in an amount greater to or greater than the value of one full share of Company Common Stock.

     3.1. DISSENTING SHARES. To the extent that appraisal rights are available under the NRS, shares of PointeCom Common Stock that are issued and outstanding immediately prior to the Effective Date and that have not been voted for adoption of the Merger and with respect of which appraisal rights have been properly demanded in accordance with the applicable provisions of the NRS (the "DISSENTING SHARES") shall not be converted into the right to receive the Merger Consideration at or after the Effective Date unless and until the holder of such shares withdraws his demand for such appraisal (in accordance with the applicable provisions of the NRS) or becomes ineligible for such appraisal. If a holder of Dissenting Shares withdraws his demand for such appraisal (in accordance with the applicable provisions of the NRS) or becomes ineligible for such appraisal, then, as of the Effective Date or the occurrence of such event, whichever occurs later, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Consideration. If any holder of PointeCom Common Stock shall assert the right to be paid the fair value of such PointeCom Common Stock as described above, PointeCom shall give the Company notice thereof and the Company shall have the right to participate in all negotiations and proceedings with respect to any such demands. PointeCom shall not, except with the prior written consent of the Company, which shall not be unreasonably withheld, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. After the Effective Date, the Company will cause the Surviving Corporation to pay its statutory obligations to holders of Dissenting Shares; provided, however, that PointeCom will be solely responsible for such payments to the holders of Dissenting Shares and the Company will not contribute funds nor loan funds to PointeCom in connection with such payments.

     3.4. OTHER POINTECOM SECURITIES. To the extent of any outstanding warrants, options or other conversion or purchase rights (the "SURVIVING SECURITIES") that have been issued by PointeCom or its Affiliates prior to the Effective Time to purchase PointeCom Common Stock, the Company shall reserve shares of Company Common Stock for future issuance upon exercise of the Surviving Securities. At the Effective Time, by virtue of the Merger, and without any action on the part of any holder of a Surviving Security, each Surviving Security (a) may be exercised only for Company Common Stock notwithstanding any contrary agreement or document relating to the Surviving Securities or pursuant to which any Surviving Securities were issued, (b) each such Surviving Security shall at the Effective Time become a right to acquire a number of shares of Company Common Stock equal to the product arrived at by multiplying the Exchange Ratio by the number of shares of PointeCom Common Stock subject to such right immediately prior to the Effective Time and upon exercise, conversion or purchase of the Surviving Securities cash shall be paid in lieu of fractional shares of Company Common Stock in an amount based on the average trading price for Company Common Stock during the twenty trading days that end on the last trading day prior to the date of exercise, conversion or purchase thereof less the exercise price thereof, and (c) the exercise price or purchase price per share of Company Common Stock for which each such right (as exchanged) is exercisable shall be the amount (rounded up the next whole cent) arrived at by dividing the exercise price or purchase price per share of PointeCom Common Stock at which such Surviving Security is exercisable immediately prior to the Effective Time by the Exchange Ratio. At the Closing, each holder of a Surviving Security shall furnish to the Company the certificates or other documents representing his Surviving Security, duly endorsed in blank (or affidavits of lost certificates and indemnification in lieu thereof) and the Company shall deliver to each holder of a Surviving Security a Company warrant, option or right with the same terms and conditions as such Surviving Security (except that the number of shares of Company Common Stock issuable upon exercise thereof shall be modified as set forth in this SECTION 3.4).

     3.5. NEWCO SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of the Company as the sole holder of the capital stock of Newco, each issued and outstanding share of common stock, par value $0.01 per share, of Newco shall be converted in one share of common stock, $0.00001 par value, of the Surviving Corporation.

     3.6. DELIVERY OF MERGER CONSIDERATION. At the Closing, (a) each stockholder of the PointeCom shall furnish to the Company the certificates representing his PointeCom Common Stock and PointeCom Preferred Stock, duly endorsed in blank by such stockholder or accompanied by duly executed blank stock powers (or affidavits of lost certificates and indemnification in lieu thereof), and (b) the Company shall deliver to each such stockholder a copy of an irrevocable instruction letter to the Company's transfer agent directing that certificates representing the shares of Company Common Stock and Company Preferred Stock be delivered to each such stockholder pursuant to SECTION 3.1, other than as provided in SECTIONS 3.2 and 3.3 hereof. PointeCom agrees promptly to use commercially reasonable efforts to cure any deficiencies with respect to the endorsement of the certificates or other documents of conveyance with respect to the PointeCom Common Stock and PointeCom Preferred Stock or with respect to the stock powers accompanying such stock.

     3.7. NO EFFECT ON CAPITAL STOCK OF COMPANY. Each share of the outstanding capital stock of the Company issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall be unchanged after the Merger.

     3.8. CLOSING OF TRANSFER RECORDS. After the Effective Time, no transfer of shares of PointeCom Common Stock, or PointeCom Preferred Stock outstanding prior to the Effective Time shall be made on the stock transfer books of the Surviving Corporation. If, after the Effective Time, certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for certificates representing shares of Company Common Stock, Company Class D Convertible Senior Preferred Stock or Company Class E Convertible Senior Preferred Stock, as the case may be, cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, as provided in Section 3.1.

     3.9. EFFECT ON TREASURY OR UNISSUED SHARES OF POINTECOM CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any of the issued and outstanding shares of Company Common Stock or PointeCom Common Stock, each unissued or treasury share of PointeCom Common Stock, PointeCom Class A Preferred Stock and PointeCom Class B Preferred Stock shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

     3.10. RULE 16B-3. The Company and PointeCom shall take all steps as may be required to cause the consummation of the transactions contemplated by this
Article III and any other disposition of PointeCom equity securities (including derivative securities) or acquisitions of Company equity securities (including derivative securities) in connection with this Agreement by each individual who
(x) is a director or officer of PointeCom or (y) at the Effective Time, will become a director or officer of the Company, to be exempt under Rule 16b-3 promulgated under the 1934 Act, such steps to be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

                                   ARTICLE IV
                                    CLOSING

     The consummation of the Merger and delivery of the consideration described in SECTION 3.6 hereof and the other transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Gardere & Wynne, 1000 Louisiana, Suite 3400, Houston, Texas 77002, not later than the third business day after the date all conditions in Article VIII have been satisfied or waived in writing, which Closing shall not be later than June 30, 2000, or at such other location, time and date as PointeCom and the Company may mutually agree, which date is herein referred to as the "CLOSING DATE."

                                   ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                                   AND NEWCO

     A. The Company, on the one hand, and Newco, on the other hand, represent and warrant to PointeCom as follows:

     5.1. DUE ORGANIZATION AND QUALIFICATION. Each of the Company and Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and the NRS, respectively, and each has all corporate power required to carry on its business as now conducted. Except as set forth in
SCHEDULE 5.1, each of the Company and Newco is qualified to do business as a foreign corporation in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not have a Material Adverse Effect on the Company or Newco. Each of the Company and Newco has the requisite corporate power and corporate authority to own, lease and operate its assets and properties and to carry on its own business as such business is currently being conducted. Correct and complete copies of all stock records and minute books of the Company and Newco have been made available to PointeCom.

     5.2.  AUTHORIZATION; NON-CONTRAVENTION; APPROVALS.

     (a) Each of the Company and Newco has the corporate power and corporate authority to enter into each of the Transaction Documents to which each is a party, and, subject to obtaining the hereinafter described approvals, to consummate the transactions contemplated hereby, including issuance of the Merger Consideration. The execution, delivery and performance by the Company and Newco of each of the Transaction Documents to which it is party is subject to the Requisite Stockholder Approval of the Company. Other than such stockholder approval, no additional corporate proceedings on the part of the Company or Newco are necessary to authorize the execution and delivery of each of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby. Subject to obtaining the foregoing approvals, each of the Transaction Documents to which it is a party has been duly and validly executed and delivered by the Company and Newco and (assuming the due authorization, execution and delivery by PointeCom, and that each Transaction Document to which it is a party constitutes a valid and binding agreement of PointeCom) constitutes valid and binding agreements of the Company and Newco in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect, affecting the enforcement of creditors'rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

     (b) Subject to obtaining the foregoing approvals, the execution and delivery by each of the Company and Newco of each of the Transaction Documents to which it is a party does not, and the consummation by the Company and Newco of the transactions contemplated hereby will not (i) violate or result in a breach of any provision of the Certificate of Incorporation or Bylaws of the Company or Newco, (ii) assuming compliance with matters referred to in paragraph
(c) of this section, violate or result in a breach of any Laws applicable to the Company or Newco or the properties or assets of either or (iii) violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or Newco under any of the terms, conditions or provisions of, except as set forth in SCHEDULE 5.2, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, lease or other instrument, obligation or agreement of any kind to which the Company or Newco is now a party or by which the Company or Newco or any of the properties or assets of either may be bound or affected, except in the case of clauses (ii) and (iii), for any such violation or breach that would not have a Material Adverse Effect on the Company or Newco.

     (c) Except for obtaining the foregoing approvals, the Merger Filing and such filings as may be required under federal or state securities Laws, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority or third party is necessary for the execution and delivery of each of the Transaction Documents to which it is a party by the Company and Newco or the consummation by the Company and Newco of the transactions contemplated hereby. Except as set forth in SCHEDULE 5.2, none of the agreements, licenses or permits to which the Company or Newco is a party requires notice to, or the consent or approval of any third party for the execution and delivery of each of the Transaction Documents to which it is a party by each of the Company and Newco and the consummation of the transactions contemplated hereby.

     5.3.  COMPANY COMMON STOCK.

       The shares of Company Common Stock, and Company Preferred Stock to be issued to the stockholders of PointeCom pursuant to the Merger (including upon exercise of the Surviving Securities), when authorized and issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and not subject to any preemptive rights.

     5.4.  TAX-FREE REORGANIZATION REPRESENTATIONS.

     (a) The fair market value of the Company capital stock received by each PointeCom shareholder pursuant to this Agreement will be approximately equal to the fair market value of the PointeCom capital stock surrendered in the exchange.

     (b) The Company has no plan or intention to cause PointeCom to issue additional shares of PointeCom stock that would result in the Company losing control of PointeCom within the meaning of Section 368 (c) of the Code.

     (c) The Company has no plan or intention to liquidate PointeCom; to merge PointeCom into another corporation (except as contemplated by this Agreement); to cause PointeCom to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business; or to sell or otherwise dispose of any of the stock acquired in the transaction, except for transfers described in Section 368 (a)(2)(C) of the Code.

     (d) The Company has no plan or intention to reacquire any of its stock issued in the Merger.

     (e) The Company, PointeCom, and the shareholders of PointeCom will pay their respective expenses, if any, incurred in connection with the transaction.

     (f) The Company will acquire PointeCom capital stock solely in exchange for Company voting stock. (For purposes of this representation, PointeCom capital stock redeemed for cash or other property furnished by the Company will be considered as acquired by the Company.) Further, no liabilities of PointeCom or the PointeCom shareholders will be assumed by the Company, nor will any of the PointeCom capital stock that is exchanged pursuant to this Agreement be subject to any liabilities.

     (g) The Company does not own, directly or indirectly, nor has it owned during the past five years, directly or indirectly, any stock of PointeCom.

     (h) Following the Merger, the Company shall cause PointeCom to continue its historic business or use a significant portion of its historic business assets in a business.

     (i)  Neither the Company nor Newco are investment companies as defined in
Section 368 (a)(2)(F)(iii) and (iv) of the Code.

     (j) The Company shall cause PointeCom to pay any dissenting shareholders the value of their stock out of PointeCom funds, no funds will be supplied for that purpose, directly or indirectly, by the Company, nor will the Company directly or indirectly reimburse PointeCom for any payments to dissenters.

     (k) There is no indebtedness between the Company and PointeCom that will be settled at a discount.

     (l) The holders of PointeCom Common Stock and PointeCom Preferred Stock will receive voting shares of Company Common Stock and voting shares of Company Preferred Stock having a fair market value equal to at least 50% of the value of their PointeCom capital stock at the Effective Time. Under the terms of the Merger, the stockholders of PointeCom will receive solely Company Common Stock and Company Preferred Stock in exchange for such PointeCom capital stock. However, redemptions or acquisitions of PointeCom capital stock by the Company or PointeCom or any related party and extraordinary distributions (i.e., distributions with respect to stock other that regular, normal dividends), prior to and in connection with the Merger will be taken into account for purposes of this representation. Neither the Company nor a related party has a plan or intention to reacquire or acquire any of the Company Common Stock or Company Preferred Stock issued to PointeCom stockholders in the Merger. For purposes of this representation, a "RELATED PARTY" includes any corporation (i) that is a member of any affiliated group of which PointeCom or the Company is a member, as defined in Section 1504 (determined without regard to Section 1504(b)), or (ii) a corporation in which the Company owns, directly or indirectly, stock possessing at least fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote, or at least fifty percent (50%) of the total value of shares of all classes of stock (determined by taking into account the constructive stock ownership rules of Section 318(a) of the Code as modified by Section 304(c)). For purposes of the foregoing, (i) a corporation will be a related party if either of the relationships described above exists immediately before the Merger, immediately after the Merger, or is created in connection with the Merger, and (ii) a related party will be considered as acquiring its proportionate share of any Company Common Stock or Company Preferred Stock acquired by a partnership in which it is a partner.

     (m) The payment of cash in lieu of fractional shares of Company Common Stock is solely for the purpose of avoiding the expense and inconvenience to the Company of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to the PointeCom stockholders instead of issuing fractional shares of Company Common Stock will not exceed one percent (1%) of the total consideration that will be issued in the Merger to the PointeCom stockholders in exchange for their shares of PointeCom capital stock. The fractional shares interests of each PointeCom stockholder will be aggregated, and no PointeCom stockholder will receive cash in an amount greater to or greater than the value of one full share of Company Common Stock.

     (n) None of the compensation received by any shareholder-employee of PointeCom will be separate consideration for, or allocable to, any of their shares of PointeCom capital stock; none of the shares of Company Common Stock or Company Preferred Stock received by any shareholder-employee will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

     (o) Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     5.5. SEC FILINGS; DISCLOSURE. The Company has filed with the SEC all material forms, statements, reports and documents required to be filed by it prior to the date hereof under each of the 1933 Act, the 1934 Act, and the respective rules and regulations thereunder, (a) all of which, as amended, if applicable, complied when filed in all material respects with all applicable requirements of the appropriate Act and the rules and regulations thereunder, and (b) none of which, as amended, if applicable, contains any untrue statement of material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made and at the time they were made, not misleading. The financial statements of the Company included in the Company's annual report on Form 10-KSB for the fiscal year ended December 31, 1998 and Form 10-Q for the fiscal quarter ended September 30, 1999, comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP, applied on a consistent basis during the period covered and fairly represent, in all material respects, the financial position of the Company as of the date thereof and the results of operations and changes in financial position for the period then ended. The Company is eligible to file a registration statement on Form S-4 covering the Merger Consideration to be issued pursuant to this Agreement.

     5.6. INTERIM OPERATIONS OF NEWCO. Newco was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged, and will engage, in no other business activities and has, and will continue to have, no debt outstanding. The authorized capital stock of

Newco consists solely of 10,000 shares of common stock, par value $0.01 per share ("NEWCO COMMON STOCK), of which 100 shares are issued and outstanding. All of the issued and outstanding shares of Newco Common Stock have been duly authorized and validly issued, are fully paid and nonassessable. All of the issued and outstanding shares of Newco Common Stock are owned by the Company, and the Company has not entered into any agreements or arrangements to sell or transfer such stock to a third party.

     5.7. CAPITALIZATION. The authorized, issued and outstanding capital stock of the Company is set forth on SCHEDULE 5.7. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, and were offered, issued, sold and delivered by the Company in compliance with all applicable Laws, including, without limitation, those Laws concerning the issuance of securities. None of such shares were issued in violation of the preemptive rights of any past or present stockholders. Except as set forth in SCHEDULE 5.7, no subscription, option, warrant, call, convertible or exchangeable security, other conversion right or commitment of any kind exists which obligates the Company to issue any of its capital stock.

     5.8. SUBSIDIARIES. Except as set forth in SCHEDULE 5.8, the Company owns, of record or beneficially, or controls, directly or indirectly, no capital stock, securities convertible into or exchangeable for capital stock or any other equity interest in any corporation, association or other business entity. Except as set forth in SCHEDULE 5.8, the Company is not, directly or indirectly, a participant in any joint venture, limited liability company, partnership or other noncorporate entity.

     5.9.  FINANCIAL STATEMENTS.

     (a) The Company has delivered to PointeCom complete copies of the following financial statements:

             (i) the audited balance sheets of the Company as of December 31, 1996, 1997 and 1998 and the related audited statements of income, stockholders' equity and cash flows for the three annual periods ended December 31, 1998, together with the related notes, schedules and audit report of the Company's independent accountants (such balance sheets and the related statements of income and the related notes and schedules are referred to herein as the "YEAR-END FINANCIAL STATEMENTS"); and;

            (ii) the unaudited balance sheet (the "INTERIM BALANCE SHEET") of the Company as of September 30, 1999 (the "BALANCE SHEET DATE") and the related unaudited statement of operations for the interim period ended on the Balance Sheet Date, together with the related notes and schedules (such balance sheets, the related statements of income and the related notes and schedules are referred to herein as the "INTERIM FINANCIAL STATEMENTS"). The Year-End Financial Statements and the Interim Financial Statements (collectively, the "FINANCIAL STATEMENTS") are attached as SCHEDULE 5.9 to this Agreement.

     (b) Except as set forth in SCHEDULE 5.9, the Financial Statements have been or will be prepared from the books and records of the Company in conformity with GAAP (except for the absence of notes in the Interim Financial Statements and that the Interim Financial Statements are subject to year-end audit adjustments, none of which are expected to be material) and will present fairly in all material respects the financial position and results of operations of the Company as of the dates of such statements and for the periods covered thereby. The books of account of the Company have been kept accurately in all material respects in the ordinary course of business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Company have been properly recorded therein in all material respects.

     5.10. LIABILITIES AND OBLIGATIONS. Except as set forth in SCHEDULE 5.10, as of the Balance Sheet Date the Company did not have, nor has it incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature which would have a Material Adverse Effect on the Company, except (a) liabilities, obligations or contingencies (i) that are accrued or reserved against in the Financial Statements or reflected in the notes thereto or (ii) that were incurred after the Balance Sheet Date and were incurred in the ordinary course of business, consistent with past practices, and
(b) liabilities and obligations that are of a nature not required to be reflected in the Financial Statements prepared in accordance with GAAP and that were incurred in the normal course of business, which material liabilities and obligations are described in SCHEDULE 5.10 or another Schedule hereto. SCHEDULE
5.10 sets forth the Company's outstanding principal amount of indebtedness for borrowed money (including overdrafts) as of November 30, 1999.

     5.11. ACCOUNTS AND NOTES RECEIVABLE. SCHEDULE 5.11 sets forth an accurate list of the accounts and notes receivable of the Company as of the Balance Sheet Date. Receivables from and advances to employees are separately identified in
SCHEDULE 5.11. SCHEDULE 5.11 also sets forth an accurate aging of all accounts and notes receivable as of the Balance Sheet Date, showing amounts due in 30-day aging categories. The trade and other accounts receivable of the Company, including without limitation those classified as current assets on the Interim Balance Sheet, are bona fide receivables, were acquired in the ordinary course of business, are stated in accordance with GAAP and are collectible in the amounts shown on SCHEDULE 5.11, net of reserves reflected in the Interim Financial Statements with respect to the accounts receivable as of the Balance Sheet Date, and net of reserves reflected in the books and records of the Company (consistent with the methods used in the Interim Financial Statements) with respect to receivables of the Company after the Balance Sheet Date.

     5.12.  ASSETS.

     (a) SCHEDULE 5.12 sets forth an accurate list of all real and personal property included in "property and equipment" on the Interim Balance Sheet and all other tangible assets of the Company with a book value in excess of $10,000 acquired since the Balance Sheet Date. The Company shall make available to PointeCom true, complete and correct copies of leases for significant equipment and for all real property leased by the Company. SCHEDULE 5.12 indicates which assets used in the operation of the businesses of the Company are currently owned by Affiliates of the Company. Except as specifically identified in
SCHEDULE 5.12, all of the material tangible assets, vehicles and other significant machinery and equipment of the Company listed in SCHEDULE 5.12 are in sufficient condition for the conduct of the Company's business. Except as specifically described in SCHEDULE 5.12, all material fixed assets used by the Company in its business are either owned by the Company or leased under agreements identified in SCHEDULE 5.12. All material leases set forth in
SCHEDULE 5.12 are in full force and effect and constitute valid and binding agreements of the Company or Newco as applicable, and to the knowledge of the Company, the other parties thereto in accordance with their respective terms.
SCHEDULE 5.12 contains true, complete and correct copies of all title reports and title insurance policies received or owned by the Company.

     (b) The Company has good and marketable title to, or valid leasehold interests in, the tangible and intangible personal property owned by it and used in its business, including the properties identified in SCHEDULE 5.12 as owned real property, free and clear of all Encumbrances other than Permitted Encumbrances and those set forth in Schedule 5.12.

     (c) Except as specifically described in SCHEDULE 5.12, the tangible and intangible assets owned or leased by the Company include all the material assets used in the operation of the business of the Company as conducted at the Interim Balance Sheet Date, except for dispositions of such assets since such date in the ordinary course of business, consistent with past practices.

     5.13.  MATERIAL CUSTOMERS AND CONTRACTS.

     (a) SCHEDULE 5.13 sets forth an accurate list of (i) all customers representing 10% or more of the Company's revenues for the fiscal year ended December 31, 1998 or the interim period ended on the Balance Sheet Date (the "MATERIAL CUSTOMERS"), and (ii) all material executory contracts, warranties, commitments and similar agreements to which the Company is currently a party or by which it or any of its properties is bound, involving, (A) customer contracts in excess of $100,000, including, without limitation, consignment contracts, (B) contracts with any labor organizations,
(C) leases providing for annual rental payments in excess of $100,000, (D) loan agreements, (E) pledge and security agreements, (F) indemnity or guaranty agreements or obligations, (G) bonds, (H) notes, (I) mortgages, (J) joint venture or partnership agreements, (K) options to purchase real or personal property, and (L) agreements relating to the purchase or sale by the Company of assets (other than oral agreements relating to sales of inventory or services in the ordinary course of business, consistent with past practices) or securities for more than $100,000, individually. Prior to the date hereof, the Company has made available to PointeCom complete and correct copies of all such agreements.

     (b) Except to the extent set forth in SCHEDULE 5.13, since the Balance Sheet Date, (i) no Material Customer has canceled or substantially reduced or, to the knowledge of the Company, intends to cancel or substantially reduce its purchases of the Company's products or services; and (ii) the Company is in compliance with all material commitments and obligations pertaining to it under such agreements and is not in material default under any of the agreements described in subsection (a), no notice of default has been received by the Company, and to the knowledge of the Company, there is no event which, with notice or the passage of time or both, would result in a default under any of the agreements described in subsection (a), in any case where such non compliance or default would have a Material Adverse Effect on the Company.

     (c) Except to the extent set forth in SCHEDULE 5.13, the Company is not a party to any governmental contracts subject to price redetermination or renegotiation. Except to the extent set forth in SCHEDULE 5.13, the Company is not required to provide any bonding or other financial security arrangements in any amount in connection with any transactions with any of its customers or suppliers, the failure of which would have a Material Adverse Effect on the Company.

     5.14. PERMITS. Except as set forth on SCHEDULE 5.14, the Company has all franchises, permits, licenses and any other governmental authority necessary for the conduct of its business as now being conducted, the lack of which would have a Material Adverse Effect (the "COMPANY PERMITS"). The Company Permits are valid, and the Company has not received any written notice that any Governmental Authority intends to cancel, terminate or not renew any such Permit. The Company Permits are all the permits that are required by Law for the operation of the business of the Company as conducted at the Balance Sheet Date and the ownership of the assets of the Company, except such Company Permits, which the failure to possess would not have a Material Adverse Effect on the Company. The Company has conducted and is conducting its business in substantial compliance with the Company Permits and is not in violation of any of the foregoing, except for any violations that individually or in the aggregate do not have a Material Adverse Effect on the Company. Except as specifically provided in SCHEDULE 5.14, the transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to the Company by, any Company Permits except for breaches or violations that would not have a Material Adverse Effect on the Company.

     5.15. ENVIRONMENTAL MATTERS. Except as set forth in SCHEDULE 5.15 and except for such matters as would not have a Material Adverse Effect on the Company, (a) the Company has complied with and is in compliance, in all material respects, with all Environmental, Health and Safety Laws, including, without limitation, Environmental, Health and Safety Laws relating to air, water, land and the generation, storage, use, handling, transportation, treatment or disposal of Hazardous Substances; (b) the Company has obtained and complied, in all material respects, with all necessary permits and other approvals necessary to treat, transport, store, dispose of and otherwise handle Hazardous Substances and has reported, to the extent required by all Environmental, Health and Safety Laws, all past and present sites owned or operated by the Company where Hazardous Substances have been treated, stored, disposed of or otherwise handled; (c) to the Company's knowledge, there have been no "releases" or threats of "releases" (as defined in any Environmental, Health and Safety
Laws) at, from, in or on any property owned or operated by the Company; (d) to the Company's knowledge, there is no on-site or off-site location to which the Company has transported or disposed of Hazardous

Substances or arranged for the transportation or disposal of Hazardous Substances which is the subject of any federal, state, local or foreign enforcement action or any other investigation which could lead to any claim against the Surviving Corporation, PointeCom or Newco for any clean-up cost, remedial work, damage to natural resources or personal injury, including, but not limited to, any claim under (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (ii) the Resource Conservation and Recovery Act, (iii) the Hazardous Materials Transportation Act, or (iv) comparable state and local statutes and regulations; and (e) to the Company's knowledge, the Company has no contingent liability in connection with any release or disposal of any Hazardous Substance into the environment. To the Company's knowledge, none of the past or present sites owned or operated by the Company is currently or has ever been designated as a treatment, storage and/or disposal facility, nor has any such facility ever applied for a Permit designating it as a treatment, storage and/or disposal facility, under any Environmental, Health or Safety Law.

     5.16. LABOR AND EMPLOYEE RELATIONS. Except as set forth in SCHEDULE 5.16, the Company is not bound by or subject to any arrangement with any labor union. Except as set forth in SCHEDULE 5.16, no employees of the Company are represented by any labor union or covered by any collective bargaining agreement nor, to the Company's knowledge, is any campaign to establish such representation in progress. There is no pending or, to the Company's knowledge, threatened labor dispute involving the Company and any group of its employees nor has the Company experienced any significant labor interruptions over the past five years.

     5.17. INSURANCE. SCHEDULE 5.17 sets forth an accurate list as of the Balance Sheet Date of all insurance policies that are material to the Company. The policies described in such SCHEDULE 5.17 for the current policy year are currently in full force and effect and, to the knowledge of the Company, no defaults exist under any of them.

     5.18. COMPENSATION; EMPLOYMENT AGREEMENTS. The Company has provided PointeCom with an accurate written list of all officers, directors and employees of the Company with annual salaries of $100,000 or more, listing the rate of compensation (and the portions thereof attributable to salary, bonus, benefits and other compensation, respectively) of each of such persons as of (a) the Balance Sheet Date and (b) the date hereof. The Company shall make available to PointeCom true, complete and correct copies of each employment or consulting agreement with any employee of the Company. Except as disclosed on SCHEDULE 5.18, the Company is not a party to or bound by, with respect to any officer, employee or independent contractor of the Company, any (i) employment, termination or severance agreement, (ii) agreement (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee extending for a period of one year or longer or (C) providing severance benefits or other benefits after the termination of employment not comparable to benefits available to employees generally, (iii) agreement, plan or arrangement under which any person may receive payments that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code and (iv) agreement or plan, including any stock option plan or stock purchase plan, any of the benefits of which will be increased, or the vesting or other realization of the benefits of which will be accelerated, by the occurrence of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of or otherwise affected by the transactions contemplated by this Agreement.

     5.19. NONCOMPETITION AND NONSOLICITATION AGREEMENTS. SCHEDULE 5.19 sets forth all agreements containing covenants not to compete or solicit employees to which the Company is bound or under which the Company has any material rights or obligations.

     5.20.  EMPLOYEE BENEFIT PLANS.

     (a) SCHEDULE 5.20 sets forth an accurate schedule of each "EMPLOYEE BENEFIT PLAN," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all nonqualified deferred compensation arrangements, whether formal or informal and whether legally binding or not, under which the Company or an ERISA Affiliate has any current or future obligation or liability or under which any present or former employee of the Company or an ERISA Affiliate, or such present or former employee's dependents or beneficiaries, has any current or future right to benefits (each such plan and arrangement referred to hereinafter as a "Plan"), and the Company has provided or made available to PointeCom true and complete copies of such Plans, any trusts and other arrangements related thereto, and classifications of employees covered thereby as of the Balance Sheet Date. Except as set forth in SCHEDULE 5.20, neither the Company nor any ERISA Affiliate sponsors, maintains or is obligated to contribute currently, or at any time during the preceding five years, has sponsored, maintained or was obligated to contribute to, any plan, program, fund or arrangement that constitutes an employee pension benefit plan as defined in Section 3(2) of ERISA that is subject to Title IV of ERISA. Each Plan may be terminated by the Company, or if applicable, by an ERISA Affiliate at any time without any liability, cost or expense, other than costs and expenses that are customary in connection with the termination of a Plan. For purposes of this Agreement, the term ERISA Affiliate" means any corporation or trade or business which is, or ever was, treated as a single employer with the Company under Section 414(b),
(c), (m) or (o) of the Code.

     (b)  Except as set forth on SCHEDULE 5.20(B), each Plan listed in SCHEDULE
5.20 is in compliance in all material respects with its own terms and the applicable provisions of ERISA, the Code, and any other applicable Law. Except as set forth in SCHEDULE 5.20, with respect to each Plan of the Company and each ERISA Affiliate (other than a "MULTIEMPLOYER PLAN", as defined in Section 4001(a)(3) of ERISA), all reports and other documents required under ERISA or other applicable Law to be filed with any Governmental Authority, the failure of which to file could reasonably be expected to result in a material liability to the Company or any ERISA Affiliate, including all Forms 5500 or required to be distributed to participants or beneficiaries, have been duly and timely filed or distributed. True and complete copies of all such reports and other documents with respect to the past three years (if applicable) for each Plan have been provided to, or made available to, PointeCom. No "ACCUMULATED FUNDING DEFICIENCY" (as defined in Section 412(a) of the Code) with respect to any Plan has been incurred (without regard to any waiver granted under Section 412 of the Code), nor has any funding waiver from the Internal Revenue Service been received or requested. Except as set forth in SCHEDULE 5.20, each Plan that is intended to be "qualified" within the meaning of Section 401(a) of the Code (a "QUALIFIED PLAN") IS, AND HAS BEEN DURING THE PERIOD FROM ITS ADOPTION TO THE DATE HEREOF, SO QUALIFIED, BOTH AS TO FORM AND OPERATION AND ALL NECESSARY APPROVALS OF GOVERNMENTAL AUTHORITIES HAVE BEEN TIMELY OBTAINED. EXCEPT AS SET FORTH IN SCHEDULE 5.20, all accrued contribution obligations, and any other liability to pay benefits, of the Company with respect to any Plan have either been fulfilled in their entirety or are fully reflected in the Financial Statements.

     (c) Except as set forth in SCHEDULE 5.20(C), no Plan has incurred or is reasonably likely to incur, and neither the Company nor any ERISA Affiliate has incurred or is reasonably likely to incur with respect to any Plan, any liability for excise tax or penalty due to the Internal Revenue Service or any other governmental authority, and no Plan termination or discontinuance of contributions to any Plan has resulted in or is reasonably likely to result in the retroactive disqualification of any Plan "qualified" under Section 401(a) of the Code or has resulted in or is reasonably likely to result in any liability to the Company or any ERISA Affiliate. There have been no terminations, partial terminations or discontinuances of contributions by the Company or any ERISA Affiliate to any Qualified Plan during the preceding five years.

     (d) Except as set forth in SCHEDULE 5.20(D), neither the Company nor any ERISA Affiliate has made any promises of retirement or other benefits to employees, except as set forth in the Plans, and neither the Company nor any ERISA Affiliate maintains or has established any arrangement for retiree medical liabilities or any Plan that is a "WELFARE BENEFIT PLAN" within the meaning of
Section 3(1) of ERISA that provides for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant's termination of employment, except as may be required by Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and similar state Law provisions.

Except as set forth in SCHEDULE 5.16(D), neither the Company nor any ERISA Affiliate maintains, has established or has ever participated in a "welfare benefit fund" as defined in Section 419(e) of the Code, a multiple employer welfare benefit arrangement as described in Section 3(40)(A) of ERISA or a welfare benefit plan, within said meaning, which provides benefits other than through insurance policies. Except as set forth in SCHEDULE 5.16, neither the Company nor any ERISA Affiliate has any current or future obligation or liability with respect to a Plan pursuant to the provisions of a collective bargaining agreement.

     (e) Except as set forth in SCHEDULE 5.20(E), neither the Company nor any ERISA Affiliate has incurred any material liability to the Pension Benefit Guaranty Corporation in connection with any Plan. The assets of each Plan that is subject to Title IV of ERISA are sufficient to provide the benefits under such Plan, the payment of which the Pension Benefit Guaranty Corporation would guarantee in full if such Plan were terminated, and such assets are also sufficient to provide all other "BENEFITS LIABILITIES" (as defined in ERISA
Section 4001(a)(16)) due under such Plan upon termination.

     (f) Except as set forth in SCHEDULE 5.20(F), no "REPORTABLE EVENT" (as defined in Section 4043 of ERISA) has occurred and is continuing with respect to any Plan. There are no pending, or to the Company's knowledge, threatened claims, lawsuits or actions (other than routine claims for benefits in the ordinary course) asserted or instituted against, and the Company has no knowledge of any threatened litigation or claims against, the assets of any Plan or its related trust or against any fiduciary of a Plan with respect to the operation of such Plan. To the Company's knowledge, there are no investigations or audits of any Plan by any Governmental Authority currently pending and there have been no such investigations or audits that have been concluded that resulted in any liability to the Company or any ERISA Affiliate that has not been fully discharged. Neither the Company nor any ERISA Affiliate has participated in any voluntary compliance or closing agreement programs established with respect to the form or operation of a Plan.

     (g) Neither the Company nor any ERISA Affiliate has engaged in, and no Plan has otherwise been involved in, any prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, for which exemption was not available. No fiduciary of any Plan is in violation of any duty imposed by ERISA. Except as set forth in SCHEDULE 5.20(G), neither the Company nor any ERISA Affiliate is, or ever has been, a participant in or is obligated to make any payment to a multiemployer plan, or to a multiple employer plan described in
Section 413(c) of the Code. To the Company's knowledge, no person or entity that was engaged by the Company or an ERISA Affiliate as an independent contractor within the last five years reasonably can or will be characterized or deemed to be an employee of the Company or an ERISA Affiliate under applicable Laws for any purpose whatsoever, including, without limitation, for purposes of federal, state and local income taxation, workers'compensation and unemployment insurance and Plan eligibility.

     5.21. LITIGATION AND COMPLIANCE WITH LAW. Except as set forth in SCHEDULE 5.21, THERE ARE NO ACTIONS, SUITS OR PROCEEDINGS, PENDING (OF WHICH THE COMPANY HAS RECEIVED NOTICE OR WITH RESPECT TO WHICH SERVED WITH PROCESS) OR, TO THE KNOWLEDGE OF THE COMPANY THREATENED AGAINST THE COMPANY, AT LAW OR IN EQUITY, OR BEFORE OR BY ANY GOVERNMENTAL AUTHORITY HAVING JURISDICTION OVER THE COMPANY. NO WRITTEN NOTICE OF ANY CLAIM, ACTION, SUIT OR PROCEEDING, WHETHER PENDING OR THREATENED, HAS BEEN RECEIVED BY THE COMPANY. EXCEPT TO THE EXTENT SET FORTH IN
SCHEDULE 5.21, the Company has conducted and is conducting its business in compliance with all Laws applicable to the Company, its assets or the operation of its business, except such non-compliance that would not have a Material Adverse Effect on the Company.

     5.22. TAXES. For purposes of this Agreement, the term "TAXES" shall mean all taxes, charges, fees, levies or other assessments including, without limitation, income, gross receipts, excise, property, sales, withholding, social security, unemployment, occupation, use, service, service use, license, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States or any state, local or foreign government or subdivision or agency thereof, whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable to or imposed with respect to any such taxes, charges, fees, levies or other assessments. The Each of the Company and its Subsidiaries has filed all federal, state, local and other Tax returns it was required to file, and has duly paid in full or made adequate provision in its books and records for the payment of all Taxes it was required to pay, except to the extent that such failure to pay or reserve would not have a Material Adverse Effect on the Company or its Subsidiaries. All such tax returns were correct and complete in all material respects. Neither the Company nor its Subsidiaries is currently the beneficiary of any extension of time within which to file any tax return. Each of the Company and its Subsidiaries has duly withheld and paid or remitted all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other person or entity that required withholding under any applicable Law, including, without limitation, any amounts required to be withheld or collected with respect to social security, unemployment compensation, sales or use taxes or workers' compensation, except where such failure to withhold or pay would not have a Material Adverse Effect on the Company or its Subsidiaries. Except as set forth in SCHEDULE 5.22, there are no examinations in progress or material claims against the Company or its Subsidiaries relating to Taxes for any period or periods prior to and including the Balance Sheet Date and no written notice of any claim for Taxes, whether pending or threatened, has been received which claim has not been finally settled. Neither the Company nor its Subsidiaries has granted or been requested to grant any extension of the limitation period not yet closed or agreed to any extension of time applicable to any claim for Taxes which still is in effect or assessments with respect to Taxes and has not executed a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision thereof or any similar provision of state, local, foreign or other tax law that relates to the assets or operations of the Company or its Subsidiaries which still is in effect. Neither the Company nor its Subsidiaries is a party to any Tax allocation or sharing agreement. The Company has never been (nor has any liability for Taxes because it once was) a member of an affiliated group filing a consolidated federal income tax return, other than with respect to the consolidated federal income tax returns of the Company and its Subsidiaries, has not incurred any liability for the Taxes of any person under Treasury Regulations s1.1502-6 (or any similar provision of law) and has never incurred any liability for the Taxes of any person as a transferee or successor, by contract or otherwise. The unpaid Taxes of the Company and/or its Subsidiaries (a) did not, as of the Balance Sheet Date, exceed any material amount the amount shown as accrual for Taxes on the Interim Balance Sheet and
(b) will not exceed by any material amount that accrual as adjusted for operation and transactions of the Company or its Subsidiaries through the Closing Date in accordance with the past custom and practice of the Company in filing its tax returns. True and complete copies of (a) any tax examinations and statements of deficiencies, (b) extensions of statutory limitations and (c) the federal, state and local Tax returns of the Company and its Subsidiaries for the last three fiscal years have been previously provided to PointeCom. There are no requests for ruling in respect of any Tax pending between the Company or its Subsidiaries and any Taxing authority. Except with respect to MSN Communications, Inc., neither the Company nor its subsidiaries has ever been taxed under the provisions of Subchapter S of the Code. The Company and its Subsidiaries currently utilize the accrual method of accounting for income tax purposes; and such method of accounting has not changed in the past three years. No written notice has been received from any Tax authority in any jurisdiction in which the Company or its Subsidiaries does not file tax returns that it is or may be subject to taxation by that jurisdiction. There are no security interests or liens for Taxes on any asset of the Company or its Subsidiaries, except for Permitted Encumbrances. Neither the Company nor its Subsidiaries has filed a consent under section 341(f) of the Code concerning collapsible corporations and neither the Company nor its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period set forth in Section 897(e)(1)(A)(ii) of the Code. None of the assets and properties of the Company or its Subsidiaries secures any indebtedness, the interest on which is tax-exempt under Section 103(a) of the Code or is an asset or property that the Company or any of its affiliates is or will be required to treat as being (i) owned by any other person pursuant to the provisions of section 168(f)(8) of the Internal Revenue Code of 1954, as amended, as in effect immediately before the enactment of the Tax Reform Act of 1986, or (ii) tax-exempt use property within the meaning of Section 168(h)(1) of the Code. Neither the Company nor its Subsidiaries has made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could require it to make any payments, that would not be deductible by reason of the application of Section 280G of the Code. The Company has not deferred any taxable income associated with any inter-company transactions as defined under the Regulations to Section 1502 of the Code.

     5.23. ABSENCE OF CHANGES. Since the Balance Sheet Date, except as set forth in SCHEDULE 5.23, the Company has conducted, in all material respects, its operations in the ordinary course and there has not been:

     (a) any material adverse change in the business, operations, properties, condition (financial or other), assets, liabilities (contingent or otherwise) or results of operations of the Company, individually or in the aggregate;

     (b) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of the Company, individually or in the aggregate;

     (c) except as contemplated by this Agreement or the transactions contemplated hereby, any change in the authorized capital stock of the Company or in its outstanding securities or any grant of any options, warrants, calls, conversion rights or commitments;

     (d) except as contemplated by this Agreement or the transactions contemplated hereby, any declaration or payment of any dividend or distribution in respect of the capital stock or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of the Company;

     (e) any increase in the compensation payable or to become payable by the Company to its stockholders or to any of its officers, directors, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice, which bonuses and salary increases are set forth in SCHEDULE 5.18;

     (f)  any material labor disputes, labor grievances or labor claims filed;

     (g) except for the Merger and any disposition contemplated by Section 7.1(f), any sale or transfer, or any agreement to sell or transfer, any material assets, properties or rights of the Company to any person;

     (h) any cancellation, or agreement to cancel, any material indebtedness or other material obligation owing to the Company;

     (i) any increase in the indebtedness of the Company, other than the PointeCom Loan and accounts payable incurred in the ordinary course of business, consistent with past practices or incurred in connection with the transactions contemplated by this Agreement;

     (j) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of the Company or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

     (k) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of the Company's business;

     (l)  any waiver of any material rights or claims of the Company;

     (m) any material breach, amendment or termination of any material contract, agreement, Permit or other right to which the Company is a party or any of its property is subject, except that which would not have a Material Adverse Effect on the Company; or

     (n) except for the transactions contemplated by this Agreement, any other material transaction by the Company outside the ordinary course of business.

     5.24. ABSENCE OF CERTAIN BUSINESS PRACTICES. Neither the Company nor any of its Affiliates on behalf of the Company has given or offered to give anything of value to any governmental official, political party or candidate for government office that was illegal to so offer or give nor has it otherwise taken any action which would constitute a violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law.

     5.25. COMPETING LINES OF BUSINESS; RELATED-PARTY TRANSACTIONS. Except as set forth in SCHEDULE 5.25, no officer, director or any other Affiliate of the Company owns, directly or indirectly, any interest (other than up to five percent (5%) of any class of securities listed on a national securities exchange or traded publicly in the over-the-counter market) in, or is an officer, director, employee or consultant of or otherwise receives remuneration from, any business which is in a Competitive Business or is a competitor, lessor, lessee, customer or supplier of the Company. Except as set forth in SCHEDULE 5.25, no officer or director of the Company has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company.

     5.26. INTANGIBLE PROPERTY. SCHEDULE 5.26 sets forth an accurate list of all patents, patent applications, trademarks, service marks, technology, licenses, trade names, copyrights and other intellectual property or proprietary property rights owned or used by the Company, which are material to the conduct of the Company's business. The Company owns or possesses sufficient legal rights to use all of such items, except where failure to own or possess such rights would not have a Material Adverse Effect on the Company.

     5.27. DISCLOSURE. No representation or warranty of the Company or Newco to PointeCom in this Agreement contains or will contain (at the time such representation or warranty is repeated) any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein, in light of the circumstances under which they were made, not misleading.

     5.28. YEAR 2000 COMPLIANCE. All devices, systems, machinery, information technology, computer software and hardware, and other date sensitive technology (jointly and severally its "SYSTEMS") owned by the Company and necessary for the operation of the Company's business as presently conducted, will be Year 2000 Compliant within a period of time calculated to result in no material disruption of any of its business operations, and any systems that are not compliant will not have a Material Adverse Effect on the Company. For purposes hereof, "Year 2000 Compliant" means that such systems are designed to be used prior to, during and after the Gregorian calendar year 2000 A.D. and will operate during each such time period substantially without error relating to date data, specifically including any error relating to, or the product of, date data which represents or references different centuries or more than one century.

     None of the representations and warranties of the Company and Newco shall survive the Closing hereunder.

                                   ARTICLE VI
                  REPRESENTATIONS AND WARRANTIES OF POINTECOM

     PointeCom represents and warrants to the Company and Newco as follows:

     6.1. ORGANIZATION. PointeCom is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada, has all corporate power required to carry on its business as now conducted and is duly authorized and qualified under all applicable Laws to carry on its business in the places and in the manner now conducted. Except as set forth in SCHEDULE 6.1, PointeCom is qualified to do business as a foreign corporation in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for jurisdiction where the failure to qualify would not have a Material Adverse Effect on PointeCom. PointeCom has the requisite corporate power and corporate authority to own, lease and operate its assets and properties and to carry on its business as such business is currently being conducted. Correct and complete copies of all stock records and minute books of PointeCom have been made available to the Company.

     6.2.  AUTHORIZATION; NON-CONTRAVENTION; APPROVALS.

       (a) PointeCom has the corporate power and corporate authority to enter into each of the Transaction Documents to which it is a party, and, subject to obtaining the hereinafter described approvals, to consummate the transactions contemplated hereby. The execution, delivery and performance of each of the Transaction Documents to which it is party is subject to the Requisite Stockholder Approval of PointeCom. Other than such board and shareholder approval, no additional corporate proceedings on the part of PointeCom is necessary to authorize the execution and delivery of each of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby. Subject to obtaining the foregoing approvals, each of the Transaction Documents to which it is a party has been duly and validly executed and delivered by PointeCom and (assuming the due authorization, execution and delivery by the Company and Newco, and each Transaction Document to which it is a party constitutes a valid and binding agreement of the Company and Newco) constitutes valid and binding agreements of PointeCom in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect, affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

     (b) Subject to obtaining the foregoing approvals, the execution and delivery of each of the Transaction Documents to which it is a party by PointeCom do not, and the consummation by PointeCom of the transactions contemplated hereby will not (i) violate or result in a breach of any provision of the Certificate of Incorporation or Bylaws of the PointeCom, (ii) assuming compliance with matters referred to in paragraph (c) of this section, violate or result in a breach of any Laws applicable to PointeCom or its properties or assets or (iii) violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of the properties or assets of PointeCom under any of the terms, conditions or provisions of, except as set forth in SCHEDULE 6.2, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, lease or other instrument, obligation or agreement of any kind to which the PointeCom is now a party or by which any of its properties or assets may be bound or affected, except in the case of clauses (ii) and (iii), for any such violation or breach that would not have a Material Adverse Effect on PointeCom.

     (c) Except for obtaining the foregoing approvals, the Merger Filing and such filings as may be required under federal or state securities Laws, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority or third party is necessary for the execution and delivery of each of the Transaction Documents to which it is a party by PointeCom or the consummation by PointeCom of the transactions contemplated hereby. Except as set forth in SCHEDULE 6.2, none of the agreements, licenses or permits to which the PointeCom is a party requires notice to, or the consent or approval of any third party for the execution and delivery of each of the Transaction Documents to which it is a party by PointeCom and the consummation of the transactions contemplated hereby.

     6.3. SEC FILINGS; DISCLOSURE. PointeCom has filed with the SEC all material forms, statements, reports and documents required to be filed by it prior to the date hereof under each of the 1933 Act, the 1934 Act, and the respective rules and regulations thereunder, (a) except as set forth on SCHEDULE 6.3, all of which, as amended, if applicable, complied when filed in all material respects with all applicable requirements of the appropriate Act and the rules and regulations thereunder, and (b) none of which, as amended, if applicable, contains any untrue statement of material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made and at the time they were made, not misleading. The financial statements of PointeCom included in PointeCom's annual report on Form 10-KSB for the fiscal year ended December 31, 1998 and Form 10-Q for the fiscal quarter ended September 30, 1999, comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP, applied on a consistent basis during the period covered and fairly represent, in all material respects, the financial position of PointeCom as of the date thereof and the results of operations and changes in financial position for the period then ended.

     6.4. CAPITALIZATION. The authorized, issued and outstanding capital stock of PointeCom is set forth on SCHEDULE 6.4. All of the issued and outstanding shares of PointeCom Common Stock have been duly authorized and validly issued (except as set forth on Annex J to SCHEDULE 6.4), are fully paid and nonassessable, and were offered, issued, sold and delivered by PointeCom in compliance with all applicable Laws, including, without limitation, those Laws concerning the issuance of securities. None of such shares were issued in violation of the preemptive rights of any past or present stockholders. Except as set forth in SCHEDULE 6.4, no subscription, option, warrant, call, convertible or exchangeable security, other conversion right or commitment of any kind exists which obligates PointeCom to issue any of its capital stock.

     6.5. SUBSIDIARIES. Except as set forth in SCHEDULE 5, PointeCom owns, of record or beneficially, or controls, directly or indirectly, no capital stock, securities convertible into or exchangeable for capital stock or any other equity interest in any corporation, association or other business entity. Except as set forth in SCHEDULE 6.5, PointeCom is not, directly or indirectly, a participant in any joint venture, limited liability company, partnership or other noncorporate entity.

     6.6.  FINANCIAL STATEMENTS.

     (a) PointeCom has delivered to the Company complete copies of the following financial statements:

             (i) the audited balance sheets of PointeCom as of December 31, 1996, 1997 and 1998 and the related audited statements of income, stockholders'equity and cash flows for the three-year period ended December 31, 1998, together with the related notes, schedules and audit report of PointeCom's independent accountants (such balance sheets and the related statements of income and the related notes and schedules are referred to herein as the "POINTECOM YEAR-END FINANCIAL STATEMENTS");
                  and;

            (ii) the unaudited balance sheet (the "POINTECOM INTERIM BALANCE SHEET") of PointeCom as of September 30, 1999 (the
                  "POINTECOM BALANCE SHEET DATE") and the related unaudited statement of operations for the interim period ended on the PointeCom Balance Sheet Date, together with the related notes and schedules (such balance sheets, the related statements of income and the related notes and schedules are referred to herein as the "POINTECOM INTERIM FINANCIAL STATEMENTS"). The PointeCom Year-End Financial Statements and the PointeCom Interim Financial Statements (collectively, the "POINTECOM FINANCIAL STATEMENTS") are attached as SCHEDULE 6.6 to this Agreement.

     (b) Except as set forth in SCHEDULE 6.6, the PointeCom Financial Statements have been prepared from the books and records of PointeCom in conformity with GAAP (except for the absence of notes in the Interim PointeCom Financial Statements and that the Interim PointeCom Financial Statements are subject to year-end audit adjustments, none of which are expected to be material) and will present fairly in all material respects the financial position and results of operations of PointeCom as of the dates of such statements and for the periods covered thereby. The books of account of PointeCom have been kept accurately in all material respects in the ordinary course of business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of PointeCom have been properly recorded therein in all material respects.

     6.7. LIABILITIES AND OBLIGATIONS. Except as set forth in SCHEDULE 6.7, as of the PointeCom Balance Sheet Date, PointeCom did not have, nor has it incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature which would have a Material Adverse Effect on PointeCom, except (a) liabilities, obligations or contingencies (i) that are accrued or reserved against in the PointeCom Financial Statements or reflected in the notes thereto or (ii) that were incurred after the PointeCom Balance Sheet Date and were incurred in the ordinary course of business, consistent with past practices, and (b) liabilities and obligations that are of a nature not required to be reflected in the PointeCom Financial Statements prepared in accordance with GAAP and that were incurred in the normal course of business, which material liabilities and obligations are described in SCHEDULE
6.7. SCHEDULE 6.7 sets forth PointeCom's outstanding principal amount of indebtedness for borrowed money (including overdrafts) as of November 30, 1999.

     6.8.  ASSETS.

     (a) SCHEDULE 6.8 sets forth an accurate list of all real and personal property included in "property and equipment" on the PointeCom Interim Balance Sheet and all other tangible assets of PointeCom with a book value in excess of $10,000 acquired since the PointeCom Balance Sheet Date. PointeCom shall make available to the Company true, complete and correct copies of leases for significant equipment and for all real property leased by PointeCom. SCHEDULE
6.8 indicates which assets used in the operation of the businesses of PointeCom are currently owned by Affiliates of PointeCom. Except as specifically identified in SCHEDULE 6.8, all of the material tangible assets, vehicles and other significant machinery and equipment of PointeCom listed in SCHEDULE 6.8 are in sufficient condition for the conduct of PointeCom's business. Except as specifically described in SCHEDULE 6.8, all fixed assets used by PointeCom in its business are either owned by PointeCom or leased under agreements identified in SCHEDULE 6.8. All material leases set forth in SCHEDULE 6.8 are in full force and effect and constitute valid and binding agreements of PointeCom, and to the knowledge of PointeCom, the other parties thereto in accordance with their respective terms. SCHEDULE 6.8 contains true, complete and correct copies of all title reports and title insurance policies received or owned by PointeCom.

     (b) PointeCom has good and marketable title to, or valid leasehold interests in, the tangible and intangible personal property owned by it and used in its business, including the properties identified in SCHEDULE 6.8 as owned real property, free and clear of all Encumbrances other than Permitted Encumbrances and those set forth in SCHEDULE 6.8. PointeCom does not own any real property.

     (c) Except as specifically described in SCHEDULE 6.8, the tangible and intangible assets owned or leased by PointeCom include all the material assets used in the operation of the business of PointeCom as conducted at the PointeCom Balance Sheet Date, except for dispositions of such assets since such date in the ordinary course of business, consistent with past practices.

     6.9.  MATERIAL CUSTOMERS AND CONTRACTS.

     (a) SCHEDULE 6.9 sets forth an accurate list of (i) all customers representing 10% or more of PointeCom's revenues for the fiscal year ended in 1998 or the interim period ended on the PointeCom Balance Sheet Date, and (ii) all material executory contracts, warranties, commitments and similar agreements to which PointeCom is currently a party or by which it or any of its properties is bound, including, but not limited to, (A) all customer contracts in excess of $100,000, including, without limitation, consignment contracts, (B) contracts with any labor organizations, (C) leases providing for annual rental payments in excess of $100,000, (D) loan agreements, (E) pledge and security agreements, (F) indemnity or guaranty agreements or obligations, (G) bonds, (H) notes, (I) mortgages, (J) joint venture or partnership agreements, (K) options to purchase real or personal property, and (L) agreements relating to the purchase or sale by PointeCom of assets (other than oral agreements relating to sales of inventory or services in the ordinary course of business, consistent with past practices) or securities for more than $100,000, individually. Prior to the date hereof, PointeCom has made available to the Company complete and correct copies of all such agreements.

     (b) Except to the extent set forth in SCHEDULE 6.9, since the PointeCom Balance Sheet Date, (i) no material customer has canceled or substantially reduced or, to the knowledge of PointeCom, intends to cancel or substantially reduce its purchases of PointeCom's products or services; and (ii) PointeCom is in compliance with all material commitments and obligations pertaining to it under such agreements and is not in material default under any of the agreements described in SUBSECTION (A), no notice of default has been received by PointeCom, and to the knowledge of PointeCom, there is no event which, with notice or the passage of time or both, would result in a default under any of the agreements described in subsection (a), where such a default would have a Material Adverse Effect on PointeCom.

     (c) Except to the extent set forth in SCHEDULE 6.9, PointeCom is not a party to any governmental contracts subject to price redetermination or renegotiation. Except to the extent set forth in SCHEDULE 6.9, PointeCom is not required to provide any bonding or other financial security arrangements in any amount in connection with any transactions with any of its customers or suppliers, the failure of which would have a Material Adverse Effect on PointeCom.

     6.10. PERMITS. Except as set forth on SCHEDULE 6.10, PointeCom has all franchises, permits, licenses and any other governmental authority necessary for the conduct of its business as now being conducted, the lack of which would have a Material Adverse Effect (the "POINTECOM PERMITS"). The PointeCom Permits are valid, and PointeCom has not received any written notice that any Governmental Authority intends to cancel, terminate or not renew any such Permit. The PointeCom Permits are all the permits that are required by Law for the operation of the business of PointeCom as conducted at the PointeCom Balance Sheet Date and the ownership of the assets of PointeCom, except such PointeCom Permits, which the failure to possess would not have a Material Adverse Effect on PointeCom. PointeCom has conducted and is conducting its business in substantial compliance with the PointeCom Permits and is not in violation of any of the foregoing, except for any violations that individually or in the aggregate do not have a Material Adverse Effect on PointeCom. Except as specifically provided in SCHEDULE 6.10, the transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to PointeCom by, any PointeCom Permits, except for breaches or violations that would not have a Material Adverse Effect on PointeCom.

     6.11. ENVIRONMENTAL MATTERS. Except as set forth in SCHEDULE 6.11, and except for such matters as would not have a Material Adverse Effect on PointeCom, (a) PointeCom has complied with and is in compliance, in all material respects, with all Environmental, Health and Safety Laws, including, without limitation, Environmental, Health and Safety Laws relating to air, water, land and the generation, storage, use, handling, transportation, treatment or disposal of Hazardous Substances; (b) PointeCom has obtained and complied, in all material respects, with all necessary permits and other approvals necessary to treat, transport, store, dispose of and otherwise handle Hazardous Substances and has reported, to the extent required by all Environmental, Health and Safety Laws, all past and present sites owned or operated by PointeCom where Hazardous Substances have been treated, stored, disposed of or otherwise handled; (c) to PointeCom's knowledge, there have been no "releases" or threats of "releases" (as defined in any Environmental, Health and Safety Laws) at, from, in or on any property owned or operated by PointeCom; (d) to PointeCom's knowledge, there is no on-site or off-site location to which PointeCom has transported or disposed of Hazardous Substances or arranged for the transportation or disposal of Hazardous Substances which is the subject of any federal, state, local or foreign enforcement action or any other investigation which could lead to any claim against the Surviving Corporation, PointeCom or Newco for any clean-up cost, remedial work, damage to natural resources or personal injury, including, but not limited to, any claim under (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (ii) the Resource Conservation and Recovery Act, (iii) the Hazardous Materials Transportation Act, or (iv) comparable state and local statutes and regulations; and (e) to PointeCom's knowledge, PointeCom has no contingent liability in connection with any release or disposal of any Hazardous Substance into the environment. To PointeCom's knowledge, none of the past or present sites owned or operated by

PointeCom is currently or has ever been designated as a treatment, storage and/or disposal facility, nor has any such facility ever applied for a Permit designating it as a treatment, storage and/or disposal facility, under any Environmental, Health or Safety Law.

     6.12. LABOR AND EMPLOYEE RELATIONS. Except as set forth in SCHEDULE 6.12, PointeCom is not bound by or subject to any arrangement with any labor union. Except as set forth in SCHEDULE 6.12, no employees of PointeCom are represented by any labor union or covered by any collective bargaining agreement nor, to PointeCom's knowledge, is any campaign to establish such representation in progress. There is no pending or, to PointeCom's knowledge, threatened labor dispute involving PointeCom and any group of its employees nor has PointeCom experienced any significant labor interruptions over the past five years. PointeCom has no knowledge of any significant issues or problems in connection with the relationship of PointeCom with its employees.

     6.13. INSURANCE. SCHEDULE 6.13 sets forth an accurate list as of the PointeCom Balance Sheet Date of all insurance policies that are material to PointeCom. The policies described in such SCHEDULE 6.13 for the current policy year are currently in full force and effect and, to the knowledge of PointeCom, no defaults exist under any of them.

     6.14. COMPENSATION; EMPLOYMENT AGREEMENTS. SCHEDULE 6.14 sets forth an accurate list of all officers, directors and employees of PointeCom with annual salaries of $100,000 or more, listing the rate of compensation (and the portions thereof attributable to salary, bonus, benefits and other compensation, respectively) of each of such persons as of (a) the PointeCom Balance Sheet Date and (b) the date hereof. PointeCom shall make available to the Company true, complete and correct copies of each employment or consulting agreement with any employee of PointeCom. Except as disclosed on SCHEDULE 6.14, PointeCom is not a party to or bound by, with respect to any officer, employee or independent contractor of PointeCom, any (i) employment, termination or severance agreement,
(ii) agreement (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving PointeCom of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee extending for a period of one year or longer or (C) providing severance benefits or other benefits after the termination of employment not comparable to benefits available to employees generally, (iii) agreement, plan or arrangement under which any person may receive payments that may be subject to the tax imposed by
Section 4999 of the Code or included in the determination of such person's "PARACHUTE PAYMENT" under Section 280G of the Code and (iv) agreement or plan, including any stock option plan or stock purchase plan, any of the benefits of which will be increased, or the vesting or other realization of the benefits of which will be accelerated, by the occurrence of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of the transactions contemplated by this Agreement.

     6.15. NONCOMPETITION AND NONSOLICITATION AGREEMENTS. SCHEDULE 6.15 sets forth all agreements containing covenants not to compete or solicit employees to which PointeCom is bound or under which PointeCom has any material rights or obligations.

     6.16. LITIGATION AND COMPLIANCE WITH LAW. Except as set forth in SCHEDULE 6.16, there are no actions, suits or proceedings, pending (of which the PointeCom has received notice or with respect to which served with process) or, to the knowledge of PointeCom, threatened against PointeCom, at law or in equity, or before or by any Governmental Authority having jurisdiction over PointeCom. No written notice of any claim, action, suit or proceeding, whether pending or threatened, has been received by PointeCom. Except to the extent set forth in SCHEDULE 6.16, PointeCom has conducted and is conducting its business in compliance with all Laws applicable to PointeCom, its assets or the operation of its business, except such non-compliance that would not have a Material Adverse Effect on PointeCom.

     6.17. TAXES. Each of PointeCom and its Subsidiaries has filed all federal, state, local and other Tax returns it was required to file, and has duly paid in full or made adequate provision in the books and records for the payment of all Taxes it was required to pay, except to the extent that such failure to pay or to reserve would not have a Material Adverse Effect on PointeCom or its Subsidiaries. All such Tax returns were correct and complete in all material respects. Neither PointeCom nor its Subsidiaries is currently the beneficiary of any extension of time within which to file any tax return. PointeCom and its Subsidiaries have duly withheld and paid or remitted all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other person or entity that required withholding under any applicable Law, including, without limitation, any amounts required to be withheld or collected with respect to social security, unemployment compensation, sales or use taxes or workers'compensation, except where such failure would not have a Material Adverse Effect on PointeCom or its Subsidiaries. Except as set forth in SCHEDULE 6.17, there are no examinations in progress or material claims against PointeCom or its Subsidiaries relating to Taxes for any period or periods prior to and including the PointeCom Balance Sheet Date and no written notice of any claim for Taxes, whether pending or threatened, has been received which claim has not been finally settled. Neither PointeCom nor its Subsidiaries has granted or been requested to grant any extension of the limitation period not yet closed or agreed to any extension of time applicable to any claim for Taxes which is still in effect or assessments with respect to Taxes and has not executed a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision thereof or any similar provision of state, local, foreign or other tax law that relates to the assets or operations of PointeCom or its Subsidiaries which is still in effect. Neither PointeCom nor its Subsidiaries is a party to any Tax allocation or sharing agreement. Neither PointeCom nor its Subsidiaries has ever been (nor has any liability for Taxes because it once was) a member of an affiliated group filing a consolidated federal income tax return, other than with respect to the consolidated federal income tax return of PointeCom and its Subsidiaries, has not incurred any liability for the Taxes of any person under Treasury Regulations ^1.1502-6 (or any similar provision of law) and has never incurred any liability for the Taxes of any person as a transferee or successor, by contract or otherwise. The unpaid Taxes of PointeCom and/or its Subsidiaries
(a) did not, as of the PointeCom Balance Sheet Date, exceed any material amount the amount shown as accrual for Taxes on the PointeCom Interim Balance Sheet and
(b) will not exceed by any material amount that accrual as adjusted for operation and transactions of PointeCom or its Subsidiaries through the Closing Date in accordance with the past custom and practice of PointeCom in filing its tax returns. True and complete copies of (a) any tax examinations and statements of deficiencies, (b) extensions of statutory limitations and (c) the federal, state and local Tax returns of PointeCom and its Subsidiaries for the last three fiscal years have been previously provided to PointeCom. There are no requests for ruling in respect of any Tax pending between PointeCom or its Subsidiaries and any Taxing authority. Neither PointeCom nor its Subsidiaries has ever been taxed under the provisions of Subchapter S of the Code. PointeCom and its Subsidiaries currently utilize the accrual method of accounting for income tax purposes; and such method of accounting has not changed in the past three years. No written notice has been received from any Tax authority in any jurisdiction in which PointeCom or its Subsidiaries does not file tax returns that it is or may be subject to taxation by that jurisdiction. There are no security interests or liens for Taxes on any asset of PointeCom or its Subsidiaries, except for Permitted Encumbrances. Neither PointeCom nor its Subsidiaries has filed a consent under section 341(f) of the Code concerning collapsible corporations and neither PointeCom nor its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period set forth in Section 897(e)(1)(A)(ii) of the Code. None of the assets and properties of PointeCom or its Subsidiaries secures any indebtedness, the interest on which is tax-exempt under Section 103(a) of the Code or is an asset or property that PointeCom or any of its affiliates is or will be required to treat as being (i) owned by any other person pursuant to the provisions of section 168(f)(8) of the Internal Revenue Code of 1954, as amended, as in effect immediately before the enactment of the Tax Reform Act of 1986, or (ii) tax-exempt use property within the meaning of Section 168(h)(1) of the Code. Neither PointeCom nor its Subsidiaries has made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could require it to make any payments, that would not be deductible by reason of the application of Section 280G of the Code.

     6.18. ABSENCE OF CHANGES. Since the PointeCom Balance Sheet Date, except as set forth in SCHEDULE 6.18, PointeCom has conducted, in all material respects, its operations in the ordinary course and there has not been:

     (a) any material adverse change in the business, operations, properties, condition (financial or other), assets, liabilities (contingent or otherwise) or results of operations of PointeCom, individually or in the aggregate;

     (b) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of PointeCom, individually or in the aggregate;

     (c) except as contemplated by this Agreement or the transactions contemplated hereby, any change in the authorized capital stock of PointeCom or in its outstanding securities or any grant of any options, warrants, calls, conversion rights or commitments;

     (d) except as contemplated by this Agreement or the transactions contemplated hereby, any declaration or payment of any dividend or distribution in respect of the capital stock or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of PointeCom;

     (e) any increase in the compensation payable or to become payable by PointeCom to its stockholders or to any of its officers, directors, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice, which bonuses and salary increases are set forth in SCHEDULE 6.14;

     (f)  any material labor disputes, labor grievances or labor claims filed;

     (g) except for the Merger, any sale or transfer, or any agreement to sell or transfer, any material assets, properties or rights of PointeCom to any person;

     (h) any cancellation, or agreement to cancel, any material indebtedness or other material obligation owing to PointeCom;

     (i) any increase in the indebtedness of PointeCom, other than related to the Class B Convertible Preferred Stock and accounts payable incurred in the ordinary course of business, consistent with past practices or incurred in connection with the transactions contemplated by this Agreement;

     (j) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of PointeCom or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

     (k) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of PointeCom's business;

     (l)  any waiver of any material rights or claims of PointeCom;

     (m) any material breach, amendment or termination of any material contract, agreement, Permit or other right to which PointeCom is a party or any of its property is subject, except that which would not have a Material Adverse Effect on PointeCom; or

     (n) any other material transaction by PointeCom, other than as contemplated by this Agreement, outside the ordinary course of business.

     6.19. ABSENCE OF CERTAIN BUSINESS PRACTICES. Neither PointeCom nor any of its Affiliates has given or offered to give anything of value to any governmental official, political party or candidate for government office that was illegal to so offer or give nor has it otherwise taken any action which would constitute a violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law.

     6.20. COMPETING LINES OF BUSINESS; RELATED-PARTY TRANSACTIONS. Except as set forth in SCHEDULE 6.20, no officer or director or any other Affiliate of PointeCom owns, directly or indirectly, any interest (other than up to five percent (5%) of any class of securities listed on a national securities exchange or traded publicly in the over-the-counter market) in, or is an officer, director, employee or consultant of or otherwise receives remuneration from, any business which is in a Competitive Business or is a competitor, lessor, lessee, customer or supplier of PointeCom. Except as set forth in SCHEDULE 6.20, no officer or director of PointeCom has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of PointeCom.

     6.21. INTANGIBLE PROPERTY. SCHEDULE 6.21 sets forth an accurate list of all patents, patent applications, trademarks, service marks, technology, licenses, trade names, copyrights and other intellectual property or proprietary property rights owned or used by PointeCom, which are material to the conduct of PointeCom's business. PointeCom owns or possesses sufficient legal rights to use all of such items, except where failure to own or possess such rights would not have a Material Adverse Effect on PointeCom.

     6.22. DISCLOSURE. None of the information so provided nor any representation or warranty of PointeCom to the Company or Newco in this Agreement contains or will contain (at the time such representation or warranty is repeated) any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein, in light of the circumstances under which they were made, not misleading.

     6.23. YEAR 2000 COMPLIANCE. All devices, systems, machinery, information technology, computer software and hardware, and other date sensitive technology (jointly and severally its "SYSTEMS") owned by PointeCom and necessary for the operation of PointeCom's business as presently conducted will be Year 2000 Compliant within a period of time calculated to result in no material disruption of any of its business operations, and any systems that are not compliant will not have a Material Adverse Effect on PointeCom.

     6.24.  EMPLOYEE BENEFIT PLANS.

     (a) SCHEDULE 6.24 sets forth an accurate schedule of each "EMPLOYEE BENEFIT PLAN," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all nonqualified deferred compensation arrangements, whether formal or informal and whether legally binding or not, under which PointeCom or an ERISA Affiliate has any current or future obligation or liability or under which any present or former employee of PointeCom or an ERISA Affiliate, or such present or former employee's dependents or beneficiaries, has any current or future right to benefits (each such plan and arrangement referred to hereinafter as a "POINTECOM PLAN"), and PointeCom has provided or made available to the Company true and complete copies of such PointeCom Plans, any trusts and other arrangements related thereto, and classifications of employees covered thereby as of the PointeCom Balance Sheet Date. Except as set forth in SCHEDULE 6.27, neither PointeCom nor any ERISA Affiliate sponsors, maintains or is obligated to contribute currently, or at any time during the preceding five years, has sponsored, maintained or was obligated to contribute to, any plan, program, fund or arrangement that constitutes an employee pension benefit plan as defined in Section 3(2) of ERISA that is subject to Title IV of ERISA. Each PointeCom Plan may be terminated by PointeCom, or if applicable, by an ERISA Affiliate at any time without any liability, cost or expense, other than costs and expenses that are customary in connection with the termination of a PointeCom Plan. For purposes of this Agreement, the term "POINTECOM ERISA AFFILIATE" means any corporation or trade or business which is, or ever was, treated as a single employer with PointeCom under Section 414(b), (c), (m) or (o) of the Code.

     (b)  Except as set forth on SCHEDULE 6.24(B), each Plan listed in SCHEDULE
6.24 is in compliance in all material respects with its own terms and the applicable provisions of ERISA, the Code, and any other applicable Law. Except as set forth in SCHEDULE 6.24, with respect to each Plan of PointeCom and each PointeCom ERISA Affiliate (other than a "MULTIEMPLOYER PLAN," as defined in
Section 4001(a)(3) of ERISA), all reports and other documents required under ERISA or other applicable Law to be filed with any Governmental Authority, the failure of which to file could reasonably be expected to result in a material liability to PointeCom or any PointeCom ERISA Affiliate, including all Forms 5500 or required to be distributed to participants or beneficiaries, have been duly and timely filed or distributed. True and complete copies of all such reports and other documents with respect to the past three years (if applicable) for each Plan have been provided to, or made available to, the Company. No "ACCUMULATED FUNDING DEFICIENCY" (as defined in
Section 412(a) of the Code) with respect to any Plan has been incurred (without regard to any waiver granted under Section 412 of the Code), nor has any funding waiver from the Internal Revenue Service been received or requested. Except as set forth in SCHEDULE 6.24, each Plan that is intended to be "QUALIFIED" within the meaning of Section 401(a) of the Code (a "QUALIFIED PLAN") is, and has been during the period from its adoption to the date hereof, so qualified, both as to form and operation and all necessary approvals of Governmental Authorities have been timely obtained. Except as set forth in SCHEDULE 6.24, all accrued contribution obligations, and any other liability to pay benefits, of PointeCom with respect to any Plan have either been fulfilled in their entirety or are fully reflected in the Financial Statements.

     (c) Except as set forth in SCHEDULE 6.24(C), no Plan has incurred or is reasonably likely to incur, and neither PointeCom nor any PointeCom ERISA Affiliate has incurred or is reasonably likely to incur with respect to any Plan, any liability for excise tax or penalty due to the Internal Revenue Service or any other governmental authority, and no Plan termination or discontinuance of contributions to any Plan has resulted in or is reasonably likely to result in the retroactive disqualification of any Plan "QUALIFIED" under Section 401(a) of the Code or has resulted in or is reasonably likely to result in any liability to PointeCom or any ERISA Affiliate. There have been no terminations, partial terminations or discontinuances of contributions by PointeCom or any PointeCom ERISA Affiliate to any Qualified Plan during the preceding five years.

     (d) Except as set forth in SCHEDULE 6.24(D), neither PointeCom nor any PointeCom ERISA Affiliate has made any promises of retirement or other benefits to employees, except as set forth in the Plans, and neither PointeCom nor any PointeCom ERISA Affiliate maintains or has established any arrangement for retiree medical liabilities or any Plan that is a "WELFARE BENEFIT PLAN" within the meaning of Section 3(1) of ERISA that provides for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant's termination of employment, except as may be required by
Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and similar state Law provisions. Except as set forth in SCHEDULE 6.24(D), neither PointeCom nor any PointeCom ERISA Affiliate maintains, has established or has ever participated in a "welfare benefit fund" as defined in Section 419(e) of the Code, a multiple employer welfare benefit arrangement as described in
Section 3(40)(A) of ERISA or a welfare benefit plan, within said meaning, which provides benefits other than through insurance policies. Except as set forth in
SCHEDULE 6.24, neither PointeCom nor any PointeCom ERISA Affiliate has any current or future obligation or liability with respect to a Plan pursuant to the provisions of a collective bargaining agreement.

     (e) Except as set forth in SCHEDULE 6.24(E), neither PointeCom nor any PointeCom ERISA Affiliate has incurred any material liability to the Pension Benefit Guaranty Corporation in connection with any Plan. The assets of each Plan that is subject to Title IV of ERISA are sufficient to provide the benefits under such Plan, the payment of which the Pension Benefit Guaranty Corporation would guarantee in full if such Plan were terminated, and such assets are also sufficient to provide all other "BENEFITS LIABILITIES" (as defined in ERISA
Section 4001(a)(16)) due under such Plan upon termination.

     (f) Except as set forth in SCHEDULE 6.24(F), no "REPORTABLE EVENT" (as defined in Section 4043 of ERISA) has occurred and is continuing with respect to any Plan. There are no pending, or to PointeCom's knowledge, threatened claims, lawsuits or actions (other than routine claims for benefits in the ordinary course) asserted or instituted against, and PointeCom has no knowledge of any threatened litigation or claims against, the assets of any Plan or its related trust or against any fiduciary of a Plan with respect to the operation of such Plan. To PointeCom's knowledge, there are no investigations or audits of any Plan by any Governmental Authority currently pending and there have been no such investigations or audits that have been concluded that resulted in any liability to PointeCom or any PointeCom ERISA Affiliate that has not been fully discharged. Neither PointeCom nor any PointeCom ERISA Affiliate has participated in any voluntary compliance or closing agreement programs established with respect to the form or operation of a Plan.

     (g) Neither PointeCom nor any PointeCom ERISA Affiliate has engaged in, and no PointeCom Plan has otherwise been involved in, any prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, for which exemption was not available. No fiduciary of any PointeCom Plan is in violation of any duty imposed by ERISA. Except as set forth in SCHEDULE 6.24(G), neither PointeCom nor any PointeCom ERISA Affiliate is, or ever has been, a participant in or is obligated to make any payment to a multiemployer plan, or to a multiple employer plan described in Section 413(c) of the Code. To PointeCom's knowledge, no person or entity that was engaged by PointeCom or any PointeCom ERISA Affiliate as an independent contractor within the last five years reasonably can or will be characterized or deemed to be an employee of PointeCom or any PointeCom ERISA Affiliate under applicable Laws for any purpose whatsoever, including, without limitation, for purposes of federal, state and local income taxation, workers' compensation and unemployment insurance and Plan eligibility.

     6.25.  TAX FREE REORGANIZATION.

     (a) There is no plan or intention by and to the knowledge of PointeCom, there is no plan or intention on the part of the shareholders of PointeCom who own five percent (5%) or more of the PointeCom capital stock, or the remaining shareholders of PointeCom to sell, exchange or otherwise dispose of a number of share of the Company Common Stock or Company Preferred Stock received in the Merger that would reduce the PointeCom shareholders' ownership of the Company capital stock to a number of shares having a value as of the Effective Time, of less than fifty percent (50%) of the value of all of the formerly outstanding capital stock of PointeCom as of the same date. For purposes of this representation, shares of PointeCom capital stock surrendered by dissenters or exchanged for cash in lieu of fractional shares of Company stock will be treated as outstanding PointeCom capital stock on the date of the transaction. Moreover, shares of PointeCom capital stock and shares of Company capital stock held by PointeCom shareholders and otherwise sold, redeemed or disposed of prior to or subsequent to the transaction will be considered in making this representation.

     (b) PointeCom has no plan or intention to issue additional shares of its stock that would result in the Company losing control of PointeCom within the meaning of Section 368 (c) of the Code.

     (c) PointeCom has no plan or intention to liquidate; to merge into another corporation (except as contemplated by this Agreement); to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business; or to sell or otherwise dispose of any of the stock acquired in the transaction, except for transfers described in Section 368 (a)(2)(C) of the Code.

     (d) The Company, PointeCom, and the shareholders of PointeCom will pay their respective expenses, if any, incurred in connection with the transaction.

     (e) At the time of the transaction, PointeCom will not have any outstanding warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in PointeCom that, if exercised or converted, would affect the Company's acquisition or retention of control of PointeCom, as defined in Section 368 (c) of the Code.

     (f) The Company does not own, directly or indirectly, nor has it owned during the past five years, directly or indirectly, any stock of PointeCom.

     (g) Following the Merger, PointeCom will continue its historic business or use a significant portion of its historic business assets in a business.

     (h)  PointeCom is not an investment company as defined in Section 368
(a)(2)(F)(iii) and (iv) of the Code.

     (i) PointeCom will pay its dissenting shareholders the value of their stock out of its own funds, no funds will be supplied for that purpose, directly or indirectly, by the Company, nor will the Company directly or indirectly reimburse PointeCom for any payments to dissenters.

     (j) As of the Effective Time, the fair market value of the assets of PointeCom will exceed the sum of its liabilities plus the liabilities, if any, to which the assets are subject.

     (k) PointeCom is not a collapsible corporation under Section 341 of the Code.

     (l) The payment of cash in lieu of fractional shares of Company Common Stock is solely for the purpose of avoiding the expense and inconvenience to the Company of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to the PointeCom stockholders instead of issuing fractional shares of Company Common Stock will not exceed one percent (1%) of the total consideration that will be issued in the Merger to the PointeCom stockholders in exchange for their shares of PointeCom capital stock. The fractional shares interests of each PointeCom stockholder will be aggregated, and no PointeCom stockholder will receive cash in an amount greater to or greater than the value of one full share of Company Common Stock.

     (m) None of the compensation received by any shareholder-employee of PointeCom will be separate consideration for, or allocable to, any of their shares of PointeCom capital stock; none of the shares of Company Common Stock or Company Preferred Stock received by any shareholder-employee will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

     (n) The holders of PointeCom Common Stock and PointeCom Preferred Stock will receive voting shares of Company Common Stock and voting shares of Company Preferred Stock having a fair market value equal to at least 50% of the value of their PointeCom capital stock at the Effective Time. Under the terms of the Merger, the stockholders of PointeCom will receive solely Company Common Stock and Company Preferred Stock in exchange for such PointeCom capital stock. However, redemptions or acquisitions of PointeCom capital stock by the Company or PointeCom or any related party and extraordinary distributions (i.e., distributions with respect to stock other that regular, normal dividends), prior to and in connection with the Merger will be taken into account for purposes of this representation. Neither the Company nor a related party has a plan or intention to reacquire or acquire any of the Company Common Stock or Company Preferred Stock issued to PointeCom stockholders in the Merger. For purposes of this representation, a "RELATED PARTY" includes any corporation (i) that is a member of any affiliated group of which PointeCom or the Company is a member, as defined in Section 1504 (determined without regard to Section 1504(b)), or (ii) a corporation in which the Company owns, directly or indirectly, stock possessing at least fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote, or at least fifty percent (50%) of the total value of shares of all classes of stock (determined by taking into account the constructive stock ownership rules of Section 318(a) of the Code as modified by Section 304(c)). For purposes of the foregoing, (i) a corporation will be a related party if either of the relationships described above exists immediately before the Merger, immediately after the Merger, or is created in connection with the Merger, and (ii) a related party will be considered as acquiring its proportionate share of any Company Common Stock or Company Preferred Stock acquired by a partnership in which it is a partner.

     (o) PointeCom is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     (p) There are no non-voting shares of PointeCom capital stock outstanding prior to the Merger.

     6.26. ACCOUNTS AND NOTES RECEIVABLE. SCHEDULE 6.26 sets forth an accurate list of the accounts and notes receivable of PointeCom as of the Balance Sheet Date. Receivables from and advances to employees are separately identified in
SCHEDULE 6.26. SCHEDULE 6.26 also sets forth an accurate aging of all accounts and notes receivable as of the Balance Sheet Date, showing amounts due in 30-day aging categories. The trade and other accounts receivable of PointeCom, including without limitation those classified as current assets on the Interim Balance Sheet, are bona fide receivables, were acquired in the ordinary course of business, are stated in accordance with GAAP and are collectible in the amounts shown on SCHEDULE 6.26, net of reserves reflected in the Interim Financial Statements with respect to the accounts receivable as of the Balance Sheet Date, and net of reserves reflected in the books and records of PointeCom (consistent with the methods used in the Interim Financial Statements) with respect to receivables of PointeCom after the Balance Sheet Date.

     None of the representations and warranties of PointeCom shall survive the Closing hereunder.

                                  ARTICLE VII
                               CERTAIN COVENANTS

     7.1. CONDUCT OF BUSINESS. From the date of this Agreement until the Effective Time, or earlier termination of this Agreement pursuant to the terms of this Agreement, each of PointeCom, Newco and Company shall conduct its business only in the ordinary course and, without limiting the generality of the foregoing, each of PointeCom, Newco and the Company shall not, except as otherwise expressly provided in this Agreement or unless the written consent of the other parties shall have been obtained:

     (a) except as expressly provided elsewhere in this Agreement or pursuant to the terms of any outstanding securities, make or agree to make any change in its authorized capital stock, other than, in the case of the Company, the amendment to its Articles of Incorporation to create (x) the Company Class D Convertible Senior Preferred Stock having in all material respects the same rights and preferences as the PointeCom Class A Preferred Stock, (y) the Company Class E Convertible Senior Preferred Stock having in all material respects the same rights and preferences as the PointeCom Class B Preferred Stock (except that the Company Preferred Stock shall be convertible into such number of shares of Company Common Stock as would have been issued to the holders of the PointeCom Preferred Stock if such holders had converted the PointeCom Preferred Stock into PointeCom Common Stock prior to the Effective Time), and (z) the Class C Convertible Senior Preferred Stock and related warrants issuable upon conversion of the PointeCom Loan;

     (b) none of the Company, Newco or PointeCom will grant any option, warrant, purchase right, subscription right, conversion right, exchange right or other contract, commitment or security providing for the issuance or sale of any capital stock, or otherwise causing to become outstanding any capital stock, or issue, sell, authorize or otherwise dispose of any of its capital stock ("STOCK RIGHTS"), except (i) upon the conversion or exercise of Stock Rights outstanding as of the date of this Agreement; (ii) for stock options issued to employees of the Company and its Subsidiaries or PointeCom and its Subsidiaries in a manner consistent with past practice which (I) do not provide for the issuance of more than 200,000 shares of common stock of the Company or PointeCom in any calendar quarter, (II) are issued at not less than the market price of the Company Stock on the date of grant, (III) are not issued to any executive officer or director of the Company or its Subsidiaries, and (IV) do not provide for accelerated vesting as a result of the Merger.

     (c)  declare or pay any dividend or distribution, other than as provided in
SECTION 7.1(F), in respect of its capital stock, or except as expressly provided elsewhere in this Agreement or pursuant to the terms of any outstanding securities, directly or indirectly redeem, combine, split, purchase or otherwise acquire any of its capital stock;

     (d) increase the compensation payable or to become payable to any of its officers, directors, employees, consultants or agents, except in the ordinary course of business consistent with past practices;

     (e) adopt any new or materially amend any existing employee benefit plan or any employment agreement or severance agreement, except as may be required by law;

     (f) sell or transfer, or enter into any agreement to sell or transfer, any material assets, properties or rights to any person other than sales or transfers in the ordinary course of business consistent with past practice; provided, however, that the Company shall have the right and option to dispose of by sale or otherwise its subsidiary enablecommerce.com prior to the Closing Date;

     (g)  cancel, or agree to cancel, any of its material receivables;

     (h) increase indebtedness, other than accounts payable incurred in the ordinary course of business, consistent with past practices, incurred in connection with the construction, development, deployment and/or operation of the Company's telecommunications network in Mexico or incurred in connection with the transactions contemplated by this Agreement and as contemplated in
SECTION 7.10 below;

     (i) encumber any of its property or assets except for Permitted Encumbrances or except encumbrances incurred in connection with the construction, development, deployment and/or operation of the Company's telecommunications network in Mexico;

     (j)  make any commitments for capital improvements not disclosed on
SCHEDULE 7.1;

     (k) enter into, or agree to enter into, any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of its assets, property or rights or requiring consent of any party to the transfer and assignment of any such assets, property or rights except plans, agreements or arrangements entered into in connection with the construction, development, deployment and/or operation of the Company's telecommunications network in Mexico;

     (l) purchase or acquire, or enter into any agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of business except those purchases or acquisitions made in connection with the construction, development, deployment and/or operation of the Company's telecommunications network in Mexico;

     (m) form or cause to be formed any subsidiary other than in the case of the Company, Newco;

     (n) fail to keep its material properties insured substantially to the same extent as they are currently insured;

     (o)  waive any of its material rights or claims; or

     (p) materially breach, materially change the terms of, materially amend or terminate any material contract, agreement, Permit or other right to which it is a party or any of its property is subject.

     In the event either party shall request the other party to consent in writing to an action otherwise prohibited by this SECTION 7.1, such other party shall use reasonable efforts to respond in a prompt and timely fashion (but in no event later than ten (10) business days following such request), but may otherwise respond affirmatively or negatively in its sole discretion.

     7.2. REASONABLE EFFORTS. Each of the Company and PointeCom shall use all commercially reasonable efforts to preserve intact its business organization and to preserve its goodwill as to customers, suppliers and others having business relations with it.

     7.3. INSPECTION. The Company shall permit representatives of PointeCom, and PointeCom shall permit representatives of the Company, during normal business hours, to examine the other party's properties, books, contracts, Tax returns and other records and shall furnish such representatives with all such information in its possession or control concerning such affairs as they may reasonably request.

     7.4.  RESTRAINT ON SOLICITATION.

     (a)  COMPANY EXCLUSIVITY.

     (i) The Company shall, and shall cause its Subsidiaries and Representatives to, immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any Persons conducted heretofore by the Company, its Subsidiaries or any of their respective Affiliates, officers, directors, employees, financial advisors, agents or representatives (each a "REPRESENTATIVE") with respect to any proposed, potential or contemplated Acquisition Proposal.

     (ii) From and after the date hereof, without the prior written consent of PointeCom, the Company will not authorize or permit any of its Subsidiaries to, and shall cause any and all of its Representatives not to, directly or indirectly, (A) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, an Acquisition Proposal, or (B) engage in negotiations or discussions with any Company Third Party concerning, or provide any non-public information to any person or entity relating to, an Acquisition Proposal, or (C) enter into any letter of intent, agreement in principle or any acquisition agreement or other similar agreement with respect to any Acquisition Proposal; PROVIDED, HOWEVER, that nothing contained in this SECTION 7.4(A)(II) shall prevent the Company or the Company Board of Directors prior to receipt of the Requisite Stockholder Approval of the Company stockholders, from furnishing non-public information to, or entering into discussions or negotiations with, any Company Third Party in connection with an unsolicited, bona fide written proposal for an Acquisition Proposal by such Company Third Party, if and only to the extent that (1) such Company Third Party has made a written proposal to the Company Board of Directors to consummate an Acquisition Proposal, (2) the Company Board of Directors determines in good faith, based upon the advice of a financial advisor of nationally recognized reputation, that such Acquisition Proposal is reasonably capable of being completed on substantially the terms proposed, and would, if consummated, result in a transaction that would provide greater value to the holders of the shares of Company Common Stock than the transaction contemplated by this Agreement (a "Superior Proposal"), (3) the failure to take such action would, in the reasonable good faith judgment of the Company Board of Directors, based upon a written opinion of the Company's outside legal counsel, be a violation of its fiduciary duties to the Company's stockholders under applicable law, and (4) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such Person, the Company Board of Directors receives from such Person an executed confidentiality agreement that provides prior notice of its decision to take such action to PointeCom. The Company agrees not to release any Company Third Party from, or waive any provision of, any standstill agreement to which it is a party or any confidentiality agreement between it and another Person who has made, or who may reasonably be considered likely to make, an Acquisition Proposal, unless the failure to take such action would, in the reasonable good faith judgment of the Company Board of Directors, based upon the written opinion of the Company's outside legal counsel, be a violation of its fiduciary duties to the Company stockholders under applicable law and such action is taken prior to receipt of the Requisite Stockholder Approval of the Company stockholders. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this SECTION 7.4(A) by the Company.

     (iii) The Company shall notify PointeCom promptly after receipt by the Company or the Company's knowledge of the receipt by any of its Representatives of any Acquisition Proposal or any request for non-public information in connection with an Acquisition Proposal or for access to the properties, books or records of the Company by any Person that informs such party that it is considering making or has made an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate the identity of the offeror and the terms and conditions of such proposal, inquiry or contact. The Company shall keep PointeCom informed of the status (including any change to the material terms) of any such Acquisition Proposal or request for non-public information.

     (iv) The Company Board of Directors may not withdraw or modify, or propose to withdraw or modify, in a manner adverse to PointeCom, the approval or recommendation by the Company Board of this Agreement or the Merger unless, following the receipt of a Superior Proposal but prior to receipt of the Requisite Stockholder Approval of the Company stockholders, in the reasonable good faith judgment of the Company Board of Directors, based upon the written opinion of Company's outside legal counsel, the failure to do so would be a violation of the Company Board of Director's fiduciary duties to the Company's stockholders under applicable law; PROVIDED, HOWEVER, that, the Company Board of Directors shall submit this Agreement and the Merger to the Company's stockholders for adoption and approval, whether or not the Company Board of Directors at any time subsequent to the date hereof determines that this Agreement is no longer advisable or recommends that the stockholders of the Company reject it or otherwise modifies or withdraws its recommendation. Unless the Company Board of Directors has withdrawn its recommendation of this Agreement in compliance herewith, the Company shall use its best efforts to solicit from the Company's stockholders proxies in favor of (a) approval of the issuance of shares of Company Common Stock in connection with the Merger as provided in this Agreement in accordance with the rules of NASDAQ and (b) an amendment to the Company's articles of incorporation to increase the authorized capital stock of the Company in accordance with the Texas Business Corporation Act and its articles of incorporation and by-laws.

     (v) In the event the Company receives a Superior Proposal, the Company shall offer to PointeCom the right to equal such Superior Proposal or make a proposal that is superior to the Company's stockholders than such Superior Proposal. If PointeCom wishes to exercise such right, it must give the Company written notice of its decision to do so within five Business Days after the Company gives written notice to Pointe Com of such Superior Proposal.

     (b)  POINTECOM EXCLUSIVITY.

     (i) PointeCom shall, and shall cause its Subsidiaries and Representatives to, immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any Persons conducted heretofore by PointeCom, its Subsidiaries or any of their Representatives with respect to any proposed, potential or contemplated Acquisition Proposal.

     (ii) From and after the date hereof, without the prior written consent of the Company, PointeCom will not authorize or permit any of its Subsidiaries to, and shall cause any and all of its Representatives not to, directly or indirectly, (A) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, an Acquisition Proposal, or (B) engage in negotiations or discussions with any PointeCom Third Party concerning, or provide any non-public information to any person or entity relating to, an Acquisition Proposal, or (C) enter into any letter of intent, agreement in principle or any acquisition agreement or other similar agreement with respect to any Acquisition Proposal; provided, however, that nothing contained in this SECTION 7.4(B)(II) shall prevent PointeCom or the PointeCom Board of Directors prior to receipt of the Requisite Stockholder Approval of PointeCom stockholders, from furnishing non-public information to, or entering into discussions or negotiations with, any PointeCom Third Party in connection with an unsolicited, bona fide written proposal for an Acquisition Proposal by such PointeCom Third Party, if and only to the extent that (1) such PointeCom Third Party has made a written proposal to the PointeCom Board of Directors to consummate an Acquisition Proposal, (2) the PointeCom Board of Directors determines in good faith, based upon the advice of a financial advisor of nationally recognized reputation, that such Acquisition Proposal is reasonably capable of being completed on substantially the terms proposed, and would, if consummated, result in a transaction that would provide greater value to the holders of the shares of PointeCom Common Stock than the transaction contemplated by this Agreement (a "SUPERIOR POINTECOM PROPOSAL"), (3) the failure to take such action would, in the reasonable good faith judgment of the PointeCom Board of Directors, based upon a written opinion of PointeCom outside legal counsel, be a violation of its fiduciary duties to PointeCom's stockholders under applicable law, and (4) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such Person, PointeCom's Board of Directors receives from such Person an executed confidentiality agreement that provides prior notice of its decision to take such action to the Company. PointeCom agrees not to release any PointeCom Third Party from, or waive any provision of, any standstill agreement to which it is a party or any confidentiality agreement between it and another Person who has made, or who may reasonably be considered likely to make, an Acquisition Proposal, unless the failure to take such action would, in the reasonable good faith judgment of the PointeCom Board of Directors, based upon written opinion of PointeCom outside legal counsel, be a violation of its fiduciary duties to PointeCom stockholders under applicable law and such action is taken prior to receipt of the Requisite Stockholder Approval of PointeCom stockholders. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any Representative of PointeCom or any of its Subsidiaries shall be deemed to be a breach of this SECTION 7.4(B) by PointeCom.

     (iii) PointeCom shall notify the Company promptly after receipt by PointeCom or PointeCom's knowledge of the receipt by any of its Representatives of any Acquisition Proposal or any request for non-public information in connection with an Acquisition Proposal or for access to the properties, books or records of PointeCom by any Person that informs such party that it is considering making or has made an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate the identity of the offeror and the terms and conditions of such proposal, inquiry or contact. PointeCom shall keep the Company informed of the status (including any change to the material terms) of any such Acquisition Proposal or request for non-public information.

     (iv) The PointeCom Board of Directors may not withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Company, the approval or recommendation by PointeCom Board of this Agreement or the Merger unless, following the receipt of a Superior PointeCom Proposal but prior to receipt of the Requisite Stockholder Approval of PointeCom stockholders, in the reasonable good faith judgment of PointeCom Board of Directors, based upon the written opinion of PointeCom's outside legal counsel, the failure to do so would be a violation of the PointeCom Board of Director's fiduciary duties to PointeCom's stockholders under applicable law; PROVIDED, HOWEVER, that, the PointeCom Board of Directors shall submit this Agreement and the Merger to PointeCom's stockholders for adoption and approval, whether or not PointeCom Board of Directors at any time subsequent to the date hereof determines that this Agreement is no longer advisable or recommends that the stockholders of PointeCom reject it or otherwise modifies or withdraws its recommendation. Unless the PointeCom Board of Directors has withdrawn its recommendation of this Agreement in compliance herewith, PointeCom shall use its best efforts to solicit from PointeCom's stockholders proxies in favor of adoption and approval of the Merger and this Agreement in accordance with the NRS and its articles of incorporation and by-laws.

     (v) In the event PointeCom receives a Superior PointeCom Proposal, PointeCom shall offer to the Company the right to equal such Superior PointeCom Proposal or make a proposal that is superior to PointeCom's stockholders than such Superior PointeCom Proposal. If the Company wishes to exercise such right, it must give PointeCom written notice of its decision to do so within five Business Days after PointeCom gives written notice to the Company of such Superior PointeCom Proposal.

     7.5. UPDATE INFORMATION. Not earlier than ten days and not less than five days before the date scheduled for Closing, each party to this Agreement shall correct and supplement in writing any information furnished on Schedules that, to the knowledge of such party, is incorrect or incomplete in any material respect, and shall promptly furnish such corrected and supplemented information to the other parties, so that such information shall be correct and complete at the time such updated information is so provided. Thereafter, to the Closing, such party shall notify the other parties in writing of any changes or supplements to the updated information needed, to the knowledge of such party, to make such information correct and complete at all times to the Closing. If any corrected or supplemented information or schedules are not objected to in writing by the receiving party or parties within five Business Days of receipt, such shall be deemed accepted without objection.

     7.6 FUTURE COOPERATION; TAX MATTERS. The Company and PointeCom shall each deliver or cause to be delivered to the other following the Closing such additional instruments as the other may reasonably request for the purpose of fully carrying out this Agreement. The Company and PointeCom will cooperate and use their commercially reasonable efforts to have the present officers, directors and employees cooperate with each other at and after the Closing in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing. The party requesting cooperation, information or actions under this SECTION 7.6 shall reimburse the other party for all reasonable out-of-pocket costs and expenses paid or incurred in connection therewith.

     7.7. EXPENSES. Each party will pay the fees, expenses and disbursements of such party and its agents, representatives, financial advisors, accountants and counsel incurred in connection with the execution, delivery and performance of this Agreement and any amendments hereto and the consummation of the transaction contemplated hereby. Notwithstanding the immediately preceding sentence, in the event this Agreement is terminated after the preparation of the Joint Proxy Statement/Prospectus has begun, the Company and PointeCom shall each pay 50% of the fees and expenses incurred in connection with such Joint Proxy Statement/Prospectus; and the Company shall reimburse PointeCom for all expenses associated with the PointeCom Loan and in the event the Note is converted into Class C Convertible Senior Preferred Stock, any expenses of PointeCom associated with the conversion shall be reimbursed.

     7.8.  REGISTRATION STATEMENT AND PROXY STATEMENT.

       (a) The Company shall promptly prepare and file a registration statement on Form S-4 (which registration statement, in the form it is declared effective by the SEC, together with any and all amendments and supplements thereto and all information incorporated by reference therein, is referred to herein as the "REGISTRATION STATEMENT") under and pursuant to the provisions of the 1933 Act for the purpose of registering the Company Common Stock, the Company Preferred Stock, and the Surviving Securities to be issued in the Merger, together with any Company Common Stock issuable upon conversion of the Company Preferred Stock or upon exercise of the Surviving Securities (the "UNDERLYING SECURITIES"). PointeCom shall be allowed to participate in the preparation and review of the Registration Statement prior to filing with the SEC by the Company. The Company shall use commercially reasonable efforts to receive and respond to the comments of the SEC and have the Registration Statement declared effective. The Company and PointeCom shall promptly mail to their respective stockholders the proxy statement in its definitive form contained in the Registration Statement. Such proxy statement shall also serve as the prospectus to be included in the Registration Statement (such proxy statement, prospectus, and any amendments or supplements thereto, the "JOINT PROXY STATEMENT/PROSPECTUS"). Each of PointeCom and the Company agrees to provide as promptly as practical to the other, such information concerning its business and financial statements and affairs as, in the reasonable judgment of counsel for the other party, may be required or appropriate for inclusion in the Registration Statement and the Joint Proxy Statement/Prospectus and to cause its counsel and auditors to cooperate with the other counselors and auditors in the preparation of the Registration Statement and the Joint Proxy Statement/Prospectus. The Company shall use its commercially reasonable efforts to have the Company Common Stock to be issued in the Merger, or upon conversion of the Company Preferred Stock and the Surviving Securities to be listed on NASDAQ, effective with the issuance thereof.

     7.9. COMPANY FINANCINGS. Upon execution of this Agreement, PointeCom shall make a loan to the Company in the amount of $10,000,000 (the "POINTECOM LOAN") upon the terms and conditions set forth on EXHIBIT B attached hereto.
The outstanding $1,500,000 loan from PointeCom to the Company shall be repaid by the Company simultaneously with PointeCom's funding of the PointeCom Loan. The net proceeds of such loan ($8,481,500) will be held in escrow and disbursed pursuant to the terms of the escrow agreement attached hereto as EXHIBIT "E".

     7.10. VOTING AGREEMENTS. The Company and PointeCom shall use their best efforts to cause the Voting Agreement in the form attached hereto as EXHIBIT F to be executed by (i) the stockholders owning a majority of the voting power of the outstanding capital stock of PointeCom and (ii) stockholders owning 37% of the voting power of the outstanding capital stock of the Company. The Company, as the sole stockholder of Newco, hereby consents to the adoption of this Agreement by Newco and agrees that such consent shall be treated for all purposes as a vote duly adopted at a meeting of the stockholders of Newco for this purpose.

     7.11. COMPANY BOARD OF DIRECTORS AND OFFICERS. Upon consummation of the Merger, the Board of Directors of the Company shall be adjusted in size and membership so that the total number of directors is nine, of which six of the initial members shall be named by PointeCom and three of the initial members shall be named by the Company. In connection with the next two elections of directors of the Company by the shareholders of the Company that occur subsequent to election of the initial Board of Directors as provided in the preceding sentence, the then existing Board of Directors of the Company shall determine the size of the board and a slate of nominees to be submitted to the shareholders of the Company. Of these nominees, a majority of the members of the then existing board who were designated by the Company (or elected to succeed such designees pursuant the procedure described in this sentence) shall have the right to designate three members of such slate of nominees. Prior to Closing, the By-laws (or other appropriate governing instruments) of the Company shall be appropriately amended to reflect these provisions for determining nominees for election to the Board of Directors subsequent to consummation of the Merger.

     7.12. KEY MANAGERS AND EMPLOYEES. Prior to Closing, and subject to the approval of the Company and PointeCom, the Boards of Directors of the Company and PointeCom shall designate certain officers, directors, managers and employees of the respective companies as the recipients of severance and/or option agreements to be entered into as of the Effective Time. All accrued bonuses shall be paid to employees of both companies for calendar year 1999.

     7.13. NOTICES AND CONSENTS. Each of the Company, Newco and PointeCom will give any required notices (and will cause each of their respective Subsidiaries to give any required notices) to third parties, and will use commercially reasonable efforts to obtain (and will cause each of their respective Subsidiaries to use commercially reasonable efforts to obtain) any third-party consents that may be required to consummate the Merger.

     7.14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS OF POINTECOM.

       (a) The Company agrees that, at the Effective Time, all rights to indemnification existing in favor of the present or former directors and officers of PointeCom (as such), or present or former officers or directors of PointeCom serving or who served at PointeCom's request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (together with such person's heirs, executors or administrators, a "COMPANY INDEMNIFIED PARTY" and collectively, the "COMPANY INDEMNIFIED PARTIES"), as provided in the Company's
Organizational Documents and the indemnification agreements with such present and former directors and officers as in effect as of the date hereof with respect to matters occurring at or prior to the Effective Time, all of which agreements are set forth on SCHEDULE 7.14 attached hereto, shall survive the Merger and shall continue in full force and effect and without modification (other than modifications which would enlarge the indemnification rights) for a period of not less than six years and the Surviving Corporation shall comply fully with its obligations hereunder and thereunder.

     (b)  Any Company Indemnified Party wishing to claim indemnification under
SECTION 7.14(A), notwithstanding anything to the contrary in the provisions set forth in the Company's or the Surviving Corporation's certificate of incorporation, by-laws or other agreements respecting indemnification of directors or officers, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Company thereof, but the failure to so notify shall not relieve the Company of any liability it may have to such Indemnified Party if such failure does not materially prejudice the Company. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (A) the Company or the Surviving Corporation shall have the right following the Effective Time to assume the defense thereof and Surviving Corporation shall not be liable to such Company Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Company Indemnified Parties in connection with the defense thereof, except that if the Company or the Surviving Corporation fails to assume such defense or counsel for the Company Indemnified Party advises that there are issues which raise conflicts of interest between the Company or the Surviving Corporation, on the one hand, and the Company

Indemnified Parties, on the other hand, the Company Indemnified Parties may retain counsel satisfactory to them, and the Company or Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Company Indemnified Parties promptly as statements therefor are received; PROVIDED, HOWEVER, that Surviving Corporation and the Company shall be obligated to pay for only one firm of counsel for all Company Indemnified Parties in any jurisdiction unless the use of one counsel for such Company Indemnified Parties would present such counsel with a conflict of interest, in which case Surviving Corporation and the Company need only pay for separate counsel to the extent necessary to resolve such conflict; (B) the Company Indemnified Parties will reasonably cooperate in the defense of any such matter; and (C) Surviving Corporation and the Company shall not be liable for any settlement effectuated without its express prior written consent, which consent shall not be unreasonably withheld or delayed. Surviving Corporation and the Company shall not settle any action or claim identified in this SECTION 7.14(B) in any manner that would impose any liability or penalty on a Company Indemnified Party not paid by the Company or the Surviving Corporation without such Company Indemnified Party's prior written consent, which consent shall not be unreasonably withheld or delayed.

     (c) Notwithstanding anything contained in clause (b) above, Surviving Corporation and the Company shall not have any obligation hereunder to any Company Indemnified Party (A) if the indemnification of such Company Indemnified Party by Surviving Corporation or the Company in the manner contemplated hereby is prohibited by applicable law, (B) the conduct of the Company Indemnified Party relating to the matter for which indemnification is sought involved bad faith, gross negligence or willful misconduct of such Company Indemnified Party,
(C) with respect to actions taken by any such Company Indemnified Party in his or her individual capacity, including, without limitation, with respect to any matters relating, directly or indirectly, to the purchase, sale or trading of securities issued by the Company other than a tender or sale pursuant to a stock tender agreement or (D) if such Company Indemnified Party shall have breached its obligation to cooperate with Surviving Corporation or the Company in the defense of any claim in respect of which indemnification is sought and such breach (x) materially and adversely affects Surviving Corporation's or the Company's defense of such claim or (y) will materially and adversely affect Surviving Corporation's or the Company's defense of such claim if such breach is not cured within ten days after notice of such breach is delivered to the Company Indemnified Party and such breach is not cured during such period.

     7.15. REGULATORY MATTERS AND APPROVALS. In addition to the requirements of SECTION 7.8, each of the Company, Newco and PointeCom, promptly after the date hereof, will (and the Company and PointeCom, promptly after the date hereof, will cooperate to cause each of its Subsidiaries to) give any notices to, make any filings with and use commercially reasonable efforts to obtain any authorizations, consents and approvals of Governmental Authorities in connection with the matters referred to in SECTION 5.2(C) and SECTION 6.2(C) above. Without limiting the generality of the foregoing:

     (a) STATE CORPORATION LAW. The Company will take all action, to the extent necessary in accordance with applicable law, its certificate of incorporation and by-laws to convene a special meeting of its stockholders (the "COMPANY SPECIAL MEETING"), as soon as reasonably practicable in order that its stockholders may consider and vote upon the adoption of this Agreement and the approval of the Merger in accordance with the Texas Business Corporation Act, the issuance of Company Common Stock in connection with the Merger as provided in this Agreement as required by the rules of NASDAQ and an amendment to the certificate of incorporation of the Company to increase the number of authorized shares of Company Common Stock and to approve new stock option plansas required to effectuate the terms of this transaction. PointeCom will take all action, to the extent necessary in accordance with applicable law, its certificate of incorporation and by-laws to convene a special meeting of its stockholders (the "POINTECOM SPECIAL MEETING"), as soon as reasonably practicable in order that its stockholders may consider and vote upon the adoption of this Agreement and the approval of the Merger in accordance with the NRS. The Company and PointeCom shall mail the Joint Proxy Statement/Prospectus to their respective stockholders simultaneously and as soon as reasonably practicable. Subject to SECTION 7.4, the Joint Proxy Statement/Prospectus shall contain the affirmative unanimous recommendations of the Company Board of Directors (i) in favor of the adoption of this Agreement and the approval of the Merger, (ii) in favor of issuance of shares of Company Common Stock in connection with the Merger as provided in the Agreement as required by the rules of NASDAQ and (iii) in favor of the increase in the number of authorized shares of Company Common Stock in accordance with the Texas Business Corporation Act; and of the PointeCom Board of Directors in favor of the adoption of this Agreement and the approval of the Merger.

     (b) PERIODIC REPORTS. Each of the Parties and its counsel shall be given an opportunity to review each Form 10-K and Form 10-Q (and any amendments thereto) to be filed by the other Party under the 1934 Act prior to their being filed with the SEC and NASDAQ, and shall be provided with final copies thereof concurrently with their filing with the SEC.

     7.16. CONTINUITY OF BUSINESS ENTERPRISE. The Company, Surviving Corporation or any other member of the qualified group (as defined in Treasury Regulation s1.368-1(d)) shall, for the foreseeable future, continue at least one significant historic business line of the Company or use at least a significant portion of the Company's historic business assets in a business, in each case within the meaning of Treasury Regulation s1.368-1(d).

                                  ARTICLE VIII
                             CONDITIONS TO CLOSING

     8.1. CONDITIONS TO OBLIGATIONS OF POINTECOM. Except as may be waived by PointeCom in writing, the obligations of PointeCom to consummate the transactions contemplated herein are subject to satisfaction of the following conditions:

     (a) PointeCom shall have received a certificate from the Company and Newco that (i) the representations and warranties of the Company and Newco contained in this Agreement are true in all material respects at and as of the Closing, as though such representations and warranties had been made at and as of the Closing, except for such representations and warranties that are made as of an earlier date; (ii) each of the Company and Newco has performed and complied in all material respects with the covenants or conditions required by this Agreement or any of the agreements, documents or instruments executed pursuant hereto or thereto to be performed and complied with by the Company and Newco prior to the Closing; (iii) all declarations, filings and registrations with, notices to, and authorizations, consents and approvals of any Governmental Authority or third party set forth in SCHEDULE 5.2 have been made or obtained; and (iv) there has been no material adverse change in the business, operations, or financial condition of the Company or Newco since the date of this Agreement.

     (b) PointeCom shall have received the opinion, based on representations of the Company, Newco and PointeCom, and/or certain assumptions, of its attorneys or independent accountants that the Merger should qualify as a "reorganization" under Section 368 of the Code.

     (c) No action, suit or proceeding before any Governmental Authority, to enjoin the transactions contemplated by this Agreement, will have been instituted on or before the Closing Date that has not been dismissed as of the Closing Date.

     (d) This Agreement and the transactions contemplated hereby shall have been approved by the Requisite Stockholder Approval of PointeCom.

     (e) This Agreement and the transaction contemplated hereby shall have the Requisite Stockholder Approval of the Company.

     (f) At the Effective Time, the officers, managers and employees contemplated in SECTION 7.14, shall have resigned from their respective positions and executed such documents as are mutually acceptable to the Company and PointeCom to release PointeCom and the Company from any and all claims that any such individual may have as a result of such employment.

     (g) The shares of Merger Consideration to be issued to the PointeCom shareholders shall have been registered under the 1933 Act.

     (h) The Company's Board of Directors shall cause to be taken all necessary actions required to cause, effective at the Closing (i) the Board of Directors of the Company to have nine members, of which six shall be named by PointeCom.

     (i) The Company shall have obtained the approval of Lucent Technologies, Inc. and General Electric (NTFC and Newbridge) to the Merger and shall have modified the existing senior credit facility with Lucent Technologies, Inc., substantially in accordance with Exhibit A to the Escrow Agreement.

     (j) Any applicable waiting period under the Hart Scott Rodino Act shall have (i) expired without action by the Department of Justice or the Federal Trade Commission to prevent consummation of the Merger or the complete consummation of the Merger or (ii) been earlier terminated.

     (k) As a condition precedent to the disbursement of funds to the Company pursuant to the Escrow Agreement, the Company shall cause its legal counsel, Swidler Berlin Shereff Friedman, LLP, to deliver to PointeCom a legal opinion with respect to the PointeCom Loan in substantially the form attached hereto as EXHIBIT G.

     (l) The Company shall cause one of its officers to execute and deliver a certificate containing the representations set forth in EXHIBIT H attached hereto and any other representations which may be reasonably requested in connection with the rendering of the required federal income tax opinion.

     8.2. CONDITIONS TO OBLIGATIONS OF THE COMPANY AND NEWCO. Except as may be waived by the Company and Newco in writing, the obligation of the Company and Newco to consummate the transactions contemplated herein is subject to satisfaction of the following conditions:

     (a) The Company and Newco shall have received a certificate of PointeCom that (i) the representations and warranties of PointeCom contained in this Agreement are true in all material respects at and as of the Closing, as though such representations and warranties had been made at and as of the Closing, (ii) PointeCom has performed and complied in all material respects with the covenants or conditions required by this Agreement or any of the agreements, documents or instruments executed pursuant hereto or thereto to be performed and complied with by PointeCom prior to the Closing, (iii) all declarations, filings and registrations with, notices to, and authorizations, consents and approvals of any Governmental Authority or third party set forth in SCHEDULE 6.2 have been made or obtained and (iv) there has been no material adverse change in the business, operations, or financial condition of PointeCom since the date of this Agreement.

     (b) No action, suit or proceeding before any Governmental Authority, to enjoin the transactions contemplated by this Agreement or to its consummation, will have been instituted on or before the Closing Date.

     (c) The Agreement and the transaction contemplated hereby shall have been approved by the Requisite Stockholder Approval of the Company.

     (d) This Agreement and the transaction contemplated hereby shall have the Requisite Stockholder Approval of PointeCom.

     (e) At the Effective Time, the officers, directors, managers and employees contemplated in SECTION 7.12, shall have resigned from their respective positions and executed such documents as are mutually acceptable to the Company and PointeCom to release PointeCom and the Company from any and all claims that any such individual may have as a result of such employment.

     (f) The Company shall have obtained the approval of Lucent Technologies, Inc. and General Electric (NTFC and Newbridge) to the Merger and shall have modified the existing senior credit facility with Lucent Technologies, Inc., substantially in accordance with Exhibit A to the Escrow Agreement.

     (g) Any applicable waiting period under the Hart Scott Rodino Act shall have (i) expired without action by the Department of Justice or the Federal Trade Commission to prevent consummation of the Merger or the complete consummation of the Merger or (ii) been earlier terminated.

     (h) PointeCom shall cause one of its officers to execute and deliver a certificate containing the representations set forth in EXHIBIT H attached hereto and any other representations which may be reasonably requested in connection with the rendering of the required federal income tax opinion.

     (i) PointeCom shall have obtained a written waiver with regard to this transaction of the rights of PointeCom Class A Preferred stockholders pursuant to Section 2 of the Certificate of Designations for such PointeCom Class A Preferred Stock.

     (j) The PointeCom Loan shall have been consummated and the proceeds of such loan disbursed to the Company pursuant to the terms of the Escrow Agreement.

                                   ARTICLE IX
                   NONDISCLOSURE OF CONFIDENTIAL INFORMATION

     9.1. GENERAL. Each party hereto will hold, and will use its best efforts to cause its Affiliates and their respective representatives to hold, in strict confidence from any Person (other than any such Affiliate or representative), unless (a) compelled to disclose by judicial or administrative process or by other requirements of Law or (b) disclosed in an action or proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other party hereto or any of its Affiliates furnished to it by such other party or such other party's representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (i) previously known by the party receiving such documents or information, (ii) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (iii) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential. In the event of a breach or threatened breach by any party of the provisions of this Section, all other parties shall be entitled to an injunction restraining such party from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting any party from pursuing any other available remedy for such breach or threatened breach, including, without limitation, the recovery of damages.

     9.2. EQUITABLE RELIEF. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants, because a breach of such covenant would diminish the value of the assets and business of the Company or PointeCom, and because of the immediate and irreparable damage that would be caused for which the Surviving Corporation and/or PointeCom and/or the Company would have no other adequate remedy, each party to this Agreement agrees that the foregoing covenants may be enforced against it by injunctions, restraining orders and other equitable actions.

                                   ARTICLE X
                             INTENDED TAX TREATMENT

     10.1. TAX-FREE REORGANIZATION. PointeCom and the Company are entering into this Agreement with the intention that the Merger qualify as a tax-free reorganization for federal income tax purposes and neither PointeCom nor the Company will take any actions that disqualify the Merger for such treatment. Neither PointeCom, Newco nor the Company will take or omit to take any action that would cause the Merger not to be described as a reorganization under
Section 368(a) of the Code (or any comparable provisions of applicable state or local law) and the parties will characterize the Merger as such a reorganization for purposes of all tax returns and other filings.

                                   ARTICLE XI
                                  TERMINATION

     11.1. TERMINATION. This Agreement may be terminated and the transaction contemplated hereby abandoned:

     (a)  By mutual written consent of the parties at any time prior to Closing.

     (b) Prior to the Closing, by written notice to the Company and Newco from PointeCom, if (i) there is material breach of any representation, warranty or covenant (including the failure of a party to consummate the Closing, if the other parties are willing, ready and able to consummate the Closing in accordance with this Agreement) on the part of the Company or Newco, or if a representation or warranty of the Company or Newco shall be untrue in any material respect, or (ii) if the conditions specified in SECTION 8.1 have not been satisfied, and any such matter described in clauses (i) and (ii) of this paragraph has not been cured by the Company or Newco within 10 Business Days after written notice thereof from PointeCom.

     (c) Prior to the Closing, by written notice to PointeCom from the Company and Newco (i) if there is material breach of any representation, warranty or covenant (including the failure of a party to consummate the Closing, if the other parties are willing, ready and able to consummate the Closing in accordance with this Agreement) on the part of PointeCom or if a representation or warranty of PointeCom shall be untrue in any material respect, or (ii) if the conditions specified in SECTION 8.2 have not been satisfied, and any such matter described in clauses (i) and (ii) of this paragraph has not been cured by PointeCom within 10 Business Days after written notice thereof from the Company.

     (d) By action of the Board of Directors of either PointeCom or the Company, before or after the approval by the Company stockholders or the PointeCom stockholders, (A) if the Effective Time shall not have occurred by June 30, 2000 (the "OUTSIDE DATE") (unless the failure to consummate the
Merger by such date is due to the action or failure to act of the party seeking to terminate); or (B) if any condition to the obligation of the terminating party to consummate the Merger shall have become incapable of being satisfied prior to the Outside Date as a result of a court order, stipulation or injunction that is final and non-appealable.

     (e) By PointeCom if the Company Board of Directors (i) enters into or publicly announces its intention to enter into an agreement or agreement in principle with respect to an Acquisition Proposal, (ii) withdraws its recommendation to the Company stockholders of this Agreement or the Merger, or
(iii) after the receipt of an Acquisition Proposal, fails to confirm publicly, within ten Business Days after the request of PointeCom, its recommendation to the Company stockholders that the Company stockholders adopt and approve this Agreement and the Merger.

     (f) By the Company if the PointeCom Board of Directors (i) enters into or publicly announces its intention to enter into an agreement or agreement in principle with respect to an Acquisition Proposal, (ii) withdraws its recommendation to the PointeCom stockholders of this Agreement or the Merger or
(iii) after the receipt of an Acquisition Proposal, fails to confirm publicly, within ten Business Days after the request of the Company, its recommendation to the PointeCom stockholders that the PointeCom stockholders adopt and approve this Agreement and the Merger.

     (g) In the event any party becomes aware, and notifies the other party (the "Notified Party") in writing, of any matter, fact or circumstance which would be required to be disclosed by any party as of the date hereof or at the Closing, and such matter, fact or circumstance is such that the Notified Party would not be obligated hereunder to consummate the Closing, then the Notified Party shall have the right to terminate this Agreement within 10 Business Days after having received such notice, such period being subject to an extension at the written request of the Notified Party of up to five additional Business Days as reasonably required to allow the Notified Party to evaluate the matter, fact or circumstance of which it has been notified, or if the Notified Party does not so terminate this Agreement, then (i) such notice shall be deemed to amend the schedule or appropriate disclosure hereunder as of the date hereof; (ii) any breach of any representation, warranty or covenant hereunder that could have existed as a result of the occurrence or existence of such fact, matter or circumstance shall be deemed cured and performed; and (iii) any condition to such Notified Party's obligation to consummate the Closing which would otherwise not be fulfilled as a result of the occurrence or existence of such fact, matter or circumstance shall be deemed waived.

     11.2. EFFECT. Any termination of this Agreement shall not release either PointeCom on the one hand or the Company and Newco on the other from any liability (for damages or otherwise) or other consequences arising from any breach or violation by such party of the terms of this Agreement prior to the effective time of such termination, nor shall any such termination release any party from its obligations or duties under this Agreement, which, by their terms and/or expressed intent, may require performance subsequent to any such termination, and all provisions of this Agreement that set forth such obligations or duties (including, without limitation SECTIONS 7.7, AND 11.3) and such other general or procedural provisions that maybe relevant to any attempt to enforce such obligations or duties, shall survive any such termination of this Agreement until such obligations or duties shall have been performed or discharged in full. Notwithstanding the foregoing, if Section 11.3 is applicable to a termination and a party satisfies all of its obligations as set forth in
SECTION 11.3, no further liability or obligation shall extend to such party, other than as set forth in SECTION 11.3.

     11.3.  SPECIAL REMEDIES.

     (a) For purposes of the remedies available under this SECTION 11.3, the parties acknowledge that it would be extremely impractical and difficult to ascertain the actual damages that would be suffered by the parties if any party or parties fails to consummate the transactions contemplated herein (for any reason other than a party's failure, refusal or inability to perform any of its covenants and agreements hereunder or the failure of any other of the conditions to the party's obligation to consummate the transactions herein) and this Agreement is terminated as hereinafter provided in this SECTION 11.3. The parties have considered carefully the loss to each non-breaching or non-defaulting party that would result from the failure of the transactions to be consummated as a result of such a breach or default hereunder by a party or parties; and other damages that the non-breaching or non-defaulting party or parties will sustain but which the parties cannot calculate with absolute certainty. Accordingly, to the extent set forth in this SECTION 11.3, the parties' damages under the circumstances hereinafter described would reasonably be expected to amount to the sum of $5,000,000 (in the aggregate), which shall be paid as full and complete liquidated damages (the "TERMINATION FEE").

     (b) In the event of any termination of this Agreement pursuant to SECTION 11.1(E), then the Company shall, at the option of PointeCom, promptly, but in no event later than thirty Business Days after demand by PointeCom, pay to PointeCom the Termination Fee, plus all amounts due (by acceleration or otherwise) under the PointeCom Loan. Alternatively, PointeCom may, at its sole option, convert the PointeCom Loan and the amount owed as the Termination Fee into Class C Convertible Senior Preferred Stock (100,000 shares and 50,000 shares, respectively), which preferred stock shall automatically convert into Company Common Stock at a conversion price of $8.20 per share as therein provided, and Warrants. If the Company defaults in the payment of the Termination Fee, PointeCom may, at its option, convert the Termination Fee into 50,000 shares of Class C Convertible Senior Preferred Stock (which is convertible, at the option of PointeCom, into Company Common Stock at $8.20 per share with regard to the Termination Fee); if the Company defaults in the repayment of the PointeCom Loan, PointeCom may, at its option, convert the PointeCom Loan into 100,000 shares (plus shares equal to accrued interest) of Class C Convertible Senior Preferred Stock (which is convertible, at the option of PointeCom, into Company Common Stock at $5.00 per share with regard to the PointeCom Loan) and Warrants.

     (c) In the event of any termination of this Agreement pursuant to SECTION 11.1(F), then PointeCom shall promptly, but in no event later than thirty Business Days after written request by the Company, pay to the Company the Termination Fee.

     (d) In the event of termination of this Agreement pursuant to SECTION 11.1(B)(I), then the Termination Fee shall not be payable, PointeCom may pursue its remedies at law or in equity and the

Company shall, at the option of PointeCom, promptly, but in no event later than thirty Business Days after demand by PointeCom, pay to PointeCom all amounts due (by acceleration or otherwise) under the PointeCom Loan. If the Company defaults in the repayment of the PointeCom Loan, then PointeCom may, at its option, convert the PointeCom Loan into Class C Convertible Senior Preferred Stock (which is convertible into Company Common Stock at $5.00 per share with regard to the PointeCom Loan) and Warrants as provided under the terms of the PointeCom Loan.

     (e) In the event of termination of this Agreement pursuant to SECTION 11.1(C)(I), then the Termination Fee shall not be payable and the Company may pursue its remedies at law or in equity.

     (f) In the event of termination of this Agreement because the conditions specified in SECTIONS 8.1(G), (J) OR (K) have not been satisfied, then the Termination Fee shall not be payable and the PointeCom Loan shall not be accelerated. If the Company defaults in the repayment of the PointeCom Loan when said loan shall become due, then PointeCom may, at its option, convert the PointeCom Loan into Class C Convertible Senior Preferred Stock (which are convertible into Company Common Stock at $8.20 per share) and Warrants of the Company as provided under the terms of the PointeCom Loan.

     (g) In the event of termination of this Agreement because the condition specified in SECTION 8.1(E) has not been satisfied (under circumstances that are not encompassed by paragraph 11.3(b) above), then the Termination Fee shall not be payable and the Company shall promptly, but in no event later than thirty Business Days after demand by PointeCom, pay to PointeCom all amounts due (by acceleration or otherwise) under the PointeCom Loan. If the Company defaults in the repayment of the PointeCom Loan, then PointeCom may, at its sole option, convert the PointeCom Loan into Class C Convertible Senior Preferred Stock (which is convertible into Company Common Stock at $8.20 per share) and Warrants of the Company as provided under the terms of the PointeCom Loan.

     (h) In the event of termination of this Agreement because the condition specified in SECTION 8.2(D) has not been satisfied, then this Agreement shall terminate, the Termination Fee shall not be payable and the PointeCom Loan shall not be accelerated, and PointeCom may, at its sole option, convert the PointeCom Loan into Class C Convertible Senior Preferred Stock (which is convertible into Company Common Stock at $8.20 per share) and Warrants as provided under the terms of the PointeCom Loan.

     (i) In order for PointeCom to convert the Termination Fee into 50,000 shares of Class C Convertible Senior Preferred Stock, PointeCom shall give the Company written notice that PointeCom elects to convert such fee. The date of receipt of such notice by the Company shall be the "CONVERSION DATE". The Company shall, as soon as practicable after receipt of such notice and no later than 10 days thereafter, issue and deliver to PointeCom a certificate for 50,000 shares of Class C Convertible Senior Preferred Stock, together with a duly executed Registration Rights Agreement. Such conversion shall be deemed to have been made immediately prior to the close of business on the Conversion Date, and PointeCom shall be regarded for all corporate purposes as the holder of the number of shares of Class C Convertible Senior Preferred Stock to which it is entitled upon the Conversion Date.

                                  ARTICLE XII
                                 MISCELLANEOUS

     12.1. SUCCESSORS AND ASSIGNS. This Agreement and the rights, interests and obligations of the parties hereunder may not be assigned or delegated (by operation of Law or otherwise) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of PointeCom, Newco, and the Company.

     12.2. ENTIRE AGREEMENT. This Agreement (including the Schedules, exhibits and annexes attached hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding among the Company, Newco and PointeCom and supersede any prior agreement and understanding relating to the subject matter of this Agreement, including the term sheet dated November 23, 1999. This Agreement may be modified or amended only by a written instrument executed by the parties hereto, acting through their respective officers, duly authorized by their respective Boards of Directors.

     12.3. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document.

     12.4. BROKERS AND AGENTS. Each party hereto represents and warrants that it employed no broker or agent in connection with the transactions contemplated by this Agreement. Each party agrees to indemnify each other party against all loss, cost, damages or expense arising out of claims for fees or commissions of brokers employed or alleged to have been employed by such indemnifying party in connection with the transactions contemplated by this Agreement.

     12.5. NOTICES. All notices and communications required or permitted hereunder shall be in writing and may be given by facsimile or by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or by delivering the same in person to an officer or agent of such party, as follows:

     (a)  If to PointeCom, addressed to them at:

           Pointe Communications Corporation
           1325 North Meadow Parkway, Suite 110
           Roswell, GA 30076
           FAX: (770) 319-2834

          with a copy (which shall not constitute notice) to:

           W. Robert Dyer, Jr.
           Gardere & Wynne, L.L.P.
           1601 Elm Street, Suite 3000
           Dallas, Texas 75201-4761
           FAX: (214) 999-3574

     (b)  If to the Company or Newco, addressed as follows:

           Telscape International, Inc.
           2700 Post Oak Boulevard, Suite 100
           Houston, Texas 77056
           FAX: (713) 968-0930

          with a copy (which shall not constitute notice) to:

           John J. Klusaritz
           Swidler Berlin Shereff Friedman, LLP
           3000 K St., NW, Suite 300
           Washington, DC 20007
           FAX: (202) 424-7647

or such other address as any party hereto shall specify pursuant to this SECTION
12.5 from time to time.

     12.6. EXERCISE OF RIGHTS AND REMEDIES. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

     12.7. REFORMATION AND SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable, but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

     12.8. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Texas (except for its principles governing conflicts of laws).

     12.9. NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns; PROVIDED, HOWEVER, that (i) the provisions in Article III above (A) concerning payment of the Merger Consideration are intended for the benefit of PointeCom stockholders and (B) concerning the conversion of the stock options are intended for the benefit of the holders of such stock options, (ii) the provisions in Section 7.14 above concerning indemnification are intended for the benefit of the individuals specified therein and their respective legal representatives and (iii) the provisions of Sections 7.4, and 10.1 are intended for the benefit of the Company stockholders and the PointeCom stockholders.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                          POINTE COMMUNICATIONS CORPORATION

                                          By:
                                          Name:
                                          Title:

                                          POINTE ACQUISITION, CORP.

                                          By:
                                          Name:
                                          Title:

                                          TELSCAPE INTERNATIONAL, INC.

                                          By:
                                          Name:
                                          Title:

                                 April 17, 2000



To the Board of Directors of
Telscape International, Inc.
2700 Post Oak Blvd.
Suite 1000
Houston, Texas 77056-3031


Gentlemen:


        Reference is made to our letter to you, dated December 31, 1999 (the "Original Letter"), relating to the proposed merger (the "Merger") of Pointe Acquisition, Inc. ("Newco"), a wholly-owned subsidiary of Telscape International, Inc. (the "Company"), with and into Pointe Communications Corporation ("PointeCom"). Terms used herein and not otherwise defined have the meanings ascribed to them in the Original Letter.

        We understand that on March 30, 2000, the Company, Newco and PointeCom entered into an Amended and Restated Merger Agreement, effective as of December 31, 1999 (the "Amended Merger Agreement"). The Amended Merger Agreement effected a change in the Exchange Ratio resulting from a decision by PointeCom not to spin-off a subsidiary, TeleCommute Solutions, Inc. ("TCS"), to PointeCom's shareholders prior to the Merger as had been contemplated by the Merger Agreement. The Amended Merger Agreement provides, among other things, that, upon the closing of the Merger, each outstanding share of PointeCom common stock (other than shares held in Treasury) will be converted into 0.223514 shares of common stock of the Company (the "Revised Exchange Ratio").

        On December 31, 1999, we delivered to you our opinion, as investment bankers, in the form of the Original Letter, to the effect that, as of that date, the Exchange Ratio (as then defined) was fair, from a financial point of view, to the shareholders of the Company. You have asked us to advise you whether, had the Revised Exchange Ratio been the Exchange Ratio at December 31, 1999, such change would have changed our opinion.

        In conducting our analysis and arriving at our revised opinion as expressed herein, we have, among other things:

o   reviewed the Amended Merger Agreement;

o reviewed certain information relating to a private placement of convertible preferred stock of TCS;

o held discussions with certain officers and employees of the Company and PointeCom; and

o reviewed such additional information and performed such analyses as we deemed appropriate.

        Our opinion as expressed herein is subject to and is qualified in its entirety by all of the limitations and qualifications contained in the Original Letter, including, without limitation, those contained in the sixth through the tenth paragraphs thereof. Our opinion relates solely to the fairness, as of December 31, 1999, from a financial point of view, of the Revised Exchange Ratio to the shareholders of the Company and has been prepared at the request of, and for the information of, the Board of Directors of the Company solely for its use in evaluating the same. It may not be used for any other purpose, published, reproduced, summarized, described or referred to or given to any other person or otherwise made public without our prior written consent.

        Based upon and subject to the foregoing, it is our opinion, as investment bankers, that, as of December 31, 1999, the Revised Exchange Ratio was fair, from a financial point of view, to the shareholders of the Company.

                                               Very truly yours,

                                               KAUFMAN BROS., L.P.

UPDATE OF OPINION

     On March 30, 2000, Telscape, the acquisition subsidiary and Pointe entered into an Amended and Restated Merger Agreement, effective as of December 31, 1999. The amended and restated merger agreement effected a change in the exchange ratio resulting from a decision by Pointe not to spin off a partially owned subsidiary, Telecommute Solutions, Inc., to Pointe's shareholders prior to the merger as had been contemplated by the original merger agreement. The amended and restated merger agreement provides, among other things, that, upon the closing of the merger, each outstanding share of PointeCom common stock (other than shares held in treasury) will be converted into 0.223514 shares of Telscape common stock.

     In light of this change, Kaufman Bros. rendered an update of its opinion to Telscape's board on April 17, 2000, to the effect that, based upon and subject to the considerations and limitations set forth in such opinion, as of December 31, 1999, the revised exchange ratio of 0.223514 was fair, from a financial point of view, to the shareholders of Telscape and Pointe.

                      [KBRO KAUFMAN BROS., L.P. LETTERHEAD]

                                   December 31, 1999

To the Board of Directors of
Telscape International, Inc.
2700 Post Oak Blvd.
Suite 1000
Houston, Texas 77056-3031

Gentlemen:

      We understand that Telscape International, Inc. (the "Company"), Pointe Acquisition, Inc., a wholly owned subsidiary of the Company ("Newco"), and Pointe Communications Corporation ("PointeCom") propose to enter into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which PointeCom will merge with and into Newco with PointeCom as the surviving corporation (the "Merger"), as a result of which PointeCom will become a wholly-owned subsidiary of the Company. The Merger Agreement provides, among other things, that, upon the closing of the Merger (the "Closing"), each outstanding share of PointeCom common stock (other than shares held in Treasur) will be converted into 0.215054 shares of common stock of the Company (the "Exchange Ratio"), and all shares of PointeCom Class A Preferred Stock and Class B Preferred Stock shall be converted into an equal number of shares of common stock of Class D Convertible Preferred Stock and Class E Convertible Preferred Stock, respectively, of the Company, the terms of which shall be the same as the PointCom Class A Preferred Stock and Class B Preferred Stock, respectively, except the number of shares of common stock of the Company into which the Class D Convertible Preferred Stock and Class E Convertible Preferred Stock of the Company initially shall be convertible, shall be adjusted by the Exchange Ratio. In addition, all employee options to purchase PointeCom common stock that are granted and outstanding at the Closing (less any options that have expired or will expire by their terms if not exercised as a result of the Merger) will be converted into options to purchase the same number of shares of common stock of the Company, on comparable terms and with comparable vesting schedules. It is also contemplated that all other options, warrants or other rights or securities exercisable, convertible or exchangeable for PointeCom stock outstanding at the Closing (other than such options, warrants or other rights or securities which would, by their terms, expire upon consummation of the Merger if not exercised prior thereto) will be converted into substantially equivalent options, warrants or rights or securities exercisable, convertible or exchangeable for shares of common stock of the Company. The parties expect that the Merger will meet all necessary conditions in order to be accounted for as a tax free organization under Section 368 of the Internal Revenue Code of 1986, as amended. The Merger is subject to, among other things, the approval of the shareholders of the Company.

                                                    Telscape International, Inc.
                                                               December 31, 1999
                                                                          Page 2

      In connection with your review and analysis of the Merger, you have requested our opinion, as investment bankers, as to the fairness, from a financial point of view, of the Exchange Ratio to the shareholders of the Company.

      Kaufman Bros., L.P., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements of public and private companies and valuations for corporate and other purposes.

      In conducting our analysis and arriving at our opinion as expressed herein, we have reviewed, among other things, the following:

o a draft of the Agreement and Plan of Merger, dated December 28, 1999, by and among the Company, Newco and PointeCom;

o certain documents and reports filed by the Company and PointeCom with the Securities and Exchange Commission;

o certain internal information and documents relating to the Company and PointeCom provided to us their respective managements, including historical financial information and financial forecasts;

o the reported prices and trading activity of the Company's and PointeCom's common stock;

o the financial and business prospects for the merged entity and the industry in which it completes;

o certain publicly available information concerning certain other companies engaged in businesses which we believe to be reasonably comparable to the Company and PointeCom and the trading markets for such other companies' securities; and

o information concerning certain other business transactions which we believe to be reasonably comparable to the Merger.

      We have also discussed with certain officers and employees of the Company and PointeCom their respective businesses and operations, assets, present condition and future prospects, and performed such analyses as we deemed appropriate.

      In arriving at our opinion, we did not visit the properties and facilities of the Company and PointeCom nor have we made, obtained or been provided with any independent evaluation or appraisal of such properties and facilities or of any the assets or liabilities of the Company or PointeCom (contingent or otherwise). We have assumed and relied upon the accuracy and completeness of the financial and other information used by us in arriving at our opinion, and upon the assurances of the respective managements of the Company and PointeCom that they are not aware of any information that would make the information provided to us incomplete or misleading, and have not attempted to independently verify such information. With respect to financial forecasts, we were advised by the respective managements of the Company and PointeCom, and we assumed without independent investigation, that they were reasonably prepared and reflected, as of the times

                                                    Telscape International, Inc.
                                                               December 31, 1999
                                                                          Page 3

they were delivered to us, the best currently available estimates and judgement as to the expected future performance of the Company or PointeCom, as the case may be.

      Our opinion is necessarily based upon financial, economic, market and other conditions as they exist, and the information available to us, as of the date thereof. We disclaim any undertakings or obligation to advise any person of any change in any fact or matter affecting this opinion which may come or be brought to our attention after the date hereof.

      In the ordinary course of our business, we may hold and actively trade securities of the Company and PointeCom for our own account and for the accounts of our customers and, accordingly may at any time hold a long or short position in such securities.

      Our opinion does not constitute a recommendation as to any action the Board of Directors or any shareholder of the Company should take in connection with the Merger or any aspect thereof and is not recommendation to any person on how such person should vote in the consideration of the Merger. Our opinion relates soley to the fairness, as of the date hereof, from a financial point of view, of the Exchange Ratio to the shareholders of the Company. We express no opinion herein as to the structure, terms or effect of any aspect of the Merger, the merits of the underlying decision of the Company to enter into the Merger or any other transactions or business strategies discussed by the Board of Directors of the Company as alternatives to the Merger.

      This opinion has been prepared at the request of, and for the information of, the Board of Directors of the Company solely for its use in evaluating the fairness, from a financial point of view, of the Exchange Ratio to the shareholders of the Company. It may not be used for any other purpose, published, reproduced, summarized, described or referred to or given to any other person or otherwise made public without our prior written consent.

      Based upon and subject to the foregoing, it is our opinion, as investment bankers, that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the shareholders of the Company.

                                   Very truly yours,

                                   KAUFMAN BROS., L.P.

                          RIGHTS OF DISSENTING OWNERS

     NRS 92A.300 DEFINITIONS. As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections. (Added to NRS by 1995, 2086)

     NRS 92A.305 "BENEFICIAL STOCKHOLDER" DEFINED. "Beneficial stockholder" means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record. (Added to NRS by 1995, 2087)

     NRS 92A.310 "CORPORATE ACTION" DEFINED. "Corporate action" means the action of a domestic corporation. (Added to NRS by 1995, 2087)

     NRS 92A.315 "DISSENTER" DEFINED. "Dissenter" means a stockholder who is entitled to dissent from a domestic corporation's action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to 92A.480, inclusive. (Added to NRS by 1995, 2087; A 1999, 1631)

     NRS 92A.320 "FAIR VALUE" DEFINED. "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which he objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. (Added to NRS by 1995, 2087)

     NRS 92A.325 "STOCKHOLDER" DEFINED. "Stockholder" means a stockholder of record or a beneficial stockholder of a domestic corporation. (Added to NRS by 1995, 2087)

     NRS 92A.330 "STOCKHOLDER OF RECORD" DEFINED. "Stockholder of record" means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee's certificate on file with the domestic corporation. (Added to NRS by 1995, 2087)

     NRS 92A.335 "SUBJECT CORPORATION" DEFINED. "Subject corporation" means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter's rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective. (Added to NRS by 1995, 2087)

     NRS 92A.340 COMPUTATION OF INTEREST. Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the average rate currently paid by the entity on its principal bank loans or, if it has no bank loans, at a rate that is fair and equitable under all of the circumstances. (Added to NRS by 1995,
2087)

     NRS 92A.350 RIGHTS OF DISSENTING PARTNER OF DOMESTIC LIMITED PARTNERSHIP. A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity. (Added to NRS by 1995, 2088)

     NRS 92A.360 RIGHTS OF DISSENTING MEMBER OF DOMESTIC LIMITED-LIABILITY COMPANY. The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity. (Added to NRS by 1995, 2088)

NRS 92A.370 RIGHTS OF DISSENTING MEMBER OF DOMESTIC NONPROFIT CORPORATION.

     1. Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before his resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

     2. Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1. (Added to NRS by 1995, 2088)

NRS 92A.380 RIGHT OF STOCKHOLDER TO DISSENT FROM CERTAIN CORPORATE ACTIONS AND TO OBTAIN PAYMENT FOR SHARES.

     1. Except as otherwise provided in NRS 92A.370 and 92A.390, a stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

          (a) Consummation of a plan of merger to which the domestic corporation is a party:

               (1) If approval by the stockholders is required for the merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation and he is entitled to vote on the merger; or

               (2) If the domestic corporation is a subsidiary and is merged with its parent under NRS 92A.180.

          (b) Consummation of a plan of exchange to which the domestic corporation is a party as the corporation whose subject owner's interests will be acquired, if he is entitled to vote on the plan.

          (c) Any corporate action taken pursuant to a vote of the stockholders to the event that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

     2. A stockholder who is entitled to dissent and obtain payment under NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to him or the domestic corporation. (Added to NRS by 1995, 2087)

NRS 92A.390 LIMITATIONS ON RIGHT OF DISSENT: STOCKHOLDERS OF CERTAIN CLASSES OR SERIES; ACTION OF STOCKHOLDERS NOT REQUIRED FOR PLAN OF MERGER.

     1. There is no right of dissent with respect to a plan of merger or exchange in favor of stockholders of any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or exchange is to be acted on, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held by at least 2,000 stockholders of record, unless:

          (a) The articles of incorporation of the corporation issuing the shares provide otherwise; or

          (b) The holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except:

             (1) Cash, owner's interests or owner's interests and cash in lieu of fractional owner's interests of:

                  (I) The surviving or acquiring entity; or

                  (II) Any other entity which, at the effective date of the plan of merger or exchange, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held of record by a least 2,000 holders of owner's interests of record; or

             (2) A combination of cash and owner's interests of the kind described in sub-subparagraphs (I) and (II) of subparagraph (1) of paragraph (b).

     2. There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130. (Added to NRS by 1995, 2088)

NRS 92A.400 LIMITATIONS ON RIGHT OF DISSENT: ASSERTION AS TO PORTIONS ONLY TO SHARES REGISTERED TO STOCKHOLDER; ASSERTION BY BENEFICIAL STOCKHOLDER.

     1. A stockholder of record may assert dissenter's rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf he asserts dissenter's rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.

     2. A beneficial stockholder may assert dissenter's rights as to shares held on his behalf only if:

          (a) He submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter's rights; and

          (b) He does so with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote. (Added to NRS by 1995, 2089)

NRS 92A.410 NOTIFICATION OF STOCKHOLDERS REGARDING RIGHT OF DISSENT.

     1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, the notice of the meeting must state that stockholders are or may be entitled to assert dissenters' rights under NRS 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.

     2. If the corporate action creating dissenters' rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters' rights that the action was taken and send them the dissenter's notice described in NRS 92A.430. (Added to NRS by 1995, 2089; A 1997, 730)

NRS 92A.420  PREREQUISITES TO DEMAND FOR PAYMENT FOR SHARES.

     1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, a stockholder who wishes to assert dissenter's rights:

          (a) Must deliver to the subject corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

          (b) Must not vote his shares in favor of the proposed action.

     2. A stockholder who does not satisfy the requirements of subsection 1 and NRS 92A.400 is not entitled to payment for his shares under this chapter. (Added to NRS by 1995, 2089; 1999, 1631)

NRS 92A.430 DISSENTER'S NOTICE: DELIVERY TO STOCKHOLDERS ENTITLED TO ASSERT RIGHTS; CONTENTS.

     1. If a proposed corporate action creating dissenters' rights is authorized at a stockholders' meeting, the subject corporation shall deliver a written dissenter's notice to all stockholders who satisfied the requirements to assert those rights.

     2. The dissenter's notice must be sent no later than 10 days after the effectuation of the corporate action, and must:

          (a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

          (b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

          (c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter's rights certify whether or not he acquired beneficial ownership of the shares before that date;

          (d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and

          (e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive. (Added to NRS by 1995, 2089)

NRS 92A.440 DEMAND FOR PAYMENT AND DEPOSIT OF CERTIFICATES; RETENTION OF RIGHTS OF STOCKHOLDER.

     1.  A stockholder to whom a dissenter's notice is sent must:

          (a) Demand payment;

          (b) Certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice for this certification; and

          (c) Deposit his certificates, if any, in accordance with the terms of the notice.

     2. The stockholder who demands payment and deposits his certificates, if any, before the proposed corporate action is taken retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.

     3. The stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter's notice, is not entitled to payment for his shares under this chapter. (Added to NRS by 1995, 2090; A 1997, 730)

NRS 92A.450 UNCERTIFICATED SHARES: AUTHORITY TO RESTRICT TRANSFER AFTER DEMAND FOR PAYMENT; RETENTION OF RIGHTS OF STOCKHOLDER.

     1. The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

     2. The person for whom dissenter's rights are asserted as to shares not represented by a certificate retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action. (Added to NRS by 1995, 2090)

NRS 92A.460  PAYMENT FOR SHARES: GENERAL REQUIREMENTS.

     1. Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

          (a) Of the county where the corporation's registered office is located; or

          (b) At the election of any dissenter residing or having its registered office in this state, of the county where the dissenter resides or has its registered office. The court shall dispose of the complaint promptly.

     2.  The payment must be accompanied by:

          (a) The subject corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders' equity for that year and the latest available interim financial statements, if any;

          (b) A statement of the subject corporation's estimate of the fair value of the shares;

          (c) An explanation of how the interest was calculated;

          (d) A statement of the dissenter's rights to demand payment under NRS 92A.480; and

          (e) A copy of NRS 92A.300 to 92A.500, inclusive. (Added to NRS by 1995, 2090)

NRS 92A.470 PAYMENT FOR SHARES: SHARES ACQUIRED ON OR AFTER DATE OF DISSENTER'S NOTICE.

     1. A subject corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter's notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed action.

     2. To the extent the subject corporation elects to withhold payment, after taking the proposed action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The subject corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters' right to demand payment pursuant to NRS 92A.480. (Added to NRS by 1995, 2091)

NRS 92A.480 DISSENTER'S ESTIMATE OF FAIR VALUE: NOTIFICATION OF SUBJECT CORPORATION; DEMAND FOR PAYMENT OF ESTIMATE.

     1. A dissenter may notify the subject corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to NRS 92A.460, or reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his shares and interest due, if he believes that the amount paid pursuant to NRS 92A.460 or offered pursuant to NRS 92A.470 is less than the fair value of his shares or that the interest due is incorrectly calculated.

     2. A dissenter waives his right to demand payment pursuant to this section unless he notifies the subject corporation of his demand in writing within 30 days after the subject corporation made or offered payment for his shares. (Added to NRS by 1995, 2091)

NRS 92A.490 LEGAL PROCEEDING TO DETERMINE FAIR VALUE: DUTIES OF SUBJECT CORPORATION; POWERS OF COURT; RIGHTS OF DISSENTER.

     1. If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     2. A subject corporation shall commence the proceeding in the district court of the county where its registered office is located. If the subject corporation is a foreign entity without a resident agent in the state, it shall commence the proceeding in the county where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located.

     3. The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     5. Each dissenter who is made a party to the proceeding is entitled to a judgment:

          (a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or

          (b) For the fair value, plus accrued interest, of his after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470. (Added to NRS by 1995, 2091)

NRS 92A.500 LEGAL PROCEEDING TO DETERMINE FAIR VALUE: ASSESSMENT OF COSTS AND FEES.

     1. The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

     2. The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

          (a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

          (b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

     3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

     4. In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

     5. This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115. (Added to NRS by 1995, 2092)

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS. Telscape's articles of incorporation provide that Telscape will indemnify any person who is or was a director, officer or employee of Telscape or of any other corporation for which he is or was serving in any capacity at the request of Telscape against all liability and expense that may be incurred in connection with any claim, action, suit or proceeding with respect to which such director, officer or employee is wholly successful or acted in good faith in a manner he reasonably believed to be in, or not opposed to, the best interests of Telscape or such other corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A director, officer or employee of Telscape is entitled to be indemnified as a matter of right with respect to those claims, actions, suits or proceedings where he has been wholly successful. In all other cases, such director, officer or employee will be indemnified only if the Telscape board of directors or independent legal counsel finds that he has met the standards of conduct set forth above.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) The following Exhibits are being filed as part of this Registration
Statement:

                                INDEX OF EXHIBITS

EXHIBIT NO.                       DESCRIPTION
-----------                       -----------
  2.1       -     Amended and Restated Agreement and Plan of Merger dated as of
                  December 31, 1999 by and among Telscape International, Inc.,
                  Pointe Communications Corporation and Pointe Acquisition,
                  Corp. (filed as Exhibit 2.1 to Telscape's annual report on
                  Form 10-K for the year ended December 31, 1999 and
                  incorporated herein by this reference)
  3.1       -     Articles of Incorporation of Telscape, as amended (filed as
                  Exhibit 3.1 to Telscape's Registration Statement No.
                  33-80542-D and incorporated herein by reference)
  3.2       -     Bylaws of the Telscape, as amended (filed as Exhibit 3.2 to
                  Telscape's Registration Statement No. 33-80542-D and
                  incorporated herein by reference)
  3.3       -     Articles of Incorporation of Polish Microwave, Inc. (filed as
                  Exhibit 3.3 to Telscape's Registration Statement No.
                  33-80542-D and incorporated herein by reference)
  3.4       -     Bylaws of Polish Microwave, Inc. (filed as Exhibit 3.4 to
                  Telscape's Registration Statement No. 33-80542-D and
                  incorporated herein by reference)
  3.5       -     Contract of Limited Liability Company of DTS/ZWUT (filed as
                  Exhibit 3.5 to Telscape's Registration Statement No.
                  33-80542-D and incorporated herein by reference)
  4.1       -     Form of Certificate evidencing Common Stock (filed as Exhibit
                  4.1 to Telscape's Registration Statement No. 33-80542-D and
                  incorporated herein by reference)
  4.2       -     Form of Warrant Agreement between American Stock Transfer &
                  Trust Company and Telscape (filed as Exhibit 4.2 to Telscape's
                  Registration Statement No. 33-80542-D and incorporated herein by reference)
  4.3       -     Form of Warrant Certificate evidencing the Warrants (filed as
                  Exhibit 4.3 to Telscape's Registration Statement No.
                  33-80542-D and incorporated herein by reference)
  4.4       -     Form of Statement of the establishment of the Series B
                  non-voting, nonparticipating Preferred Stock (filed as Exhibit
                  4.1 to Telscape's Report on Form 10-QSB for the quarter ended
                  March 31, 1996 and incorporated herein by reference)
 *5.1       -     Opinion of Thompson Knight Brown Parker & Leahy L.L.P.
                  regarding legality of common stock being issued.
 *8.1       -     Opinion of Arthur Anderson L.L.P. regarding tax consequences of merger.
 10.1       -     Form of Representative's Warrants (filed as Exhibit 10.8 to
                  Telscape's Registration Statement No. 33-80542-D and
                  incorporated herein by reference)
 10.2       -     Warrant Agreement between Telscape and S.P. Krishna Murthy
                  (filed as Exhibit 10.13 to Telscape's Report on Form 10-KSB for the year ended December 31, 1995 and incorporated herein by reference)
 10.3       -     Form of Series A Common Stock Warrant (filed as Exhibit 10.4 to Telscape's Report on Form 10-QSB for the quarter ended
                  March 31, 1996 and incorporated herein by reference)
 10.4       -     Form of Series B Common Stock Warrant (filed as Exhibit 10.5 to Telscape's Report on Form 10-QSB for the quarter ended
                  March 31, 1996 and incorporated herein by reference)
 10.5       -     Form of Employment Agreement for Manuel Landa, Ricardo Orea
                  Gudino and Oscar Garcia Mora (filed as Exhibit 10.6 to
                  Telscape's Report on Form 10-QSB for the quarter ended March
                  31, 1996 and incorporated herein by reference)
 10.6       -     Form of Non-Qualified Stock Option Certificate and Agreement,
                  as amended, for Manuel Landa, Ricardo Orea Gudino and Oscar
                  Garcia Mora (filed as Exhibit 10.7 to Telscape's Report on
                  Form 10-QSB for the quarter ended March 31, 1996 and
                  incorporated herein by reference)
 10.7       -     Form of Series A Common Stock Warrant dated May 17, 1996
                  between Telscape and Manuel Landa, Ricardo Orea Gudino, Oscar
                  Garcia Mora and Christopher Efird (filed as Exhibit 10.1 to
                  Telscape's Report on Form 8-K dated June 3, 1996 and
                  incorporated herein by reference)
 10.8       -     Employment Agreement for E. Scott Crist (filed as Exhibit 10.1 to Telscape's Report on Form 10-QSB for the quarter ended
                  September 30, 1996 and incorporated herein by reference)
 10.9       -     Employment agreement for Todd Binet (filed as Exhibit 10.29 to
                  Telscape's Report on Form 10-KSB for the year ended December
                  31, 1996 and incorporated herein by reference)
 10.10      -     Form of Promissory Note dated July 1, 1997, between
                  Telereunion and Jose Luis Apan Wong, Raul de la Parra Zavala
                  and Alejandro Apan Wong (filed as Exhibit 10.4 to Telscape's
                  Current Report on Form 8-K dated August 5, 1997 and
                  incorporated herein by reference)
 10.11      -     Form of Common Stock Warrant dated July 1, 1997, between
                  Telscape and Jose Luis Apan Wong, Raul de la Parra Zavala and
                  Alejandro Apan Wong (filed as Exhibit 10.4 to Telscape's
                  Current Report on Form 8-K dated August 5, 1997 and
                  incorporated herein by reference)
 10.12      -     Stock Purchase Agreement dated July 1, 1997, by and among
                  Telscape, Telscape USA, Inc., Telereunion and Jose Luis Apan
                  Wong, Raul de la Parra Zavala and Alejandro Apan Wong (filed as Exhibit 10.4 to Telscape's Current Report on Form 8-K dated
                  August 5, 1997 and incorporated herein by reference)
 10.13      -     Stock Purchase Agreement dated October 1, 1997, by and among
                  Telscape USA, Inc., Telereunion, Inc. and Jose Martin Pena
                  Nunez, Carlos Joaquin De Lara Y Campos, Jorge Pena Nunez,
                  Martha Teresita Martin Del Campo Gutierrez (filed as Exhibit
                  10.1 to Telscape's Current Report on Form 8-K dated October
                  15, 1997 and incorporated herein by reference)
 10.14      -     Stock Purchase Agreement dated January 22, 1998, by and among
                  Telscape, MSN Communications, Inc., Stuart Newman and Michael
                  Newman, together with Form of Promissory Note dated January
                  23, 1998 in the principal amount of $375,000 payable to Stuart
                  Newman attached as Exhibit B-1, and Form of Promissory Note dated January 23, 1998 in the principal amount of $375,000 payable to Michael Newman attached as Exhibit B-2 (filed as
                  Exhibit 10.1 to Telscape's Current Report on Form 8-K dated
                  February 6, 1998 and incorporated herein by reference)
 10.15      -     Stock Purchase Agreement dated May 18, 1998, by and among
                  Telscape International, Inc., California Microwave, Inc. and
                  California Microwave Services Divisions, Inc. together with a
                  Form of Supply Agreement between California Microwave, Inc.
                  and California Microwave Services Division, Inc. as Exhibit B
                  (Incorporated herein by reference to Exhibit 10.1 to
                  Telscape's Current Report on Form 8-K dated June 9, 1998)
 10.16      -     Securities Purchase Agreement between Deere Park Capital
                  Management, LLC and Telscape International, Inc. dated as of
                  May 1, 1998; Registration Rights Agreement dated as of May 1,
                  1998 between Telscape International, Inc. and Deere Park
                  Capital Management, LLC; Form of Convertible Debenture for
                  $3,000,000 dated May 1, 1998; Form of Stock Purchase Warrant to Purchase 8,952 shares of Common Stock of Telscape
                  International, Inc. dated May 12, 1998 (all filed as Exhibit
                  4.4 to Telscape's Report on Form 10Q for the quarter ended
                  March 31, 1998 and incorporated herein by reference)
 10.17      -     Form of Convertible Debenture in the principal amount of
                  $1,000,000 between Deere Park Capital Management, LLC and
                  Telscape International, Inc. dated as of May 28, 1998 and a form of Stock Purchase Warrant to Purchase 2,427 shares of
                  Common Stock of Telscape International, Inc. dated May 28,
                  1998 (Incorporated herein by reference to Exhibit 10.3 to
                  Telscape's Current Report on Form 8-K dated June 9, 1998)
 10.18      -     Securities Purchase Agreement dated May 29, 1998 by and
                  between Telscape International, Inc. and Gordon Brothers
                  Capital, LLC; together with a Form of Convertible Debenture in the principal amount of $5,000,000 payable to Gordon Brothers
                  Capital, LLC attached as Exhibit A; a Form of Stock Purchase
                  Warrant for Gordon Brothers, LLC for 12,136 shares of Common
                  Stock of Telscape International, Inc. attached as Exhibit B;
                  and a Registration Rights Agreement by and between Gordon
                  Brothers Capital, LLC and Telscape International, Inc.
                  attached as Exhibit C (Incorporated herein by reference to
                  Exhibit 10.4 to Telscape's Current Report on Form 8-K dated
                  June 9, 1998)
 10.19      -     Equity Purchase Agreement by and between INTERLINK
                  Communications Holding Co., Inc. and each of Telscape
                  International, Inc., E. Russell Hardy, Stephen Strohman, Monty
                  J. Moore, and Salvador Giblas dated as of May 19, 1998
                  (Incorporated herein by reference to Exhibit 10.5 to
                  Telscape's Current Report on Form 8-K dated June 9, 1998)
 10.20      -     Form of Employment Agreement by and between California
                  Microwave Services Division, Inc. and E. Russell Hardy dated as of May 18, 1998 (Incorporated herein by reference to
                  Exhibit 10.6 to Telscape's Current Report on Form 8-K dated
                  June 9, 1998)
 10.21      -     Form of Employment Agreement by and between California
                  Microwave Services Division, Inc. and Stephen Strohman dated as of May 18, 1998 (Incorporated herein by reference to
                  Exhibit 10.7 to Telscape's Current Report on Form 8-K dated
                  June 9, 1998)
 10.22      -     Form of Employment Agreement by and between California
                  Microwave Services Division, Inc. and Monty J. Moore dated as of May 18, 1998 (Incorporated herein by reference to Exhibit
                  10.8 to Telscape's Current Report on Form 8-K dated June 9,
                  1998)
 10.23      -     Form of Consulting Agreement by and between California
                  Microwave Services Division, Inc. and Salvador Giblas dated as of May 18, 1998 (Incorporated herein by reference to Exhibit
                  10.9 to Telscape's Current Report on Form 8-K dated June 9,
                  1998)
 10.24      -     Loan Agreement between Telscape USA, Inc. and MSN
                  Communications, Inc. and Southwest Bank of Texas dated May 19,
                  1998 (Incorporated herein by reference to Exhibit 10.24 to
                  Telscape's Registration Statement No. 333-60271)
 10.25      -     Outside Directors Stock Option Plan of the Polish Telephones
                  and Microwave Corporation (Incorporated herein by reference to
                  Exhibit 10.24 to Telscape's Registration Statement No.
                  333-60271)
 10.26      -     Form of Financing Agreement by and between Telscape and
                  Newbridge Financial Services Networks dated as of December 7,
                  1998 (Incorporated herein by reference to Exhibit 10.26 to
                  Telscape's Report on Form 10-K for the year ended December 31,
                  1998)
 10.27      -     Form of Financing Agreement by and between Telscape and NTFC
                  Capital Corporation dated as of January 11, 1999 (Incorporated herein by reference to Exhibit 10.27 to Telscape's Report on
                  Form 10-K for the year ended December 31, 1998)
 10.28      -     Form of Securities Purchase Agreement by and between Telscape and Kendu Partners and MDNH Partners, L.P. dated as of
                  December 18, 1998, and Exhibit B to this agreement
                  representing the Form of Registration Rights Agreement
                  (Incorporated herein by reference to Exhibit 10.28 to
                  Telscape's Report on Form 10-K for the year ended December 31,
                  1998)
 10.29      -     Form of Securities Purchase Agreement by and between Telscape
                  International, Inc., INTERLINK Communications, Inc. and
                  Cahill, Warnock, Strategic Partners Fund, L.P. dated as of May
                  5, 1999, Exhibit A representing the form of the Increasing
                  Rate Secured Promissory Note, Exhibit B representing the form of Warrant, and Exhibit C representing the Security Agreement.
                  (Incorporated herein by reference to Exhibit 10.29 to
                  Telscape's Report on Form 10-Q for the quarter ended March 31,
                  1999)
 10.30      -     Form of Securities Purchase Agreement by and between Telscape
                  International, Inc., INTERLINK Communications, Inc. and
                  Cahill, Warnock, Strategic Partners Fund, L.P. dated as of
                  June 18, 1999, Exhibit A representing the form of the
                  Increasing Rate Secured Promissory Note, Exhibit B
                  representing the form of Warrant, and Exhibit C representing the Security Agreement and Amendment No. 1 to Securities
                  Purchase Agreement. (Incorporated herein by reference to
                  Exhibit 10.30 to Telscape's Report on form 10-Q for the
                  quarter ended June 30, 1999)
 10.31      -     Securities Purchase Agreement dated July 19, 1999 by and
                  between Telscape International, Inc., Telscape USA, Inc., TSCP
                  International, Inc., MSN Communications, Inc. and Lucent
                  Technologies Inc., together with a Form of Demand Note in the principal amount of $3,000,000 payable to Lucent Technologies
                  Inc. attached as Exhibit A; a Form of Stock Purchase Warrant for Lucent Technologies Inc. for 85,000 shares of Common Stock of Telscape International, Inc. attached as Exhibit B; and a
                  Security Agreement by
                  and between Telscape International, Inc., Telscape USA, Inc.,
                  MSN Communications, Inc., TSCP International, Inc. and State
                  Street Bank and Trust Company attached as Exhibit C.
                  (Incorporated herein by reference to Exhibit 10.31 to
                  Telscape's Report on form 10-Q for the quarter ended June 30,
                  1999)
 10.32      -     Credit Agreement dated August 27, 1999 by and between Telscape
                  International, Inc., Telereunion S.A. de C.V., Telereunion
                  International, S.A. de C.V., Telereunion, Inc., Telscape USA,
                  Inc., MSN Communications, Inc., Interlink Communications,
                  Inc., TSCP International, Inc., Vextro de Mexico S.A. de C.V.,
                  Servicios Corporativos, Telscape de Mexico S.A. de C.V.,
                  N.S.I. S.A de C.V., Lan and Wan S.A. de C.V., MS Noticias y
                  Telecomunicaciones, S.A. de C.V., and Lucent Technologies Inc.
                  (Incorporated herein by reference to Exhibit 10.1 to
                  Telscape's Report on Form 8-K dated September 20, 1999)
 10.33      -     Loan Agreement dated October 22, 1999 by and between Telscape
                  International, Inc. and Lennox Invest Ltd. Promissory Note
                  dated October 22, 1999 in the principal amount of $1,060,000 payable to Lennox Invest, Ltd., Stock Pledge Agreement dated
                  October 22, 1999, and Warrant Certificate issued to Lennox
                  Invest, Ltd. To purchase 35,714 shares of Common Stock of
                  Telscape International, Inc. dated October 22, 1999.
                  (Incorporated herein by reference to Exhibit 10.33 to
                  Telscape's Report on form 10-Q for the quarter ended September
                  30, 1999)
 10.34      -     Swap Agreement ("Contrato de Compra-Venta de Fibras") dated
                  December 8, 1999 by and between Iusatel S.A. de C.V and
                  Telereunion, S.A. de C.V. (filed as Exhibit 10.34 to
                  Telscape's annual report on Form 10-K for the year ended
                  December 31, 1999 and incorporated herein by this reference)
 10.35      -     Commitment Agreement dated August 16, 1999, by and between
                  Telscape International, Inc. and Comercializadora Lufravic,
                  S.A. de C.V. (filed as Exhibit 10.35 to Telscape's annual
                  report on Form 10-K for the year ended December 31, 1999 and incorporated herein by this reference)
 10.36      -     Fiber Optic Telecommunications Services Exchange Agreement
                  dated May 14, 1999 by and between Avantel, S.A. de C.V. and
                  Telereunion S.A de C.V. (filed as Exhibit 10.36 to Telscape's annual report on Form 10-K for the year ended December 31,
                  1999 and incorporated herein by this reference)
*10.37      -     Telscape 2000 Executive Market Value Appreciation Stock Option
                  Plan
*10.38      -     Telscape 2000 Non-Employee Director Stock Option Plan
*10.39      -     Telscape 2000 Pay for Performance Stock Option Plan
*10.40      -     Telscape 2000 Incentive Stock Option Plan
*10.41      -     Telscape 2000 Executive Long-Term Stock Option Plan
  21.1      -     Subsidiaries of the registrant  (Incorporated herein by
                  reference to Exhibit 21.1 to Telscape's annual report on Form
                  10-K for the year ended December 31, 1999)
 *23.1      -     Consent of Arthur Anderson L.L.P.
 *23.2      -     Consent of BDO Seidman, L.L.P.
 *24.1      -     Power of Attorney included on signature page hereof
  27.1      -     Financial Data Schedules (Previously filed with Telscape's annual report on Form 10-K for the year ended December 31,
                  1999 and on Telscape's quarterly report on Form 10-Q for the quarter ended March 31, 2000)
----------------
*     Filed herewith

(b) Financial Statement Schedules - If applicable, included with financial statements and notes to the financial statements.

(c) Fairness Opinion Included in Part I as Appendix B to the joint proxy statement/prospectus included in this Registration Statement

ITEM 22. UNDERTAKINGS.

(a) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2) The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (b)(1) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 12, 2000.

                                          TELSCAPE INTERNATIONAL, INC.
                                          (Registrant)


May 12, 2000                              /s/ E. SCOTT CRIST
                                          --------------------------------------
                                          E. Scott Crist
                                          CEO and Principal Executive Officer


May 12, 2000                              /s/ TODD M. BINET
                                          --------------------------------------
                                          Todd M. Binet
                                          President, CFO and Principal
                                          Financial Officer

May 12,  2000                             /s/ PAUL FREUDENTHALER
                                          --------------------------------------
                                          Paul Freudenthaler
                                          CAO and Principal Accounting Officer

                              POWER OF ATTORNEY

      Each person whose individual signature appears below appoints each of E. Scott Crist, Todd M. Binet, and Paul Freudenthaler as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, and all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and anything appropriate or necessary to be done, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated below as of the date indicated.

SIGNATURE                           TITLE                DATE
---------                           -----                ----

/S/ E. SCOTT CRIST                  Director          May 12, 2000
------------------------
E. Scott Crist

/S/ MANUEL LANDA                    Director          May 12, 2000
------------------------
Manuel Landa

/S/ OSCAR GARCIA                    Director          May 12, 2000
------------------------
Oscar Garcia

/S/ RICARDO OREA                    Director          May 12, 2000
------------------------
Ricardo Orea

/S/ TODD M. BINET                   Director          May 12, 2000
------------------------
Todd M. Binet

                                INDEX OF EXHIBITS

EXHIBIT NO.                       DESCRIPTION
-----------                       -----------
  2.1       -     Amended and Restated Agreement and Plan of Merger dated as of
                  December 31, 1999 by and among Telscape International, Inc.,
                  Pointe Communications Corporation and Pointe Acquisition,
                  Corp. (filed as Exhibit 2.1 to Telscape's annual report on
                  Form 10-K for the year ended December 31, 1999 and
                  incorporated herein by this reference)
  3.1       -     Articles of Incorporation of Telscape, as amended (filed as
                  Exhibit 3.1 to Telscape's Registration Statement No.
                  33-80542-D and incorporated herein by reference)
  3.2       -     Bylaws of the Telscape, as amended (filed as Exhibit 3.2 to
                  Telscape's Registration Statement No. 33-80542-D and
                  incorporated herein by reference)
  3.3       -     Articles of Incorporation of Polish Microwave, Inc. (filed as
                  Exhibit 3.3 to Telscape's Registration Statement No.
                  33-80542-D and incorporated herein by reference)
  3.4       -     Bylaws of Polish Microwave, Inc. (filed as Exhibit 3.4 to
                  Telscape's Registration Statement No. 33-80542-D and
                  incorporated herein by reference)
  3.5       -     Contract of Limited Liability Company of DTS/ZWUT (filed as
                  Exhibit 3.5 to Telscape's Registration Statement No.
                  33-80542-D and incorporated herein by reference)
  4.1       -     Form of Certificate evidencing Common Stock (filed as Exhibit
                  4.1 to Telscape's Registration Statement No. 33-80542-D and
                  incorporated herein by reference)
  4.2       -     Form of Warrant Agreement between American Stock Transfer &
                  Trust Company and Telscape (filed as Exhibit 4.2 to Telscape's
                  Registration Statement No. 33-80542-D and incorporated herein by reference)
  4.3       -     Form of Warrant Certificate evidencing the Warrants (filed as
                  Exhibit 4.3 to Telscape's Registration Statement No.
                  33-80542-D and incorporated herein by reference)
  4.4       -     Form of Statement of the establishment of the Series B
                  non-voting, nonparticipating Preferred Stock (filed as Exhibit
                  4.1 to Telscape's Report on Form 10-QSB for the quarter ended
                  March 31, 1996 and incorporated herein by reference)
 *5.1       -     Opinion of Thompson Knight Brown Parker & Leahy L.L.P.
                  regarding legality of common stock being issued.
 *8.1       -     Opinion of Arthur Anderson L.L.P. regarding tax consequences of merger.
 10.1       -     Form of Representative's Warrants (filed as Exhibit 10.8 to
                  Telscape's Registration Statement No. 33-80542-D and
                  incorporated herein by reference)
 10.2       -     Warrant Agreement between Telscape and S.P. Krishna Murthy
                  (filed as Exhibit 10.13 to Telscape's Report on Form 10-KSB for the year ended December 31, 1995 and incorporated herein by reference)
 10.3       -     Form of Series A Common Stock Warrant (filed as Exhibit 10.4 to Telscape's Report on Form 10-QSB for the quarter ended
                  March 31, 1996 and incorporated herein by reference)
 10.4       -     Form of Series B Common Stock Warrant (filed as Exhibit 10.5 to Telscape's Report on Form 10-QSB for the quarter ended
                  March 31, 1996 and incorporated herein by reference)
 10.5       -     Form of Employment Agreement for Manuel Landa, Ricardo Orea
                  Gudino and Oscar Garcia Mora (filed as Exhibit 10.6 to
                  Telscape's Report on Form 10-QSB for the quarter ended March
                  31, 1996 and incorporated herein by reference)
 10.6       -     Form of Non-Qualified Stock Option Certificate and Agreement,
                  as amended, for Manuel Landa, Ricardo Orea Gudino and Oscar
                  Garcia Mora (filed as Exhibit 10.7 to Telscape's Report on
                  Form 10-QSB for the quarter ended March 31, 1996 and
                  incorporated herein by reference)
 10.7       -     Form of Series A Common Stock Warrant dated May 17, 1996
                  between Telscape and Manuel Landa, Ricardo Orea Gudino, Oscar
                  Garcia Mora and Christopher Efird (filed as Exhibit 10.1 to
                  Telscape's Report on Form 8-K dated June 3, 1996 and
                  incorporated herein by reference)
 10.8       -     Employment Agreement for E. Scott Crist (filed as Exhibit 10.1 to Telscape's Report on Form 10-QSB for the quarter ended
                  September 30, 1996 and incorporated herein by reference)
 10.9       -     Employment agreement for Todd Binet (filed as Exhibit 10.29 to
                  Telscape's Report on Form 10-KSB for the year ended December
                  31, 1996 and incorporated herein by reference)
 10.10      -     Form of Promissory Note dated July 1, 1997, between
                  Telereunion and Jose Luis Apan Wong, Raul de la Parra Zavala
                  and Alejandro Apan Wong (filed as Exhibit 10.4 to Telscape's
                  Current Report on Form 8-K dated August 5, 1997 and
                  incorporated herein by reference)
 10.11      -     Form of Common Stock Warrant dated July 1, 1997, between
                  Telscape and Jose Luis Apan Wong, Raul de la Parra Zavala and
                  Alejandro Apan Wong (filed as Exhibit 10.4 to Telscape's
                  Current Report on Form 8-K dated August 5, 1997 and
                  incorporated herein by reference)
 10.12      -     Stock Purchase Agreement dated July 1, 1997, by and among
                  Telscape, Telscape USA, Inc., Telereunion and Jose Luis Apan
                  Wong, Raul de la Parra Zavala and Alejandro Apan Wong (filed as Exhibit 10.4 to Telscape's Current Report on Form 8-K dated
                  August 5, 1997 and incorporated herein by reference)
 10.13      -     Stock Purchase Agreement dated October 1, 1997, by and among
                  Telscape USA, Inc., Telereunion, Inc. and Jose Martin Pena
                  Nunez, Carlos Joaquin De Lara Y Campos, Jorge Pena Nunez,
                  Martha Teresita Martin Del Campo Gutierrez (filed as Exhibit
                  10.1 to Telscape's Current Report on Form 8-K dated October
                  15, 1997 and incorporated herein by reference)
 10.14      -     Stock Purchase Agreement dated January 22, 1998, by and among
                  Telscape, MSN Communications, Inc., Stuart Newman and Michael
                  Newman, together with Form of Promissory Note dated January
                  23, 1998 in the principal amount of $375,000 payable to Stuart
                  Newman attached as Exhibit B-1, and Form of Promissory Note dated January 23, 1998 in the principal amount of $375,000 payable to Michael Newman attached as Exhibit B-2 (filed as
                  Exhibit 10.1 to Telscape's Current Report on Form 8-K dated
                  February 6, 1998 and incorporated herein by reference)
 10.15      -     Stock Purchase Agreement dated May 18, 1998, by and among
                  Telscape International, Inc., California Microwave, Inc. and
                  California Microwave Services Divisions, Inc. together with a
                  Form of Supply Agreement between California Microwave, Inc.
                  and California Microwave Services Division, Inc. as Exhibit B
                  (Incorporated herein by reference to Exhibit 10.1 to
                  Telscape's Current Report on Form 8-K dated June 9, 1998)
 10.16      -     Securities Purchase Agreement between Deere Park Capital
                  Management, LLC and Telscape International, Inc. dated as of
                  May 1, 1998; Registration Rights Agreement dated as of May 1,
                  1998 between Telscape International, Inc. and Deere Park
                  Capital Management, LLC; Form of Convertible Debenture for
                  $3,000,000 dated May 1, 1998; Form of Stock Purchase Warrant to Purchase 8,952 shares of Common Stock of Telscape
                  International, Inc. dated May 12, 1998 (all filed as Exhibit
                  4.4 to Telscape's Report on Form 10Q for the quarter ended
                  March 31, 1998 and incorporated herein by reference)
 10.17      -     Form of Convertible Debenture in the principal amount of
                  $1,000,000 between Deere Park Capital Management, LLC and
                  Telscape International, Inc. dated as of May 28, 1998 and a form of Stock Purchase Warrant to Purchase 2,427 shares of
                  Common Stock of Telscape International, Inc. dated May 28,
                  1998 (Incorporated herein by reference to Exhibit 10.3 to
                  Telscape's Current Report on Form 8-K dated June 9, 1998)
 10.18      -     Securities Purchase Agreement dated May 29, 1998 by and
                  between Telscape International, Inc. and Gordon Brothers
                  Capital, LLC; together with a Form of Convertible Debenture in the principal amount of $5,000,000 payable to Gordon Brothers
                  Capital, LLC attached as Exhibit A; a Form of Stock Purchase
                  Warrant for Gordon Brothers, LLC for 12,136 shares of Common
                  Stock of Telscape International, Inc. attached as Exhibit B;
                  and a Registration Rights Agreement by and between Gordon
                  Brothers Capital, LLC and Telscape International, Inc.
                  attached as Exhibit C (Incorporated herein by reference to
                  Exhibit 10.4 to Telscape's Current Report on Form 8-K dated
                  June 9, 1998)
 10.19      -     Equity Purchase Agreement by and between INTERLINK
                  Communications Holding Co., Inc. and each of Telscape
                  International, Inc., E. Russell Hardy, Stephen Strohman, Monty
                  J. Moore, and Salvador Giblas dated as of May 19, 1998
                  (Incorporated herein by reference to Exhibit 10.5 to
                  Telscape's Current Report on Form 8-K dated June 9, 1998)
 10.20      -     Form of Employment Agreement by and between California
                  Microwave Services Division, Inc. and E. Russell Hardy dated as of May 18, 1998 (Incorporated herein by reference to
                  Exhibit 10.6 to Telscape's Current Report on Form 8-K dated
                  June 9, 1998)
 10.21      -     Form of Employment Agreement by and between California
                  Microwave Services Division, Inc. and Stephen Strohman dated as of May 18, 1998 (Incorporated herein by reference to
                  Exhibit 10.7 to Telscape's Current Report on Form 8-K dated
                  June 9, 1998)
 10.22      -     Form of Employment Agreement by and between California
                  Microwave Services Division, Inc. and Monty J. Moore dated as of May 18, 1998 (Incorporated herein by reference to Exhibit
                  10.8 to Telscape's Current Report on Form 8-K dated June 9,
                  1998)
 10.23      -     Form of Consulting Agreement by and between California
                  Microwave Services Division, Inc. and Salvador Giblas dated as of May 18, 1998 (Incorporated herein by reference to Exhibit
                  10.9 to Telscape's Current Report on Form 8-K dated June 9,
                  1998)
 10.24      -     Loan Agreement between Telscape USA, Inc. and MSN
                  Communications, Inc. and Southwest Bank of Texas dated May 19,
                  1998 (Incorporated herein by reference to Exhibit 10.24 to
                  Telscape's Registration Statement No. 333-60271)
 10.25      -     Outside Directors Stock Option Plan of the Polish Telephones
                  and Microwave Corporation (Incorporated herein by reference to
                  Exhibit 10.24 to Telscape's Registration Statement No.
                  333-60271)
 10.26      -     Form of Financing Agreement by and between Telscape and
                  Newbridge Financial Services Networks dated as of December 7,
                  1998 (Incorporated herein by reference to Exhibit 10.26 to
                  Telscape's Report on Form 10-K for the year ended December 31,
                  1998)
 10.27      -     Form of Financing Agreement by and between Telscape and NTFC
                  Capital Corporation dated as of January 11, 1999 (Incorporated herein by reference to Exhibit 10.27 to Telscape's Report on
                  Form 10-K for the year ended December 31, 1998)
 10.28      -     Form of Securities Purchase Agreement by and between Telscape and Kendu Partners and MDNH Partners, L.P. dated as of
                  December 18, 1998, and Exhibit B to this agreement
                  representing the Form of Registration Rights Agreement
                  (Incorporated herein by reference to Exhibit 10.28 to
                  Telscape's Report on Form 10-K for the year ended December 31,
                  1998)
 10.29      -     Form of Securities Purchase Agreement by and between Telscape
                  International, Inc., INTERLINK Communications, Inc. and
                  Cahill, Warnock, Strategic Partners Fund, L.P. dated as of May
                  5, 1999, Exhibit A representing the form of the Increasing
                  Rate Secured Promissory Note, Exhibit B representing the form of Warrant, and Exhibit C representing the Security Agreement.
                  (Incorporated herein by reference to Exhibit 10.29 to
                  Telscape's Report on Form 10-Q for the quarter ended March 31,
                  1999)
 10.30      -     Form of Securities Purchase Agreement by and between Telscape
                  International, Inc., INTERLINK Communications, Inc. and
                  Cahill, Warnock, Strategic Partners Fund, L.P. dated as of
                  June 18, 1999, Exhibit A representing the form of the
                  Increasing Rate Secured Promissory Note, Exhibit B
                  representing the form of Warrant, and Exhibit C representing the Security Agreement and Amendment No. 1 to Securities
                  Purchase Agreement. (Incorporated herein by reference to
                  Exhibit 10.30 to Telscape's Report on form 10-Q for the
                  quarter ended June 30, 1999)
 10.31      -     Securities Purchase Agreement dated July 19, 1999 by and
                  between Telscape International, Inc., Telscape USA, Inc., TSCP
                  International, Inc., MSN Communications, Inc. and Lucent
                  Technologies Inc., together with a Form of Demand Note in the principal amount of $3,000,000 payable to Lucent Technologies
                  Inc. attached as Exhibit A; a Form of Stock Purchase Warrant for Lucent Technologies Inc. for 85,000 shares of Common Stock of Telscape International, Inc. attached as Exhibit B; and a
                  Security Agreement by
                  and between Telscape International, Inc., Telscape USA, Inc.,
                  MSN Communications, Inc., TSCP International, Inc. and State
                  Street Bank and Trust Company attached as Exhibit C.
                  (Incorporated herein by reference to Exhibit 10.31 to
                  Telscape's Report on form 10-Q for the quarter ended June 30,
                  1999)
 10.32      -     Credit Agreement dated August 27, 1999 by and between Telscape
                  International, Inc., Telereunion S.A. de C.V., Telereunion
                  International, S.A. de C.V., Telereunion, Inc., Telscape USA,
                  Inc., MSN Communications, Inc., Interlink Communications,
                  Inc., TSCP International, Inc., Vextro de Mexico S.A. de C.V.,
                  Servicios Corporativos, Telscape de Mexico S.A. de C.V.,
                  N.S.I. S.A de C.V., Lan and Wan S.A. de C.V., MS Noticias y
                  Telecomunicaciones, S.A. de C.V., and Lucent Technologies Inc.
                  (Incorporated herein by reference to Exhibit 10.1 to
                  Telscape's Report on Form 8-K dated September 20, 1999)
 10.33      -     Loan Agreement dated October 22, 1999 by and between Telscape
                  International, Inc. and Lennox Invest Ltd. Promissory Note
                  dated October 22, 1999 in the principal amount of $1,060,000 payable to Lennox Invest, Ltd., Stock Pledge Agreement dated
                  October 22, 1999, and Warrant Certificate issued to Lennox
                  Invest, Ltd. To purchase 35,714 shares of Common Stock of
                  Telscape International, Inc. dated October 22, 1999.
                  (Incorporated herein by reference to Exhibit 10.33 to
                  Telscape's Report on form 10-Q for the quarter ended September
                  30, 1999)
 10.34      -     Swap Agreement ("Contrato de Compra-Venta de Fibras") dated
                  December 8, 1999 by and between Iusatel S.A. de C.V and
                  Telereunion, S.A. de C.V. (filed as Exhibit 10.34 to
                  Telscape's annual report on Form 10-K for the year ended
                  December 31, 1999 and incorporated herein by this reference)
 10.35      -     Commitment Agreement dated August 16, 1999, by and between
                  Telscape International, Inc. and Comercializadora Lufravic,
                  S.A. de C.V. (filed as Exhibit 10.35 to Telscape's annual
                  report on Form 10-K for the year ended December 31, 1999 and incorporated herein by this reference)
 10.36      -     Fiber Optic Telecommunications Services Exchange Agreement
                  dated May 14, 1999 by and between Avantel, S.A. de C.V. and
                  Telereunion S.A de C.V. (filed as Exhibit 10.36 to Telscape's annual report on Form 10-K for the year ended December 31,
                  1999 and incorporated herein by this reference)
*10.37      -     Telscape 2000 Executive Market Value Appreciation Stock Option
                  Plan
*10.38      -     Telscape 2000 Non-Employee Director Stock Option Plan
*10.39      -     Telscape 2000 Pay for Performance Stock Option Plan
*10.40      -     Telscape 2000 Incentive Stock Option Plan
*10.41      -     Telscape 2000 Executive Long-Term Stock Option Plan
  21.1      -     Subsidiaries of the registrant  (Incorporated herein by
                  reference to Exhibit 21.1 to Telscape's annual report on Form
                  10-K for the year ended December 31, 1999)
 *23.1      -     Consent of Arthur Anderson L.L.P.
 *23.2      -     Consent of BDO Seidman, L.L.P.
 *24.1      -     Power of Attorney included on signature page hereof
  27.1      -     Financial Data Schedules (Previously filed with Telscape's annual report on Form 10-K for the year ended December 31,
                  1999 and on Telscape's quarterly report on Form 10-Q for the quarter ended March 31, 2000)
----------------
*     Filed herewith